FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-14

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated March 15, 2017, may be amended or completed prior to time of sale.

$531,482,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-RB1
(Central Index Key Number 0001699462)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)
as Depositor

Barclays Bank PLC
(Central Index Key Number 0000312070)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

UBS AG
(Central Index Key Number 0001685185)

Société Générale
(Central Index Key Number 0001238163)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-RB1

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-RB1 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, Class V and Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2017-RB1. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2017. The rated final distribution date for the certificates is March 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass Through Rate	Pass Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$10,516,000%		(5)	February 2022
Class A-2	$19,868,000%		(5)	February 2022
Class A-3	$5,556,000%		(5)	February 2024
Class A-4	$160,000,000%		(5)	February 2027
Class A-5	$203,194,000%		(5)	March 2027
Class A-SB	$24,840,000%		(5)	December 2026
Class A-S	$37,855,000%		(5)	March 2027
Class X-A	$423,974,000	(6)%	Variable(7)	NAP
Class X-B	$107,508,000	(8)%	Variable(9)	NAP
Class B	$42,397,000%		(5)	March 2027
Class C	$27,256,000%		(5)	March 2027

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., SG Americas Securities, LLC, UBS Securities LLC and Academy Securities, Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC, Barclays Capital Inc., SG Americas Securities, LLC and UBS Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 27.2% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 31.7% of each class of offered certificates, SG Americas Securities, LLC is acting as sole bookrunning manager with respect to approximately 14.3% of each class of offered certificates and UBS Securities LLC is acting as sole bookrunning manager with respect to approximately 26.8% of each class of offered certificates. Academy Securities, Inc. is acting as a co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 30, 2017. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately     % of the aggregate certificate balance of the offered certificates, plus accrued interest from March 1, 2017, before deducting expenses payable by the depositor.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner

Société Générale Co-Lead Manager and Joint Bookrunner	UBS Securities LLC Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

March      , 2017

Wells Fargo Commercial Mortgage Trust 2017-RB1

Commercial Mortgage Pass-Through Certificates, Series 2017-RB1

Washington
1 property
$32,500,000
5.1% of total
Missouri
3 properties
$6,027,721
0.9% of total
Illinois
3 properties
$8,860,657
1.4% of total
Indiana
3 properties
$12,853,346
2.0% of total
Michigan
6 properties
$26,450,000
4.1% of total
Pennsylvania
1 property
$2,600,000
0.4% of total
New York
3 properties
$101,250,000
15.9% of total
Oregon
1 property
$6,590,302
1.0% of total
Massachusetts
1 property
$55,000,000
8.6% of total
Connecticut
1 property
$22,715,562
3.6% of total
Nevada
1 property
$10,000,000
1.6% of total
New Jersey
1 property
$20,660,000
3.2% of total
California
12 properties
$174,427,003
27.4% of total
Maryland
1 property
$4,720,000
0.7% of total
Virginia
3 properties
$13,117,152
2.1% of total
Utah
1 property
$2,800,000
0.4% of total
Georgia
7 properties
$36,733,426
5.8% of total
Hawaii
1 property
$6,500,000
1.0% of total
Texas
11 properties
$36,191,497
5.7% of total
Arkansas
1 property
$4,788,707
0.8% of total
Alabama
3 properties
$27,024,828
4.2% of total
Florida
2 properties
$15,110,000
2.4% of total
Louisiana
5 properties
$10,635,484
1.7% of total
Percentage of Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 27.4%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$10,516,000		30.000%	%	(5)	February 2022	2.81	04/17 – 02/22
A-2	$19,868,000		30.000%	%	(5)	February 2022	4.88	02/22 – 02/22
A-3	$5,556,000		30.000%	%	(5)	February 2024	6.87	02/24 – 02/24
A-4	$160,000,000		30.000%	%	(5)	February 2027	9.80	12/26 – 02/27
A-5	$203,194,000		30.000%	%	(5)	March 2027	9.89	02/27 – 03/27
A-SB	$24,840,000		30.000%	%	(5)	December 2026	7.38	02/22 – 12/26
A-S	$37,855,000		23.750%	%	(5)	March 2027	9.96	03/27 – 03/27
X-A	$423,974,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
X-B	$107,508,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
B	$42,397,000		16.750%	%	(5)	March 2027	9.96	03/27 – 03/27
C	$27,256,000		12.250%	%	(5)	March 2027	9.96	03/27 – 03/27
Non-Offered Certificates
X-D	$31,798,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
D	$31,798,000		7.000%	%	(5)	March 2027	9.96	03/27 – 03/27
E-1(12)	$7,192,500		5.813%		(5)	April 2027	9.97	03/27 – 04/27
E-2(12)	$7,192,500		4.625%	%	(5)	April 2027	10.04	04/27 – 04/27
F-1(12)	$3,407,000		4.063%		(5)	April 2027	10.04	04/27 – 04/27
F-2(12)	$3,407,000		3.500%	%	(5)	April 2027	10.04	04/27 – 04/27
G-1(12)	$2,649,500		3.063%		(5)	April 2027	10.04	04/27 – 04/27
G-2(12)	$2,649,500		2.625%	%	(5)	April 2027	10.04	04/27 – 04/27
H-1(12)	$7,949,950		1.313%	%	(5)	April 2027	10.04	04/27 – 04/27
H-2(12)	$7,949,950		0.000%	%	(5)	April 2027	10.04	04/27 – 04/27
V(13)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$31,877,784.26		NAP	%	WAC(15)	April 2027	9.47	04/17 – 04/27

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	On and after the closing date, a holder of the required proportion of such class of certificates may exchange such class for a related portion of related exchangeable certificates pursuant to the terms of the pooling and servicing agreement.

(13)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(14)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(15)	The effective interest rate for the RR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date.

The Class X-D, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, Class V and Class R and the RR Interest certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	15
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	23
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
General	64
A Tenant Concentration May Result in Increased Losses	65
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	66
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	66
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	67
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Office Properties Have Special Risks	69
Retail Properties Have Special Risks	70
Hotel Properties Have Special Risks	72
Risks Relating to Affiliation with a Franchise or Hotel Management Company	74
Self Storage Properties Have Special Risks	75
Mixed Use Properties Have Special Risks	76
Multifamily Properties Have Special Risks	76
Industrial Properties Have Special Risks	78
Data Center Properties Have Special Risks	79
Condominium Ownership May Limit Use and Improvements	79
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	81
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	83
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	84
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	85
Risks Related to Zoning Non-Compliance and Use Restrictions	87
Risks Relating to Inspections of Properties	89
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	89
Insurance May Not Be Available or Adequate	89

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	90
Terrorism Insurance May Not Be Available for All Mortgaged Properties	90
Risks Associated with Blanket Insurance Policies or Self-Insurance	92
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	92
Limited Information Causes Uncertainty	93
Historical Information	93
Ongoing Information	93
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	93
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	94
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	95
Static Pool Data Would Not Be Indicative of the Performance of this Pool	96
Appraisals May Not Reflect Current or Future Market Value of Each Property	96
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	98
The Borrower’s Form of Entity May Cause Special Risks	98
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	101
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	101
Other Financings or Ability to Incur Other Indebtedness Entails Risk	103
Tenancies-in-Common May Hinder Recovery	104
Delaware Statutory Trusts	105
Risks Relating to Enforceability of Cross-Collateralization	105
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	105
Risks Associated with One Action Rules	106
State Law Limitations on Assignments of Leases and Rents May Entail Risks	106
Various Other Laws Could Affect the Exercise of Lender’s Rights	106
Risks of Anticipated Repayment Date Loans	107
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	107
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	107
Risks Related to Ground Leases and Other Leasehold Interests	109
Leased Fee Properties Have Special Risks	111
Increases in Real Estate Taxes May Reduce Available Funds	111
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	112
Risks Related to Conflicts of Interest	112
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	112
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	115
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	115
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	118
Potential Conflicts of Interest of the Operating Advisor	120

Potential Conflicts of Interest of the Asset Representations Reviewer	121
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	122
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	125
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	126
Other Potential Conflicts of Interest May Affect Your Investment	127
Other Risks Relating to the Certificates	127
The Certificates Are Limited Obligations	127
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	127
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	128
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	131
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	133
General	133
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	134
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	136
Losses and Shortfalls May Change Your Anticipated Yield	137
Risk of Early Termination	137
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	138
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	138
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	138
You Have Limited Voting Rights	138
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	139
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	142
Potential Conflicts of Interest of the Holder of the 1166 Avenue of the Americas Subordinate Companion Loan and the Related Mezzanine Loan	143
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	143
Risks Relating to Modifications of the Mortgage Loans	145
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	146
Risks Relating to Interest on Advances and Special Servicing Compensation	147
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	147
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	148

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	152
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	152
Tax Considerations Relating to Foreclosure	152
REMIC Status	153
Material Federal Tax Considerations Regarding Original Issue Discount	153
Description of the Mortgage Pool	153
General	153
Certain Calculations and Definitions	155
Definitions	155
Mortgage Pool Characteristics	168
Overview	168
Property Types	170
Office Properties	170
Retail Properties	171
Hospitality Properties	171
Self Storage Properties	172
Mixed Use Properties	173
Multifamily Properties	173
Industrial Properties	173
Specialty Use Concentrations	174
Mortgage Loan Concentrations	175
Top Fifteen Mortgage Loans	175
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	176
Geographic Concentrations	177
Mortgaged Properties with Limited Prior Operating History	178
Tenancies-in-Common or Diversified Ownership	178
Delaware Statutory Trusts	179
Condominium Interests	179
Fee & Leasehold Estates; Ground Leases	180
Environmental Considerations	182
Redevelopment, Renovation and Expansion	183
Assessment of Property Value and Condition	185
Litigation and Other Considerations	186
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	187
Tenant Issues	189
Tenant Concentrations	189
Lease Expirations and Terminations	189
Expirations	189
Terminations	190
Other	191
Purchase Options and Rights of First Refusal	193
Affiliated Leases	195
Insurance Considerations	195
Use Restrictions	197
Appraised Value	198
Non-Recourse Carveout Limitations	198
Real Estate and Other Tax Considerations	199
Delinquency Information	199
Certain Terms of the Mortgage Loans	200
Amortization of Principal	200
Due Dates; Mortgage Rates; Calculations of Interest	200

ARD Loans	201
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	202
Voluntary Prepayments	203
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	204
Defeasance	205
Releases; Partial Releases	207
Escrows	208
Mortgaged Property Accounts	209
Exceptions to Underwriting Guidelines	211
Additional Indebtedness	212
General	212
Whole Loans	213
Mezzanine Indebtedness	213
Other Unsecured Indebtedness	216
The Whole Loans	217
General	217
The Serviced Whole Loans	221
123 William Street Whole Loan	221
The Davenport Whole Loan	226
Center West Whole Loan	231
Connecticut Financial Center Whole Loan	235
The Non-Serviced Whole Loans	240
KOMO Plaza Whole Loan	240
1166 Avenue of the Americas Whole Loan	245
Anaheim Marriott Suites Whole Loan	259
The Summit Birmingham Whole Loan	264
Merrill Lynch Drive Whole Loan	270
The Servicing Shift Whole Loans	275
Art Van Portfolio	275
340 Bryant Whole Loan	279
Additional Information	285
Transaction Parties	285
The Sponsors and Mortgage Loan Sellers	285
Barclays Bank PLC	285
General	285
Barclays’ Securitization Program	286
Review of Barclays Mortgage Loans	287
Barclays’ Underwriting Guidelines and Processes	289
Compliance with Rule 15Ga-1 under the Exchange Act	292
Retained Interests in This Securitization	292
Wells Fargo Bank, National Association	292
General	292
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	293
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	294
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	299
Compliance with Rule 15Ga-1 under the Exchange Act	301
Retained Interests in This Securitization	304
UBS AG	304
General	304
UBS AG, New York Branch’s Securitization Program	304
Review of the UBS AG, New York Branch Mortgage Loans	305

UBS AG, New York Branch’s Underwriting Standards	308
Exceptions	310
Litigation	310
Compliance with Rule 15Ga-1 under the Exchange Act	311
Retained Interests in This Securitization	311
Société Générale	311
General	311
Société Générale’s Commercial Mortgage Securitization Program	311
Société Générale’s Underwriting Standards	312
Review of the Mortgage Loans for Which Société Générale is the Sponsor	316
Compliance with Rule 15Ga-1 under the Exchange Act	318
Retained Interests in This Securitization	318
The Depositor	318
The Issuing Entity	319
The Trustee	320
The Certificate Administrator	321
The Master Servicer	323
The Special Servicer	328
The Operating Advisor and Asset Representations Reviewer	331
Credit Risk Retention	332
General	332
RR Interest	332
Retained Certificate Available Funds	332
Priority of Distributions	333
Allocation of Retained Certificate Realized Losses	334
Excess Interest	334
Qualifying CRE Loans	334
Description of the Certificates	335
General	335
Distributions	337
Method, Timing and Amount	337
Available Funds	338
Priority of Distributions	340
Pass-Through Rates	344
Interest Distribution Amount	347
Principal Distribution Amount	347
Certain Calculations with Respect to Individual Mortgage Loans	349
Excess Interest	351
Application Priority of Mortgage Loan Collections or Whole Loan Collections	351
Allocation of Yield Maintenance Charges and Prepayment Premiums	354
Assumed Final Distribution Date; Rated Final Distribution Date	355
Prepayment Interest Shortfalls	356
Subordination; Allocation of Realized Losses	358
Reports to Certificateholders; Certain Available Information	361
Certificate Administrator Reports	361
Information Available Electronically	367
Voting Rights	372
Delivery, Form, Transfer and Denomination	373
Book-Entry Registration	373
Definitive Certificates	376
Certificateholder Communication	377
Access to Certificateholders’ Names and Addresses	377
Requests to Communicate	377

List of Certificateholders	378
Description of the Mortgage Loan Purchase Agreements	378
General	378
Dispute Resolution Provisions	388
Asset Review Obligations	388
Pooling and Servicing Agreement	388
General	388
Assignment of the Mortgage Loans	389
Servicing Standard	390
Subservicing	391
Advances	392
P&I Advances	392
Servicing Advances	393
Nonrecoverable Advances	394
Recovery of Advances	395
Accounts	397
Withdrawals from the Collection Account	399
Servicing and Other Compensation and Payment of Expenses	402
General	402
Master Servicing Compensation	407
Special Servicing Compensation	410
Disclosable Special Servicer Fees	414
Certificate Administrator and Trustee Compensation	415
Operating Advisor Compensation	415
Asset Representations Reviewer Compensation	416
CREFC® Intellectual Property Royalty License Fee	417
Appraisal Reduction Amounts	417
Maintenance of Insurance	424
Modifications, Waivers and Amendments	428
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	433
Inspections	434
Collection of Operating Information	435
Special Servicing Transfer Event	435
Asset Status Report	438
Realization Upon Mortgage Loans	441
Sale of Defaulted Loans and REO Properties	444
The Directing Certificateholder	447
General	447
Major Decisions	449
Asset Status Report	452
Replacement of the Special Servicer	452
Control Termination Event and Consultation Termination Event	452
Servicing Override	455
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	456
Rights of the Holders of Serviced Pari Passu Companion Loans	456
Limitation on Liability of Directing Certificateholder	456
The Operating Advisor	457
General	457
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	458
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	458

Recommendation of the Replacement of the Special Servicer	461
Eligibility of Operating Advisor	461
Other Obligations of Operating Advisor	462
Delegation of Operating Advisor’s Duties	463
Termination of the Operating Advisor With Cause	463
Rights Upon Operating Advisor Termination Event	464
Waiver of Operating Advisor Termination Event	464
Termination of the Operating Advisor Without Cause	464
Resignation of the Operating Advisor	465
Operating Advisor Compensation	465
The Asset Representations Reviewer	466
Asset Review	466
Asset Review Trigger	466
Asset Review Vote	467
Review Materials	468
Asset Review	469
Eligibility of Asset Representations Reviewer	471
Other Obligations of Asset Representations Reviewer	471
Delegation of Asset Representations Reviewer’s Duties	472
Asset Representations Reviewer Termination Events	472
Rights Upon Asset Representations Reviewer Termination Event	473
Termination of the Asset Representations Reviewer Without Cause	473
Resignation of Asset Representations Reviewer	474
Asset Representations Reviewer Compensation	474
Limitation on Liability of Risk Retention Consultation Party	474
Replacement of the Special Servicer Without Cause	475
Termination of the Master Servicer or Special Servicer for Cause	479
Servicer Termination Events	479
Rights Upon Servicer Termination Event	480
Waiver of Servicer Termination Event	482
Resignation of the Master Servicer or Special Servicer	482
Limitation on Liability; Indemnification	483
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	486
Dispute Resolution Provisions	487
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	487
Repurchase Request Delivered by a Party to the PSA	487
Resolution of a Repurchase Request	488
Mediation and Arbitration Provisions	490
Servicing of the Non-Serviced Mortgage Loans	492
Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan	492
Servicing of The Summit Birmingham Mortgage Loan	494
Servicing of the Art Van Portfolio Whole Loan and the 340 Bryant Whole Loan	497
Rating Agency Confirmations	498
Evidence as to Compliance	500
Limitation on Rights of Certificateholders to Institute a Proceeding	501
Termination; Retirement of Certificates	502
Amendment	503
Resignation and Removal of the Trustee and the Certificate Administrator	506
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	507
Certain Legal Aspects of Mortgage Loans	507

General	509
Types of Mortgage Instruments	509
Leases and Rents	509
Personalty	510
Foreclosure	510
General	510
Foreclosure Procedures Vary from State to State	510
Judicial Foreclosure	511
Equitable and Other Limitations on Enforceability of Certain Provisions	511
Nonjudicial Foreclosure/Power of Sale	511
Public Sale	512
Rights of Redemption	513
Anti-Deficiency Legislation	513
Leasehold Considerations	514
Cooperative Shares	514
Bankruptcy Laws	515
Environmental Considerations	521
General	521
Superlien Laws	521
CERCLA	521
Certain Other Federal and State Laws	522
Additional Considerations	523
Due-on-Sale and Due-on-Encumbrance Provisions	523
Subordinate Financing	523
Default Interest and Limitations on Prepayments	524
Applicability of Usury Laws	524
Americans with Disabilities Act	524
Servicemembers Civil Relief Act	525
Anti-Money Laundering, Economic Sanctions and Bribery	525
Potential Forfeiture of Assets	526
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	526
Pending Legal Proceedings Involving Transaction Parties	528
Use of Proceeds	528
Yield and Maturity Considerations	528
Yield Considerations	528
General	528
Rate and Timing of Principal Payments	528
Losses and Shortfalls	530
Certain Relevant Factors Affecting Loan Payments and Defaults	530
Delay in Payment of Distributions	531
Yield on the Certificates with Notional Amounts	532
Weighted Average Life	532
Pre-Tax Yield to Maturity Tables	537
Material Federal Income Tax Considerations	541
General	541
Qualification as a REMIC	542
Status of Offered Certificates	544
Taxation of Regular Interests	545
General	545
Original Issue Discount	545
Acquisition Premium	547
Market Discount	547

Premium	548
Election To Treat All Interest Under the Constant Yield Method	549
Treatment of Losses	549
Yield Maintenance Charges and Prepayment Premiums	550
Sale or Exchange of Regular Interests	550
Taxes That May Be Imposed on a REMIC	551
Prohibited Transactions	551
Contributions to a REMIC After the Startup Day	552
Net Income from Foreclosure Property	552
Bipartisan Budget Act of 2015	552
Taxation of Certain Foreign Investors	553
FATCA	554
Backup Withholding	554
Information Reporting	554
3.8% Medicare Tax on “Net Investment Income”	555
Reporting Requirements	555
Certain State and Local Tax Considerations	556
Method of Distribution (Underwriter)	556
Incorporation of Certain Information by Reference	559
Where You Can Find More Information	559
Financial Information	560
Certain ERISA Considerations	560
General	560
Plan Asset Regulations	561
Administrative Exemptions	561
Insurance Company General Accounts	564
Legal Investment	565
Legal Matters	566
Ratings	566
Index of Defined Terms	570

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO

SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 23 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 61 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 569 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER

STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)       TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)       TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE DEPOSITOR FOR ANY SUCH OFFER; OR

(C)       IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT

RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE

C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2)

OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2017-RB1.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2017-RB1, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Barclays Bank PLC, a public limited company registered in England and Wales

●	Wells Fargo Bank, National Association, a national banking association

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Société Générale, a société anonyme organized under the laws of France

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC	Barclays Bank PLC(1)	8	$202,110,000	31.7%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	13	173,727,264	27.2
UBS AG, New York Branch	UBS AG, New York Branch(2)	8	170,554,269	26.8
Société Générale	Société Générale	8	91,164,152	14.3
Total		37	$637,555,685	100%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC and Bank of America, N.A. The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Merrill Lynch Drive, representing approximately 3.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC and Morgan Stanley Bank, N.A. Such mortgage loans were underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as KOMO Plaza, representing approximately 5.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which UBS AG is the mortgage loan seller, was co-originated by UBS AG and Morgan Stanley Bank, N.A. Such mortgage loan was underwritten pursuant to UBS AG’s underwriting guidelines. The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 340 Bryant, representing approximately 2.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which UBS AG is the mortgage loan seller was originated by Cantor Commercial Real Estate Lending, L.P. In connection with the acquisition thereof by UBS AG, such mortgage loan was underwritten pursuant to UBS AG’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National

Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	C-III Asset Management LLC, a Delaware limited liability company, will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal place of business of the special servicer is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates), the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

C-III Asset Management LLC is expected to be appointed to be the special servicer by C-III Investment Management LLC or an affiliate, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2017-RB1. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The

Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Trimont Real Estate Advisors, LLC, a Georgia limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer
Trimont Real Estate Advisors, LLC, a Georgia limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) the servicing shift mortgage loans and (ii) certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be, as of any time of determination, the most subordinate pair of certificates among the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates then outstanding and having the same alphabetical designation with an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such certificates, in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses, at least equal to 25% of the aggregate initial certificate balance of such classes. As of the closing date, the controlling class will be, collectively, the Class H-1 and Class H-2 certificates. Notwithstanding the preceding sentence, during such time as the Class E-1 and Class E-2 certificates would collectively be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

Each of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates may be exchanged for classes of exchangeable certificates, which are certificates that entitle its respective holders to the same principal and interest entitlements and are subject to the same loss allocation as the exchanged certificates pursuant to the PSA. In the event any of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates are exchanged for a related class of exchangeable certificates, the holders of those classes of exchangeable certificates will exercise the control rights of those certificates in its exchange proportion as set forth in the PSA.

It is anticipated that on the closing date, funds and/or accounts managed by C-III Investment Management LLC and/or an affiliate will purchase the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2 and Class V certificates (and may purchase certain other classes of certificates) and that C-III Investment Management LLC or an affiliate is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan; (ii) any servicing shift mortgage loan or (iii) any excluded loan with respect to the directing certificateholder).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the lead note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the directing certificateholder under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention Consultation Party
The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to any specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the majority of the RR Interest is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations and Relationships
The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in March 2017 (or, in the case of any mortgage loan that has its first due date in April or May 2017, the date that would have been its due date in March 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about March 30, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in April 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Minnesota, North Carolina, New York, California, Texas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final Distribution Date

The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	February 2022
Class A-2	February 2022
Class A-3	February 2024
Class A-4	February 2027
Class A-5	March 2027
Class A-SB	December 2026
Class A-S	March 2027
Class X-A	NAP
Class X-B	NAP
Class B	March 2027
Class C	March 2027

The rated final distribution date will be the distribution date in March 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-RB1:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class A-S

●	Class X-A

●	Class X-B

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, Class V and Class R. The RR Interest is not being offered by this prospectus. On and after the closing date, a holder of the required proportion of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates may exchange such class for a related portion of related exchangeable certificates pursuant to the terms of the pooling and servicing agreement.

Certificate Balances, Notional Amounts and Pass-Through Rates	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Pass-Through Rate(1)	Approx. Initial Credit Support(2)
Class A-1	$10,516,000	1.649%	%	30.000%
Class A-2	$19,868,000	3.116%	%	30.000%
Class A-3	$5,556,000	0.871%	%	30.000%
Class A-4	$160,000,000	25.096%	%	30.000%
Class A-5	$203,194,000	31.871%	%	30.000%
Class A-SB	$24,840,000	3.896%	%	30.000%
Class A-S	$37,855,000	5.938%	%	23.750%
Class X-A	$423,974,000	NAP	%	NAP
Class X-B	$107,508,000	NAP	%	NAP
Class B	$42,397,000	6.650%	%	16.750%
Class C	$27,256,000	4.275%	%	12.250%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth in the above chart for each class of certificates.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Available Funds—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00500% to 0.06250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.01020%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00179%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.000375%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)
Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
KOMO Plaza	0.00250% per annum	(3)
1166 Avenue of the Americas	0.00250% per annum	(3)
Anaheim Marriott Suites	0.00250% per annum	(3)
The Summit Birmingham	0.00250% per annum	0.25000%
Merrill Lynch Drive	0.00250% per annum	(3)

(1)	Does not reflect the Art Van Portfolio mortgage loan or the 340 Bryant mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set out in the related servicing shift pooling and servicing agreement.

(2)	Included as part of the Servicing Fee Rate.

(3)	The special servicing fee rate is the greater of 0.25000% per annum and the rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Allocation between

RR Interest and

Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the RR Interest are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by 95%, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”

B. Amount and Order

of Distributions on

Non-Retained Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than any yield maintenance charges and prepayment premiums and any excess interest distributable to the Class V certificates and the RR Interest), will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero and

(g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and other than the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class V and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Available Funds—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the RR Interest can be found in “Description of the Certificates—Available Funds—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Available Funds—Principal Distribution Amount”.

D. Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the RR Interest and the non-retained certificates and the manner in which losses allocated to the non-retained certificates are further allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class V and Class R certificates and other than the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates and RR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class V and Class R certificates and RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk

Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loans with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the RR Interest on the related distribution date as set forth in “Description of the Certificates—Available Funds—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date (as applicable) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the related collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 37 fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 72 commercial or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $637,555,685.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 37 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Whole Loan LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
123 William Street	$62,500,000	9.8%	$77,500,000	N/A	48.3%	48.3%	1.56x	1.56x
The Davenport	$55,000,000	8.6%	$50,000,000	N/A	49.1%	49.1%	1.86x	1.86x
Center West	$40,000,000	6.3%	$40,000,000	N/A	38.3%	38.3%	1.94x	1.94x
KOMO Plaza	$32,500,000	5.1%	$106,500,000	N/A	50.0%	50.0%	2.47x	2.47x
1166 Avenue of the Americas	$28,750,000	4.5%	$56,250,000	$25,000,000	37.8%	48.9%	1.79x	1.37x
Anaheim Marriott Suites	$24,000,000	3.8%	$30,000,000	N/A	65.1%	65.1%	1.62x	1.62x
The Summit Birmingham	$22,800,000	3.6%	$185,200,000	N/A	54.3%	54.3%	1.68x	1.68x
Connecticut Financial Center	$22,715,562	3.6%	$22,715,562	N/A	64.9%	64.9%	1.95x	1.95x
Merrill Lynch Drive	$20,660,000	3.2%	$82,940,000	N/A	67.7%	67.7%	2.95x	2.95x
Art Van Portfolio	$18,750,000	2.9%	$50,000,000	N/A	68.2%	68.2%	1.47x	1.47x
340 Bryant	$14,700,000	2.3%	$16,000,000	N/A	59.0%	59.0%	1.43x	1.43x

(1)	Any unsecuritized pari passu companion loan or subordinate companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loan.

Each of the 123 William Street whole loan, The Davenport whole loan, the Center West whole loan and the Connecticut Financial Center whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and C-III Asset Management LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

Each of the Art Van Portfolio whole loan and the 340 Bryant whole loan (each, a “servicing shift whole loan” and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each, a “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer”) and the special servicer (a “servicing shift special servicer”), designated in the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)
Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
KOMO Plaza	BBCMS 2017-C1	5.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors LLC	Wilmington Trust, National Association
1166 Avenue of the Americas	BBCMS 2017-C1	4.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors LLC	Wilmington Trust, National Association
Anaheim Marriott Suites	BBCMS 2017-C1	3.8%	Wells Fargo Bank, National Association	Rialto Capital Advisors LLC	Wilmington Trust, National Association
The Summit Birmingham	BACM 2017-BNK3	3.6%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Merrill Lynch Drive	BBCMS 2017-C1	3.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors LLC	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
KOMO Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D BBCMS 2017-C1, LLC
1166 Avenue of the Americas	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D BBCMS 2017-C1, LLC
Anaheim Marriott Suites	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D BBCMS 2017-C1, LLC
The Summit Birmingham	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	BlackRock Realty Advisors, Inc.
Merrill Lynch Drive	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D BBCMS 2017-C1, LLC

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the Art Van Portfolio whole loan or the 340 Bryant whole loan, each of which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory notes will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$637,555,685
Number of mortgage loans	37
Number of mortgaged properties	72
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$2,075,000 to $62,500,000
Average Cut-off Date Balance	$17,231,235
Range of Mortgage Rates	3.930% to 5.675%
Weighted average Mortgage Rate	4.748%
Range of original terms to maturity(2)	60 months to 121 months
Weighted average original term to maturity(2)	118 months
Range of remaining terms to maturity(2)	59 months to 121 months
Weighted average remaining term to maturity(2)	117 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	238 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)	37.8% to 69.6%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.5%
Range of LTV Ratios as of the maturity date(2)(4)(5)	24.9% to 67.7%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	52.6%
Range of U/W NCF DSCRs(5)(6)	1.31x to 3.70x
Weighted average U/W NCF DSCR(5)(6)	1.82x
Range of U/W NOI Debt Yields(5)	8.4% to 19.2%
Weighted average U/W NOI Debt Yield(5)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	49.0%
Interest-only, Amortizing Balloon	33.1%
Amortizing Balloon	13.2%
Interest-only, ARD	3.2%
Amortizing ARD	1.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of two (2) mortgage loans with anticipated repayment dates, secured by the mortgaged properties identified on Annex A-1 to this prospectus as Merrill Lynch Drive and Haynes Furniture Store, representing approximately 4.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes thirteen (13) mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as 123 William Street, The Davenport, Center West, KOMO Plaza, ExchangeRight Net Leased Portfolio 15, 1166 Avenue of the Americas, The Summit Birmingham, Merrill Lynch Drive, Crystal Lake Apartments, Horizon Village Square, North Hills Village Apartments, Lawai Cannery Self-Storage and Shops at The Artisan, representing approximately 52.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	With respect to the mortgaged properties identified on Annex A-1 to this prospectus as The Davenport, 1166 Avenue of the Americas, and Fairfield Inn & Suites - Bend, OR, securing approximately 14.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of eleven (11) mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as 123 William Street, The Davenport, Center West, KOMO Plaza, 1166 Avenue of the Americas, Anaheim Marriott Suites, The Summit Birmingham, Connecticut Financial Center, Merrill Lynch Drive, Art Van Portfolio and 340 Bryant, representing approximately 53.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 48.9% and 1.37x, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, three (3) mortgage loans, representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such mortgage loans.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Connecticut Financial Center, representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, a portion of the mortgage loan paid off in full a prior loan secured by the mortgaged property, which prior loan was subject to a loan restructuring in 2013 to prevent maturity default. At the time of the loan restructuring, the prior loan was divided into an interest bearing A-note of $70,000,000 and a non-interest bearing B-note of $60,400,000. At origination of the mortgage loan, the A-note was paid off in full and the B-note was extinguished, resulting in a loss of approximately 46.32% on the prior loan.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Horizon Village Square, representing approximately 1.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgage loan paid off a prior loan secured by the mortgaged property, which prior loan matured in 2011, became the subject of a bankruptcy proceeding and was in maturity default at the time of the acquisition financing. The mortgage loan paid off the prior loan in full.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Hampton Inn Munster, representing approximately 1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgage loan paid off in full a prior loan secured by the mortgaged property, which prior loan matured on February 1, 2017 and was in maturity default at the time of the refinancing. The sponsor reported that it received a one month extension to refinance the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	With respect to twenty-two of the mortgaged properties, securing approximately 11.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to two (2) mortgage loans representing approximately 8.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, etc.).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG —UBS AG, New York Branch’s Underwriting Standards” and “—Société Générale—Société Générale’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com,

Inc., Moody’s Analytics and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all then-outstanding certificates (other than the Class V and Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of the excess interest accrued on the mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates and the RR Interest will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

In addition, because anchor tenants and shadow anchors are often large national retailers, any bankruptcy, store closings or other economic decline impacting any such anchor or shadow anchor may affect multiple mortgaged properties in a pool of mortgage loans, and such impacts can be compounded by co-tenancy clauses and /or operating covenants related to such anchor or shadow anchor.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Data Center Properties Have Special Risks”, “—Self Storage Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. However, the value of a data center will also be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, self storage and mixed use properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Massachusetts, Georgia, Texas and Washington. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans.

See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG—UBS AG, New York Branch’s Underwriting Standards” and “—Société Générale—Société Générale’s Underwriting Standards”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent,

(iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month.

Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG—UBS AG, New York Branch’s Underwriting Standards” and “—Société Générale—Société Générale’s Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized”, “as-renovated” or “as-complete” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value, the “as-renovated” or the “as-complete” value as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such “as-stabilized” value, “as-renovated” value or “as-complete” value may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and “as-stabilized”, “as-renovated” or “as-complete” value, we cannot assure you that those assumptions are or will be accurate or that any such “as-stabilized”, “as-renovated” or “as-complete” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank,

National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG—UBS AG, New York Branch’s Underwriting Standards” and “—Société Générale—Société Générale’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

In addition, certain mortgage loans may have been structured similarly to a Maryland indemnity deed of trust (an “IDOT”). An IDOT is structured so that the lender makes the loan to the owner of the property owner and the property owner guarantees in full the payment of the loan and secures such guaranty with a mortgage on the property owner’s property. Accordingly, the mortgagor/payment guarantor and the borrower are two different, but affiliated, entities. In the case of a mortgage loan structured as an IDOT, references herein to “borrower” will mean the actual borrower or the mortgagor/payment guarantor, as the context may require.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse

(or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates and the RR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator, the custodian and the anticipated initial risk retention consultation party, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Wells Fargo Bank, National Association, a sponsor and an originator, is expected to hold the RR Interest as described in “Credit Risk Retention”, and is expected (in its capacity as the holder of the RR Interest) to appoint itself as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as, with respect to any mortgage loan, any related borrower party is the risk retention consultation party or the holder of the majority of the RR Interest (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Wells Fargo Bank, National Association (as holder of the RR Interest) or the risk retention consultation party is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of Wells Fargo Bank, National Association’s employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer or certificate administrator. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Notwithstanding such restriction, there can be no assurance that Wells Fargo Bank, National Association (as holder of the RR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Art Van Portfolio whole loan and the 340 Bryant whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, in each case until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Wells Fargo Bank, National Association (an Underwriter Entity) takes in its capacity as the holder of the RR Interest or as the risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

One of the Underwriter Entities, Wells Fargo Securities, LLC, together with its affiliates, is playing several roles in this transaction. Wells Fargo Securities, LLC, is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller, the holder of The

Davenport companion loan, the master servicer, the certificate administrator, the custodian, the anticipated initial holder of the RR Interest and the anticipated initial risk retention consultation party under this securitization. Wells Fargo Bank, National Association is also the master servicer, the certificate administrator and the custodian under the BACM 2017-BNK3 pooling and servicing agreement, which governs the servicing and administration of The Summit Birmingham whole loan and is the master servicer, the certificate administrator and the custodian under the BBCMS 2017-C1 pooling and servicing agreement, which governs the servicing and administration of the KOMO Plaza whole loan, the 1166 Avenue of the Americas whole loan, the Anaheim Marriott Suites whole loan and the Merrill Lynch Drive whole loan (and, prior to the closing date, governs the servicing of the Center West whole loan and the Connecticut Financial Center whole loan).

Pursuant to certain interim servicing agreements between Barclays Bank PLC, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays Bank PLC, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts, from time to time, as interim servicer with respect to certain mortgage loans owned from time to time by Barclays Bank PLC and such affiliates (subject, in some cases, to various repurchase facilities and other finance arrangements), including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Barclays Bank PLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Société Générale, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Société Générale from time to time, including, prior to their inclusion in the issuing entity, some or all of the mortgage loans that Société Générale will transfer to the depositor. In addition, SG Americas Securities, LLC, one of the initial purchasers and underwriters, is an affiliate of Société Générale.

Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the mortgage loans to be transferred to this securitization transaction by Wells Fargo Bank, National Association.

Wells Fargo Bank, National Association is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans and to purchase the primary servicing rights to certain of the mortgage loans.

Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Bank PLC, a sponsor, a mortgage loan seller, an originator and the current holder of a portion of the 123 William Street Companion Loans.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a sponsor, a mortgage loan seller, an originator and the current holder of the Art Van Portfolio Companion Loans.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2017-RB1 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and,

accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

C-III Asset Management LLC is expected to act as the special servicer, and it or an affiliate assisted C-III Investment Management LLC and/or one of its affiliates with its due diligence of the mortgage loans prior to the closing date.

It is expected that Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller and the holder of The Davenport companion loan, will be the initial holder of the RR Interest and the initial risk retention consultation party. In addition, Wells Fargo Bank, National Association is master servicer, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is also the master servicer, the certificate administrator and the custodian under the BACM 2017-BNK3 pooling and servicing agreement, which governs the servicing and administration of The Summit Birmingham whole loan and is the master servicer, the certificate administrator and the custodian under the BBCMS 2017-C1 pooling and servicing agreement, which governs the servicing and administration of the KOMO Plaza whole loan, the 1166 Avenue of the Americas whole loan, the Anaheim Marriott Suites whole loan and the Merrill Lynch Drive whole loan (and, prior to the closing date, governs the servicing of the Center West whole loan and the Connecticut Financial Center whole loan).

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Trimont Real Estate Advisors, LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of business, Trimont Real Estate Advisors, LLC and its affiliates are hired by transaction parties to perform valuation and due diligence services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Trimont Real Estate Advisors, LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of business, Trimont Real Estate Advisors, LLC and its affiliates are hired by transaction parties to perform valuation and due diligence services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that C-III Investment Management LLC or an affiliate thereof will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of the Art Van Portfolio whole loan or the 340 Bryant whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, each controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder). See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

The special servicer or the master servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder, a controlling companion loan noteholder or a serviced companion loan holder or its representative may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a serviced whole loan, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holders may recommend (on a strictly non-binding basis except with respect to the controlling companion loan holder of a servicing shift whole loan prior to the related servicing shift securitization date) that the special servicer take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

C-III Investment Management LLC, or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—KOMO Plaza Whole Loan—Consultation and Control”, “—1166 Avenue of the Americas Whole Loan—Consultation and Control”, “—Anaheim Marriott Suites Whole Loan—Consultation and Control”, “—The Summit Birmingham Whole Loan—Consultation and Control”, “—Merrill Lynch Drive Whole Loan—Consultation and Control”, “—The Servicing Shift Whole Loans—Art Van Portfolio—Consultation and Control” and “—The Servicing Shift Whole Loans—340 Bryant Whole Loan—Consultation and Control”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds/management companies. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the Issuing Entity, the Depositor, the Underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the Offered Certificates regarding the regulatory treatment of their investment in the Offered Certificates on the Closing Date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or on the related anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-retained certificates and the RR Interest, pro rata, based on the percentage allocation entitlements of the non-retained certificates and the RR Interest as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class H-2 certificates, then the Class H-1 certificates, then the Class G-2 certificates, then the Class G-1 certificates, then the Class F-2 certificates, then the Class F-1 certificates, then the Class E-2 certificates, then the Class E-1 certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V certificates and the RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to the Art Van Portfolio mortgage loan or the 340 Bryant mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, the controlling companion loan holder with respect to any servicing shift whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)         may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)        does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)        may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)         will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loans, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

Potential Conflicts of Interest of the Holder of the 1166 Avenue of the Americas Subordinate Companion Loan and the Related Mezzanine Loan

The 1166 Avenue of the Americas subordinate companion loan and the related mezzanine loan are held by the same unrelated third party. So long as no A/B control appraisal period (as defined under the related co-lender agreement) is in effect, the 1166 Avenue of the Americas subordinate companion loan is given certain control rights and the right to replace the special servicer. Since the holder of the 1166 Avenue of the Americas subordinate companion loan is expected to be the same party as the holder of the related mezzanine loan, the holder of the 1166 Avenue of the Americas subordinate companion loan may take actions with respect to the 1166 Avenue of the Americas Mortgage Loan that could adversely affect the holders of some or all of the classes of certificates. In addition, upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower. If the holder of the 1166 Avenue of the Americas subordinate companion loan would be the controlling noteholder pursuant to the terms of the related co-lender agreement, but any interest in the 1166 Avenue of the Americas subordinate companion loan is held by the mortgage loan borrower or a mortgage loan borrower related party (including any accelerated mezzanine loan lender) would otherwise be entitled to exercise the rights of the controlling noteholder, an A/B control appraisal period will be deemed to have occurred and the holder of the 1166 Avenue of the Americas subordinate companion loan will no longer have certain control rights and the right to replace the special servicer. Notwithstanding those provisions, the 1166 Avenue of the Americas subordinate companion loan and related mezzanine loan holder may nonetheless collectively take actions prior to these restrictions that are in conflict with the interests of the certificateholders.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

Additionally, two of the sponsors, Société Générale and Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans”.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act”) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act”). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme).

Further, under the Banking Act, specified UK authorities have extended tools to deal with the failure (or likely failure) of certain UK incorporated entities, including authorized and established entities including deposit-taking institutions and investment firms and powers to recognize and give effect to certain resolution actions in respect of the European Economic Area and third country institutions. The tools available under the Banking Act may be used in respect of relevant institutions and, in certain circumstances, their UK established banking group companies and such tools include (a) the power to issue share transfer instruments and/or orders pursuant to which there may be transferred to a commercial purchaser or a nominee of or a company wholly owned by the UK Treasury, all or some of the securities issued by a UK institution with permission to accept deposits under the FSMA (“UK Bank”) (or any UK holding company of the UK Bank). The share transfers can extend to a wide range of “securities” including shares and bonds issued by the UK Bank (or any UK holding company of the UK Bank) and warrants for such and also deferred shares or private membership rights in a building society and (b) the power to transfer all or some of the property, rights and liabilities of a UK Bank or a building society to a commercial purchaser or Bank of England entity. In certain circumstances encumbrances and trusts can be over-reached or varied. Power also exists to override any default provisions in transactions otherwise affected by these powers. Compensation may be payable in the context of share transfer instruments and/or orders and property transfer instruments. In the case of share transfers any compensation will be paid to the person who held the security immediately before the transfer, who may not be the encumbrancer. The Banking Act also includes provisions relating to two new insolvency procedures which may be commenced by specified UK authorities (bank insolvency and bank administration).

The Banking Act also vests power in the Bank of England (among other things) to override, vary or impose contractual obligations between the UK Bank (or any UK holding company of the UK Bank) and its former group undertakings (as defined in the Banking Act), for reasonable consideration, in order to enable any transferee or successor bank of the UK Bank (or any UK holding company of the UK Bank) to operate effectively. There is also power for the UK Treasury to amend the law (save for a provision made by or under the Act) by order for the purpose of enabling it to use the special resolution regime powers effectively, potentially with retrospective effect.

If an instrument or order were to be made under the Bank Act in respect of Barclays Bank PLC, such instrument or order may (among other things) affect the ability of Barclays Bank PLC to satisfy its obligations under the related Mortgage Loan Purchase Agreement and/or result in modifications to the related Mortgage Loan Purchase Agreement. As a result, the making of an instrument or order in respect of Barclays Bank PLC may affect the ability of the issuing entity to meet its obligations in respect of the certificates. While there is provision for compensation in certain circumstances under the Banking Act, there can be no assurance that certificateholders would recover compensation promptly and equal to any loss actually incurred.

As at the date of this prospectus, no order or action has been taken by the UK Treasury or the Bank of England under the Banking Act in respect of Barclays Bank PLC and there has been no indication that any such instrument or order will be made, but there can be no assurance that this will not change and/or that certificateholders will not be adversely affected by any such instrument or order if made.

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in the mortgage loan by Barclays Bank PLC will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under United Kingdom insolvency rules, nor that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD”) equips national authorities in EU member states (the “Resolution Authorities”) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and investment firms (collectively, “Relevant Institutions”). If a Relevant Institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail within the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the Relevant Institution’s failure. In particular, liabilities of Relevant Institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities (which power is just one of a number of wide powers given to Resolution Authorities for the recovery and resolution of banks and other financial institutions). If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a Relevant Institution, then subject to certain exceptions set out in the BRRD, the liabilities of such Relevant Institution could, among other things, be reduced, converted to shares or other ownership interests in the Relevant Institution, its parent company or a bridge institution or extinguished in full. In addition, under the BRRD the Resolution Authority will have the power (among other tools) to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. Further, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB”) and the European Commission under the SR Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM”) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, Relevant Institutions established in that member state are not subject to the SR Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “— Sponsors May Not Make Required Repurchases or

Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” above.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loan by Barclays Bank PLC was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in the mortgage loan was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

Société Générale, a sponsor, a mortgage loan seller and an originator, is a French limited liability company (“société anonyme”) authorized as a bank and is subject to the provisions of French insolvency laws. Pursuant to French insolvency laws, certain transactions entered into by a French registered company may be subsequently challenged if entered into during the “hardening period” (“periode suspecte”). In the event the challenge was successful, the transfer of mortgage loans by Société Générale may be declared null and void by the insolvency judge. The hardening period is the period between the date on which the company became insolvent and the date of order of the court commencing an insolvency proceeding. The date of insolvency (“état decessation des paiements”) is deemed to be the date of the court order commencing the proceeding, unless the court sets an earlier date which may be no earlier than 18 months before the date of such court order. In the event a French insolvency proceeding is open against Société Générale and if the transfer of mortgage loans occurred during such 18-month period before the opening of the proceeding, it is possible that a court appointed officer, the court or the public prosecutor would try to claim that Société Générale was already insolvent at the time of the transfer and try to challenge the validity of such transfer under French insolvency rules. Even if a challenge were not successful, resolution of such a matter could cause significant delay which may impact on payments under the certificates. In addition, Société Générale’s obligation to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans could be subject to the “bail-in” powers of relevant Resolution Authorities. See “—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

If Société Générale were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of France and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Société Générale may argue that the sale of its interest in the mortgage loans by Société Générale was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Société Générale’s interest in the mortgage loans was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-seven (37) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $637,555,685 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in March 2017 (or, in the case of any Mortgage Loan that has its first due date in April or May 2017, the date that would have been its due date in March 2017 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eleven (11) of the Mortgage Loans, representing approximately 53.7% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC	Barclays Bank PLC(1)	8	21	$202,110,000	31.7%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	13	16	173,727,264	27.2
UBS AG	UBS AG(2)	8	12	170,554,269	26.8
Société Générale	Société Générale	8	23	91,164,152	14.3
Total	Total	37	72	$637,555,685	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC and Bank of America, N.A. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Merrill Lynch Drive, representing approximately 3.2% of the Initial Pool Balance, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC and Morgan Stanley Bank, N.A. Such Mortgage Loans were underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as KOMO Plaza, representing approximately 5.1% of the Initial Pool Balance, for which UBS AG is the mortgage loan seller, was co-originated by UBS AG and Morgan Stanley Bank, N.A. Such Mortgage Loan was underwritten pursuant to UBS AG’s underwriting guidelines. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 340 Bryant, representing approximately 2.3% of the Initial Pool Balance, for which UBS AG is the mortgage loan seller was originated by Cantor Commercial Real Estate Lending, L.P. In connection with the acquisition thereof by UBS AG, such Mortgage Loan was underwritten pursuant to UBS AG’s underwriting guidelines.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 30, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate

Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical”, or “as-renovated” value as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to Mortgage Loans secured by portfolios of Mortgaged Properties, the Appraised Value may represent the “as-is”, “as-complete” or “as-stabilized” value for the related portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “as-complete” or “as-stabilized” appraised values of the related individual Mortgaged Properties. For additional information, see the table in the definition of LTV Ratio below. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on the “as-complete” or “as-stabilized” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of the Mortgage Loans as shown in the table below, the “as-complete”, “as-stabilized” or “as-renovated” value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
The Davenport(1)	8.6%	49.1%	49.1%	$214,000,000	51.5%	51.5%	$204,000,000
1166 Avenue of the Americas(2)	4.5%	37.8%	37.8%	$225,000,000	41.5%	41.5%	$205,000,000
Fairfield Inn & Suites - Bend, OR(3)	1.0%	48.5%	43.0%	$13,600,000	56.3%	50.0%	$11,700,000

(1)	The Appraised Value assumes the largest tenant (185,448 square feet), representing 80.3% of net rentable square feet, exercises all of its contractually obligated put options for the remaining space at the Mortgaged Property, completes its tenant improvements and occupies 100% of net rentable square feet. A $7,938,810 reserve was taken at origination, representing the outstanding tenant improvements and leasing commissions. The appraised value assuming the largest tenant does not exercise its put options, complete tenant improvements and occupy 100% of net rentable square feet is $204,000,000.

(2)	The related Cut-off Date LTV Ratio has been calculated based on an “as-is” appraised value that assumes that the approximately $17,991,620 in contractual obligations that remained outstanding as of the appraisal date were reserved upfront on the origination date of the Mortgage Loan. As of the origination date of the Mortgage Loan, $17,829,009 was reserved to cover outstanding free rent, leasing commissions, tenant improvements and capital improvements. The appraised value without taking into account such reserve is $205,000,000.

(3)	The Appraised Value represents the value assuming the performance improvement plan, which is expected to be completed by December 2017, has been completed. A $1,245,970 reserve was collected at origination, reflecting the cost of the outstanding performance improvement plan. The appraised value assuming the performance improvement plan has not been completed is $11,700,000.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date)with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment

Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“GRTR of @% or YM or D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads“ means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$637,555,685
Number of Mortgage Loans	37
Number of Mortgaged Properties	72
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$2,075,000 to $62,500,000
Average Cut-off Date Balance	$17,231,235
Range of Mortgage Rates	3.930% to 5.675%
Weighted average Mortgage Rate	4.748%
Range of original terms to maturity(2)	60 months to 121 months
Weighted average original term to maturity(2)	118 months
Range of remaining terms to maturity(2)	59 months to 121 months
Weighted average remaining term to maturity(2)	117 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	238 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)	37.8% to 69.6%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.5%
Range of LTV Ratios as of the maturity date(2)(4)(5)	24.9% to 67.7%
Weighted average LTV Ratio as of the maturity date(2)(4)(5))	52.6%
Range of U/W NCF DSCRs(5)(6)	1.31x to 3.70x
Weighted average U/W NCF DSCR(5)(6)	1.82x
Range of U/W NOI Debt Yields(5)	8.4% to 19.2%
Weighted average U/W NOI Debt Yield(5)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	49.0%
Interest-only, Amortizing Balloon	33.1%
Amortizing Balloon	13.2%
Interest-only, ARD	3.2%
Amortizing ARD	1.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two (2) Mortgage Loans with an Anticipated Repayment Date, secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Merrill Lynch Drive and Haynes Furniture Store representing approximately 4.7% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)	Excludes thirteen (13) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 123 William Street, The Davenport, Center West, KOMO Plaza, ExchangeRight Net Leased Portfolio 15, 1166 Avenue of the Americas, The Summit Birmingham, Merrill Lynch Drive, Crystal Lake Apartments, Horizon Village Square, North Hills Village Apartments, Lawai Cannery Self-Storage and Shops at The Artisan, representing approximately 52.3% of the Initial Pool Balance by allocated loan amount, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as The Davenport, 1166 Avenue of the Americas, and Fairfield Inn & Suites - Bend, OR, securing approximately 14.2% of the Initial Pool Balance, the LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of eleven (11) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 123 William Street, The Davenport, Center West, KOMO Plaza, 1166 Avenue of the Americas, Anaheim Marriott Suites, The Summit Birmingham, Connecticut Financial Center, Merrill Lynch Drive, Art Van Portfolio and 340 Bryant, representing approximately 53.7% of the Initial Pool Balance, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated to include the related subordinate companion loans are 48.9% and 1.37x, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include one (1) Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, that represent the obligation of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	16	$317,306,355	49.8%
CBD	6	223,665,562	35.1
Suburban	8	88,672,000	13.9
Medical	2	4,968,793	0.8
Retail	30	120,165,347	18.8
Single Tenant	18	42,670,347	6.7
Shadow Anchored	7	27,850,000	4.4
Lifestyle Center	1	22,800,000	3.6
Anchored	2	20,120,000	3.2
Unanchored	2	6,725,000	1.1
Hospitality	4	65,690,302	10.3
Full Service	2	49,800,000	7.8
Limited Service	2	15,890,302	2.5
Self Storage	14	54,080,669	8.5
Self Storage	14	54,080,669	8.5
Mixed Use	3	45,500,000	7.1
Office/Data Center/Retail	1	32,500,000	5.1
Multifamily/Office/Retail/Self Storage	1	10,000,000	1.6
Office/Retail	1	3,000,000	0.5
Multifamily	2	20,235,000	3.2
Garden	2	20,235,000	3.2
Industrial	3	14,578,012	2.3
Distribution	2	11,778,012	1.8
Manufacturing	1	2,800,000	0.4
Total	72	$637,555,685	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties set forth above, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 123 William Street, representing approximately 9.8% of the Initial Pool Balance, the largest tenant, Planned Parenthood (Corporate), occupying 12% of the net rentable square footage at the Mortgaged Property, is a non-profit organization that derives approximately 43% of its revenue from government funding. The tenant executed a 15-year lease on February 1, 2016 and there are no termination options. In addition, the fourth largest tenant, NYC Department of Youth & Community Development (“DYCD”), representing approximately 7.4% of the net rentable area, currently leases its space under a month-to-month lease. The City of New York is meeting in March 2017 to review a new lease proposal of a twenty year term, commencing in September 2017. A holdback in the amount of $20,000,000 was taken at closing, which will be released to the borrower sponsor upon: (i) the execution of a lease with DYCD for the existing DYCD premises for an initial term of at least ten (10) years with a net effective rent at least equal to the net effective rent under the license agreement; or (ii) the execution of a lease with one or more replacement, third party tenants (not a borrower sponsor affiliate) for the existing DYCD premises for an initial term of at least five (5) years and provided that the debt yield is at least 8.2%. In the event the borrower sponsor executes a replacement lease with an unaffiliated third party tenant and does not meet the debt yield requirements as described in clause (ii) of this paragraph, the borrower sponsor will be entitled to receive the $20,000,000 holdback, less an amount equal to the amount that the Mortgage Loan would have to be prepaid in order for the debt yield to equal at least 8.2%. Any remaining funds will serve as additional collateral for the Mortgage Loan until such time as the debt yield meets the 8.2% threshold. During the occurrence and continuance of an event of default under the Mortgage Loan documents, such excess funds will be treated as any other amount then on reserve and the lender may apply any such excess funds for any purpose as the lender may reasonably determine is necessary to perfect or protect its security interest or to exercise its rights and remedies under the Mortgage Loan documents, including applying such excess funds towards repayment of the Mortgage Loan, which will be considered a prepayment.

See “Risk Factors—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

In the case of the retail properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance, an escrow account was established at loan origination in the amount of $506,123 with respect to the fourth largest tenant, Gap, occupying approximately 2.6% of net rentable square footage at the Mortgaged Property. Gap has claimed that, between December 2012 and January 2014, it overpaid rent in such amount as a result of Gap paying base rent when it was allegedly entitled to pay a lower alternative rent as a result of a claimed co-tenancy violation. Gap is currently paying base rent and is not claiming that it is now entitled to pay alternative rent. Gap’s rent is underwritten to base rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	All such hospitality properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Munster, representing approximately 1.5% of the Initial Pool Balance, the appraisal concluded that the following hotels are expected to directly compete or currently directly compete with the Mortgaged Property: (i) a 99 key SpringHill Suites Munster, anticipated to open in September 2017, (ii) a 113 key Holiday Inn Express Hammond, anticipated to open in December

2017 and (iii) Homewood Suites by Hilton Munster, located next door to the Mortgaged Property and owned by the sponsor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fairfield Inn & Suites – Bend, OR, representing approximately 1.0% of the Initial Pool Balance, the related loan documents provide for personal liability to the borrower and the guarantor for losses related to failure to comply with or complete any PIP work and also provide for springing recourse to the borrower and the guarantor in the event that the franchise agreement is terminated, unless an agreement is executed with a replacement franchisor acceptable to the lender. The franchise agreement with Marriott International, Inc. expires on April 12, 2023, which is 10 months before the Mortgage Loan’s maturity date. The loan documents provide that the borrower may operate the Mortgaged Property as an independent boutique hotel upon expiration of the current franchise agreement, subject to certain conditions, including (i) submission of a business plan and pro forma cash flows on or before January 12, 2022, (ii) a deposit of 110% of the conversion costs less any FF&E funds on deposit on or before April 12, 2022, and (iii) the Mortgage Loan becomes full recourse to borrower.

For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Hotel Wilshire	$25,800,000	4.0%	12/31/2022	3/11/2027
Anaheim Marriott Suites	$24,000,000	3.8%	11/13/2034	2/6/2027
Hampton Inn Munster	$9,300,000	1.5%	6/30/2030	3/6/2027
Fairfield Inn & Suites – Bend, OR	$6,590,302	1.0%	4/12/2023	2/11/2024

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

In the case of the self storage properties set forth above, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as StoreSmart Conway, representing approximately 0.8% of the Initial Pool Balance, 21.6% of underwritten revenues are generated from cell tower income, point of sale, late fees and U-Haul commissions.

See “Risk Factors—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart, we note the following:

●	Each such mixed use Mortgaged Property has one or more retail, office, self storage multifamily and/or data center components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Office Properties Have Special Risks”, and “—Data Center Properties Have Special Risks”, as applicable.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as KOMO Plaza, representing approximately 5.1% of the Initial Pool Balance, the Mortgaged Property is a mixed use property that contains 120,925 square feet of office space, 93,115 square feet of data center space, 34,629 square feet of retail space, 30,692 square feet of communications space and 11,790 square feet of other space, including storage space. The specialized uses of such Mortgaged Property may make such space more difficult to re-let or reconfigure if current tenants terminate or fail to renew their leases. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

In the case of the multifamily and similar mixed use properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Crystal Lake Apartments, representing approximately 2.0% of the Initial Pool Balance, which is located near Naval Air Station Pensacola, approximately 62 of 224 units are occupied by military personnel.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Center Ithaca, representing approximately 1.6% of the Initial Pool Balance, the sponsor reported that 55 out of the 62 residential units (approximately 46.5% of the net rentable square footage at the Mortgaged Property) are leased by graduate students.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Industrial Properties

In the case of the industrial properties set forth above, see “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant(1)	9	7.4%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(2)	9	7.1%
Bank branch(3)	4	6.8%
Gym, fitness center or a health club(4)	3	4.1%
School or Educational facility(5)	1	3.6%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Rivercrest Realty Portfolio 2017 – Shippensburg Shopping Center, Rivercrest Realty Portfolio 2017 – Tri-Rivers Plaza, Rivercrest Realty Portfolio 2017 – The Alta Vista Commons, Quail Lakes Shopping Center, Horizon Village Square, East Side Plaza – LA, The Promenade Shopping Centre, Shops at The Artisan and Snellville Place. Excludes any hotel properties that may have a restaurant on-site.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Santa Rosa Office Portfolio – 100-120 Stony Point Road, Santa Rosa Office Portfolio – 131 Stony Circle, Santa Rosa Office Portfolio – 3333 Mendocino Avenue, Santa Rosa Office Portfolio – 70 Stony Point Road, ExchangeRight Net Leased Portfolio 15 – Indianapolis Osteopathic Hospital, Inc, ExchangeRight Net Leased Portfolio 15 – Fresenius Medical Care – St. Louis, MO, Rivercrest Realty Portfolio 2017 – Hillcrest Shopping Center, Rivercrest Realty Portfolio 2017 – Callaway Commons and Shops at The Artisan.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Santa Rosa Office Portfolio – 131 Stony Circle, Santa Rosa Office Portfolio – 3333 Mendocino Avenue, Connecticut Financial Center and Horizon Village Square.

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Center Ithaca, Horizon Village Square and The Promenade Shopping Centre.

(5)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Connecticut Financial Center.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)(2)	Property Type
123 William Street	$62,500,000	9.8%	$257	1.56x	48.3%	Office
The Davenport	$55,000,000	8.6%	$455	1.86x	49.1%	Office
Center West	$40,000,000	6.3%	$229	1.94x	38.3%	Office
KOMO Plaza	$32,500,000	5.1%	$477	2.47x	50.0%	Mixed Use
Santa Rosa Office Portfolio	$31,900,000	5.0%	$95	1.44x	69.0%	Office
IPCC Texas Self Storage Portfolio	$31,500,000	4.9%	$46	1.62x	57.8%	Self Storage
ExchangeRight Net Leased Portfolio 15	$31,200,000	4.9%	$143	2.09x	60.0%	Various
1166 Avenue of the Americas	$28,750000	4.5%	$435	1.79x	37.8%	Office
Hotel Wilshire	$25,800,000	4.0%	$348,649	1.71x	64.5%	Hospitality
Anaheim Marriott Suites	$24,000,000	3.8%	$145,553	1.62x	65.1%	Hospitality
The Summit Birmingham	$22,800,000	3.6%	$305	1.68x	54.3%	Retail
Connecticut Financial Center	$22,715,562	3.6%	$97	1.95x	64.9%	Office
Merrill Lynch Drive	$20,660,000	3.2%	$187	2.95x	67.7%	Office
Art Van Portfolio	$18,750,000	2.9%	$49	1.47x	68.2%	Various
Rivercrest Realty Portfolio 2017	$16,600,000	2.6%	$92	1.86x	66.7%	Retail
Top 3 Total/Weighted Average	$157,500,000	24.7%		1.76x	46.0%
Top 5 Total/Weighted Average	$221,900,000	34.8%		1.82x	49.9%
Top 15 Total/Weighted Average	$464,675,562	72.9%		1.84x	55.0%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan.

(2)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the 1166 Avenue of the Americas Mortgage Loan based on the combined senior notes and subordinate notes totaling $110,000,000 are 1.37x and 48.9%, respectively.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 20.4% of the Initial Pool Balance are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Santa Rosa Office Portfolio	Multi-Property	$31,900,000	5.0%
IPCC Texas Self Storage Portfolio	Multi-Property	31,500,000	4.9
ExchangeRight Net Leased Portfolio 15	Multi-Property	31,200,000	4.9
Art Van Portfolio	Multi-Property	18,750,000	2.9
Rivercrest Realty Portfolio 2017	Multi-Property	16,600,000	2.6
Total		$129,950,000	20.4%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Connecticut Financial Center and Quail Lakes Shopping Center, securing approximately 5.6% of the Initial Pool Balance by allocated loan amount, each related Mortgaged Property is comprised of two or more separate parcels, which are non-contiguous and/or each of which is owned by a separate borrower.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 15.9% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 6.9% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans having borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
ExchangeRight Net Leased Portfolio 15	16	$31,200,000	4.9%
Crystal Lake Apartments	1	12,535,000	2.0
Total for Group 1:	17	$43,735,000	6.9%
Group 2:
Hotel Wilshire	1	$25,800,000	4.0%
Fairfield Inn & Suites – Bend, OR	1	$6,590,302	1.0
SPS - Gaithersburg	1	4,720,000	0.7
Total for Group 2:	3	$37,110,302	5.8%
Group 3:
Empire Tower II	1	$10,300,000	1.6%
Empire Tower III	1	10,150,000	1.6
Total for Group 3:	2	$20,450,000	3.2%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	12	$174,427,003	27.4%
New York	3	$101,250,000	15.9%
Massachusetts	1	$55,000,000	8.6%
Georgia	7	$36,733,426	5.8%
Texas	11	$36,191,497	5.7%
Washington	1	$32,500,000	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 17 other states, with no more than 4.2% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Six (6) Mortgaged Properties identified on Annex A-1 to this prospectus as The Davenport, Connecticut Financial Center, ExchangeRight Net Leased Portfolio 15 - Hobby Lobby - Brunswick, GA, Rivercrest Realty Portfolio 2017 – Callaway Commons,

Crystal Lake Apartments and Haynes Furniture Store, securing approximately 16.7% of the Initial Pool Balance by allocated loan amount, are each located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, and, therefore, are more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Thirteen (13) Mortgaged Properties securing Mortgage Loans identified on Annex A-1 to this prospectus as Center West, KOMO Plaza, Santa Rosa Office Portfolio, Hotel Wilshire, Anaheim Marriott Suites, 340 Bryant, Quail Lakes Shopping Center, Empire Tower II, Empire Tower III and CT Storage Outlet Pomona, securing approximately 32.5% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

Twenty-two (22) of the Mortgaged Properties, securing approximately 11.1% of the Initial Pool Balance by allocated loan amount (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

In the case of the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Rivercrest Realty Portfolio 2017, representing approximately 2.6% of the Initial Pool Balance, the related borrowers are six Delaware limited liability companies, each of which is 100% directly owned by the managing member, which is directly or indirectly owned by 25 investors (none of which directly or indirectly own more than 19.6% of the related managing member).

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 100 Ashford Center, representing approximately 2.5% of the Initial Pool Balance, the related borrower is a Georgia limited liability company that is (a) 19.79% directly owned by the managing member (and indirectly owned by the three nonrecourse carve-out guarantors) and (b) 80.21% directly owned by 89 investors (none of which directly own more than 16.33% of the borrower).

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Shops at The Artisan, representing approximately 0.5% of the Initial Pool Balance, the related borrower is a Delaware limited liability company, 100% directly owned by a managing member, which is directly or indirectly owned by 45 investors (none of which directly or indirectly own more than 10.67% of the related managing member).

Delaware Statutory Trusts

With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as IPCC Texas Self Storage Portfolio, ExchangeRight Net Leased Portfolio 15 and Crystal Lake Apartments, representing approximately 11.8% of the Initial Pool Balance, the related borrower is a Delaware statutory trust.

In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Condominium Interests

Four (4) of the Mortgage Loans secured by Mortgaged Properties or a portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as IPCC Texas Self Storage Portfolio – Paramount, 1166 Avenue of the Americas, Art Van Portfolio – Comstock Park Retail and Shops at The Artisan, representing approximately 12.9%, of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as IPCC Texas Self Storage Portfolio—Paramount, representing approximately 4.9% of the Initial Pool Balance, the borrower owns one of the two condominium units and therefore has a 50% interest in the condominium regime. The borrower does not control the board but has a blocking vote.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, the related Mortgaged Property is part of a condominium regime. The related borrower owns five units and holds an approximately 11.1% interest in the common elements of the condominium. An affiliate of the related sponsor indirectly owns an additional 15 units in the condominium, which, including the borrower’s interest in the condominium, brings the sponsor’s total interest in the condominium to approximately 41.8%. The related borrower does not have control or blocking rights with respect to the decisions of the condominium board. Based on its current ownership interests in the condominium, the related sponsor does not have control rights with respect to the decisions of the condominium board, but does have blocking rights.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Shops at The Artisan, representing approximately 0.5% of the Initial Pool Balance, the Mortgaged Property consists of one mixed use unit in a mixed use condominium regime that currently consists of three units. The related condominium board consists of five directors, one of which is appointed by the borrower and the borrower does not control the related condominium board. However, certain major decisions require the borrower’s consent, including (i) any amendment to the condominium documents that would decrease, limit or otherwise modify the rights related to the collateral unit and (ii) any reallocation of common expenses that would increase assessments for the collateral unit.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	69	$570,363,120	89.5%
Leasehold	3	67,192,565	10.5
Total	72	$637,555,685	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Center West, representing approximately 6.3% of the Initial Pool Balance, during the term of the Mortgage Loan, the Mortgaged Property is subject to a ground lease with an affiliate of the borrower, which expires on December 23, 2085. On

January 1 of each year during the term of the ground lease, the annual ground lease rent is adjusted to 105% of the prior year’s rent. In addition, every 10 years, the annual ground lease rent will be adjusted upwards to equal 12% of the fair market value of the ground leased land, as if unencumbered and unimproved; provided, however, that the annual ground lease rent will not be less than the then-applicable current annual ground lease rent. The next such adjustment is to occur on January 1, 2023. The current annual ground lease rent under the ground lease is $3,938,240; however, an annual amount of only $1,589,160 (the “Current Payable Annual Ground Rent”) will be due during the term of the Mortgage Loan. All annual ground rent in excess of the Current Payable Annual Ground Rent will be deferred and accrue interest and all previously deferred annual ground lease rent of approximately $6.4 million will continue to be deferred and accrue interest. Such deferrals and accrued interest thereon of annual ground lease rent are subordinate to the Mortgage Loan and are only payable to the extent excess cash flow is available. Upon a foreclosure or deed-in-lieu of foreclosure with respect to the borrower’s leasehold estate, all deferred rents and accrued interest thereon will be deemed eliminated and annual rent due under the ground lease will be $1,589,160 (i.e., no further annual increases of 5% or any future readjustment to 12% of fair market value every ten years). In addition, upon the occurrence of an Ownership Severance Event (defined below), all obligations to pay rents deferred and accrued interest thereon prior to the Ownership Severance Event will be extinguished, and the rent readjustment occurring every 10 years will be revised to 9% of the fair market value of the ground leased land, as if unencumbered and unimproved. “Ownership Severance Event” means the legal, beneficial and economic interest of the ground lessor and the borrower are not controlled by and not majority owned, directly or indirectly, by the related guarantor, his wife, their children or grandchildren or trusts for their benefit or the benefit of their children or grandchildren.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Connecticut Financial Center, representing approximately 3.6% of the Initial Pool Balance, the related ground lease expressly provides that, in the event the ground lease is rejected in bankruptcy, the leasehold mortgagee may request a new lease within 90 days after it receives notice of said rejection. The ground lease does not provide for a new ground lease in other termination scenarios as the ground lease is effectively not terminable. Once a ground landlord has notice of the existence of a leasehold mortgagee, the ground landlord’s right to terminate the ground lease is expressly limited to certain instances described under the ground lease. The ground lease provides for two termination scenarios: (i) termination upon a tenant default prior to the date which a temporary certificate of occupancy was issued, which right has since expired, and (ii) termination upon a taking of all or substantially all of the leasehold improvements. If a taking results in termination, proceeds are payable to the lender and controlled by the Mortgage Loan documents. A termination may not otherwise occur. Instead, the landlord is permitted to exercise self-help remedies. The ground landlord’s fee interest is not subordinate to the ground leasehold. However, there is no existing fee mortgage and the ground landlord has covenanted in the ground lease not to mortgage the fee.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as CT Storage Outlet Pomona, representing approximately 0.7% of the Initial Pool Balance, the borrower has a leasehold interest in the mortgaged property that expires April 21, 2042 which is 15 years beyond the stated maturity date of January 11, 2027. The loan documents provide that the borrower and the guarantors have personal liability for losses related to ground lease defaults to the extent revenue is available and springing full recourse if the ground lease is terminated for any reason.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

As regards ground leases, see representation No. 36 on Annex D-1 and the exceptions to that representation on Annex D-2.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 11 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Art Van Portfolio – Warren Distribution Center, representing approximately 2.9% of the Initial Pool Balance, the related Phase I ESA obtained at loan origination identified RECs associated with soil and groundwater contamination due to historical landfilling at the Mortgaged Property. A Baseline Environmental Assessment (or “BEA”) and a Documentation of Due Care Compliance prepared for the Mortgaged Property in January 2017 provided recommendations to properly manage the identified existing contamination at the Mortgaged Property. The ESA report generally concurred with such recommendations. New owners that conduct a BEA in the state of Michigan and who comply with identified due care obligations are entitled to an exemption from remediation liability from the presence of hazardous substances at the property in excess of permissible concentrations; in these cases, the responsible party, and not the current land owner, remains liable for remediation liability. The lender obtained a $4,000,000 environmental impairment liability insurance policy from Beazley with a 121-month term (loan term is 10 years) and having a $50,000 deductible. The policy premium was pre-paid at origination of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Lawai Cannery Self-Storage, representing approximately 1.0% of the Initial Pool Balance, the related Phase I ESA indicated that while there are no RECs related to the Mortgaged Property, there is a historical REC relating to removals of underground storage tanks from the Mortgaged Property and six business environmental risks (each, a “BER”) relating to (i) contaminant concentrations, (ii) a former gasoline station on the Mortgaged Property, (iii) a former automotive repair facility on the Mortgaged Property, (iv) a tenant-operated auto station listings in a database; (v) historical and continuing sanitary discharges directed to an on-site septic system for waste management, and (vi) the potential presence of asbestos-containing material and/or lead-based paint. To mitigate any risks relating to the BERs, at origination, the borrower obtained an environmental insurance policy from Beazley (Lloyd’s of London Syndicate 623/2623) with a policy limit of $1,000,000 per incident, a $50,000 deductible in the aggregate, a term through April 5, 2027 and an optional three year tail. The policy premium was paid in full at origination. Beazley has an A.M. Best Company rating of “A”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as CT Storage Outlet Pomona, representing approximately 0.7% of the Initial Pool Balance, the Phase I ESA identified a REC associated with an open environmental case associated with a petroleum release from a leaking UST on an adjacent site. Based on the petroleum hydrocarbon concentrations of the two monitoring wells closest to the subject property, the LUST case for the adjacent site represents a REC; however, based on undertakings by the responsible party (Equilon Enterprises, LLC dba Shell Oil Products US (Shell)) and regulatory oversight by the California Regional Water Quality Control Board – Los Angeles Region, the ESA concluded that no further investigation or action was warranted.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as South Houston Self Storage, representing approximately 0.3% of the Initial Pool Balance, in lieu of obtaining a Phase I ESA, the lender obtained a $2,344,959 group lender environmental collateral protection and liability-type environmental insurance policy with $2,344,959 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10-year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, the lobby area of the Mortgaged Property is currently undergoing a $3,818,774 renovation, which is expected to be completed by March 31, 2017. As of the origination date, the estimated remaining budget required to complete such renovations was $1,676,093. As of the origination date of the Mortgage Loan the borrower is jointly and severally liable with one other holder of condominium interests in the related building for the total outstanding costs to complete such renovations in the amount of $1,676,093. The outstanding cost allocated to the borrower is $444,020. At origination, the borrower reserved $488,422 from its equity proceeds to cover the estimated costs to complete such renovation. No portion of the proceeds of the related Mortgage Loan may be used to pay for the renovations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Anaheim Marriott Suites, representing approximately 3.8% of the Initial Pool Balance, the Mortgaged Property is currently undergoing a renovations project, including improvements to guestrooms to upgrade them to the brand’s guidelines, which renovations are estimated to cost $5.66 million, of which $1,300,000 was deposited at origination into the renovation project reserve. The borrower is required to deposit one-twelfth of 5.0% of gross revenues until the renovation project completion date (which is expected to occur during the year 2020) and commencing 24 months prior to the completion date, is required to deposit monthly excess cash with the lender until the amount in the renovation project account equals or exceeds 110% of the remaining renovation project costs (provided that the borrower is required to be given credit for the 12 months of scheduled monthly deposits to such account that follow such excess cash sweep commencement date) or post with the lender a letter of credit in an amount equal to such shortfall amount. Furthermore, the guarantors have provided a completion guaranty in connection with the renovation project work (subject to the terms thereof).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Connecticut Financial Center, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Property is currently undergoing tenant improvement/build-out work in connection with tenant expansion/lease renewals for GSA Hearing & Appeals and Yale University. The work is expected to be completed by September 2017 and at origination of the Mortgage Loan, the borrower reserved $1,144,692 for completion of the outstanding tenant improvements.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Crystal Lake Apartments, representing approximately 2.0% of the Initial Pool Balance, the borrower is expected to commence (i) interior renovations of 128 of 224 units at the Mortgaged Property, including, among other things, new flooring, window treatments, fixtures and paint treatments (the “Interior Renovations”) and (ii) certain capital improvements, including roof, HVAC and balcony renovations, over the next year. At origination, the borrower deposited $1,029,600 into a capital reserve account (of which at least $250,000 is required to be utilized for the Interior Renovations), representing approximately 100% of the estimated cost to complete 100% the renovations described in (i) and (ii) above.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Munster, representing approximately 1.5% of the Initial Pool Balance, the sponsor reported that the Mortgaged Property is currently undergoing a $2,200,000 PIP that is expected to be completed by the end of the second quarter of 2017. The scope of the PIP includes the addition of a business center and upgrades to the guest rooms, fitness center, pool, meeting rooms and the exterior. The sponsor reported that the estimated remaining budget to complete the PIP is approximately $520,000. The borrower escrowed $1,105,000 on the origination date to cover the costs of the remaining improvements. The

Mortgage Loan will become full recourse to the borrower and the guarantor in the event that the borrower fails to complete any PIP or other capital improvement plan required by the franchisor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fairfield Inn & Suites – Bend, OR, representing approximately 1.0% of the Initial Pool Balance, the franchise agreement provides that the franchisee may be required to upgrade the hotel to then-current franchise standards (upgrade dates during the loan term are March 23, 2017 and March 23, 2022). The loan documents require an up-front PIP Reserve in the amount of $1,245,970 together with future amounts at 110% of estimated PIP costs. See “—Property Types—Hospitality Properties”.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 7 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 123 William Street, representing approximately 9.8% of the Initial Pool Balance, Nicholas S. Schorsch is a key principal of AR Global Investments, LLC (formerly known as AR Capital, LLC) and is affiliated with the related borrower sponsor, American Realty Capital New York City REIT. Mr. Schorsch resigned from the boards of 13 companies following a disclosure that, during his time as chairman of American Realty Capital Properties (“ARCP”), an affiliate of AR Capital, LLC until January 2014, accounting errors were intentionally concealed and improper payments and equity awards were made to certain affiliates and key principals, respectively. In October 2014, ARCP issued a press release announcing that, based on the preliminary findings of ARCP’s audit committee, previously issued financial statements and other financial information contained in ARCP’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly reports on Form 10-Q for the fiscal periods ended March 31, 2014 and June 30, 2014 had accounting errors that were intentionally concealed. The audit committee also identified certain payments made to several affiliates that were not appropriately documented, and that equity awards made to Mr. Schorsch and another former executive contained provisions that were more favorable than those approved by the compensation committee of ARCP’s board of directors. In connection with such findings, ARCP has been the subject of various regulatory and criminal investigations, including by the SEC, the U.S. Attorney’s office for the Southern District of New York (the “USAO-SDNY”) and the Federal Bureau of Investigation, which may still be ongoing. In September 2016, the USAO-SDNY announced the filing of criminal charges and the SEC announced the filing of a civil complaint against the former chief financial officer and former chief accounting officer of ARCP. The chief financial officer pled guilty to the charges, and the SEC litigation has been stayed pending the conclusion of the criminal action. Several officers and directors of ARCP, including the key principal of the borrower sponsor, have also been named as defendants in various securities class action complaints and in October 2015, an additional securities fraud action was filed by The Vanguard Funds against ARCP, Mr. Schorsch, and other principals of ARCP. In addition, the Secretary of the Commonwealth of Massachusetts, Securities Division filed suit against Realty Capital Securities, LLC (“RCS”), an affiliate of ARCP under common control of ARCP’s parent company, in connection with the fraudulent casting of shareholder proxy votes on various investment programs. In December 2015, RCS announced that it had settled with the Secretary of the Commonwealth of Massachusetts, Securities Division, which settlement includes the payment of a fine, revocation of RCS’s broker-dealer registration and the dissolution of RCS’s wholesale distribution business. In March 2016, RCS filed for Chapter 11 bankruptcy protection.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, the borrower reported that it is the defendant in a pending litigation involving a former tenant and its letter of credit provider at such Mortgaged Property. The borrower anticipates that the maximum damages for which the borrower could be liable is approximately $1,500,000. The borrower has represented in the Mortgage Loan documents that such litigation does not and will not have a material adverse effect on the Mortgage Loan. The borrower and the guarantor are liable for any losses incurred as a result of such litigation. The guarantor is required to maintain a net worth and liquidity of not less than $200,000,000 and $15,000,000, respectively.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Haynes Furniture Store, representing approximately 1.5% of the Initial Pool Balance, the parent company of the single tenant, which is a borrower affiliate, is currently a defendant in a suit alleging eight counts of intellectual property and copyright infringement. The suit seeks at least $2,200,000 in damages. The parent company has a net worth in excess of 33 times the amount of relief sought.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Seventeen (17) of the Mortgage Loans, representing approximately 42.9% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Nineteen (19) of the Mortgage Loans, representing approximately 55.5% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) of the Mortgage Loans, representing approximately 1.6% of the Initial Pool Balance, was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to nine (9) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Santa Rosa Office Portfolio, IPCC Texas Self Storage Portfolio, 1166 Avenue of the Americas, The Summit Birmingham, Connecticut Financial Center, Rivercrest Realty Portfolio 2017, The Promenade Shopping Centre, StoreSmart Conway and Shops at The Artisan, representing approximately 26.3% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Santa Rosa Office Portfolio, representing approximately 5.0% of the Initial Pool Balance, affiliates of the sponsor (Matthew White) were involved in various mortgage defaults, including (i) a Reno, NV office project that defaulted in 2013 and was the subject of a discounted payoff in 2014; and (ii) a Sacramento, CA office project that was the subject of a discounted payoff in 2015. In addition, the Santa Rosa Office Portfolio - 100-120 Stony Point Road property was the subject of a loan modification in 2013 under the prior ownership in connection with a loan workout.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as IPCC Texas Self Storage Portfolio, representing approximately 4.9% of the Initial Pool Balance, the sponsor reported five foreclosures and one specially serviced loan unrelated to the Mortgaged Properties since October 2016.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, the related borrower sponsor is one of three owners, with a minority non-controlling interest, of a property unrelated to the Mortgaged Property securing a mortgage loan that entered special servicing in September 2016 for maturity default. The sponsors received an extension on the loan until April 2018.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance, the borrower sponsor reported two discounted payoffs and one deed-in-lieu of foreclosure since 2011.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Connecticut Financial Center, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Property previously secured an approximately $130.4 million loan, which was subject to a loan restructuring in 2013 to prevent maturity default. The prior loan was divided into an interest bearing A-note of $70,000,000 and a non-interest bearing B-note of $60,400,000. Prior to the restructuring, debt service payments under the loan remained current. However, from December 2012 until the restructuring in August of

2013, the borrower became delinquent on escrow payments. At the time of the restructuring, the borrower deposited with the lender approximately $4.9 million for tenant improvements and other delinquent reserve payments and an agreement was entered into between the borrower and the then-special servicer regarding the payoff of the existing debt. Pursuant to such agreement, at the time of the loan restructuring, the prior loan was divided into an interest bearing A-note of $70,000,000 and a non-interest bearing B-note of $60,400,000. At origination of the Mortgage Loan, the A-note was paid off in full and the B-note was extinguished, resulting in a loss of approximately 46.32% on the prior loan. In addition, the related sponsor was involved in a foreclosure unrelated to the Mortgaged Property in 2015.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 in Annex D-1 and the exceptions to representation and warranty no. 42 in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-four (24) of the Mortgaged Properties securing Mortgage Loans identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 15, Merrill Lynch Drive, Art Van Portfolio, Haynes Furniture Store and The Milliken Building securing approximately 13.0% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Properties identified on Annex A-1 as 123 William Street, Center West, KOMO Plaza, Santa Rosa Office Portfolio, 1166 Avenue of the Americas, The Summit Birmingham and Connecticut Financial Center.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
ExchangeRight Net Leased Portfolio 15 – Walgreens - Arlington, TX	0.4%	No	8/31/2027	4/1/2027
ExchangeRight Net Leased Portfolio 15 – Fresenius Medical Care - St. Louis, MO	0.4%	No	5/25/2026	4/1/2027
ExchangeRight Net Leased Portfolio 15 – Advance Auto Parts - Mokena, IL	0.2%	No	9/20/2027	4/1/2027
ExchangeRight Net Leased Portfolio 15 – Advance Auto Parts - Norcross, GA	0.2%	No	12/31/2026	4/1/2027
ExchangeRight Net Leased Portfolio 15 – Dollar General - Sugar Creek, MO	0.1%	No	3/31/2026	4/1/2027
Merrill Lynch Drive	3.2%	No	11/30/2024	2/6/2022(1)
The Milliken Building	0.4%	No	5/31/2021	3/1/2027

(1)       The final maturity date is February 6, 2025.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination

Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
Center Ithaca	1.6%	New York State Dept of Labor	6.9%	13.3%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as 123 William Street, Center West, KOMO Plaza, Santa Rosa Office Portfolio, ExchangeRight Net Leased Portfolio 15 – Walgreens - Independence, MO, ExchangeRight Net Leased Portfolio 15 – Indianapolis Osteopathic Hospital, Inc, ExchangeRight Net Leased Portfolio 15 – Walgreens - Arlington, TX, 1166 Avenue of the Americas and Connecticut Financial Center.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example:

●	Nine (9) of the Mortgaged Properties identified on Annex A-1 to this prospectus as 123 William Street, The Davenport, Center West, 1166 Avenue of the Americas, Connecticut Financial Center, Rivercrest Realty Portfolio 2017 – Callaway Commons, Rivercrest Realty Portfolio 2017 – The Alta Vista Commons, 340 Bryant and The Promenade Shopping Centre, securing approximately 36.6% of the Initial Pool Balance by allocated loan amount, have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 123 William Street, representing approximately 9.8% of the Initial Pool Balance, the fourth largest tenant, NYC Department of Youth & Community Development (“DYCD”), representing approximately 7.4% of the net rentable area, currently leases its space under a month-to-month lease. The City of New York is meeting in March 2017 to review a new lease proposal of a twenty year term, commencing in September 2017. A holdback in the amount of $20,000,000 was taken at closing, which will be released to the borrower sponsor upon: (i) the execution of a lease with DYCD for the existing DYCD premises for an initial term of at least ten (10) years with a net effective rent at least equal to the net effective rent under the license agreement; or (ii) the execution of a lease with one or more replacement, third party tenants (not a borrower sponsor affiliate) for the existing DYCD premises for an initial term of at least five (5) years and provided that the debt yield is at least 8.2%. In the event the borrower sponsor executes a replacement lease with an unaffiliated third party tenant and does not meet the debt yield requirements as described in clause (ii) of this paragraph, the borrower sponsor will be entitled to receive the $20,000,000 holdback, less an amount equal to the amount that the Mortgage Loan would have to be prepaid in order for the debt yield to equal at least 8.2%. In addition, the largest tenant Planned Parenthood (Corporate), occupying approximately 12.0% of the net rentable square footage at the Mortgaged Property, subleases one floor at the Mortgaged Property from SingleStop USA. The sublease expires on December 31, 2025 and is coterminous with SingleStop USA’s lease expiration. Underwriting for the Mortgage Loan is based on the SingleStop USA’s rent, which is less than the sublease rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Davenport, representing approximately 8.6% of the Initial Pool Balance, the largest tenant, HubSpot, has free rent (i) for $1,952,013 of free rent related to expansion space; and (ii) for $29,738 of “Put Premises” currently occupied by Atlas Venture (the second largest tenant) that becomes available beginning November 2017 and is required to be occupied by HubSpot in 2018. The loan documents require an up-front rent concession reserve in the amount of $2,030,190 and $78,177 monthly (capped at $938,123) on an ongoing basis for related amounts.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Center West, representing approximately 6.3% of the Initial Pool Balance, the largest tenant, Merrill Lynch, representing approximately 6.6% of the net rentable area (23,121 square feet) at the Mortgaged Property currently subleases 4,550 square feet to General Electric with a sublease expiration of April 29, 2017. The fourth largest tenant, Wells Fargo Advisors, representing approximately 4.8% of the net rentable area at the Mortgaged Property is currently in a free rent period expiring July 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, the largest tenant, D.E. Shaw, occupying approximately 40.0% of the rentable square footage at the Mortgaged Property, is entitled to four months of free rent starting April 1, 2017. The D.E. Shaw tenant will re-commence paying full, unabated rent on August 1, 2017. In addition, the second largest tenant, Sprint, occupying approximately 20.0% of the rentable square footage at the Mortgaged Property, is entitled to an eight month free rent period from February 1, 2017 through September 30, 2017 and will recommence paying full, unabated rent starting October 1, 2017. The borrower is also required to pay $2,344,500 towards tenant improvements, of which any unused portion may, at the Sprint tenant’s election prior to January 31, 2019, be credited against the next payments of fixed rent. Finally, the third largest tenant, Arcesium, occupying approximately 20.0% of the rentable square footage at the Mortgaged Property, has a 180-day free rent period following the commencement date of the lease, which has not yet occurred but is expected to occur on the later of April 1, 2017 or the date of substantial completion of the landlord’s work. The borrower is also obligated to pay $1,542,625 towards tenant improvements at the Arcesium premises, of which up to $586,125 of the undisbursed balance may be applied against installments of fixed rent next coming due. At origination, the borrower escrowed $5,742,179 with lender for unfunded free rent outstanding as of the origination date and $7,539,492 for unfunded tenant allowances and leasing commissions outstanding as of the origination date.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Connecticut Financial Center, representing approximately 3.6% of the Initial Pool Balance, the largest tenant, Yale University, representing approximately 18.0% of the net rentable area at the Mortgaged Property, intends to expand its net rentable area. Yale University is expected to take occupancy of an additional 5,834 square feet (11th floor) and 9,028 square feet (12th floor) of the Mortgaged Property in September 2017 and May 2017, respectively. The tenant does not pay rent on such spaces and at origination, approximately $141,076 was reserved for the tenant’s free rent period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 100 Ashford Center, representing approximately 2.5% of the Initial Pool Balance, the second largest tenant, 3M Company, leasing approximately 18.7% of the net rentable area at the Mortgaged Property, is paying rent in full but is not in occupancy of a portion of its space pending performance of renovations of such space (which renovations are anticipated to commence in the event 3M Company extends its lease beyond November 2017). The borrower has negotiated the economic terms for a three-year extension. At origination the borrower deposited $760,000 into a reserve for anticipated tenant improvement and leasing commission related to such extension.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Eight (8) of the Mortgaged Properties identified on Annex A-1 to this prospectus as KOMO Plaza, ExchangeRight Net Leased Portfolio 15 – Walgreens - Independence, MO, ExchangeRight Net Leased Portfolio 15 – Walgreens - Arlington, TX, ExchangeRight Net Leased Portfolio 15 – Family Dollar - Baton Rouge, LA, Anaheim

Marriott Suites, Merrill Lynch Drive, Fairfield Inn & Suites – Bend, OR and The Milliken Building, securing approximately 14.6% of the Initial Pool Balance by allocated loan amount, are each subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as KOMO Plaza, representing approximately 5.1% of the Initial Pool Balance, the lease for the largest tenant, Sinclair Broadcast Group, representing approximately 41.6% of the net rentable area, contains a right of first refusal with respect to a sale of the Mortgaged Property or a portion thereof. Such right may have terminated by its terms in connection with the tenant’s not having exercised such right with respect to the acquisition of the Mortgaged Property by the borrower. However, to the extent any such right has not terminated, the tenant agreed in a subordination non-disturbance and attornment agreement that any right of first refusal, right of first offer or purchase option that the tenant may have with respect to the Mortgaged Property or any portion thereof will not apply in the event of foreclosure, deed or assignment in lieu of foreclosure or any other right asserted under or in respect of the Mortgage by the holder thereof (or its affiliate or nominee) or in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the Mortgage (or its affiliate or nominee) following obtaining the Mortgaged Property by foreclosure or deed-in-lieu.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 15, representing approximately 4.9% of the Initial Pool Balance, Walgreens, the sole tenant at each of the Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens – Independence, MO and Walgreens – Arlington, TX, and Family Dollar, the sole tenant at the Mortgaged Property identified on Annex A-1 to this prospectus as Family Dollar – Baton Rouge, LA, each have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to an unaffiliated third party. Each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure, deed-in-lieu of foreclosure or other enforcement action under the Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Anaheim Marriott Suites, representing approximately 3.8% of the Initial Pool Balance, the related franchisor has rights of first refusal with respect to purchases of the Mortgaged Property and certain transfers of interests in the borrower. Pursuant to the franchise agreement, such rights of first refusal are subordinate to the lien of the Mortgage. The related title company has also issued a policy insuring the subordination of such rights of first refusal. Moreover, the Mortgage Loan documents prohibit transfers of the Mortgaged Property without the consent of the lender and any transfers of interests in the borrower that would breach the terms of the related franchise agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Merrill Lynch Drive, representing approximately 3.2% of the Initial Pool Balance, in connection with the sale of one or more buildings then occupied by the sole tenant at the Mortgaged Property, such tenant has a right of first offer to purchase the property to be sold. The tenant has agreed that such right of first offer will not apply to any foreclosure or deed-in-lieu of foreclosure on the Mortgage Loan or on the first subsequent transfer following such foreclosure or deed-in-lieu of foreclosure on the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Haynes Furniture Store, representing approximately 1.5% of the Initial Pool Balance, the sole tenant, Haynes Furniture Company, Inc., is an affiliate of the borrower and occupies the entire Mortgaged Property as a furniture store.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged

Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Thirteen (13) of the Mortgaged Properties securing Mortgage Loans identified on Annex A-1 as Center West, KOMO Plaza, Santa Rosa Office Portfolio, Hotel Wilshire, Anaheim Marriott Suites, 340 Bryant, Quail Lakes Shopping Center, Empire Tower II, Empire Tower III and CT Storage Outlet Pomona, securing approximately 32.5% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 16.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	With respect to forty-nine (49) Mortgaged Properties, securing approximately 64.2% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty no. 18 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 15, Art Van Portfolio and Quail Lakes Shopping Center, representing approximately 9.9% of the Initial Pool Balance, the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty no. 18 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty no. 18 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions to representation and warranty no. 8 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 340 Bryant, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is subject to a horizontal height boundary. The title insurance policy for the Mortgaged Property includes exceptions for certain minor encroachments of building improvements outside the horizontal height boundary. However, the title insurance policy includes affirmative coverage against any loss or damage status by reason of existing violations of the covenants, conditions and restrictions of the title exceptions giving rise to the horizontal height boundary by the Mortgaged Property. The Mortgage Loan documents provide recourse for any losses incurred as a result of violations of the title exceptions giving rise to the horizontal height boundary.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Quail Lakes Shopping Center, representing approximately 2.1% of the Initial Pool Balance, the City of Stockton is considering widening a road adjacent to the Mortgaged Property, as set forth in the City of Stockton “congestion management plan” and as noted in the City of Stockton 2016-2021 Capital Improvement Plan. Doing so would require the taking of (among other things) a portion of the related Mortgaged Property, but the boundaries of the potential taking have not yet been identified, and the City of Stockton has not identified the source of funding for the contemplated project. Based on the zoning consultant’s report obtained in connection with the origination of this Mortgage Loan, there is parking in excess of current applicable legal requirements. Based on the survey of the Mortgaged Property, there is access to the Mortgaged Property from a public road other than those that might be temporarily unavailable during any construction to effect the potential road widening. We cannot assure you that the occurrence of this plan will not have a negative impact on the Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized”, “as-complete” or “as-renovated” values, and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below. The “as-stabilized”, “as-complete” or “as-renovated” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. The table below shows the LTV Ratio and appraised value for Mortgage Loans using “as-stabilized”, “as-complete” or “as-renovated” values, as well as the corresponding LTV Ratio and appraised value for such Mortgage Loans using “as-is” values.

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Other than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
The Davenport(1)	8.6%	49.1%	$214,000,000	51.5%	$204,000,000
1166 Avenue of the Americas(2)	4.5%	37.8%	$225,000,000	41.5%	$205,000,000
Fairfield Inn & Suites - Bend, OR(3)	1.0%	48.5%	$13,600,000	56.3%	$11,700,000

(1)	The Appraised Value assumes the largest tenant (185,448 square feet), representing 80.3% of net rentable square feet, exercises all of its contractually obligated put options for the remaining space at the Mortgaged Property, completes its tenant improvements and occupies 100% of net rentable square feet. A $7,938,810 reserve was taken at origination, representing the outstanding tenant improvements and leasing commissions. The appraised value assuming the largest tenant does not exercise its put options, complete tenant improvements and occupy 100% of net rentable square feet is $204,000,000.

(2)	The related Cut-off Date LTV Ratio has been calculated based on an “as-is” appraised value that assumes that the approximately $17,991,620 in contractual obligations that remained outstanding as of the appraisal date were reserved upfront on the origination date of the Mortgage Loan. As of the origination date of the Mortgage Loan, $17,829,009 was reserved to cover outstanding free rent, leasing commissions, tenant improvements and capital improvements. The appraised value without taking into account such reserve is $205,000,000.

(3)	The Appraised Value represents the value assuming the performance improvement plan, which is expected to be completed by December 2017, has been completed. A $1,245,970 reserve was collected at origination, reflecting the cost of the outstanding performance improvement plan. The appraised value assuming the performance improvement plan has not been completed is $11,700,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Davenport, representing approximately 8.6% of the Initial Pool Balance, no party other than the SPE Borrower has personal liability for the related non-recourse carve-out events. The Mortgage Loan has a Cut-Off Date LTV Ratio of 49.1%. While we cannot assure you that non-recourse carve-out liability will not otherwise be triggered, the Phase I Environmental Site Assessment of the Mortgaged Property, dated January 18, 2017, identified no recognized environmental conditions, and the loan documents include a Hard/Springing cash management that obliges tenants to deposit rents directly into a lender-controlled deposit account established at closing.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance, the guarantors with respect to the non-recourse carveout guaranty are Jeffrey A. Bayer, David L. Silverstein and Jon W. Rotenstreich (collectively, the “Bayer Guarantor”) and Institutional Mall Investors LLC (the “IMI Guarantor”). The obligations of the Bayer Guarantor and the IMI Guarantor under the non-recourse carveout guaranty are several (not joint and several); provided that, among the individuals comprising the Bayer Guarantor, the obligations of such individuals are joint and several. Each of the Bayer Guarantor’s and the IMI Guarantor’s pro rata share of the guaranteed obligations will be equal to its aggregate direct and indirect interest in the borrower (which, as of the origination date, is 51% for the Bayer Guarantor and 49% for the IMI Guarantor), whether by ownership or control of a person who owns a direct or indirect interest in the borrower. Any payment made by a guarantor under the non-recourse carveout guaranty will be applied only to such guarantor’s pro rata share of liability. Each guarantor’s pro rata share of the guaranteed obligations may increase or decrease in connection with permitted transfers; provided that the Bayer Guarantor’s, the IMI Guarantor’s and any replacement guarantor’s pro rata shares of the guaranteed obligations will at all times equal 100% in the aggregate. The Mortgage Loan documents permit the replacement of any existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with an individual or entity meeting the eligibility requirements set forth in the Mortgage Loan agreement.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twelve (12) Mortgage Loans, representing approximately 49.0% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Twelve (12) Mortgage Loans, representing approximately 33.1% of the Initial Pool Balance, provide for an initial interest-only period that expires between twenty-four (24) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Eleven (11) Mortgage Loans, representing approximately 13.2% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

One (1) Mortgage Loans, representing approximately 3.2% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately 5 years following the related origination date, interest will accrue at the related Revised Rate.

One (1) Mortgage Loan, representing approximately 1.5% of the Initial Pool Balance, provides monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately 10 years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	12	$312,485,000	49.0%
Interest-only, Amortizing Balloon	12	211,102,000	33.1
Amortizing Balloon	11	83,841,533	13.2
Interest-only, ARD	1	20,660,000	3.2
Amortizing ARD	1	9,467,152	1.5
Total:	37	$637,555,685	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance (%)
1	9	$113,964,152	17.9%
6	15	349,864,269	54.9
11	13	173,727,264	27.2
Total:	37	$637,555,685	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	35	$625,088,533	98.0%
5	2	12,467,152	2.0
Total:	37	$637,555,685	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

Two (2) Mortgage Loans securing the Mortgaged Properties identified on Annex A-1 to this prospectus as Merrill Lynch Drive and Haynes Furniture Store (each, an “ARD Loan”), representing approximately 4.7 % of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan.

The ARD Loans are interest-only; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates and the RR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately one to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Center West, representing approximately 6.3% of the Initial Pool Balance, during the term of the Mortgage Loan, if an Ownership Severance Event occurs, the borrower is required to prepay $20 million of the Mortgage Loan amount within 10 business days of such Ownership Severance Event, together with (i) the applicable yield maintenance premium if such prepayment occurs prior to September 6, 2026 and (ii) interest on the amount prepaid for the full interest period during which the prepayment occurs if such prepayment is not on a monthly payment date.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Twenty-seven (27) of the Mortgage Loans, representing approximately 67.3% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Six (6) of the Mortgage Loans, representing approximately 17.9% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans, representing approximately 9.8% of the Initial Pool Balance, each permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium for a specified period, and thereafter for a specified period, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan, representing approximately 3.2% of the Initial Pool Balance, permit voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium and thereafter such Mortgage Loan is freely prepayable.

●	Two (2) Mortgage Loan representing approximately 1.8% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance, the lockout period will be at least 26 payments beginning with and including the first payment date of February 1, 2017. Defeasance of the full $208.0 million The Summit Birmingham Whole Loan is permitted any time after the date that is the earlier to occur of (i) two years after the closing date of the final REMIC securitization that holds any note evidencing The Summit Birmingham Whole Loan and (ii) February 1, 2020. If the final REMIC securitization that holds any note evidencing The Summit Birmingham Whole Loan has not closed by February 1, 2020, then the borrower may prepay The Summit Birmingham Whole Loan with a yield maintenance premium.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
4	24	61.9%
5-7	11	36.4
12-13	2	1.7
Total:	37	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the

Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not (i) prohibit transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of thirty (30) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 78.9% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance, the lockout period will be at least 26 payments beginning with and including the first payment date of February 1, 2017. Defeasance of the full $208.0 million The Summit Birmingham Whole Loan is permitted any time after the date that is the earlier to occur of (i) two years after the closing date of the final REMIC securitization that holds any note evidencing The Summit Birmingham Whole Loan and (ii) February 1, 2020. If the final REMIC securitization that holds any note evidencing The Summit Birmingham Whole Loan has not closed by February 1, 2020, then the borrower may prepay The Summit Birmingham Whole Loan with a yield maintenance premium.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Santa Rosa Office Portfolio, representing approximately 5.0% of the Initial Pool Balance, the related loan documents provide that, following a defeasance lockout period, partial releases of an individual Mortgaged Property are permitted in connection with a partial defeasance and bona fide sale of such parcel(s) to a third party, subject to certain conditions, including: (i) defeasance of a portion of the Mortgage Loan in an amount equal to greatest of (A) 120% of the allocated loan amount for the release property, (B) an amount that would result in the post-release debt yield for the remaining property being not less than the greater of (1) the pre-release debt yield and (2) 8.7%, (C) an amount that would result in a post-release loan-to-value ratio of the remaining Mortgaged Property(ies) being not greater than the lesser of (1) the pre-release loan-to-value ratio and (2) 70%, and (D) an amount that would result in the post-release debt service coverage ratio for the remaining Mortgaged Property(ies) being not less than greater of (1) the pre-release debt service coverage ratio and (2) 1.40x; (ii) a rating agency confirmation; and (iii) an opinion of counsel that the Trust will not fail to maintain its status as a REMIC trust due to the partial defeasance.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as IPCC Texas Self Storage Portfolio, representing approximately 4.9% of the Initial Pool Balance, an individual Mortgaged Property may be released from the lien of the security instrument after the permitted prepayment date provided that certain conditions are satisfied, including (a) payment of a release price equal to 120% of the allocated loan amount for such individual Mortgaged Property being released plus a yield maintenance premium, (b) after giving effect to the release, the debt service coverage ratio for the properties remaining subject to the lien of the security instrument is at least equal to the greater of (i) 1.55x and (ii) the debt service coverage ratio for all of the properties (including the individual property to be released) for the 12 full calendar months immediately preceding the release; (c) after giving effect to the release, the loan-to-value ratio for the properties then remaining subject to the lien of the security instrument is no greater than 57.8%; (d) after giving effect to the release, the debt yield is at least equal to 10.10%; and (e) satisfaction of the REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Art Van Portfolio, representing approximately 2.9% of the Initial Pool Balance, in connection with a partial defeasance, the borrower may obtain a release of any of the Mortgaged Properties except the Warren Distribution Center Mortgaged Property, located at 6500 East 14 Mile Road, Warren, Michigan, which represents approximately 75.1% of the portfolio net rentable area, provided that the following conditions (among others) are satisfied: (i) after giving effect to such release, the debt service coverage ratio for the remaining property(ies) for the immediately preceding trailing 12-month period is at least equal to the greater of (a) 1.47x, and (b) the debt service coverage ratio for all of the properties (including the release property) immediately prior to such release; (ii) after giving effect to such release, the debt yield for the remaining property(ies) for the immediately preceding trailing 12-month period is at least equal to the greater of (a) 9.4%, and (b) the debt yield for all of the properties (including the release property) immediately prior to such release; (iii) after giving effect to such release, the loan-to-value-ratio for the remaining property(ies) does not exceed the lesser of (a) 68.2%, and (b) the loan-to-value-ratio (including the release property) immediately prior to such release; (iv) defeasance of a portion of the Mortgage Loan in an amount equal to (a) $4,978,155 with respect to the Mortgaged Property identified in the related loan agreement as Roseville Distribution Center, (b) $12,778,570 with respect to the Mortgaged Property identified in the related loan agreement as Alpine Art Van Furniture, (c) $10,505,082 with respect to the Mortgaged Property identified in the related loan agreement as Grand Rapids Art Van Furniture and (d) $6,114,898 with respect to the Mortgaged Property identified in the related loan agreement Hillside Furniture; (v) the lender’s receipt of an opinion of counsel that the Trust will not fail to maintain its status as a REMIC trust due to such release; and (vi) the lender’s receipt of a rating agency confirmation with respect to such release.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-seven (27) of the Mortgage Loans, representing approximately 53.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-nine (29) of the Mortgage Loans, representing approximately 62.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-two (22) of the Mortgage Loans, representing approximately 42.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fifteen (15) of the Mortgage Loans, representing approximately 39.0% of the portion of the Initial Pool Balance that is secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Three (3) of the Mortgage Loans, representing approximately 6.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	15	$263,884,305	41.4%
Hard/Springing Cash Management	13	238,521,421	37.4
Hard/Upfront Cash Management	4	112,060,000	17.6
None	5	23,089,959	3.6
Total:	37	$637,555,685	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG—UBS AG, New York Branch’s Underwriting Standards” and “—Société Générale—Société Générale’s Underwriting Standards”.

Two (2) Mortgage Loans, representing approximately 8.6% of the Initial Pool Balance, were originated by Barclays and Wells Fargo with exceptions to the underwriting guidelines as described in the following bullet points:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial Pool Balance, rent from a master lease executed by an affiliate of the related sponsor has been included in the underwritten net operating income and net cash flow, which represents an exception to the Barclays Bank PLC’s underwriting guidelines. Excluding such master lease rental income, the underwritten net operating income and net cash flow are $7,179,711 and $6,689,444, respectively. Barclays Bank PLC’s decision to include the Mortgage Loan notwithstanding this exception is supported by the following (i) the sponsor has reported that it is currently negotiating a lease for most of the third floor with an unrelated third party tenant; (ii) at origination, $4,058,916 was escrowed to cover leasing costs associated with the third floor of the Mortgaged Property and (iii) the lender considered the property’s location in midtown Manhattan as part of its analysis. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Barclays Bank PLC, the related sponsor, has approved inclusion of the subject Mortgage Loan in this securitization transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this free writing prospectus as Hotel Wilshire, representing approximately 4.0% of the Cut-off Date Pool Balance, the underwritten occupancy (89.2%) is greater than 80.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgage Loan has strong cash flow metrics with an U/W NOI Debt Yield and U/W NCF DSCR of 11.9% and 1.71x, respectively, as well as a Cut-Off Date LTV and Balloon LTV of 64.5% and 59.4%, respectively;

(b) if the Mortgaged Property was underwritten to an 80.0% occupancy, the resulting U/W NOI Debt Yield and U/W NCF DSCR would be 9.9% and 1.41x, respectively; (c) the actual occupancy for the trailing 12-month period ending December 31, 2016 was 86.4%; (d) for the trailing 12-month period ending December 31, 2016, the Mortgaged Property reported occupancy, ADR and RevPAR penetration rates of 103.3%, 101.4% and 104.7%, respectively; (e) the Mortgaged Property benefits from its proximity to an extensive base of demand drivers including CBS Television City, El Rey Theatre, Beverly Center shopping mall, Rodeo Drive, and Melrose Avenue, as well as its location within Museum Row, an area including the Los Angeles County Museum of Art, the Petersen Automotive Museum, the A+D Museum, the Craft and Folk Art Museum, the George C. Page Museum, the La Brea Tar Pits And Museum and the Academy Museum of Motion Pictures; (f) the sponsor and guarantor is Michael Orwitz, who has over 20 years of commercial real estate experience including, owning and operating 2 boutique hotels totaling 123 rooms, and redeveloping the Mortgaged Property into a boutique hotel for a total cost of $30.5 million. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
1166 Avenue of the Americas(2)	$28,750,000	4.5%	$20,000,000(2)	$56,250,000	$130,000,000	5.3761%	37.8%	57.8%	1.79x	1.15x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	An unrelated third party is the holder of both the 1166 Avenue of the Americas Subordinate Companion Loan and the related mezzanine loan. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment— Potential Conflicts of Interest of the Holder of the 1166 Avenue of the Americas Subordinate Companion Loan and the Related Mezzanine Loan”.

Each of the mezzanine loans related to the Mortgage Loan secured by the Mortgaged Property identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
The Davenport	$ 55,000,000	N/A	51.5%	1.82x	N/A	Yes	Yes(4)
Empire Tower II	$ 10,300,000	N/A	72.0%	1.31x	N/A	Yes	Yes(4)
Empire Tower III	$ 10,150,000	N/A	72.0%	1.41x	N/A	Yes	Yes(4)

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	If required under the PSA.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Davenport, representing approximately 8.6% of the

Initial Pool Balance, the related loan agreement permits the following: (i) a loan secured by a pledge of direct or indirect interest in the sole member, provided that the borrower is not the obligor under the loan, the loan is subordinate to the Mortgage Loan and the permitted mezzanine loan, payments may only be made from excess cash and the lender under such loan is required to be a person controlled by OMERS Administration Corporation, (ii) a loan secured by a pledge of direct or indirect interest in any person controlled by Alony-Hetz Properties and Investments Ltd. (“AH Parent”), provided that the borrower is not the obligor under the loan, the loan is subordinate to the Mortgage Loan and the permitted mezzanine loan and the lender under such loan is required to be either a person controlled by AH Parent or a “Permitted Pledge Holder” (as defined in the related joint venture agreement) and (iii) a pledge of equity in any person controlled by AH Parent to secure a corporate or parent level credit facility or other debt obligation (x) to a person for which the value of the direct or indirect interest pledged is less than 30% of the value of the assets of such person at the time of the making of such pledge and (y) provided that the value of the direct or indirect interest pledged at the time of the making of such pledge is less than 30% of the value of all security pledged for such financing and such financing is not intended to be repaid solely by cash flow from the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as KOMO Plaza, representing approximately 5.1% of the Initial Pool Balance, the Mortgage Loan documents permit a pledge of up to 49% in the aggregate of non-controlling interests in any direct or indirect owner of the borrower (but does not permit the pledge of direct interests in the borrower), provided that after giving effect to such pledge the original borrower sponsor (or any successor sponsor permitted under the transfer provisions in the Mortgage Loan documents) together with its controlled affiliates and any institutional fund investor (as defined in the Mortgage Loan documents) own at least a 20% equity interest in the borrower, and control the borrower and the day-to-day operation of the Mortgaged Property, and any foreclosure or transfer in lieu thereof of such pledged interests complies with the requirements of certain permitted transfers under the Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

With respect to the Mortgage Loan identified on Annex A-1 as IPCC Texas Self Storage Portfolio, representing approximately 4.9% of the Initial Pool Balance, the borrower may obtain unsecured loans from the guarantor provided that certain conditions are satisfied, including (a) the proceeds of such loans will be used solely to pay the monthly debt service payment amount, capital expenditures, extraordinary expenses, and actual operating expenses necessary for the operation, maintenance and/or re-tenanting of the Mortgaged Properties, (b) the subordinate debt will at all times be unsecured and subordinate in all respects to the Mortgage Loan documents, (c) any such subordinate debt is evidenced by a promissory note with terms and conditions otherwise acceptable to the lender, and (d) no portion of such subordinate debt will be used to make distributions to any beneficial owners of the borrower. In addition, at the time of the origination of the Mortgage Loan, Barclays provided an approximately $10.4 million corporate unsecured loan to Inland Private Capital Corporation, the borrower sponsor, which is guaranteed by its parent company, Inland Real Estate Investment Corporation, and matures in September 2017. The corporate unsecured loan is not to the borrower and is not secured by or dependent on payments from the Mortgaged Properties or the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 123 William Street, The Davenport, Center West, KOMO Plaza, 1166 Avenue of the Americas, Anaheim Marriott Suites, The Summit Birmingham, Connecticut Financial Center, Merrill Lynch Drive, Art Van Portfolio and 340 Bryant is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BACM 2017-BNK3 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of The Summit Birmingham Controlling Companion Loan.

“BBCMS 2017-C1 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the KOMO Plaza Controlling Companion Loan, the 1166 Avenue of the Americas Controlling Companion Loan, the Anaheim Marriott Suites Controlling Companion Loan and the Merrill Lynch Drive Controlling Companion Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Controlling Companion Loan” means, with respect to a Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. UBS AG, New York Branch is currently the holder of the “Controlling Companion Loan” with respect to the Art Van Portfolio Whole Loan. Cantor Commercial Real Estate Lending, L.P. is currently the holder of the “Controlling Companion Loan” with respect to the 340 Bryant Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) The Summit Birmingham Whole Loan, the certificate administrator under the BACM 2017-BNK3 Pooling and Servicing Agreement, (ii) the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan, the certificate administrator under the BBCMS 2017-C1 Pooling and Servicing Agreement and (iii) a Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the KOMO Plaza Companion Loans, the 1166 Avenue of the Americas Companion Loan, the Anaheim Marriott Suites Companion Loans, The Summit Birmingham Companion Loans and the Merrill Lynch Drive Companion Loans and (ii) after the related Servicing Shift Securitization Date, each of the Art Van Portfolio Companion Loans and the 340 Bryant Companion Loan, each as defined in “—The Non-Serviced Whole Loans”.

“Non-Serviced Directing Certificateholder” means with respect to (i) The Summit Birmingham Whole Loan, the directing certificateholder (or the equivalent) under the BACM 2017-BNK3 Pooling and Servicing Agreement, (ii) the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan, the directing certificateholder (or the equivalent) under the BBCMS 2017-C1 Pooling and Servicing Agreement and (iii) any Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the directing certificateholder (or its equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) The Summit Birmingham Whole Loan, the master servicer under the BACM 2017-BNK3 Pooling and Servicing Agreement, (ii) the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan, the master servicer under the BBCMS 2017-C1 Pooling and Servicing Agreement and (iii)  any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan, The Summit Birmingham Mortgage Loan and the Merrill Lynch Drive Mortgage Loan, as defined in “—The Whole Loans—The Non-Serviced Whole Loans”. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced PSA” means with respect to (i) The Summit Birmingham Whole Loan, the BACM 2017-BNK3 Pooling and Servicing Agreement, (ii) the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan, the BBCMS 2017-C1 Pooling and Servicing Agreement and (iii)  any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) The Summit Birmingham Whole Loan, the special servicer under the BACM 2017-BNK3 Pooling and Servicing Agreement, (ii) the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan, the special servicer under the BBCMS 2017-C1 Pooling and Servicing Agreement and (iii)  any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means the 1166 Avenue of the Americas Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to (i) The Summit Birmingham Whole Loan, the trustee under the BACM 2017-BNK3 Pooling and Servicing Agreement, (ii) the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan, the trustee under the BBCMS 2017-C1 Pooling and Servicing Agreement and (iii) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan, The Summit Birmingham Whole Loan and the Merrill Lynch Drive Whole Loan. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loan. Prior to the applicable Servicing Shift Securitization Date, the Art Van Portfolio Companion Loans and the 340 Bryant Companion Loan will be Serviced Companion Loans.

“Serviced Mortgage Loan” means each of the 123 William Street Mortgage Loan, The Davenport Mortgage Loan, the Center West Mortgage Loan and the Connecticut Financial Center Mortgage Loan. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the 123 William Street Companion Loans, The Davenport Companion Loan, the Center West Companion Loans and the Connecticut Financial Center Companion Loans.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Whole Loan” means each of the 123 William Street Whole Loan, The Davenport Whole Loan, the Center West Whole Loan and the Connecticut Financial Center Whole Loan. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of the Art Van Portfolio Mortgage Loan and the 340 Bryant Mortgage Loan will be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means each of the Art Van Portfolio PSA and the 340 Bryant PSA.

“Servicing Shift Securitization Date” means each of the Art Van Portfolio Control Note Securitization Date and the 340 Bryant Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of the Art Van Portfolio Whole Loan and the 340 Bryant Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means each of the Serviced Subordinate Companion Loan and the Non-Serviced Subordinate Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
123 William Street	$62,500,000	9.8%	$77,500,000	N/A	48.3%	48.3%	1.56x	1.56x
The Davenport	$55,000,000	8.6%	$50,000,000	N/A	49.1%	49.1%	1.86x	1.86x
Center West	$40,000,000	6.3%	$40,000,000	N/A	38.3%	38.3%	1.94x	1.94x
KOMO Plaza	$32,500,000	5.1%	$106,500,000	N/A	50.0%	50.0%	2.47x	2.47x
1166 Avenue of the Americas	$28,750,000	4.5%	$56,250,000	$25,000,000	37.8%	48.9%	1.79x	1.37x
Anaheim Marriott Suites	$24,000,000	3.8%	$30,000,000	N/A	65.1%	65.1%	1.62x	1.62x
The Summit Birmingham	$22,800,000	3.6%	$185,200,000	N/A	54.3%	54.3%	1.68x	1.68x
Connecticut Financial Center	$22,715,562	3.6%	$22,715,562	N/A	64.9%	64.9%	1.95x	1.95x
Merrill Lynch Drive	$20,660,000	3.2%	$82,940,000	N/A	67.7%	67.7%	2.95x	2.95x
Art Van Portfolio	$18,750,000	2.9%	$50,000,000	N/A	68.2%	68.2%	1.47x	1.47x
340 Bryant	$14,700,000	2.3%	$16,000,000	N/A	59.0%	59.0%	1.43x	1.43x

(1)	Calculated including any related Companion Loans but excluding any related Subordinate Companion Loan.

(2)	Calculated including any related Companion Loans and any related Subordinate Companion Loan.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the controlling note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder
KOMO Plaza	BBCMS 2017-C1	BBCMS Mortgage Trust 2017-C1	RREF III-D BBCMS 2017-C1, LLC
1166 Avenue of the Americas	BBCMS 2017-C1	BBCMS Mortgage Trust 2017-C1	RREF III-D BBCMS 2017-C1, LLC
Anaheim Marriott Suites	BBCMS 2017-C1	BBCMS Mortgage Trust 2017-C1	RREF III-D BBCMS 2017-C1, LLC
The Summit Birmingham	BACM 2017-BNK3	Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3	BlackRock Realty Advisors, Inc.
Merrill Lynch Drive	BBCMS 2017-C1	BBCMS Mortgage Trust 2017-C1	RREF III-D BBCMS 2017-C1, LLC

(1)	Does not include the Art Van Portfolio Whole Loan or the 340 Bryant Whole Loan, for each of which servicing will be transferred on the related Servicing Shift Securitization Date. The initial controlling noteholder of the Art Van Portfolio Whole Loan will be UBS AG, New York Branch or an affiliate, and the initial controlling noteholder of the 340 Bryant Whole Loan will be Cantor Commercial Real Estate Lending, L.P. or an affiliate, in each case as holder of the related Controlling Companion Loan. With respect to each such Whole Loan, after the related Servicing Shift Securitization Date, the controlling noteholder of such Whole Loan will be the securitization trust into which the related Controlling Companion Loan is deposited. The initial directing certificateholder after such Servicing Shift Securitization Date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related Controlling Companion Loan was deposited.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

The Serviced Whole Loans

123 William Street Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 123 William Street, representing approximately 9.8% of the Initial Pool Balance (the “123 William Street Mortgage Loan”) is part of a whole loan comprised of three promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 123 William Street Mortgage Loan is evidenced by one promissory note designated as Note A-1 having an outstanding principal balance as of the Cut-off Date of $62,500,000. The related Companion Loans are evidenced by two promissory notes, Note A-2 and Note A-3 (collectively, the “123 William Street Companion Loans”), with outstanding principal balances as of the Cut-off Date of $50,000,000 and $27,500,000 respectively, that are not included in the issuing entity. Only the 123 William Street Mortgage Loan is an asset of the issuing entity. The 123 William Street Companion Loans are pari passu in right of payment with the 123 William Street Mortgage Loan.

The 123 William Street Mortgage Loan and the 123 William Street Companion Loans are collectively referred to as the “123 William Street Whole Loan”. The 123 William Street Companion Loan evidenced by Note A-2 and the 123 William Street Companion Loan evidenced by Note A-3 are currently held by Barclays Bank PLC or an affiliate. It is anticipated that the 123 William Street Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The rights of the issuing entity as the holder of the 123 William Street Mortgage Loan and the rights of the holders of the 123 William Street Companion Loans are subject to a co-lender agreement (the “123 William Street Co-Lender Agreement”).

Servicing

The 123 William Street Whole Loan will be serviced from and after the Closing Date by the master servicer, and, if necessary, the special servicer, pursuant to the terms of the PSA, subject to the terms of the 123 William Street Co-Lender Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, under the PSA will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the 123 William Street Mortgage Loan pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 123 William Street Mortgage Loan, and (ii) any required Servicing Advances with respect to the 123 William Street Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 123 William Street Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of a related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. No party to the PSA will have any obligation to make advances of principal and interest on any 123 William Street Companion Loan.

Distributions

The 123 William Street Co-Lender Agreement sets forth the respective rights of the holder of the 123 William Street Mortgage Loan and the holders of the 123 William Street Companion Loans with respect to distributions of funds received in respect of the 123 William Street Whole Loan, and provides, in general, that:

●	the 123 William Street Mortgage Loan and the 123 William Street Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 123 William Street Whole Loan or the related Mortgaged Property will be applied to the 123 William Street Mortgage Loan and the 123 William Street Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the application of proceeds, awards or settlements to restoration or repair or release to the borrower, the payment of amounts for reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the master servicer, special servicer, trustee, operating advisor, certificate administrator and depositor under the PSA) in accordance with the terms of the 123 William Street Co-Lender Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the 123 William Street Whole Loan will be allocated, on a pro rata and pari passu basis, to the 123 William Street Mortgage Loan and the 123 William Street Companion Loans in accordance with the terms of the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 123 William Street Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 123 William Street Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of payments and collections on other Mortgage Loans, but not out of payments or other collections on the 123 William Street Companion Loans or any loans included in any securitization trust related to the 123 William Street Companion Loans.

Certain costs and expenses (such as a pro rata share of a Servicing Advance and/or interest thereon) allocable to the 123 William Street Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such 123 William Street Companion Loans or from general collections with respect to any securitization of any such 123 William Street Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” for more information regarding the allocation of collections and expenses in respect of the 123 William Street Whole Loan.

Application of Penalty Charges

Pursuant to the 123 William Street Co-Lender Agreement, penalty charges paid in respect of the 123 William Street Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 123 William Street Mortgage Loan and the 123 William Street Companion Loans by the amount necessary to pay the master servicer, the trustee or the special servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the 123 William Street Mortgage Loan and the 123 William Street Companion Loans by the amount necessary to pay the master servicer, trustee, the Other Master Servicer or the trustee under the related Other PSA for any interest accrued on any P&I Advance (or P&I advance under the related Other PSA) made with respect to the 123 William Street Mortgage Loan or the 123 William Street Companion Loans by such party (if and as specified in the PSA or the related Other

PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 123 William Street Mortgage Loan and 123 William Street Companion Loans by the amount necessary to pay additional expenses of the Trust (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the 123 William Street Whole Loan (as specified in the PSA) and finally, (i) in the case of the remaining amount of penalty charges allocable to the 123 William Street Mortgage Loan, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA and (ii) in the case of the remaining amount of penalty charges allocable to each 123 William Street Companion Loan, be paid, prior to the securitization of the non-lead note, to each companion noteholder and after the securitization of the non-lead note, to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the 123 William Street Co-Lender Agreement will be the holders of the majority of the Controlling Class (such party, the “123 William Street Directing Holder”); provided that, in certain situations set forth in the PSA where the Directing Certificateholder holds an ownership interest in the related borrower, the Directing Certificateholder will not be entitled to exercise certain rights with respect to the 123 William Street Whole Loan. In its capacity as representative of the 123 William Street Directing Holder under the 123 William Street Co-Lender Agreement, the 123 William Street Directing Holder will be entitled to exercise the rights granted to the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the 123 William Street Whole Loan.

As such, pursuant to the terms of the 123 William Street Co-Lender Agreement, certain decisions to be made with respect to the 123 William Street Whole Loan, including certain Major Decisions and the implementation of any recommended actions outlined in an Asset Status Report, will require the approval of the 123 William Street Directing Holder. Generally, pursuant to the 123 William Street Co-Lender Agreement, if the 123 William Street Directing Holder fails to notify the special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decisions will be deemed approved. The Directing Certificateholder, as the party entitled under the PSA to exercise the rights of the 123 William Street Directing Holder, will have certain consent and/or consultation rights with respect to the 123 William Street Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan or Servicing Shift Mortgage Loan), and will be entitled to exercise the rights and powers of the 123 William Street Directing Holder under the 123 William Street Co-Lender Agreement.

Notwithstanding the 123 William Street Directing Holder’s consent and/or consultation rights described above, the master servicer (if authorized under the PSA) or the special servicer, as applicable, is permitted to implement any Major Decision before the expiration of the aforementioned ten (10) business day period (or thirty (30) days with respect to an acceptable insurance default) if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 123 William Street Mortgage Loan and the 123 William Street Companion Loan.

Pursuant to the terms of the 123 William Street Co-Lender Agreement, the holders of the 123 William Street Companion Loans (or, at any time any 123 William Street Companion Loan is included in a securitization, the holder of the specified interest in the class of securities issued in such securitization designated as the “controlling class” or their duly appointed representative or any other party assigned the right to exercise the rights of the holder of such 123 William Street Companion Loan, as and to the extent provided in the servicing agreement governing the securitization of such 123 William Street Companion Loans) as non-controlling noteholders (the “123 William Street Non-Controlling Noteholders”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the 123 William Street Whole Loan, that the master servicer or the special servicer is required to provide to the 123 William Street Directing Holder under the PSA within the same time frame that the master servicer or the special servicer is required to provide such notices, information and reports to the 123 William Street Directing Holder (but without regard to whether or not the 123 William Street Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the master servicer and the special servicer on a strictly non-binding basis with respect to any such Major Decisions or the implementation by the master servicer or the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the 123 William Street Non-Controlling Noteholders will expire ten (10) business days after the delivery by the master servicer or the special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the 123 William Street Non-Controlling Noteholders’ consultation rights described above, the master servicer or the special servicer is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 123 William Street Mortgage Loan and the 123 William Street Companion Loans.

In addition to the consultation rights of the 123 William Street Non-Controlling Noteholders described above, the 123 William Street Non-Controlling Noteholders will have the right to annual conference calls with the master servicer or special servicer upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the 123 William Street Whole Loan are to be discussed.

No objection, direction or advice contemplated by the 123 William Street Co-Lender Agreement may require or cause the master servicer or the special servicer, as applicable, under the PSA to (i) violate any provisions of the 123 William Street Mortgage Loan documents, applicable law, the PSA, the 123 William Street Co-Lender Agreement, the REMIC provisions or such master servicer’s or special servicer’s obligation to act in accordance with the servicing standard under the PSA, (ii) result in the imposition of a tax on any Trust REMIC under the REMIC provisions or cause any Trust REMIC to fail to qualify as a REMIC or cause the grantor trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes, (iii) expose such master servicer or special servicer, or any of their respective affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which the 123 William Street Co-Lender Agreement or the PSA does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the 123 William Street Co-Lender Agreement, it is acknowledged that the PSA will provide that if the 123 William Street Mortgage Loan becomes at least 60 days delinquent, and if the special servicer determines pursuant to the PSA and the 123 William Street Co-Lender Agreement to sell the 123 William Street Mortgage Loan, then such special servicer will be required to sell the 123 William Street Mortgage Loan together with the 123 William Street Companion Loans as a single whole loan in accordance with the procedures set forth in the PSA, subject to the satisfaction of certain notice and information delivery requirements.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 123 William Street Whole Loan if it becomes a defaulted loan without the written consent of the 123 William Street Non-Controlling Noteholders unless such special servicer has delivered to the 123 William Street Non-Controlling Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 123 William Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 123 William Street Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 123 William Street Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided that each 123 William Street Non-Controlling Noteholder may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the 123 William Street Co-Lender Agreement, each 123 William Street Non-Controlling Noteholder (or its representative) will be permitted to submit an offer at any sale of the 123 William Street Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of the 123 William Street Co-Lender Agreement, and subject to the terms of the PSA, the 123 William Street Directing Holder will have the right, with or without cause, to replace the special servicer which is then acting with respect to the 123 William Street Whole Loan and appoint a replacement special servicer without the consent of the holders of the 123 William Street Non-Controlling Companion Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of the Special Servicer” in this prospectus.

The Davenport Whole Loan

General

The Mortgaged Property identified on Annex A-1 as The Davenport (the “Davenport Mortgaged Property”), secures two (2) promissory notes (Notes A-1 and A-2) originated by Wells Fargo Bank, National Association. Note A-1 evidences a mortgage loan to be included in this securitization transaction (the “Davenport Mortgage Loan”), representing approximately 8.6% of the Initial Pool Balance. Note A-2 evidences a Companion Loan that will not be held by the Trust (the “Davenport Companion Loan”) and, together with the Davenport Mortgage Loan, the “Davenport Whole Loan”) and that is pari passu in right of payment with the Davenport Mortgage Loan. The Davenport Companion Loan had a principal balance as of the Cut-off Date of approximately $50,000,000 and is currently held by Wells Fargo Bank, National Association, which is a sponsor and an originator. The Davenport Mortgage Loan represents the controlling interest in the Davenport Whole Loan.

The holders of the Davenport Whole Loan (the “Davenport Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Davenport Noteholder (the “Davenport Intercreditor Agreement”).

Servicing

The Davenport Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Davenport Intercreditor Agreement.

Advances

The applicable master servicer, the applicable special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the applicable special servicer, may choose to make): (i) any required P&I Advances on the Davenport Mortgage Loan (but not on the Davenport Companion Loan) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Davenport Mortgage Loan, and (ii) any required Servicing Advances with respect to the Davenport Whole Loan unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Davenport Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of the related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. Furthermore, only the master servicer, special servicer and/or trustee under the Other PSA governing the securitization of the Davenport Companion Loan will be responsible for making advances of principal and interest on the Davenport Companion Loan (but not on the Davenport Mortgage Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on the Davenport Companion Loan.

Distributions

The terms of the Davenport Intercreditor Agreement set forth the respective rights of the Davenport Noteholders with respect to distributions of funds received in respect of the Davenport Whole Loan, and provide, in general, that:

●	the Davenport Mortgage Loan and the Davenport Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Davenport Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Davenport Mortgage Loan and the Davenport Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer or trustee under the PSA) in accordance with the terms of the Davenport Intercreditor Agreement and the PSA; and

●	fees, costs, expenses, losses and shortfalls relating to the Davenport Whole Loan will be allocated on a pro rata and pari passu basis to the Davenport Mortgage Loan and the Davenport Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Davenport Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Davenport Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Davenport Companion Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the Davenport Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the Davenport Companion Loan or from general collections with respect to any securitization of the Davenport Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

Pursuant to the Davenport Intercreditor Agreement, the PSA may provide for the application of penalty charges paid in respect of the Davenport Whole Loan to be used to (i) pay the applicable master servicer, the trustee or the applicable special servicer for interest accrued on any Servicing Advances and reimbursement of Servicing Advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance (including any P&I Advance made on the Davenport Mortgage Loan pursuant to the PSA), (iii) pay certain other expenses incurred with respect to the Davenport Whole Loan and (iv) pay to the applicable master servicer and/or the applicable special servicer as additional servicing compensation, except that for so long as the Davenport Companion Loan is not included in a securitization, any penalty charges allocated to the Davenport Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of the Davenport Companion Loan and will not be paid to the applicable master servicer and/or applicable special servicer without the express consent of such holder.

Consultation and Control

The controlling noteholder under the Davenport Intercreditor Agreement with respect to the Davenport Whole Loan will be the Trust as holder of the Davenport Mortgage Loan (such party, the “Davenport Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the Davenport Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Davenport Controlling Noteholder. As such, pursuant to the terms of the Davenport Intercreditor Agreement, certain decisions to be made with respect to the Davenport Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any Asset Status Report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the applicable special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decision will be deemed approved. In addition, the Davenport Intercreditor Agreement provides that the Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Davenport Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the PSA, the Directing Certificateholder will only have these rights with respect to the

Davenport Whole Loan for so long as it has similar rights with respect to each other Mortgage Loan serviced under the PSA (other than any applicable Excluded Loan).

The Davenport Intercreditor Agreement also provides that:

●	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Davenport Controlling Noteholder is necessary to protect the interests of the holders of the Davenport Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the Davenport Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Davenport Controlling Noteholder’s response; and

●	no objection, direction or advice contemplated by the Davenport Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Davenport Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard or materially expand the scope of responsibilities of any of the master servicer or special servicer, as applicable.

Pursuant to the terms of the Davenport Intercreditor Agreement, the PSA must provide that the holder of the Davenport Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, in each case, a “Davenport Non-Controlling Noteholder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Davenport Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the Davenport Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the Davenport Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the Davenport Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an asset status report. The consultation right of the Davenport Non-Controlling Noteholder will expire ten (10) business days after the delivery by the Davenport Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Davenport Non-Controlling Noteholder’s consultation rights described above, the Davenport Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Davenport Mortgage Loan and the Davenport Companion Loan.

In addition to the consultation rights of the Davenport Non-Controlling Noteholder described above, the Davenport Non-Controlling Noteholder will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the applicable master servicer or applicable special servicer) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the Davenport Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of the Davenport Non-Controlling Noteholder.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Davenport Intercreditor Agreement and the PSA, if the Davenport Mortgage Loan becomes a “defaulted mortgage loan” and thereafter the applicable special servicer determines pursuant to the PSA and the Davenport Intercreditor Agreement to pursue a sale of the Davenport Mortgage Loan, such special servicer will be required to sell the Davenport Mortgage Loan together with the Davenport Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether certain offers received for the Davenport Mortgage Loan and the Davenport Companion Loan constitute a fair price. The Davenport Non-Controlling Noteholder will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the applicable special servicer will not be permitted to sell the Davenport Whole Loan if it becomes a Defaulted Loan without the written consent of the Davenport Non-Controlling Noteholder unless the applicable special servicer has delivered to such Davenport Non-Controlling Noteholder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Davenport Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Davenport Whole Loan, and any documents in the servicing file requested by such Davenport Non-Controlling Noteholder that are material to the sale price; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Davenport Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable master servicer or the applicable special servicer in connection with the proposed sale; provided that the Davenport Non-Controlling Noteholder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Davenport Mortgage Loan and the Davenport Companion Loan will be permitted to submit an offer at any sale of the Davenport Whole Loan unless such person is a borrower party. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

The Davenport Controlling Noteholder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control Termination Event exists or the Davenport Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to the Davenport Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the

Davenport Non-Controlling Noteholder as long as such replacement special servicer satisfies the conditions set forth in the PSA and the Davenport Intercreditor Agreement (including, if the replacement special servicer does not meet the requisite qualifications set forth in the Davenport Intercreditor Agreement, obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which the Davenport Companion Loan is deposited). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

For additional information regarding the servicing of the Davenport Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

Center West Whole Loan

General

The Mortgaged Property identified on Annex A-1 as Center West (the “Center West Mortgaged Property”), secures four (4) pari passu promissory notes (Notes A-1, A-2, A-3 and A-4) originated by UBS AG. Notes A-2 and A-3 collectively evidence a mortgage loan to be included in this securitization transaction (the “Center West Mortgage Loan”), representing approximately 6.3% of the Initial Pool Balance. The portion of the Center West Whole Loan (as defined below) evidenced by (a) promissory Note A-1, with an original principal balance of $30,000,000, which was contributed to the BBCMS 2017-C1 securitization trust and (b) promissory Note A-4, with an original principal balance of $10,000,000, which is currently held by UBS AG and is expected to be contributed to one or more future securitizations (collectively, the “Center West Companion Loans” and, together with the Center West Mortgage Loan, the “Center West Whole Loan”), are pari passu in right of payment with the Center West Mortgage Loan. The Center West Mortgage Loan represents the controlling interest in the Center West Whole Loan.

The holders of the Center West Whole Loan (the “Center West Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Center West Noteholder (the “Center West Intercreditor Agreement”).

Servicing

The Center West Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Center West Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the Center West Mortgage Loan (but not on the Center West Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Center West Mortgage Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Property protection advances in respect of the related Mortgaged Property will be made by master servicer or the trustee, as applicable, as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus.

Pursuant to the Center West Intercreditor Agreement, to the extent amounts on deposit in the collection account established under the PSA with respect to the Center West Whole Loan are insufficient to reimburse the master servicer or the trustee, as applicable, for any property protection advance and/or interest thereon, the holders of the Center West Companion Loans will be required to, promptly following notice from the master servicer, pay its pro rata share of such property protection advance and/or interest thereon. In addition, the holders of the Center West Companion Loans will be required to promptly reimburse the master servicer or the trustee for such holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Center West Whole Loan as to which such party is entitled to be reimbursed pursuant to the terms of the PSA, to the extent the amounts on deposit in the applicable collection account with respect to the Center West Whole Loan are insufficient for reimbursement of such amounts.

Distributions

The terms of the Center West Intercreditor Agreement set forth the respective rights of the Center West Noteholders with respect to distributions of funds received in respect of the Center West Whole Loan, and provide, in general, that:

●	the Center West Mortgage Loan and the Center West Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Center West Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Center West Mortgage Loan and the Center West Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer or trustee under the PSA) in accordance with the terms of the Center West Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the Center West Whole Loan will be allocated on a pro rata and pari passu basis to the Center West Mortgage Loan and the Center West Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Center West Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Center West Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Center West Companion Loans. Similarly, P&I Advances on the Center West Companion Loans are not reimbursable out of payments or other collections on the Center West Mortgage Loan or the Mortgage Loans.

Application of Penalty Charges

The Center West Intercreditor Agreement provides that penalty charges paid on the Center West Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Center West Mortgage Loan and the Center West Companion Loans by the amount necessary to pay the master servicer, the trustee or the special servicer for any interest accrued on any Servicing Advances and for reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the Center West Mortgage Loan and the Center West

Companion Loans by the amount necessary to pay the master servicer or trustee, for any interest accrued on any P&I Advance made with respect to such loan by such party (if and as specified in the PSA), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Center West Mortgage Loan and the Center West Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Center West Whole Loan (as specified in the PSA), and, finally, with respect to any remaining amount of penalty charges allocable to the Center West Mortgage Loan and the Center West Companion Loans, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the Center West Intercreditor Agreement with respect to the Center West Whole Loan will be the Trust as holder of the Center West Mortgage Loan (such party, the “Center West Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the Center West Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Center West Controlling Noteholder. As such, pursuant to the terms of the Center West Intercreditor Agreement, certain decisions to be made with respect to the Center West Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any Asset Status Report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the applicable special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days (or thirty (30) days with respect to an acceptable insurance default) of written notice thereof, such Major Decision will be deemed approved. Pursuant to the terms of the Center West Intercreditor Agreement, the directing holder will have certain consent and/or consultation rights with respect to the Center West Whole Loan and will be entitled to exercise the rights and powers granted thereunder and under the PSA.

The Center West Intercreditor Agreement also provides that:

●	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Center West Controlling Noteholder is necessary to protect the interests of the holders of the Center West Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the Center West Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Center West Controlling Noteholder’s response; and

●	no objection, direction or advice contemplated by the Center West Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Center West Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard.

Pursuant to the terms of the Center West Intercreditor Agreement, the holders of the Center West Companion Loans, as non-controlling noteholders, or their respective designees (such holders or their respective designees, in each case, a “Center West Non-Controlling Noteholder”), will have the right (i) to receive copies of any notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Center West Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the Center West Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the Center West Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) to be consulted by the Center West Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to certain Major Decisions as set forth in the Center West Intercreditor Agreement and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation rights of the Center West Non-Controlling Noteholders will expire ten (10) business days after the delivery by the Center West Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Center West Non-Controlling Noteholders’ consultation rights described above, the Center West Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Center West Mortgage Loan and the Center West Companion Loans.

In addition to the consultation rights of the Center West Non-Controlling Noteholders described above, the Center West Non-Controlling Noteholders will have the right to attend annual meetings (which may be held telephonically) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the Center West Whole Loan are discussed.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Center West Intercreditor Agreement and the PSA, if the Center West Mortgage Loan becomes a Defaulted Loan and thereafter the applicable special servicer determines pursuant to the PSA and the Center West Intercreditor Agreement to pursue a sale of the Center West Mortgage Loan, such special servicer will be required to sell the Center West Mortgage Loan together with the Center West Companion Loans as a single whole loan, in accordance with the procedures generally consistent with those set forth under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties”.

Notwithstanding the foregoing, the applicable special servicer will not be permitted to sell the Center West Whole Loan if it becomes a Defaulted Loan without the written consent of the Center West Non-Controlling Noteholders unless the applicable special servicer has delivered to such Center West Non-Controlling Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Center West Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Center West Whole Loan, and any documents in the servicing file requested by such Center West Non-Controlling Noteholders; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Center West Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable master servicer or the applicable special servicer in connection with the proposed sale; provided that the Center West Non-Controlling Noteholders may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Center West Mortgage Loan and the Center West Companion Loans will be permitted to submit an offer at any sale of the Center West Whole Loan unless such person is a borrower party. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of the Center West Intercreditor Agreement, and subject to the terms of the PSA, the Center West Controlling Noteholder will have the right (such right to be exercised by the Directing Certificateholder unless a Control Termination Event exists or the Center West Whole Loan is an Excluded Loan), with or without cause, to replace the special servicer then acting with respect to the Center West Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Center West Non-Controlling Noteholders as long as such replacement special servicer satisfies the conditions set forth in the PSA and the Center West Intercreditor Agreement (including obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which the Center West Companion Loans are deposited). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

For additional information regarding the servicing of the Center West Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

Connecticut Financial Center Whole Loan

General

The Mortgaged Property identified on Annex A-1 as Connecticut Financial Center (the “Connecticut Financial Center Mortgaged Property”), secures three (3) promissory notes (Notes A-1, A-2 and A-3) originated by UBS AG. Notes A-2 and A-3 collectively evidence a mortgage loan to be included in this securitization transaction (the “Connecticut Financial Center Mortgage Loan”), representing approximately 3.6% of the Initial Pool Balance. Note A-1 evidences a Companion Loan that will not be held by the Trust (the “Connecticut Financial Center Companion Loan” and, together with the Connecticut Financial Center Mortgage Loan, the “Connecticut Financial Center Whole Loan”) and is pari passu in right of payment with the Connecticut Financial Center Mortgage Loan. The Connecticut Financial Center Companion Loan had a principal balance as of the Cut-off Date of approximately $22,715,562 and is currently held by the BBCMS 2017-C1 securitization trust. The Connecticut Financial Center Mortgage Loan represents the controlling interest in the Connecticut Financial Center Whole Loan.

The holders of the Connecticut Financial Center Whole Loan (the “Connecticut Financial Center Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Connecticut Financial Center Noteholder (the “Connecticut Financial Center Intercreditor Agreement”).

Servicing

The Connecticut Financial Center Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Connecticut Financial Center Intercreditor Agreement.

Advances

The master servicer or trustee, as applicable, will be responsible for making any required P&I Advances on the Connecticut Financial Center Mortgage Loan (but not on the Connecticut Financial Center Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Connecticut Financial Center Mortgage Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Property protection advances in respect of the related Mortgaged Property will be made by master servicer or the trustee, as applicable, as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus.

Pursuant to the Connecticut Financial Center Intercreditor Agreement, to the extent amounts on deposit in the collection account established under the PSA with respect to the Connecticut Financial Center Whole Loan are insufficient to reimburse the master servicer or the trustee, as applicable, for any property protection advance and/or interest thereon, the holder of the Connecticut Financial Center Companion Loan will be required to, promptly following notice from the master servicer, pay its pro rata share of such property protection advance and/or interest thereon. In addition, the holder of the Connecticut Financial Center Companion Loan will be required to promptly reimburse the master servicer or the trustee for such holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Connecticut Financial Center Whole Loan as to which such party is entitled to be reimbursed pursuant to the terms of the PSA, to the extent the amounts on deposit in the applicable collection account with respect to the Connecticut Financial Center Whole Loan are insufficient for reimbursement of such amounts.

Distributions

The terms of the Connecticut Financial Center Intercreditor Agreement set forth the respective rights of the Connecticut Financial Center Noteholders with respect to distributions of funds received in respect of the Connecticut Financial Center Whole Loan, and provide, in general, that:

●	the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Connecticut Financial Center Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer or trustee under the PSA) in accordance with the terms of the Connecticut Financial Center Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the Connecticut Financial Center Whole Loan will be allocated on a pro rata and pari passu basis to the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Connecticut Financial Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Connecticut Financial Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Connecticut Financial Center Companion Loan. Similarly, P&I Advances on the Connecticut Financial Center Companion Loan are not reimbursable out of payments or other collections on the Connecticut Financial Center Mortgage Loan or the Mortgage Loans.

Application of Penalty Charges

The Connecticut Financial Center Intercreditor Agreement provides that penalty charges paid on the Connecticut Financial Center Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan by the amount necessary to pay the master servicer, the trustee or the special servicer for any interest accrued on any Servicing Advances and for reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan by the amount necessary to pay the master servicer or trustee, for any interest accrued on any P&I Advance made with respect to such loan by such party (if and as specified in the PSA), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Connecticut Financial Center Whole Loan (as specified in the PSA), and, finally, with respect to any remaining amount of penalty charges allocable to the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the Connecticut Financial Center Intercreditor Agreement with respect to the Connecticut Financial Center Whole Loan will be the Trust as holder of the Connecticut Financial Center Mortgage Loan (such party, the “Connecticut Financial Center Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the Connecticut Financial Center Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Connecticut Financial Center Controlling Noteholder. As such, pursuant to the terms of the Connecticut Financial Center Intercreditor Agreement, certain decisions to be made with respect to the Connecticut Financial Center Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any Asset Status Report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the applicable special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days (or thirty (30) days with respect to an acceptable insurance default) of written notice thereof, such Major Decision will be deemed approved. Pursuant to the terms of the Connecticut Financial Center Intercreditor Agreement, the directing holder will have certain consent and/or consultation rights with respect to the Connecticut Financial Center Whole Loan and will be entitled to exercise the rights and powers granted thereunder and under the PSA.

The Connecticut Financial Center Intercreditor Agreement also provides that:

●	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Connecticut Financial Center Controlling Noteholder is necessary to protect the interests of the holders of the Connecticut Financial Center Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the Connecticut Financial Center Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Connecticut Financial Center Controlling Noteholder’s response; and

●	no objection, direction or advice contemplated by the Connecticut Financial Center Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Connecticut Financial Center Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard.

Pursuant to the terms of the Connecticut Financial Center Intercreditor Agreement, the holder of the Connecticut Financial Center Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, the “Connecticut Financial Center Non-Controlling Noteholder”), will have the right (i) to receive copies of any notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Connecticut Financial Center Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the Connecticut Financial Center Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the Connecticut Financial Center Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) to be consulted by the Connecticut Financial Center Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to certain Major Decisions as set forth in the Connecticut Financial Center Intercreditor Agreement and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the Connecticut Financial Center Non-Controlling Noteholder will expire ten (10) business days after the delivery by the Connecticut Financial Center Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Connecticut Financial Center Non-Controlling Noteholder’s consultation rights described above, the Connecticut Financial Center Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan.

In addition to the consultation rights of the Connecticut Financial Center Non-Controlling Noteholder described above, the Connecticut Financial Center Non-Controlling Noteholder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the Connecticut Financial Center Whole Loan are discussed.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Connecticut Financial Center Intercreditor Agreement and the PSA, if the Connecticut Financial Center Mortgage Loan becomes a Defaulted Loan and thereafter the applicable special servicer determines pursuant to the PSA and the Connecticut Financial Center Intercreditor Agreement to pursue a sale of the Connecticut Financial Center Mortgage Loan, such special servicer will be required to sell the Connecticut Financial Center Mortgage Loan together with the Connecticut Financial Center Companion Loan as a single whole loan, in accordance with the procedures generally consistent with those set forth under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties”.

Notwithstanding the foregoing, the applicable special servicer will not be permitted to sell the Connecticut Financial Center Whole Loan if it becomes a Defaulted Loan without the written consent of the Connecticut Financial Center Non-Controlling Noteholder unless the applicable special servicer has delivered to such Connecticut Financial Center Non-Controlling Noteholder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Connecticut Financial Center Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Connecticut Financial Center Whole Loan, and any documents in the servicing file requested by such Connecticut Financial Center Non-Controlling Noteholder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Connecticut Financial Center Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable master servicer or the applicable special servicer in connection with the proposed sale; provided that the Connecticut Financial Center Non-Controlling Noteholder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Connecticut Financial Center Mortgage Loan and the Connecticut Financial Center Companion Loan will be permitted to submit an offer at any sale of the Connecticut Financial Center Whole Loan unless such person is a borrower party. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of the Connecticut Financial Center Intercreditor Agreement, and subject to the terms of the PSA, the Connecticut Financial Center Controlling Noteholder will have the right (such right to be exercised by the Directing Certificateholder unless a Control

Termination Event exists or the Connecticut Financial Center Whole Loan is an Excluded Loan), with or without cause, to replace the special servicer then acting with respect to the Connecticut Financial Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Connecticut Financial Center Non-Controlling Noteholder as long as such replacement special servicer satisfies the conditions set forth in the PSA and the Connecticut Financial Center Intercreditor Agreement (including obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which the Connecticut Financial Center Companion Loan is deposited). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

For additional information regarding the servicing of the Connecticut Financial Center Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

The Non-Serviced Whole Loans

KOMO Plaza Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as KOMO Plaza (the “KOMO Plaza Mortgage Loan”), representing approximately 5.1% of the Initial Pool Balance, is part of a split loan structure comprised of five (5) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The KOMO Plaza Mortgage Loan is evidenced by two promissory notes designated as note A-1 and note A-4, with an aggregate original principal balance of $32,500,000. The related Companion Loans are evidenced by three (3) promissory notes: (i) one mortgage note designated as note A-2, with an original principal balance of $20,000,000 (the “KOMO Plaza Controlling Companion Loan”); and (ii) two mortgage notes designated as note A-3 and note A-5, with an aggregate original principal balance of $86,500,000 (collectively, together with the KOMO Plaza Controlling Companion Loan, the “KOMO Plaza Companion Loans”). The KOMO Plaza Companion Loans are pari passu in right of payment with the KOMO Plaza Mortgage Loan.

The KOMO Plaza Companion Loans together with the KOMO Plaza Mortgage Loan are collectively referred to as the “KOMO Plaza Whole Loan”. Only the KOMO Plaza Mortgage Loan is an asset of the issuing entity. The KOMO Plaza Controlling Companion Loan and the KOMO Plaza Companion Loan represented by note A-3 were contributed to the BBCMS 2017-C1 securitization trust (the “BBCMS 2017-C1 Securitization”). The KOMO Plaza Companion Loan represented by note A-5 was contributed to the BACM 2017-BNK3 securitization trust.

The holders of the KOMO Plaza Whole Loan (the “KOMO Plaza Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each KOMO Plaza Noteholder (the “KOMO Plaza Intercreditor Agreement”).

Servicing

The KOMO Plaza Whole Loan will be serviced and administered pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement, among Barclays Commercial Mortgage Securities LLC, as depositor the “BBCMS 2017-C1 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BBCMS 2017-C1 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “BBCMS 2017-C1 Special Servicer”),

Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “BBCMS 2017-C1 Operating Advisor”) and as asset representations reviewer (in such capacity, the “BBCMS 2017-C1 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BBCMS 2017-C1 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “BBCMS 2017-C1 Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus, but subject to the terms of the KOMO Plaza Intercreditor Agreement. The KOMO Plaza Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the KOMO Plaza Mortgage Loan and the rights of the holders of the KOMO Plaza Companion Loans, and provides that fees, costs and expenses relating to the KOMO Plaza Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the KOMO Plaza Whole Loan, the servicing standard set forth in the BBCMS 2017-C1 Pooling and Servicing Agreement requires the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer to take into account the interests of both the Certificateholders and the KOMO Plaza Companion Loan holders as a collective whole in connection with the servicing of the KOMO Plaza Whole Loan.

Amounts payable to the issuing entity as holder of the KOMO Plaza Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the KOMO Plaza Mortgage Loan (but not on the KOMO Plaza Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the KOMO Plaza Mortgage Loan. Principal and interest advances in respect of the KOMO Plaza Companion Loans and property protection advances in respect of the KOMO Plaza Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus.

Application of Payments

The KOMO Plaza Intercreditor Agreement sets forth the respective rights of the holder of the KOMO Plaza Mortgage Loan and the holders of the KOMO Plaza Companion Loans with respect to distributions of funds received in respect of the KOMO Plaza Whole Loan, and provides, in general, that:

●	the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the KOMO Plaza Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the

KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Special Servicer or the BBCMS 2017-C1 Trustee, pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement) in accordance with the terms of the KOMO Plaza Intercreditor Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the KOMO Plaza Whole Loan will be allocated on a pro rata and pari passu basis to the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the KOMO Plaza Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the KOMO Plaza Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the KOMO Plaza Companion Loans. Similarly, principal and interest advances on the KOMO Plaza Companion Loans are not reimbursable out of payments or other collections on the KOMO Plaza Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the BBCMS 2017-C1 Pooling and Servicing Agreement with respect to the KOMO Plaza Whole Loan are insufficient to reimburse the BBCMS 2017-C1 Master Servicer, BBCMS 2017-C1 Trustee or BBCMS 2017-C1 Special Servicer, as applicable, for any property protection advance and/or interest thereon and the BBCMS 2017-C1 Master Servicer, BBCMS 2017-C1 Trustee or BBCMS 2017-C1 Special Servicer, as applicable, obtains funds from general collections of the BBCMS 2017-C1 Securitization as a reimbursement for a property protection advance or interest thereon, the issuing entity (as holder of the KOMO Plaza Mortgage Loan) will be required to, promptly following notice from the BBCMS 2017-C1 Master Servicer, pay to the BBCMS 2017-C1 Securitization for its pro rata share of such property protection advance and/or interest thereon. In addition, the issuing entity (as holder of the KOMO Plaza Mortgage Loan) is required to promptly, following notice from the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, pay or reimburse the BBCMS 2017-C1 Securitization Master Servicer or the BBCMS 2017-C1 Trustee for the KOMO Plaza Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the KOMO Plaza Whole Loan as to which the BBCMS 2017-C1 Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement (to the extent amounts collected with respect to the KOMO Plaza Whole Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the KOMO Plaza Intercreditor Agreement, the holder of the KOMO Plaza Controlling Companion Loan (the “KOMO Plaza Controlling Noteholder”) with respect to the KOMO Plaza Whole Loan will be the BBCMS 2017-C1 Trustee on behalf of the BBCMS 2017-C1 issuing entity as holder of the KOMO Plaza Controlling Companion Loan; provided that, unless a control termination event exists under the BBCMS 2017-C1 Pooling and Servicing Agreement or the KOMO Plaza Controlling Companion Loan is an “excluded loan” under the BBCMS 2017-C1 Pooling and Servicing Agreement, the directing certificateholder under the BBCMS 2017-C1 Pooling and Servicing Agreement (the “BBCMS 2017-C1 Directing Certificateholder”) will be entitled to exercise the rights of the KOMO Plaza Controlling Noteholder with respect to the KOMO Plaza Whole Loan. In its capacity as representative of the KOMO Plaza Controlling Noteholder under the KOMO Plaza Intercreditor Agreement, the BBCMS 2017-C1 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined in the BBCMS 2017-C1 Pooling and Servicing Agreement) to be taken with respect to the KOMO Plaza Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the KOMO Plaza Whole Loan will require the approval of the BBCMS 2017-C1 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). In addition, the KOMO Plaza Intercreditor Agreement provides that the BBCMS 2017-C1 Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the KOMO Plaza Whole Loan as the BBCMS 2017-C1 Directing Certificateholder deems advisable. Pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, the BBCMS 2017-C1 Directing Certificateholder will only have these rights with respect to the KOMO Plaza Whole Loan for so long as it has similar rights with respect to the other mortgage loans included in the BBCMS 2017-C1 issuing entity (other than any “excluded loan” under the BBCMS 2017-C1 Pooling and Servicing Agreement) that are serviced under the BBCMS 2017-C1 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the KOMO Plaza Intercreditor Agreement, the issuing entity (or its representative), as holder of the KOMO Plaza Mortgage Loan (the “KOMO Plaza Non-Controlling Noteholder”), which will be represented by the Directing Certificateholder unless a Consultation Termination Event exists under the PSA or the KOMO Plaza Mortgage Loan is an Excluded Loan, will (i) have a right to receive copies of all notices, information and reports that the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, is required to provide to the BBCMS 2017-C1 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the BBCMS 2017-C1 Directing Certificateholder under the BBCMS 2017-C1 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the BBCMS 2017-C1 Pooling and Servicing Agreement) with respect to certain “major decisions” under the BBCMS 2017-C1 Pooling and Servicing Agreement to be taken with respect to the KOMO Plaza Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the KOMO Plaza Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain “major decisions” to be taken with respect to the KOMO Plaza Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the KOMO Plaza Whole Loan. The consultation right of the KOMO Plaza Non-Controlling Noteholder will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the BBCMS 2017-C1 Directing Certificateholder; provided that if the BBCMS 2017-C1 Master Servicer (or the BBCMS 2017-C1 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the KOMO Plaza Non-Controlling Noteholder’s consultation rights described above, the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the KOMO Plaza

Whole Loan and it has made a reasonable effort to contact the KOMO Plaza Non-Controlling Noteholder. Neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the KOMO Plaza Non-Controlling Noteholder.

Neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer may take or refrain from taking any action pursuant to instructions from the KOMO Plaza Non-Controlling Noteholder, the BBCMS 2017-C1 Directing Certificateholder or any other party to the BBCMS 2017-C1 Pooling and Servicing Agreement that would, among other things, cause the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, to violate applicable law, the terms of the KOMO Plaza Whole Loan, the KOMO Plaza Intercreditor Agreement, the BBCMS 2017-C1 Pooling and Servicing Agreement, including the servicing standard under the BBCMS 2017-C1 Pooling and Servicing Agreement, or the REMIC provisions of the Code.

In addition to the consultation rights of the issuing entity, as KOMO Plaza Non-Controlling Noteholder as described above, the issuing entity will have the right to attend annual meetings (which may be held telephonically) with the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, upon reasonable notice and at times reasonably acceptable to the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, in which servicing issues related to the KOMO Plaza Whole Loan are discussed.

Application of Penalty Charges

Pursuant to the KOMO Plaza Intercreditor Agreement, items in the nature of penalty charges paid on the KOMO Plaza Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee or the BBCMS 2017-C1 Special Servicer for any interest accrued on any servicing advances and reimbursement of any servicing advances in accordance with the terms of the BBCMS 2017-C1 PSA, second, be used to reduce the respective amounts payable on each of the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee, the Non-Serviced Master Servicer or the Non-Serviced Trustee, as applicable, for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA, the BBCMS 2017-C1 Pooling and Servicing Agreement or any Non-Serviced PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans by the amount necessary to pay additional trust fund expenses under the BBCMS 2017-C1 Pooling and Servicing Agreement (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the KOMO Plaza Whole Loan (as specified in the BBCMS 2017-C1 Pooling and Servicing Agreement) and, finally, with respect to any remaining amount of penalty charges allocable to the KOMO Plaza Mortgage Loan, be paid to the BBCMS 2017-C1 Master Servicer and/or the BBCMS 2017-C1 Special Servicer as additional servicing compensation as provided in the BBCMS 2017-C1 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the KOMO Plaza Intercreditor Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement, if the KOMO Plaza Mortgage Loan becomes a defaulted mortgage loan and thereafter the BBCMS 2017-C1 Special Servicer determines pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement and the KOMO Plaza Intercreditor Agreement to pursue a sale of the KOMO Plaza Mortgage Loan, the BBCMS 2017-C1 Special Servicer will be required to sell the KOMO Plaza Mortgage Loan together with the KOMO Plaza Companion Loans as a single whole loan at a fair price as determined by the BBCMS 2017-C1 Special Servicer, subject to the satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans received from interested persons, the BBCMS 2017-C1 Trustee’s obligation to review whether such offer constitutes a fair price (provided that no offer from such interested person constitutes a fair price unless it is the highest offer received and at least two other bona fide offers are received from independent third parties).

The BBCMS 2017-C1 Special Servicer will not be permitted to sell the KOMO Plaza Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity unless the BBCMS 2017-C1 Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the KOMO Plaza Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the BBCMS 2017-C1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the KOMO Plaza Whole Loan, and any documents in the servicing file requested by the KOMO Plaza non-directing holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the BBCMS 2017-C1 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as KOMO Plaza Non-Controlling Noteholder, may waive any of the delivery or timing requirements set forth in this sentence. Each holder of the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans, the Directing Certificateholder, the BBCMS 2017-C1 Directing Certificateholder and any Non-Serviced Directing Certificateholder will be permitted to submit an offer at any sale of the KOMO Plaza Whole Loan unless such holder is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

Pursuant to the KOMO Plaza Intercreditor Agreement, the KOMO Plaza Controlling Noteholder will have the right, at any time, with or without cause, to replace the BBCMS 2017-C1 Special Servicer then acting with respect to the KOMO Plaza Whole Loan and appoint a replacement special servicer in lieu thereof. Accordingly, the BBCMS 2017-C1 Directing Certificateholder (prior to a control termination event under the BBCMS 2017-C1 Pooling and Servicing Agreement), and the applicable BBCMS 2017-C1 certificateholders with the requisite percentage of voting rights (if a control termination event exists under the BBCMS 2017-C1 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the BBCMS 2017-C1 Special Servicer then acting with respect to the KOMO Plaza Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity, as holder of the KOMO Plaza Mortgage Loan.

1166 Avenue of the Americas Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1166 Avenue of the Americas, representing approximately 4.5% of the Initial

Pool Balance (the “1166 Avenue of the Americas Mortgage Loan”), is part of a whole loan comprised of three promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 1166 Avenue of the Americas Mortgage Loan is evidenced by one promissory note designated as Note A-2, having an outstanding principal balance as of the Cut-off Date of $28,750,000. The related Companion Loans are evidenced by Note A-1, having an outstanding principal balance as of the Cut-off Date of $56,250,000 and which is pari passu in right of payment with the 1166 Avenue of the Americas Mortgage Loan (the “1166 Avenue of the Americas Pari Passu Companion Loan”), and Note B, having an outstanding principal balance as of the Cut-off Date of $25,000,000 and which is subordinate in right of payment to the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Pari Passu Companion Loan (the “1166 Avenue of the Americas Subordinate Companion Loan”). Only the 1166 Avenue of the Americas Mortgage Loan is an asset of the issuing entity. The portion of the 1166 Avenue of the Americas Whole Loan evidenced by Note A-1 was contributed by its holder to the BBCMS 2017-C1 securitization trust (the “1166 Avenue of the Americas Controlling Pari Passu Companion Noteholder”). The portion of the 1166 Avenue of the Americas Whole Loan evidenced by Note B is held by an unrelated third party.

The 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Pari Passu Companion Loan are collectively referred to as the “1166 Avenue of the Americas Senior Loans” and the 1166 Avenue of the Americas Mortgage Loan, together with the 1166 Avenue of the Americas Pari Passu Companion Loan and the 1166 Avenue of the Americas Subordinate Companion Loan, are collectively referred to as the “1166 Avenue of the Americas Whole Loan.” The 1166 Avenue of the Americas Pari Passu Companion Loan and the 1166 Avenue of the Americas Subordinate Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The issuing entity as the holder of the 1166 Avenue of the Americas Mortgage Loan (the “1166 Avenue of the Americas Mortgage Loan Noteholder”) and the holder of the 1166 Avenue of the Americas Pari Passu Companion Loan (the “1166 Avenue of the Americas Pari Passu Companion Noteholder” and, together with the 1166 Avenue of the Americas Mortgage Loan Noteholder, the “1166 Avenue of the Americas Senior Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 1166 Avenue of the Americas Senior Noteholder (the “1166 Avenue of the Americas Senior Co-Lender Agreement”). The 1166 Avenue of the Americas Senior Noteholders and the holder of the 1166 Avenue of the Americas Subordinate Companion Loan (the “1166 Avenue of the Americas Subordinate Companion Noteholder” and, together with the 1166 Avenue of the Americas Senior Noteholders, the “1166 Avenue of the Americas Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of the 1166 Avenue of the Americas Senior Noteholders and the 1166 Avenue of the Americas Subordinate Noteholder (the “1166 Avenue of the Americas A/B Co-Lender Agreement” and, together with the 1166 Avenue of the Americas Senior Co-Lender Agreement, the “1166 Avenue of the Americas Co-Lender Agreement”).

Servicing

The 1166 Avenue of the Americas Whole Loan (including the 1166 Avenue of the Americas Mortgage Loan and any related REO Property) is being serviced and administered pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, among Barclays Commercial Mortgage Securities LLC, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BBCMS 2017-C1 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “BBCMS 2017-C1 Special Servicer”),

Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BBCMS 2017-C1 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “BBCMS 2017-C1 Trustee”) and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus, but subject to the terms of 1166 Avenue of the Americas Co-Lender Agreement.

In servicing the 1166 Avenue of the Americas Whole Loan, the servicing standard set forth in the BBCMS 2017-C1 Pooling and Servicing Agreement will require the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer to take into account the interests of the BBCMS 2017-C1 certificateholders, the issuing entity, as the holder of the 1166 Avenue of the Americas Mortgage Loan, the holder of the note evidencing the 1166 Avenue of the Americas Pari Passu Companion Loan (the “1166 Avenue of the Americas Pari Passu Companion Noteholder”) and the holder of the note evidencing the 1166 Avenue of the Americas Subordinate Companion Loan (the “1166 Avenue of the Americas Subordinate Companion Noteholder”), as a collective whole, taking into account the pari passu or subordinate nature of the 1166 Avenue of the Americas Pari Passu Companion Loan and the 1166 Avenue of the Americas Subordinate Companion Loan, as applicable.

Note A-1 represents the controlling interest in the 1166 Avenue of the Americas Whole Loan. However, for so long as the 1166 Avenue of the Americas Subordinate Companion Noteholder (the “1166 Avenue of the Americas Controlling Subordinate Companion Noteholder”) is the 1166 Avenue of the Americas Whole Loan Directing Holder (as defined below under “—Consultation and Control”), the 1166 Avenue of the Americas Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the 1166 Avenue of the Americas Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the 1166 Avenue of the Americas Co-Lender Agreement, the 1166 Avenue of the Americas Subordinate Companion Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below.

Amounts payable to the issuing entity as holder of the 1166 Avenue of the Americas Mortgage Loan pursuant to the 1166 Avenue of the Americas Co-Lender Agreement will be distributed net of certain fees and expenses on the 1166 Avenue of the Americas Mortgage Loan as set forth in the 1166 Avenue of the Americas Co-Lender Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the 1166 Avenue of the Americas Mortgage Loan (but not on the 1166 Avenue of the Americas Pari Passu Companion Loan or the 1166 Avenue of the Americas Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1166 Avenue of the Americas Mortgage Loan.

The BBCMS 2017-C1 Master Servicer or the trustee under the BBCMS 2017-C1 Pooling and Servicing Agreement, as applicable, will be obligated to make property protection advances with respect to the 1166 Avenue of the Americas Whole Loan, in each case unless a similar determination of nonrecoverability is made under the BBCMS 2017-C1 Pooling and Servicing Agreement.

Distributions

Pursuant to the 1166 Avenue of the Americas Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the 1166 Avenue of the Americas Whole Loan, (ii) any other event of default for which the 1166 Avenue of the Americas Whole Loan is actually accelerated, (iii) any other event of default which causes the 1166 Avenue of the Americas Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “1166 Avenue of the Americas Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the 1166 Avenue of the Americas Whole Loan Directing Holder or the default cure period has not yet expired and the 1166 Avenue of the Americas Whole Loan Directing Holder is diligently exercising its cure rights under the 1166 Avenue of the Americas Co-Lender Agreement), excluding amounts for required reserves or escrows required by the related Mortgage Loan documents and amounts payable or reimbursable with respect to the 1166 Avenue of the Americas Whole Loan (including any penalty charges) under the BBCMS 2017-C1 Pooling and Servicing Agreement to the BBCMS 2017-C1 Master Servicer, BBCMS 2017-C1 Special Servicer, BBCMS 2017-C1 Operating Advisor, BBCMS 2017-C1 Asset Representations Reviewer, BBCMS 2017-C1 Certificate Administrator or BBCMS 2017-C1 Trustee and insurance proceeds or condemnation proceeds, payments and proceeds received with respect to the 1166 Avenue of the Americas Whole Loan will generally be applied in the following order:

●	first, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder in an amount equal to the accrued and unpaid interest on the principal balance of the 1166 Avenue of the Americas Mortgage Loan at the applicable senior note rate minus the servicing fee rate and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder in an amount equal to the accrued and unpaid interest on the principal balance of the 1166 Avenue of the Americas Pari Passu Companion Loan at the applicable net senior note rate;

●	second, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder in an amount equal to the 1166 Avenue of the Americas Mortgage Loan percentage interest of principal payments received, if any, with respect to such monthly payment date with respect to the 1166 Avenue of the Americas Whole Loan, until the principal balance of the 1166 Avenue of the Americas Mortgage Loan has been reduced to zero and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder in an amount equal to the 1166 Avenue of the Americas Pari Passu Companion Loan percentage interest of principal payments received, if any, with respect to such monthly payment date with respect to the 1166 Avenue of the Americas Whole Loan, until the principal balance of the 1166 Avenue of the Americas Pari Passu Companion Loan has been reduced to zero;

●	third, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder up to the amount of any unreimbursed costs and expenses paid by the 1166 Avenue of the Americas Mortgage Loan Noteholder including any recovered costs not previously reimbursed to the 1166 Avenue of the Americas Mortgage Loan Noteholder (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed) with respect to the 1166 Avenue of the Americas Whole Loan pursuant to the 1166 Avenue of the Americas Co-Lender Agreement or the BBCMS 2017-C1 Pooling and Servicing Agreement and (ii) to the 1166 Avenue of the Americas Pari Passu Companion

Noteholder up to the amount of any unreimbursed costs and expenses paid by the 1166 Avenue of the Americas Pari Passu Companion Noteholder including any recovered costs not previously reimbursed to the 1166 Avenue of the Americas Pari Passu Companion Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 1166 Avenue of the Americas Whole Loan pursuant to the 1166 Avenue of the Americas Co-Lender Agreement or the BBCMS 2017-C1 Pooling and Servicing Agreement;

●	fourth, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder in an amount equal to the product of the percentage interest of the 1166 Avenue of the Americas Mortgage Loan multiplied by the applicable senior note relative spread and any prepayment premium to the extent paid by the mortgage borrower and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder in an amount equal to the product of the percentage interest of the 1166 Avenue of the Americas Pari Passu Companion Loan multiplied by the applicable senior note relative spread and any prepayment premium to the extent paid by the mortgage borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 1166 Avenue of the Americas Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and, as a result of a workout the principal balance of the 1166 Avenue of the Americas Senior Loans has been reduced, such excess amount will be paid to the 1166 Avenue of the Americas Senior Noteholders in an amount up to the reduction, if any, of the principal balance of the 1166 Avenue of the Americas Senior Loans as a result of such workout, plus interest on such amount at the related senior note rate;

●	sixth, to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan at the junior note rate minus the servicing fee;

●	seventh, to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount equal to the percentage interest of the 1166 Avenue of the Americas Subordinate Companion Loan of principal payments received, if any, with respect to such monthly payment date with respect to the 1166 Avenue of the Americas Whole Loan, until the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan has been reduced to zero;

●	eighth, to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount equal to the product of the percentage interest of the 1166 Avenue of the Americas Subordinate Companion Loan multiplied by the relative spread of the 1166 Avenue of the Americas Subordinate Companion Loan and any prepayment premium to the extent paid by the mortgage borrower;

●	ninth, to the extent the 1166 Avenue of the Americas Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to the 1166 Avenue of the Americas Co-Lender Agreement, to reimburse the 1166 Avenue of the Americas Subordinate Companion Noteholder for all such cure payments;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of a 1166 Avenue of the Americas Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan has been reduced, such excess amount will be paid to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related junior note rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the mortgage borrower are not required to be otherwise applied under the BBCMS 2017-C1 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer (in each case provided that such reimbursements or payments relate to the 1166 Avenue of the Americas Whole Loan), any such assumption or transfer fees, to the extent actually paid by the mortgage borrower, will be paid to the 1166 Avenue of the Americas Mortgage Loan Noteholder, the 1166 Avenue of the Americas Pari Passu Companion Noteholder and the 1166 Avenue of the Americas Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

●	twelfth, if any excess amount, including default interest and late payment charges to the extent that such default interest and late payment charges are not required to be paid to the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, in accordance with the BBCMS 2017-C1 Pooling and Servicing Agreement, is available to be distributed in respect of the 1166 Avenue of the Americas Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh) any remaining amount will be paid pro rata to the 1166 Avenue of the Americas Mortgage Loan Noteholder, the 1166 Avenue of the Americas Pari Passu Companion Noteholder and the 1166 Avenue of the Americas Subordinate Companion Loan in accordance with their respective initial percentage interests.

Following the occurrence and during the continuance of an 1166 Avenue of the Americas Sequential Pay Event, payments and proceeds with respect to the 1166 Avenue of the Americas Whole Loan, including, without limitation, amounts received by the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement and insurance and condemnation proceeds, will generally be applied (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the mortgage borrower in accordance with the terms of the Mortgage Loan documents, to the extent permitted by the REMIC provisions) in the following order, in each case to the extent of available funds:

●	first, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder in an amount equal to the accrued and unpaid interest on the principal balance of the 1166 Avenue of the Americas Mortgage Loan Principal balance of the 1166 Avenue of the Americas Mortgage Loan at the net senior note rate and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder in an amount equal to the accrued and unpaid interest on the principal balance of the 1166 Avenue of the Americas Pari Passu Companion Loan at the net senior note rate;

●	second, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder in an amount equal to the principal balance of the 1166 Avenue of the Americas Mortgage Loan , until the principal balance of the 1166 Avenue of the Americas Mortgage Loan has been reduced to zero and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder in an amount equal to the principal balance of the 1166 Avenue of the Americas Pari Passu Companion Loan, until the principal balance of the 1166 Avenue of the Americas Pari Passu Companion Loan has been reduced to zero;

●	third, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder up to the amount of any unreimbursed costs and expenses paid by the 1166 Avenue of the Americas Mortgage Loan Noteholder including any recovered costs not previously reimbursed to the 1166 Avenue of the Americas Mortgage Loan Noteholder (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed) with respect to the 1166 Avenue of the Americas Whole Loan pursuant to the 1166 Avenue of the Americas Co-Lender Agreement or the BBCMS 2017-C1 Pooling and Servicing Agreement and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder up to the amount of any unreimbursed costs and expenses paid by the 1166 Avenue of the Americas Pari Passu Companion Noteholder including any recovered costs not previously reimbursed to the 1166 Avenue of the Americas Pari Passu Companion Noteholder (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed) with respect to the 1166 Avenue of the Americas Whole Loan pursuant to the 1166 Avenue of the Americas Co-Lender Agreement or the BBCMS 2017-C1 Pooling and Servicing Agreement;

●	fourth, pari passu (i) to the 1166 Avenue of the Americas Mortgage Loan Noteholder in an amount equal to the product of the percentage interest of the 1166 Avenue of the Americas Mortgage Loan multiplied by the applicable senior note relative spread and any prepayment premium to the extent paid by the mortgage borrower and (ii) to the 1166 Avenue of the Americas Pari Passu Companion Noteholder in an amount equal to the product of the percentage interest of the 1166 Avenue of the Americas Pari Passu Companion Loan multiplied by the applicable senior note relative spread and any prepayment premium to the extent paid by the mortgage borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 1166 Avenue of the Americas Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and, as a result of a workout the principal balance of the 1166 Avenue of the Americas Senior Loans has been reduced, such excess amount will be paid to the 1166 Avenue of the Americas Senior Noteholders in an amount up to the reduction, if any, of the principal balance of the 1166 Avenue of the Americas Pari Passu Companion Senior Loans as a result of such workout, plus interest on such amount at the related senior note rate;

●	sixth, to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan at the net junior note rate;

●	seventh, to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount equal to the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan, until the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan has been reduced to zero;

●	eighth, to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount equal to the product of the percentage interest of the 1166 Avenue of the Americas Subordinate Companion Loan multiplied by the relative spread of the 1166 Avenue of the Americas Subordinate Companion Loan and any prepayment premium to the extent paid by the mortgage borrower;

●	ninth, to the extent the 1166 Avenue of the Americas Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to the

1166 Avenue of the Americas Co-Lender Agreement, to reimburse the 1166 Avenue of the Americas Subordinate Companion Noteholder for all such cure payments;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of a 1166 Avenue of the Americas Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan has been reduced, such excess amount will be paid to the 1166 Avenue of the Americas Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the 1166 Avenue of the Americas Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related junior note rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the mortgage borrower are not required to be otherwise applied under the BBCMS 2017-C1 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer (in each case provided that such reimbursements or payments relate to the 1166 Avenue of the Americas Whole Loan), any such assumption or transfer fees, to the extent actually paid by the mortgage borrower, will be paid to the 1166 Avenue of the Americas Mortgage Loan Noteholder, the 1166 Avenue of the Americas Pari Passu Companion Noteholder and the 1166 Avenue of the Americas Subordinate Companion Noteholder, pro rata, based on their respective percentage interests; and

●	twelfth, if any excess amount, including default interest and late payment charges to the extent that such default interest and late payment charges are not required to be paid to the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, in accordance with the BBCMS 2017-C1 Pooling and Servicing Agreement, is available to be distributed in respect of the 1166 Avenue of the Americas Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount will be paid pro rata to the 1166 Avenue of the Americas Senior Noteholders and the 1166 Avenue of the Americas Subordinate Companion Noteholder in accordance with their respective initial Percentage Interests, provided, however if default interest and late payment charges are not required to be paid to the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, and if less than 100% of the default interest and late payment charges are paid with respect to the Mortgage Loan during such 1166 Avenue of the Americas Sequential Pay Event, the 1166 Avenue of the Americas Subordinate Companion Noteholder will not be entitled to any default interest or late payment charges until each 1166 Avenue of the Americas Senior Noteholder has been paid 100% of the pro rata share of any default interest or late payment charges actually received by the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable.

Application of Penalty Charges

Pursuant to the 1166 Avenue of the Americas Co-Lender Agreement, penalty charges paid in respect of the 1166 Avenue of the Americas Senior Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Pari Passu Companion Loan by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee or the BBCMS 2017-C1 Special Servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the BBCMS

2017-C1 Pooling and Servicing Agreement, second, be used to reduce, on a pro rata basis, the respective amounts payable on each of the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Pari Passu Companion Loan by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee, the master servicer or the trustee for interest accrued on any P&I Advance or advance of a delinquent monthly debt service payment made with respect to the 1166 Avenue of the Americas Mortgage Loan or the 1166 Avenue of the Americas Pari Passu Companion Loan, as applicable, by such party (if and as specified in the BBCMS 2017-C1 Pooling and Servicing Agreement or the PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 1166 Avenue of the Americas Mortgage Loan and 1166 Avenue of the Americas Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 1166 Avenue of the Americas Whole Loan (as specified in the BBCMS 2017-C1 Pooling and Servicing Agreement) and finally, the remaining amount of penalty charges be paid to the BBCMS 2017-C1 Master Servicer and/or the BBCMS 2017-C1 Special Servicer as additional servicing compensation as provided in the BBCMS 2017-C1 Pooling and Servicing Agreement.

Consultation and Control

Prior to the occurrence and continuance of an 1166 Avenue of the Americas Control Appraisal Period with respect to the 1166 Avenue of the Americas Subordinate Companion Loan, neither the directing holder under the BBCMS 2017-C1 Securitization (the “BBCMS 2017-C1 Directing Holder”) nor the operating advisor under the BBCMS 2017-C1 Pooling and Servicing Agreement will have any consent and/or consultation rights with respect to 1166 Avenue of the Americas Whole Loan.

For so long as the 1166 Avenue of the Americas Controlling Subordinate Companion Noteholder is the 1166 Avenue of the Americas Whole Loan Directing Holder (as defined below), the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer will be required to notify the 1166 Avenue of the Americas Controlling Subordinate Companion Noteholder (or its designee) and receive written consent with respect to the following actions (“1166 Avenue of the Americas Major Decisions”):

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of properties securing the 1166 Avenue of the Americas Whole Loan;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the 1166 Avenue of the Americas Whole Loan or any extension of the maturity date of the 1166 Avenue of the Americas Whole Loan;

(iii)      any sale of the 1166 Avenue of the Americas Subordinate Companion Loan (if it is a defaulted loan) or related REO Property (other than in connection with the termination of the Securitization Trust) for less than the purchase price (excluding the amount described in clauses (iv), (v) and (vi) of the definition of “Purchase Price” as defined in the BBCMS 2017-C1 Pooling and Servicing Agreement);

(iv)      any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(v)       any release of collateral or any acceptance of substitute or additional collateral for the 1166 Avenue of the Americas Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vi)      any (i) waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the 1166 Avenue of the Americas Whole Loan, (ii) consent to such a waiver, (iii) consent to a transfer of the mortgaged property or interests in the mortgage borrower or (iv) consent or approval related to the incurrence of additional debt, by mortgage borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)     any property management company changes (to the extent the lender is required to consent or approve under the related Mortgage Loan documents);

(viii)     releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the 1166 Avenue of the Americas Whole Loan and for which there is no lender discretion (the determination of whether the conditions precedent to releasing any such escrow accounts, reserve accounts or letters of credit have been satisfied will not constitute matters of lender discretion for purposes of this paragraph);

(ix)     any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the related borrower or any guarantor) releasing the related borrower or any guarantor from liability under the 1166 Avenue of the Americas Whole Loan other than pursuant to the specific terms of the 1166 Avenue of the Americas Whole Loan and for which there is no lender discretion;

(x)      the determination of the special servicer pursuant to clause (iii) or (iv) of the definition of “Servicing Transfer Event” (as defined in the BBCMS 2017-C1 Pooling and Servicing Agreement);

(xi)      following a default or an event of default with respect to the 1166 Avenue of the Americas Whole Loan, any exercise of a material remedy on the 1166 Avenue of the Americas Whole Loan or any acceleration of the 1166 Avenue of the Americas Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or related Mortgaged Property;

(xii)     any modification, waiver or amendment of any material term of any intercreditor agreement, co-lender agreement or similar agreement (other than the 1166 Avenue of the Americas Co-Lender Agreement) with any mezzanine lender or subordinate debt holder related to the 1166 Avenue of the Americas Whole Loan, or an action to enforce rights with respect thereto;

(xiii)    any determination of an Acceptable Insurance Default (as defined in the BBCMS 2017-C1 Pooling and Servicing Agreement);

(xiv)    any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xv)     the granting of any consents or approvals related to the incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the related borrower, to the extent the lender’s consent or approval is required under the related Mortgage Loan documents;

(xvi)    any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the related Mortgaged Property, in each case to the extent the lender’s consent or approval is required under the related Mortgage Loan documents;

(xvii)    the approval of any annual budget or material alteration for the related Mortgaged Property (insofar as such approval is required of the lender under the related Mortgage Loan documents); and

(xviii)   the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

provided, however that during the occurrence and continuance of an 1166 Avenue of the Americas Control Appraisal Period, “1166 Avenue of the Americas Major Decisions” will have the meaning given to the term “Major Decision” in the BBCMS 2017-C1 Pooling and Servicing Agreement.

Notwithstanding anything to the contrary contained herein, for so long as the 1166 Avenue of the Americas Whole Loan Directing Holder or any other person that controls, controlling, or is controlled by or under common control with such 1166 Avenue of the Americas Whole Loan Directing Holder (each a “Common Control Party”) holds all or any portion of the related mezzanine loan, such 1166 Avenue of the Americas Whole Loan Directing Holder or Common Control Party will not have any consent or approval rights with respect to clause (i), clause (ii) or clause (xi) of the definition of 1166 Avenue of the Americas Major Decisions; provided, however, that nothing in this paragraph will limit any consent rights with respect to any REO Property; provided, further, for purposes of the definition of “Common Control Party” as used in this paragraph, a person holding consent rights over 1166 Avenue of the Americas Major Decisions will not be deemed to be in control.

Neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer may follow or be required to follow any direction, advice or consultation provided by the 1166 Avenue of the Americas Whole Loan Directing Holder or any holder of the 1166 Avenue of the Americas Pari Passu Companion Loans (or its representatives) that would require or cause the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, to violate provisions of the 1166 Avenue of the Americas Co-Lender Agreement or the BBCMS 2017-C1 Pooling and Servicing Agreement, require or cause the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, to violate the terms of the 1166 Avenue of the Americas Whole Loan, or materially expand the scope of any of the BBCMS 2017-C1 Master Servicer’s or the BBCMS 2017-C1 Special Servicer’s, as applicable, responsibilities under the 1166 Avenue of the Americas Co-Lender Agreement or the BBCMS 2017-C1 Pooling and Servicing Agreement.

The 1166 Avenue of the Americas Whole Loan Directing Holder. Pursuant to the 1166 Avenue of the Americas Co-Lender Agreement, the directing holder (the “1166 Avenue of the Americas Whole Loan Directing Holder”) with respect to the 1166 Avenue of the Americas Whole Loan, as of any date of determination, will be:

●	the 1166 Avenue of the Americas Subordinate Companion Noteholder, unless an 1166 Avenue of the Americas Control Appraisal Period has occurred and is continuing; and

●	the BBCMS 2017-C1 issuing entity or its designee if an 1166 Avenue of the Americas Control Appraisal Period has occurred and is continuing.

A “1166 Avenue of the Americas Control Appraisal Period” is any period with respect to the 1166 Avenue of the Americas Whole Loan, if and for so long as: (1)(a)(i) the initial 1166 Avenue of the Americas Subordinate Companion Loan principal balance minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 1166 Avenue of the Americas Subordinate Companion Loan after the date of creation of the 1166 Avenue of the Americas Subordinate Companion Loan, (y) any appraisal reduction amount for the 1166 Avenue of the Americas Whole Loan that is allocated to 1166 Avenue of the Americas Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or the 1166 Avenue of the Americas Whole Loan that are allocated to the 1166 Avenue of the Americas Subordinate Companion Loan plus (iii) any Threshold Event Collateral (as defined below) then held by the Servicer, is less than (b) 25% of the remainder of the (i) initial 1166 Avenue of the Americas Subordinate Companion Loan principal balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 1166 Avenue of the Americas Subordinate Companion Noteholder on the 1166 Avenue of the Americas Subordinate Companion Loan after the date of creation of the 1166 Avenue of the Americas Subordinate Companion Loan; or (2) any interest in the 1166 Avenue of the Americas Subordinate Companion Loan is held by the related borrower or a Borrower Party, or the related borrower or Borrower Party would otherwise be entitled to exercise the rights of the 1166 Avenue of the Americas Subordinate Companion Noteholder as the 1166 Avenue of the Americas Whole Loan Directing Holder.

The 1166 Avenue of the Americas Subordinate Companion Noteholder is entitled to avoid an 1166 Avenue of the Americas Control Appraisal Period caused by the application of an Appraisal Reduction Amount upon satisfaction of certain conditions (which must be completed within 30 days of receipt of a third party appraisal that indicates such 1166 Avenue of the Americas Control Appraisal Period has occurred), including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the 1166 Avenue of the Americas Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement, would cause the 1166 Avenue of the Americas Control Appraisal Period not to occur. If the requirements described in this paragraph are satisfied by the 1166 Avenue of the Americas Subordinate Companion Noteholder, no 1166 Avenue of the Americas Control Appraisal Period will be deemed to have occurred.

In addition, pursuant to the terms of the 1166 Avenue of the Americas Co-Lender Agreement, after the occurrence of and during the continuance of an 1166 Avenue of the Americas Control Appraisal Period, the issuing entity, as holder of the 1166 Avenue of the Americas Mortgage Loan (or its representative) will (i) have the right to receive copies of all notices, information and reports that the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, is required to provide to the BBCMS 2017-C1 Directing Holder under the BBCMS 2017-C1 Pooling and Servicing Agreement with respect to any 1166 Avenue of the Americas Major Decision or the implementation of any recommended action outlined in an asset status report relating to the 1166 Avenue of the Americas Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the 1166 Avenue of the Americas Mortgage Loan (or its representative) requests consultation with respect to certain 1166 Avenue of the Americas Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the 1166 Avenue of the Americas Whole Loan. The consultation rights of the holder of the 1166 Avenue of the Americas Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the 1166 Avenue of the Americas Mortgage Loan (or its representative) has responded within such period; provided that if the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the 1166 Avenue of the Americas Mortgage Loan (or its representative) described above, the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the 1166 Avenue of the Americas Mortgage Loan and the related 1166 Avenue of the Americas Pari Passu Companion Loan. Neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 1166 Avenue of the Americas Mortgage Loan (or its representative, including the Directing Certificateholder).

In addition to the consultation rights of the 1166 Avenue of the Americas Mortgage Loan Noteholder (or its representatives) described above, pursuant to the terms of the 1166 Avenue of the Americas Co-Lender Agreement, during the continuance of an 1166 Avenue of the Americas Control Appraisal Period, the 1166 Avenue of the Americas Mortgage Loan Noteholder (or its representatives) will have the right to attend (in person or telephonically in the discretion of the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable) annual meetings with the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the 1166 Avenue of the Americas Whole Loan.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 1166 Avenue of the Americas Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the 1166 Avenue of the Americas Whole Loan, the 1166 Avenue of the Americas Subordinate Companion Noteholder will have the right to cure such event of default subject to certain limitations set forth in the 1166 Avenue of the Americas Co-Lender Agreement. The 1166 Avenue of the Americas Subordinate Companion Noteholder will be limited to, in the aggregate, 6 cures of monetary defaults, no more than 3 of which may be consecutive, or non-monetary defaults over the term of the 1166 Avenue of the Americas Whole Loan. So long as a non-monetary default exists for which the 1166 Avenue of the Americas non-monetary default cure period has not expired, neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer will be permitted to treat such event of default as such for purposes of transferring the 1166 Avenue of the Americas Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the 1166 Avenue of the Americas Whole Loan has occurred and is continuing, the 1166 Avenue of the Americas Subordinate Companion Noteholder will have the option to purchase the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Pari Passu Companion Loan, subject to the rights of the mezzanine lender set forth in the related intercreditor agreement, in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of the Americas Pari Passu Companion Loan, (b) accrued and unpaid interest on the 1166 Avenue of the Americas Mortgage Loan and 1166 Avenue of the Americas Pari Passu Companion Loan through the end of the related interest accrual period, (c) any other amounts due under the 1166 Avenue of the Americas Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the related Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) and any liquidation fees or workout fees payable with respect to the 1166 Avenue of the Americas Whole Loan, if (i) the borrower or Borrower Party is the purchaser or (ii) if the 1166 Avenue of the Americas Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the 1166 Avenue of the Americas Co-Lender Agreement, and (g) certain additional amounts to the extent provided for in the 1166 Avenue of the Americas Co-Lender Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the 1166 Avenue of the Americas Co-Lender Agreement, if the 1166 Avenue of the Americas Whole Loan becomes a defaulted Mortgage Loan, and if the BBCMS 2017-C1 Special Servicer determines to sell the 1166 Avenue of the Americas Mortgage Loan in accordance with the BBCMS 2017-C1 Pooling and Servicing Agreement, then the BBCMS 2017-C1 Special Servicer will have the right (i) to sell the 1166 Avenue of the Americas Senior Loans separately from the 1166 Avenue of the Americas Subordinate Companion Loan, or (ii) subject to obtaining the consent of the 1166 Avenue of the Americas Whole Loan Directing Holder if required under the 1166 Avenue of the Americas Co-Lender Agreement, to sell the 1166 Avenue of the Americas Senior Loans and the 1166 Avenue of the Americas Subordinate Companion Loan together as one whole loan, in such instance if the BBCMS 2017-C1 Special Servicer determines that including the 1166 Avenue of the Americas Subordinate Companion Loan in such sale is in accordance with the Servicing Standard (taking into account the subordinated nature of the 1166 Avenue of the Americas Subordinate Companion Loan). Any such sale of the 1166 Avenue of the Americas Senior Loans and/or the 1166 Avenue of the Americas Subordinate Companion Loan, together or separately, are required to be made in accordance with the 1166 Avenue of the Americas Co-Lender Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement.

Replacement of Special Servicer

Pursuant to the 1166 Avenue of the Americas Co-Lender Agreement, the 1166 Avenue of the Americas Whole Loan Directing Holder will have the right, with or without cause, to replace the BBCMS 2017-C1 Special Servicer then acting with respect to the 1166 Avenue of the Americas Whole Loan upon at least 5 business days’ prior notice to the BBCMS 2017-C1 Special Servicer and appoint a replacement special servicer in accordance with the BBCMS 2017-C1 Pooling and Servicing Agreement.

Anaheim Marriott Suites Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Anaheim Marriott Suites (the “Anaheim Marriott Suites Mortgage Loan”), representing approximately 3.8% of the Initial Pool Balance, is part of a split loan structure comprised of four (4) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Anaheim Marriott Suites Mortgage Loan is evidenced by two promissory notes designated as note A-2 and note A-4, with an aggregate original principal balance of $24,000,000. The related Companion Loans are evidenced by two (2) promissory notes designated as note A-1 and A-3, with an aggregate original principal balance of $30,000,000 (collectively, the “Anaheim Marriott Suites Companion Loan”), which represents the controlling interest in the Anaheim Marriott Suites Whole Loan (as defined below). The Anaheim Marriott Suites Companion Loan is pari passu in right of payment with the Anaheim Marriott Suites Mortgage Loan.

The Anaheim Marriott Suites Companion Loan together with the Anaheim Marriott Suites Mortgage Loan are collectively referred to as the “Anaheim Marriott Suites Whole Loan”. Only the Anaheim Marriott Suites Mortgage Loan is an asset of the issuing entity. The Anaheim Marriott Suites Companion Loan was contributed to the BBCMS 2017-C1 securitization trust (the “BBCMS 2017-C1 Securitization”).

The holders of the Anaheim Marriott Suites Whole Loan (the “Anaheim Marriott Suites Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Anaheim Marriott Suites Noteholder (the “Anaheim Marriott Suites Intercreditor Agreement”).

Servicing

The Anaheim Marriott Suites Whole Loan will be serviced and administered pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement, among Barclays Commercial Mortgage Securities LLC, as depositor the “BBCMS 2017-C1 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BBCMS 2017-C1 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “BBCMS 2017-C1 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “BBCMS 2017-C1 Operating Advisor”) and as asset representations reviewer (in such capacity, the “BBCMS 2017-C1 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BBCMS 2017-C1 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “BBCMS 2017-C1 Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus, but subject to the terms of the Anaheim Marriott Suites Intercreditor Agreement. The Anaheim Marriott Suites Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the Anaheim Marriott Suites Mortgage Loan and the rights of the holder of the Anaheim Marriott Suites Companion Loan, and provides that fees, costs and expenses relating to the Anaheim Marriott Suites Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the Anaheim Marriott Suites Whole Loan, the servicing standard set forth in the BBCMS 2017-C1 Pooling and Servicing Agreement requires the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer to

take into account the interests of both the Certificateholders and the Anaheim Marriott Suites Companion Loan holder as a collective whole in connection with the servicing of the Anaheim Marriott Suites Whole Loan.

Amounts payable to the issuing entity as holder of the Anaheim Marriott Suites Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Anaheim Marriott Suites Mortgage Loan (but not on the Anaheim Marriott Suites Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Anaheim Marriott Suites Mortgage Loan. Principal and interest advances in respect of the Anaheim Marriott Suites Companion Loan and property protection advances in respect of the Anaheim Marriott Suites Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus.

Application of Payments

The Anaheim Marriott Suites Intercreditor Agreement sets forth the respective rights of the holder of the Anaheim Marriott Suites Mortgage Loan and the holder of the Anaheim Marriott Suites Companion Loan with respect to distributions of funds received in respect of the Anaheim Marriott Suites Whole Loan, and provides, in general, that:

●	the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Anaheim Marriott Suites Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents to the extent permitted by the REMIC provisions and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Special Servicer or the BBCMS 2017-C1 Trustee, pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement) in accordance with the terms of the Anaheim Marriott Suites Intercreditor Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Anaheim Marriott Suites Whole Loan will be allocated on a pro rata and pari passu basis to the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Anaheim Marriott Suites Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Anaheim Marriott Suites Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Anaheim Marriott Suites Companion Loan. Similarly, principal and interest advances on the Anaheim Marriott Suites Companion Loan are not reimbursable out of payments or other collections on the Anaheim Marriott Suites Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the BBCMS 2017-C1 Pooling and Servicing Agreement with respect to the Anaheim Marriott Suites Whole Loan are insufficient to reimburse the BBCMS 2017-C1 Master Servicer, BBCMS 2017-C1 Trustee or BBCMS 2017-C1 Special Servicer, as applicable, for any property protection advance and/or interest thereon and the BBCMS 2017-C1 Master Servicer, BBCMS 2017-C1 Trustee or BBCMS 2017-C1 Special Servicer, as applicable, obtains funds from general collections of the BBCMS 2017-C1 Securitization as a reimbursement for a property protection advance or interest thereon, the issuing entity (as holder of the Anaheim Marriott Suites Mortgage Loan) will be required to, promptly following notice from the BBCMS 2017-C1 Master Servicer, pay to the BBCMS 2017-C1 Securitization for its pro rata share of such property protection advance and/or interest thereon. In addition, the issuing entity (as holder of the Anaheim Marriott Suites Mortgage Loan) is required to promptly, following notice from the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, pay or reimburse the BBCMS 2017-C1 Securitization Master Servicer or the BBCMS 2017-C1 Trustee for the Anaheim Marriott Suites Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Anaheim Marriott Suites Whole Loan as to which the BBCMS 2017-C1 Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement (to the extent amounts collected with respect to the Anaheim Marriott Suites Whole Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the Anaheim Marriott Suites Intercreditor Agreement, the holder of the Anaheim Marriott Suites Companion Loan, as holder of the controlling note (the “Anaheim Marriott Suites Controlling Noteholder”) with respect to the Anaheim Marriott Suites Whole Loan will be the BBCMS 2017-C1 Trustee on behalf of the BBCMS 2017-C1 issuing entity as holder of the Anaheim Marriott Suites Companion Loan; provided that, unless a control termination event exists under the BBCMS 2017-C1 Pooling and Servicing Agreement or the Anaheim Marriott Suites Companion Loan is an “excluded loan” under the BBCMS 2017-C1 Pooling and Servicing Agreement, the directing certificateholder under the BBCMS 2017-C1 Pooling and Servicing Agreement (the “BBCMS 2017-C1 Directing Certificateholder”) will be entitled to exercise the rights of the Anaheim Marriott Suites Controlling Noteholder with respect to the Anaheim Marriott Suites Whole Loan. In its capacity as representative of the Anaheim Marriott Suites Controlling Noteholder under the Anaheim Marriott Suites Intercreditor Agreement, the BBCMS 2017-C1 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined in the BBCMS 2017-C1 Pooling and Servicing Agreement) to be taken with respect to the Anaheim Marriott Suites Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Anaheim Marriott Suites Whole Loan will require the approval of the BBCMS 2017-C1 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). In addition, the Anaheim Marriott Suites Intercreditor Agreement provides that the BBCMS 2017-C1 Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Anaheim Marriott Suites Whole Loan as the BBCMS 2017-C1 Directing Certificateholder deems advisable. Pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, the BBCMS 2017-C1 Directing Certificateholder will only have these rights with respect to the Anaheim Marriott Suites Whole Loan for so long as it has similar rights with respect to the other mortgage loans included in the BBCMS 2017-C1 issuing entity (other than any “excluded loan” under the BBCMS 2017-C1 Pooling and Servicing Agreement) that are serviced under the BBCMS 2017-C1 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the Anaheim Marriott Suites Intercreditor Agreement, the issuing entity (or its representative), as holder of the Anaheim Marriott Suites Mortgage Loan (the “Anaheim Marriott Suites Non-Controlling Noteholder”), which will be represented by the Directing Certificateholder unless a Consultation Termination Event exists under the PSA or the Anaheim Marriott Suites Mortgage Loan is an Excluded Loan, will (i) have a right to receive copies of all notices, information and reports that the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, is required to provide to the BBCMS 2017-C1 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the BBCMS 2017-C1 Directing Certificateholder under the BBCMS 2017-C1 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the BBCMS 2017-C1 Pooling and Servicing Agreement) with respect to certain “major decisions” under the BBCMS 2017-C1 Pooling and Servicing Agreement to be taken with respect to the Anaheim Marriott Suites Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Anaheim Marriott Suites Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain “major decisions” to be taken with respect to the Anaheim Marriott Suites Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Anaheim Marriott Suites Whole Loan. The consultation right of the Anaheim Marriott Suites Non-Controlling Noteholder will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the BBCMS 2017-C1 Directing Certificateholder; provided that if the BBCMS 2017-C1 Master Servicer (or the BBCMS 2017-C1 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the Anaheim Marriott Suites Non-Controlling Noteholder’s consultation rights described above, the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Anaheim Marriott Suites Whole Loan and it has made a reasonable effort to contact the Anaheim Marriott Suites Non-Controlling Noteholder. Neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Anaheim Marriott Suites Non-Controlling Noteholder.

Neither the BBCMS 2017-C1 Master Servicer nor the BBCMS 2017-C1 Special Servicer may take or refrain from taking any action pursuant to instructions from the Anaheim Marriott Suites Non-Controlling Noteholder, the BBCMS 2017-C1 Directing

Certificateholder or any other party to the BBCMS 2017-C1 Pooling and Servicing Agreement that would, among other things, cause the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer, as applicable, to violate applicable law, the terms of the Anaheim Marriott Suites Whole Loan, the Anaheim Marriott Suites Intercreditor Agreement, the BBCMS 2017-C1 Pooling and Servicing Agreement, including the servicing standard under the BBCMS 2017-C1 Pooling and Servicing Agreement, or the REMIC provisions of the Code.

In addition to the consultation rights of the issuing entity, as Anaheim Marriott Suites Non-Controlling Noteholder as described above, the issuing entity will have the right to attend annual meetings (which may be held telephonically) with the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, upon reasonable notice and at times reasonably acceptable to the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, in which servicing issues related to the Anaheim Marriott Suites Whole Loan are discussed.

Application of Penalty Charges

Pursuant to the Anaheim Marriott Suites Intercreditor Agreement, items in the nature of penalty charges paid on the Anaheim Marriott Suites Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee or the BBCMS 2017-C1 Special Servicer for any interest accrued on any servicing advances and reimbursement of any servicing advances in accordance with the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee, the master servicer or the trustee, as applicable, for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the BBCMS 2017-C1 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan by the amount necessary to pay additional trust fund expenses under the BBCMS 2017-C1 Pooling and Servicing Agreement (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Anaheim Marriott Suites Whole Loan (as specified in the BBCMS 2017-C1 Pooling and Servicing Agreement) and, finally, with respect to any remaining amount of penalty charges allocable to the Anaheim Marriott Suites Mortgage Loan, be paid to the BBCMS 2017-C1 Master Servicer and/or the BBCMS 2017-C1 Special Servicer as additional servicing compensation as provided in the BBCMS 2017-C1 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Anaheim Marriott Suites Intercreditor Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement, if the Anaheim Marriott Suites Mortgage Loan becomes a defaulted mortgage loan and thereafter the BBCMS 2017-C1 Special Servicer determines pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement and the Anaheim Marriott Suites Intercreditor Agreement to pursue a sale of the Anaheim Marriott Suites Mortgage Loan, the BBCMS 2017-C1 Special Servicer will be required to sell the Anaheim Marriott Suites Mortgage Loan together with the Anaheim Marriott Suites Companion Loan as a single whole loan at a fair price as determined by the BBCMS 2017-C1 Special Servicer, subject to the satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan received from interested persons, the BBCMS 2017-C1 Trustee’s obligation to review whether such offer constitutes a fair price (provided that no offer from such interested person constitutes a fair price unless it is the highest offer received and at least two other bona fide offers are received from independent third parties).

The BBCMS 2017-C1 Special Servicer will not be permitted to sell the Anaheim Marriott Suites Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity unless the BBCMS 2017-C1 Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Anaheim Marriott Suites Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the BBCMS 2017-C1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Anaheim Marriott Suites Whole Loan, and any documents in the servicing file requested by the Anaheim Marriott Suites non-directing holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the BBCMS 2017-C1 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as Anaheim Marriott Suites Non-Controlling Noteholder, may waive any of the delivery or timing requirements set forth in this sentence. Each holder of the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan, the Directing Certificateholder and the BBCMS 2017-C1 Directing Certificateholder will be permitted to submit an offer at any sale of the Anaheim Marriott Suites Whole Loan unless such holder is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

Pursuant to the Anaheim Marriott Suites Intercreditor Agreement, the Anaheim Marriott Suites Controlling Noteholder will have the right, at any time, with or without cause, to replace the BBCMS 2017-C1 Special Servicer then acting with respect to the Anaheim Marriott Suites Whole Loan and appoint a replacement special servicer in lieu thereof. Accordingly, the BBCMS 2017-C1 Directing Certificateholder (prior to a control termination event under the BBCMS 2017-C1 Pooling and Servicing Agreement), and the applicable BBCMS 2017-C1 certificateholders with the requisite percentage of voting rights (if a control termination event exists under the BBCMS 2017-C1 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the BBCMS 2017-C1 Special Servicer then acting with respect to the Anaheim Marriott Suites Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity, as holder of the Anaheim Marriott Suites Mortgage Loan.

The Summit Birmingham Whole Loan

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Summit Birmingham, representing approximately 3.6% of the Initial Pool Balance (the “The Summit Birmingham Mortgage Loan”), is part of a whole loan comprised of four promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Summit Birmingham Mortgage Loan is evidenced by one promissory note designated as Note A-4, having an outstanding principal balance as of the Cut-off Date of $22,800,000. The related Companion Loans are evidenced by three promissory notes designated as Note A-1, Note A-2 and Note A-3, each having an outstanding principal balance as of the Cut-off Date of $61,875,000, $73,325,000 and $50,000,000, respectively (“The Summit Birmingham Companion Loans”), which are not included in the issuing entity. The Summit Birmingham Companion Loans are pari passu in right of payment with The Summit Birmingham Mortgage Loan.

The Summit Birmingham Companion Loans together with The Summit Birmingham Mortgage Loan are collectively referred to as the “The Summit Birmingham Whole Loan”. Only The Summit Birmingham Mortgage Loan is an asset of the Trust. The portion of The Summit Birmingham Whole Loan evidenced by Note A-2 was contributed by its holder to the BACM 2017-BNK3 securitization trust (the “The Summit Birmingham Controlling Pari Passu Companion Loan”). The portion of The Summit Birmingham Whole Loan evidenced by Note A-3 was contributed by its holder to the BBCMS 2017-C1 securitization trust and the portion of The Summit Birmingham Whole Loan evidenced by Note A-1 is held by Bank of America, N.A. and is expected to be contributed to one or more future securitization trusts.

The holders of The Summit Birmingham Whole Loan have entered into a co-lender agreement that sets forth the respective rights of the holder of The Summit Birmingham Mortgage Loan and the holder of The Summit Birmingham Companion Loan (the “The Summit Birmingham Co-Lender Agreement”).

Servicing

The Summit Birmingham Whole Loan (and any related REO Property) is being serviced and administered in accordance with the BACM 2017-BNK3 Pooling and Servicing Agreement, dated as of February 1, 2017, among Bank of America Merrill Lynch Commercial Mortgage Inc., as depositor (the “BACM 2017-BNK3 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BACM 2017-BNK3 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “BACM 2017-BNK3 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “BACM 2017-BNK3 Operating Advisor”) and as asset representations reviewer (in such capacity, the “BACM 2017-BNK3 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BACM 2017-BNK3 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “BACM 2017-BNK3 Trustee”), which is separate from the PSA under which the Certificates are issued, by the BACM 2017-BNK3 Master Servicer and the BACM 2017-BNK3 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Summit Birmingham Mortgage Loan” in this prospectus, but subject to the terms of The Summit Birmingham Co-Lender Agreement. In servicing The Summit Birmingham Whole Loan, the servicing standard set forth in the BACM 2017-BNK3 Pooling and Servicing Agreement requires the BACM 2017-BNK3 Master Servicer and the BACM 2017-BNK3 Special Servicer to take into account the interests of the Certificateholders and the holders of The Summit Birmingham Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of The Summit Birmingham Mortgage Loan pursuant to The Summit Birmingham Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on The Summit Birmingham Mortgage Loan (but not on The Summit Birmingham Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on The Summit Birmingham Mortgage Loan.

The BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Trustee, as applicable, will be obligated to make property protection advances with respect to The Summit Birmingham Whole Loan, in each case unless a similar determination of nonrecoverability is made under the BACM 2017-BNK3 Pooling and Servicing Agreement.

Distributions

The Summit Birmingham Co-Lender Agreement sets forth the respective rights of the holder of The Summit Birmingham Mortgage Loan and the holders of The Summit Birmingham Companion Loans with respect to distributions of funds received in respect of The Summit Birmingham Whole Loan, and provides, in general, that:

●	The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of The Summit Birmingham Whole Loan or the related Mortgaged Property will be applied to The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the BACM 2017-BNK3 Master Servicer, the BACM 2017-BNK3 Special Servicer, the BACM 2017-BNK3 Operating Advisor, the BACM 2017-BNK3 Asset Representations Reviewer, the BACM 2017-BNK3 Certificate Administrator, the BACM 2017-BNK3 Depositor and the BACM 2017-BNK3 Trustee) in accordance with the terms of The Summit Birmingham Co-Lender Agreement and the BACM 2017-BNK3 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to The Summit Birmingham Whole Loan will be allocated, on a pro rata and pari passu basis, to The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans in accordance with the terms of such Co-Lender Agreement and the BACM 2017-BNK3 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to The Summit Birmingham Mortgage Loan pursuant to the PSA, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on The Summit Birmingham Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on The Summit Birmingham Companion Loans.

Certain fees, costs and expenses (such as a pro rata share of a property advance) allocable to The Summit Birmingham Mortgage Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on The Summit Birmingham

Whole Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control

Pursuant to The Summit Birmingham Co-Lender Agreement, the directing holder with respect to The Summit Birmingham Whole Loan is the BACM 2017-BNK3 Trustee on behalf of the BACM 2017-BNK3 issuing entity as holder of The Summit Birmingham Controlling Pari Passu Companion Loan, which is evidenced by the controlling Note A-2. Notwithstanding the foregoing, unless a control termination event exists under the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 controlling class representative will be entitled to exercise the rights of the controlling noteholder under The Summit Birmingham Co-Lender Agreement. Certain decisions to be made with respect to The Summit Birmingham Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, will require the approval of the BACM 2017-BNK3 controlling class representative. Pursuant to the terms of the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 controlling class representative will have the same consent and/or consultation rights with respect to The Summit Birmingham Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the BACM 2017-BNK3 issuing entity.

In addition, pursuant to the terms of The Summit Birmingham Co-Lender Agreement, the issuing entity, as holder of The Summit Birmingham Mortgage Loan (or its representative, which until a consultation termination event occurs, will be the Controlling Class Representative, in such capacity, a “The Summit Birmingham Non-Controlling Noteholder”) will (i) have the right to receive copies of all notices, information and reports that the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, is required to provide to the BACM 2017-BNK3 controlling class representative without regard to the occurrence thereunder of a consultation termination event thereunder with respect to any major decisions (as defined in The Summit Birmingham Co-Lender Agreement) to be taken with respect to The Summit Birmingham Whole Loan or the implementation of any recommended action outlined in an asset status report relating to The Summit Birmingham Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent such The Summit Birmingham Non-Controlling Noteholder requests consultation with respect to any major decisions (as defined in The Summit Birmingham Co-Lender Agreement) to be taken with respect to The Summit Birmingham Whole Loan or the implementation of any recommended action outlined in an asset status report relating to The Summit Birmingham Whole Loan. The consultation right of each of The Summit Birmingham Non-Controlling Noteholders will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not such The Summit Birmingham Non-Controlling Noteholder has responded within such period; provided that if the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of The Summit Birmingham Non-Controlling Noteholder described above, the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, is permitted to make any major decision (as defined in The Summit Birmingham Co-Lender Agreement Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of

The Summit Birmingham Mortgage Loan and The Summit Birmingham Controlling Pari Passu Companion Loan. Neither the BACM 2017-BNK3 Master Servicer nor the BACM 2017-BNK3 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by any of The Summit Birmingham Non-Controlling Noteholders.

Neither the BACM 2017-BNK3 Master Servicer nor the BACM 2017-BNK3 Special Servicer may follow or be required to follow any direction, advice or consultation provided by the BACM 2017-BNK3 controlling class representative or any of The Summit Birmingham Non-Controlling Noteholders that would require or cause the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the BACM 2017-BNK3 Pooling and Servicing Agreement, require or cause the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, to violate provisions of The Summit Birmingham Co-Lender Agreement, require or cause the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, to violate the terms of The Summit Birmingham Whole Loan, or materially expand the scope of any of the BACM 2017-BNK3 Master Servicer’s or the BACM 2017-BNK3 Special Servicer’s, as applicable, responsibilities under The Summit Birmingham Co-Lender Agreement or the BACM 2017-BNK3 Pooling and Servicing Agreement.

In addition to the consultation rights of The Summit Birmingham Non-Controlling Noteholder described above, pursuant to the terms of The Summit Birmingham Co-Lender Agreement, each of The Summit Birmingham Non-Controlling Noteholders will have the right to attend (in-person or telephonically in the discretion of the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable) annual meetings with the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer, as applicable, for the purpose of discussing servicing issues related to The Summit Birmingham Whole Loan.

Application of Penalty Charges

The Summit Birmingham Co-Lender Agreement provides that penalty charges (as defined in the BACM 2017-BNK3 Pooling and Servicing Agreement) paid on The Summit Birmingham Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans by the amount necessary to pay the BACM 2017-BNK3 Master Servicer, the BACM 2017-BNK3 Trustee or the BACM 2017-BNK3 Special Servicer, as applicable, for any interest accrued on customary, reasonable and necessary “out of pocket” costs and expenses advanced by such party in connection with the servicing and administering of The Summit Birmingham Whole Loan if a default, delinquency or other unanticipated event has occurred or a default is reasonably foreseeable or any related REO property, second, be used to reduce the respective amounts payable on each of The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans by the amount necessary to pay the BACM 2017-BNK3 Master Servicer, the BACM 2017-BNK3 Trustee, the master servicer or the trustee for any interest accrued on any P&I Advance (or analogous P&I advances made pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the BACM 2017-BNK3 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to The Summit Birmingham Whole Loan (as specified in the BACM 2017-BNK3 Pooling and Servicing Agreement and the PSA) and, finally, in the case of the remaining amount of penalty charges allocable to The Summit Birmingham Companion Loans, be paid to the BACM 2017-BNK3 Master Servicer and/or the BACM 2017-BNK3 Special Servicer as additional servicing compensation as provided in the BACM 2017-BNK3 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of The Summit Birmingham Co-Lender Agreement, if The Summit Birmingham Whole Loan becomes a defaulted Mortgage Loan, and if the BACM 2017-BNK3 Special Servicer determines to sell The Summit Birmingham Controlling Pari Passu Companion Loan that has become a specially serviced mortgage loan in accordance with the BACM 2017-BNK3 Pooling and Servicing Agreement, then the BACM 2017-BNK3 Special Servicer will be required to sell The Summit Birmingham Mortgage Loan together with The Summit Birmingham Companion Loans as one whole loan in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans,” “—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans—Servicing of The Summit Birmingham Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the BACM 2017-BNK3 Special Servicer will not be permitted to sell The Summit Birmingham Whole Loan if The Summit Birmingham Whole Loan becomes a defaulted Mortgage Loan without the written consent of The Summit Birmingham Non-Controlling Noteholders unless the BACM 2017-BNK3 Special Servicer has delivered to each of The Summit Birmingham Non-Controlling Noteholders: (a) at least 15 business days prior written notice of any decision to attempt to sell The Summit Birmingham Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the BACM 2017-BNK3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Summit Birmingham Whole Loan, and any documents in the servicing file reasonably requested by any of The Summit Birmingham Non-Controlling Noteholders; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the BACM 2017-BNK3 controlling class representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BACM 2017-BNK3 Master Servicer or the BACM 2017-BNK3 Special Servicer in connection with the proposed sale; provided that The Summit Birmingham Non-Controlling Noteholder may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the BACM 2017-BNK3 Pooling and Servicing Agreement, The Summit Birmingham Non-Controlling Noteholder will be permitted to bid at any sale of The Summit Birmingham Whole Loan unless The Summit Birmingham Non-Controlling Noteholder is the borrower or an agent or affiliate of the borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of The Summit Birmingham Co-Lender Agreement, the BACM 2017-BNK3 controlling class representative will have the right, prior to the occurrence and continuance of a control termination event under the BACM 2017-BNK3 Pooling and Servicing Agreement, to replace the BACM 2017-BNK3 Special Servicer then acting with respect to The Summit Birmingham Whole Loan, with or without cause, and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or The

Summit Birmingham Non-Controlling Noteholders. The applicable BACM 2017-BNK3 certificateholders with the requisite percentage of voting rights under the BACM 2017-BNK3 Pooling and Servicing Agreement (after a control termination event under the BACM 2017-BNK3 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to The Summit Birmingham Whole Loan and appoint a replacement special servicer without the consent of the issuing entity or The Summit Birmingham Non-Controlling Noteholder.

Merrill Lynch Drive Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Merrill Lynch Drive, representing approximately 3.2% of the Initial Pool Balance (the “Merrill Lynch Drive Mortgage Loan”) is part of a whole loan comprised of three promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Merrill Lynch Drive Mortgage Loan is evidenced by one promissory note designated as Note A-2 having an outstanding principal balance as of the Cut-off Date of $20,660,000. The related Companion Loans are evidenced by two promissory notes, Note A-1 and Note A-3 (collectively, the “Merrill Lynch Drive Companion Loans”), with outstanding principal balances as of the Cut-off Date of $41,500,000 and $41,440,000, respectively, that are not included in the issuing entity. Only the Merrill Lynch Drive Mortgage Loan is an asset of the issuing entity. The Merrill Lynch Drive Companion Loans are pari passu in right of payment with the Merrill Lynch Drive Mortgage Loan.

The Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans are collectively referred to as the “Merrill Lynch Drive Whole Loan”. The Merrill Lynch Drive Companion Loan evidenced by Note A-1 was contributed by its holder to the BBCMS 2017-C1 securitization trust. The Merrill Lynch Drive Companion Loan evidenced by Note A-3 is currently held by Morgan Stanley Bank, N.A. or an affiliate and it is anticipated that such Merrill Lynch Drive Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The rights of the issuing entity as the holder of the Merrill Lynch Drive Mortgage Loan and the rights of the holders of the Merrill Lynch Drive Companion Loans are subject to a co-lender agreement (the “Merrill Lynch Drive Co-Lender Agreement”).

Servicing

The Merrill Lynch Drive Whole Loan will be serviced and administered pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement, among Barclays Commercial Mortgage Securities LLC, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BBCMS 2017-C1 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “BBCMS 2017-C1 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BBCMS 2017-C1 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “BBCMS 2017-C1 Trustee”) and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus, but subject to the terms of the Merrill Lynch Drive Co-Lender Agreement. The Merrill Lynch

Drive Co-Lender Agreement sets forth the rights of the issuing entity as the holder of the Merrill Lynch Drive Mortgage Loan and the rights of the holders of the Merrill Lynch Drive Companion Loans, and provides that expenses, losses and shortfalls relating to the Merrill Lynch Drive Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the Merrill Lynch Drive Whole Loan, the servicing standard set forth in the BBCMS 2017-C1 Pooling and Servicing Agreement requires the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer to take into account the interests of the BBCMS 2017-C1 Certificateholders, the issuing entity as holder of the Merrill Lynch Drive Mortgage Loan and the holders of the Merrill Lynch Drive Companion Loan.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advances on the Merrill Lynch Drive Mortgage Loan (but not on the Merrill Lynch Drive Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Merrill Lynch Drive Mortgage Loan. Principal and interest advances in respect of the Merrill Lynch Drive Companion Loans and property protection advances in respect of the Merrill Lynch Drive Whole Loan will be as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan” in this prospectus.

Distributions

The Merrill Lynch Drive Co-Lender Agreement sets forth the respective rights of the holder of the Merrill Lynch Drive Mortgage Loan and the holders of the Merrill Lynch Drive Companion Loans with respect to distributions of funds received in respect of the Merrill Lynch Drive Whole Loan, and provides, in general, that:

●	the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Merrill Lynch Drive Whole Loan or the related Mortgaged Property will be applied to the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the application of proceeds, awards or settlements to restoration or repair or release to the borrower, the payment of amounts for reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the BBCMS 2017-C1 Master Servicer, BBCMS 2017-C1 Special Servicer, BBCMS 2017-C1 Trustee, BBCMS 2017-C1 Operating Advisor, BBCMS 2017-C1 Certificate Administrator and BBCMS 2017-C1 Depositor under the BBCMS 2017-C1 Pooling and Servicing Agreement) in accordance with the terms of the Merrill Lynch Drive Co-Lender Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Merrill Lynch Drive Whole Loan will be allocated, on a pro rata and pari passu basis, to the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans in accordance with the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Merrill Lynch Drive Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Merrill Lynch Drive Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Merrill Lynch Drive Companion Loans. Similarly, P&I Advances on the Merrill Lynch Drive Companion Loans are not reimbursable out of payments or other collections on the Merrill Lynch Drive Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the BBCMS 2017-C1 Pooling and Servicing Agreement with respect to the Merrill Lynch Drive Mortgage Loan are insufficient to reimburse the BBCMS 2017-C1 Master Servicer for any property protection advance and/or interest thereon and the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Trustee, as applicable, obtains funds from general collections of the BBCMS 2017-C1 securitization trust as a reimbursement for a property protection advance or interest thereon, the Trust (as holder of the Merrill Lynch Drive Mortgage Loan) will be required to, promptly following notice from the BBCMS 2017-C1 Master Servicer, pay to the BBCMS 2017-C1 securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the Trust (as holder of the Merrill Lynch Drive Mortgage Loan) is required to promptly reimburse the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Trustee for the Merrill Lynch Drive Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Merrill Lynch Drive Whole Loan as to which the BBCMS 2017-C1 securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement (to the extent amounts on deposit in the collection account with respect to the Merrill Lynch Drive Mortgage Loan are insufficient for reimbursement of such amounts).

Application of Penalty Charges

Pursuant to the Merrill Lynch Drive Co-Lender Agreement, penalty charges paid on the Merrill Lynch Drive Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee or the BBCMS 2017-C1 Special Servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans by the amount necessary to pay the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Trustee, the Other Master Servicer or the trustee under the related Other PSA for any interest accrued on any P&I Advance (or P&I advance under the related Other PSA) made with respect to the Merrill Lynch Drive Mortgage Loan or the Merrill Lynch Drive Companion Loans by such party (if and as specified in the BBCMS 2017-C1 Pooling and Servicing Agreement or the related Other PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Merrill Lynch Drive Mortgage Loan and Merrill Lynch Drive Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Merrill Lynch Drive Whole Loan (as specified in the BBCMS 2017-C1 Pooling and Servicing Agreement) and finally, with respect to any remaining amount of penalty charges allocable to the Merrill Lynch Drive Mortgage Loan, be paid to the BBCMS 2017-C1 Master

Servicer and/or the BBCMS 2017-C1 Special Servicer as additional servicing compensation as provided in the BBCMS 2017-C1 Pooling and Servicing Agreement.

Consultation and Control

Pursuant to the Merrill Lynch Drive Co-Lender Agreement, the directing holder (the “Merrill Lynch Drive Directing Holder”) with respect to the Merrill Lynch Drive Whole Loan, as of any date of determination, will be the BBCMS 2017-C1 Trustee on behalf of the BBCMS 2017-C1 issuing entity as holder of the portion of the Merrill Lynch Drive Companion Loan evidenced by Note A-1; provided that, in certain situations set forth in the BBCMS 2017-C1 Pooling and Servicing Agreement where the directing certificateholder under the BBCMS 2017-C1 Pooling and Servicing Agreement (the “BBCMS 2017-C1 Directing Certificateholder”) holds an ownership interest in the related borrower, the BBCMS 2017-C1 Directing Certificateholder will not be entitled to exercise certain rights with respect to the Merrill Lynch Drive Whole Loan. In its capacity as representative of the Merrill Lynch Drive Directing Holder under the Merrill Lynch Drive Co-Lender Agreement, the BBCMS 2017-C1 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined under the Merrill Lynch Drive Co-Lender Agreement) to be taken with respect to the Merrill Lynch Drive Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Merrill Lynch Drive Whole Loan will require the approval of the BBCMS 2017-C1 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, the BBCMS 2017-C1 Directing Certificateholder will have the same consent and/or consultation rights with respect to the Merrill Lynch Drive Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the BBCMS 2017-C1 issuing entity (other than any “excluded loan” under the BBCMS 2017-C1 Pooling and Servicing Agreement) that are serviced under the BBCMS 2017-C1 Pooling and Servicing Agreement.

Pursuant to the terms of the Merrill Lynch Drive Co-Lender Agreement, the issuing entity, as holder of the Merrill Lynch Drive Mortgage Loan (or its representative, a “Merrill Lynch Drive Non-Controlling Noteholder”), which will be represented by the Directing Certificateholder unless a consultation termination event exists under the PSA or the Merrill Lynch Drive Mortgage Loan is an Excluded Loan, will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Merrill Lynch Drive Whole Loan, that the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer is required to provide to the Merrill Lynch Drive Directing Holder under the BBCMS 2017-C1 Pooling and Servicing Agreement within the same time frame that the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer is required to provide such notices, information and reports to the Merrill Lynch Drive Directing Holder (but without regard to whether or not the Merrill Lynch Drive Directing Holder actually has lost any rights to receive such information as a result of a consultation termination event) and (ii) to be consulted by the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer on a strictly non-binding basis with respect to any major decisions as set forth in the Merrill Lynch Drive Co-Lender Agreement and the implementation by the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1

Special Servicer of any recommended actions outlined in an asset status report. The consultation right of the Merrill Lynch Drive Non-Controlling Noteholders will expire 10 business days after the delivery by the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the special servicer that is materially different from the actions previously proposed, the 10 business day consultation period will begin anew.

Notwithstanding the Merrill Lynch Drive Non-Controlling Noteholders’ consultation rights described above, the BBCMS 2017-C1 Master Servicer or the BBCMS 2017-C1 Special Servicer is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans. In no event will the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer be obligated at any time to follow or take any alternative actions recommended by any Merrill Lynch Drive Non-Controlling Noteholder.

In addition to the consultation rights of the Merrill Lynch Drive Non-Controlling Noteholders described above, the Merrill Lynch Drive Non-Controlling Noteholders will have the right to annual conference calls with the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer upon reasonable notice and at times reasonably acceptable to such BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, in which servicing issues related to the Merrill Lynch Drive Whole Loan are to be discussed.

No objection, direction or advice contemplated by the Merrill Lynch Drive Co-Lender Agreement may require or cause the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer, as applicable, under the BBCMS 2017-C1 Pooling and Servicing Agreement to violate any provisions of the Merrill Lynch Drive Mortgage Loan documents, applicable law, the BBCMS 2017-C1 Pooling and Servicing Agreement, the Merrill Lynch Drive Co-Lender Agreement, the REMIC provisions or such BBCMS 2017-C1 Master Servicer’s or BBCMS 2017-C1 Special Servicer’s obligation to act in accordance with the servicing standard under the BBCMS 2017-C1 Pooling and Servicing Agreement, or expose such BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer to liability, or materially expand the scope of such BBCMS 2017-C1 Master Servicer’s or BBCMS 2017-C1 Special Servicer’s responsibilities under the BBCMS 2017-C1 Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Merrill Lynch Drive Co-Lender Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement, if the Merrill Lynch Drive Mortgage Loan becomes a defaulted Mortgage Loan and thereafter the BBCMS 2017-C1 Special Servicer determines pursuant to the BBCMS 2017-C1 Pooling and Servicing Agreement and the Merrill Lynch Drive Co-Lender Agreement to sell the Merrill Lynch Drive Mortgage Loan, then such BBCMS 2017-C1 Special Servicer will be required to sell the Merrill Lynch Drive Mortgage Loan together with the Merrill Lynch Drive Companion Loans as a single whole loan in accordance with the procedures set forth in the BBCMS 2017-C1 Pooling and Servicing Agreement, subject to the satisfaction of certain notice and information delivery requirements.

Notwithstanding the foregoing, the BBCMS 2017-C1 Special Servicer will not be permitted to sell the Merrill Lynch Drive Whole Loan if it becomes a defaulted loan without the written consent of the Merrill Lynch Drive Non-Controlling Noteholders unless such

BBCMS 2017-C1 Special Servicer has delivered to the Merrill Lynch Drive Non-Controlling Noteholders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Merrill Lynch Drive Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Merrill Lynch Drive Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the BBCMS 2017-C1 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BBCMS 2017-C1 Master Servicer or BBCMS 2017-C1 Special Servicer in connection with the proposed sale; provided that each Merrill Lynch Drive Non-Controlling Noteholder may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the Merrill Lynch Drive Co-Lender Agreement, each Merrill Lynch Drive Non-Controlling Noteholder (or its representative) will be permitted to submit an offer at any sale of the Merrill Lynch Drive Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Replacement of Special Servicer

Pursuant to the terms of the Merrill Lynch Drive Co-Lender Agreement, and subject to the terms of the BBCMS 2017-C1 Pooling and Servicing Agreement, the Merrill Lynch Drive directing certificateholder will have the right, with or without cause, to replace the special servicer which is then acting with respect to the Merrill Lynch Drive Whole Loan and appoint a replacement special servicer without the consent of the holders of the Merrill Lynch Drive non-controlling companion loans.

The Servicing Shift Whole Loans

Art Van Portfolio

General

The Mortgage Loan, secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Art Van Portfolio (the “Art Van Portfolio Mortgage Loan”), representing approximately 2.9% of the Initial Pool Balance, with an outstanding principal balance as of the Cut-off Date of $18,750,000, is part of a split loan structure comprised of five mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Art Van Portfolio Whole Loan (as defined below) is evidenced by (i) one mortgage note designated as Note A-1 having an outstanding principal balance as of the Cut-off Date of $25,000,000 (the “Art Van Portfolio Controlling Companion Loan”), (ii) one mortgage note designated as Note A-2 having an outstanding principal balance as of the Cut-off Date of $15,000,000, (iii) one mortgage note designated as Note A-3 having an outstanding principal balance as of the Cut-off Date of $10,000,000 (each of Note A-2 and Note A-3, an “Art Van Portfolio Companion Loan”, and together with the Art Van Portfolio Controlling Companion Loan, the “Art Van Portfolio Companion Loans”), (iv) one mortgage note designated as Note A-4 having an outstanding principal balance as of the Cut-off Date of $5,000,000 and (v) one mortgage note designated as Note A-5 having an outstanding principal balance as of the Cut-off Date of $13,750,000 (together with Note A-4, the “Art Van Portfolio Mortgage Loan”) each of which is pari passu in right of payment with one another.

The Art Van Portfolio Mortgage Loan and the Art Van Portfolio Companion Loans are collectively referred to as the “Art Van Portfolio Whole Loan”. Only the Art Van Portfolio Mortgage Loan is an asset of the issuing entity. The Art Van Portfolio Companion Loans are currently being held by UBS AG, New York Branch and are expected to be contributed to one or more future securitizations. The rights of the issuing entity as the holder of the Art Van Portfolio Mortgage Loan and the rights of the holders of the Art Van Portfolio Companion Loans (the “Art Van Portfolio Noteholders”) are subject to a co-lender agreement (the “Art Van Portfolio Intercreditor Agreement”).

Servicing

The Art Van Portfolio Whole Loan will be serviced (i) prior to the securitization date of the Art Van Portfolio Controlling Companion Loan (the “Art Van Portfolio Companion Loan Securitization Date”), by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Art Van Portfolio Intercreditor Agreement and (ii) following the Art Van Portfolio Companion Loan Securitization Date, by the master servicer and the special servicer designated under the Note A-1 pooling and servicing agreement (the “Art Van Portfolio Note A-1 PSA”) pursuant to the terms of the Art Van Portfolio Note A-1 PSA and Art Van Portfolio Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on the Art Van Portfolio Mortgage Loan (but not on the Art Van Portfolio Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) until the Art Van Portfolio Companion Loan Securitization Date, Servicing Advances with respect to the Art Van Portfolio Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Application of Payments

The terms of the Art Van Portfolio Intercreditor Agreement set forth the respective rights of the Art Van Portfolio Noteholders with respect to distributions of funds received in respect of the Art Van Portfolio Whole Loan, and provides, in general, that:

●	the Art Van Portfolio Mortgage Loan and the Art Van Portfolio Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Art Van Portfolio Whole Loan or the related Mortgaged Property will be applied to the Art Van Portfolio Mortgage Loan and the Art Van Portfolio Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer and trustee) in accordance with the terms of the Art Van Portfolio Intercreditor Agreement and either the PSA or the Art Van Portfolio Note A-1 PSA, as applicable; and

●	expenses, losses and shortfalls relating to the Art Van Portfolio Whole Loan will, in general, be allocated on a pro rata and pari passu basis, to the Art Van Portfolio Mortgage Loan and the Art Van Portfolio Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Art Van Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Art Van Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Art Van Portfolio Companion Loans.

Consultation and Control

Until the Art Van Portfolio Controlling Companion Loan Securitization Date, certain decisions to be made with respect to the Art Van Portfolio Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the holder of the Art Van Portfolio Controlling Companion Loan. After the Art Van Portfolio Controlling Companion Loan Securitization Date, certain decisions to be made with respect to the Art Van Portfolio Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Art Van Portfolio Note A-1 PSA, will require the approval of the party entitled under such securitization to exercise the rights granted to the holder of the Art Van Portfolio Controlling Companion Loan under the Art Van Portfolio Intercreditor Agreement (such party, the “Art Van Portfolio Directing Certificateholder”).

Pursuant to the terms of the Art Van Portfolio Intercreditor Agreement, after the Art Van Portfolio Controlling Companion Loan Securitization Date, the Directing Certificateholder will have the right to (i) receive copies of all notices, information and reports that the applicable special servicer is required to provide to the Art Van Portfolio Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Art Van Portfolio Directing Certificateholder with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Mortgage Loan (but without regard to whether or not the Art Van Portfolio Directing Certificateholder actually has lost any rights to receive such information as a result of the expiration of the related subordinate control period or the collective consultation period) and (ii) to use reasonable efforts to consult on a strictly non-binding basis with respect to certain major decisions set forth in the Art Van Portfolio Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report to the extent that the Directing Certificateholder requests such consultation. The consultation right of the Directing Certificateholder will expire 10 business days after the delivery by the special servicer under the Art Van Portfolio Note A-1 PSA of notice and information relating to the matter subject to consultation, whether or not the Directing Certificateholder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Directing Certificateholder’s consultation rights described above, the special servicer under the Art Van Portfolio Note A-1 PSA is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Art Van Portfolio Mortgage Loan and the Art Van Portfolio Pari Passu Companion Loans.

In addition to the consultation rights of the Directing Certificateholder described above, after the Art Van Portfolio Controlling Companion Loan Securitization Date, the Directing Certificateholder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer under the Art Van Portfolio Note A-1 PSA, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer under the Art Van Portfolio Note A-1 PSA, in which servicing issues related to the Art Van Portfolio Whole Loan are discussed.

Application of Penalty Charges

The Art Van Portfolio Intercreditor Agreement provides that penalty charges paid on the Art Van Portfolio Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on the Art Van Portfolio Mortgage Loan and the related Non-Serviced Companion Loans by the amounts necessary to reimburse the master servicer, the special servicer or the trustee for any interest accrued on any servicing advances and reimbursement of any servicing advances made pursuant to the PSA, second, be used to reduce the respective amounts payable on the Art Van Portfolio Mortgage Loan and the Art Van Portfolio Companion Loans by the amounts necessary to pay the master servicer and the trustee and the master servicer and the trustee under the pooling and servicing agreement governing the securitization of any other Art Van Portfolio Companion Loan, for any interest accrued on any related P&I Advance (or analogous P&I advance made pursuant to the pooling and servicing agreement governing the securitization of an Art Van Portfolio Companion Loan) made with respect to the Art Van Portfolio Mortgage Loan, by such party (if and as specified in the PSA or the pooling and servicing agreement governing the securitization of any other Art Van Portfolio Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on the Art Van Portfolio Mortgage Loan and the Art Van Portfolio Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Art Van Portfolio Whole Loan and, finally, be paid to the master servicer and/or the special servicer as additional servicing compensation.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Art Van Portfolio Intercreditor Agreement, if the Art Van Portfolio Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the PSA (prior to the Art Van Portfolio Controlling Companion Loan Securitization Date) or the Art Van Portfolio Note A-1 PSA (on and after the Art Van Portfolio Controlling Companion Loan Securitization Date), and thereafter the related special servicer determines pursuant to the PSA or the Art Van Portfolio Note A-1 PSA, as applicable, and the Art Van Portfolio Intercreditor Agreement to pursue a sale of the Art Van Portfolio Mortgage Loan, the special servicer will be required to sell the Art Van Portfolio Mortgage Loan together with the Art Van Portfolio Controlling Companion Loan as a single whole loan, in accordance with the provisions of the PSA (prior to the Art Van Portfolio Controlling Companion Loan Securitization Date) or the Art Van Portfolio Note A-1 PSA (on and after the Art Van Portfolio Controlling Companion Loan Securitization Date) and the Art Van Portfolio Intercreditor Agreement, subject to certain notice and information delivery requirements.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Art Van Portfolio Whole Loan if it becomes a Defaulted Loan without the written consent of the holder of the Art Van Portfolio Mortgage Loan, or any other holder of an Art Van Portfolio Companion Loan not held by the Trust unless the special servicer has delivered to the issuing entity (as the holder of the Art Van Portfolio Mortgage Loan): (a) at least 15 business days prior written notice of any decision to attempt to sell the Art Van Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Art Van Portfolio Whole Loan and any documents in the servicing file requested by the holder of the Art Van Portfolio Mortgage Loan (or its representative) or the holder of such other Art Van Portfolio Companion Loan (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale. Subject to the foregoing, the holder of the Art Van Portfolio Mortgage Loan (or its representative) or any other holder of an Art Van Portfolio Companion Loan not held by the Trust will be permitted to submit an offer at any sale of the Art Van Portfolio Whole Loan unless such holder is the borrower or an affiliate of the borrower.

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” and “—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer Appointment Rights

The holder of the Art Van Portfolio Controlling Companion Loan or, on and after the Art Van Portfolio Controlling Companion Loan Securitization Date, certificateholders with the requisite percentage of voting rights, pursuant to the Art Van Portfolio Note A-1 PSA, will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Directing Certificateholder as long as such replacement special servicer satisfies the required special servicer rating requirements (as described in the Art Van Portfolio Intercreditor Agreement) and satisfies the other conditions set forth in the PSA (prior to the Art Van Portfolio Controlling Companion Loan Securitization Date) or the Art Van Portfolio Note A-1 PSA (on and after the Art Van Portfolio Controlling Companion Loan Securitization Date). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

340 Bryant Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 340 Bryant (the “340 Bryant Mortgage Loan”), representing approximately 2.3% of the Initial Pool Balance, is part of a split loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 340 Bryant Mortgage Loan is evidenced by a promissory note, Note A-2, with an original principal balance of $14,700,000. The related Companion Loan is evidenced by one (1) promissory note, Note A-1 (the “340 Bryant Controlling Companion Loan”), with an original principal balance of $16,000,000 and is not included in the issuing entity. Only the 340 Bryant Mortgage Loan is included in the issuing entity. The 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “340 Bryant Whole Loan”. It is anticipated that the 340 Bryant Controlling Companion Loan will be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the 340 Bryant Mortgage Loan and the rights of the holder(s) of the 340 Bryant Controlling Companion Loan are subject to an intercreditor agreement (the “340 Bryant Intercreditor Agreement”).

Servicing

Pursuant to the terms of the 340 Bryant Intercreditor Agreement, the 340 Bryant Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer in accordance with the Servicing Standard until the date upon which the 340 Bryant Controlling Companion Loan is securitized (the “340 Bryant Control Note Securitization Date”), after which the 340 Bryant Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “340 Bryant PSA”) entered into in connection with such other securitization and the 340 Bryant Intercreditor Agreement.

Advances

Until the 340 Bryant Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the 340 Bryant Mortgage Loan (but not any advances of principal and/or interest on the 340 Bryant Controlling Companion Loan) pursuant to the terms of the PSA, and the master servicer, the special servicer (with respect to emergency servicing advances) or the trustee, as applicable, under the PSA will be responsible for making (or, in the case of the special servicer with respect to emergency servicing advances, may, in its sole discretion, make) any required Servicing Advances with respect to the 340 Bryant Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the 340 Bryant Mortgage Loan (in the case of a P&I Advance) or the 340 Bryant Whole Loan (in the case of a Servicing Advance).

On and after the 340 Bryant Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the 340 Bryant Mortgage Loan (but not any advances of principal and/or interest on the 340 Bryant Controlling Companion Loan) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such P&I Advance would not be recoverable from collections on the 340 Bryant Mortgage Loan, (ii) the master servicer or trustee under the securitization into which the 340 Bryant Controlling Companion Loan is deposited is expected to be responsible for making principal and interest advances with respect to the 340 Bryant Controlling Companion Loan unless a similar determination is made that such an advance would not be recoverable from collections on such 340 Bryant Controlling Companion Loan and (iii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the 340 Bryant Controlling Companion Loan as required under the terms of the 340 Bryant PSA (but not on the 340 Bryant Mortgage Loan) and (B) any required property protection advances with respect to the 340 Bryant Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the 340 Bryant PSA.

With respect to the 340 Bryant Mortgage Loan, each of the master servicer, the special servicer and the trustee will be permitted to make its own determination that it has made a nonrecoverable principal and interest advance on the 340 Bryant Mortgage Loan or that any proposed principal and interest advance, if made, would constitute a nonrecoverable principal and interest advance with respect to the 340 Bryant Mortgage Loan. After the 340 Bryant Control Note Securitization Date, if the master servicer receives written notice from the Non-Serviced Master Servicer or Non-Serviced Special Servicer that it has determined, with respect to the 340 Bryant Mortgage Loan, that any proposed advance of principal and/or interest would be, or any outstanding advance of principal and/or interest is, a nonrecoverable advance, such determination will not be binding on the certificateholders, the master servicer or the trustee.

Application of Payments

The 340 Bryant Intercreditor Agreement sets forth the respective rights of the holder of the 340 Bryant Mortgage Loan and the holder(s) of the related 340 Bryant Controlling Companion Loan with respect to distributions of funds received in respect of the 340 Bryant Whole Loan, and provides, in general, that:

●	the 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 340 Bryant Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents, to the extent permitted by the REMIC provisions) will be applied to the 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the (i) prior to the 340 Bryant Control Note Securitization Date, the master servicer, special servicer or trustee and (ii) on and after the 340 Bryant Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer,) in accordance with the terms of the 340 Bryant Intercreditor Agreement and the PSA or the 340 Bryant PSA, as applicable; and

●	costs, fees, expenses, losses and shortfalls relating to the 340 Bryant Whole Loan will be allocated, on a pro rata and pari passu basis, to the 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan in accordance with the terms of the 340 Bryant Intercreditor Agreement.

For more information regarding the allocation of collections and expenses in respect of the 340 Bryant Whole Loan prior to the 340 Bryant Control Note Securitization Date, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”. Upon the 340 Bryant Control Note Securitization Date, the 340 Bryant Whole Loan is expected to be subject to provisions in the 340 Bryant PSA that are expected to be substantially similar to, but not necessarily identical, to those governing the allocation of collections and expenses of serviced whole loans under the PSA.

Application of Penalty Charges

Pursuant to the 340 Bryant Intercreditor Agreement, items in the nature of penalty charges paid on the 340 Bryant Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan by the amount necessary to pay (i) prior to the 340 Bryant Control Note Securitization Date, the master servicer, special servicer or trustee and (ii) on and after the 340 Bryant Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, for any interest accrued on any servicing advances and reimbursement of any servicing advances in accordance with the terms of the PSA (prior to the 340 Bryant Control Note Securitization Date) and the 340 Bryant PSA (on and after the 340 Bryant Control Note Securitization Date), second, be used to reduce the respective amounts payable on each of the 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan by the amount necessary to pay the applicable master servicer, the trustee, the Non-Serviced Master Servicer and Non-Serviced Trustee for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the 340 Bryant PSA) made with respect to such loan by such party (if and as specified in the PSA or the 340 Bryant PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 340 Bryant Mortgage Loan and 340 Bryant Controlling Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 340 Bryant Whole Loan (as specified in the PSA or 340 Bryant PSA, as applicable) and, finally, with respect to any remaining amount of penalty charges allocable to the 340 Bryant Whole Loan, be paid, prior to the 340 Bryant Control Note Securitization Date, to the master servicer and/or special servicer, and, on and after the 340 Bryant Control Note Securitization Date, to the Non-Serviced Master Servicer and/or Non-Serviced Special Servicer, as additional servicing compensation as provided in the PSA or the 340 Bryant PSA, as applicable.

Consultation and Control

The controlling noteholder under the 340 Bryant Intercreditor Agreement with respect to the 340 Bryant Whole Loan will be the holder of the 340 Bryant Controlling Companion Loan (which prior to the 340 Bryant Control Note Securitization Date, will be Cantor Commercial Real Estate Lending, L.P., and, from and after the 340 Bryant Control Note Securitization Date, will be the trust into which the 340 Bryant Controlling Companion Loan is deposited (the “340 Bryant Controlling Noteholder”); provided that it is expected to be the representative of the controlling class certificateholders under the 340 Bryant PSA or such other party specified in the 340 Bryant PSA (such party, the “340 Bryant Directing Certificateholder”) who will exercise the rights of the 340 Bryant Controlling Noteholder (unless a control termination event or similar event under the 340 Bryant PSA exists), subject to any restrictions on the related borrower or any affiliate thereof under the 340 Bryant PSA that prohibit such parties from exercising the rights of the 340 Bryant Directing Certificateholder under the 340 Bryant Intercreditor Agreement and 340 Bryant PSA. In its capacity as the controlling noteholder under the 340 Bryant Intercreditor Agreement, the 340 Bryant Controlling Noteholder will be entitled to exercise (or, under the 340 Bryant PSA, is expected to be entitled to exercise rights similar to) the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the 340 Bryant Whole Loan.

In addition, pursuant to the terms of the 340 Bryant Intercreditor Agreement, the issuing entity as holder of the 340 Bryant Mortgage Loan (or prior to the occurrence of a Consultation Termination Event and except if the 340 Bryant Mortgage Loan is an Excluded Loan, the Directing Certificateholder) will (i) have, after the 340 Bryant Control Note Securitization Date, the right to receive copies of the same notices, information and reports that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer is required to provide to the 340 Bryant Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the 340 Bryant Directing Certificateholder under the 340 Bryant PSA without regard to the occurrence of any control termination event or consultation termination event or similar event thereunder) with respect to any major decisions to be taken with respect to the 340 Bryant Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 340 Bryant Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any such major decisions to be taken with respect to the 340 Bryant Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 340 Bryant Whole Loan. The consultation right of the issuing entity as holder of the 340 Bryant Mortgage Loan (or the Directing Certificateholder) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation; provided that if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as holder of the 340 Bryant Mortgage Loan (or the Directing Certificateholder) described above, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 340 Bryant Mortgage Loan and the 340 Bryant Controlling Companion Loan. Prior to the 340 Bryant Control Note Securitization Date, the master servicer and special servicer will be entitled to take such action after making such a determination as set forth in the preceding sentence. Neither the related Non-Serviced Master Servicer nor the related Non-Serviced Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuing entity as holder of the 340 Bryant Mortgage Loan (or its representative, including the Directing Certificateholder) and neither the master servicer nor the special servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the holders of the 340 Bryant Mortgage Loan or the 340 Bryant Controlling Companion Loan.

After the 340 Bryant Control Note Securitization Date, in addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the 340 Bryant Intercreditor Agreement, the issuing entity (or its representative) will have the right to attend (which may be held telephonically) annual meetings with the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 340 Bryant Whole Loan are discussed.

No objection, direction, consent or advice of the 340 Bryant Controlling Noteholder or the 340 Bryant Directing Certificateholder contemplated above may require or cause the master servicer or the special servicer or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to, among other things, violate any provisions of the 340 Bryant Mortgage Loan documents, applicable law, the PSA (prior to the 340 Bryant Control Note Securitization Date), the 340 Bryant PSA (after the 340 Bryant Control Note Securitization Date), the 340 Bryant Intercreditor Agreement, the REMIC provisions or the master servicer’s or special servicer’s or related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s obligation to act in accordance with the servicing standard under the PSA or the 340 Bryant PSA, as applicable.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the 340 Bryant Intercreditor Agreement, if the 340 Bryant Mortgage Loan becomes a Defaulted Loan (or, after the 340 Bryant Control Note Securitization Date, a defaulted loan under the 340 Bryant PSA) and if the special servicer (or, after the 340 Bryant Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA (or the 340 Bryant PSA, as the case may be) and the 340 Bryant Intercreditor Agreement to pursue a sale of the 340 Bryant Mortgage Loan (or the 340 Bryant Controlling Companion Loan, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the 340 Bryant Mortgage Loan together with the 340 Bryant Controlling Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the 340 Bryant PSA), as applicable, obligation to review whether any offer from an interested person (as defined in the 340 Bryant Intercreditor Agreement) received for the 340 Bryant Mortgage Loan and the 340 Bryant Companion Loan constitutes a fair price.

Notwithstanding the foregoing, on and after the 340 Bryant Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the 340 Bryant Mortgage Loan together with the 340 Bryant Controlling Companion Loan if the loan becomes a defaulted whole loan without the written consent of the holder of the 340 Bryant Mortgage Loan unless the related Non-Serviced Special Servicer has delivered to the issuing entity, as holder of the 340 Bryant Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 340 Bryant Whole Loan, and any documents in the servicing file requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the “directing certificateholder” (or the equivalent) under the 340 Bryant PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the 340 Bryant Intercreditor Agreement, the issuing entity as holder of the 340 Bryant Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the related borrower or an agent or affiliate thereof).

Prior to the 340 Bryant Control Note Securitization Date, in the event of the sale by the special servicer of the 340 Bryant Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holder of the 340 Bryant Controlling Companion Loan as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Prior to the 340 Bryant Control Note Securitization Date, the 340 Bryant Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the 340 Bryant Whole Loan and appoint a replacement special servicer, solely with respect to the 340 Bryant Whole Loan. On and after the 340 Bryant Control Note Securitization Date, pursuant to the terms of the 340 Bryant Intercreditor Agreement, the 340 Bryant Controlling Noteholder (or the 340 Bryant Directing Certificateholder) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the 340 Bryant Whole Loan and appoint a replacement special servicer without the consent of the holder of the 340 Bryant Mortgage Loan. The right of the 340 Bryant Directing Certificateholder will be subject to the terms of the 340 Bryant PSA, which are not known at this time, but are expected to provide that the 340 Bryant Directing Certificateholder may only exercise such rights under the 340 Bryant PSA so long as no control termination event has occurred and is continuing.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in February 2017 and ending on the hypothetical Determination Date in March 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Bank PLC, Wells Fargo Bank, National Association, Société Générale and UBS AG are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Barclays Bank PLC, Wells Fargo Bank, National Association, Société Générale and UBS AG LLC on or about March 30, 2017 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on February 28, 2017, Barclays’ affiliates were the loan sellers in approximately 79 commercial mortgage-backed securitization transactions. Approximately $24.5 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and through February 28, 2017.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2017	$ 566,335,000
2016	$ 3,031,242,500
2015	$ 5,276,099,519
2014	$ 3,351,106,750
2013	$ 2,723,393,594
2012	$ 2,056,096,250
2011	$ 0
2010	$ 0
2009	$ 0
2008	$ 196,399,012
2007	$ 2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 14, 2017 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization.

Neither Barclays Bank PLC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays Bank PLC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under “—Barclays Bank PLC” has been provided by Barclays.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2016, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $3.63 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,580 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $28.5 billion, which were included in 81 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo

Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. No Wells Fargo Bank Mortgage Loan to be included in the trust fund has been co-originated as described in this paragraph.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from January 1, 2014 to December 31, 2016 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)				Demand in Dispute(4)(6)(8)		Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of	#	$	% of	#	$	% of	#	$	% of	#	$	% of	#	$	% of	#	$	% of
					principa			principa			principa			principal			principa			principa			principa
					l			l			l			balance			l			l			l
					balance			balance			balance						balance			balance			balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages(1)
Wachovia Commercial	X	Wachovia Bank,	11	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Mortgage Securities, Inc.,		National	3
Commercial Mortgage		Association
Pass-Through Certificates
Series 2006-C28
		Nomura Credit &	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Capital, Inc.
		Artesia Mortgage	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.0	3.24	0	0.00	0.00
		Capital																	0
		Corporation(10)

			20	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.0	3.24	0	0.00	0.00
Issuing Entity Subtotal			7																0

Wachovia Commercial	X	Wachovia Bank,	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.0	4.49
Mortgage Securities, Inc.,		National																				0
Commercial Mortgage		Association
Pass-Through Certificates
Series 2006-C33
		Barclays Capital	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001406873		Real Estate Inc.
		Nomura Credit &	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Capital, Inc.
		Artesia Mortgage	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Capital Corporation

			16	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.0	4.49
Issuing Entity Subtotal			6																			0

Wells Fargo Commercial	X	Natixis Real Estate	39	503,900,454.00	55.11	1	23,000,000.0	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.0	2.54	0	0.00	0.00	0	0.00	0.00
Mortgage Securities, Inc.,		Capital LLC(11)					0									0
Commercial Mortgage
Pass-Through Certificates,
Series 2015-NXS2
		Wells Fargo Bank,	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		National
CIK #: 0001643873		Association
		Silverpeak Real	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Estate Finance LLC

			63	914,361,541.00	100.00	1	23,000,000.0	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.0	2.54	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal							0									0

Commercial Mortgages Asset			55	8,113,681,827.61		1	23,000,000.0		0	0.00		0	0.00		1	23,000,000.0		1	13,687,005.0		1	87,085,982.0
Class Total			5				0									0			0			0

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer is continuing to pursue its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from October 1, 2016 through December 31, 2016 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on February 13, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on February 13, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain 100% of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

UBS AG

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. One (1) of the eight (8) Mortgage Loans for which UBS AG, New York Branch is the mortgage loan seller was co originated with Morgan Stanley Bank, N.A. One (1) of the eight (8) Mortgage Loans for which UBS AG, New York Branch is the mortgage loan seller was originated by Cantor Commercial Real Estate Lending, L.P., and purchased by UBS AG, New York Branch. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch has recently commenced originating commercial mortgage loans primarily for securitization or resale. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to this securitization, UBS Real Estate Securities Inc. (“UBSRES”), an indirect subsidiary of UBS AG, New York Branch, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch’s has previously securitized an aggregate of approximately $1,213,253,287 of multifamily and commercial mortgage loans.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as Mortgage Loan Seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage

Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan to value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan to value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of then outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan to value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Litigation

UBS AG, New York Branch and UBSRES are currently engaged in litigation with respect to various legacy residential mortgage backed securities transactions. Some litigants are seeking the repurchase of mortgage loans by UBSRES from certain residential mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents. Other litigants are alleging violations of federal and/or state securities or common law for alleged misrepresentations and omissions in offering documents in connection with the issuance and/or distribution of residential mortgage backed securities. No assurance can be given that one or more of the foregoing actions will not result in material liability to UBS AG, New York Branch.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15-G on February 14, 2017 in connection with it being a securitizer of certain types of mortgage loans. UBS AG, New York Branch’s Central Index Key is 0001685185. UBS AG, New York Branch has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither UBS AG nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG” has been provided by UBS AG.

Société Générale

General

Société Générale, a French limited liability company (société anonyme) authorized as a bank, acting through its New York Branch (“Société Générale”), is a sponsor and mortgage loan seller in this transaction. The principal offices of Société Générale in the United States are located at 245 Park Avenue, New York, New York 10167, and its telephone number is (212) 278 6461. Société Générale is an affiliate of SG Americas Securities, LLC, one of the underwriters.

Société Générale’s Commercial Mortgage Securitization Program

Société Générale has been engaged in commercial mortgage securitization in the United States since January 2015, although it was also engaged in mortgage securitization businesses prior to 2009. The vast majority of mortgage loans originated by Société Générale’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Société Générale acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within Société Générale may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by Société Générale through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Société Générale’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self storage and industrial properties. These loans are Société Générale’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization by Société Générale and are sold in individual loan sale transactions.

In general, Société Générale does not hold the loans that its commercial real estate securitization team originates until maturity.

Société Générale originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Société Générale.

Société Générale’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Société Générale works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Neither Société Générale nor any of its affiliates act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

Société Générale sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 2016, Société Générale has securitized 91 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $1.65 billion.

Société Générale’s Underwriting Standards

Each of the Mortgage Loans originated by Société Générale (“Société Générale Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Société Générale cannot assure you that every loan will comply in all respects with the guidelines. Société Générale’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within Société Générale for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Société Générale originates mortgage loans for securitization from its U.S. headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Société Générale’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Société Générale performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Société Générale. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Société Générale must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Société Générale typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Société Générale typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Société Générale’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Société Générale may vary from these guidelines.

Escrow Requirements. Generally, Société Générale requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Société Générale are as follows (see Annex A-1 to this prospectus for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Société Générale may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Société Générale relies on information provided by an independent engineer to make this determination. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Société Générale generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re leasing the space occupied by such tenants. Société Générale may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Société Générale generally obtains a Phase I ESA or an update of a previously obtained ESA for each mortgaged property prepared by an approved environmental consulting firm. Société Générale or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Société Générale generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Société Générale generally requires such Phase II ESA to be obtained.

Physical Condition Report. Société Générale generally obtains a current PCR for each mortgaged property prepared by an approved structural engineering firm. Société Générale, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Société Générale often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Société Générale or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Société Générale typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Société Générale in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Société Générale’s Underwriting Standards” above, one or more of the Société Générale Mortgage Loans may vary from, or do not comply with, Société Générale’s underwriting guidelines described above. In addition, in the case of one or more of the Société Générale Mortgage Loans, Société Générale may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Société Générale Mortgage Loans were originated with any material exceptions to Société Générale’s underwriting policies.

Review of the Mortgage Loans for Which Société Générale is the Sponsor

Overview. In connection with the securitization described in this prospectus, Société Générale, as a sponsor of this offering, has conducted a review of the Société Générale Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Société Générale Mortgage Loans is accurate in all material respects. Société Générale determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Société Générale Mortgage Loans was conducted as described below with respect to each of those Société Générale Mortgage Loans. The review of the Société Générale Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Société Générale or its affiliates (collectively, the “Société Générale Deal Team”) with the assistance of certain third parties. Société Générale has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Société Générale Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Société Générale Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of Société Générale Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Société Générale Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Société Générale during the underwriting process. After origination of each of the Société Générale Mortgage Loans, Société Générale Deal Team may have updated the information in the database and the related asset summary report with respect to the Société Générale Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of Société Générale Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Société Générale Mortgage Loan.

A data tape (the “Société Générale Data Tape”) containing detailed information regarding each of the Société Générale Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Société Générale Data Tape was used by the Société Générale Deal Team to provide the numerical information regarding the Société Générale Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Société Générale, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Société Générale, relating to information in this prospectus regarding the Société Générale Mortgage Loans. These procedures included:

●	comparing the information in the Société Générale Data Tape against various source documents provided by Société Générale;

●	comparing numerical information regarding the Société Générale Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Société Générale Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Société Générale Mortgage Loans disclosed in this prospectus.

Legal Review. Société Générale engaged various law firms to conduct certain legal reviews of the Société Générale Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Société Générale Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Société Générale’s standard form loan documents. In addition, origination counsel for each Société Générale Mortgage Loan reviewed Société Générale’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Société Générale Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Société Générale’s standard form documents, as identified by Société Générale and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Société Générale relating to the Société Générale Mortgage Loans, and (iii) a review of a due diligence questionnaire completed by the origination counsel.

Société Générale prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Société Générale Mortgage Loans included in the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Société Générale Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans” in the attached Annex A-3 to this prospectus.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Société Générale Mortgage Loans, Société Générale requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Société Générale Mortgage Loan, Société Générale, together with origination counsel, conducted a search with respect to each borrower under the related Société Générale Mortgage Loan to determine whether it filed for bankruptcy. If Société Générale became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Société Générale Mortgage Loans, Société Générale obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Société Générale Mortgage Loan, the Société Générale Deal Team also consulted with the applicable Société Générale mortgage loan origination team to confirm that each of the Société Générale Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Société Générale’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review Procedures in the Event of a Mortgage Loan Substitution. Société Générale will perform a review of any Société Générale Mortgage Loan that it elects to substitute for a Société Générale Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Société Générale, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Société Générale may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Société Générale and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Société Générale to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Société Générale found and concluded with reasonable assurance that the disclosure regarding the Société Générale Mortgage Loans in this prospectus is accurate in all material respects. Société Générale also found and concluded with reasonable assurance that the Société Générale Mortgage Loans were originated in accordance with Société Générale’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Société Générale most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 9, 2017. Société Générale’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including December 31, 2016, Société Générale does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Société Générale nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Société Générale or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Société Générale” has been provided by Société Générale.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2017-RB1 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA,

the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $200 billion, of which approximately 227 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $144 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 269,000 employees as of September 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust to the extent required under the PSA and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $410 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2016, Wells Fargo Bank was acting as custodian of more than 202,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by

RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to dismiss all of the actions are pending except for the recently filed State Court Complaint.

There can be no assurances as to the outcome of the litigations, or the possible impact of the litigations on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain 100% of the RR Interest. However, each of Wells Fargo Bank and its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA for all of the Mortgage Loans to be deposited into the trust fund. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (i) the servicer, the certificate administrator, and the custodian under the BACM 2017-BNK3 pooling and servicing agreement, which governs the servicing and administration of The Summit Birmingham Whole Loan, (ii) the servicer, the certificate administrator, and the custodian under the BBCMS 2017-C1 pooling and servicing agreement, which governs the servicing and administration of the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan (and, prior to the Closing Date, governs the servicing of the Center West Whole Loan and the Connecticut Financial Center Whole Loan) and (iii) expected to be the initial Risk Retention Consultation Party. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank expects to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016
By Approximate Number:	33,391	33,605	32,716	31,128
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$506.83

Within this portfolio, as of December 31, 2016, are approximately 22,027 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $395.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of December 31,

2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of December 31, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$358,516,905,565	$1,113,577,583	0.29%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Barclays or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Société Générale or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Société Générale or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Société Générale Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of .0025% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo Bank as master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above, except that Wells Fargo Bank will retain 100% of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

C-III Asset Management LLC, a Delaware limited liability company (“C-III AM“), will initially be appointed to act as the special servicer (in such capacity, the “Special Servicer“) under the PSA. In such capacity, the Special Servicer will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties pursuant to the PSA. The principal place of business of C-III AM is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C-III AM, a wholly owned subsidiary of C-III Capital Partners LLC, a Delaware limited liability company, provides primary and special loan servicing for third party portfolio owners, CMBS trusts, CDOs, government agencies and C-III Capital Partners LLC and its affiliates. C-III AM has a special servicer rating of CSS1- from Fitch and a rating of MOR CS1 from Morningstar. C-III AM is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “STRONG” by S&P. As of January 31, 2017, C-III AM was the named special servicer for approximately 144 transactions representing approximately 4,392 first mortgage loans, with an aggregate stated principal balance of approximately $55,882,968,654. Of those 144 transactions, 138 are commercial mortgage-backed securities transactions representing approximately 4,334 first mortgage loans, with an aggregate stated principal balance of approximately $55,007,184,965. The remaining six transactions are made up of three CDOs and three clients, one of which is an affiliate of C-III AM and two of which are third-party noteholders. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States, Canada, Virgin Islands and Puerto Rico. With respect to such transactions as of such date, the special servicer was administering approximately 498 assets with a stated principal balance of approximately $9,990,129,228. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since its (including predecessors’) inception in 2002 and through January 31, 2017, C-III AM has resolved 4,045 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $47,624,221,091.

C-III AM has detailed policies and operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under C-III AM servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed and updated, as needed, annually. C-III AM also has a formal disaster recovery and business continuity plan, which is reviewed annually. In the past three years there have not been any material changes to C-III AM’s policies and procedures relating to the servicing function C-III AM will perform under the PSA for assets of the same types as are included in this transaction.

C-III AM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or any Serviced Pari Passu Companion Loan or Serviced Subordinate Companion Loan. C-III AM may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans, Serviced Pari Passu Companion Loans, Serviced Subordinate Companion Loans or otherwise. To the extent that C-III AM has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the PSA and the Servicing Standard (as defined in “The Pooling and Servicing Agreement—Servicing Standard”).

There are, to the current actual knowledge of C-III AM, no special or unique factors of a material nature involved in special servicing the particular types of assets governed by the PSA, and C-III AM’s processes and procedures for the special servicing of such assets do not materially differ from the processes and procedures employed by C-III AM in connection with special servicing of commercial mortgage–backed securitization pools generally.

C-III AM has not been the subject of a servicer event of default or servicer termination event in any securitization transaction involving commercial or multifamily mortgage loans in which C-III AM was acting as special servicer as a result of any action or inaction of C-III AM as special servicer, including as a result of C-III AM’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. C-III AM does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA, and, therefore C-III AM believes its financial condition will not have a material impact on pool performance or performance of the Certificates.

From time to time, C-III AM is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. C-III AM does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

C-III AM (including predecessors) has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 2002. The table below contains information on the aggregate balances as of the respective calendar year ends of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that were serviced by C-III AM as special servicer in CMBS transactions from 2013 through January 31, 2017.

Portfolio Size – CMBS Special Servicing	2013	2014	2015	2016	YTD 1/31/2017
Total	$7.3	$6.4	$6.3	$9.4	$9.8

C-III AM may enter into one or more arrangements with a Controlling Class Certificateholder, the Directing Certificateholder, a Companion Loan Holder or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer’s compensation in consideration of, among other things, C-III AM’s appointment as special servicer under the PSA and any related Co-Lender Agreement and limitations on such person’s right to replace the special servicer.

C-III AM does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances C-III AM may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

C-III AM occasionally engages consultants to perform property inspections on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction.

There are currently no legal proceedings pending against C-III AM, or to which any property of C-III AM is subject, that are material to the Certificateholders other than the litigation described in the following paragraph, and C-III AM has no actual knowledge of any such proceedings of this type contemplated by governmental authorities.

On May 12, 2016, certain holders of certificates issued by Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Series 2007-C5 Trust (the “2007-C5 Trust“) filed suit in the Supreme Court of the State of New York, County of New York derivatively for the 2007-C5 Trust (M.H. Davidson & Co, et. al. against C-III Asset Management, LLC, Supreme Court of New York County of New York Index No. 652571/2016) alleging, among other things, that C-III AM as special servicer for the 2007-C5 Trust breached its duties to the 2007-C5 Trust by undervaluing a mortgage loan which was purchased by the third party directing certificateholder for the 2007-C5 Trust pursuant to the governing pooling and servicing agreement. The plaintiffs have alleged damages in an amount no less than $25,000,000. On July 1, 2016, C-III AM filed a motion to dismiss. A hearing on the motion occurred on March 6, 2017 and a ruling is pending. There can be no assurances as to the outcome of this motion or the proceeding or the possible impact on C-III AM. However, C-III AM believes that it performed its obligations under the related pooling and servicing agreement in good faith, and that its actions were proper. C-III AM believes the plaintiffs’ claims are unfounded and intends to vigorously defend itself and contest the claims.

It is expected that on the Closing Date, funds and/or accounts managed by C-III Investment Management LLC, an affiliate of C-III AM, and/or another affiliate will purchase the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, and Class V certificates (and may purchase certain other classes of certificates). From time to time, C-III AM’s affiliates acquire commercial mortgage-backed securities including in secondary market transactions. Affiliates of C-III AM may acquire additional certificates in the future in one or more secondary market transactions. In addition, C-III AM will be a special servicer for this securitization as of the Closing Date and will be entitled to the special servicing compensation described in this prospectus in connection therewith. Except as described above in this paragraph, neither C-III AM nor any of its affiliates will acquire at closing any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time and may in the future acquire additional certificates.

The information set forth under this sub-heading “—The Special Servicer” regarding C-III AM has been provided by C-III AM.

The Operating Advisor and Asset Representations Reviewer

Trimont Real Estate Advisors, LLC, a Georgia limited liability company (“Trimont”), will act as operating advisor and asset representations reviewer under the Pooling and Servicing Agreement.

The principal office of Trimont is located at One Alliance Center, 3500 Lenox Road, Suite G1, Atlanta, Georgia 30326. Trimont also has offices located in Seal Beach, California, New York, New York, Dallas, Texas, Hoevelaken, The Netherlands, and London, England.

Trimont is a leading provider of asset management, servicing, due diligence, and customized advisory solutions to commercial real estate clients. Trimont is rated by S&P as Commercial Mortgage Special Servicer (Strong), Construction Loan Servicer (Strong) and Primary Commercial Servicer (Above Average) and by Fitch as Primary Servicer (CPS2+) and Special Servicer (CSS2).

Trimont has been named operating advisor or trust advisor on over 45 securitizations with an aggregate original principal loan balance exceeding $45 billion (not including the subject transaction). The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. This is the fifth securitization in which Trimont has acted as asset representations reviewer.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. There have been no material changes in the past three years to the policies or procedures in the function that Trimont will perform under the subject securitization for assets of the same type included in the subject securitization. Additionally, Trimont’s disaster recovery plan is reviewed annually.

As of December 31, 2016, Trimont was special servicing approximately 779 loans and REO Properties (securitized and non-securitized) with an aggregate outstanding principal balance of approximately $500 million. Trimont has been named special servicer on over 45 securitizations with an aggregate original principal loan balance of over $40 billion. The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. Trimont has been servicing commercial and multifamily real estate loans since 1988.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont as primary servicer or special servicer, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that such lawsuits or proceedings, individually or in the aggregate, would be material to the certificateholders.

Trimont is not an affiliate of the depositor, any mortgage loan seller, any sponsor, the issuing entity, any master servicer, any special servicer, risk retention consultation party, the trustee, the directing certificateholder, any originator (within the meaning of Item 1110 of Regulation AB) or the certificate administrator with respect to the subject transaction.

The information set forth above in this section “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Trimont.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules) and Wells Fargo Bank is acting as the retaining sponsor under the Credit Risk Retention Rules. Wells Fargo Bank (the “Retaining Party”) will retain the RR Interest.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $31,877,784.26 and an effective interest rate equal to the WAC Rate. On the Closing Date, Wells Fargo Bank, a national banking association, will purchase for cash from the Depositor and retain $31,877,784.26 of the RR Interest, representing 100% of the aggregate Certificate Balance of all of the RR Interest.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

RR Interest

Retained Certificate Available Funds

The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Available Funds”) for such Distribution Date and (ii) the Retained Certificate

Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the unreimbursed Retained Certificate Realized Losses previously allocated to such class, plus interest in an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates (other than the RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh, Thirtieth, Thirty-third, Thirty-sixth and Thirty-ninth in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Retained Percentage” is 95%.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth, Twenty-eighth, Thirty-first, Thirty-fourth and Thirty-seventh in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth, Twenty-ninth, Thirty-second, Thirty-fifth and Thirty-eighth in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the RR Interest in an amount equal to the Required Credit Risk Retention Percentage of such Excess Interest distributable to all Certificates (including the RR Interest). Excess Interest will not be available to make distributions to any other class of certificates (other than the Class V certificates as described in “Description of the Certificates—Available Funds—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Qualifying CRE Loans

The Retaining Parties have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2017-RB1 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, Class V and Class R certificates and a REMIC regular interest in certificated form representing the RR Interest (the “RR Interest”).

Each of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates may be exchanged for classes of exchangeable certificates, which are certificates that entitle its holders to the same principal and interest entitlements and are subject to the same loss allocation as the exchanged certificates pursuant to the PSA.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates) and the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class or Interest	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$10,516,000
A-2	$19,868,000
A-3	$5,556,000
A-4	$160,000,000
A-5	$203,194,000
A-SB	$24,840,000
A-S	$37,855,000
X-A	$423,974,000
X-B	$107,508,000
B	$42,397,000
C	$27,256,000
Non-Offered Certificates
X-D	$31,798,000
D	$31,798,000
E-1	$7,192,500
E-2	$7,192,500
F-1	$3,407,000
F-2	$3,407,000
G-1	$2,649,500
G-2	$2,649,500
H-1	$7,949,950
H-2	$7,949,950
V	NAP
R	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$31,877,784.26

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Available Funds—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions”.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the

Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $423,974,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $107,508,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $31,798,000.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Available Funds—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2 and Class V certificates and the rights of the RR Interest to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2 and Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in any Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Retained Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution

Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)	prior to the Cross-Over Date:

(a)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)  to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)  to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)  to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)  to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)  to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(g)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)   on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-1 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E-1 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-1 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class E-2 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E-1 certificates have been reduced to zero, to the Class E-2 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class E-2 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class F-1 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-1 and Class E-2 certificates have been reduced to zero, to the Class F-1 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class F-1 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class F-2 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-1, Class E-2 and Class F-1 certificates have been reduced to zero, to the Class F-2 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class F-2 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-eighth, to the Class G-1 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-1, Class E-2, Class F-1 and Class F-2 certificates have been reduced to zero, to the Class G-1 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class G-1 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-first, to the Class G-2 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Thirty-second, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2 and Class G-1 certificates have been reduced to zero, to the Class G-2 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-third, to the Class G-2 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-fourth, to the Class H-1 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Thirty-fifth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates have been reduced to zero, to the Class H-1 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-sixth, to the Class H-1 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-seventh, to the Class H-2 certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Thirty-eighth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2 and Class H-1 certificates have been reduced to zero, to the Class H-2 certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-ninth, to the Class H-2 certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Fortieth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the RR Interest) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class E-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class E-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class F-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class F-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class G-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class G-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class H-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class H-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution

Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-Retained Percentage of Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate,

the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)      any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO

Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates in an amount equal to the Non-Retained Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the RR Interest in an amount described under “Credit Risk Retention—RR Interest—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I

Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above, and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below.

The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	February 2022
Class A-2	February 2022
Class A-3	February 2024
Class A-4	February 2027
Class A-5	March 2027
Class A-SB	December 2026
Class A-S	March 2027
Class X-A	NAP
Class X-B	NAP
Class B	March 2027
Class C	March 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage

Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) for which it is acting as master servicer and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan (as to the Directing Certificateholder) or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments. The master servicer will not be required to make any compensating interest payment as a result of any prepayments on Mortgage Loans for which it does not act as master servicer.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and, any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Available Funds—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Available Funds—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-1 certificates, the Class E-2 certificates, the Class F-1 certificates, the Class F-2 certificates, the Class G-1 certificates, the Class G-2 certificates, Class H-1 certificates and the Class H-2 certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H-2 certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date. The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) then aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-2 certificates;

second, to the Class H-1 certificates;

third, to the Class G-2 certificates;

fourth, to the Class G-1 certificates;

fifth, to the Class F-2 certificates;

sixth, to the Class F-1 certificates;

seventh, to the Class E-2 certificates;

eighth, to the Class E-1 certificates;

ninth, to the Class D certificates;

tenth, to the Class C certificates;

eleventh, to the Class B certificates; and

twelfth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest, the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates (other than the RR Interest) in accordance with the payment priorities set forth in “—Available Funds—Priority of Distributions” above, and to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)         a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)         a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)         a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)         a CREFC® advance recovery report;

(5)         a CREFC® total loan report;

(6)         a CREFC® operating statement analysis report;

(7)         a CREFC® comparative financial status report;

(8)         a CREFC® net operating income adjustment worksheet;

(9)         a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)       a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer)

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending June 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder and the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Wells Fargo Bank.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder the Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2) if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such person is not the Directing Certificateholder, or a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any

Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report; and

○	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator; and

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)          2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)          in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. In the event any of the Control Eligible Certificates are exchanged for a related class of exchangeable certificates, the holders of those classes of exchangeable certifies will exercise the Voting Rights of those certificates in the exchange proportion as set forth in the PSA.

Neither the Class V and Class R certificates nor the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest for so long as the Retaining Party requires and in accordance with the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2017-RB1

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the

Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)        the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)      the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)    the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the applicable Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)      any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)      any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     all related environmental reports; and

(xiv)     all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of any origination settlement statement;

(r)   a copy of the insurance summary report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)  a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)   a copy of any closure letter (environmental); and

(w)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)	such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)	cure such Material Defect in all material respects, at its own expense,

(B)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a

Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such failure to provide notice (as required by the terms of the MLPA or the PSA) prevented the mortgage loan seller from being able to cure such material defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer or the special servicer, as applicable, (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the

Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)  have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced

Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Others”, on and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)          all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)          in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan or any cure payment payable by a holder of a Serviced Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in such Collection Account and in respect of the Mortgage Loans, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or

Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates or distributable to the RR Interest with respect to its interest in the Grantor Trust) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the RR Interest) and to make distributions of interest and principal from Retained Certificate Available Funds to the holders of the RR Interest, as described under “Description of the Certificates—Available Funds—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class V certificates and the RR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificate and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve

Account in an amount equal to the Non-Retained Percentage multiplied by such gains and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Required Credit Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the RR Interest)(including to reimburse for Realized Losses previously allocated to such certificates), and, amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of the Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)          to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one-month period ending on the related Determination Date, if any;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Loan) and any related Serviced Companion Loan.
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of: (i) $15,000, plus (ii) $1,500 per additional Mortgaged Property in excess	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is	In connection with each Asset Review with respect to

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $1,500 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,500 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Loans.
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00500% to 0.06250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from a borrower relating to a Mortgage Loan:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, (A) the master servicer shall be entitled to that portion, if any, of a penalty charge collected on a Specially Serviced Loan to the extent accrued prior to the related servicing transfer event and (B) if the related Special Servicer has partially waived any penalty charge (part of which accrued prior to the related servicing transfer event), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00250% per annum with respect to the KOMO Plaza Mortgage Loan, (ii) 0.00250% per annum with respect to the 1166 Avenue of the Americas Mortgage Loan, (iii) 0.00250% per annum with respect to the Anaheim Marriott Suites Mortgage Loan, (iv) 0.00250% per annum with respect to The Summit Birmingham Mortgage Loan and (v) 0.00250% per annum with respect to the Merrill Lynch Drive Mortgage Loan. With respect to the Servicing Shift Mortgage Loans, the master servicer (prior to the related Servicing Shift Securitization Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Securitization Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable). The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)        the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)        100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)       100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)       100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)       100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans, and

(v)        50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision.

Notwithstanding anything to the contrary, (A) the special servicer shall be entitled to that portion, if any, of a penalty charge collected on a Mortgage Loan or Serviced Whole Loan to the extent accrued subsequent to a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan and (B) if the related master servicer has partially waived any penalty charge (part of which accrued subsequent to the occurrence of a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

The special servicer will also be entitled to 100% of any late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of such Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01020% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00179% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.000375% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus (ii) $1,500 per additional Mortgaged Property in excess of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $1,500 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,500 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer (in the case of a Specially Serviced Loan) or the master servicer (in the case of a non-Specially Serviced Loan) will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)          120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)          the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)          30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)          30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)          60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)          90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)          immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means the Non-Retained Percentage of the Appraisal Reduction Amount. The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, such master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-2 certificates, second, to the Class H-1 certificates, third, to the Class G-2 certificates, fourth, to the Class G-1 certificates, fifth, to the Class F-2 certificates, sixth, to the Class F-1 certificates, seventh, to the Class E-2 certificates, eighth, to the Class E-1 certificates, ninth to the Class D certificates, tenth to the Class C certificates, eleventh to the Class B certificates, twelfth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

For purposes of determining the Controlling Class, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H-2 certificates, second, to the Class H-1 certificates, third, to the Class G-2 certificates, fourth, to the Class G-1 certificates, fifth, to the Class F-2 certificates, sixth, to the Class F-1 certificates, seventh, to the Class E-2 certificates, eighth, to the Class E-1 certificates, ninth, to the Class D certificates, tenth, to the Class C certificates, eleventh, to the Class B certificates, twelfth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). With respect to any Appraisal Reduction Amount calculated for purposes of determining the Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

“Allocated Cumulative Appraisal Reduction Amount” means an amount equal to the Non-Retained Percentage of the Cumulative Appraisal Reduction Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged

Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates and each Certificate in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H-2 certificates, second, to the Class H-1 certificates, third, to the Class G-2 certificates, fourth, to the Class G-1 certificates, fifth, to the Class F-2 certificates, sixth, to the Class F-1 certificates, seventh, to the Class E-2 certificates, eighth, to the Class E-1 certificates, ninth, to the Class D certificates, tenth, to the Class C certificates, eleventh, to the Class B certificates, twelfth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the special servicer or the master servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest.

Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder. In addition, upon request of the Risk Retention Consultation Party, the special servicer (with respect to a Specially Serviced Loan) will be required to consult on a non-binding basis with the Risk Retention Consultation Party (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party) in connection with any determination, by such special servicer, of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder or consultation with the Risk Retention Consultation Party (except as specified in the definition of “Master Servicer Decisions”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus; and provided, further, that upon the request of the Risk Retention Consultation Party, the special servicer will be required to consult (on a non-binding basis) with the Risk Retention Consultation Party regarding any such matter within such 10-day period.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and, unless otherwise agreed, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and the special servicer will promptly, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder, deliver notice thereof to the Directing Certificateholder), except to the extent that the special servicer notifies the master servicer that such special servicer does not desire to receive copies of such items). With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) shall be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements that do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to such party, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a non-material parcel or a non-material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) shall be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) shall be required for earnout or performance reserve releases specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, with respect to amendments to split or resize notes consistent with the terms of such Intercreditor Agreement, and if any modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or the special servicer, as applicable, as a condition to its effectiveness; (xi) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) shall be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment; (xiii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, to the consent (or deemed consent) of the Directing Certificateholder, (xiv) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party), non-binding consultation with the Risk Retention Consultation Party, in each case, as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)          extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, and (b) upon the request of the

Risk Retention Consultation Party, after non-binding consultation with the Risk Retention Consultation Party (in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)          provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Specially Serviced Loan, the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), the Risk Retention Consultation Party (other than with respect to the Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating

Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the related master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

For the avoidance of doubt, with respect to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to the above described “due-on-sale” and “due-on-encumbrance” matters in relation to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans (for the avoidance of doubt, other than with respect to any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” or any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 (and each Mortgaged Property shall be inspected on or prior to March 30, 2019 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Accounts as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on June 30, 2017 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the related master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)       the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to the Directing Certificateholder), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Holder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and such special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer or special servicer, as applicable, with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party) and the Risk Retention Consultation Party (other than with respect to any Excluded Loan as to such party)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder or Servicing Shift Mortgage Loan), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by clauses (i), (iii), (iv), (v), (vi), (viii), (x), (xi) and (xiii) of the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan as to such party), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance,

that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of then-current Directing Certificateholder.

“Loan Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Controlling Companion Loan, which, in the case of the Art Van Portfolio Whole Loan is currently UBS AG, New York Branch, and in the case of the 340 Bryant Whole Loan is currently Cantor Commercial Real Estate Lending, L.P. On and after the related Servicing Shift Securitization Date, there will be no Loan Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be C-III Investment Management LLC or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate pair of certificates among the Control Eligible Certificates having the same alphabetical designation with an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of such pair of certificates; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate pair of Control Eligible Certificates having the same alphabetical designation that have a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be, collectively, the Class H-1 certificates and the Class H-2 certificates.

The “Control Eligible Certificates” will be the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates.

In the event any Control Eligible Certificates are exchanged for a related class of exchangeable certificates, the holders of those classes of exchangeable certificates will exercise the rights of the Control Eligible Certificates in the exchange proportion as set forth in the PSA.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party; and provided, further, that upon request within such 10 business day period, the special servicer (other than with respect to an Excluded Loan as to the Risk Retention Consultation Party) will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision (1) prior to the occurrence and continuance of a Consultation Termination Event, in respect of a Specially Serviced Loan, and (2) after the occurrence and during the continuance of a Consultation Termination Event, in respect of any Mortgage Loan.

Each of the following is a “Major Decision”:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decisions;

(iii)       following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents, including, without limitation, any such release in connection with any condemnation with respect to a material parcel or material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(vii)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan (III) for which there is no lender discretion;

(viii)     any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix)      any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)       other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage

Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan except any such modification or amendment with respect to a non-Specially Serviced Mortgage Loan necessary or desirable to split or resize notes consistent with the Intercreditor Agreement, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)      determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi)     other than in the case of any non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreements in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii)    other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xviii)   any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or

Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan with respect to the Directing Certificateholder), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E-1 certificates and Class E-2 certificates have an aggregate Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such classes) of less than 25% of the initial aggregate Certificate Balance of such classes or (ii) the holder of a majority of the aggregate Certificate Balance of the Class E-1 and Class E-2 certificates has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no pair of Control Eligible Certificates having the same alphabetical designation that have a then-outstanding Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of those classes, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) the holder of a majority of the aggregate Certificate Balance of the Class E-1 and Class E-2 certificates has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of any such class of certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E-1 certificates and the Class E-2 certificates, and such pair of certificates constitutes in the aggregate the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E-1 and/or Class E-2 certificates, the successor certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor majority holder of Class E-1 and Class E-2 certificates will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-1 and/or Class E-2 certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-1 and/or Class E-2 certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E-1 and/or Class E-2 certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, any Non-Serviced Mortgage Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. In addition, the operating advisors or equivalent parties under the BACM 2017-BNK3 Pooling and Servicing Agreement and the BBCMS 2017-C1 Pooling and Servicing Agreement have certain obligations and consultation rights with respect to The Summit Birmingham Whole Loan and the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive

Whole Loan, respectively, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing any Cumulative Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Cumulative Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means the final iteration of the related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), while both a Control Termination Event and (if applicable) an A/B control appraisal period have occurred and are continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)  the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Cumulative Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than a

Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of the Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)        that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates (other than the RR Interest) having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), the Risk Retention Consultation Party, any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest, the Class V certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 79 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2007 (excluding three of such 79 pools with an outstanding balance that is equal to or less than 20% of the initial pool balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and December 31, 2016, was 34.3%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 3.6%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 30.2% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 2.6%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v)), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans) will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)        a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)      copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Fitch, Kroll Bond Rating Agency, Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, Kroll Bond Rating Agency, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information

Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)        any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the RR Interest;

(c)  does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

(d)  may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating

Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan with respect to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer; provided that if the resigning special servicer fails to appoint an Excluded Special Servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s on a transaction-level basis (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), (viii) is currently acting as a special servicer in a CMBS transaction rated by DBRS (as to which CMBS transaction there are outstanding CMBS rated by DBRS) and (ix) is not a special servicer that has been cited by Moody’s or DBRS as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loan: (i) prior to the related Servicing Shift Securitization Date, the holder of the related Controlling Companion Loan will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term)

under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or special servicer, as the case may be, by any other party to the PSA, or to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations; or

(f)  any of DBRS, Fitch or Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by DBRS, Fitch or Moody’s, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu

Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from any Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) and the special servicer (in the case of Specially Serviced Loans) will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) and the special servicer (in the case of Specially Serviced Loans) will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer or the special servicer, as applicable, determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer or the special servicer, as applicable, and such party will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than of the RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) and the special servicer (in the case of Specially Serviced Loans) (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (in either case, other than of the RR Interest)(each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting

Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas, Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan

As of the Closing Date, the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan, the Merrill Lynch Drive Mortgage Loan and any related REO Properties are serviced under the BBCMS 2017-C1 Pooling and Servicing Agreement. The servicing arrangements under the BBCMS 2017-C1 Pooling and Servicing Agreement are generally similar to those under the PSA. In that regard, in the case of the BBCMS 2017-C1 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in the servicing provisions between the BBCMS 2017-C1 Pooling and Servicing Agreement and the PSA:

●	The BBCMS 2017-C1 Master Servicer (or primary servicer) will earn a primary servicing fee with respect to each of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Special servicing fees, workout fees and liquidation fees payable under the BBCMS 2017-C1 Pooling and Servicing Agreement are generally calculated in a manner and at rates similar, but not necessarily identical, to the corresponding fees under the PSA, subject to similar caps and offsets.

●	The master servicer or the trustee, as applicable, are required to make P&I Advances with respect to the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan or the Merrill Lynch Drive Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that such advance would not be recoverable from collections on the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan or the Merrill Lynch Drive Mortgage Loan, as applicable. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a non-recoverable advance, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee.

●	The BBCMS 2017-C1 Master Servicer is obligated to make property protection advances with respect to the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan or the Merrill Lynch Drive Whole Loan. If the BBCMS 2017-C1 Master Servicer determines that a property protection advance it made with respect to the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan or the Merrill Lynch Drive Whole Loan, or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed from collections on, and proceeds of the KOMO Plaza Mortgage Loan and the KOMO Plaza Companion Loans, the 1166 Avenue of the Americas Mortgage Loan and the 1166 Avenue of Americas Pari Passu Companion Loan, the Anaheim Marriott Suites Mortgage Loan and the Anaheim Marriott Suites Companion Loan, or the Merrill Lynch Drive Mortgage Loan and the Merrill Lynch Drive Companion Loans, as applicable, on a pro rata basis (based on each such loan’s outstanding principal balance).

●	Items with respect to the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan or the Merrill Lynch Drive Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the BBCMS 2017-C1 Master Servicer and the BBCMS 2017-C1 Special Servicer in proportions that are different than the proportions allocated between the master servicer and the special servicers in the case of Mortgage Loans serviced under the PSA.

●	The BBCMS 2017-C1 Special Servicer is required to take actions with respect to the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan or the Merrill Lynch Drive Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The requirement of the BBCMS 2017-C1 Master Servicer to make compensating interest payments in respect of the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan and the Merrill Lynch Drive Mortgage Loan is similar to the requirement of the master Servicer to make Compensating Interest Payments in respect of the serviced Mortgage Loans under the PSA.

●	The BBCMS 2017-C1 Master Servicer and BBCMS 2017-C1 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	No items with respect to the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan or the Merrill Lynch Drive Whole Loan that are the equivalent of ancillary fees, assumption fees and/or Modification Fees will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the issuing entity with respect to the KOMO Plaza Mortgage Loan, the 1166 Avenue of the Americas Mortgage Loan, the Anaheim Marriott Suites Mortgage Loan or the Merrill Lynch Drive Mortgage Loan, as applicable.

●	The specific types of actions constituting major decisions under the BBCMS 2017-C1 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related other controlling class representative will be permitted to consent will correspondingly differ.

●	The liability of the parties to the BBCMS 2017-C1 Pooling and Servicing Agreement are limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan must be maintained under the BBCMS 2017-C1 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under the PSA and the BBCMS 2017-C1 Pooling and Servicing Agreement.

●	The provisions of the BBCMS 2017-C1 Pooling and Servicing Agreement also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The BBCMS 2017-C1 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—KOMO Plaza Whole Loan”, “—1166 Avenue of the Americas Whole Loan”, “—Anaheim Marriott Suites Whole Loan” and “—Merrill Lynch Drive Whole Loan” in this prospectus.

The BBCMS 2017-C1 Depositor, the BBCMS 2017-C1 Master Servicer, the BBCMS 2017-C1 Special Servicer, the BBCMS 2017-C1 Certificate Administrator and the BBCMS 2017-C1 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the KOMO Plaza Intercreditor Agreement, the 1166 Avenue of the Americas W Co-Lender Agreement, the Anaheim Marriott Suites Co-Lender Agreement or the Merrill Lynch Drive Co-Lender Agreement, as applicable.

See also “Description of the Mortgage Pool—The Non-Serviced Whole Loans—KOMO Plaza Whole Loan—Special Servicer Appointment Rights”, “—1166 Avenue of the Americas Whole Loan—Replacement of Special Servicer”, “—Anaheim Marriott Suites Whole Loan—Special Servicer Appointment Rights” and “—Merrill Lynch Drive Whole Loan—Replacement of Special Servicer” in this prospectus.

Servicing of The Summit Birmingham Mortgage Loan

The Summit Birmingham Mortgage Loan and any related REO Property are being serviced under the BACM 2017-BNK3 Pooling and Servicing Agreement. The servicing arrangements under the BACM 2017-BNK3 Pooling and Servicing Agreement are generally similar to, but may differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the BACM 2017-BNK3 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some

(but not all) of the differences in servicing provisions between the BACM 2017-BNK3 Pooling and Servicing Agreement and the PSA:

●	Pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to The Summit Birmingham Mortgage Loan under the BACM 2017-BNK3 Pooling and Servicing Agreement will be substantially similar in all material respects, but not necessarily identical, to the corresponding fee payable under the PSA.

●	The BACM 2017-BNK3 Master Servicer will be obligated to make servicing advances with respect to The Summit Birmingham Whole Loan. If the BACM 2017-BNK3 Master Servicer determines that a servicing advance made with respect to The Summit Birmingham Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, The Summit Birmingham Mortgage Loan and The Summit Birmingham Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the trust established under the BACM 2017-BNK3 Pooling and Servicing Agreement and the other Mortgage Loans in the Trust established under the PSA for this transaction and in any other related securitization trusts.

●	Although payments and other collections on The Summit Birmingham Mortgage Loan may initially be deposited into a clearing account and commingled with the BACM 2017-BNK3 Master Servicer’s own funds or funds related to other mortgage loans serviced by the BACM 2017-BNK3 Master Servicer, the BACM 2017-BNK3 Pooling and Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on The Summit Birmingham Whole Loan are to be deposited and maintained by the BACM 2017-BNK3 Master Servicer pending remittance to the BACM 2017-BNK3 certificate administrator and the holders of The Summit Birmingham Mortgage Loan. Similarly, pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 Special Servicer will establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to The Summit Birmingham Whole Loan.

●	With respect to The Summit Birmingham Mortgage Loan, prior to the occurrence and continuance of any control termination event under the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 controlling class representative will have the right to terminate the BACM 2017-BNK3 Special Servicer without cause at any time.

●	With respect to The Summit Birmingham Mortgage Loan, after the occurrence and during the continuance of any control termination event under the BACM 2017-BNK3 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the BACM 2017-BNK3 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, a request can be made to vote to terminate the BACM 2017-BNK3 Special Servicer and appoint a successor BACM 2017-BNK3 Special Servicer. Following such a request, pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 66-2/3% of a “certificateholder quorum” (66-2/3% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the BACM 2017-BNK3 Pooling and Servicing Agreement.

●	With respect to The Summit Birmingham Mortgage Loan, following the occurrence of a consultation termination event under the BACM 2017-BNK3 Pooling and Servicing Agreement, if the operating advisor under the BACM 2017-BNK3 Pooling and Servicing Agreement determines that the BACM 2017-BNK3 Special Servicer is not performing its duties under the BACM 2017-BNK3 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, the operating advisor under the BACM 2017-BNK3 Pooling and Servicing Agreement will have the right to recommend the replacement of the BACM 2017-BNK3 Special Servicer. The operating advisor’s recommendation to replace the BACM 2017-BNK3 Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the BACM 2017-BNK3 Pooling and Servicing Agreement evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If The Summit Birmingham Mortgage Loan becomes a Defaulted Loan under the BACM 2017-BNK3 Pooling and Servicing Agreement, pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus with respect to such loans.

●	If The Summit Birmingham Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, the consent/consultation rights of the BACM 2017-BNK3 controlling class representative, the consultation rights of the BACM 2017-BNK3 operating advisor and the consultation rights of the holders of The Summit Birmingham Mortgage Loan or its designee), pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement, the BACM 2017-BNK3 Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Whole Loan pursuant to Treasury regulations Section 1.860G-2(b) and (A) would not otherwise cause any REMIC created under the BACM 2017-BNK3 Pooling and Servicing Agreement to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC or on the BACM 2017-BNK3 trust fund. However, the BACM 2017-BNK3 Special Servicer may not extend the maturity date of The Summit Birmingham Mortgage Loan beyond the date that is five years prior to the BACM 2017-BNK3 distribution date in February 2050, and such extension must be in the best interests of the BACM 2017-BNK3 certificateholders and the holder of The Summit Birmingham Mortgage Loan.

●	The rating agencies rating the securities issued under the BACM 2017-BNK3 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the BACM 2017-BNK3 Pooling and Servicing Agreement than under the PSA. In addition, not all circumstances involving The Summit Birmingham Whole Loan that give rise to requiring a rating agency confirmation with respect to the BACM 2017-BNK3 certificates under the BACM 2017-BNK3 Pooling and Servicing Agreement will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to The Summit Birmingham Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the BACM 2017-BNK3 Pooling and Servicing Agreement may also vary from the PSA with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements and circumstances under which a controlling class representative must be consulted or its consent obtained.

●	The BACM 2017-BNK3 Master Servicer and BACM 2017-BNK3 Special Servicer (a) have substantially similar rights as those related to resignation of the master servicer and special servicer, respectively, (b) are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the master servicer or special servicer, respectively, and (c) are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	The BACM 2017-BNK3 Master Servicer and BACM 2017-BNK3 Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the BACM 2017-BNK3 certificate administrator and the BACM 2017-BNK3 trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement.

●	Each of the BACM 2017-BNK3 Master Servicer and BACM 2017-BNK3 Special Servicer will be liable in accordance with the BACM 2017-BNK3 Pooling and Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the BACM 2017-BNK3 Master Servicer and BACM 2017-BNK3 Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the BACM 2017-BNK3 Pooling and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the BACM 2017-BNK3 Pooling and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the BACM 2017-BNK3 Pooling and Servicing Agreement.

Prospective investors are encouraged to review the full provisions of the BACM 2017-BNK3 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Summit Birmingham Whole Loan” in this prospectus.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Summit Birmingham Whole Loan” in this prospectus.

Servicing of the Art Van Portfolio Whole Loan and the 340 Bryant Whole Loan

The servicing of the Art Van Portfolio Whole Loan and the 340 Bryant Whole Loan, each a Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily,

until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—Art Van Portfolio Whole Loan” and “—340 Bryant Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns with respect to the replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The

17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and the deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for then-outstanding Non-Retained Certificates (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates and the RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Available Funds—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing), the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A-” by Fitch and “A” by DBRS (or in the case of the trustee, a long-term unsecured debt rating of “A(low)” by DBRS if each master servicer maintains a rating of at least “A” by DBRS (provided that nothing in this parenthetical will impose on the master servicer any obligation to maintain such rating)); provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch; provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating; provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller and the holder of The Davenport Companion Loan, is also the master servicer, the certificate administrator, the custodian, and is expected to be the initial holder of the RR Interest and the initial Risk Retention Consultation Party under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is the master servicer, the certificate administrator and the custodian under the BACM 2017-BNK3 pooling and servicing agreement, which governs the servicing and administration of The Summit Birmingham Whole Loan and is the master servicer, the certificate administrator and the custodian under the BBCMS 2017-C1 pooling and servicing agreement, which governs the servicing and administration of the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan (and, prior to the Closing Date, governs the servicing of the Center West Whole Loan and the Connecticut Financial Center Whole Loan).

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of

Barclays, including prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans. Barclays is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for the mortgage loans Barclays is selling to the depositor for this securitization (other than any Non-Serviced Mortgage Loans).

Pursuant to certain interim servicing agreements between Société Générale, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Société Générale, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts, from time to time, as interim servicer with respect to certain mortgage loans owned from time to time by Société Générale and such affiliates (subject, in some cases, to various repurchase facilities and other financing arrangements), including, prior to their inclusion in the trust fund, some or all of the Société Générale Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Barclays, a sponsor, an originator, and a mortgage loan seller is the current holder of a portion of the 123 William Street Companion Loans and an affiliate of Barclays Capital Inc., one of the underwriters.

UBS AG, New York Branch, a sponsor, an originator, and a mortgage loan seller is the current holder of the Art Van Portfolio Companion Loans and an affiliate of UBS Securities LLC, one of the underwriters.

It is expected that funds and/or accounts managed by C-III Investment Management LLC, an affiliate of C-III AM, and/or another affiliate of C-III AM will purchase the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1, Class H-2, and Class V certificates (and may purchase certain other classes of certificates). Additionally, C-III AM is an affiliate of the entity expected to be appointed as the initial Directing Certificateholder.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Wilmington Trust, National Association, the trustee, is also the trustee under (i)  the BACM 2017-BNK3 pooling and servicing agreement, which governs the servicing of The Summit Birmingham Whole Loan and (ii) the BBCMS 2017-C1 pooling and servicing agreement, which governs the servicing of the KOMO Plaza Whole Loan, the 1166 Avenue of the Americas Whole Loan, the Anaheim Marriott Suites Whole Loan and the Merrill Lynch Drive Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer.

While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$423,974,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates
Class X-B	$107,508,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield

Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$423,974,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates
Class X-B	$107,508,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Available Funds—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”,

“50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in April 2017; and

●	the Offered Certificates are settled with investors on March 30, 2017.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	86%	86%	86%	86%	86%
March 2019	72%	72%	72%	72%	72%
March 2020	50%	50%	50%	50%	50%
March 2021	23%	23%	23%	23%	23%
March 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.81	2.81	2.81	2.81	2.81

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.88	4.87	4.85	4.83	4.63

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.87	6.83	6.79	6.71	6.37

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	99%	98%
March 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.80	9.74	9.68	9.61	9.42

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.88	9.87	9.84	9.57

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	98%	98%	98%	98%	98%
March 2023	79%	79%	79%	79%	79%
March 2024	59%	59%	59%	59%	59%
March 2025	37%	37%	37%	37%	38%
March 2026	15%	15%	15%	15%	15%
March 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.38	7.38	7.38	7.38	7.38

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.95	9.88	9.69

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.96	9.71

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-1 certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-2 certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-3 certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-4 certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-5 certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-SB certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class A-S certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class B certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance
of Class C certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Notional Amount
of Class X-A certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Notional Amount
of Class X-B certificates (in
32nds, excluding accrued
interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates, the Class E-1 trust component, Class E-2 trust component, Class F-1 trust component, Class F-2 trust component, Class G-1 trust component, Class G-2 trust component, Class H-1 trust component and Class H-2 trust component and the RR Interest (in the case of the RR Interest, excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (i) the portions of the issuing entity consisting of (a) the Class E-1 and Class E-2 trust components (and the related amounts in the Class E Distribution Account), (b) the

Class F-1 and Class F-2 trust components (and the related amounts in the Class F Distribution Account), (c) the Class G-1 and Class G-2 trust components (and the related amounts in the Class G Distribution Account) (d) the Class H-1 and Class H-2 trust components (and the related amounts in the Class H Distribution Account) and (e) the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under chapter 1, subpart J, part I, subchapter E of the Code, (ii) the Class E-1, Class E-2, Class E, Class EF and Class EFG certificate will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above, (iii) the Class F-1, Class F-2, Class F, Class EF and Class EFG certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above, (iv) the Class G-1, Class G-2, Class G and Class EFG certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause(i)(c) above, (v) the Class H-1, Class H-2 and Class H certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(d) above and (vi) the RR Interest and the Class V certificates will represent undivided interests in the portion of the Grantor Trust described in clause (i)(e) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or

Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, two (2) of the Mortgaged Properties securing two (2) Mortgage Loans representing 3.2% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class      certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a

“capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class      certificates and Class      certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated

redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an RR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance”

clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange, redemption, receipt of principal on or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4
Wells Fargo Securities, LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
SG Americas Securities, LLC	$	$	$	$
UBS Securities LLC	$	$	$	$
Academy Securities, Inc.	$	$	$	$
Total	$	$	$	$

Underwriter	Class A-5	Class A-SB	Class A-S	Class X-A
Wells Fargo Securities, LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
SG Americas Securities, LLC	$	$	$	$
UBS Securities LLC	$	$	$	$
Academy Securities, Inc.	$	$	$	$
Total	$	$	$	$

Underwriter	Class X-B	Class B	Class C
Wells Fargo Securities, LLC	$	$	$
Barclays Capital Inc.	$	$	$
SG Americas Securities, LLC	$	$	$
UBS Securities LLC	$	$	$
Academy Securities, Inc.	$	$	$
Total	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately       % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2017, before deducting expenses payable by the depositor (estimated at $    , excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, the holder of The Davenport Companion Loan, the master servicer, the certificate administrator, the custodian, the certificate registrar, the initial holder of the RR Interest and the initial the Risk Retention Consultation Party under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is a sponsor and mortgage loan seller and the current holder of a portion of the 123 William Street Companion Loans. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is a sponsor and mortgage loan seller and the current holder of the Art Van Portfolio Companion Loans. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Société Générale, which is a sponsor and mortgage loan seller.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and a joint bookrunner, affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner and affiliates of SG Americas Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)     the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)     the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Barclays;

(3)     the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by UBS AG, New York Branch; and

(4)     the payment by the depositor to Société Générale, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Société Générale.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC, Barclays Capital Inc., UBS Securities LLC and SG Americas Securities, LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-206677-12)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition,

ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828

(April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,091 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

Prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, owns an indirect equity interest in the borrower with respect to The Summit Birmingham Mortgage Loan and the KOMO Plaza Mortgage Loan. Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in March 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage

Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six

NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

INDEX OF DEFINED TERMS

		123 William Street Non-Controlling
1		Noteholders	225
		123 William Street Whole Loan	222
1166 Avenue of the Americas A/B		17g-5 Information Provider	372
Co-Lender Agreement	246	1986 Act	544
1166 Avenue of the Americas Co-		1996 Act	522
Lender Agreement	246
1166 Avenue of the Americas		2
Control Appraisal Period	256
1166 Avenue of the Americas		2007-C5 Trust	330
Controlling Pari Passu Companion		2015 Budget Act	552
Noteholder	246
1166 Avenue of the Americas		3
Controlling Subordinate
Companion Noteholder	247	30/360 Basis	409
1166 Avenue of the Americas		340 Bryant Control Note
Major Decisions	253, 255	Securitization Date	280
1166 Avenue of the Americas		340 Bryant Controlling Companion
Mortgage Loan	246	Loan	279
1166 Avenue of the Americas		340 Bryant Controlling Noteholder	282
Mortgage Loan Noteholder	246	340 Bryant Directing
1166 Avenue of the Americas		Certificateholder	282
Noteholders	246	340 Bryant Intercreditor
1166 Avenue of the Americas Pari		Agreement	279
Passu Companion Loan	246	340 Bryant Mortgage Loan	279
1166 Avenue of the Americas Pari		340 Bryant PSA	280
Passu Companion Noteholder	247	340 Bryant Whole Loan	279
1166 Avenue of the Americas		4
Senior Co-Lender Agreement	246
1166 Avenue of the Americas		401(c) Regulations	564
Senior Loans	246
1166 Avenue of the Americas		A
Senior Noteholders	246
1166 Avenue of the Americas		AB Modified Loan	422
Sequential Pay Event	248	Accelerated Mezzanine Loan Lender	365
1166 Avenue of the Americas		Acceptable Insurance Default	426
Subordinate Companion Loan	246	Acting General Counsel’s Letter	148
1166 Avenue of the Americas		Actual/360 Basis	201
Subordinate Companion		Actual/360 Loans	398
Noteholder	246, 247	ADA	524
1166 Avenue of the Americas		Additional Exclusions	426
Whole Loan	246	Administrative Cost Rate	346
1166 Avenue of the Americas		ADR	155
Whole Loan Directing Holder	255	Advances	393
123 William Street Co-Lender		Affirmative Asset Review Vote	467
Agreement	222	Aggregate Available Funds	338
123 William Street Companion		Aggregate Excess Prepayment
Loans	222	Interest Shortfall	358
123 William Street Directing Holder	224	Aggregate Gain-on-Sale
123 William Street Mortgage Loan	221	Entitlement Amount	339

Aggregate Principal Distribution		Asset Representations Reviewer
Amount	347	Termination Event	472
AH Parent	216	Asset Representations Reviewer
Allocated Appraisal Reduction		Upfront Fee	416
Amount	419	Asset Review	469
Allocated Cumulative Appraisal		Asset Review Notice	468
Reduction Amount	422	Asset Review Quorum	468
ALTA	315	Asset Review Report	470
Anaheim Marriott Suites		Asset Review Report Summary	470
Companion Loan	259	Asset Review Standard	469
Anaheim Marriott Suites Controlling		Asset Review Trigger	466
Noteholder	261	Asset Review Vote Election	467
Anaheim Marriott Suites		Asset Status Report	438
Intercreditor Agreement	259	Assumed Final Distribution Date	355
Anaheim Marriott Suites Mortgage		Assumed Scheduled Payment	349
Loan	259	Attestation Report	501
Anaheim Marriott Suites Non-		Available Funds	339
Controlling Noteholder	262
Anaheim Marriott Suites		B
Noteholders	259
Anaheim Marriott Suites Whole		BACM 2017-BNK3 Asset
Loan	259	Representations Reviewer	265
Annual Debt Service	155	BACM 2017-BNK3 Certificate
Anticipated Repayment Date	201	Administrator	265
Appraisal Institute	296	BACM 2017-BNK3 Depositor	265
Appraisal Reduction Amount	418	BACM 2017-BNK3 Master Servicer	265
Appraisal Reduction Event	417	BACM 2017-BNK3 Operating
Appraised Value	156	Advisor	265
Appraised-Out Class	423	BACM 2017-BNK3 Pooling and
ARCP	186	Servicing Agreement	217
ARD Loan	201	BACM 2017-BNK3 Special Servicer	265
Art Van Portfolio Co-Lender		BACM 2017-BNK3 Trustee	265
Agreement	276	Balloon Balance	156
Art Van Portfolio Companion Loan	275	Balloon or ARD LTV Ratio	160
Art Van Portfolio Companion Loan		Balloon or ARD Payment	160
Controlling Class Representative	277	Banking Act	149
Art Van Portfolio Companion Loan		Bankruptcy Code	515
Securitization Date	276	Barclays	285
Art Van Portfolio Companion Loans	275	Barclays Data Tape	287
Art Van Portfolio Controlling		Barclays Mortgage Loans	287
Companion Loan	275	Barclays Review Team	287
Art Van Portfolio Mortgage Loan	275	Barclays’ Qualification Criteria	288
Art Van Portfolio Note A-1 PSA	276	Base Interest Fraction	354
Art Van Portfolio Noteholders	276	Bayer Guarantor	199
Art Van Portfolio Whole Loan	276	BBCMS 2017-C1 Asset
Assessment of Compliance	501	Representations Reviewer	241, 259
Asset Representations Reviewer		BBCMS 2017-C1 Certificate
Asset Review Fee	416	Administrator	241, 247, 259, 270
Asset Representations Reviewer		BBCMS 2017-C1 Depositor	240, 259
Fee	416	BBCMS 2017-C1 Directing
Asset Representations Reviewer		Certificateholder	242, 261, 273
Fee Rate	416	BBCMS 2017-C1 Directing Holder	253
		BBCMS 2017-C1 Master Servicer	240, 259, 270

BBCMS 2017-C1 Operating Advisor	241, 259	Collection Period	339
BBCMS 2017-C1 Pooling and		Common Control Party	255
Servicing Agreement	217	Communication Request	377
BBCMS 2017-C1 Securitization	240, 259	Companion Distribution Account	397
BBCMS 2017-C1 Special		Companion Holder	217
Servicer	240, 246, 259, 270	Companion Holders	217
BBCMS 2017-C1 Trustee	241, 247, 259, 270	Companion Loan Rating Agency	217
BEA	182	Companion Loans	153
Beds	166	Compensating Interest Payment	357
BER	183	Connecticut Financial Center
Borrower Party	364	Companion Loan	235
Borrower Party Affiliate	364	Connecticut Financial Center
Breach Notice	383	Controlling Noteholder	237
BRRD	150	Connecticut Financial Center
		Intercreditor Agreement	235
C		Connecticut Financial Center
		Mortgage Loan	235
C(WUMP)O	19	Connecticut Financial Center
CalPERS	564	Mortgaged Property	235
Cash Flow Analysis	156	Connecticut Financial Center Non-
Center West Companion Loans	231	Controlling Noteholder	238
Center West Controlling Noteholder	233	Connecticut Financial Center
Center West Intercreditor		Noteholders	235
Agreement	231	Connecticut Financial Center Whole
Center West Mortgage Loan	231	Loan	235
Center West Mortgaged Property	231	Constant Prepayment Rate	532
Center West Non-Controlling		Consultation Termination Event	454
Noteholder	233	Control Eligible Certificates	448
Center West Noteholders	231	Control Termination Event	454
Center West Whole Loan	231	Controlling Class	448
CERCLA	521	Controlling Class Certificateholder	448
Certificate Administrator/Trustee		Controlling Companion Loan	217
Fee	415	Corrected Loan	438
Certificate Administrator/Trustee		CPP	532
Fee Rate	415	CPR	532
Certificate Balance	336	CPY	532
Certificate Owners	375	CRE Loans	301
Certificateholder	366	Credit Risk Retention Rules	332
Certificateholder Quorum	476	CREFC®	361
Certificateholder Repurchase		CREFC® Intellectual Property
Request	487	Royalty License Fee	417
Certifying Certificateholder	377	CREFC® Intellectual Property
C-III AM	328	Royalty License Fee Rate	417
Class A Certificates	335	CREFC® Reports	361
Class A-SB Planned Principal		Cross-Over Date	344
Balance	349	Cumulative Appraisal Reduction
Class X Certificates	335	Amount	422
Clearstream	373	Cure/Contest Period	470
Clearstream Participants	375	Current Payable Annual Ground
Closing Date	155, 285	Rent	181
CMBS	61	Custodian	322
Code	541	Cut-off Date	153
Collateral Deficiency Amount	422	Cut-off Date Balance	157
Collection Account	397

Cut-off Date Loan-to-Value Ratio	158	Effective Gross Income	156
Cut-off Date LTV Ratio	158	Eligible Asset Representations
		Reviewer	471
D		Eligible Operating Advisor	461
		Enforcing Party	487
D or @%(#)	162	Enforcing Servicer	487
D or GRTR of @% or YM(#)	162	ESA	182
D or YM(#)	162	Escrow/Reserve Mitigating
D(#)	161	Circumstances	291
Davenport Companion Loan	226	EU Risk Retention and Due
Davenport Controlling Noteholder	228	Diligence Requirements	128
Davenport Intercreditor Agreement	227	Euroclear	373
Davenport Mortgage Loan	226	Euroclear Operator	376
Davenport Mortgaged Property	226	Euroclear Participants	376
Davenport Non-Controlling		Excess Interest	337
Noteholder	229	Excess Interest Distribution
Davenport Noteholders	227	Account	398
Davenport Whole Loan	226	Excess Modification Fee Amount	410
DBRS	499	Excess Modification Fees	408
Debt Service Coverage Ratio	159	Excess Prepayment Interest
Defaulted Loan	445	Shortfall	358
Defeasance Deposit	206	Exchange Act	285
Defeasance Loans	205	Excluded Controlling Class Holder	364
Defeasance Lock-Out Period	205	Excluded Controlling Class Loan	365
Defeasance Option	205	Excluded Information	365
Definitive Certificate	373	Excluded Loan	365
Delinquent Loan	467	Excluded Plan	563
Depositories	374	Excluded Special Servicer	476
Determination Date	337	Excluded Special Servicer Loan	476
Dexia	303	Exemption	562
Diligence File	380	Exemption Rating Agency	562
Directing Certificateholder	447
Disclosable Special Servicer Fees	414	F
Discount Rate	355
Dispute Resolution Consultation	489	FATCA	554
Dispute Resolution Cut-off Date	489	FDIA	147
Distribution Accounts	398	FDIC	148
Distribution Date	337	Federal Court Complaint	322
Distribution Date Statement	361	FIEL	21
District Court	322	Final Asset Status Report	458
Dodd-Frank Act	129	Final Dispute Resolution Election
DOL	561	Notice	489
Draft CRR Amendment Regulation	129	Financial Promotion Order	18
DSCR	159	FINRA	559
DTC	373	FIRREA	152
DTC Participants	374	Fitch	325, 499
DTC Rules	375	FPO Persons	18
Due Date	200, 340	FSMA	19
DYCD	170
		G
E
		Gain-on-Sale Remittance Amount	340
EDGAR	560	Gain-on-Sale Reserve Account	398

Garn Act	523	Loan Per Unit	160
GLA	159	Loan Specific Directing
Government Securities	203	Certificateholder	448
Grantor Trust	337, 542	Lock-out Period	203
GRTR of @% or YM(#)	162	Loss of Value Payment	385
		Lower-Tier Regular Interests	541
H		Lower-Tier REMIC	337, 541
		LTV Ratio	157
High Net Worth Companies,		LTV Ratio at Maturity or Anticipated
Unincorporated Associations, Etc.	18	Repayment Date	160
I		LTV Ratio at Maturity or ARD	160
		M
IDOT	99
IMI Guarantor	199	MAI	386
Indirect Participants	374	Major Decision	449
Initial Pool Balance	153	MAS	20
Initial Rate	201	Master Servicer Decision	429
Initial Requesting Certificateholder	487	Material Defect	383
In-Place Cash Management	159	Maturity Date Balloon or ARD
Insolvency Act	149	Payment	160
Insurance and Condemnation		Merrill Lynch Drive Co-Lender
Proceeds	397	Agreement	270
Intercreditor Agreement	217	Merrill Lynch Drive Companion
Interest Accrual Amount	347	Loans	270
Interest Accrual Period	347	Merrill Lynch Drive Directing Holder	273
Interest Distribution Amount	347	Merrill Lynch Drive Mortgage Loan	270
Interest Reserve Account	398	Merrill Lynch Drive Non-Controlling
Interest Shortfall	347	Noteholder	273
Interested Person	446	Merrill Lynch Drive Whole Loan	270
Interior Renovations	184	MLPA	378
Investor Certification	365	Modification Fees	408
K		Moody’s	325, 499
		Morningstar	325
KOMO Plaza Companion Loans	240	Mortgage	154
KOMO Plaza Controlling Companion		Mortgage File	378
Loan	240	Mortgage Loans	153
KOMO Plaza Controlling Noteholder	242	Mortgage Note	154
KOMO Plaza Intercreditor		Mortgage Pool	153
Agreement	240	Mortgage Rate	347
KOMO Plaza Mortgage Loan	240	Mortgaged Property	154
KOMO Plaza Non-Controlling		N
Noteholder	243
KOMO Plaza Noteholders	240	Net Mortgage Rate	346
KOMO Plaza Whole Loan	240	Net Operating Income	160
L		NFA	559
		NI 33-105	22
L(#)	161	NOI Date	160
Liquidation Fee	411	Nonrecoverable Advance	394
Liquidation Fee Rate	411	non-retained certificates	40
Liquidation Proceeds	397	Non-Retained Certificates	335
Loan #58	303	Non-Retained Percentage	333

Non-Serviced Certificate		Patriot Act	525
Administrator	218	PCIS Persons	18
Non-Serviced Companion Loan	218	percentage allocation entitlement	40
Non-Serviced Companion Loans	50	Percentage Interest	338
Non-Serviced Directing		Periodic Payments	338
Certificateholder	218	Permitted Investments	338, 399
Non-Serviced Master Servicer	218	Permitted Special Servicer/Affiliate
Non-Serviced Mortgage Loan	50, 218	Fees	414
Non-Serviced PSA	218	PIPs	183
Non-Serviced Special Servicer	218	PL	296
Non-Serviced Subordinate		Plans	560
Companion Loan	219	PML	296
Non-Serviced Trustee	219	PRC	19
non-serviced whole loan	50	Preliminary Dispute Resolution
Non-Serviced Whole Loan	50, 219	Election Notice	489
Non-U.S. Person	554	Prepayment Assumption	546
Notional Amount	336	Prepayment Interest Excess	356
NRA	161	Prepayment Interest Shortfall	356
NRSRO	363	Prepayment Premium	355
NRSRO Certification	366	Prepayment Provisions	161
NXS2 Special Servicer	303	Prime Rate	397
		Principal Balance Certificates	335
O		Principal Distribution Amount	348
		Principal Shortfall	349
O(#)	161	Privileged Information	462
OCC	293	Privileged Information Exception	462
Occupancy As Of Date	161	Privileged Person	363
Occupancy Rate	161	Professional Investors	20
Offered Certificates	335	PROFESSIONAL INVESTORS	19
OID Regulations	545	Prohibited Prepayment	357
OLA	148	Promotion of Collective Investment
Operating Advisor Consulting Fee	415	Schemes Exemptions Order	18
Operating Advisor Expenses	416	Proposed Course of Action	488
Operating Advisor Fee	415	Proposed Course of Action Notice	488
Operating Advisor Fee Rate	415	Prospectus	19
Operating Advisor Standard	459	Prospectus Directive	17
Operating Advisor Termination		PSA	335
Event	463	PSA Party Repurchase Request	487
Other Master Servicer	219	PTCE	564
Other PSA	219	Purchase Price	253, 385
Ownership Severance Event	181
		Q
P
		Qualification Criteria	301, 318
P&I Advance	392	Qualified Investor	17
P&I Advance Date	392	Qualified Investors	17
Pads	166	Qualified Replacement Special
Par Purchase Price	444	Servicer	477
Pari Passu Companion Loans	153	Qualified Substitute Mortgage Loan	386
Pari Passu Mortgage Loan	219	Qualifying CRE Loan Percentage	334
Participants	373
Parties in Interest	561
Pass-Through Rate	344

R		Retained Certificate Principal
		Distribution Amount	334
RAC No-Response Scenario	498	Retained Certificate Realized Loss	334
Rated Final Distribution Date	356	Retaining Party	332
Rating Agencies	499	Review Materials	468
Rating Agency Confirmation	499	Revised Rate	201
RCS	186	RevPAR	162
REA	70	Risk Retention Allocation
Realized Loss	359	Percentage	334
REC	182	Risk Retention Consultation Party	364
Record Date	337	RMBS	322
Registration Statement	559	Rooms	166
Regular Certificates	335	RR Interest	335
Regular Interestholder	545	Rule 15Ga-1 Reporting Period	301
Regular Interests	541	Rule 17g-5	367
Regulation AB	501
Reimbursement Rate	397	S
Related Proceeds	395
Release Date	206	S&P	325
Relevant Institutions	150	Scheduled Principal Distribution
Relevant Member State	17	Amount	348
Relevant Persons	18	SEC	285
Relief Act	525	Securities Act	501
Remaining Term to Maturity or		Securitization Accounts	335, 399
ARD	162	Securitization Framework	129
REMIC	541	Securitization Regulation	129
REMIC Regulations	541	SEL	296
REO Account	399	Senior Certificates	335
REO Loan	350	Serviced Companion Loan	219
REO Property	438	Serviced Mortgage Loan	219
Repurchase Request	487	Serviced Pari Passu Companion
Requesting Certificateholder	489	Loan	219
Requesting Holders	424	Serviced Pari Passu Companion
Requesting Investor	377	Loan Securities	480
Requesting Party	498	Serviced Pari Passu Mortgage Loan	219
Required Credit Risk Retention		serviced whole loan	49
Percentage	334	Serviced Whole Loan	219
Requirements	525	Servicer Termination Event	479
Residual Certificates	335	Servicing Advances	393
Resolution Authorities	150	Servicing Fee	407
Resolution Failure	487	Servicing Fee Rate	407
Resolved	487	Servicing Shift Master Servicer	49
Restricted Group	562	Servicing Shift Mortgage Loan	49, 219
Restricted Party	462	Servicing Shift Pooling and
Retained Certificate Available		Servicing Agreement	49
Funds	333	Servicing Shift PSA	220
Retained Certificate Gain-on-Sale		Servicing Shift Securitization Date	49, 220
Remittance Amount	333	Servicing Shift Special Servicer	49
Retained Certificate Gain-on-Sale		Servicing Shift Whole Loan	49, 220
Reserve Account	398	Servicing Standard	391
Retained Certificate Interest		SF	162
Distribution Amount	333	SFA	20
		SFO	19

Similar Law	560	U
SIPC	559
SMMEA	565	U.S. Bank	303
Société Générale	311	U.S. Person	554
Société Générale Data Tape	316	U/W DSCR	159
Société Générale Deal Team	316	U/W Expenses	163
Société Générale Mortgage Loans	312	U/W NCF	163
Special Servicer	328	U/W NCF Debt Yield	165
Special Servicing Fee	410	U/W NCF DSCR	159
Special Servicing Fee Rate	410	U/W NOI	165
Specially Serviced Loans	436	U/W NOI Debt Yield	166
Square Feet	162	U/W NOI DSCR	166
SRB	150	U/W Revenues	166
SSM	150	UBS AG, New York Branch	304
Startup Day	542	UBS AG, New York Branch Data
State Court Complaint	323	Tape	306
Stated Principal Balance	349	UBS AG, New York Branch Deal
Structured Product	19	Team	305
Structuring Assumptions	533	UBS AG, New York Branch
Subordinate Certificates	335	Mortgage Loans	305
Subordinate Companion Loan	153, 220	UBS Qualification Criteria	307
Sub-Servicing Agreement	391	UBSRES	305
		UCC	326, 509
T		UK Bank	149
		Underwriter Entities	115
T-12	162	Underwriting Agreement	556
tax matters persons	552	Underwritten Debt Service
Term to Maturity	162	Coverage Ratio	159
Termination Purchase Amount	502	Underwritten Expenses	163
Terms and Conditions	376	Underwritten NCF	163
Tests	469	Underwritten NCF Debt Yield	165
The Summit Birmingham Co-		Underwritten Net Cash Flow	163
Lender Agreement	265	Underwritten Net Cash Flow Debt
The Summit Birmingham		Service Coverage Ratio	159
Companion Loans	265	Underwritten Net Operating
The Summit Birmingham		Income	165
Controlling Pari Passu Companion		Underwritten Net Operating
Loan	265	Income Debt Service Coverage
The Summit Birmingham Mortgage		Ratio	166
Loan	264	Underwritten NOI	165
The Summit Birmingham Non-		Underwritten NOI Debt Yield	166
Controlling Noteholder	267	Underwritten Revenues	166
The Summit Birmingham Whole		Units	166
Loan	265	Unscheduled Principal Distribution
Threshold Event Collateral	256	Amount	348
Title V	524	Unsolicited Information	469
TMPs	552	Upper-Tier REMIC	337, 541
Total Operating Expenses	156	USAO-SDNY	186
Trimont	331
TRIPRA	91	V
Trust	319
Trust REMICs	337, 541	Volcker Rule	130
TTM	162	Voting Rights	372

W		Workout Fee	410
		Workout Fee Rate	410
WAC Rate	346	Workout-Delayed Reimbursement
Wachovia Bank	293	Amount	396
Weighted Average Mortgage Rate	166	Workout-Delayed Reimbursement
weighted averages	167	Amounts	396
Wells Fargo Bank	292	WTNA	320
Wells Fargo Bank Data Tape	299
Wells Fargo Bank Deal Team	299	Y
Whole Loan	153
Withheld Amounts	398	Yield Maintenance Charge	355
		YM(#)	162

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller (1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units (2)	Unit of Measure (2)	Cut-off Date Balance Per Unit/SF (6)
1	123 William Street	Barclays		123 William Street	New York	NY	10038	Office	CBD	1912	2016	545,216	Sq. Ft.	257
2	The Davenport	WFB		25 First Street	Cambridge	MA	02141	Office	CBD	1888	2015	230,864	Sq. Ft.	455
3	Center West	UBSAG		10877 Wilshire Boulevard	Los Angeles	CA	90024	Office	CBD	1985		349,298	Sq. Ft.	229
4	KOMO Plaza	UBSAG		100-140 4th Avenue North	Seattle	WA	98109	Mixed Use	Office/Data Center/Retail	2000	2007	291,151	Sq. Ft.	477
5	Santa Rosa Office Portfolio	WFB		Various	Santa Rosa	CA	Various	Office	Suburban	Various		337,082	Sq. Ft.	95
5.01	100-120 Stony Point Road	WFB		100-120 Stony Point Road	Santa Rosa	CA	95401	Office	Suburban	1990		198,931	Sq. Ft.
5.02	131 Stony Circle	WFB		131 Stony Circle	Santa Rosa	CA	95401	Office	Suburban	1986		80,812	Sq. Ft.
5.03	3333 Mendocino Avenue	WFB		3333 Mendocino Avenue	Santa Rosa	CA	95403	Office	Suburban	1981		38,011	Sq. Ft.
5.04	70 Stony Point Road	WFB		70 Stony Point Road	Santa Rosa	CA	95401	Office	Suburban	2000		19,328	Sq. Ft.
6	IPCC Texas Self Storage Portfolio	Barclays		Various	Various	TX	Various	Self Storage	Self Storage	Various	Various	685,835	Sq. Ft.	46
6.01	Coulter	Barclays		5300 Coulter Street	Amarillo	TX	79119	Self Storage	Self Storage	2007		102,382	Sq. Ft.
6.02	Lubbock	Barclays		131 West Loop 289	Lubbock	TX	79416	Self Storage	Self Storage	1997	2015	77,311	Sq. Ft.
6.03	Paramount	Barclays		2501 Paramount Boulevard	Amarillo	TX	79109	Self Storage	Self Storage	1999		65,039	Sq. Ft.
6.04	Tradewinds	Barclays		1500 South East 34th Avenue	Amarillo	TX	79118	Self Storage	Self Storage	2005	2016	103,240	Sq. Ft.
6.05	AA 45th	Barclays		4600 Bell Street	Amarillo	TX	79109	Self Storage	Self Storage	1986		93,625	Sq. Ft.
6.06	Quail Creek	Barclays		6620 Lowes Lane	Amarillo	TX	79106	Self Storage	Self Storage	2008		62,300	Sq. Ft.
6.07	West 34th	Barclays		7409 South West 34th Avenue	Amarillo	TX	79109	Self Storage	Self Storage	1993		60,778	Sq. Ft.
6.08	Bell Street	Barclays		4708 Bell Street	Amarillo	TX	79109	Self Storage	Self Storage	2003		53,625	Sq. Ft.
6.09	Plainview	Barclays		1401 North Interstate 27	Plainview	TX	79072	Self Storage	Self Storage	1996		67,535	Sq. Ft.
7	ExchangeRight Net Leased Portfolio 15	SG		Various	Various	Various	Various	Various	Various	Various	Various	218,276	Sq. Ft.	143
7.01	Hobby Lobby - Brunswick, GA	SG		10300 Canal Crossing	Brunswick	GA	31525	Retail	Single Tenant	2016		55,000	Sq. Ft.
7.02	Goodwill - Skokie, IL	SG		5518 West Touhy Avenue	Skokie	IL	60077	Retail	Single Tenant	2016		20,850	Sq. Ft.
7.03	CVS Pharmacy - Bolingbrook, IL	SG		1725 West Boughton Road	Bolingbrook	IL	60490	Retail	Single Tenant	2005		13,013	Sq. Ft.
7.04	Walgreens - Independence, MO	SG		17811 East US Highway 24	Independence	MO	64056	Retail	Single Tenant	2001		15,120	Sq. Ft.
7.05	Indianapolis Osteopathic Hospital, Inc	SG		7901 Crawfordsville Road	Indianapolis	IN	46214	Office	Medical	1986	2013	15,109	Sq. Ft.
7.06	Walgreens - Arlington, TX	SG		4208 South West Green Oaks Boulevard	Arlington	TX	76017	Retail	Single Tenant	1997	2016	13,905	Sq. Ft.
7.07	Fresenius Medical Care - St. Louis, MO	SG		2635 Hampton Avenue	St. Louis	MO	63139	Office	Medical	1941	2006	7,500	Sq. Ft.
7.08	Advance Auto Parts - Mokena, IL	SG		19810 South LaGrange Road	Mokena	IL	60448	Retail	Single Tenant	2012		6,831	Sq. Ft.
7.09	Advance Auto Parts - Norcross, GA	SG		3730 Holcomb Bridge Road	Norcross	GA	30092	Retail	Single Tenant	2005		7,000	Sq. Ft.
7.10	Dollar General - Gadsden, AL	SG		1401 J.R. Countryman Highway	Gadsden	AL	35901	Retail	Single Tenant	2016		10,542	Sq. Ft.
7.11	Dollar General - Saint Amant, LA	SG		14486 Highway 431	Saint Amant	LA	70774	Retail	Single Tenant	2015		9,026	Sq. Ft.
7.12	Dollar General - Hammond, LA	SG		43363 South Airport Road	Hammond	LA	70403	Retail	Single Tenant	2013		9,026	Sq. Ft.
7.13	Dollar General - Baton Rouge, LA	SG		7055 Greenwell Springs Road	Baton Rouge	LA	70805	Retail	Single Tenant	2014		9,026	Sq. Ft.
7.14	Dollar General - Sugar Creek, MO	SG		10514 US Highway 24	Sugar Creek	MO	64053	Retail	Single Tenant	1950	2016	8,908	Sq. Ft.
7.15	Dollar General - Goshen, IN	SG		58598 State Road 15	Goshen	IN	46528	Retail	Single Tenant	2016		9,100	Sq. Ft.
7.16	Family Dollar - Baton Rouge, LA	SG		3777 North Sherwood Forest Drive	Baton Rouge	LA	70814	Retail	Single Tenant	2016		8,320	Sq. Ft.
8	1166 Avenue of the Americas	Barclays		1166 Avenue of the Americas	New York	NY	10036	Office	CBD	1974		195,375	Sq. Ft.	435
9	Hotel Wilshire	WFB		6317 Wilshire Boulevard	Los Angeles	CA	90048	Hospitality	Full Service	1950	2011	74	Rooms	348,649
10	Anaheim Marriott Suites	UBSAG		12015 Harbor Boulevard	Garden Grove	CA	92840	Hospitality	Full Service	2002	2016	371	Rooms	145,553
11	The Summit Birmingham	Barclays		214 Summit Boulevard	Birmingham	AL	35243	Retail	Lifestyle Center	1997	2009	681,245	Sq. Ft.	305
12	Connecticut Financial Center	UBSAG		157 Church Street	New Haven	CT	06510	Office	CBD	1990		470,251	Sq. Ft.	97
13	Merrill Lynch Drive	Barclays		1300, 1350 & 1400 Merrill Lynch Drive	Hopewell	NJ	08534	Office	Suburban	2001		553,841	Sq. Ft.	187
14	Art Van Portfolio	UBSAG		Various	Various	MI	Various	Various	Various	Various	Various	1,407,911	Sq. Ft.	49
14.01	Warren Distribution Center	UBSAG		6340 and 6500 East 14 Mile Road	Warren	MI	48092	Industrial	Distribution	1969	2015	1,056,890	Sq. Ft.
14.02	Comstock Park Retail	UBSAG		4273 Alpine Avenue Northwest	Comstock Park	MI	49321	Retail	Single Tenant	1999		96,400	Sq. Ft.
14.03	Grand Rapids Retail	UBSAG		4375 28th Street Southeast	Kentwood	MI	49512	Retail	Single Tenant	1986	2001	79,212	Sq. Ft.
14.04	Bloomfield Hills Retail	UBSAG		2300 South Telegraph Road	Bloomfield Hills	MI	48302	Retail	Single Tenant	2004	2016	46,388	Sq. Ft.
14.05	Mattress Distribution Center	UBSAG		30450 and 30500 Little Mack Avenue	Roseville	MI	48066	Industrial	Distribution	1968	2012	129,021	Sq. Ft.
15	Rivercrest Realty Portfolio 2017	Barclays		Various	Various	Various	Various	Retail	Various	Various	Various	180,033	Sq. Ft.	92
15.01	Towne Centre Village Retail Center	Barclays		1971-2025 Jonesboro Road	McDonough	GA	30253	Retail	Unanchored	2004		33,600	Sq. Ft.
15.02	Hillcrest Shopping Center	Barclays		91-129 Kelley Boulevard	Millbrook	AL	36054	Retail	Shadow Anchored	2007	2016	32,542	Sq. Ft.
15.03	Shippensburg Shopping Center	Barclays		101 South Conestoga Drive	Shippensburg	PA	17257	Retail	Shadow Anchored	2004		31,889	Sq. Ft.
15.04	Callaway Commons	Barclays		825 North Tyndall Parkway	Callaway	FL	32404	Retail	Shadow Anchored	2003		29,650	Sq. Ft.
15.05	Tri-Rivers Plaza	Barclays		3459 Old Halifax Road	South Boston	VA	24592	Retail	Shadow Anchored	1997	2004	24,400	Sq. Ft.
15.06	The Alta Vista Commons	Barclays		105 Clarion Road	Altavista	VA	24517	Retail	Shadow Anchored	2007		27,952	Sq. Ft.
16	100 Ashford Center	SG		100 Ashford Center North	Dunwoody	GA	30338	Office	Suburban	1986		162,326	Sq. Ft.	96
17	340 Bryant	UBSAG		340 Bryant Street	San Francisco	CA	94107	Office	CBD	1932	2015	62,270	Sq. Ft.	493
18	Quail Lakes Shopping Center	UBSAG		4707, 4713, 4719, 4722, 4725, 4733, 4755 Quail Lakes Drive and 2593 & 2659 West March Lane	Stockton	CA	95207	Retail	Anchored	1978	2016	140,401	Sq. Ft.	93
19	Crystal Lake Apartments	SG		7680 West Highway 98	Pensacola	FL	32506	Multifamily	Garden	1997	2015	224	Units	55,960
20	Empire Tower II	WFB		4141 Inland Empire Boulevard	Ontario	CA	91764	Office	Suburban	1999		70,040	Sq. Ft.	147
21	Empire Tower III	WFB		4200 Concours	Ontario	CA	91764	Office	Suburban	2000		75,214	Sq. Ft.	135
22	Center Ithaca	Barclays		171 East State Street	Ithaca	NY	14850	Mixed Use	Multifamily/Office/Retail/Self Storage	1990		94,429	Sq. Ft.	106
23	Horizon Village Square	SG		25-75 East Horizon Ridge Parkway	Henderson	NV	89002	Retail	Shadow Anchored	2006		42,875	Sq. Ft.	233
24	Haynes Furniture Store	SG		5324 Virginia Beach Boulevard	Virginia Beach	VA	23462	Retail	Single Tenant	1973	2013	300,597	Sq. Ft.	31
25	Hampton Inn Munster	Barclays		8936 Calumet Avenue	Munster	IN	46321	Hospitality	Limited Service	2004	2017	91	Rooms	102,198
26	North Hills Village Apartments	WFB		44840 North Hills Drive	Northville	MI	48167	Multifamily	Garden	1971		181	Units	42,541
27	East Side Plaza - LA	WFB		7440 & 7460 Youree Drive	Shreveport	LA	71105	Retail	Anchored	2004		78,761	Sq. Ft.	89
28	Fairfield Inn & Suites - Bend, OR	WFB		1626 Northwest Wall Street	Bend	OR	97703	Hospitality	Limited Service	2003		80	Rooms	82,379
29	Lawai Cannery Self-Storage	SG		3470 Lauoho Road	Kalaheo	HI	96741	Self Storage	Self Storage	1926	2005	704	Units	9,233
30	The Promenade Shopping Centre	WFB		2380 South Cobb Parkway	Smyrna	GA	30080	Retail	Shadow Anchored	1979	1993	71,273	Sq. Ft.	83
31	StoreSmart Conway	UBSAG		3715 Prince Street	Conway	AR	72034	Self Storage	Self Storage	2005		88,265	Sq. Ft.	54
32	SPS - Gaithersburg	WFB		1 Metropolitan Grove Road	Gaithersburg	MD	20878	Self Storage	Self Storage	1984		55,002	Sq. Ft.	86
33	CT Storage Outlet Pomona	WFB		150 County Road	Pomona	CA	91766	Self Storage	Self Storage	2003		87,840	Sq. Ft.	51
34	Shops at The Artisan	SG		201 West Ponce de Leon	Decatur	GA	30030	Mixed Use	Office/Retail	2006		10,862	Sq. Ft.	276
35	The Milliken Building	SG		951 East Commerce Drive	Saint George	UT	84790	Industrial	Manufacturing	2004	2008	102,460	Sq. Ft.	27
36	South Houston Self Storage	WFB		701 South Allen Genoa Road	South Houston	TX	77587	Self Storage	Self Storage	1986		82,975	Sq. Ft.	25
37	Snellville Place	WFB		2189 Scenic Highway	Snellville	GA	30078	Retail	Unanchored	2006		14,050	Sq. Ft.	148

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date (3)	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Operating Advisor Ongoing Fee Rate	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate
1	123 William Street	62,500,000	62,500,000	9.8%	62,500,000	N	3/6/2017	4/6/2017	3/6/2027		3/6/2027		4.666000%	0.001790%	0.010200%	0.005000%	0.000500%
2	The Davenport	55,000,000	55,000,000	8.6%	55,000,000	N	2/6/2017	3/11/2017	2/11/2027		2/11/2027		4.220000%	0.001790%	0.010200%	0.005000%	0.000500%
3	Center West	40,000,000	40,000,000	6.3%	40,000,000	N	12/6/2016	1/6/2017	12/6/2026		12/6/2026		4.435000%	0.001790%	0.010200%	0.005000%	0.000500%
4	KOMO Plaza	32,500,000	32,500,000	5.1%	32,500,000	N	12/20/2016	2/6/2017	1/6/2027		1/6/2027		4.299300%	0.000000%	0.010200%	0.005000%	0.000500%
5	Santa Rosa Office Portfolio	31,900,000	31,900,000	5.0%	27,980,798	N	1/31/2017	3/11/2017	2/11/2020	3/11/2020	2/11/2027		4.590000%	0.001790%	0.010200%	0.015000%	0.000500%
5.01	100-120 Stony Point Road	19,000,000	19,000,000	3.0%
5.02	131 Stony Circle	5,995,000	5,995,000	0.9%
5.03	3333 Mendocino Avenue	4,610,000	4,610,000	0.7%
5.04	70 Stony Point Road	2,295,000	2,295,000	0.4%
6	IPCC Texas Self Storage Portfolio	31,500,000	31,500,000	4.9%	29,021,361	N	3/1/2017	4/6/2017	3/6/2022	4/6/2022	3/6/2027		4.930000%	0.001790%	0.010200%	0.005000%	0.000500%
6.01	Coulter	5,350,000	5,350,000	0.8%
6.02	Lubbock	4,350,000	4,350,000	0.7%
6.03	Paramount	3,700,000	3,700,000	0.6%
6.04	Tradewinds	3,600,000	3,600,000	0.6%
6.05	AA 45th	3,350,000	3,350,000	0.5%
6.06	Quail Creek	3,100,000	3,100,000	0.5%
6.07	West 34th	3,000,000	3,000,000	0.5%
6.08	Bell Street	2,650,000	2,650,000	0.4%
6.09	Plainview	2,400,000	2,400,000	0.4%
7	ExchangeRight Net Leased Portfolio 15	31,200,000	31,200,000	4.9%	31,200,000	N	3/2/2017	4/1/2017	4/1/2027		4/1/2027		4.379000%	0.001790%	0.010200%	0.005000%	0.000500%
7.01	Hobby Lobby - Brunswick, GA	4,184,321	4,184,321	0.7%
7.02	Goodwill - Skokie, IL	3,982,472	3,982,472	0.6%
7.03	CVS Pharmacy - Bolingbrook, IL	3,517,142	3,517,142	0.6%
7.04	Walgreens - Independence, MO	2,951,507	2,951,507	0.5%
7.05	Indianapolis Osteopathic Hospital, Inc	2,725,314	2,725,314	0.4%
7.06	Walgreens - Arlington, TX	2,596,538	2,596,538	0.4%
7.07	Fresenius Medical Care - St. Louis, MO	2,243,479	2,243,479	0.4%
7.08	Advance Auto Parts - Mokena, IL	1,361,043	1,361,043	0.2%
7.09	Advance Auto Parts - Norcross, GA	1,262,105	1,262,105	0.2%
7.10	Dollar General - Gadsden, AL	1,099,828	1,099,828	0.2%
7.11	Dollar General - Saint Amant, LA	1,006,821	1,006,821	0.2%
7.12	Dollar General - Hammond, LA	983,880	983,880	0.2%
7.13	Dollar General - Baton Rouge, LA	907,534	907,534	0.1%
7.14	Dollar General - Sugar Creek, MO	832,735	832,735	0.1%
7.15	Dollar General - Goshen, IN	828,032	828,032	0.1%
7.16	Family Dollar - Baton Rouge, LA	717,249	717,249	0.1%
8	1166 Avenue of the Americas	28,750,000	28,750,000	4.5%	28,750,000	N	1/11/2017	3/6/2017	2/6/2027		2/6/2027		5.278800%	0.000000%	0.010200%	0.005000%	0.000500%
9	Hotel Wilshire	25,800,000	25,800,000	4.0%	23,740,716	N	2/16/2017	4/11/2017	3/11/2022	4/11/2022	3/11/2027		4.850000%	0.001790%	0.010200%	0.005000%	0.000500%
10	Anaheim Marriott Suites	24,000,000	24,000,000	3.8%	22,261,318	N	1/27/2017	3/6/2017	2/6/2022	3/6/2022	2/6/2027		5.395200%	0.000000%	0.010200%	0.005000%	0.000500%
11	The Summit Birmingham	22,800,000	22,800,000	3.6%	22,800,000	N	12/20/2016	2/1/2017	1/1/2027		1/1/2027		4.762000%	0.000000%	0.010200%	0.005000%	0.000500%
12	Connecticut Financial Center	22,750,000	22,715,562	3.6%	18,574,304	N	1/31/2017	3/6/2017		3/6/2017	2/6/2027		4.797500%	0.001790%	0.010200%	0.005000%	0.000500%
13	Merrill Lynch Drive	20,660,000	20,660,000	3.2%	20,660,000	Y	1/31/2017	3/6/2017	2/6/2022		2/6/2022	2/6/2025	3.930000%	0.000000%	0.010200%	0.005000%	0.000500%
14	Art Van Portfolio	18,750,000	18,750,000	2.9%	16,210,268	N	3/2/2017	4/6/2017	3/6/2019	4/6/2019	3/6/2027		4.962000%	0.000000%	0.010200%	0.005000%	0.000500%
14.01	Warren Distribution Center	10,597,422	10,597,422	1.7%
14.02	Comstock Park Retail	3,030,491	3,030,491	0.5%
14.03	Grand Rapids Retail	2,491,324	2,491,324	0.4%
14.04	Bloomfield Hills Retail	1,450,173	1,450,173	0.2%
14.05	Mattress Distribution Center	1,180,590	1,180,590	0.2%
15	Rivercrest Realty Portfolio 2017	16,600,000	16,600,000	2.6%	15,217,682	N	1/25/2017	3/6/2017	2/6/2022	3/6/2022	2/6/2027		4.617000%	0.001790%	0.010200%	0.005000%	0.000500%
15.01	Towne Centre Village Retail Center	4,650,000	4,650,000	0.7%
15.02	Hillcrest Shopping Center	3,125,000	3,125,000	0.5%
15.03	Shippensburg Shopping Center	2,600,000	2,600,000	0.4%
15.04	Callaway Commons	2,575,000	2,575,000	0.4%
15.05	Tri-Rivers Plaza	2,350,000	2,350,000	0.4%
15.06	The Alta Vista Commons	1,300,000	1,300,000	0.2%
16	100 Ashford Center	15,662,000	15,662,000	2.5%	14,423,320	N	1/27/2017	3/1/2017	2/1/2022	3/1/2022	2/1/2027		4.910000%	0.001790%	0.010200%	0.005000%	0.000500%
17	340 Bryant	14,700,000	14,700,000	2.3%	13,691,287	N	2/10/2017	4/6/2017	3/6/2022	4/6/2022	3/6/2027		5.675000%	0.000000%	0.010200%	0.005000%	0.000500%
18	Quail Lakes Shopping Center	13,100,000	13,100,000	2.1%	10,661,036	N	2/28/2017	4/6/2017		4/6/2017	3/6/2027		4.691700%	0.001790%	0.010200%	0.005000%	0.000500%
19	Crystal Lake Apartments	12,535,000	12,535,000	2.0%	12,535,000	N	1/25/2017	3/1/2017	2/1/2027		2/1/2027		4.300000%	0.001790%	0.010200%	0.005000%	0.000500%
20	Empire Tower II	10,300,000	10,300,000	1.6%	8,908,988	N	2/10/2017	3/11/2017	2/11/2019	3/11/2019	2/11/2027		4.990000%	0.001790%	0.010200%	0.005000%	0.000500%
21	Empire Tower III	10,150,000	10,150,000	1.6%	8,777,021	N	2/10/2017	3/11/2017	2/11/2019	3/11/2019	2/11/2027		4.980000%	0.001790%	0.010200%	0.005000%	0.000500%
22	Center Ithaca	10,000,000	10,000,000	1.6%	8,302,313	N	3/3/2017	4/6/2017		4/6/2017	3/6/2027		5.302000%	0.001790%	0.010200%	0.005000%	0.000500%
23	Horizon Village Square	10,000,000	10,000,000	1.6%	10,000,000	N	1/3/2017	3/1/2017	2/1/2027		2/1/2027		5.400000%	0.001790%	0.010200%	0.005000%	0.000500%
24	Haynes Furniture Store	9,500,000	9,467,152	1.5%	7,126,363	Y	12/23/2016	2/1/2017		2/1/2017	1/1/2027	12/1/2031	5.097000%	0.001790%	0.010200%	0.045000%	0.000500%
25	Hampton Inn Munster	9,300,000	9,300,000	1.5%	7,767,826	N	3/1/2017	4/6/2017		4/6/2017	3/6/2027		5.494000%	0.001790%	0.010200%	0.005000%	0.000500%
26	North Hills Village Apartments	7,700,000	7,700,000	1.2%	7,700,000	N	1/31/2017	3/11/2017	2/11/2027		2/11/2027		5.040000%	0.001790%	0.010200%	0.005000%	0.000500%
27	East Side Plaza - LA	7,020,000	7,020,000	1.1%	6,034,598	N	2/7/2017	3/11/2017	2/11/2019	3/11/2019	2/11/2027		5.180000%	0.001790%	0.010200%	0.062500%	0.000500%
28	Fairfield Inn & Suites - Bend, OR	6,600,000	6,590,302	1.0%	5,848,756	N	1/31/2017	3/11/2017		3/11/2017	2/11/2024		5.060000%	0.001790%	0.010200%	0.005000%	0.000500%
29	Lawai Cannery Self-Storage	6,500,000	6,500,000	1.0%	6,500,000	N	3/6/2017	4/1/2017	4/1/2027		4/1/2027		4.490000%	0.001790%	0.010200%	0.052500%	0.000500%
30	The Promenade Shopping Centre	5,900,000	5,900,000	0.9%	4,446,958	N	3/1/2017	4/11/2017		4/11/2017	3/11/2027		5.220000%	0.001790%	0.010200%	0.062500%	0.000500%
31	StoreSmart Conway	4,800,000	4,788,707	0.8%	4,006,499	N	12/13/2016	2/6/2017		2/6/2017	1/6/2027		5.482200%	0.001790%	0.010200%	0.005000%	0.000500%
32	SPS - Gaithersburg	4,720,000	4,720,000	0.7%	4,146,622	N	2/14/2017	4/11/2017	3/11/2020	4/11/2020	3/11/2027		4.660000%	0.001790%	0.010200%	0.005000%	0.000500%
33	CT Storage Outlet Pomona	4,500,000	4,477,003	0.7%	2,814,357	N	12/14/2016	2/11/2017		2/11/2017	1/11/2027		4.820000%	0.001790%	0.010200%	0.005000%	0.000500%
34	Shops at The Artisan	3,000,000	3,000,000	0.5%	3,000,000	N	3/1/2017	4/1/2017	3/1/2027		3/1/2027		4.940000%	0.001790%	0.010200%	0.005000%	0.000500%
35	The Milliken Building	2,800,000	2,800,000	0.4%	1,766,214	N	2/17/2017	4/1/2017		4/1/2017	3/1/2027		5.020000%	0.001790%	0.010200%	0.005000%	0.000500%
36	South Houston Self Storage	2,100,000	2,094,959	0.3%	1,746,168	N	12/28/2016	2/11/2017		2/11/2017	1/11/2027		5.360000%	0.001790%	0.010200%	0.005000%	0.000500%
37	Snellville Place	2,075,000	2,075,000	0.3%	1,722,621	N	2/21/2017	4/11/2017		4/11/2017	3/11/2027		5.300000%	0.001790%	0.010200%	0.005000%	0.000500%

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.) (3)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning
1	123 William Street	0.000375%	4.648135%	Actual/360	246,396.12	Interest-only, Balloon	Actual/360	120	120	120	120	0	0	0
2	The Davenport	0.000375%	4.202135%	Actual/360	196,103.01	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
3	Center West	0.000375%	4.417135%	Actual/360	149,886.57	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3
4	KOMO Plaza	0.000375%	4.283225%	Actual/360	118,056.59	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2
5	Santa Rosa Office Portfolio	0.000375%	4.562135%	Actual/360	163,342.96	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35	360	360	1
5.01	100-120 Stony Point Road
5.02	131 Stony Circle
5.03	3333 Mendocino Avenue
5.04	70 Stony Point Road
6	IPCC Texas Self Storage Portfolio	0.000375%	4.912135%	Actual/360	167,753.78	Interest-only, Amortizing Balloon	Actual/360	120	120	60	60	360	360	0
6.01	Coulter
6.02	Lubbock
6.03	Paramount
6.04	Tradewinds
6.05	AA 45th
6.06	Quail Creek
6.07	West 34th
6.08	Bell Street
6.09	Plainview
7	ExchangeRight Net Leased Portfolio 15	0.000375%	4.361135%	Actual/360	115,435.31	Interest-only, Balloon	Actual/360	121	121	121	121	0	0	0
7.01	Hobby Lobby - Brunswick, GA
7.02	Goodwill - Skokie, IL
7.03	CVS Pharmacy - Bolingbrook, IL
7.04	Walgreens - Independence, MO
7.05	Indianapolis Osteopathic Hospital, Inc
7.06	Walgreens - Arlington, TX
7.07	Fresenius Medical Care - St. Louis, MO
7.08	Advance Auto Parts - Mokena, IL
7.09	Advance Auto Parts - Norcross, GA
7.10	Dollar General - Gadsden, AL
7.11	Dollar General - Saint Amant, LA
7.12	Dollar General - Hammond, LA
7.13	Dollar General - Baton Rouge, LA
7.14	Dollar General - Sugar Creek, MO
7.15	Dollar General - Goshen, IN
7.16	Family Dollar - Baton Rouge, LA
8	1166 Avenue of the Americas	0.000375%	5.262725%	Actual/360	128,227.80	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
9	Hotel Wilshire	0.000375%	4.832135%	Actual/360	136,144.49	Interest-only, Amortizing Balloon	Actual/360	120	120	60	60	360	360	0
10	Anaheim Marriott Suites	0.000375%	5.379125%	Actual/360	134,695.49	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1
11	The Summit Birmingham	0.000375%	4.745925%	Actual/360	91,734.64	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2
12	Connecticut Financial Center	0.000375%	4.779635%	Actual/360	119,326.99	Amortizing Balloon		120	119	0	0	360	359	1
13	Merrill Lynch Drive	0.000375%	3.913925%	Actual/360	68,601.24	Interest-only, ARD	Actual/360	60	59	60	59	0	0	1
14	Art Van Portfolio	0.000375%	4.945925%	Actual/360	100,219.06	Interest-only, Amortizing Balloon	Actual/360	120	120	24	24	360	360	0
14.01	Warren Distribution Center
14.02	Comstock Park Retail
14.03	Grand Rapids Retail
14.04	Bloomfield Hills Retail
14.05	Mattress Distribution Center
15	Rivercrest Realty Portfolio 2017	0.000375%	4.599135%	Actual/360	85,267.70	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1
15.01	Towne Centre Village Retail Center
15.02	Hillcrest Shopping Center
15.03	Shippensburg Shopping Center
15.04	Callaway Commons
15.05	Tri-Rivers Plaza
15.06	The Alta Vista Commons
16	100 Ashford Center	0.000375%	4.892135%	Actual/360	83,217.64	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1
17	340 Bryant	0.000375%	5.658925%	Actual/360	85,086.12	Interest-only, Amortizing Balloon	Actual/360	120	120	60	60	360	360	0
18	Quail Lakes Shopping Center	0.000375%	4.673835%	Actual/360	67,876.22	Amortizing Balloon		120	120	0	0	360	360	0
19	Crystal Lake Apartments	0.000375%	4.282135%	Actual/360	45,540.93	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
20	Empire Tower II	0.000375%	4.972135%	Actual/360	55,229.70	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1
21	Empire Tower III	0.000375%	4.962135%	Actual/360	54,363.40	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1
22	Center Ithaca	0.000375%	5.284135%	Actual/360	55,542.89	Amortizing Balloon		120	120	0	0	360	360	0
23	Horizon Village Square	0.000375%	5.382135%	Actual/360	45,625.00	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
24	Haynes Furniture Store	0.000375%	5.039135%	Actual/360	56,074.26	Amortizing ARD		120	118	0	0	300	298	2
25	Hampton Inn Munster	0.000375%	5.476135%	Actual/360	52,769.37	Amortizing Balloon		120	120	0	0	360	360	0
26	North Hills Village Apartments	0.000375%	5.022135%	Actual/360	32,789.17	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
27	East Side Plaza - LA	0.000375%	5.104635%	Actual/360	39,018.12	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	348	348	1
28	Fairfield Inn & Suites - Bend, OR	0.000375%	5.042135%	Actual/360	35,672.64	Amortizing Balloon		84	83	0	0	360	359	1
29	Lawai Cannery Self-Storage	0.000375%	4.424635%	Actual/360	24,658.62	Interest-only, Balloon	Actual/360	121	121	121	121	0	0	0
30	The Promenade Shopping Centre	0.000375%	5.144635%	Actual/360	35,251.27	Amortizing Balloon		120	120	0	0	300	300	0
31	StoreSmart Conway	0.000375%	5.464335%	Actual/360	27,200.29	Amortizing Balloon		120	118	0	0	360	358	2
32	SPS - Gaithersburg	0.000375%	4.642135%	Actual/360	24,366.35	Interest-only, Amortizing Balloon	Actual/360	120	120	36	36	360	360	0
33	CT Storage Outlet Pomona	0.000375%	4.802135%	Actual/360	29,252.37	Amortizing Balloon		120	118	0	0	240	238	2
34	Shops at The Artisan	0.000375%	4.922135%	Actual/360	12,521.53	Interest-only, Balloon	Actual/360	120	120	120	120	0	0	0
35	The Milliken Building	0.000375%	5.002135%	Actual/360	18,509.71	Amortizing Balloon		120	120	0	0	240	240	0
36	South Houston Self Storage	0.000375%	5.342135%	Actual/360	11,739.77	Amortizing Balloon		120	118	0	0	360	358	2
37	Snellville Place	0.000375%	5.282135%	Actual/360	11,522.57	Amortizing Balloon		120	120	0	0	360	360	0

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Prepayment Provisions	Grace Period Default (Days)	Grace Period Late (Days) (4)	Appraised Value ($) (5)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x) (6)
1	123 William Street	GRTR 1% or YM(24),GRTR 1% or YM or D(92),O(4)	0	0	290,000,000	2/1/2017									1.77
2	The Davenport	L(25),D(90),O(5)	0	5	214,000,000	11/1/2018									2.01
3	Center West	L(24),GRTR 2% or YM(92),O(4)	0	5	209,000,000	10/20/2016									2.15
4	KOMO Plaza	L(26),D(90),O(4)	0	5	278,000,000	10/26/2016									2.59
5	Santa Rosa Office Portfolio	L(25),D(90),O(5)	0	0	46,200,000	1/3/2017									1.69
5.01	100-120 Stony Point Road				27,750,000	1/3/2017
5.02	131 Stony Circle				9,000,000	1/3/2017
5.03	3333 Mendocino Avenue				6,150,000	1/3/2017
5.04	70 Stony Point Road				3,300,000	1/3/2017
6	IPCC Texas Self Storage Portfolio	L(24),GRTR 1% or YM(92),O(4)	0	0	54,500,000	10/28/2016									1.65
6.01	Coulter				8,230,000	10/28/2016
6.02	Lubbock				7,850,000	10/28/2016
6.03	Paramount				6,190,000	10/28/2016
6.04	Tradewinds				6,080,000	10/28/2016
6.05	AA 45th				6,590,000	10/28/2016
6.06	Quail Creek				5,720,000	10/28/2016
6.07	West 34th				5,110,000	10/28/2016
6.08	Bell Street				4,710,000	10/28/2016
6.09	Plainview				4,020,000	10/28/2016
7	ExchangeRight Net Leased Portfolio 15	L(24),D(93),O(4)	0	0	52,025,000	Various									2.15
7.01	Hobby Lobby - Brunswick, GA				6,950,000	2/15/2017
7.02	Goodwill - Skokie, IL				6,600,000	11/2/2016
7.03	CVS Pharmacy - Bolingbrook, IL				5,900,000	2/4/2017
7.04	Walgreens - Independence, MO				4,900,000	12/1/2016
7.05	Indianapolis Osteopathic Hospital, Inc				4,650,000	2/8/2017
7.06	Walgreens - Arlington, TX				4,300,000	2/1/2017
7.07	Fresenius Medical Care - St. Louis, MO				3,700,000	2/7/2017
7.08	Advance Auto Parts - Mokena, IL				2,300,000	2/4/2017
7.09	Advance Auto Parts - Norcross, GA				2,100,000	2/9/2017
7.10	Dollar General - Gadsden, AL				1,800,000	1/23/2017
7.11	Dollar General - Saint Amant, LA				1,700,000	2/5/2017
7.12	Dollar General - Hammond, LA				1,650,000	2/5/2017
7.13	Dollar General - Baton Rouge, LA				1,500,000	2/5/2017
7.14	Dollar General - Sugar Creek, MO				1,375,000	12/7/2016
7.15	Dollar General - Goshen, IN				1,400,000	2/4/2017
7.16	Family Dollar - Baton Rouge, LA				1,200,000	2/5/2017
8	1166 Avenue of the Americas	L(25),D(88),O(7)	0	0	225,000,000	1/1/2017									1.90
9	Hotel Wilshire	L(24),D(92),O(4)	0	5	40,000,000	12/22/2016									1.88
10	Anaheim Marriott Suites	L(25),D(91),O(4)	0	0	83,000,000	12/5/2016									1.90
11	The Summit Birmingham	L(26),D(87),O(7)	0	0	383,000,000	11/7/2016									1.80
12	Connecticut Financial Center	L(25),D(90),O(5)	0	0	70,000,000	12/27/2016									2.45
13	Merrill Lynch Drive	GRTR 0.5% or YM(56),O(4)	0	5	153,000,000	1/3/2017									2.97
14	Art Van Portfolio	L(24),D(89),O(7)	0	0	100,850,000	Various									1.57
14.01	Warren Distribution Center				57,000,000	1/30/2017
14.02	Comstock Park Retail				16,300,000	1/27/2017
14.03	Grand Rapids Retail				13,400,000	1/27/2017
14.04	Bloomfield Hills Retail				7,800,000	1/31/2017
14.05	Mattress Distribution Center				6,350,000	1/31/2017
15	Rivercrest Realty Portfolio 2017	L(25),D(90),O(5)	0	0	24,900,000	Various									2.07
15.01	Towne Centre Village Retail Center				7,050,000	12/22/2016
15.02	Hillcrest Shopping Center				4,450,000	12/26/2016
15.03	Shippensburg Shopping Center				3,800,000	12/19/2016
15.04	Callaway Commons				3,900,000	12/22/2016
15.05	Tri-Rivers Plaza				3,300,000	12/22/2016
15.06	The Alta Vista Commons				2,400,000	12/22/2016
16	100 Ashford Center	L(24),GRTR 1% or YM(92),O(4)	0	0	22,500,000	1/4/2017									1.65
17	340 Bryant	L(24),D(90),O(6)	0	0	52,000,000	1/9/2017									1.47
18	Quail Lakes Shopping Center	L(24),D(92),O(4)	0	5, no more than once in any 12 month period	21,700,000	1/9/2017									1.75
19	Crystal Lake Apartments	L(25),D(91),O(4)	0	0	20,100,000	12/16/2016									2.38
20	Empire Tower II	L(25),GRTR 1% or YM(91),O(4)	0	0	15,680,000	11/10/2016									1.46
21	Empire Tower III	L(25),GRTR 1% or YM(91),O(4)	0	0	15,400,000	11/10/2016									1.55
22	Center Ithaca	L(24),D(92),O(4)	0	0	15,850,000	10/6/2016									1.45
23	Horizon Village Square	L(25),D(91),O(4)	0	0	15,600,000	10/24/2016									1.82
24	Haynes Furniture Store	L(26),D(89),O(5)	5	5	17,450,000	11/10/2016									2.17
25	Hampton Inn Munster	L(24),D(92),O(4)	0	0	14,300,000	12/22/2016									1.81
26	North Hills Village Apartments	L(25),D(91),O(4)	0	0	15,100,000	1/4/2017									2.31
27	East Side Plaza - LA	L(25),D(91),O(4)	0	0	10,250,000	1/9/2017									1.76
28	Fairfield Inn & Suites - Bend, OR	L(25),GRTR 1% or YM or D(52),O(7)	0	5	13,600,000	12/22/2017									2.95
29	Lawai Cannery Self-Storage	L(61),GRTR 1% or YM(48),O(12)	0	0	17,000,000	12/3/2016									3.76
30	The Promenade Shopping Centre	L(24),D(92),O(4)	0	0	8,550,000	1/15/2017									1.66
31	StoreSmart Conway	L(26),D(90),O(4)	0	0	8,180,000	8/28/2016									1.36
32	SPS - Gaithersburg	L(24),GRTR 1% or YM or D(89),O(7)	0	0	8,975,000	1/10/2017									1.67
33	CT Storage Outlet Pomona	L(26),D(81),O(13)	0	5	8,850,000	11/16/2016									1.83
34	Shops at The Artisan	L(24),D(92),O(4)	5	5	5,100,000	1/12/2017									2.14
35	The Milliken Building	L(24),D(92),O(4)	0	0	7,100,000	1/23/2017									2.21
36	South Houston Self Storage	L(26),D(90),O(4)	0	0	3,500,000	11/17/2016									1.77
37	Snellville Place	L(24),D(92),O(4)	0	0	3,025,000	1/10/2017									1.52

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W NCF DSCR (x) (6)	Cut-off Date LTV Ratio (5) (6)	LTV Ratio at Maturity or ARD (5) (6)	Cut-off Date U/W NOI Debt Yield (6)	Cut-off Date U/W NCF Debt Yield (6)	U/W Revenues ($) (7)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate (8)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period (9)
1	123 William Street	1.56	48.3%	48.3%	8.4%	7.4%	22,111,086	10,391,444	11,719,642	109,043	1,269,897	10,340,702	91.7%	1/31/2017			Actual 2016
2	The Davenport	1.86	49.1%	49.1%	8.6%	8.0%	13,321,827	4,276,442	9,045,386	46,173	630,441	8,368,772	93.2%	1/31/2017			Annualized 11 11/30/2016
3	Center West	1.94	38.3%	38.3%	9.7%	8.7%	13,841,932	6,099,920	7,742,012	69,860	681,519	6,990,633	57.1%	11/2/2016			TTM 8/31/2016
4	KOMO Plaza	2.47	50.0%	50.0%	11.3%	10.8%	22,049,734	6,350,267	15,699,467	58,230	657,796	14,983,440	91.1%	9/30/2016			TTM 10/31/2016
5	Santa Rosa Office Portfolio	1.44	69.0%	60.6%	10.4%	8.8%	6,343,231	3,033,656	3,309,575	175,171	314,694	2,819,710	86.4%	1/1/2017			Actual 2016
5.01	100-120 Stony Point Road						3,690,667	1,734,901	1,955,767	93,988	206,389	1,655,390	85.5%	1/1/2017			Actual 2016
5.02	131 Stony Circle						1,404,054	760,515	643,538	60,041	87,762	495,735	87.5%	1/1/2017			Actual 2016
5.03	3333 Mendocino Avenue						810,283	338,845	471,438	9,363	0	462,076	88.7%	1/1/2017			Actual 2016
5.04	70 Stony Point Road						438,226	199,395	238,832	11,780	20,543	206,509	86.4%	1/1/2017			Actual 2016
6	IPCC Texas Self Storage Portfolio	1.62	57.8%	53.3%	10.6%	10.3%	5,166,920	1,840,770	3,326,150	74,870	0	3,251,280	79.4%	1/31/2017			Actual 2016
6.01	Coulter						802,353	250,917	551,436	10,238	0	541,198	83.0%	1/31/2017			Actual 2016
6.02	Lubbock						644,786	234,323	410,463	7,731	0	402,732	71.0%	1/31/2017			Actual 2016
6.03	Paramount						633,971	252,995	380,976	6,504	0	374,472	86.5%	1/31/2017			Actual 2016
6.04	Tradewinds						545,500	198,472	347,028	10,324	0	336,704	72.0%	1/31/2017			Actual 2016
6.05	AA 45th						585,701	182,213	403,487	15,649	0	387,838	75.2%	1/31/2017			Actual 2016
6.06	Quail Creek						486,801	188,700	298,101	6,230	0	291,871	82.4%	1/31/2017			Actual 2016
6.07	West 34th						501,744	174,858	326,886	6,078	0	320,809	83.2%	1/31/2017			Actual 2016
6.08	Bell Street						480,671	172,891	307,780	5,363	0	302,417	85.2%	1/31/2017			Actual 2016
6.09	Plainview						485,393	185,400	299,993	6,754	0	293,240	82.9%	1/31/2017			Actual 2016
7	ExchangeRight Net Leased Portfolio 15	2.09	60.0%	60.0%	9.6%	9.3%	3,440,805	458,133	2,982,672	24,973	67,549	2,890,150	100.0%	3/1/2017			NAV
7.01	Hobby Lobby - Brunswick, GA						386,119	18,356	367,762	8,250	21,248	338,264	100.0%	3/1/2017			NAV
7.02	Goodwill - Skokie, IL						528,448	175,593	352,855	3,128	19,553	330,174	100.0%	3/1/2017			NAV
7.03	CVS Pharmacy - Bolingbrook, IL						400,197	69,019	331,178	1,952	0	329,226	100.0%	3/1/2017			NAV
7.04	Walgreens - Independence, MO						311,594	9,847	301,747	3,780	0	297,967	100.0%	3/1/2017			NAV
7.05	Indianapolis Osteopathic Hospital, Inc						297,833	45,071	252,762	2,266	13,752	236,744	100.0%	3/1/2017			NAV
7.06	Walgreens - Arlington, TX						254,566	10,157	244,410	2,086	0	242,324	100.0%	3/1/2017			NAV
7.07	Fresenius Medical Care - St. Louis, MO						219,949	8,640	211,310	1,125	8,410	201,775	100.0%	3/1/2017			NAV
7.08	Advance Auto Parts - Mokena, IL						168,484	33,478	135,006	0	0	135,006	100.0%	3/1/2017			NAV
7.09	Advance Auto Parts - Norcross, GA						145,280	16,497	128,783	1,050	0	127,733	100.0%	3/1/2017			NAV
7.10	Dollar General - Gadsden, AL						124,129	8,814	115,315	0	0	115,315	100.0%	3/1/2017			NAV
7.11	Dollar General - Saint Amant, LA						107,527	6,586	100,940	0	0	100,940	100.0%	3/1/2017			NAV
7.12	Dollar General - Hammond, LA						113,874	12,696	101,178	0	0	101,178	100.0%	3/1/2017			NAV
7.13	Dollar General - Baton Rouge, LA						106,723	13,500	93,223	0	0	93,223	100.0%	3/1/2017			NAV
7.14	Dollar General - Sugar Creek, MO						95,969	7,725	88,244	1,336	0	86,908	100.0%	3/1/2017			NAV
7.15	Dollar General - Goshen, IN						103,030	18,642	84,388	0	0	84,388	100.0%	3/1/2017			NAV
7.16	Family Dollar - Baton Rouge, LA						77,084	3,513	73,571	0	4,586	68,985	100.0%	3/1/2017			NAV
8	1166 Avenue of the Americas	1.79	37.8%	37.8%	10.2%	9.6%	14,201,718	5,559,507	8,642,211	19,538	470,730	8,151,944	91.5%	1/24/2017			TTM 10/31/2016
9	Hotel Wilshire	1.71	64.5%	59.4%	11.9%	10.8%	7,198,705	4,119,740	3,078,965	287,948	0	2,791,017	89.2%	12/31/2016	276	246	Actual 2016
10	Anaheim Marriott Suites	1.62	65.1%	60.3%	12.8%	10.9%	20,320,665	13,418,469	6,902,196	1,015,489	0	5,886,707	88.2%	12/31/2016	131	115	Actual 2016
11	The Summit Birmingham	1.68	54.3%	54.3%	8.7%	8.1%	24,205,097	6,134,767	18,070,330	112,991	1,073,437	16,883,902	98.5%	12/14/2016			Actual 2016
12	Connecticut Financial Center	1.95	64.9%	53.1%	15.4%	12.3%	14,291,406	7,284,556	7,006,849	70,538	1,339,944	5,596,368	84.1%	1/1/2017			Actual 2016
13	Merrill Lynch Drive	2.95	67.7%	67.7%	11.8%	11.7%	12,496,038	249,921	12,246,117	83,076	0	12,163,041	100.0%	3/1/2017			NAV
14	Art Van Portfolio	1.47	68.2%	58.9%	10.1%	9.4%	7,134,388	214,032	6,920,356	185,242	243,737	6,491,378	100.0%	3/1/2017			NAV
14.01	Warren Distribution Center						3,978,976	119,369	3,859,607	105,689	97,133	3,656,785	100.0%	3/1/2017			NAV
14.02	Comstock Park Retail						1,178,427	35,353	1,143,074	25,355	54,147	1,063,572	100.0%	3/1/2017			NAV
14.03	Grand Rapids Retail						968,421	29,053	939,369	23,888	44,492	870,988	100.0%	3/1/2017			NAV
14.04	Bloomfield Hills Retail						566,984	17,010	549,974	17,407	26,056	506,512	100.0%	3/1/2017			NAV
14.05	Mattress Distribution Center						441,580	13,247	428,333	12,902	21,909	393,521	100.0%	3/1/2017			NAV
15	Rivercrest Realty Portfolio 2017	1.86	66.7%	61.1%	12.7%	11.4%	2,820,074	704,207	2,115,867	37,178	179,814	1,898,875	92.9%	2/1/2017			Various
15.01	Towne Centre Village Retail Center						733,524	193,420	540,104	5,040	28,555	506,508	100.0%	2/1/2017			Annualized 9 7/31/2016
15.02	Hillcrest Shopping Center						462,439	81,745	380,695	4,881	26,656	349,157	85.6%	2/1/2017			Annualized 9 9/30/2016
15.03	Shippensburg Shopping Center						527,372	151,693	375,680	10,204	36,823	328,653	87.8%	2/1/2017			TTM 9/30/2016
15.04	Callaway Commons						484,686	152,847	331,838	4,448	32,782	294,609	100.0%	2/1/2017			Annualized 7 7/31/2016
15.05	Tri-Rivers Plaza						333,021	61,130	271,891	3,660	19,263	248,968	100.0%	2/1/2017			Annualized 9 9/30/2016
15.06	The Alta Vista Commons						279,033	63,372	215,660	8,945	35,735	170,981	85.1%	2/1/2017			Annualized 3 3/31/2016
16	100 Ashford Center	1.45	69.6%	64.1%	10.5%	9.2%	3,152,285	1,503,012	1,649,273	38,958	163,134	1,447,181	92.1%	12/31/2016			TTM 11/30/2016
17	340 Bryant	1.43	59.0%	55.0%	10.2%	10.0%	4,393,984	1,261,563	3,132,422	12,454	62,270	3,057,698	100.0%	2/8/2017			Actual 2016
18	Quail Lakes Shopping Center	1.60	60.4%	49.1%	10.9%	10.0%	2,142,183	720,718	1,421,465	28,080	86,765	1,306,620	96.8%	2/16/2017			Actual 2016
19	Crystal Lake Apartments	2.27	62.4%	62.4%	10.4%	9.9%	2,373,355	1,075,089	1,298,266	56,000	0	1,242,266	96.4%	1/11/2017			TTM 10/31/2016
20	Empire Tower II	1.31	65.7%	56.8%	9.4%	8.4%	1,578,379	612,098	966,280	14,008	83,417	868,856	96.3%	12/15/2016			Actual 2016
21	Empire Tower III	1.42	65.9%	57.0%	10.0%	9.1%	1,705,796	691,597	1,014,199	15,043	75,917	923,238	100.0%	12/15/2016			Actual 2016
22	Center Ithaca	1.36	63.1%	52.4%	9.6%	9.1%	1,664,973	700,619	964,353	24,896	33,391	906,067	92.2%	3/3/2017			TTM 1/31/2017
23	Horizon Village Square	1.69	64.1%	64.1%	10.0%	9.2%	1,364,445	365,568	998,877	10,290	64,313	924,274	92.0%	12/1/2016			TTM 9/30/2016
24	Haynes Furniture Store	2.11	54.3%	40.8%	15.5%	15.0%	2,187,525	724,524	1,463,001	42,084	0	1,420,918	100.0%	3/1/2017			TTM 9/30/2016
25	Hampton Inn Munster	1.60	65.0%	54.3%	12.4%	10.9%	3,358,115	2,209,343	1,148,773	134,325	0	1,014,448	80.2%	12/31/2016	124	99	Actual 2016
26	North Hills Village Apartments	2.19	51.0%	51.0%	11.8%	11.2%	1,719,025	808,475	910,550	50,318	0	860,232	99.4%	12/21/2016			Actual 2016
27	East Side Plaza - LA	1.57	68.5%	58.9%	11.7%	10.5%	1,223,853	401,060	822,793	15,752	73,173	733,867	88.0%	1/1/2017			Actual 2016
28	Fairfield Inn & Suites - Bend, OR	2.64	48.5%	43.0%	19.2%	17.2%	3,307,613	2,043,074	1,264,539	132,305	0	1,132,234	82.3%	1/31/2017	147	111	TTM 1/31/2017
29	Lawai Cannery Self-Storage	3.70	38.2%	38.2%	17.1%	16.8%	1,475,698	362,289	1,113,408	18,981	0	1,094,428	86.9%	11/28/2016			TTM 10/31/2016
30	The Promenade Shopping Centre	1.47	69.0%	52.0%	11.9%	10.5%	1,061,158	358,267	702,892	14,255	67,846	620,791	84.7%	1/1/2017			Actual 2016
31	StoreSmart Conway	1.34	58.5%	49.0%	9.3%	9.1%	687,549	243,619	443,930	7,723	0	436,208	70.0%	1/31/2017			TTM 1/31/2017
32	SPS - Gaithersburg	1.64	52.6%	46.2%	10.3%	10.2%	823,131	334,973	488,158	8,250	0	479,908	83.9%	11/30/2016			TTM 11/30/2016
33	CT Storage Outlet Pomona	1.79	50.6%	31.8%	14.4%	14.0%	1,189,794	546,146	643,648	15,039	0	628,609	88.2%	12/12/2016			Actual 2016
34	Shops at The Artisan	2.02	58.8%	58.8%	10.7%	10.1%	463,260	141,032	322,228	2,172	16,294	303,761	100.0%	2/1/2017			Actual 2016
35	The Milliken Building	2.06	39.4%	24.9%	17.6%	16.4%	517,715	25,997	491,719	10,246	23,264	458,209	100.0%	3/1/2017			Actual 2016
36	South Houston Self Storage	1.69	59.9%	49.9%	11.9%	11.4%	485,521	235,858	249,663	11,696	0	237,967	88.7%	12/15/2016			Actual 2016
37	Snellville Place	1.42	68.6%	56.9%	10.1%	9.5%	281,015	71,286	209,729	2,810	10,437	196,482	100.0%	2/21/2017			Actual 2016

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)
1	123 William Street	19,744,372	10,265,603	9,478,769	0	9,478,769			Actual 2015	13,841,425	8,896,462	4,944,963	0	4,944,963			Actual 2014	11,300,309
2	The Davenport	9,865,147	4,014,999	5,850,147	0	5,850,147			Actual 2015	10,396,300	4,310,355	6,085,945	0	6,085,945			NAV	NAV
3	Center West	13,076,932	5,912,256	7,164,676	0	7,164,676			Actual 2015	12,153,426	5,478,358	6,675,068	0	6,675,068			Actual 2014	12,965,924
4	KOMO Plaza	21,273,805	6,387,537	14,886,268	0	14,886,268			Actual 2015	20,988,153	6,537,488	14,450,665	0	14,450,665			Actual 2014	22,222,906
5	Santa Rosa Office Portfolio	5,950,217	3,122,281	2,827,936	0	2,827,936			Actual 2015	5,957,017	2,859,674	3,097,343	0	3,097,343			Actual 2014	5,764,161
5.01	100-120 Stony Point Road	3,667,126	1,745,791	1,921,335	0	1,921,335			Actual 2015	3,353,756	1,642,172	1,711,584	0	1,711,584			Actual 2014	3,491,120
5.02	131 Stony Circle	1,200,500	866,951	333,549	0	333,549			Actual 2015	1,491,496	738,057	753,439	0	753,439			Actual 2014	1,161,326
5.03	3333 Mendocino Avenue	683,714	311,317	372,397	0	372,397			Actual 2015	644,291	285,795	358,495	0	358,495			Actual 2014	632,399
5.04	70 Stony Point Road	398,877	198,223	200,655	0	200,655			Actual 2015	467,475	193,650	273,825	0	273,825			Actual 2014	479,317
6	IPCC Texas Self Storage Portfolio	5,166,920	1,937,933	3,228,987	0	3,228,987			Actual 2015	4,836,539	1,952,771	2,883,768	0	2,883,768			Actual 2014	4,417,087
6.01	Coulter	802,353	271,688	530,665	0	530,665			Actual 2015	749,365	267,715	481,650	0	481,650			Actual 2014	658,663
6.02	Lubbock	644,786	232,354	412,432	0	412,432			Actual 2015	555,392	217,618	337,774	0	337,774			Actual 2014	531,542
6.03	Paramount	633,971	267,638	366,333	0	366,333			Actual 2015	600,394	280,374	320,020	0	320,020			Actual 2014	534,414
6.04	Tradewinds	545,500	203,642	341,858	0	341,858			Actual 2015	533,392	215,247	318,145	0	318,145			Actual 2014	473,142
6.05	AA 45th	585,701	201,004	384,697	0	384,697			Actual 2015	549,968	196,945	353,023	0	353,023			Actual 2014	501,910
6.06	Quail Creek	486,801	203,336	283,465	0	283,465			Actual 2015	486,194	203,084	283,110	0	283,110			Actual 2014	445,777
6.07	West 34th	501,744	186,914	314,830	0	314,830			Actual 2015	489,310	182,491	306,819	0	306,819			Actual 2014	472,779
6.08	Bell Street	480,671	173,739	306,931	0	306,931			Actual 2015	441,444	184,068	257,376	0	257,376			Actual 2014	393,032
6.09	Plainview	485,393	197,617	287,776	0	287,776			Actual 2015	431,080	205,228	225,852	0	225,852			Actual 2014	405,829
7	ExchangeRight Net Leased Portfolio 15	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.01	Hobby Lobby - Brunswick, GA	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.02	Goodwill - Skokie, IL	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.03	CVS Pharmacy - Bolingbrook, IL	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.04	Walgreens - Independence, MO	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.05	Indianapolis Osteopathic Hospital, Inc	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.06	Walgreens - Arlington, TX	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.07	Fresenius Medical Care - St. Louis, MO	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.08	Advance Auto Parts - Mokena, IL	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.09	Advance Auto Parts - Norcross, GA	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.10	Dollar General - Gadsden, AL	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.11	Dollar General - Saint Amant, LA	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.12	Dollar General - Hammond, LA	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.13	Dollar General - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.14	Dollar General - Sugar Creek, MO	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.15	Dollar General - Goshen, IN	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
7.16	Family Dollar - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
8	1166 Avenue of the Americas	11,824,052	5,476,727	6,347,326	0	6,347,326			Actual 2015	14,049,983	5,799,952	8,250,030	0	8,250,030			Actual 2014	14,533,677
9	Hotel Wilshire	7,216,910	4,028,560	3,188,350	0	3,188,350	276	246	Actual 2015	6,415,634	3,736,177	2,679,457	0	2,679,457	258	219	Actual 2014	6,383,169
10	Anaheim Marriott Suites	20,430,142	13,534,524	6,895,618	1,020,960	5,874,658	131	115	Actual 2015	19,932,343	13,207,701	6,724,642	995,888	5,728,754	130	113	Actual 2014	18,113,335
11	The Summit Birmingham	23,295,640	5,998,750	17,296,891	0	17,296,891			Actual 2015	26,934,666	7,344,888	19,589,779	0	19,589,779			Actual 2014	26,381,257
12	Connecticut Financial Center	13,785,546	7,491,670	6,293,876	0	6,293,876			Actual 2015	12,953,665	7,100,172	5,853,492	0	5,853,492			Actual 2014	13,274,759
13	Merrill Lynch Drive	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14	Art Van Portfolio	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14.01	Warren Distribution Center	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14.02	Comstock Park Retail	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14.03	Grand Rapids Retail	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14.04	Bloomfield Hills Retail	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14.05	Mattress Distribution Center	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
15	Rivercrest Realty Portfolio 2017	2,558,577	687,946	1,870,630	35,427	1,835,203			Actual 2015	2,480,774	706,024	1,774,750	73,652	1,701,098			Various	2,091,436
15.01	Towne Centre Village Retail Center	582,889	192,926	389,964	27,572	362,392			Actual 2015	562,980	187,811	375,169	20,556	354,613			Actual 2014	630,054
15.02	Hillcrest Shopping Center	450,008	102,010	347,998	0	347,998			Actual 2015	378,847	79,257	299,590	27,164	272,426			Actual 2014	343,998
15.03	Shippensburg Shopping Center	473,807	141,241	332,566	248	332,318			Actual 2015	480,541	169,535	311,006	23,160	287,846			Annualized 4 12/31/2014	140,775
15.04	Callaway Commons	479,613	126,017	353,595	7,607	345,988			Actual 2015	477,749	145,004	332,745	2,772	329,973			Actual 2014	428,532
15.05	Tri-Rivers Plaza	356,108	93,913	262,195	0	262,195			Actual 2015	367,178	71,433	295,745	0	295,745			Annualized 6 6/30/2014	357,890
15.06	The Alta Vista Commons	216,152	31,840	184,312	0	184,312			Actual 2015	213,479	52,984	160,495	0	160,495			Actual 2014	190,187
16	100 Ashford Center	2,972,300	1,445,841	1,526,459	0	1,526,459			Actual 2015	2,484,474	1,487,061	997,413	0	997,413			Actual 2014	2,098,545
17	340 Bryant	2,796,605	435,743	2,360,862	24,669	2,336,193			NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Quail Lakes Shopping Center	1,938,127	782,696	1,155,431	0	1,155,431			Actual 2015	1,677,301	656,014	1,021,287	0	1,021,287			Actual 2014	1,694,702
19	Crystal Lake Apartments	2,284,864	1,062,672	1,222,193	0	1,222,193			Actual 2015	2,172,647	1,063,136	1,109,511	0	1,109,511			TTM 10/31/2014	2,016,597
20	Empire Tower II	1,415,349	632,583	782,766	0	782,766			Actual 2015	1,164,821	633,192	531,629	0	531,629			Actual 2014	1,285,806
21	Empire Tower III	1,766,459	711,653	1,054,806	0	1,054,806			Actual 2015	1,630,271	725,186	905,085	0	905,085			Actual 2014	1,631,212
22	Center Ithaca	1,812,982	716,664	1,096,318	0	1,096,318			Actual 2015	1,778,097	618,054	1,160,043	0	1,160,043			Actual 2014	1,690,697
23	Horizon Village Square	1,260,030	350,230	909,800	0	909,800			Actual 2015	1,248,863	335,756	913,106	0	913,106			Actual 2014	1,090,496
24	Haynes Furniture Store	2,229,203	651,069	1,578,134	0	1,578,134			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
25	Hampton Inn Munster	3,197,053	2,029,021	1,168,032	127,882	1,040,150	124	99	Actual 2015	3,435,616	2,075,384	1,360,232	137,425	1,222,807	126	102	Actual 2014	3,338,163
26	North Hills Village Apartments	1,781,565	781,282	1,000,283	0	1,000,283			Actual 2015	1,736,804	785,944	950,860	0	950,860			Actual 2014	1,624,110
27	East Side Plaza - LA	1,228,643	340,635	888,008	0	888,008			Actual 2015	1,274,699	388,144	886,556	0	886,556			Actual 2014	1,215,013
28	Fairfield Inn & Suites - Bend, OR	3,316,491	2,070,759	1,245,732	0	1,245,732	135	111	Actual 2015	3,067,424	1,889,470	1,177,954	0	1,177,954	128	103	Actual 2014	2,843,575
29	Lawai Cannery Self-Storage	1,451,013	354,970	1,096,042	0	1,096,042			Actual 2015	1,345,708	333,510	1,012,198	0	1,012,198			Actual 2014	1,246,948
30	The Promenade Shopping Centre	833,776	361,375	472,401	0	472,401			Actual 2015	926,027	361,068	564,959	0	564,959			Actual 2014	987,873
31	StoreSmart Conway	687,549	252,943	434,605	0	434,605			Actual 2015	704,353	259,836	444,517	0	444,517			Actual 2014	630,397
32	SPS - Gaithersburg	823,131	332,389	490,742	0	490,742			Actual 2015	806,505	333,459	473,046	0	473,046			Actual 2014	783,865
33	CT Storage Outlet Pomona	1,189,794	544,776	645,018	0	645,018			Actual 2015	1,144,437	531,048	613,389	0	613,389			Actual 2014	1,070,594
34	Shops at The Artisan	461,737	123,205	338,532	0	338,532			Actual 2015	430,223	122,613	307,610	0	307,610			Actual 2014	377,443
35	The Milliken Building	488,033	22,599	465,433	0	465,433			Actual 2015	532,398	26,938	505,460	0	505,460			Actual 2014	514,395
36	South Houston Self Storage	515,810	220,955	294,855	0	294,855			Actual 2015	420,821	203,516	217,306	0	217,306			Actual 2014	364,054
37	Snellville Place	301,469	89,964	211,505	0	211,505			Actual 2015	303,367	89,081	214,286	0	214,286			NAV	NAV

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name (8) (9) (10) (11) (12) (13)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name (10)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date
1	123 William Street	7,852,958	3,447,351	0	3,447,351			N	Planned Parenthood (Corporate)	65,242	12.0%	7/31/2031	U.S. Social Security Administration	48,221	8.8%	6/28/2022
2	The Davenport	NAV	NAV	NAV	NAV			N	HubSpot	185,448	80.3%	10/31/2027	Atlas Venture	18,674	8.1%	10/31/2017
3	Center West	5,536,272	7,429,652	0	7,429,652			N	Merrill Lynch	23,121	6.6%	4/30/2022	Aurora Capital Group	22,911	6.6%	3/31/2021
4	KOMO Plaza	6,688,572	15,534,334	0	15,534,334			N	Sinclair Broadcast Group	121,213	41.6%	12/31/2023	Internap Corporation	35,609	12.2%	2/28/2019
5	Santa Rosa Office Portfolio	2,821,718	2,942,443	0	2,942,443			N	Various	Various	Various	Various	Various	Various	Various	Various
5.01	100-120 Stony Point Road	1,558,564	1,932,556	0	1,932,556			N	Sutter Care at Home	18,532	9.3%	3/31/2020	Burr Pilger Mayer	17,676	8.9%	1/31/2020
5.02	131 Stony Circle	749,784	411,541	0	411,541			N	Sutter West Bay	18,754	23.2%	9/30/2024	Stony Point Executive Office	15,291	18.9%	12/31/2020
5.03	3333 Mendocino Avenue	311,146	321,253	0	321,253			N	Clement, Fitzpatrick, K.	10,291	27.1%	5/31/2018	Kaiser	9,841	25.9%	6/30/2017
5.04	70 Stony Point Road	202,224	277,093	0	277,093			N	Jeff Luchetti Construction	4,557	23.6%	4/30/2020	Aesthetic Laser & Vein Center	3,958	20.5%	10/31/2019
6	IPCC Texas Self Storage Portfolio	1,891,670	2,525,417	0	2,525,417			Y
6.01	Coulter	253,562	405,101	0	405,101			Y
6.02	Lubbock	214,502	317,040	0	317,040			Y
6.03	Paramount	259,441	274,973	0	274,973			Y
6.04	Tradewinds	214,720	258,422	0	258,422			Y
6.05	AA 45th	189,083	312,827	0	312,827			Y
6.06	Quail Creek	205,423	240,354	0	240,354			Y
6.07	West 34th	185,897	286,883	0	286,883			Y
6.08	Bell Street	171,502	221,530	0	221,530			Y
6.09	Plainview	197,543	208,286	0	208,286			Y
7	ExchangeRight Net Leased Portfolio 15	NAV	NAV	NAV	NAV			Y	Various	Various	Various	Various
7.01	Hobby Lobby - Brunswick, GA	NAV	NAV	NAV	NAV			Y	Hobby Lobby	55,000	100.0%	8/31/2031
7.02	Goodwill - Skokie, IL	NAV	NAV	NAV	NAV			Y	Goodwill	20,850	100.0%	10/27/2031
7.03	CVS Pharmacy - Bolingbrook, IL	NAV	NAV	NAV	NAV			Y	CVS Pharmacy	13,013	100.0%	1/31/2030
7.04	Walgreens - Independence, MO	NAV	NAV	NAV	NAV			Y	Walgreens	15,120	100.0%	7/31/2028
7.05	Indianapolis Osteopathic Hospital, Inc	NAV	NAV	NAV	NAV			Y	Indianapolis Osteopathic Hospital, Inc	15,109	100.0%	7/15/2029
7.06	Walgreens - Arlington, TX	NAV	NAV	NAV	NAV			Y	Walgreens	13,905	100.0%	8/31/2027
7.07	Fresenius Medical Care - St. Louis, MO	NAV	NAV	NAV	NAV			Y	Fresenius Medical Care	7,500	100.0%	5/25/2026
7.08	Advance Auto Parts - Mokena, IL	NAV	NAV	NAV	NAV			Y	Advance Auto Parts	6,831	100.0%	9/20/2027
7.09	Advance Auto Parts - Norcross, GA	NAV	NAV	NAV	NAV			Y	Advance Auto Parts	7,000	100.0%	12/31/2026
7.10	Dollar General - Gadsden, AL	NAV	NAV	NAV	NAV			Y	Dollar General	10,542	100.0%	3/31/2031
7.11	Dollar General - Saint Amant, LA	NAV	NAV	NAV	NAV			Y	Dollar General	9,026	100.0%	4/30/2030
7.12	Dollar General - Hammond, LA	NAV	NAV	NAV	NAV			Y	Dollar General	9,026	100.0%	6/30/2028
7.13	Dollar General - Baton Rouge, LA	NAV	NAV	NAV	NAV			Y	Dollar General	9,026	100.0%	2/28/2029
7.14	Dollar General - Sugar Creek, MO	NAV	NAV	NAV	NAV			Y	Dollar General	8,908	100.0%	3/31/2026
7.15	Dollar General - Goshen, IN	NAV	NAV	NAV	NAV			Y	Dollar General	9,100	100.0%	12/31/2031
7.16	Family Dollar - Baton Rouge, LA	NAV	NAV	NAV	NAV			Y	Family Dollar	8,320	100.0%	6/30/2031
8	1166 Avenue of the Americas	5,381,123	9,152,554	0	9,152,554			N	D.E. Shaw	78,150	40.0%	6/30/2024	Sprint	39,075	20.0%	1/31/2027
9	Hotel Wilshire	3,702,670	2,680,499	0	2,680,499	241	217	N
10	Anaheim Marriott Suites	12,332,792	5,780,543	906,544	4,873,999	122	104	N
11	The Summit Birmingham	6,966,130	19,415,128	0	19,415,128			N	Belk	163,480	24.0%	1/31/2018	RSM US LLP	35,724	5.2%	10/31/2021
12	Connecticut Financial Center	7,441,849	5,832,909	0	5,832,909			N	Yale University	84,442	18.0%	7/31/2019	G.S.A. US Attorney’s Office	58,601	12.5%	4/18/2022
13	Merrill Lynch Drive	NAV	NAV	NAV	NAV			N	Merrill Lynch Pierce Fenner & Smith Incorporated	553,841	100.0%	11/30/2024
14	Art Van Portfolio	NAV	NAV	NAV	NAV			Y	Art Van Furniture, Inc.	1,407,911	100.0%	2/28/2037
14.01	Warren Distribution Center	NAV	NAV	NAV	NAV			Y	Art Van Furniture, Inc.	1,056,890	100.0%	2/28/2037
14.02	Comstock Park Retail	NAV	NAV	NAV	NAV			Y	Art Van Furniture, Inc.	96,400	100.0%	2/28/2037
14.03	Grand Rapids Retail	NAV	NAV	NAV	NAV			Y	Art Van Furniture, Inc.	79,212	100.0%	2/28/2037
14.04	Bloomfield Hills Retail	NAV	NAV	NAV	NAV			Y	Art Van Furniture, Inc.	46,388	100.0%	2/28/2037
14.05	Mattress Distribution Center	NAV	NAV	NAV	NAV			Y	Art Van Furniture, Inc.	129,021	100.0%	2/28/2037
15	Rivercrest Realty Portfolio 2017	603,955	1,487,481	20,113	1,467,368			N	Various	Various	Various	Various	Various	Various	Various	Various
15.01	Towne Centre Village Retail Center	168,976	461,078	19,593	441,485			N	Dumas Karate	4,800	14.3%	MTM	Mattress Firm	3,600	10.7%	6/30/2017
15.02	Hillcrest Shopping Center	86,260	257,738	0	257,738			N	Dollar Tree	10,000	30.7%	6/30/2022	Baptist Convenient Care	4,240	13.0%	10/31/2025
15.03	Shippensburg Shopping Center	90,754	50,021	520	49,501			N	Wine & Spirits	4,800	15.1%	10/31/2018	Cato	3,600	11.3%	1/31/2020
15.04	Callaway Commons	135,456	293,076	0	293,076			N	Dollar Tree	10,000	33.7%	6/30/2018	Cato	3,900	13.2%	1/31/2018
15.05	Tri-Rivers Plaza	72,060	285,830	0	285,830			N	CATO	4,800	19.7%	1/31/2018	Hibbett	4,200	17.2%	6/30/2022
15.06	The Alta Vista Commons	50,449	139,738	0	139,738			N	Dollar Tree	8,015	28.7%	1/31/2019	Goodwill Industries of Danville Area, Inc.	4,805	17.2%	2/28/2023
16	100 Ashford Center	1,426,027	672,518	0	672,518			N	Southeastern Data Cooperative, Inc.	66,707	41.1%	6/30/2025	3M Company	30,401	18.7%	11/30/2017
17	340 Bryant	NAV	NAV	NAV	NAV	NAV	NAV	N	Switchfly, Inc.	47,673	76.6%	11/30/2025	Skullcandy, Inc.	14,597	23.4%	3/31/2023
18	Quail Lakes Shopping Center	625,002	1,069,700	0	1,069,700			N	Save Mart	42,167	30.0%	12/31/2019	Ross Dress for Less, Inc. / dd’s discounts	25,744	18.3%	1/31/2027
19	Crystal Lake Apartments	1,122,493	894,104	0	894,104			Y
20	Empire Tower II	615,177	670,629	0	670,629			N	Wells Fargo Bank, N.A.	25,482	36.4%	6/30/2019	CBRE, Inc.	14,400	20.6%	4/30/2024
21	Empire Tower III	705,801	925,410	0	925,410			N	Ajinomoto Windsor, Inc.	52,833	70.2%	11/30/2022	Aerotek, Inc.	9,778	13.0%	11/14/2018
22	Center Ithaca	648,153	1,042,544	0	1,042,544			N	New York State Dept of Labor	6,499	6.9%	6/30/2019	Finger Lakes Fitness, Inc.	4,628	4.9%	12/31/2020
23	Horizon Village Square	297,298	793,198	0	793,198			N	Buffalo Wild Wings	5,563	13.0%	4/30/2026	Wells Fargo Bank, N.A.	3,575	8.3%	7/31/2019
24	Haynes Furniture Store	NAV	NAV	NAV	NAV			N	Haynes Furniture Company, Inc.	300,597	100.0%	1/1/2034
25	Hampton Inn Munster	2,042,612	1,295,551	133,527	1,162,024	123	99	N
26	North Hills Village Apartments	807,167	816,943	0	816,943			N
27	East Side Plaza - LA	386,180	828,832	0	828,832			N	Michaels	23,875	30.3%	2/28/2022	Dollar Tree	12,000	15.2%	3/31/2020
28	Fairfield Inn & Suites - Bend, OR	1,644,929	1,198,646	0	1,198,646	118	96	N
29	Lawai Cannery Self-Storage	371,125	875,824	0	875,824			N
30	The Promenade Shopping Centre	394,842	593,032	0	593,032			N	Chow King Grill & Buffet	14,200	19.9%	12/31/2042	West Marine	9,485	13.3%	5/31/2021
31	StoreSmart Conway	269,829	360,568	0	360,568			N
32	SPS - Gaithersburg	319,318	464,547	0	464,547			N
33	CT Storage Outlet Pomona	506,714	563,880	0	563,880			N
34	Shops at The Artisan	118,195	259,248	0	259,248			N	Kaiser Permanente	5,442	50.1%	12/31/2019	Ted’s Montana Grill	4,235	39.0%	1/31/2022
35	The Milliken Building	25,312	489,083	0	489,083			N	Milliken & Company	102,460	100.0%	5/31/2021
36	South Houston Self Storage	205,204	158,850	0	158,850			N
37	Snellville Place	NAV	NAV	NAV	NAV			N	Hair Envy	2,400	17.1%	4/30/2021	FastSigns	1,600	11.4%	9/30/2018

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Name (10)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name (8) (10) (13)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name (10) (11)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date
1	123 William Street	NYS Licensing	45,313	8.3%	7/31/2022	NYC Department of Youth & Community Development (“DYCD”)	40,610	7.4%	MTM	Securities Training Corporation	32,356	5.9%	6/30/2025
2	The Davenport	Nature Publishing Group	11,064	4.8%	4/30/2018
3	Center West	Radar Pictures	16,894	4.8%	9/20/2020	Wells Fargo Advisors	16,894	4.8%	7/31/2024	Rentech	16,567	4.7%	6/14/2020
4	KOMO Plaza	TierPoint Seattle Holdings	29,793	10.2%	6/30/2023	Amazon	13,483	4.6%	12/31/2017	Verizon	10,416	3.6%	1/31/2019
5	Santa Rosa Office Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
5.01	100-120 Stony Point Road	National Instruments	16,147	8.1%	2/28/2021	Flowmaster	14,984	7.5%	1/31/2018	Abbey Weitzenberg, Warren & Emery	13,558	6.8%	10/31/2020
5.02	131 Stony Circle	Community Child Care Council of Sonoma County	12,251	15.2%	3/31/2020	Horrigan Cole dba Cole Vocational Services	6,900	8.5%	4/30/2022	Peoples Bank	5,593	6.9%	12/30/2021
5.03	3333 Mendocino Avenue	Pacific Union	5,905	15.5%	9/30/2017	Summit Bank	4,761	12.5%	1/31/2022	First Mortgage Corp.	2,936	7.7%	3/31/2018
5.04	70 Stony Point Road	Stony Point Dental	3,042	15.7%	6/30/2021	US Bank	2,579	13.3%	6/30/2020	Pinnacle Capital Mortgage	2,555	13.2%	10/31/2021
6	IPCC Texas Self Storage Portfolio
6.01	Coulter
6.02	Lubbock
6.03	Paramount
6.04	Tradewinds
6.05	AA 45th
6.06	Quail Creek
6.07	West 34th
6.08	Bell Street
6.09	Plainview
7	ExchangeRight Net Leased Portfolio 15
7.01	Hobby Lobby - Brunswick, GA
7.02	Goodwill - Skokie, IL
7.03	CVS Pharmacy - Bolingbrook, IL
7.04	Walgreens - Independence, MO
7.05	Indianapolis Osteopathic Hospital, Inc
7.06	Walgreens - Arlington, TX
7.07	Fresenius Medical Care - St. Louis, MO
7.08	Advance Auto Parts - Mokena, IL
7.09	Advance Auto Parts - Norcross, GA
7.10	Dollar General - Gadsden, AL
7.11	Dollar General - Saint Amant, LA
7.12	Dollar General - Hammond, LA
7.13	Dollar General - Baton Rouge, LA
7.14	Dollar General - Sugar Creek, MO
7.15	Dollar General - Goshen, IN
7.16	Family Dollar - Baton Rouge, LA
8	1166 Avenue of the Americas	Arcesium	39,075	20.0%	6/30/2024	1166 EJM Tenant LLC	22,500	11.5%	8/1/2019
9	Hotel Wilshire
10	Anaheim Marriott Suites
11	The Summit Birmingham	Barnes & Noble	25,397	3.7%	2/1/2018	Gap	17,522	2.6%	3/31/2020	Brownell Travel	15,126	2.2%	3/31/2018
12	Connecticut Financial Center	The United Illuminating Company	51,307	10.9%	6/14/2022	Bank of America	39,835	8.5%	3/31/2021	Withers Bergman LLP	34,303	7.3%	3/31/2025
13	Merrill Lynch Drive
14	Art Van Portfolio
14.01	Warren Distribution Center
14.02	Comstock Park Retail
14.03	Grand Rapids Retail
14.04	Bloomfield Hills Retail
14.05	Mattress Distribution Center
15	Rivercrest Realty Portfolio 2017	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
15.01	Towne Centre Village Retail Center	Beauty World	3,600	10.7%	1/31/2021	T-Mobile	2,400	7.1%	1/31/2020	Paint & Brush LLC	2,400	7.1%	12/31/2021
15.02	Hillcrest Shopping Center	Palm Beach Tan	2,400	7.4%	1/31/2020	Lovely Nails	1,600	4.9%	5/31/2018	AT&T Authorized Retailer	1,600	4.9%	7/31/2020
15.03	Shippensburg Shopping Center	H&R Block	2,800	8.8%	10/31/2019	Chinatown Kitchen	2,400	7.5%	6/30/2018	Verizon Wireless	2,000	6.3%	12/31/2018
15.04	Callaway Commons	Sprint	2,800	9.4%	6/30/2018	Excel Therapy	2,800	9.4%	11/30/2017	Jackson Hewitt	1,750	5.9%	10/31/2019
15.05	Tri-Rivers Plaza	Shoe Dept	4,000	16.4%	2/28/2019	Panda Inn	3,200	13.1%	3/31/2022	Advance America Cash Advance	2,400	9.8%	6/30/2019
15.06	The Alta Vista Commons	Taste of Italy Pizza & Grill	3,200	11.4%	9/30/2017	Virginia A.B.C Store	3,200	11.4%	10/31/2021	Pizza Hut	1,600	5.7%	6/30/2019
16	100 Ashford Center	National Electronic Attachment, Inc.	12,267	7.6%	9/30/2021	Deluxe Financial Services, LLC	10,135	6.2%	9/4/2018	The Baer Group, LLC	5,650	3.5%	4/30/2019
17	340 Bryant
18	Quail Lakes Shopping Center	Office Max	25,077	17.9%	4/30/2021	El Torito	10,140	7.2%	12/31/2019	Applebee’s	4,990	3.6%	1/31/2028
19	Crystal Lake Apartments
20	Empire Tower II	David Evans and Associates, Inc	10,211	14.6%	9/30/2021	Merrill Lynch, Pierce, Fenner	8,016	11.4%	4/30/2020	Henry Schein, Inc.	2,797	4.0%	12/31/2018
21	Empire Tower III	The Hays Group, Inc.	5,708	7.6%	11/30/2021	R2 Logistics, Inc.	2,977	4.0%	1/31/2019	Eadie & Payne, LLP	2,295	3.1%	12/31/2018
22	Center Ithaca	Tompkins Trust Co.	4,300	4.6%	2/28/2018	WBA Research	3,463	3.7%	8/14/2021	Human Services Coalition	3,000	3.2%	4/14/2018
23	Horizon Village Square	Café Rio Inc	3,100	7.2%	7/31/2024	Grand China	2,800	6.5%	5/31/2026	Family ATA Martial Arts of Nevada LLC	2,765	6.4%	9/30/2018
24	Haynes Furniture Store
25	Hampton Inn Munster
26	North Hills Village Apartments
27	East Side Plaza - LA	Sumo Supreme Buffet	8,247	10.5%	7/31/2022	Guitar Center	7,500	9.5%	2/28/2023	HobbyTown USA	4,426	5.6%	12/31/2024
28	Fairfield Inn & Suites - Bend, OR
29	Lawai Cannery Self-Storage
30	The Promenade Shopping Centre	Scalini’s	7,712	10.8%	7/31/2020	Revive Consignment	7,000	9.8%	2/1/2019	Budokan	3,732	5.2%	MTM
31	StoreSmart Conway
32	SPS - Gaithersburg
33	CT Storage Outlet Pomona
34	Shops at The Artisan	Smoothie King	1,185	10.9%	5/31/2020
35	The Milliken Building
36	South Houston Self Storage
37	Snellville Place	Cricket Wireless	1,600	11.4%	9/30/2019	Golden Krust Bakery	1,550	11.0%	10/31/2017	Pizza Hut	1,500	10.7%	5/31/2019

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty
1	123 William Street	2/3/2017	1/31/2017				N	Y	Refinance	0	0	Springing			0	Springing
2	The Davenport	1/25/2017	1/18/2017				N	Y	Acquisition	5,225	0	Springing			0	Springing
3	Center West	10/28/2016	10/28/2016		10/28/2016	11.0%	N	Y	Refinance	0	0	Springing			0	Springing
4	KOMO Plaza	12/16/2016	12/8/2016		12/8/2016	6.0%	N	Y	Acquisition	0	0	Springing			0	Springing
5	Santa Rosa Office Portfolio	Various	Various		8/31/2016	Various	N	Y	Acquisition	0	42,316	42,316	Cash		0	Springing
5.01	100-120 Stony Point Road	1/9/2017	8/25/2016		8/31/2016	11.0%	N	Y
5.02	131 Stony Circle	1/9/2017	8/24/2016		8/31/2016	11.0%	N	Y
5.03	3333 Mendocino Avenue	1/11/2017	8/23/2016		8/31/2016	12.0%	N	Y
5.04	70 Stony Point Road	1/9/2017	8/25/2016		8/31/2016	11.0%	N	Y
6	IPCC Texas Self Storage Portfolio	Various	Various				N	Y	Acquisition	2,500	0	Springing			0	Springing
6.01	Coulter	1/20/2017	9/28/2016				N	Y
6.02	Lubbock	1/20/2017	9/27/2016				N	Y
6.03	Paramount	1/25/2017	9/28/2016				N	Y
6.04	Tradewinds	1/24/2017	9/28/2016				N	Y
6.05	AA 45th	11/4/2016	9/27/2016				N	Y
6.06	Quail Creek	1/23/2017	9/12/2016				N	Y
6.07	West 34th	1/23/2017	9/28/2016				N	Y
6.08	Bell Street	11/4/2016	9/28/2016				N	Y
6.09	Plainview	1/25/2017	9/27/2016				N	Y
7	ExchangeRight Net Leased Portfolio 15	Various	Various				N	Y	Acquisition	0	93,589	51,358	Cash		10,347	2,587	Cash
7.01	Hobby Lobby - Brunswick, GA	2/13/2017	2/13/2017				N	Y
7.02	Goodwill - Skokie, IL	11/4/2016	11/14/2016				N	Y
7.03	CVS Pharmacy - Bolingbrook, IL	1/23/2017	1/25/2017				N	Y
7.04	Walgreens - Independence, MO	12/9/2016	12/13/2016				N	Y
7.05	Indianapolis Osteopathic Hospital, Inc	11/11/2016	11/11/2016				N	Y
7.06	Walgreens - Arlington, TX	1/24/2017	1/26/2017				N	Y
7.07	Fresenius Medical Care - St. Louis, MO	2/14/2017	2/14/2017				N	Y
7.08	Advance Auto Parts - Mokena, IL	2/14/2017	2/14/2017				N	Y
7.09	Advance Auto Parts - Norcross, GA	1/31/2017	1/31/2017				N	Y
7.10	Dollar General - Gadsden, AL	12/22/2016	12/22/2016				N	Y
7.11	Dollar General - Saint Amant, LA	11/8/2016	11/8/2016				N	Y
7.12	Dollar General - Hammond, LA	11/4/2016	11/7/2016				N	Y
7.13	Dollar General - Baton Rouge, LA	11/8/2016	11/7/2016				N	Y
7.14	Dollar General - Sugar Creek, MO	10/31/2016	11/1/2016				N	Y
7.15	Dollar General - Goshen, IN	2/13/2017	2/13/2017				N	Y
7.16	Family Dollar - Baton Rouge, LA	2/15/2017	2/15/2017				N	Y
8	1166 Avenue of the Americas	12/13/2016	12/9/2016				N	Y	Refinance	0	0	Springing			0	Springing
9	Hotel Wilshire	1/25/2017	1/16/2017		1/9/2017	9.0%	N	Y	Acquisition	0	32,633	32,633	Cash		14,346	4,782	Cash
10	Anaheim Marriott Suites	12/16/2016	12/16/2016		12/16/2016	11.0%	N	Y	Refinance	0	171,890	66,111	Cash		54,892	15,248	Cash
11	The Summit Birmingham	11/9/2016	11/10/2016				N	Y	Refinance	0	0	Springing			0	Springing
12	Connecticut Financial Center	1/6/2017	1/6/2017				N	Y	Refinance	0	411,453	114,293	Cash		145,683	15,175	Cash
13	Merrill Lynch Drive	12/30/2016	12/30/2016				N	Y	Acquisition	18,113	737,682	122,947	Cash		124,482	10,374	Cash
14	Art Van Portfolio	2/6/2017	2/6/2017				N	Y	Acquisition	0	0	Springing			0	Springing
14.01	Warren Distribution Center	2/6/2017	2/6/2017				N	Y
14.02	Comstock Park Retail	2/6/2017	2/6/2017				N	Y
14.03	Grand Rapids Retail	2/6/2017	2/6/2017				N	Y
14.04	Bloomfield Hills Retail	2/6/2017	2/6/2017				N	Y
14.05	Mattress Distribution Center	2/6/2017	2/6/2017				N	Y
15	Rivercrest Realty Portfolio 2017	Various	Various				N	Y	Acquisition	0	82,869	15,733	Cash		0	Springing
15.01	Towne Centre Village Retail Center	12/28/2016	9/23/2016				N	Y
15.02	Hillcrest Shopping Center	12/29/2016	1/23/2017				N	Y
15.03	Shippensburg Shopping Center	12/30/2016	1/23/2017				N	Y
15.04	Callaway Commons	12/30/2016	1/6/2017				N	Y
15.05	Tri-Rivers Plaza	12/30/2016	12/30/2016				N	Y
15.06	The Alta Vista Commons	12/30/2016	1/23/2017				N	Y
16	100 Ashford Center	1/19/2017	12/28/2016				N	Y	Acquisition	0	131,279	32,820	Cash		7,601	3,800	Cash
17	340 Bryant	12/7/2016	1/26/2017		1/26/2017	16.0%	N	Y	Acquisition	0	145,000	48,333	Cash		13,868	1,981	Cash
18	Quail Lakes Shopping Center	1/17/2017	1/17/2017		1/17/2017	12.0%	N	Y	Refinance	0	0	19,283	Cash		21,612	Springing	Cash
19	Crystal Lake Apartments	11/18/2016	11/18/2016				N	Y	Acquisition	5,000	72,129	18,032	Cash		12,823	6,411	Cash
20	Empire Tower II	1/24/2017	4/1/2016		4/1/2016	13.0%	N	Y	Acquisition	0	0	12,699	Cash		1,842	921	Cash
21	Empire Tower III	1/24/2017	4/1/2016		4/1/2016	13.0%	N	Y	Acquisition	0	0	14,048	Cash		2,382	1,191	Cash
22	Center Ithaca	10/11/2016	10/7/2016				N	Y	Recapitalization	0	100,500	21,452	Cash		8,193	Springing	Cash
23	Horizon Village Square	10/26/2016	11/2/2016				N	Y	Acquisition	11,250	4,398	4,398	Cash		12,110	932	Cash
24	Haynes Furniture Store	11/21/2016	11/23/2016				N	Y	Refinance	0	26,745	8,915	Cash		82,847	10,356	Cash
25	Hampton Inn Munster	2/22/2017	2/22/2017				N	Y	Refinance	0	124,613	24,923	Cash		0	Springing
26	North Hills Village Apartments	1/3/2017	1/3/2017				N	Y	Refinance	0	58,780	14,695	Cash		26,400	4,400	Cash
27	East Side Plaza - LA	1/9/2017	1/9/2017				N	Y	Acquisition	0	63,854	15,963	Cash		4,111	4,111	Cash
28	Fairfield Inn & Suites - Bend, OR	1/5/2017	1/9/2017				N	Y	Refinance	13,125	20,492	5,123	Cash		0	Springing
29	Lawai Cannery Self-Storage	12/9/2016	12/9/2016				N	Y	Refinance	19,980	13,204	4,401	Cash		24,480	3,108	Cash
30	The Promenade Shopping Centre	1/12/2017	1/12/2017				N	Y	Refinance	35,625	43,512	7,252	Cash		11,473	1,043	Cash
31	StoreSmart Conway	8/24/2016	8/24/2016				N	Y	Refinance	2,813	30,727	2,899	Cash		1,299	500	Cash
32	SPS - Gaithersburg	1/24/2017	1/9/2017				N	Y	Acquisition	0	0	Springing			0	Springing
33	CT Storage Outlet Pomona	11/18/2016	11/30/2016		11/18/2016	12.0%	N	Y	Refinance	0	25,092	6,273	Cash		0	Springing
34	Shops at The Artisan	1/24/2017	1/31/2017				N	Y	Acquisition	0	33,835	5,639	Cash		756	189	Cash
35	The Milliken Building	1/20/2017	1/23/2017				N	Y	Refinance	0	0	0			7,329	1,047	Cash
36	South Houston Self Storage	11/23/2016					N	Y	Refinance	0	5,174	5,174	Cash		0	Springing
37	Snellville Place	1/16/2017	1/17/2017				N	Y	Acquisition	0	14,644	2,092	Cash		682	341	Cash

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($) (14)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($) (15)	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)
1	123 William Street	0	Springing	0			0	Springing	0			0	0
2	The Davenport	0	Springing	0			0	Springing	0			0	0
3	Center West	0	Springing	0			0	Springing	0			0	0
4	KOMO Plaza	0	Springing	0			0	Springing	0			0	0
5	Santa Rosa Office Portfolio	1,000,000	Springing	0	Cash		1,100,000	42,697	Monthly deposit commences once balance falls below $600,000, subject to a cap of $1,000,000	Cash		0	0
5.01	100-120 Stony Point Road
5.02	131 Stony Circle
5.03	3333 Mendocino Avenue
5.04	70 Stony Point Road
6	IPCC Texas Self Storage Portfolio	70,000	Springing	0	Cash		0	0	0			0	0
6.01	Coulter
6.02	Lubbock
6.03	Paramount
6.04	Tradewinds
6.05	AA 45th
6.06	Quail Creek
6.07	West 34th
6.08	Bell Street
6.09	Plainview
7	ExchangeRight Net Leased Portfolio 15	344,598	2,040	0	Cash		500,000	Springing	0	Cash		0	0
7.01	Hobby Lobby - Brunswick, GA
7.02	Goodwill - Skokie, IL
7.03	CVS Pharmacy - Bolingbrook, IL
7.04	Walgreens - Independence, MO
7.05	Indianapolis Osteopathic Hospital, Inc
7.06	Walgreens - Arlington, TX
7.07	Fresenius Medical Care - St. Louis, MO
7.08	Advance Auto Parts - Mokena, IL
7.09	Advance Auto Parts - Norcross, GA
7.10	Dollar General - Gadsden, AL
7.11	Dollar General - Saint Amant, LA
7.12	Dollar General - Hammond, LA
7.13	Dollar General - Baton Rouge, LA
7.14	Dollar General - Sugar Creek, MO
7.15	Dollar General - Goshen, IN
7.16	Family Dollar - Baton Rouge, LA
8	1166 Avenue of the Americas	0	Springing	0			0	Springing	0			0	0
9	Hotel Wilshire	0	Springing	0			0	0	0			0	0
10	Anaheim Marriott Suites	0	8,462	0	Cash		0	0	0			0	0
11	The Summit Birmingham	0	Springing	0			0	Springing	0			0	0
12	Connecticut Financial Center	0	5,878	0	Cash		0	54,863	2,000,000	Cash		0	0
13	Merrill Lynch Drive	0	6,923	0	Cash		0	0	0			0	0
14	Art Van Portfolio	0	Springing	0			0	Springing	0			0	0
14.01	Warren Distribution Center
14.02	Comstock Park Retail
14.03	Grand Rapids Retail
14.04	Bloomfield Hills Retail
14.05	Mattress Distribution Center
15	Rivercrest Realty Portfolio 2017	0	2,250	0	Cash		325,000	15,003; Springing	325,000	Cash		0	0
15.01	Towne Centre Village Retail Center
15.02	Hillcrest Shopping Center
15.03	Shippensburg Shopping Center
15.04	Callaway Commons
15.05	Tri-Rivers Plaza
15.06	The Alta Vista Commons
16	100 Ashford Center	2,280	3,247	0	Cash		760,000	13,527	1,000,000	Cash		0	0
17	340 Bryant	0	1,038	0	Cash		0	5,189	0	Cash		0	0
18	Quail Lakes Shopping Center	0	2,340	84,000	Cash		0	Springing	0			0	0
19	Crystal Lake Apartments	1,029,600	4,667	0	Cash		0	0	0			0	0
20	Empire Tower II	0	1,459	0	Cash		50,000	9,047	325,000	Cash		0	0
21	Empire Tower III	0	1,567	0	Cash		300,000	9,715	0	Cash		0	0
22	Center Ithaca	50,000	Springing	0	Cash		200,000	Springing	0	Cash		0	0
23	Horizon Village Square	858	858	30,870	Cash		5,359	5,359	192,938	Cash		0	0
24	Haynes Furniture Store	627,813	3,507	0	Cash		0	0	0			0	0
25	Hampton Inn Munster	0	Springing	0			0	0	0			0	0
26	North Hills Village Apartments	500,000	Springing	0	Cash		0	0	0			0	0
27	East Side Plaza - LA	0	1,313	50,000	Cash		0	6,038	250,000	Cash		0	0
28	Fairfield Inn & Suites - Bend, OR	0	11,103	0	Cash		0	0	0			0	0
29	Lawai Cannery Self-Storage	90,000	0	0	Cash		0	0	0			0	0
30	The Promenade Shopping Centre	0	1,188	0	Cash		0	6,652	0	Cash		0	0
31	StoreSmart Conway	0	965	0	Cash		0	0	0			0	0
32	SPS - Gaithersburg	658,000	Springing	0	Cash		0	0	0			0	0
33	CT Storage Outlet Pomona	0	836; Springing	30,000	Cash		0	0	0			0	0
34	Shops at The Artisan	0	181	10,862	Cash		0	1,358	81,465	Cash		0	0
35	The Milliken Building	0	854	0	Cash		0	1,281	0	Cash		0	0
36	South Houston Self Storage	0	975	0	Cash		0	0	0			0	0
37	Snellville Place	20,000	234	0	Cash		50,000	868	75,000	Cash		0	0

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($) (5) (8)	Other Escrow I (Monthly) ($) (14)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description
1	123 William Street			TI/LC and Free Rent Reserve	4,819,755	0	0	Cash		DYCD Reserve
2	The Davenport			Rent Abatement Reserve	2,030,190	78,177	938,123	Cash		Tenant Specific TILC / Basement Reserve
3	Center West			Unfunded Obligations Reserve	2,352,223	0	0	Cash		Ground Rent Reserve
4	KOMO Plaza			Verizon Reserve	2,500,000	0	0	Cash
5	Santa Rosa Office Portfolio			Kaiser and Pacific Union Lease Reserve	600,000	0	0	Cash
5.01	100-120 Stony Point Road
5.02	131 Stony Circle
5.03	3333 Mendocino Avenue
5.04	70 Stony Point Road
6	IPCC Texas Self Storage Portfolio				0	0	0
6.01	Coulter
6.02	Lubbock
6.03	Paramount
6.04	Tradewinds
6.05	AA 45th
6.06	Quail Creek
6.07	West 34th
6.08	Bell Street
6.09	Plainview
7	ExchangeRight Net Leased Portfolio 15			Osteopathic Hospital Rollover Reserve	0	Springing	0
7.01	Hobby Lobby - Brunswick, GA
7.02	Goodwill - Skokie, IL
7.03	CVS Pharmacy - Bolingbrook, IL
7.04	Walgreens - Independence, MO
7.05	Indianapolis Osteopathic Hospital, Inc
7.06	Walgreens - Arlington, TX
7.07	Fresenius Medical Care - St. Louis, MO
7.08	Advance Auto Parts - Mokena, IL
7.09	Advance Auto Parts - Norcross, GA
7.10	Dollar General - Gadsden, AL
7.11	Dollar General - Saint Amant, LA
7.12	Dollar General - Hammond, LA
7.13	Dollar General - Baton Rouge, LA
7.14	Dollar General - Sugar Creek, MO
7.15	Dollar General - Goshen, IN
7.16	Family Dollar - Baton Rouge, LA
8	1166 Avenue of the Americas			Unfunded Obligations Reserve ($7,539,492); Unfunded Free Rent Reserve ($5,742,179); Condominium Assessment Reserve (Springing)	13,281,671	Springing	0	Cash		Third Floor Reserve ($4,058,916); Lobby Renovation Reserve ($488,422)
9	Hotel Wilshire			PIP Reserve	0	Springing	0			Seasonality Reserve
10	Anaheim Marriott Suites			Renovation Project Reserve	1,300,000	84,624	0	Cash		Seasonality Reserve; PIP Reserve
11	The Summit Birmingham			Outstanding TI/LC Reserve ($1,989,285); Overage Rent Reserve ($506,123)	2,495,408	0	0	Cash		Gap Rent Reserves
12	Connecticut Financial Center			Unfunded Obligations Reserve	1,615,176	0	0	Cash
13	Merrill Lynch Drive				0	0	0
14	Art Van Portfolio			Condo Common Charges	0	Springing	0			Art Van Prepaid Rent Funds
14.01	Warren Distribution Center
14.02	Comstock Park Retail
14.03	Grand Rapids Retail
14.04	Bloomfield Hills Retail
14.05	Mattress Distribution Center
15	Rivercrest Realty Portfolio 2017			Unfunded Obligations	20,000	0	0	Cash		Free Rent Reserve
15.01	Towne Centre Village Retail Center
15.02	Hillcrest Shopping Center
15.03	Shippensburg Shopping Center
15.04	Callaway Commons
15.05	Tri-Rivers Plaza
15.06	The Alta Vista Commons
16	100 Ashford Center			Southeastern Data Coorperative Tenant Improvement Reserve	422,863	0	0	Cash
17	340 Bryant			Switchfly Reserve	500,000	0	0	Cash		Switchfly LoC Reserve
18	Quail Lakes Shopping Center				0	0	0
19	Crystal Lake Apartments				0	0	0
20	Empire Tower II			Rent Concession Reserve	75,256	0	0	Cash		Tenant Specific TILC Reserve
21	Empire Tower III				0	0	0
22	Center Ithaca				0	0	0
23	Horizon Village Square			Outstanding Leasing Reserve	89,600	0	0	Cash
24	Haynes Furniture Store				0	0	0
25	Hampton Inn Munster			PIP Reserve	1,105,000	0	0	Cash
26	North Hills Village Apartments				0	0	0
27	East Side Plaza - LA			Michaels Reserve	100,000	0	0	Cash
28	Fairfield Inn & Suites - Bend, OR			PIP Reserve	1,245,970	Springing	0	Cash
29	Lawai Cannery Self-Storage				0	0	0
30	The Promenade Shopping Centre			Chow King Rent Concession Reserve	39,050	0	0	Cash
31	StoreSmart Conway				0	0	0
32	SPS - Gaithersburg				0	0	0
33	CT Storage Outlet Pomona				0	0	0
34	Shops at The Artisan			HOA Reserve	8,761	0	0	Cash
35	The Milliken Building				0	0	0
36	South Houston Self Storage				0	0	0
37	Snellville Place				0	0	0

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II (Initial) ($)	Other Escrow II (Monthly) ($) (14)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment
1	123 William Street	20,000,000	0	0	Cash			Fee
2	The Davenport	Tenant Specific TILC - $7,938,810.09 / Basement -$94,633.33	Tenant Specific TILC - $181,108.26 / Basement - $94,633.33	Tenant Specific TILC - $2,173,299 / Basement - $1,135,600	Cash			Fee
3	Center West	0	Springing	0				Leasehold	12/23/2085	$1,589,160
4	KOMO Plaza	0	0	0				Fee
5	Santa Rosa Office Portfolio	0	0	0				Fee
5.01	100-120 Stony Point Road							Fee
5.02	131 Stony Circle							Fee
5.03	3333 Mendocino Avenue							Fee
5.04	70 Stony Point Road							Fee
6	IPCC Texas Self Storage Portfolio	0	0	0				Fee
6.01	Coulter							Fee
6.02	Lubbock							Fee
6.03	Paramount							Fee
6.04	Tradewinds							Fee
6.05	AA 45th							Fee
6.06	Quail Creek							Fee
6.07	West 34th							Fee
6.08	Bell Street							Fee
6.09	Plainview							Fee
7	ExchangeRight Net Leased Portfolio 15	0	0	0				Fee
7.01	Hobby Lobby - Brunswick, GA							Fee
7.02	Goodwill - Skokie, IL							Fee
7.03	CVS Pharmacy - Bolingbrook, IL							Fee
7.04	Walgreens - Independence, MO							Fee
7.05	Indianapolis Osteopathic Hospital, Inc							Fee
7.06	Walgreens - Arlington, TX							Fee
7.07	Fresenius Medical Care - St. Louis, MO							Fee
7.08	Advance Auto Parts - Mokena, IL							Fee
7.09	Advance Auto Parts - Norcross, GA							Fee
7.10	Dollar General - Gadsden, AL							Fee
7.11	Dollar General - Saint Amant, LA							Fee
7.12	Dollar General - Hammond, LA							Fee
7.13	Dollar General - Baton Rouge, LA							Fee
7.14	Dollar General - Sugar Creek, MO							Fee
7.15	Dollar General - Goshen, IN							Fee
7.16	Family Dollar - Baton Rouge, LA							Fee
8	1166 Avenue of the Americas	4,547,338	0	0	Cash			Fee
9	Hotel Wilshire	0	Springing	0				Fee
10	Anaheim Marriott Suites	0	Springing	0				Fee
11	The Summit Birmingham	346,727	0	0	Cash			Fee
12	Connecticut Financial Center	0	0	0				Leasehold	10/31/2111	$0
13	Merrill Lynch Drive	0	0	0				Fee
14	Art Van Portfolio	0	Springing	0				Fee
14.01	Warren Distribution Center							Fee
14.02	Comstock Park Retail							Fee
14.03	Grand Rapids Retail							Fee
14.04	Bloomfield Hills Retail							Fee
14.05	Mattress Distribution Center							Fee
15	Rivercrest Realty Portfolio 2017	11,543	0	0	Cash			Fee
15.01	Towne Centre Village Retail Center							Fee
15.02	Hillcrest Shopping Center							Fee
15.03	Shippensburg Shopping Center							Fee
15.04	Callaway Commons							Fee
15.05	Tri-Rivers Plaza							Fee
15.06	The Alta Vista Commons							Fee
16	100 Ashford Center	0	0	0				Fee
17	340 Bryant	2,082,167	0	0	LoC	Silicon Valley Bank		Fee
18	Quail Lakes Shopping Center	0	0	0				Fee
19	Crystal Lake Apartments	0	0	0				Fee
20	Empire Tower II	338,652	0	0	Cash			Fee
21	Empire Tower III	0	0	0				Fee
22	Center Ithaca	0	0	0				Fee
23	Horizon Village Square	0	0	0				Fee
24	Haynes Furniture Store	0	0	0				Fee
25	Hampton Inn Munster	0	0	0				Fee
26	North Hills Village Apartments	0	0	0				Fee
27	East Side Plaza - LA	0	0	0				Fee
28	Fairfield Inn & Suites - Bend, OR	0	0	0				Fee
29	Lawai Cannery Self-Storage	0	0	0				Fee
30	The Promenade Shopping Centre	0	0	0				Fee
31	StoreSmart Conway	0	0	0				Fee
32	SPS - Gaithersburg	0	0	0				Fee
33	CT Storage Outlet Pomona	0	0	0				Leasehold	4/21/2042	$192,000
34	Shops at The Artisan	0	0	0				Fee
35	The Milliken Building	0	0	0				Fee
36	South Houston Self Storage	0	0	0				Fee
37	Snellville Place	0	0	0				Fee

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield
1	123 William Street		Hard/Upfront Cash Management
2	The Davenport		Hard/Springing Cash Management
3	Center West	On January 1, 2023 and each subsequent Market Value Adjustment Date thereafter ground rent increases by 12% of the Market Value of the Leased Land.	Springing
4	KOMO Plaza		Springing
5	Santa Rosa Office Portfolio		Springing
5.01	100-120 Stony Point Road
5.02	131 Stony Circle
5.03	3333 Mendocino Avenue
5.04	70 Stony Point Road
6	IPCC Texas Self Storage Portfolio		Springing
6.01	Coulter
6.02	Lubbock
6.03	Paramount
6.04	Tradewinds
6.05	AA 45th
6.06	Quail Creek
6.07	West 34th
6.08	Bell Street
6.09	Plainview
7	ExchangeRight Net Leased Portfolio 15		Hard/Springing Cash Management
7.01	Hobby Lobby - Brunswick, GA
7.02	Goodwill - Skokie, IL
7.03	CVS Pharmacy - Bolingbrook, IL
7.04	Walgreens - Independence, MO
7.05	Indianapolis Osteopathic Hospital, Inc
7.06	Walgreens - Arlington, TX
7.07	Fresenius Medical Care - St. Louis, MO
7.08	Advance Auto Parts - Mokena, IL
7.09	Advance Auto Parts - Norcross, GA
7.10	Dollar General - Gadsden, AL
7.11	Dollar General - Saint Amant, LA
7.12	Dollar General - Hammond, LA
7.13	Dollar General - Baton Rouge, LA
7.14	Dollar General - Sugar Creek, MO
7.15	Dollar General - Goshen, IN
7.16	Family Dollar - Baton Rouge, LA
8	1166 Avenue of the Americas		Hard/Springing Cash Management	110,000,000	496,550	25,000,000	25,000,000	1.45	1.37	48.9%	7.9%
9	Hotel Wilshire		Springing
10	Anaheim Marriott Suites		Hard/Springing Cash Management
11	The Summit Birmingham		Hard/Springing Cash Management
12	Connecticut Financial Center	None	Hard/Springing Cash Management
13	Merrill Lynch Drive		Hard/Upfront Cash Management
14	Art Van Portfolio		Hard/Upfront Cash Management
14.01	Warren Distribution Center
14.02	Comstock Park Retail
14.03	Grand Rapids Retail
14.04	Bloomfield Hills Retail
14.05	Mattress Distribution Center
15	Rivercrest Realty Portfolio 2017		Springing
15.01	Towne Centre Village Retail Center
15.02	Hillcrest Shopping Center
15.03	Shippensburg Shopping Center
15.04	Callaway Commons
15.05	Tri-Rivers Plaza
15.06	The Alta Vista Commons
16	100 Ashford Center		Springing
17	340 Bryant		Hard/Springing Cash Management
18	Quail Lakes Shopping Center		Springing
19	Crystal Lake Apartments		Springing
20	Empire Tower II		Springing
21	Empire Tower III		Hard/Upfront Cash Management
22	Center Ithaca		Hard/Springing Cash Management
23	Horizon Village Square		Springing
24	Haynes Furniture Store		Hard/Springing Cash Management
25	Hampton Inn Munster		Hard/Springing Cash Management
26	North Hills Village Apartments		None
27	East Side Plaza - LA		Springing
28	Fairfield Inn & Suites - Bend, OR		Springing
29	Lawai Cannery Self-Storage		None
30	The Promenade Shopping Centre		Springing
31	StoreSmart Conway		Hard/Springing Cash Management
32	SPS - Gaithersburg		None
33	CT Storage Outlet Pomona	Increase to $204,000 years 16-20; $228,000 years 21-25; and $240,000 years 26-30	Springing
34	Shops at The Artisan		Hard/Springing Cash Management
35	The Milliken Building		Hard/Springing Cash Management
36	South Houston Self Storage		None
37	Snellville Place		None

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut- off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor (13)	Affiliated Sponsors	Mortgage Loan Number
1	123 William Street			American Realty Capital New York City REIT		1
2	The Davenport			OPG Investment Holdings US Inc.; Alony-Hetz Properties & Investments Ltd.		2
3	Center West			Kambiz Hekmat		3
4	KOMO Plaza			Techcore, LLC		4
5	Santa Rosa Office Portfolio			Matthew T. White		5
5.01	100-120 Stony Point Road					5.01
5.02	131 Stony Circle					5.02
5.03	3333 Mendocino Avenue					5.03
5.04	70 Stony Point Road					5.04
6	IPCC Texas Self Storage Portfolio			Inland Private Capital Corporation		6
6.01	Coulter					6.01
6.02	Lubbock					6.02
6.03	Paramount					6.03
6.04	Tradewinds					6.04
6.05	AA 45th					6.05
6.06	Quail Creek					6.06
6.07	West 34th					6.07
6.08	Bell Street					6.08
6.09	Plainview					6.09
7	ExchangeRight Net Leased Portfolio 15			David Fisher; Joshua Ungerecht; Warren Thomas; ExchangeRight Real Estate, LLC	Y - Group 1	7
7.01	Hobby Lobby - Brunswick, GA				Y - Group 1	7.01
7.02	Goodwill - Skokie, IL				Y - Group 1	7.02
7.03	CVS Pharmacy - Bolingbrook, IL				Y - Group 1	7.03
7.04	Walgreens - Independence, MO				Y - Group 1	7.04
7.05	Indianapolis Osteopathic Hospital, Inc				Y - Group 1	7.05
7.06	Walgreens - Arlington, TX				Y - Group 1	7.06
7.07	Fresenius Medical Care - St. Louis, MO				Y - Group 1	7.07
7.08	Advance Auto Parts - Mokena, IL				Y - Group 1	7.08
7.09	Advance Auto Parts - Norcross, GA				Y - Group 1	7.09
7.10	Dollar General - Gadsden, AL				Y - Group 1	7.10
7.11	Dollar General - Saint Amant, LA				Y - Group 1	7.11
7.12	Dollar General - Hammond, LA				Y - Group 1	7.12
7.13	Dollar General - Baton Rouge, LA				Y - Group 1	7.13
7.14	Dollar General - Sugar Creek, MO				Y - Group 1	7.14
7.15	Dollar General - Goshen, IN				Y - Group 1	7.15
7.16	Family Dollar - Baton Rouge, LA				Y - Group 1	7.16
8	1166 Avenue of the Americas	7.4%	20,000,000	Edward J. Minskoff Equities, Inc.		8
9	Hotel Wilshire			Michael Orwitz	Y - Group 3	9
10	Anaheim Marriott Suites			Richard H. Packard, Lauren Packard, Mark B. David		10
11	The Summit Birmingham			Bayer Properties, LLC; Institutional Mall Investors LLC		11
12	Connecticut Financial Center			Chase Financial Resources LLC		12
13	Merrill Lynch Drive			Capital Commercial Investments, Inc., Atalaya Capital Management LP		13
14	Art Van Portfolio			LCN Capital Partners, L.P.		14
14.01	Warren Distribution Center					14.01
14.02	Comstock Park Retail					14.02
14.03	Grand Rapids Retail					14.03
14.04	Bloomfield Hills Retail					14.04
14.05	Mattress Distribution Center					14.05
15	Rivercrest Realty Portfolio 2017			Jonathan Gaines; Stanley Werb		15
15.01	Towne Centre Village Retail Center					15.01
15.02	Hillcrest Shopping Center					15.02
15.03	Shippensburg Shopping Center					15.03
15.04	Callaway Commons					15.04
15.05	Tri-Rivers Plaza					15.05
15.06	The Alta Vista Commons					15.06
16	100 Ashford Center			Brian R. Granath; Steven Berman; W. Eric Singer		16
17	340 Bryant			James M. Pollock		17
18	Quail Lakes Shopping Center			Greenlaw Grupe Jr. Operating Company		18
19	Crystal Lake Apartments			David Fisher; Joshua Ungerecht; Warren Thomas	Y - Group 1	19
20	Empire Tower II			Michael G. Rademaker	Y - Group 2	20
21	Empire Tower III			Michael G. Rademaker	Y - Group 2	21
22	Center Ithaca			Mack A. Travis, Frost Davis		22
23	Horizon Village Square			George Chami		23
24	Haynes Furniture Store			Ellis Julius Strelitz, II		24
25	Hampton Inn Munster			James E. Dora, Jr.		25
26	North Hills Village Apartments			The Joseph B. Slatkin Testamentary Trust f/b/o William H. Slatkin and Jeffrey Slatkin; Fred E. Greenspan Marital (QTIP) Trust		26
27	East Side Plaza - LA			William M. Sale, III; John S. Turner, Jr.		27
28	Fairfield Inn & Suites - Bend, OR			Eric D. Horodas; Peter G. Trethewey	Y - Group 3	28
29	Lawai Cannery Self-Storage			David M. Osborne; David M. Osborne, as Trustee of the Michael J. Osborne 1988 Grantor Trust		29
30	The Promenade Shopping Centre			Charles Lotz Jr.		30
31	StoreSmart Conway			William Bradford Sherman; The Brad and Chris Sherman Living Trust Dated September 24, 2007		31
32	SPS - Gaithersburg			Benjamin D. Eisler; Shirley E. Eisler; Michael B. Eisler; Eisler Revocable Trust; The Michael Bradley Eisler Revocable Trust u/a/d January 3, 2003, as amended by that certain First Amendment to the Michael Bradley Eisler Revocable Trust; BACO Realty Corporation	Y - Group 3	32
33	CT Storage Outlet Pomona			CT Self-Storage Fund II, LLC		33
34	Shops at The Artisan			Paragon Real Estate Fund, LLC		34
35	The Milliken Building			Kjeld Hestehave		35
36	South Houston Self Storage			Suzanne Jahnke		36
37	Snellville Place			Rahim Asani; Sohail Lakhani; Rahul Jasani		37

A-1-14

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Preliminary Prospectus for additional information on the 15 largest mortgage loans.

(1)	“Barclays” denotes Barclays Bank PLC, “WFB” denotes Wells Fargo Bank, National Association, “UBSAG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York and “SG” denotes Société Générale.

(2)	For mortgage loan #4 (KOMO Plaza), the Number of Units includes 120,925 square feet of office space, 89,521 square feet of data center space, 34,629 square feet of retail space, 27,504 square feet of broadcast space, 11,790 square feet of storage and other space, 3,594 square feet of colocation space and 3,188 square feet of carrier space.

For mortgage loan #7 (ExchangeRight Net Leased Portfolio 15), the Number of Units includes 195,667 square feet of retail space and 22,609 square feet of medical office space.

For mortgage loan #22 (Center Ithaca), the Number of Units includes 35,921 square feet of multifamily space (62 units), 30,847 square feet of office space, 21,508 square feet of retail space and 6,153 of self storage space (69 units).

For mortgage loan #24 (Haynes Furniture Store), the Number of Units includes 135,834 square feet of retail space, 131,027 square feet of warehouse space, and 33,736 square feet of office space.

For mortgage loan #34 (Shops at the Artisan), the Number of Units includes 5,442 square feet of office space and 5,420 square feet of retail space.

(3)	With respect to mortgage loans #7 (ExchangeRight Net Leased Portfolio 15) and #29 (Lawai Cannery Self-Storage), due to the timing of the first payment of debt service on May 1, 2017, one month of interest will be deposited with the master servicer on the closing date and represents the interest accrued during the month of April. As such, the mortgage loan is shown as having a First Pay Date of interest-only of April 1, 2017 and Original Term to Maturity or ARD of 121 months.

(4)	For mortgage loan #18 (Quail Lakes Shopping Center), not more than once in any twelve-month period, a late payment charge will not apply to a payment that is tendered in full within five business days of the due date thereof, so long as no other event of default was then continuing.

(5)	For mortgage loan #2 (The Davenport), the Appraised Value assumes the largest tenant (185,448 square feet), representing 80.3% of net rentable square feet, exercises all of its contractually obligated put options for the remaining space at the mortgaged property, completes its tenant improvements and occupies 100% of net rentable square feet. A $7,938,810 reserve was taken at closing, representing the outstanding tenant improvements and leasing commissions. The appraised value assuming the largest tenant does not exercise its put options, complete tenant improvements and occupy 100% of net rentable square feet is $204,000,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the $204,000,000 appraised value is 51.5%.

For mortgage loan #8 (1166 Avenue of the Americas), the Appraised Value represents the as-is value assuming reserves totaling $17,991,620, consisting of $5,742,180 in free rent, $1,479,658 in leasing commissions, $10,118,750 in tenant improvements and $651,032 in capital improvements, which were taken at closing. The appraised value assuming these reserves were not taken is $205,000,000. Based on the $205,000,000 appraised value, the Cut-off Date LTV Ratio and LTV Ratio at Maturity for the 1166 Avenue of the Americas mortgage loan, the 1166 Avenue of the Americas Whole Loan and the total debt including the $20,000,000 mezzanine loan are 41.5%, 53.7% and 63.4%, respectively.

For mortgage loan #25 (Hampton Inn Munster), the Appraised Value represents the as-is value assuming that funds reserved for the performance improvement plan, which is expected to be completed by the second quarter of 2017, have been reserved. The appraisal estimates the projected cost of the capital expenditures to be $520,000 and at closing, $1,105,000 was reserved.

A-1-15

The appraised value assuming a deduction for the projected capital expenditures related to the performance improvement plan is $13,800,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the $13,800,000 appraised value are 67.4% and 56.3%, respectively.

For mortgage loan #28 (Fairfield Inn & Suites – Bend, OR), the Appraised Value represents the value assuming the performance improvement plan, which is expected to be completed by December 2017, has been completed. A $1,245,970 reserve was collected at origination, reflecting the cost of the outstanding performance improvement plan. The appraised value assuming the performance improvement plan has not been completed is $11,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the $11,700,000 appraised value are 56.3% and 50.0%, respectively.

(6)	For mortgage loan #1 (123 William Street), the mortgage loan represents Note A-1 of three pari passu notes, which have a combined Cut-off Date principal balance of $140,000,000. Notes A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “123 William Street Whole Loan”). Note A-1 represents the controlling interest in the 123 William Street Whole Loan.

For mortgage loan #2 (The Davenport), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date principal balance of $105,000,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (“The Davenport Whole Loan”). Note A-1 represents the controlling interest in The Davenport Whole Loan.

For mortgage loan #3 (Center West) the mortgage loan represents Notes A-2 and A-3 of four pari passu companion loans, which have a combined Cut-off Date principal balance of $80,000,000. Notes A-1 and A-4 are not included in the trust. All LTV, DSCR, Debt Yield, and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Center West Whole Loan”). Note A-2 represents the controlling interest in the Center West Whole Loan.

For mortgage loan #4 (KOMO Plaza) the mortgage loan represents Notes A-1 and A-4 of five pari passu companion loans, which have a combined Cut-off Date principal balance of $139,000,000. Notes A-2, A-3, and A-5 are not included in the trust. All LTV, DSCR, Debt Yield, and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3, A-4 and A-5 in the aggregate (the “KOMO Plaza Whole Loan”). Note A-2 represents the controlling interest in the KOMO Plaza Whole Loan.

For mortgage loan #8 (1166 Avenue of the Americas), the mortgage loan represents Note A-2 of two senior pari passu notes and one subordinate companion loan, which have a combined Cut-off Date principal balance of $110,000,000 (the “1166 Avenue of the Americas Whole Loan”). Notes A-1 and Note B are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate. Note A-2 represents a non-controlling interest in the 1166 Avenue of the Americas Whole Loan.

For mortgage loan #10 (Anaheim Marriott Suites) the mortgage loan represents Notes A-2 and A-4 of four pari passu companion loans, which have a combined Cut-off date principal balance of $54,000,000. Notes A-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield, and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Anaheim Marriott Suites Whole Loan”). Note A-1 represents the controlling interest in the Anaheim Marriott Suites Whole Loan.

For mortgage loan #11 (The Summit Birmingham), the mortgage loan represents Note A-4 of four pari passu notes, which have a combined Cut-off Date principal balance of $208,000,000. Notes A-1, A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3, and A-4 in the aggregate (“The Summit Birmingham Whole Loan”). Note A-4 represents a non-controlling interest in The Summit Birmingham Whole Loan.

A-1-16

For mortgage loan #12 (Connecticut Financial Center) the mortgage loan represents Notes A-2 and A-3 of three pari passu companion loans, which have a combined Cut-off Date principal balance of $45,431,124. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield, and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “Connecticut Financial Center Whole Loan”). Note A-2 represents the controlling interest in the Connecticut Financial Center Whole Loan.

For mortgage loan #13 (Merrill Lynch Drive), the mortgage loan represents Note A-2 of three pari passu notes, which have a combined Cut-off Date principal balance of $103,600,000. Notes A-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate the (“Merrill Lynch Drive Whole Loan”). Note A-2 represents a non-controlling interest in the Merrill Lynch Drive Whole Loan.

For mortgage loan #14 (Art Van Portfolio) the mortgage loan represents Notes A-4 and A-5 of five pari passu companion loans, which have a combined Cut-off Date principal balance of $68,750,000. Notes A-1, A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield, and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3, A-4 and A-5 in the aggregate (the “Art Van Portfolio Whole Loan”). Note A-1 represents the controlling interest in the Art Van Portfolio Whole Loan.

For mortgage loan #17 (340 Bryant) the mortgage loan represents Note A-2 of two pari passu companion loans, which have a combined Cut-off Date principal balance of $30,700,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield, and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “340 Bryant Whole Loan”). Note A-1 represents the controlling interest in the 340 Bryant Whole Loan.

(7)	For mortgage loan #8 (1166 Avenue of the Americas), the fourth largest tenant (22,500 square feet), representing 11.5% of the net rentable square feet, is a borrower affiliate that has executed a master lease, which expires upon the earlier of: (i) the date on which all or any portion of the third floor has been relet pursuant to one or more leases that: (a) are at least 60 months in term, with no termination option during that time; (b) have a base rent of not less than $65.00 per square foot after the first year; (c) contain other lease terms that are in line with market with a tenant that is suitable for occupancy in a Class A office building and; (d) provide that such tenant takes the space as-is; or (ii) August 1, 2019. In addition, the rent payable under the master lease is reduced proportionately as rent is paid under qualifying leases of the space. The rent payable under the master lease was included in U/W Revenues.

For mortgage loan #31 (StoreSmart Conway), 20.2% of U/W Revenues is generated from cell tower income, point of sale, late fees, and U-Haul commissions.

(8)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #1 (123 William Street), the fourth largest tenant (40,610 square feet), representing 7.4% of the net rentable square feet, currently leases its space under a license agreement on a month-to-month basis. The tenant, the borrower and the sponsor are in the process of finalizing a new 20-year lease at a proposed annual base rent of $2,071,111 or $51.00 per square foot.

For mortgage loan #2 (The Davenport), the largest tenant (185,448 square feet), representing 80.3% of net rentable square feet, has abated rent through August 2017. A $1,952,013 reserve was taken at origination, representing the rent abatement.

For mortgage loan #3 (Center West), the fourth largest tenant (16,894 square feet), representing 4.8% of net rentable square feet, has taken occupancy and will begin paying rent on July 1, 2017.

For mortgage loan #12 (Connecticut Financial Center), the largest tenant (84,442 square feet), representing 18.0% of net rentable square feet, executed a lease for 9,028 square feet and is anticipated to commence paying rent upon the landlord’s substantial completion of its work in May

A-1-17

2017. A $180,560 tenant improvement reserve was taken at closing. In addition, the largest tenant executed a lease for an additional 5,834 square feet but is not anticipated to be in occupancy or paying rent for this space until September 1, 2017. A $233,360 tenant improvement reserve was taken at closing.

For mortgage loan #30 (The Promenade Shopping Centre), the largest tenant (14,200 square feet), representing 19.9% of net rentable square feet, is not open for business and has abated rent through August 2017. The largest tenant is anticipated to be open for business by March 20, 2017. A $39,050 reserve was taken at origination, representing six months of the rent abatement.

(9)	For mortgage loan #13 (Merrill Lynch Drive), the mortgaged property was acquired by the borrower in January 2017 and is leased to Merrill Lynch pursuant to a triple-net lease. The single tenant, Merrill Lynch Pierce Fenner & Smith Incorporated, is responsible for the payment of property expenses and as such, historical financial information is not presented.

(10)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #3 (Center West) the largest tenant (23,121 square feet), representing 6.6% of net rentable square feet, may terminate its lease effective April 30, 2020, with written notice on or before July 31, 2019 and payment of a termination fee equal to all unamortized tenant improvements, abated rent and leasing commissions plus six months of base rent. The fourth largest tenant (16,894 square feet), representing 4.8% of net rentable square feet, may terminate its lease effective as of October 31, 2022, with 12 months’ written notice. The tenant must pay a termination fee equal to all unamortized tenant improvements, rent abatements, and leasing commissions plus five months’ base rent.

For mortgage loan #4 (KOMO Plaza), the largest tenant (121,213 square feet), representing 41.6% of net rentable square feet, may terminate its lease effective January 1, 2021, with written notice on or before January 1, 2020. The terminable space is limited to 20% of contiguous areas (by floor) excluding the studio space on the 5th floor. The second largest tenant (35,609 square feet), representing 12.2% of net rentable square feet, may terminate its lease for the 2,353 square feet in the colocation room effective at any time, with six months’ written notice.

For mortgage loan #5 (Santa Rosa Office Portfolio), the second largest tenant at the 100-120 Stony Point Road mortgaged property (17,676 square feet), representing 5.2% of net rentable square feet of the entire portfolio, may terminate its lease as of January 31, 2018 or 2019 upon providing 180 days’ written notice and payment of a termination fee equal to: (i) all unamortized tenant improvements and leasing commissions; and (ii) three times January base rent of the year in which the termination would be effective. The second largest tenant at the 131 Stony Circle mortgaged property (15,291 square feet), representing 4.5% of net rentable square feet of the entire portfolio, may terminate its lease as of January 1, 2018 upon providing 90 days’ written notice. The largest tenant at the 3333 Mendocino Avenue mortgaged property (10,291 square feet), representing 3.1% of net rentable square feet of the entire portfolio, may terminate its lease at any time upon providing 180 days’ written notice and payment of all unamortized tenant improvements. The fourth largest tenant at the 3333 Mendocino Avenue mortgaged property (4,761 square feet), representing 1.4% of net rentable square feet of the entire portfolio, may terminate its lease as of January 1, 2020 upon providing 6 months’ written notice and payment of all unamortized administrative, legal and tenant improvement fees. The fifth largest tenant at the 3333 Mendocino Avenue mortgaged property (2,936 square feet), representing 0.9% of net rentable square feet of the entire portfolio, may terminate its lease as of the last day of any calendar month, upon providing 30 days’ written notice and payment of a termination fee equal to: (i) $4,523; (ii) all unamortized tenant improvements and leasing commissions; and (iii) three months base rent for the month of termination.

For mortgage loan #7 (ExchangeRight Net Leased Portfolio 15), the sole tenant at the Walgreens Independence, MO mortgaged property (15,120 square feet), representing 6.9% of net rentable square feet of the entire portfolio may terminate its lease upon six months’ prior written notice,

A-1-18

effective as of July 31, 2028 and every five years thereafter until the lease expires on July 31, 2068. Furthermore, the sole tenant at the Indianapolis Osteopathic Hospital, Inc. mortgaged property (15,109 square feet), representing 6.9% of net rentable square feet of the entire portfolio has the one-time right to terminate the lease effective as of December 16, 2022, upon at least 12 months’ prior written notice and payment of a $803,390 termination fee. The sole tenant at the Walgreens Arlington, TX mortgaged property (13,905 square feet), representing 6.4% of net rentable square feet of the entire portfolio may terminate its lease upon twelve months’ prior written notice, effective as of August 31, 2027 and every five years thereafter until the lease expires on August 31, 2062.

For mortgage loan #8 (1166 Avenue of the Americas), the second largest tenant, (39,075 square feet), representing 20.0% of the net rentable square feet, may terminate its lease on January 31, 2022 with written notice on or before October 31, 2020 and payment of a termination fee of $6,351,998. The third largest tenant, (39,075 square feet), representing 20.0% of the net rentable square feet, may terminate its lease on October 1, 2021 with 12 months’ written notice and the payment of a termination fee equal to two months of rent and the unamortized leasing costs.

For mortgage loan #12 (Connecticut Financial Center), the third largest tenant (51,307 square feet), representing 10.9% of net rentable square feet, may terminate its lease on 8,925 square feet on the 4th floor from and after June 15, 2017 with nine months’ written notice. The fifth largest tenant (34,303 square feet), representing 7.3% of net rentable square feet, may terminate its lease effective March 31, 2021, by providing no more than 15 months’ and no less than 12 months’ written notice and payment of all unamortized tenant improvements.

For mortgage loan #15 (Rivercrest Realty Portfolio 2017), the second largest tenant at the Hillcrest Shopping Center mortgaged property, (4,240 square feet), representing 2.4% of net rentable square feet of the whole portfolio, has the right to terminate its lease effective July 31, 2020 by providing 90 days’ written notice and a termination payment equal to the sum of the unamortized portion of any brokerage commissions. The fourth largest tenant at the Callaway Commons mortgaged property (2,800 square feet), representing 9.4% of net rentable square feet of the portfolio, has the right to terminate its lease upon 60 days’ written notice.

For mortgage loan #18 (Quail Lakes Shopping Center), the second largest tenant (25,744 square feet), representing 18.3% of net rentable square feet, may terminate its lease upon 180 days’ notice in the event gross sales from February 1, 2019 through January 31, 2020, do not total at least $6,500,000. In the event gross sales exceed $6,500,000 in any of the first, second, or third full lease years, the termination right becomes void.

For mortgage loan #20 (Empire Tower II), the largest tenant (25,482 square feet), representing 36.4% of net rentable square feet, may terminate its lease on 1,686 square feet of space as of December 31st of any lease year upon providing written notice by June 30th of the termination lease year and payment of all unamortized tenant improvements, leasing commissions and abated rent from January through April 2017.

For mortgage loan #21 (Empire Tower III), the largest tenant (52,833 square feet), representing 70.2% of net rentable square feet, may terminate its lease as of March 31, 2019 upon providing written notice by June 30, 2018 and payment of a $977,986 termination fee.

For mortgage loan #30 (The Promenade Shopping Centre), the third largest tenant (7,712 square feet), representing 10.8% of net rentable square feet, may terminate its lease if gross sales are less than $750,000 for any six month period, upon providing six months’ written notice.

For mortgage loan #37 (Snellville Place), the largest tenant (2,400 square feet), representing 17.1% of net rentable square feet, may terminate its lease on June 1 of 2017, 2018 or 2019 if gross sales do not exceed $150,000 during any 12 month period following the rent commencement date, upon providing 90 days’ written notice. The largest tenant’s sales from June through December 2016 were $30,244.

A-1-19

(11)	For mortgage loan #1 (123 William Street), the largest tenant (65,242 square feet), representing 12.0% of the net rentable square feet, subleases an additional 5,212 square feet for a total annual base rent of $206,135 ($45.00 per square foot, expiring December 2025).

For mortgage loan #3 (Center West), the largest tenant (23,121 square feet), representing 6.6% of net rentable square feet, subleases 4,550 square feet for an annual base rent of $293,936 ($64.60 per square foot), expiring April 29, 2017.

For mortgage loan #5 (Santa Rosa Office Portfolio), the fifth largest tenant at the 3333 Mendocino Avenue mortgaged property (2,936 square feet), representing 0.9% of net rentable square feet of the entire portfolio, is subleasing its entire space for an annual base rent of $68,357 ($23.28 per square foot, expiring March 31, 2018).

For mortgage loan #17 (340 Bryant), the largest tenant (47,673 square feet), representing 76.6% of net rentable square feet, subleases 37,433 square feet for an annual base rent of $2,620,310 ($70.00 per square foot, expiring July 31, 2018) and 10,240 square feet for an annual base rent of $532,480 ($52.00 per square foot, expiring April 30, 2019).

(12)	For mortgage loan #12 (Connecticut Financial Center), the largest tenant (84,442 square feet), representing 18.0% of net rentable square feet, has multiple leases that expire as follows: 3,611 square feet expiring on July 31, 2019; 9,028 square feet expiring on May 31, 2022; and 65,969 square feet and 5,834 square feet expiring on May 31, 2027.

For mortgage loan #20 (Empire Tower II), the largest tenant (25,482 square feet), representing 36.4% of net rentable square feet has multiple leases that expire as follows: 6,668 square feet expiring June 30, 2019 and 18,814 square feet expiring December 31, 2021.

(13)	For mortgage loan #8 (1166 Avenue of the Americas), the fourth largest tenant (22,500 square feet), representing 11.5% of net rentable square feet, is an affiliate of the sponsor.

For mortgage loan #24 (Haynes Furniture Store), the sole tenant is an affiliate of the borrower.

(14)	For mortgage loan #10 (Anaheim Marriott Suites), the borrower is required to deposit 1/12th of 5.0% of gross revenues into the renovation project reserve and commencing with the monthly payment date that is 24 months prior to the renovation completion date, the borrower is required to deposit monthly excess cash with the lender until the amount in the renovation project account equals or exceeds 110% of the remaining renovation project costs (provided that the borrower will be given credit for the 12 months of scheduled monthly deposits to such account that follow such excess cash sweep commencement date) or the borrower posts with the lender a letter of credit in an amount equal to such renovation project shortfall amount. In addition, monthly seasonality reserve payments in the amount of $14,167 will be collected in the months of March, April, May, June, July and August. Beginning in the calendar year 2018 and thereafter, the seasonality reserve will be recalculated annually based on the most recent trailing 12-month financials, and replenished (if necessary) to the recalculated amount through as many monthly deposits as are required in March through August of the following year.

For mortgage loan #28 (Fairfield Inn & Suites – Bend, OR), the Monthly Replacement Reserve begins in February 2018 and will be adjusted to an amount equal to the greater of the existing Monthly Replacement Reserve and 1/12th of 5% of operating income for the prior fiscal year.

(15)	For mortgage loan #5 (Santa Rosa Office Portfolio), the Monthly TI/LC Reserve begins when the balance falls below $600,000.

For mortgage loan #30 (The Promenade Shopping Centre), the Monthly TI/LC Reserve decreases to $5,108 beginning in April 2019.

A-1-20

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Barclays Bank PLC	8	$202,110,000	31.7%	4.795%	113	360	1.77	x	10.0%	9.3%	54.0%	51.8%
Wells Fargo Bank, National Association	13	173,727,264	27.2	4.667	118	351	1.71		10.6	9.6	59.0	53.6
UBS AG	8	170,554,269	26.8	4.806	119	360	1.86		11.4	10.2	55.2	50.4
Société Générale	8	91,164,152	14.3	4.692	120	327	2.07		11.3	10.7	59.6	56.8
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-1

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Office	16	$317,306,355	49.8%	4.644%	115	360	1.77	x	10.0%	9.0%	53.6%	50.9%
CBD	6	223,665,562	35.1	4.673	119	359	1.76		9.7	8.7	47.7	46.3
Suburban	8	88,672,000	13.9	4.584	105	360	1.78		10.6	9.5	68.1	62.0
Medical	2	4,968,793	0.8	4.379	121	0	2.09		9.6	9.3	60.0	60.0
Retail	30	120,165,347	18.8	4.798	119	343	1.79		10.8	10.0	61.3	56.1
Single Tenant	18	42,670,347	6.7	4.634	120	324	1.99		11.0	10.6	60.1	55.6
Shadow Anchored	7	27,850,000	4.4	5.026	119	340	1.72		11.6	10.4	66.3	60.2
Lifestyle Center	1	22,800,000	3.6	4.762	118	0	1.68		8.7	8.1	54.3	54.3
Anchored	2	20,120,000	3.2	4.862	120	356	1.59		11.2	10.2	63.2	52.5
Unanchored	2	6,725,000	1.1	4.828	119	360	1.72		11.9	10.8	67.3	59.8
Hospitality	4	65,690,302	10.3	5.161	116	360	1.75		13.0	11.5	63.2	57.4
Full Service	2	49,800,000	7.8	5.113	120	360	1.67		12.3	10.8	64.8	59.8
Limited Service	2	15,890,302	2.5	5.314	105	360	2.03		15.2	13.5	58.2	49.6
Self Storage	14	54,080,669	8.5	4.910	120	348	1.86		11.6	11.3	54.5	48.6
Self Storage	14	54,080,669	8.5	4.910	120	348	1.86		11.6	11.3	54.5	48.6
Mixed Use	3	45,500,000	7.1	4.562	119	360	2.20		10.9	10.4	53.5	51.1
Office/Data Center/Retail	1	32,500,000	5.1	4.299	118	0	2.47		11.3	10.8	50.0	50.0
Multifamily/Office/Retail/Self Storage	1	10,000,000	1.6	5.302	120	360	1.36		9.6	9.1	63.1	52.4
Office/Retail	1	3,000,000	0.5	4.940	120	0	2.02		10.7	10.1	58.8	58.8
Multifamily	2	20,235,000	3.2	4.582	119	0	2.24		10.9	10.4	58.1	58.1
Garden	2	20,235,000	3.2	4.582	119	0	2.24		10.9	10.4	58.1	58.1
Industrial	3	14,578,012	2.3	4.973	120	337	1.58		11.5	10.7	62.7	52.4
Distribution	2	11,778,012	1.8	4.962	120	360	1.47		10.1	9.4	68.2	58.9
Manufacturing	1	2,800,000	0.4	5.020	120	240	2.06		17.6	16.4	39.4	24.9
Total/Weighted Average:	72	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

 A-2-2

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
California	12	$174,427,003	27.4%	4.855%	119	356	1.63	x	10.8%	9.7%	58.4%	52.8%
Southern	6	114,727,003	18.0	4.842	118	353	1.71		11.0	9.8	55.2	50.7
Northern	6	59,700,000	9.4	4.879	119	360	1.47		10.5	9.4	64.7	56.7
New York	3	101,250,000	15.9	4.903	120	360	1.61		9.0	8.2	46.8	45.7
Massachusetts	1	55,000,000	8.6	4.220	119	0	1.86		8.6	8.0	49.1	49.1
Georgia	7	36,733,426	5.8	4.868	120	347	1.64		10.9	9.8	66.8	60.3
Texas	11	36,191,497	5.7	4.915	120	360	1.66		10.6	10.3	58.1	53.6
Washington	1	32,500,000	5.1	4.299	118	0	2.47		11.3	10.8	50.0	50.0
Alabama	3	27,024,828	4.2	4.730	118	360	1.72		9.2	8.5	56.0	55.3
Michigan	6	26,450,000	4.1	4.985	120	360	1.68		10.6	9.9	63.2	56.6
Connecticut	1	22,715,562	3.6	4.798	119	359	1.95		15.4	12.3	64.9	53.1
New Jersey	1	20,660,000	3.2	3.930	59	0	2.95		11.8	11.7	67.7	67.7
Florida	2	15,110,000	2.4	4.354	119	360	2.20		10.8	10.2	63.1	62.2
Virginia	3	13,117,152	2.1	4.963	118	315	2.04		14.7	14.0	57.8	46.4
Indiana	3	12,853,346	2.0	5.186	120	360	1.74		11.6	10.5	63.6	55.9
Louisiana	5	10,635,484	1.7	4.908	120	348	1.75		11.0	10.1	65.6	59.3
Nevada	1	10,000,000	1.6	5.400	119	0	1.69		10.0	9.2	64.1	64.1
Illinois	3	8,860,657	1.4	4.379	121	0	2.09		9.6	9.3	60.0	60.0
Oregon	1	6,590,302	1.0	5.060	83	359	2.64		19.2	17.2	48.5	43.0
Hawaii	1	6,500,000	1.0	4.490	121	0	3.70		17.1	16.8	38.2	38.2
Missouri	3	6,027,721	0.9	4.379	121	0	2.09		9.6	9.3	60.0	60.0
Arkansas	1	4,788,707	0.8	5.482	118	358	1.34		9.3	9.1	58.5	49.0
Maryland	1	4,720,000	0.7	4.660	120	360	1.64		10.3	10.2	52.6	46.2
Utah	1	2,800,000	0.4	5.020	120	240	2.06		17.6	16.4	39.4	24.9
Pennsylvania	1	2,600,000	0.4	4.617	119	360	1.86		12.7	11.4	66.7	61.1
Total/Weighted Average:	72	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

 A-2-3

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
Range of Cut-off Date Balances ($)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
2,075,000 - 3,000,000	4	$9,969,959	1.6%	5.126%	120	311	1.84	x	12.8%	12.0%	55.6%	47.0%
3,000,001 - 5,000,000	3	13,985,710	2.2	4.993	119	320	1.59		11.3	11.0	54.0	42.5
5,000,001 - 6,000,000	1	5,900,000	0.9	5.220	120	300	1.47		11.9	10.5	69.0	52.0
6,000,001 - 7,000,000	2	13,090,302	2.1	4.777	102	359	3.17		18.2	17.0	43.4	40.6
7,000,001 - 8,000,000	2	14,720,000	2.3	5.107	119	348	1.89		11.8	10.9	59.3	54.8
8,000,001 - 10,000,000	4	38,767,152	6.1	5.323	119	340	1.69		11.8	11.0	61.7	53.0
10,000,001 - 15,000,000	5	60,785,000	9.5	4.947	119	360	1.62		10.2	9.6	62.3	55.9
15,000,001 - 20,000,000	3	51,012,000	8.0	4.834	119	360	1.59		11.1	10.0	68.1	61.2
20,000,001 - 30,000,000	6	144,725,562	22.7	4.872	110	360	1.92		11.7	10.5	58.2	54.7
30,000,001 - 50,000,000	5	167,100,000	26.2	4.521	119	360	1.92		10.3	9.5	54.2	51.7
50,000,001 - 62,500,000	2	117,500,000	18.4	4.457	120	0	1.70		8.5	7.7	48.7	48.7
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-4

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten NCF DSCRs (x)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.31 - 1.40	3	$25,088,707	3.9%	5.208%	119	360	1.34	x	9.5%	8.8%	63.3%	53.6%
1.41 - 1.50	7	99,137,000	15.5	4.964	119	356	1.45		10.4	9.3	67.1	59.0
1.51 - 1.75	11	212,834,959	33.4	4.916	120	359	1.62		10.3	9.3	57.3	53.8
1.76 - 2.00	6	167,542,565	26.3	4.587	118	347	1.88		10.6	9.5	48.5	45.9
2.01 - 2.25	5	54,167,152	8.5	4.663	120	285	2.10		11.4	11.0	56.6	53.5
2.26 - 2.50	2	45,035,000	7.1	4.299	118	0	2.41		11.0	10.5	53.5	53.5
2.51 - 2.75	1	6,590,302	1.0	5.060	83	359	2.64		19.2	17.2	48.5	43.0
2.76 - 3.00	1	20,660,000	3.2	3.930	59	0	2.95		11.8	11.7	67.7	67.7
3.01 - 3.70	1	6,500,000	1.0	4.490	121	0	3.70		17.1	16.8	38.2	38.2
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-5

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
8.4 - 9.0	3	$140,300,000	22.0%	4.507%	119	0	1.70	x	8.5%	7.7%	49.6%	49.6%
9.1 - 10.0	7	116,438,707	18.3	4.717	119	360	1.78		9.7	9.0	54.1	51.2
10.1 - 11.0	11	176,692,000	27.7	4.924	119	360	1.62		10.4	9.6	59.3	54.1
11.1 - 12.0	7	101,674,959	15.9	4.556	107	349	2.22		11.7	11.0	59.9	56.8
12.1 - 13.0	3	49,900,000	7.8	5.155	119	360	1.70		12.7	11.1	65.6	59.4
13.1 - 15.0	1	4,477,003	0.7	4.820	118	238	1.79		14.4	14.0	50.6	31.8
15.1 - 16.0	2	32,182,714	5.0	4.886	119	341	2.00		15.4	13.1	61.8	49.5
16.1 - 18.0	2	9,300,000	1.5	4.650	121	240	3.21		17.3	16.7	38.6	34.2
18.1 - 19.2	1	6,590,302	1.0	5.060	83	359	2.64		19.2	17.2	48.5	43.0
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-6

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
7.4 - 8.0	2	$117,500,000	18.4%	4.457%	120	0	1.70	x	8.5%	7.7%	48.7%	48.7%
8.1 - 9.0	4	105,000,000	16.5	4.608	118	360	1.67		9.7	8.6	53.8	50.4
9.1 - 10.0	12	171,710,707	26.9	4.961	120	360	1.70		10.1	9.5	59.0	54.7
10.1 - 11.0	9	143,740,000	22.5	4.903	119	356	1.83		11.6	10.7	59.8	55.0
11.1 - 12.0	4	47,054,959	7.4	4.418	93	360	2.39		12.1	11.5	64.3	61.8
12.1 - 13.0	1	22,715,562	3.6	4.798	119	359	1.95		15.4	12.3	64.9	53.1
13.1 - 14.0	1	4,477,003	0.7	4.820	118	238	1.79		14.4	14.0	50.6	31.8
14.1 - 16.0	1	9,467,152	1.5	5.097	118	298	2.11		15.5	15.0	54.3	40.8
16.1 - 17.0	2	9,300,000	1.5	4.650	121	240	3.21		17.3	16.7	38.6	34.2
17.1 - 17.2	1	6,590,302	1.0	5.060	83	359	2.64		19.2	17.2	48.5	43.0
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-7

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
37.8 - 45.0	4	$78,050,000	12.2%	4.771%	118	240	2.04	x	10.8%	10.0%	38.1%	37.6%
45.1 - 50.0	4	156,590,302	24.6	4.450	118	359	1.90		9.5	8.7	48.9	48.7
50.1 - 55.0	5	49,164,155	7.7	4.866	118	299	1.85		11.2	10.7	53.3	48.4
55.1 - 60.0	6	87,283,666	13.7	4.899	120	360	1.76		10.1	9.8	58.9	55.9
60.1 - 65.0	7	103,450,562	16.2	4.907	120	360	1.77		12.0	10.6	63.7	56.4
65.1 - 69.6	11	163,017,000	25.6	4.808	112	357	1.70		11.2	10.0	67.6	60.8
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-8

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
Range of Balloon or ARD LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
24.9 - 30.0	1	$2,800,000	0.4%	5.020%	120	240	2.06	x	17.6%	16.4%	39.4%	24.9%
30.1 - 35.0	1	4,477,003	0.7	4.820	118	238	1.79		14.4	14.0	50.6	31.8
35.1 - 40.0	3	75,250,000	11.8	4.762	118	0	2.03		10.5	9.7	38.1	38.1
40.1 - 45.0	2	16,057,454	2.5	5.082	104	323	2.33		17.0	15.9	51.9	41.7
45.1 - 50.0	7	174,703,666	27.4	4.490	119	359	1.82		9.3	8.6	50.3	48.9
50.1 - 55.0	8	124,615,562	19.5	5.055	119	356	1.67		11.3	10.2	59.7	53.4
55.1 - 60.0	8	108,295,000	17.0	4.792	120	359	1.71		10.4	9.7	64.3	58.9
60.1 - 65.0	6	110,697,000	17.4	4.854	119	360	1.66		11.2	9.9	66.7	61.6
65.1 - 67.7	1	20,660,000	3.2	3.930	59	0	2.95		11.8	11.7	67.7	67.7
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-9

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
3.930 - 4.000	1	$20,660,000	3.2%	3.930%	59	0	2.95	x	11.8%	11.7%	67.7%	67.7%
4.001 - 4.250	1	55,000,000	8.6	4.220	119	0	1.86		8.6	8.0	49.1	49.1
4.251 - 4.500	5	122,735,000	19.3	4.374	119	0	2.25		10.6	10.0	49.4	49.4
4.501 - 4.750	5	128,820,000	20.2	4.643	120	360	1.58		9.8	8.6	57.2	53.0
4.751 - 5.000	10	165,154,565	25.9	4.882	119	356	1.63		11.1	10.0	62.5	56.0
5.001 - 5.250	6	39,477,454	6.2	5.107	113	317	2.02		14.3	13.3	56.4	46.9
5.251 - 5.500	8	91,008,666	14.3	5.360	119	360	1.63		11.0	10.0	55.7	51.2
5.501 - 5.675	1	14,700,000	2.3	5.675	120	360	1.43		10.2	10.0	59.0	55.0
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-10

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
Range of Original Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
60	1	$20,660,000	3.2%	3.930%	59	0	2.95	x	11.8%	11.7%	67.7%	67.7%
84	1	6,590,302	1.0	5.060	83	359	2.64		19.2	17.2	48.5	43.0
120 - 121	35	610,305,383	95.7	4.773	119	353	1.77		10.6	9.7	56.2	52.2
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-11

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
Range of Remaining Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
59	1	$20,660,000	3.2%	3.930%	59	0	2.95	x	11.8%	11.7%	67.7%	67.7%
83	1	6,590,302	1.0	5.060	83	359	2.64		19.2	17.2	48.5	43.0
84 - 121	35	610,305,383	95.7	4.773	119	353	1.77		10.6	9.7	56.2	52.2
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-12

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Amortization Term

				Weighted Average
Range of Original Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	13	$333,145,000	52.3%	4.532%	115	0	2.00	x	9.8%	9.1%	50.2%	50.2%
240	2	7,277,003	1.1	4.897	119	239	1.89		15.6	14.9	46.3	29.1
300	2	15,367,152	2.4	5.144	119	299	1.86		14.1	13.3	59.9	45.1
348 - 360	20	281,766,530	44.2	4.979	119	360	1.61		11.5	10.3	64.0	56.6
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-13

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
Range of Remaining Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	13	$333,145,000	52.3%	4.532%	115	0	2.00	x	9.8%	9.1%	50.2%	50.2%
238 - 240	2	7,277,003	1.1	4.897	119	239	1.89		15.6	14.9	46.3	29.1
241 - 300	2	15,367,152	2.4	5.144	119	299	1.86		14.1	13.3	59.9	45.1
301 - 360	20	281,766,530	44.2	4.979	119	360	1.61		11.5	10.3	64.0	56.6
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

 A-2-14

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Interest-only, Balloon	12	$312,485,000	49.0%	4.572%	119	0	1.94	x	9.6%	8.9%	49.0%	49.0%
Interest-only, Amortizing Balloon	12	211,102,000	33.1	4.958	119	360	1.56		11.0	10.0	64.7	58.4
Amortizing Balloon	11	83,841,533	13.2	5.043	117	345	1.75		13.2	11.6	61.0	49.4
Interest-only, ARD	1	20,660,000	3.2	3.930	59	0	2.95		11.8	11.7	67.7	67.7
Amortizing ARD	1	9,467,152	1.5	5.097	118	298	2.11		15.5	15.0	54.3	40.8
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-15

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Acquisition	19	$354,072,000	55.5%	4.633%	116	360	1.84	x	10.4%	9.7%	60.6%	57.0%
Refinance	17	273,483,685	42.9	4.877	118	342	1.81		11.1	10.0	50.9	47.0
Recapitalization	1	10,000,000	1.6	5.302	120	360	1.36		9.6	9.1	63.1	52.4
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-16

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Lockbox Type

				Weighted Average
Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Springing	15	$263,884,305	41.4%	4.700%	118	354	1.81	x	11.1%	10.1%	58.2%	53.5%
Hard/Springing Cash Management	13	238,521,421	37.4	4.857	119	350	1.80		10.7	9.8	55.0	51.4
Hard/Upfront Cash Management	4	112,060,000	17.6	4.608	109	360	1.79		9.5	8.7	56.8	54.4
None	5	23,089,959	3.6	4.860	120	360	2.39		12.8	12.4	50.1	46.8
Total/Weighted Average:	37	$637,555,685	100.0%	4.748%	117	354	1.82	x	10.7%	9.8%	56.5%	52.6%

 A-2-17

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
Type of Escrow	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)
Tax Escrow	24	$304,685,685	47.8%	27	$338,235,685	53.1%	9	$296,520,000	46.5%
Insurance Escrow	22	$270,073,421	42.4%	20	$246,973,421	38.7%	17	$390,582,264	61.3%
Replacement Reserve	12	$173,259,152	27.2%	22	$249,835,685	39.2%	15	$385,697,003	60.5%
TI/LC Reserve(1)	9	$137,887,000	27.7%	13	$152,822,562	30.7%	11	$331,200,000	66.6%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by retail, office, mixed use and industrial properties.

 A-2-18

Wells Fargo Commercial Mortgage Trust 2017-RB1

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

Prepayment Restriction	March 2017	March 2018	March 2019	March 2020	March 2021	March 2022	March 2023	March 2024	March 2025	March 2026	March 2027	March 2028
Locked Out	86.96%	86.93%	1.02%	1.03%	1.03%	1.07%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	67.16	67.10	67.02	69.21	69.15	69.77	69.69	69.09	0.00	0.00
Yield Maintenance	13.04	13.07	31.82	31.88	31.95	29.71	30.85	30.23	30.31	30.39	0.00	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.52	100.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$637.56	$636.05	$634.42	$632.07	$629.07	$605.16	$600.05	$588.88	$583.36	$577.55	$37.70	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.76%	99.51%	99.14%	98.67%	94.92%	94.12%	92.37%	91.50%	90.59%	5.91%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.
(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

 A-2-19

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

123 WILLIAM STREET

A-3-2

123 WILLIAM STREET

123 William Street
123 William Street
New York, NY 10038
MANHATTAN
Tribeca
Financial District
Battery Park City
Two Bridges
Hudson River
East River
Canal St.
Grand St.
Holland Tunnel
Watts St.
Desbrosses St.
Vestry St.
Laight St.
Hubert St.
Beach St.
Ericsson Pl.
Moore St.
Franklin St.
Harrison St.
West St.
Varick St.
Hudson St.
Greenwich St.
West Broadway
Wooster St.
Greene St.
Mercer St.
Broadway
Crosby St.
Walker St.
White St.
Leonard St.
Worth St.
Church St.
Chambers St.
Warren St.
Murray St.
Barclay St.
Vesey St.
Liberty St.
Rector St.
Thames St.
Battery Pl.
Trinity Pl.
Fulton St.
John St.
Maiden Ln.
Wall St.
Beaver St.
Broad St.
New St.
State St.
Pearl St.
Water St.
Front St.
South St.
Old Slip
Spruce St.
Beekman St.
Madison St.
Catherine St.
St. James Pl.
FDR Drive
Brooklyn Bridge
Metropolitan College of New York
St. John's Park
388 Greenwich Street
Pier 25
9A
Borough of Manhattan Community College
BMCC Tribeca Performing Arts Center
Washington Market Park
Hudson River Greenway
Theatre Museum
33 Thomas Street
Ted Weiss Federal Bldg.
NYC Municipal Building
1 Police Plaza (NYC Police HQ)
Tweed Courthouse
NY Public Library
NYC City Hall
St. Johns University-Manhattan Campus
Gov. Nelson A. Rockefeller Park
Goldman Sachs Tower
Irish Hunger Memorial
7 World Trade Ctr./ Westfield WTC
Woolworth Building
Pace University
Schimmel Center
NYC Commissioner Office
New York by Gehry
New York Downtown Hospital
Hoboken Ferry
1 North End Avenue
250 Vesey Street
200 Vesey Street
1 World Trade Ctr.
2 World Trade Ctr.
WTC Transportation Hub
Brookfield Place
North Pool
South Pool
Memorial Museum
National September 11 Memorial
3 World Trade Ctr. (Under Constr.)
4 World Trade Ctr.
North Cove Marina
Manhattan Yacht Club
225 Liberty Street
200 Liberty Street
PATH
9/11 Tribute Center
Zuccotti Park
One Liberty Plaza
The Fulton Center
55 John Street
Federal Reserve Bank
28 Liberty Street
Federal Hall
5 World Trade Ctr.
125 Greenwich Street (Under Constr.)
Equitable Building
Trinity Church
40 Wall Street
55 Wall Street
60 Wall St.
120 Wall Street
Museum of Finance
Continental Tower
Fulton Market
iPic Theaters
South Street Seaport
Twenty Exchange Place
NY Stock Exchange
10 Hanover Square
95 Wall
111 Wall Street
77 Water Street
1 Financial Square
7 Hanover Square
60 Broad Street
85 Broad Street
50 West Street
Jersey City Ferry
South Cove Park
St. Johns University-Manhattan Campus
Museum of Jewish Heritage
The Skyscraper Museum
The Whitehall Building
Robert F. Wagner, Jr. Park
2 Broadway
Fort Amsterdam/ Natl. Museum of the American Indian
17 State Street
2 & 4 New York Plaza
1 New York Plaza
Downtown Manhattan Heliport
Maritime Battery Building
Battery Park
Castle Clinton Natl. Monument
478
Whitehall Terminal (South Ferry)
Liberty Island Ferry
Brooklyn-Battery Tunnel
Staten Island Ferry
CANAL ST.
CANAL ST./ TUNNEL
FRANKLIN ST.
CHAMBERS ST.
BROOKLYN BR./ CITY HALL
CITY HALL
PARK PLACE
WORLD TRADE CTR.
BROADWAY-NASSAU
FULTON ST.
CORTLANDT ST.
WALL-WILLIAM ST
WALL ST.
RECTOR ST.
BROAD ST.
BOWLING GREEN
WHITEHALL ST.- SOUTH FERRY
SOUTH FERRY TERMINAL
Upper West Side
Upper East Side
Central Park
Astoria
QUEENS
West New York
North Bergen
Weehawken
West Side
East Side
Midtown
Long Island City
Greenpoint
Union City
Chelsea
Greenwich Village
Williamsburg
Hoboken
NEW JERSEY
SoHo
Tribeca
Chinatown
Financial District
JERSEY CITY
HUDSON COUNTY
BROOKLYN
Brooklyn Heights
Liberty State Park
Park Slope
Prospect Park

A-3-3

No. 1 – 123 William Street

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$62,500,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$62,500,000			Location:	New York, NY
% of Initial Pool Balance:	9.8%			Size:	545,216 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$256.78
Borrower Name:	ARC NYC123WILLIAM, LLC			Year Built/Renovated:	1912/2016
Borrower Sponsor:	American Realty Capital New York City REIT			Title Vesting:	Fee
Mortgage Rate:	4.666%			Property Manager:	Talpiot Management, LLC, d/b/a East End Realty
Note Date:	March 6, 2017			4th Most Recent Occupancy (As of)(3):	53.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(3):	71.1% (12/31/2014)
Maturity Date:	March 6, 2027			2nd Most Recent Occupancy (As of)(3):	94.7% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of)(3):	98.3% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	91.7% (1/31/2017)
Seasoning:	0 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(4):	NAV
Call Protection:	GRTR 1% or YM(24),GRTR 1% or YM or D(92),O(4)			3rd Most Recent NOI (As of)(4):	$3,447,351 (12/31/2014)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of)(4):	$4,944,963 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(4):	$9,478,769 (12/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$22,111,086
				U/W Expenses:	$10,391,444
				U/W NOI:	$11,719,642
Escrows and Reserves(2):				U/W NCF:	$10,340,702
				U/W NOI DSCR(1):	1.77x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.56x
Taxes	$0	Springing	NAP	U/W NOI Debt Yield(1):	8.4%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	7.4%
Replacement Reserves	$0	Springing	NAP	As-Is Appraised Value:	$290,000,000
TI/LC Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	February 1, 2017
Outstanding TI/LC and Free Rent Reserves	$4,819,755	$0	NAP	Cut-off Date LTV Ratio(1):	48.3%
DYCD Reserve	$20,000,000	$0	NAP	LTV Ratio at Maturity(1):	48.3%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 123 William Street Whole Loan (as defined below).
(2)	See “Escrows” section.
(3)	See “Historical Occupancy” section. In 2011, the largest and second largest tenants at the 123 William Street Property (as defined below) vacated when their lease expired. In 2013, a new owner acquired the 123 William Street Property and proceeded to lease up the 123 William Street Property through the borrower sponsor’s acquisition in March 2015. Over $11.9 million in capital expenditures were invested in the property from 2014-2016, including a redesigned lobby and building main entrance, elevator cab modernization, new windows throughout the entire building, a retail space renovation and a facade restoration. Since the borrower’s acquisition, eight new or renewal leases have been executed for 146,006 SF (26.8% of net rentable area).
(4)	See “Cash Flow Analysis” section. Historical cash flow information prior to 2014 was not available for the 123 William Street Property due to acquisition financing. The increase from 3rd Most Recent NOI to Most Recent NOI is primarily attributable to the increase in Occupancy from 12/31/2013 to 1/31/2017 and increases in base rent due to the recent capital expenditures invested in the 123 William Street Property. The increase from Most Recent NOI to U/W NOI is primarily attributable to U/W Base Rent including contractual rent steps through March 31, 2018 totaling $486,228, approximately $53,916 of straight-line rent attributable to NYS Licensing, an investment grade-rated tenant and $765,873 of signed but not occupied rent, related to NYC Rent Stabilization Association which entered into a new lease relocating to a portion of the 12th Floor which will commence in June 2017.

A-3-4

123 WILLIAM STREET

The Mortgage Loan. The mortgage loan (the “123 William Street Mortgage Loan”) is part of a whole loan (the “123 William Street Whole Loan”) that is evidenced by three pari passu promissory notes (Note A-1, Note A-2 and Note A-3) secured by a first mortgage encumbering the fee interest in a class A office building located in New York, New York (the “123 William Street Property”). The 123 William Street Whole Loan was originated on March 6, 2017 by Barclays Bank PLC. The 123 William Street Whole Loan had an original principal balance of $140,000,000, has an outstanding principal balance as of the Cut-off Date of $140,000,000 and accrues interest at an interest rate of 4.666% per annum. The 123 William Street Whole Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of interest only through the term of the 123 William Street Whole Loan. The 123 William Street Whole Loan matures on March 6, 2027.

Note A-1, which will be contributed to the WFCM 2017-RB1 Trust, had an original principal balance of $62,500,000, has an outstanding principal balance as of the Cut-off Date of $62,500,000 and represents the controlling interest in the 123 William Street Whole Loan. The non-controlling Notes A-2 and A-3, which have an aggregate original principal balance of $77,500,000, referred to herein as the “123 William Street Companion Loans”, are expected to be contributed to a future securitization trust or trusts. The lender provides no assurances that any non-securitized pari passu notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—123 William Street Whole Loan” in the Preliminary Prospectus.

Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$62,500,000	WFCM 2017-RB1	Yes
A-2	$50,000,000	Barclays Bank PLC	No
A-3	$27,500,000	Barclays Bank PLC	No
Total	$140,000,000
(1)	The lender provides no assurances that any non-securitized pari passu note will not be split further.

Following the lockout period, on any date before December 6, 2026, the borrower has the right to defease the 123 William Street Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 6, 2020. In addition, at any time prior to December 6, 2026, the borrower has the right to prepay the 123 William Street Whole Loan in whole, as long as such prepayment is accompanied with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid. The 123 William Street Whole Loan may be partially prepaid with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid in order to achieve a debt service coverage ratio of at least 1.12x if a Trigger Period (as defined below) is in effect. The 123 William Street Whole Loan is prepayable without penalty on or after December 6, 2026.

Sources and Uses(1)

Sources			Uses
Original whole loan amount	$140,000,000	100%	Loan payoff	$96,056,570	68.6%
			Reserves	24,819,755	17.7
			Return of equity	16,168,024	11.5
			Closing costs	2,955,651	2.1
Total Sources	$140,000,000	100.0%	Total Uses	$140,000,000	100.0%
(1)	The borrower purchased the 123 William Street Property in March 2015 for approximately $253.0 million and reported a total cost basis of $279.3 million as of December 31, 2016. Assuming the DYCD holdback is returned to the borrower, the borrower as of the loan closing date had approximately $147.0 million of equity remaining in the 123 William Street Property.

The Property. The 123 William Street Property is a 27-story office tower located in New York, New York within Downtown Manhattan. Constructed in 1912 and most recently renovated in 2016, the 123 William Street Property totals 545,216 square feet and is comprised of 525,753 square feet of office space (96.4% of the net rentable area) and 19,463 square feet of ground floor retail space (3.6% of the net rentable area). Office floor plates at the 123 William Street Property range in size from approximately 12,658 to 26,566 square feet and offer both office intensive and open floor plan layouts. The higher floors at the 123 William Street Property feature views of the World Trade Center, the Brooklyn Bridge, City Hall and the Empire State Building. The 123 William Street Property is located between John Street and Fulton Street directly across from the Fulton Street subway station. The Fulton Street subway station provides immediate access to 11 subway lines and connects to the PATH train, which connects New York and New Jersey. The Fulton Street subway station connects to the larger Fulton Center complex, a $1.4 billion retail and transportation hub which opened in 2014. According to a third party report, the surrounding area of Manhattan’s financial district has been spurred by over $30.0 billion in public and private investment over the last 10 years. Since 2014, approximately $11.9 million ($21.83 per square foot) has been invested in capital upgrades at the 123 William Street Property including a redesigned lobby and building main entrance, elevator cab modernization, new windows throughout the entire building, a retail space renovation and a facade restoration.

The 123 William Street Property is leased to 29 tenants in a variety of industries including governmental, non-profit, private and retail. The largest tenants include Planned Parenthood (13.3% of U/W base rent), U.S. Social Security Administration (9.4% of U/W base rent) and NYC Department of Youth & Community Development (“DYCD”) (8.3% of U/W base rent). Five tenants leasing 167,679 SF (31.7% of U/W base rent) are investment-grade rated tenants.

A-3-5

123 WILLIAM STREET

Planned Parenthood recently executed a 15-year lease that commenced February 2016 and expires July 2031 with no termination options and a five year extension option. Planned Parenthood moved its headquarters to the 123 William Street Property from its previous location on West 33rd Street in Manhattan and utilizes its space exclusively as an office. Planned Parenthood provides healthcare, educational programs and outreach to over 2.5 million people through approximately 650 health centers across the country. The U.S. Social Security Administration leases 48,221 SF at the property through June 2022 with no termination options. The U.S. Social Security Administration is an independent agency of the United States federal government that administers the Social Security program.

DYCD currently leases 40,610 square feet on the 17th and 18th floors under a license agreement on a month-to-month basis. DYCD and the borrower sponsor are in the process of finalizing a new 20-year lease to DYCD at a proposed annual base rent of $2,071,111 or $51.00 PSF. According to the borrower sponsor, the City of New York is meeting in March to review the proposal. At closing, $20.0 million of the loan amount was reserved and is releasable pursuant to the loan documents back to the borrower upon the execution of the DYCD lease or replacement tenants, both with an initial term of not less than ten years and a net effective rent, as reasonably determined by Lender, at least equal to the net effective rent under the current lease/license agreement. See “Escrows” section below. DYCD, established in 1996, provides programs for New York City youth and their families by funding a wide range of community development programs administrating city, state and federal funds. Other than Planned Parenthood, U.S. Social Security Administration and NYS Licensing, no other tenant accounts for more than 7.5% of net rentable area of the 123 William Street Property. As of January 31, 2017, the 123 William Street Property was 91.7% occupied by 29 tenants.

The following table presents certain information relating to the tenancy at the 123 William Street Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Planned Parenthood (Corporate)	NR/NR/NR	65,242(3)	12.0%	$41.82	$2,728,420	13.3%	7/31/2031(4)
U.S. Social Security Administration	AAA/Aaa/AA+	48,221	8.8%	$39.94	$1,926,086	9.4%	6/28/2022
NYC Department of Youth & Community Development (“DYCD”)	AA/Aa2/AA	40,610	7.4%	$42.00	$1,705,620	8.3%	MTM(5)
NYS Licensing	AA+/Aa1/AA+	45,313	8.3%	$34.56	$1,565,964(6)	7.6%	7/31/2022(7)
Securities Training Corporation	NR/NR/NR	32,356	5.9%	$34.00	$1,100,104	5.4%	6/30/2025
McAloon Friedman	NR/NR/NR	25,316	4.6%	$42.73	$1,081,710	5.3%	10/31/2019
Urban Justice Center	NR/NR/NR	20,305	3.7%	$46.00	$934,030	4.6%	12/31/2027(8)
Institute for Career Development	NR/NR/NR	26,459	4.9%	$30.23	$799,856	3.9%	8/31/2024(9)
NYC Rent Stabilization Association(10)	NR/NR/NR	17,811	3.3%	$43.00	$765,873	3.7%	1/31/2028(11)
NYC Administration Services (DCAS)	AA/Aa2/AA	20,877	3.8%	$32.00	$668,064	3.3%	4/30/2030(12)
Total Major Tenants		342,510	62.8%	$38.76	$13,275,727	64.8%

Non-Major Tenants		157,370	28.9%	$45.91	$7,225,186	35.2%

Occupied Collateral Total		499,880	91.7%	$41.01	$20,500,913	100.0%

Vacant Space		45,336	8.3%

Collateral Total		545,216	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 31, 2018 totaling $486,228.
(3)	Planned Parenthood’s net rentable area does not include 5,212 square feet of space on the 9th floor which Planned Parenthood subleases from Single Stop USA Inc. through December 2025.
(4)	Planned Parenthood has one, five-year renewal option.
(5)	DYCD currently leases 40,610 square feet on the 17th and 18th floors under a license agreement on a MTM basis. DYCD and the borrower sponsor are in the process of finalizing a new 20-year lease to DYCD at a proposed annual base rent of $2,071,111 or $51.00 per square foot. According to the borrower sponsor, the City of New York is meeting in March to review the proposal. At closing, $20.0 million of the loan amount was held back, which will be releasable back to the borrower upon the execution of the DYCD lease or replacement tenants, both with an initial term of not less than ten years and a net effective rent, as reasonably determined by Lender, at least equal to the net effective rent under the current lease/license agreement.
(6)	NYS Licensing has one, five-year renewal option.
(7)	Rent for NYS Licensing has been straight lined through lease expiration as these suites are leased to the State of New York, an investment grade tenant.
(8)	Urban Justice Center has one, five-year renewal option.
(9)	Institute for Career Development has one, five-year renewal option.
(10)	NYC Rent Stabilization Association entered into a new lease relocating to a portion of the 12th Floor which will commence in June 2017. NYC Rent Stabilization Association is currently in occupancy of 20,745 square feet on the 14th Floor. Information presented reflects the terms of the new lease.
(11)	NYC Rent Stabilization Association has one, five-year renewal option.
(12)	NYC Administration Services (DCAS) has the right to terminate its lease on or after May 2020 with 270 days written notice and one, five-year renewal option.

A-3-6

123 WILLIAM STREET

The following table presents certain information relating to the lease rollover schedule at the 123 William Street Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	1	40,610	7.4%	40,610	7.4%	$1,705,620	8.3%	$42.00
2017(5)	1	0	0.0%	40,610	7.4%	$6,615	0.0%	$0.00
2018	1	12,658	2.3%	53,268	9.8%	$577,838	2.8%	$45.65
2019	4	32,198	5.9%	85,466	15.7%	$1,458,636	7.1%	$45.30
2020	1	4,548	0.8%	90,014	16.5%	$195,908	1.0%	$43.08
2021	1	7,746	1.4%	97,760	17.9%	$406,897	2.0%	$52.53
2022	3	98,445	18.1%	196,205	36.0%	$3,679,798	17.9%	$37.38
2023	0	0	0.0%	196,205	36.0%	$0	0.0%	$0.00
2024	2	37,980	7.0%	234,185	43.0%	$1,221,639	6.0%	$32.17
2025	8	112,749	20.7%	346,934	63.6%	$4,819,374	23.5%	$42.74
2026	2	19,000	3.5%	365,934	67.1%	$932,202	4.5%	$49.06
2027	1	20,305	3.7%	386,239	70.8%	$934,030	4.6%	$46.00
Thereafter	4	113,641	20.8%	499,880	91.7%	$4,562,357	22.3%	$40.15
Vacant	0	45,336	8.3%	545,216	100.0%	$0	0.0%	$0.00
Total/Weighted Average	29	545,216	100.0%			$20,500,913	100.0%	$41.01

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	DYCD is currently MTM. DYCD and the borrower sponsor are in the process of finalizing a new 20-year lease to DYCD at a proposed annual base rent of $2,071,111 or $51.00 PSF. According to the borrower sponsor, the City of New York is meeting in March to review the proposal. At closing, $20.0 million of the loan amount was held back, which will be releasable back to the borrower upon the execution of the DYCD lease or a replacement tenant, both with an initial term of not less than ten years and a net effective rent, as reasonably determined by Lender, at least equal to the net effective rent under the current license agreement.
(5)	2017 includes Light Tower Fiber Networks which has no attributable net rentable area.

The following table presents historical occupancy percentages at the 123 William Street Property:

Historical Occupancy

12/31/2013(1)(2)(3)	12/31/2014(1)(3)(4)	12/31/2015(1)(4)	12/31/2016(1)(5)	1/31/2017(5)(6)
53.0%	71.1%	94.7%	98.3%	91.7%

(1)	Information obtained from the borrower.
(2)	12/31/2013 Occupancy is lower due to the largest and second largest tenants vacating the 123 William Street Property in 2011, totaling approximately 49.0% of the net rentable area.
(3)	The increase from 12/31/2013 Occupancy to 12/31/2014 Occupancy is primarily due to six tenants signing new leases totaling 88,549 square feet.
(4)	The increase from 12/31/2014 Occupancy to 12/31/2015 Occupancy is due to nine tenants signing new leases totaling 129,109 square feet.
(5)	The decrease from 12/31/2016 Occupancy to 1/31/2017 Occupancy is due to the expiration of NYS Office of Court Administration’s lease for 24,901 square feet on 12/31/2016.
(6)	Information obtained from the underwritten rent roll. Reflects NYC Rent Stabilization Association’s new lease of 17,811 square feet on the 12th Floor, which will commence in June 2017. NYC Rent Stabilization Association is currently in occupancy of 20,745 square feet on the 14th Floor. Based on NYC Rent Stabilization Association’s currently occupied space, current Occupancy is 92.2%.

A-3-7

123 WILLIAM STREET

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 123 William Street Property:

Cash Flow Analysis

	2014(1)	2015(1)	2016(1)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$10,255,831	$12,645,631	$18,150,854	$20,500,913(2)	92.7%	$37.60
Grossed Up Vacant Space	0	0	0	2,225,261	10.1	4.08
Total Reimbursables	847,404	1,155,488	1,521,125	1,540,393	7.0	2.83
Other Income	197,074	40,307	72,393	69,780	0.3	0.13
Less Vacancy & Credit Loss	0	0	0	(2,225,261)(3)	(10.1)	(4.08)
Effective Gross Income	$11,300,309	$13,841,425	$19,744,372	$22,111,086	100.0%	$40.55

Total Operating Expenses	$7,852,958	$8,896,462	$10,265,603	$10,391,444	47.0%	$19.06

Net Operating Income	$3,447,351	$4,944,963	$9,478,769	$11,719,642	53.0%	$21.50
TI/LC	0	0	0	1,269,897	5.7	2.33
Capital Expenditures	0	0	0	109,043	0.5	0.20
Net Cash Flow	$3,447,351	$4,944,963	$9,478,769	$10,340,702	46.8%	$18.97

NOI DSCR(4)	0.52x	0.75x	1.43x	1.77x
NCF DSCR(4)	0.52X	0.75x	1.43x	1.56x
NOI DY(4)	2.5%	3.5%	6.8%	8.4%
NCF DY(4)	2.5%	3.5%	6.8%	7.4%

(1)	Net Operating Income increased from 2014 to 2016 due to increases in base rent due and occupancy corresponding with approximately $11.9 million in recent capital expenditures invested in the 123 William Street Property.
(2)	U/W Base Rent includes contractual rent steps through March 31, 2018 totaling $486,228, approximately $53,916 of straight-line rent attributable to NYS Licensing, an investment grade-rated tenant and $765,873 of signed but not occupied rent, related to NYC Rent Stabilization Association which entered into a new lease relocating to a portion of the 12th Floor which will commence in June 2017.
(3)

The underwritten economic vacancy is 9.2%. The 123 William Street Property is currently 92.2% physically occupied and 91.7% leased as of January 31, 2017 based on the NYC Rent Stabilization’s new lease.

(4)	The debt service coverage ratios and debt yields are based on the 123 William Street Whole Loan.

Appraisal. As of the appraisal valuation date of February 1, 2017, the 123 William Street Property had an “as-is” appraised value of $290,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated January 31, 2017, there are no recognized environmental conditions at the 123 William Street Property.

Market Overview and Competition. The 123 William Street Property is located in Downtown Manhattan market within the Insurance office submarket in New York City. The Downtown Manhattan market consists of approximately 88.0 million square feet of office inventory, 13.3 million square feet of which attributable to the Insurance office submarket. The Insurance office submarket is located on the eastern side of the Downtown market, south of City Hall and north of the Financial East submarket. The Insurance office submarket has an 8.7% overall vacancy rate as of the third quarter of 2016, with overall asking rents of approximately $55.86 per square foot gross, below the average asking rent for Midtown Manhattan of $79.91 per square foot gross. According to a third party report, 624 firms have moved to Downtown Manhattan since 2005, 361 of which are in TAMI (technology, advertising, media and information). The 123 William Street Property is directly across from the Fulton Street subway station which provides access to the 2, 3, 4, 5, A, C and Z subway lines. The Fulton Street subway station connects to the larger Fulton Center complex, a $1.4 billion retail and transportation hub which opened in 2014. In addition, the 123 William Street Property is in proximity to the World Trade Center site, which upon completion will have a total of six office towers, a memorial, a 370,000 square foot retail concourse, a transportation hub and a performing arts center.

The appraisal identified six office buildings totaling approximately 4.0 million square feet that are considered to be directly competitive with the 123 William Street Property. The competitive set properties are located range in size from 355,364 square feet to 970,627 square feet with a weighted average occupancy rate of 96.3%.

A-3-8

123 WILLIAM STREET

The following table presents certain information relating to comparable office leases for the 123 William Street Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Number of Stories	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
140 Broadway New York, NY	1967/NAV	51	1,141,266	0.3 miles	Sirius Insurance	Jan 2017 / 7.0 Yrs	8,371	$57.43	Gross

1 Liberty Plaza New York, NY	1972/NAV	54	2,126,437	0.3 miles	The Solomon R. Guggenheim Foundation	Sep 2016 / 15.0 Yrs	45,558	$53.25	Gross

55 Broadway New York, NY	1983/NAV	32	295,000	0.6 miles	Cohen Seglias Pallas Greenhall & Furman PC	Aug 2016 / 7.0 Yrs	5,386	$52.30	Gross

55 Broadway New York, NY	1983/NAV	32	295,000	0.6 miles	ZaZoom Media Group	May 2016 / 10.0 Yrs	10,557	$48.18	Gross

88 Pine Street New York, NY	1971/NAV	32	624,000	0.4 miles	AmWins Group	May 2016 / 10.0 Yrs	21,760	$44.61	Gross

180 Maiden Lane New York, NY	1983/NAV	41	982,089	0.3 miles	MidVentures	Jul 2016 / 10.0 Yrs	20,768	$46.13	Gross

100 Wall Street New York, NY	1968/NAV	29	457,622	0.4 miles	Siebert Brandford & Shank	May 2016 / 10.0 Yrs	7,150	$51.91	Gross

100 Wall Street New York, NY	1968/NAV	29	457,622	0.4 miles	Aflac	Apr 2016 / 10.0 Yrs	12,352	$50.11	Gross

(1)	Information obtained from the appraisal.

The Borrower. The borrower is ARC NYC123WILLIAM, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 123 William Street Whole Loan. New York City Operating Partnership, L.P. is the guarantor of certain nonrecourse carveouts under the 123 William Street Whole Loan.

The Borrower Sponsor. The borrower sponsor is American Realty Capital New York City REIT (“NYC REIT”). NYC REIT is a real estate investment trust formed in 2013 with a primary strategy of purchasing income producing commercial real estate in New York City. NYC REIT maintains a portfolio of six properties in Manhattan including 1140 Avenue of the Americas, 9 Times Square, 200 Riverside Boulevard, 400 E. 67th Street and 421 W. 54th Street. As of September 30, 2016 the portfolio maintains approximately 1.1 million square feet of net rentable area and a weighted average occupancy of 89.8%. NYC REIT is an affiliate of AR Global Investments, LLC (“AR Global”), the successor business to AR Capital, LLC, parent of American Realty Capital Properties, Inc. Certain principals and affiliates of AR Global as well as the previous external advisor and sponsor of NYC REIT are subject to litigation and governmental proceedings. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $4,819,755 for outstanding tenant TI/LCs and free rent consisting of (i) $1,510,269 for outstanding TI/LCs associated with two tenants, (ii) $1,309,486 for outstanding free rent related to four tenants and (iii) $2,000,000 allocable to the TI/LCs and free rent for DYCD or an approved replacement tenant or tenants. Additionally, the loan documents provide for an upfront escrow at closing in the amount of $20,000,000 for a reserve related to DYCD which will be released to the borrower (less the amount equal to the aggregate cost of TI/LCs and free rent under the DYCD lease in excess of $2,000,000) upon the execution of a lease with DYCD for the existing DYCD premises for an initial term of at least ten years with a net effective rent at least equal to the net effective rent under DYCD’s current license agreement. Additionally, the reserve related to DYCD will be released to the borrower proportional to the percentage of leased space (less the sum of (a) the amount equal to the aggregate cost of TI/LCs and free rent under the replacement tenant or tenant’s lease in excess of $2,000,000 and (b) the amount equal to the amount that the loan would have to be prepaid in order for the debt yield as calculated in accordance with the loan documents to be equal to or greater than 8.2%) upon the execution and occupancy of one or more approved replacement leases of not less than 10,000 square feet. The loan documents do not require ongoing monthly escrows for real estate taxes, TI/LCs or replacement reserves as long as no Trigger Period (as defined below) is in effect. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no Trigger Period is in effect and (ii) borrower provides the lender with evidence that the 123 William Street Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

A “Trigger Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; and (ii) the debt service coverage ratio for the trailing 12-month period falling below 1.10x at the end of any calendar quarter. A Trigger Period will expire, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.12x for two consecutive calendar quarters.

A-3-9

123 WILLIAM STREET

Lockbox and Cash Management. The 123 William Street Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account. Prior to the occurrence of a Trigger Period, all excess funds are distributed to the borrower. During a Trigger Period, all excess cash flow is required to be swept to an excess cash flow fund.

Property Management. The 123 William Street Property is managed by Talpiot Management, LLC, d/b/a East End Realty.

Assumption. The borrower has the right to transfer the 123 William Street Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 certificates.

Partial Release. None permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the 123 William Street Property during the loan term. At origination, the 123 William Street Property had windstorm insurance coverage.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 123 William Street Property, as well as loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the 123 William Street Property is completed or the expiration of 18 months, whichever first occurs as well as an extended period of indemnity covering the 12 months following restoration. If TRIPRA or a similar statute is no longer in effect, borrower shall only be obligated to carry terrorism insurance if commercially available and, in such event, subject to a cap equal to two times the premium for the property and business/rental interruption coverage.

A-3-10

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A-3-11

THE DAVENPORT

THE DAVENPORT
THE DAVENPORT
HubSpot
25

HubSpot HubSpot HubSpot
INBOUND IS EVERYWHERE

A-3-12

THE DAVENPORT

The Davenport
25 First Street
Cambridge, MA 02141
Somerville
MIDDLESEX COUNTY
CAMBRIDGE
BOSTON
Everett
Mystic River
Charlestown
Charles River
Brookline
NORFOLK COUNTY
SUFFOLK COUNTY
Mission Hill
Roxbury
South End
Back Bay
Fenway
Chinatown
Downtown
Beacon Hill
Gov't Center
North End
Boston Common
Back Bay Fens
Charles River Reservation
Boston Naval Shipyard Natl. Historic Site
Logan Intl. Airport 2 miles
O'Malley Memorial Park
Somerville Hospital
Foss Park
Assembly Square Mall
ORANGE LINE
RED LINE
GREEN LINE
Harvard University
Harvard Law School
Radcliffe College
Lesley College
Harvard Museum of Natural History
Holy Ghost Hospital
Arthur M. Sackler Museum
Harvard Art Museum
Cambridge Health Alliance
JFK School of Government
Harvard Business School
Harvard Innovation Labs
Genzyme
Lincoln Park Community School
Twin City Plaza
Donnelly Field
Cambridge IBM Innovation Center
Biogen
One Kendall Square
IBM Watson Health
Ragon Institute
Whitehead Institute
Broad Institute
Cambridge Innovation Center
Amazon
Oracle
Constellation Pharmaceuticals
Museum of Science
MIT Museum
Massachusetts Institute of Technology
Microsoft New England Research and Development Ctr.
Briggs Field
Massachusetts General Hospital
Bunker Hill Community College
Ball Park
TD Garden
State House
Faneuil Hall Marketplace
New England Aquarium
Fisher College
Emerson College
Boston Univ. Field
Boston University
Prudential Center
Copley Place
Boston Conservatory of Music
Fenway Park
Wheelock College
Emmanuel College
Simmons College
Beth Israel Deaconess Medical Ctr.
Dana-Farber Cancer Inst.
Children's Hospital
Brigham and Women's Hospital
Harvard Medical School
Museum of Fine Arts
Northeastern University
Mass. College of Art and Design
New England Baptist Hospital
Roxbury Community College
Boston Convention & Exhibition Ctr.
Mass Pike
Massachusetts Ave
Memorial Dr
Storrow Memorial Dr
Commonwealth Ave
Beacon St
Cambridge St
Broadway
Kirkland St
Summer St
Pearl St
Washington St
McGrath Hwy
Hampshire St
Prospect St
Webster Ave
Windsor St
Binney St
Magazine St
River St
Brookline St
Sidney St
Albany St
Vassar St
Western Ave
Soldiers Field Rd
Oxford St
Cedar St
Lowell St
Richdale Ave
Medford St
Bunker Hill St
High St
Main St
Alford St
Columbus Ave
Tremont St
Mass Ave.
Stuart St
W. 4th St
Huntington
Brookline Ave
Babcock St
St. Paul St
Heath St
Centre St
Jamaicaway
Lamartine St
Walnut Ave
Warren St
Summer St
HARVARD BRIDGE
LONGFELLOW BRIDGE
CHARLESTOWN BRIDGE
ZAKIM BRIDGE
BOSTON UNIVERSITY BRIDGE
PORTER
HARVARD
CENTRAL
KENDALL/MIT
CHARLES/MGH
LECHMERE
SCIENCE PARK
NORTH STATION
HAYMARKET
BOWDOIN
AQUARIUM
DOWNTOWN CROSSING
SOUTH STATION
CHINATOWN
BOYLSTON
ARLINGTON
COPLEY
HYNES CONV. CTR.
KENMORE
BLANDFORD
BU EAST
BU CENTRAL
BU WEST
ST. PAUL
PLEASANT
BABCOCK
ST. MARYS
HAWES
KENT
FENWAY
LONGWOOD
BROOKLINE VILLAGE
RIVERWAY
MISSION PARK
FENWOOD
BRIGHAM CIRCLE
BACK OF THE HILL
HEATH STREET
NORTHEASTERN
SYMPHONY
PRUDENTIAL
MASS AVE
RUGGLES
ROXBURY CROSSING
JACKSON SQUARE
BACK BAY
NEW ENGLAND MED. CTR.
HERALD
E. BERKELEY
BROADWAY
DUDLEY
MELNEA CASS
SULLIVAN SQUARE
COMMUNITY COLLEGE
COOLIDGE CORNER
GREEN LINE C
GREEN LINE D
GREEN LINE E
93
90
1
1A
2
2A
3
9
20
28
99
Bedford
Burlington
Wakefield
Peabody
Salem
Marblehead
Lynn
Swampscott
Woburn
Stoneham
Saugus
Melrose
Winchester
Lexington
Malden
Medford
Revere
Nahant
Arlington
Everett
Chelsea
Belmont
Somerville
Waltham
Watertown
Winthrop
Lincoln
Atlantic Ocean
Newton
Brookline
Wellesley
Needham
Dedham
Milton
Quincy
Dover
Westwood
Norwood
Weymouth
Hingham
Braintree
Randolph
Medfield
Boston Harbor

A-3-13

No. 2 - The Davenport

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$55,000,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$55,000,000			Location:	Cambridge, MA
% of Initial Pool Balance:	8.6%			Size:	230,864 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$454.81
Borrower Name:	Davenport Owner (DE) LLC			Year Built/Renovated:	1888/2015
Borrower Sponsors(2):	Various			Title Vesting:	Fee
Mortgage Rate:	4.220%			Property Manager:	Self-managed
Note Date:	February 6, 2017			4th Most Recent Occupancy:	100.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy:	100.0% (12/31/2014)
Maturity Date:	February 11, 2027			2nd Most Recent Occupancy(4):	71.5% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	100.0% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	93.2% (1/31/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(25),D(90),O(5)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(5):	$6,085,945 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(5):	$5,850,147 (Annualized 11 11/30/2016)
Additional Debt Type(1):	Pari Passu; Future Mezzanine

				U/W Revenues:	$13,321,827
Escrows and Reserves(3):				U/W Expenses:	$4,276,442
				U/W NOI(5):	$9,045,386
Type:	Initial	Monthly	Cap (If Any)	U/W NCF:	$8,368,772
Taxes	$0	Springing	NAP	U/W NOI DSCR(1):	2.01x
Insurance	$0	Springing	NAP	U/W NCF DSCR(1):	1.86x
Replacement Reserves	$0	Springing	NAP	U/W NOI Debt Yield(1):	8.6%
Deferred Maintenance	$5,225	$0	NAP	U/W NCF Debt Yield(1):	8.0%
TI/LC Reserve	$0	Springing	(3)	As-Stabilized Appraised Value(6):	$214,000,000
Rent Abatement Reserve	$2,030,190	$78,177	$938,123	As-Stabilized Appraisal Valuation Date(6):	November 1, 2018
HubSpot TI/LC Reserve	$7,938,810	$181,108	$2,173,299	Cut-off Date LTV Ratio(1):	49.1%
HubSpot Basement Reserve	$94,633	$94,633	$1,135,600	LTV Ratio at Maturity(1):	49.1%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of The Davenport Whole Loan (as defined below) as of the Cut-off Date.
(2)	See “Borrower Sponsors” section.
(3)	See “Escrows” section.
(4)	See “Historical Occupancy” section.
(5)	See “Cash Flow Analysis” section.
(6)	See “Appraisal” section. The Davenport Property (as defined below) has an “As-is” Appraised Value of $204,000,000, resulting in an As-is Cut-off Date LTV Ratio and LTV Ratio at Maturity of 51.5%.

The Mortgage Loan. The mortgage loan (“The Davenport Mortgage Loan”) is part of a whole loan (the “The Davenport Whole Loan”) that is evidenced by two pari passu promissory notes (Note A-1 and Note A-2) secured by a first mortgage encumbering a class A office property located in Cambridge, Massachusetts (“The Davenport Property”). The Davenport Whole Loan was originated on February 6, 2017 by Wells Fargo Bank, National Association. The Davenport Whole Loan had an original principal balance of $105,000,000, has an outstanding principal balance as of the Cut-off Date of $105,000,000 and accrues interest at an interest rate of 4.220% per annum. The Davenport Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments. The Davenport Whole Loan matures on February 11, 2027.

Note A-1, which will be contributed to the WFCM 2017-RB1 Trust, had an original principal balance of $55,000,000, has an outstanding principal balance as of the Cut-off Date of $55,000,000 and represents the controlling interest in The Davenport Whole Loan. The non-controlling Note A-2, which had an original principal balance of $50,000,000, is expected to be contributed to a future securitization trust or trusts. The lender provides no assurances that any non-securitized pari passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Davenport Whole Loan” in the Preliminary Prospectus.

A-3-14

THE DAVENPORT

Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$55,000,000	WFCM 2017-RB1	Yes
A-2	$50,000,000	Wells Fargo Bank, National Association	No
Total	$105,000,000

(1)	The lender provides no assurances that any non-securitized pari passu note will not be split further.

Following the lockout period, the borrower has the right to defease The Davenport Whole Loan in whole, but not in part, on any date before October 11, 2026. In addition, The Davenport Whole Loan is prepayable without penalty on or after October 11, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 11, 2019.

Sources and Uses

Sources			Uses
Original whole loan amount	$105,000,000	49.0%	Purchase price	$202,500,000	94.5%
Borrower Sponsor’s new cash contribution	109,393,255	51.0	Reserves	10,068,858	4.7
			Closing costs	1,824,397	0.9
Total Sources	$214,393,255	100.0%	Total Uses	$214,393,255	100.0%

The Property. The Davenport Property is a four story, class A office building totaling 230,864 square feet and located in Cambridge, Massachusetts, approximately 1.4 miles northwest of the Boston central business district. Built in 1888 and renovated in 2015, The Davenport Property is situated on a full 1.6-acre city block. The previous owners invested approximately $26.7 million into The Davenport Property including $11.0 million of capital expenditures, $7.8 million in prior tenant improvement and leasing commissions (“TI/LC”), and $7.9 million in current TI/LCs, which have been reserved upfront. The capital expenditures include a completely redesigned and upgraded lobby, elevator modernization and cab upgrade, roof replacement and repairs, façade improvements, and building system upgrades to the HVAC and fire alarm. The Davenport Property also has Wired Certified Gold internet infrastructure and connectivity and features many amenities for the younger, tech-oriented workforce including nap rooms, common areas for collaborative work and an employee cafeteria and conference center.

The Davenport Property serves as the global headquarters of HubSpot, a provider of cloud-based marketing and sales software for small and mid-size businesses. HubSpot uses integrated applications, such as social media, search engine optimization, blogging, website content management, marketing automation, email, and analytics and reporting, which enable businesses to attract visitors to their websites, convert visitors into leads, and close leads into customers. HubSpot’s products allow its customers to easily execute, manage and analyze sophisticated email marketing campaigns. According to a third party industry research report, HubSpot is a leader in the marketing automation industry and controls approximately 50% of global market share and approximately 29% of U.S. market share. HubSpot has over 23,000 customers in more than 90 countries and strong customer relationships as evidenced by its monthly subscription retention rate of over 90%. HubSpot is a publicly traded company on the New York Stock Exchange (HUBS) and had a market capitalization of $2.2 billion as of March 1, 2017.

HubSpot has been in occupancy since 2010 and has gradually expanded within The Davenport Property. In 2015, in order to facilitate its rapid growth, HubSpot executed a long-term lease renewal through October 2027 for its 118,561 square feet of space and added 66,887 square feet of expansion space. HubSpot currently occupies 185,448 square feet (80.3% of net rentable area). Further, HubSpot’s lease has contractual phased-in expansions to lease 100% of the net rentable area at The Davenport Property by May 2018. The first expansion will commence on January 1, 2018 and encompass 18,674 square feet (8.1% of net rentable area), and the second expansion will occur on May 1, 2018 where HubSpot will take over 11,064 square feet (4.8% of net rentable area). After the second expansion, HubSpot is contractually obligated to lease the 15,678 square feet (6.8% of net rentable area) of basement space. These three spaces are collectively referred to as the “Put Premises” (see “Major Tenants” section). On December 1, 2020, HubSpot’s below market rent on its original 118,561 square feet of space will be re-set to $57.00 per square foot, triple net, bringing its rent in-line with the expansion spaces. The Davenport Property will benefit from the December 2020 rent re-set, which will equate to an increase in effective gross income of approximately $4.7 million by year-end 2021.

The Davenport Property does not offer on-site parking but has a long-term 99-year parking agreement with the City of Cambridge, which was executed on November 18, 1985, to lease up to 250 parking spaces at the adjacent parking garage, resulting in a parking ratio of 1.1 spaces per 1,000 square feet of rentable area. HubSpot is contractually obligated to lease a minimum of 202 parking spaces. As of January 31, 2017, The Davenport Property was 93.2% occupied by three tenants (see “Major Tenants” section).

A-3-15

THE DAVENPORT

The following table presents certain information relating to the tenancy at The Davenport Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
HubSpot(2)(3)	NR/NR/NR	185,448	80.3%	$42.54	$7,889,432	84.2%	10/31/2027(7)
Atlas Venture(4)	NR/NR/NR	18,674	8.1%	$54.00	$1,008,396	10.8%	10/31/2017
Nature Publishing Group(5)	NR/NR/NR	11,064	4.8%	$43.00	$475,752	5.1%	4/30/2018
Total Major Tenants		215,186	93.2%	$43.56	$9,373,580	100.0%

Non-Major Tenants		0	0.0%	$0.00	$0	0.0%

Occupied Collateral Total		215,186	93.2%	$43.56	$9,373,580	100.0%

Vacant Space(6)		15,678	6.8%

Collateral Total		230,864	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2018 totaling $448,637.
(2)	HubSpot occupies eight office spaces totaling 185,448 square feet. The office spaces have Annual U/W Base Rent PSFs of $36.15 (four spaces totaling 112,930 square feet), $34.65 (one space totaling 5,631 square feet), and $54.00 (three spaces totaling 66,887 square feet).
(3)	HubSpot is receiving six months free rent through June 2017 on 15,910 square feet (6.9% of net rentable area) and eight months free rent through August 2017 on 42,834 square feet (18.6% of net rentable area). This free rent amount has been reserved upfront at closing.
(4)	“Put Premise A” and “Put Premise B” are currently occupied by Atlas Venture through October 31, 2017. HubSpot is contractually obligated to take possession of these spaces by January 1, 2018. Annual U/W Base Rent PSF of $54.00 is based on HubSpot’s contractual rent beginning on January 1, 2018. Atlas Venture currently leases Put Premise A for $35.78 per square foot and Put Premise B for $49.00 per square foot.
(5)	“Put Premise C” is currently occupied by Nature Publishing Group through April 30, 2018. HubSpot is contractually obligated to take possession of Put Premise C by May 1, 2018 at a rental rate of $55.00 per square foot. Annual U/W Base Rent PSF of $43.00 is based on Nature Publishing Group’s May 2017 contractual rent step.
(6)	Vacant Space is comprised of 5,678 square feet of basement office space and 10,000 square feet of basement storage space. Upon the commencement of Put Premise C, HubSpot is contractually obligated to lease the basement office space for $48.00 per square foot and the basement storage space for $15.00 per square foot. Both spaces were underwritten as vacant, but HubSpot will likely use this space for a tenant amenity.
(7)	HubSpot has two, 5-year lease renewal options.

The following table presents certain information relating to the lease rollover schedule at The Davenport Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	2(3)	18,674	8.1%	18,674	8.1%	$1,008,396	10.8%	$54.00
2018	1(4)	11,064	4.8%	29,738	12.9%	$475,752	5.1%	$43.00
2019	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2020	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2021	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2022	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2023	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2024	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2025	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2026	0	0	0.0%	29,738	12.9%	$0	0.0%	$0.00
2027	8	185,448	80.3%	215,186	93.2%	$7,889,432	84.2%	$42.54
Thereafter	0	0	0.0%	215,186	93.2%	$0	0.0%	$0.00
Vacant(5)	0	15,678	6.8%	230,864	100.0%	$0	0.0%	$0.00
Total/Weighted Average	11(6)	230,864	100.0%			$9,373,580	100.0%	$43.56

(1)	Information obtained from the underwritten rent roll.
(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(3)	Put Premise A and Put Premise B are currently occupied by Atlas Venture through October 31, 2017. HubSpot is contractually obligated to take possession of these spaces by January 1, 2018. Annual U/W Base Rent PSF of $54.00 is based on HubSpot’s contractual rent beginning on January 1, 2018. Atlas Venture currently leases Put Premise A for $35.78 per square foot and Put Premise B for $49.00 per square foot.
(4)	Put Premise C is currently occupied by Nature Publishing Group through April 30, 2018. HubSpot is contractually obligated to take possession of Put Premise C by May 1, 2018 at a rental rate of $55.00 per square foot.
(5)	Vacant Space is comprised of 5,678 square feet of basement office space and 10,000 square feet of basement storage space. Upon the commencement of Put Premise C, HubSpot is contractually obligated to lease the basement office space for $48.00 per square foot and the basement storage space for $15.00 per square foot.
(6)	The Davenport Property is occupied by three tenants subject to 11 leases.

A-3-16

THE DAVENPORT

The following table presents historical occupancy percentages at The Davenport Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)(2)	12/31/2016(1)(2)	1/31/2017(3)
100.0%	100.0%	71.5%	100.0%	93.2%

(1)	Information obtained from the borrower.
(2)	HubSpot expanded into the space formerly occupied by Sonos and Zipcar, which vacated in 2015.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at The Davenport Property:

Cash Flow Analysis(1)

	2015	Annualized 11 11/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF	Year 4 12/31/2021(2)
Base Rent	$8,832,174	$6,853,343	$9,373,580(3)	70.4%	$40.60	$13,152,367
Grossed Up Vacant Space	0	0	422,544	3.2	1.83	0
Total Reimbursables	785,719	2,535,443	3,524,376	26.5	15.27	4,300,986
Other Income	778,407	476,360	491,134	3.7	2.13	557,924
Less Vacancy & Credit Loss	0	0	(489,806)	(3.7)	(2.12)	0
Effective Gross Income	$10,396,300	$9,865,147	$13,321,827	100.0%	$57.70	$18,011,277

Total Operating Expenses	$4,310,355	$4,014,999	$4,276,442	32.1%	$18.52	$4,975,245

Net Operating Income	$6,085,945(4)	$5,850,147(4)	$9,045,386(4)	67.9%	$39.18	$13,036,032
TI/LC	0	0	630,441	4.7	2.73	0
Capital Expenditures	0	0	46,173	0.3	0.20	66,862
Net Cash Flow	$6,085,945	$5,850,147	$8,368,772	62.8%	$36.25	$12,969,170

NOI DSCR(5)	1.35x	1.30x	2.01x			2.90x
NCF DSCR(5)	1.35x	1.30x	1.86x			2.89x
NOI DY(5)	5.8%	5.6%	8.6%			12.4%
NCF DY(5)	5.8%	5.6%	8.0%			12.4%

(1)	Historical financials prior to 2015 are not available as The Davenport Property was acquired in February 2017 and the seller did not provide historical cash flows.
(2)	Year 4 12/31/2021 is based on the appraiser’s as-stabilized discounted cash flow analysis when HubSpot will be leasing 100.0% of The Davenport Property at $58.00 per square foot for the office space (see “Appraisal” section).
(3)	In addition to the HubSpot expansion spaces, Base Rent includes contractual rent steps through March 2018 totaling $448,637 (see “Major Tenants” section).
(4)	U/W Net Operating Income is greater than 2015 and Annualized 11 11/30/2016 due to HubSpot leasing the three expansion spaces, Put Premise A and Put Premise B. HubSpot had not yet commenced paying rent on those spaces.
(5)	The debt service coverage ratios and debt yields are based on The Davenport Whole Loan.

Appraisal. As of the appraisal valuation date of January 19, 2017, The Davenport Property had an “as-is” appraised value of $204,000,000, which equates to an “as-is” Cut-off Date LTV Ratio of 51.5%. The appraiser also concluded to an “as-stabilized” value of $214,000,000 as of November 1, 2018, which equates to an “as-stabilized” Cut-off Date LTV Ratio of 49.1%. The appraiser also concluded to a dark value of $162,000,000, which equates to a loan to dark value of 64.8%.

Environmental Matters. According to a Phase I environmental site assessment dated January 18, 2017, there was no evidence of any recognized environmental conditions at The Davenport Property.

Market Overview and Competition. The Davenport Property is located in Cambridge, Massachusetts, approximately 1.4 miles northwest of the central business district of Boston one block from the MBTA Lechmere Green Line station and 3.4 miles west of Boston Logan International Airport. The Davenport Property is located within the East Cambridge neighborhood of the Kendall Square area of Boston, which is known for its concentration of life science, pharmaceutical, technology firms and its proximity to the Massachusetts Institute of Technology (“MIT”), which is located approximately 1.0 mile southwest of The Davenport Property. Additional businesses in the Kendall Square area include Google, Biogen Idec, Camp, Dresser, McKee, Whitehead Institute for Biomedical Research, Genzyme, Novartis, Vertex, and the John A. Volpe National Transportation Systems Center.

According to a third-party report, the Boston area is home to 35 colleges and universities, including Harvard and MIT and serves as a hub for life sciences research and technology companies. Cambridge is home to 14 innovative incubators and co-working spaces, including the Cambridge Innovation Center (“CIC”), which was founded in 1999 and has been home to over 3,500 companies. Companies originally founded at CIC have created over $3.9 billion in publicly disclosed exit value since 2001 and have raised approximately $2.7 billion in venture capital and strategic investment since 2001. Additionally, Cambridge-based companies raised approximately $1.0 billion in 21 venture capital placements in 2016. According to a third party market research report, the 2016 estimated population within a one-, three- and five- mile radius of The Davenport Property was 45,036, 455,360 and 977,515. The 2016 estimated average household income within the same radii was $117,803, $98,958 and $92,307.

A-3-17

THE DAVENPORT

According to a third party market research report, the most significant impact on commercial real estate, particularly in Boston, comes from shifting demographic preferences like access to collaborative space, live/work/play environments and proximity to urban amenities, which drive corporate site selection. Cambridge has benefited from this as rents continue to grow and availability remains limited. In addition, The Davenport Property is located within the East Cambridge/Kendall Square submarket of the Boston office market. As of the fourth quarter of 2016, the class A office submarket reported an inventory of 58 buildings totaling approximately 13.0 million square feet with a 2.9% vacancy rate, an asking rental rate of $78.01 per square foot, gross, and positive absorption of 120,373 square feet.

The appraiser concluded to market rents for The Davenport Property of $71.00 per square foot, gross, for office space on floors 1-4; $48.00 per square foot, gross, for basement office space; and $15.00 per square foot, gross, for storage space. Overall, the appraiser concluded that the in-place rents at The Davenport Property are below market levels, but are expected to increase to market levels by December 2020 due to HubSpot’s contractual rent increases of $1.00 per square foot per year.

The following table presents certain information relating to comparable office leases for The Davenport Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/ Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
55 Cambridge Pky Cambridge, MA	1985/NAP	9	275,968	100%	0.4 miles	Flagship Ventures	October 2016 / 12.0 Years	20,623	$73.00	Gross
One Broadway Cambridge, MA	1969/2000	16	312,000	100%	0.7 miles	Facebook, Inc.	September 2016 / 5.0 Years	18,768	$79.00	Modified Gross
55 Cambridge Pky Cambridge, MA	1985/NAP	9	275,968	100%	0.4 miles	CarGurus	September 2016 / 6.3 Years	30,534	$73.00	Gross
One Kendall Square Cambridge, MA	1887/1985	3	19,821	100%	0.9 miles	Toyota	July 2016 / 7.0 Years	13,000	$74.00	Gross
Canal Park Cambridge, MA	1983/2015	4	101,457	100%	180 feet	HubSpot	April 2016 / 6.8 Years	8,562	$69.00	Modified Gross
One Memorial Cambridge, MA	1985/2007	17	352,905	100%	0.8 miles	Microsoft	February 2016 / 10.5 Years	156,000	$67.50	Net
Riverfront Office Park Cambridge, MA	1986/NAP	14	305,589	98.2%	0.6 miles	MIT	June 2015 / 6.0 Years	45,868	$69.00	Gross
450 Kendall St Cambridge, MA	2014/NAP	5	64,000	100%	0.6 miles	MPM Capital	January 2015 / 7.0 Years	14,700	$59.00	Net

(1)	Information obtained from the appraisal and underwritten rent roll.

The Borrower. The borrower is Davenport Owner (DE) LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Davenport Whole Loan.

The Borrower Sponsors. The borrower sponsors are OPG Investment Holdings US Inc. (“OPG”) and Alony-Hetz Properties & Investments Ltd. (“Alony Hetz”). Alony-Hetz was established in 1989 and is one of Israel’s largest real estate investment holding companies, with assets in Israeli and overseas. Alony-Hetz primarily focuses on real estate with long-term leases and quality tenant rosters. OPG, also known as Oxford Properties Group, is the real estate arm of the Ontario Municipal Employees Retirement System (“OMERS”). OMERS is one of Canada’s largest pension funds with net assets of $85.2 billion as of year-end 2016, representing an $8.1 billion increase over 2015. OPG is a global platform for real estate investment, development and management with over 2,000 employees and over $40 billion of real assets under management, including seven office properties in Boston totaling more than 4.0 million square feet.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $5,225 for deferred maintenance, $2,030,190 for rent abatements (excluding the Put Premises), $7,938,810 for TI/LC obligations related to HubSpot, and $94,633 for HubSpot’s basement reserve.

The loan documents provide for ongoing monthly escrows of $78,177 for rent abatements related to the Put Premises (subject to a cap of $938,123), $181,108 for HubSpot TI/LCs (subject to a cap of $2,173,299), and $94,633 for HubSpot’s basement reserve (subject to a cap of $1,135,600). The loan documents do not require ongoing monthly escrows for taxes, replacements reserves, and TI/LCs as long as no Cash Trap Event Period (as defined below) has occurred and is continuing, or with regard to insurance premiums, as long as (i) no Cash Trap Event Period (as defined below) has occurred and is continuing, (ii) borrower provides the lender with evidence that The Davenport Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect and (iii) borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums. During a Cash Trap Event Period, TI/LC reserves will be capped at $25.00 multiplied by the net rentable area of The Davenport Property.

A-3-18

THE DAVENPORT

Lockbox and Cash Management. The Davenport Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay all rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess cash flow is required to be distributed to the borrower. During a Cash Trap Event Period, all rents are required to be swept to a lender-controlled cash management account and excess cash flow is held by lender as additional collateral unless the Cash Trap Event Period is triggered by clause (iii) in the paragraph below, in which event all excess funds will be swept to a subaccount for the payment of potential re-leasing expenses related to the HubSpot space (the “HubSpot Reserve Subaccount”).

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio falling below 1.25x for two consecutive quarters; or (iii) the occurrence of a HubSpot Trigger Event (as defined below).

A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters; and with respect to clause (iii), upon the earlier of (a) the date on which the aggregate amount of funds deposited in the HubSpot Reserve Subaccount equals or exceeds the applicable HubSpot Reserve Cap (as defined below); (b) HubSpot’s space is at least 90% occupied by HubSpot and/or one or more satisfactory replacement tenants paying full unabated rent in an amount not less than HubSpot’s weighted average contractual rental rate, and all TI/LCs provided have been paid and accepted; (c) the borrower executes new leases with one or more tenants resulting in The Davenport Property achieving a net cash flow debt yield of 7.2% or more, and all TI/LCs provided have been paid and accepted; or (d) HubSpot is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to final, non-appealable order of a court of competent jurisdiction.

A “HubSpot Trigger Event” will occur upon the earlier of HubSpot (1) failing to renew its lease on or prior to March 1, 2026; (2) failing to occupy at least 67% of its space; or (3) entering into or being subject to bankruptcy or similar insolvency proceedings.

The “HubSpot Reserve Cap” is an amount equal to the product of (a) the net rentable square footage of the HubSpot space and (b) $50.00. With regard to a HubSpot Trigger Event triggered by clause (2) above, the HubSpot Reserve Cap will be reduced proportionately if (I) any of the HubSpot space is re-leased; (II) all tenant obligations have been paid with respect to such re-leased space; and (III) the replacement tenant has unconditionally accepted possession of such re-leased space (“Proportionate HubSpot Reduction”). A Proportionate HubSpot Reduction does not apply to a HubSpot Trigger Event triggered by clauses (1) or (3) above.

Property Management. The Davenport Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer The Davenport Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if requested by lender, rating agency confirmation that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 certificates and similar confirmations from each rating agency rating any securities backed by The Davenport Companion Loan with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Provided no event of default has occurred and is continuing and upon written notice provided to the lender, the borrower is permitted to incur future mezzanine indebtedness, provided that (a) the mezzanine lender enters into an intercreditor agreement acceptable to the rating agencies and reasonably acceptable to the lender; (b) the mezzanine loan will have a term that is at least co-terminus with The Davenport Whole Loan; (c) the combined loan-to-value ratio will not be greater than 51.5%; (d) the debt service coverage ratio of The Davenport Whole Loan and the mezzanine loan will not be less than 1.82x; (e) a rating agency confirmation from DBRS, Fitch, and Moody’s that the future mezzanine indebtedness will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 Certificates or similar ratings confirmations from each rating agency rating any securities backed by The Davenport Companion Loan with respect to the ratings of such securities; and (f) any other requirements as stated under the loan documents are met.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of The Davenport Property (provided the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption insurance coverage on a stand-alone basis if the Terrorism Risk Insurance Program Authorization Act is no longer in effect), as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from The Davenport Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of The Davenport Property is completed, or the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm and Flood Insurance. The loan documents require windstorm and flood insurance covering the full replacement cost of The Davenport Property during the loan term.  At the time of loan closing, The Davenport Property had windstorm insurance coverage and flood insurance in the maximum limit available under the National Flood Insurance Program together with excess coverage.

A-3-19

CENTER WEST

A-3-20

CENTER WEST

SANTA MONICA MTS.
Hotel Bel-Air
Bel Air
Beverly Glen Blvd
Bel Air Country Club
Sunset Blvd
Hilgard Ave
405
Getty Center South Bldg.
Luxe Sunset Blvd. Hotel
San Diego Fwy
Veteran Ave
UCLA Anderson School of Management
Fowler Museum at UCLA
Drake Track Stadium
University of California - Los Angeles
Schoenberg Hall
Warner Ave
Southern Regional Library
Gayley Ave
Pauley Pavilion
UCLA Planetarium
Montana Ave
Sunset Blvd
BRENTWOOD VILLAGE
Ronald Reagan UCLA Medical Plaza
Westwood Plaza
David Geffen School of Medicine at UCLA
Mildred E. Mathias Botanical Garden
Le Conte Ave
W Los Angeles-Beverly Hills
Holmby Park
Los Angeles Country Club
Beverly Hills
2
Wilshire Blvd
The Beverly Hilton
The Peninsula Beverly Hills
Center West
10877 Wilshire Boulevard
Los Angeles, CA 90024
Brentwood Heights
LOS ANGELES NATIONAL CEMETERY
WESTWOOD VILLAGE
Geffen Playhouse Theater
Wilshire Blvd
Hammer Museum
Kimpton Hotel Palomar LA-Beverly Hills
Century Park East
Ave of The Stars
Westfield Century City
The Annenberg Space for Photography
Consulate General of the Czech Republic
Oppenheimer Tower
Westwood
Consulate General of France
Century City
Century Park West
Barrington Ave
Veterans Affairs Dept.
Westwood Park
Westwood Blvd
Santa Monica Blvd
Fox Plaza
InterContinental LA-Century City
San Vicente Blvd
LA Temple-The Church of Jesus Christ of Latter-Day Saints
20th Century Fox Studios
Brentwood
Barrington Ave
VA Greater Los Angeles Healthcare
Sepulveda Blvd
2
Overland Ave
Beverly Glen Blvd
Pico Blvd
Motor Ave
Bundy Dr
405
LOS ANGELES
2
Wilshire Blvd
Santa Monica Blvd
SAWTELLE JAPANTOWN
San Diego Fwy
Hillcrest Country Club
Sawtelle
Olympic Blvd
Sepulveda Blvd
Westside Pavilion
2
Bundy Dr
Barrington Ave
Pico Blvd
WESTWOOD
Manning Ave
Cheviot Hills
West L.A.
LOS ANGELES COUNTY
Overland Ave
Santa Monica
METRO EXPO LINE
BUNDY
Santa Monica Fwy
Downtown Los Angeles 8 miles
26th St
Olympic Blvd
10
National Pl
10
BERGAMOT
Gateway Blvd
PALMS
Downtown Santa Monica 3 miles
Santa Monica Fwy
Pico Blvd
10
Palms
Overland Ave
Ocean Park Blvd
National Blvd
Mar Vista
405
Sepulveda Blvd
Santa Monica Airport
LA Intl. Airport 7 miles
SANTA SUSANA MTS.
Santa Clarita
SAN GABRIEL MTS.
Simi Valley
Thousand Oaks
Burbank
Glendale
Pasadena
SAN MONICA MTS.
LOS ANGELES
Santa Monica
Pacific Ocean
Torrance
LONG BEACH
ANAHEIM
Huntington Beach

A-3-21

No. 3 – Center West

Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$40,000,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$40,000,000			Location:	Los Angeles, CA
% of Initial Pool Balance:	6.3%			Size:	349,298 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$229.03
Borrower Name:	Center West			Year Built/Renovated:	1985/NAP
Borrower Sponsor:	Kambiz Hekmat			Title Vesting:	Leasehold
Mortgage Rate:	4.4350%			Property Manager:	Self-managed
Note Date:	December 6, 2016			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(4):	66.2% (12/31/2013)
Maturity Date:	December 6, 2026			2nd Most Recent Occupancy (As of)(4):	55.4% (12/31/2014)
IO Period:	120 months			Most Recent Occupancy (As of)(4):	53.8% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	57.1% (11/2/2016)
Seasoning:	3 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$7,071,123 (12/31/2013)
Call Protection(2):	L(24),GRTR 2%orYM(92),O(4)			3rd Most Recent NOI (As of):	$7,429,652 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$6,675,068 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$7,164,676 (TTM 8/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$13,841,932
				U/W Expenses:	$6,099,920
				U/W NOI(5):	$7,742,012
Escrows and Reserves(3):				U/W NCF(5):	$6,990,633
				U/W NOI DSCR(1)(5):	2.15x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1)(5):	1.94x
Taxes	$0	Springing	NAP	U/W NOI Debt Yield(1)(5):	9.7%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1)(5):	8.7%
Replacement Reserves	$0	Springing	NAP	As-Is Appraised Value(1)(6):	$209,000,000
TI/LC Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	October 20, 2016
Unfunded Obligations	$2,352,223	$0	NAP	Cut-off Date LTV Ratio(1)(6):	38.3%
Ground Rent	$0	Springing	NAP	LTV Ratio at Maturity (1)(6):	38.3%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Center West Whole Loan.
(2)	See “Partial Prepayment” section.
(3)	See “Escrows” section.
(4)	See “Historical Occupancy” section.
(5)	Stabilized U/W NOI and Stabilized U/W NCF, assuming the underwritten rent roll is leased up to the third quarter 2016 Westwood Class A office submarket occupancy of 90.7% and vacant spaces are grossed up at the appraisal’s concluded market rents, would be $14.8 million and $13.6 million, respectively. Based on the Stabilized NOI and Stabilized U/W NCF, the U/W NOI Debt Yield and U/W NCF DSCR are 18.4% and 3.78x, respectively.
(6)	See “Appraisal” section. The appraisal concluded an “as-is” and “as stabilized” appraised value. The Cut-off Date LTV Ratio and LTV Ratio at Maturity is calculated based on the “as-is” value of $209.0 million as of October 20, 2016. The Cut-off Date LTV Ratio and LTV Ratio at Maturity, calculated based on the “as stabilized” appraised value of $256.0 million as of April 1, 2019, assuming a stabilized occupancy of 95.0%, is 31.3%.

The Mortgage Loan. The mortgage loan (the “Center West Mortgage Loan”) is part of a whole loan (the “Center West Whole Loan”) that is evidenced by four pari passu promissory notes (Note A-1, Note A-2, Note A-3 and Note A-4) secured by a first mortgage encumbering the borrower’s leasehold interest in a 23-story, 349,298 square feet Class A office building located in Los Angeles, California (the “Center West Property”). The Center West Whole Loan was originated on December 6, 2016 by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”). The Center West Whole Loan had an original principal balance of $80,000,000, has an outstanding principal balance as of the Cut-off Date of $80,000,000 and accrues interest at an interest rate of 4.4350% per annum. The Center West Whole Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires interest-only payments through the term of the Center West Whole Loan. The Center West Whole Loan matures on December 6, 2026.

The Center West Mortgage Loan, evidenced by the controlling Note A-2 and non-controlling Note A-3, had an aggregate original principal balance of $40,000,000, has an aggregate outstanding principal balance of $40,000,000 as of the Cut-Off Date and will be contributed to the WFCM 2017-RB1 Trust. The non-controlling Note A-1, with an original principal balance of $30,000,000, is currently held in the BBCMS 2017-C1 Trust. The non-controlling Note A-4, with an original principal balance of $10,000,000, is currently held by UBS AG, New York Branch and is expected to be contributed to one or more future trusts. Each of the mortgage loans evidenced by Note A-1 and Note A-4 are referred to herein as the “Center West Companion Loans”. The lender provides no

A-3-22

CENTER WEST

assurances that any non-securitized pari-passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—Center West Whole Loan” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$30,000,000	BBCMS 2017-C1	No
A-2	$25,000,000	WFCM 2017-RB1	Yes
A-3	$15,000,000	WFCM 2017-RB1	No
A-4	$10,000,000	UBS AG, New York Branch	No
Total	$80,000,000

The borrower has the right to prepay the Center West Whole Loan in whole on any date after December 6, 2019, provided that the borrower pays the greater of a yield maintenance premium or prepayment premium equal to 2.0% of the principal amount being prepaid; provided however, the Center West Whole Loan is prepayable without penalty on or after September 6, 2026. Under certain circumstances, the borrower will be required to prepay the Center West Whole Loan in part. See “Partial Prepayment” section.

Sources and Uses

Sources			Uses
Original whole loan amount	$80,000,000	85.8%	Loan payoff(1)	$90,419,400	97.0%
Borrower sponsor’s new cash contribution	13,211,537	14.2	Reserves	2,352,223	2.5
			Closing costs	439,914	0.5
Total Sources	$93,211,537	100.0%	Total Uses	$93,211,537	100.0%

(1)	The Center West Property was previously securitized in the JPMCC 2007-LDPX transaction.

The Property. The Center West Property is a 23-story, 349,298 square foot, Class A office building located situated in the central business district of Los Angeles, California. Constructed in 1985, the Center West Property is situated on a 1.3-acre site containing 773 parking spaces (2.2 spaces per 1,000 square feet) in a four-level subterranean parking garage as well as two above grade partial parking levels. Amenities at the Center West Property include ground floor retail and service tenants, a three-story main lobby with coffered ceilings, an atrium lobby with 40-foot ceilings with a café and landscaped dining area, single corridor configuration, with bay depths varying from 33 to 39 feet, on-site management office, 24-hour security, valet/self-parking service and on-site car wash service.

The Center West Property is located in the area of Los Angeles known as Westwood. Westwood provides for ease of access and availability of nearby amenities in one of Los Angeles’ major business centers, according to the appraisal. Westwood is bounded by Beverly Hills and Century City to the east, by Bel Air to the north, by Rancho Park to the south and by Brentwood to the west. Westwood is home to the University of California, Los Angeles (“UCLA”) and the Ronald Reagan UCLA Medical Center.

The borrower sponsor developed the Center West Property between 1985 and 1990 at an original cost basis of approximately $31.8 million. Since its development, the borrower sponsor has invested approximately $10.2 million ($29.32 per square foot) in capital improvements related to building improvements, tenant improvements, furniture, fixtures and equipment, and approximately $4.6 million ($13.05 per square foot) in soft costs for a total cost basis of approximately $46.6 million.

As of November 2, 2016, the Center West Property was 57.1% occupied by 31 local, regional and national tenants. The largest tenants include Merrill Lynch Pierce Fenner & Smith (“Merrill Lynch”) (6.6% of net rentable area; rated A/Baa1/BBB+ by Fitch/Moody’s/S&P), Aurora Capital Group (6.6% of net rentable area), Radar Pictures (4.8% of net rentable area) and Wells Fargo Advisors (4.8% of net rentable area; rated AA-/A2/A by Fitch/Moody’s/S&P).

A-3-23

CENTER WEST

The following table presents certain information relating to the tenancy at the Center West Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Aurora Capital Group	NR/NR/NR	22,911	6.6%	$60.51	$1,386,394	12.1%	3/31/2021
Merrill Lynch(2)	A/Baa1/BBB+	23,121	6.6%	$58.20	$1,345,642	11.8%	4/30/2022
Radar Pictures	NR/NR/NR	16,894	4.8%	$63.02	$1,064,617	9.3%	9/20/2020
Rentech	NR/NR/NR	16,567	4.7%	$57.29	$949,101	8.3%	6/14/2020
Wells Fargo Advisors(3)	AA-/A2/A	16,894	4.8%	$54.00	$912,276	8.0%	7/31/2024
Total Major Tenant		96,387	27.6%	$58.70	$5,658,030	49.5%

Non-Major Tenants		103,176	29.5%	$56.03	$5,780,566	50.5%

Occupied Collateral Total		199,563	57.1%	$57.32	$11,438,597	100.0%

Vacant Space		149,735	42.9%

Collateral Total		349,298	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Merrill Lynch currently subleases 4,550 square feet to General Electric (NYSE: GE) with a lease expiration of April 29, 2017. General Electric has been in occupancy since February 2008 and has a current rental rate of $64.60 per square foot. Merrill Lynch recently executed a lease amendment extending its lease term for 60 months through April 2022. Merrill Lynch has the right to terminate its lease effective April 30, 2020 with a nine-month written notice and payment of a termination fee, estimated at $1,352,662, which is equal to the sum of unamortized tenant improvement allowance, excused rent, brokerage commissions paid by the landlord and six months of monthly basic rent for months 37 through 42, discounted at 8.0%. The underwritten cash flow is based on Merrill Lynch’s direct rent of $58.20 per square foot.
(3)	Wells Fargo Advisors has the one-time right to terminate its lease effective as of October 31, 2021 with 12 months’ written notice and payment of a termination fee, estimated at approximately $1,049,608, which is equal to the unamortized tenant improvement allowance, eight-month rent abatement, and the tenant’s broker commission and five months of the then applicable base rent, discounted at 8.0%.

The following table presents certain information relating to the lease rollover schedule at the Center West Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Total % of Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	1,782	0.5%	1,782	0.5%	$66,132	0.6%	$37.11
2017	5	34,247	9.8%	36,029	10.3%	$2,058,104	18.0%	$60.10
2018	1	12,261	3.5%	48,290	13.8%	$616,521	5.4%	$50.28
2019	1	1,185	0.3%	49,475	14.2%	$62,154	0.5%	$52.45
2020	11	63,071	18.1%	112,546	32.2%	$3,628,538	31.7%	$57.53
2021	6	38,196	10.9%	150,742	43.2%	$2,253,621	19.7%	$59.00
2022	2	26,660	7.6%	177,402	50.8%	$1,543,431	13.5%	$57.89
2023	0	0	0.0%	177,402	50.8%	$0	0.0%	$0.00
2024	3	22,161	6.3%	199,563	57.1%	$1,210,096	10.6%	$54.60
2025	0	0	0.0%	199,563	57.1%	$0	0.0%	$0.00
2026	0	0	0.0%	199,563	57.1%	$0	0.0%	$0.00
2027	0	0	0.0%	199,563	57.1%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	199,563	57.1%	$0	0.0%	$0.00
Vacant	0	149,735	42.9%	349,298	100.0%	$0	0.0%	$0.00
Total/Weighted Average	31	349,298	100.0%			$11,438,597	100.0%	$57.32

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(2)	Information obtained from the underwritten rent roll.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-24

CENTER WEST

The following table presents historical occupancy percentages at the Center West Property:

Historical Occupancy(1)

12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	11/2/2016(3)
66.2%	55.4%	53.8%	57.1%

(1)	The Center West Property is 57.1% leased as of November 2, 2016 and occupancy has fluctuated between 53.8% and 78.6% since 2008. The low occupancy is due in part to the borrower sponsor’s selectivity and preference for leasing to only the highest quality tenants.
(2)	Information obtained from the borrower.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Center West Property:

Cash Flow Analysis

	2013	2014	2015	TTM 8/31/2016	Stabilized U/W(1)	U/W	% of U/W Effective Gross Income(2)	U/W $ per SF(2)
Base Rent(3)(4)	$12,359,287	$10,303,944	$9,849,792	$10,906,561	$20,455,112	$11,438,597	82.6%	$32.75
Grossed Up Vacant Space	0	0	0	0	0	9,016,515	65.1	25.81
Total Reimbursables	95,639	250,150	328,174	284,371	421,559	265,543	1.9	0.76
Other Income(5)	2,720,583	2,436,874	2,147,856	2,137,792	3,080,551	2,137,792	15.4	6.12
Less Vacancy & Credit Loss(6)	(1,360,874)	(25,044)	(172,396)	(251,792)	(1,941,530)	(9,016,515)	(65.1)	(25.81)
Effective Gross Income	$13,814,635	$12,965,924	$12,153,426	$13,076,932	$22,015,691	$13,841,932	100.0%	$39.63

Total Operating Expenses(7)	$6,743,512	$5,536,272	$5,478,358	$5,912,256	$7,259,275	$6,099,920	44.1%	$17.46

Net Operating Income	$7,071,123	$7,429,652	$6,675,068	$7,164,676	$14,756,416	$7,742,012	55.9%	$22.16
TI/LC	0	0	0	0	1,094,332	681,519	4.9	1.95
Capital Expenditures	0	0	0	0	69,860	69,860	0.5	0.20
Net Cash Flow	$7,071,123	$7,429,652	$6,675,068	$7,164,676	$13,592,224	$6,990,633	50.5%	$20.01

NOI DSCR(8)	1.97x	2.07x	1.86x	1.99x	4.10x	2.15x
NCF DSCR(8)	1.97x	2.07x	1.86x	1.99x	3.78x	1.94x
NOI DY(8)	8.8%	9.3%	8.3%	9.0%	18.4%	9.7%
NCF DY(8)	8.8%	9.3%	8.3%	9.0%	17.0%	8.7%

(1)	Stabilized Underwritten assumes that the underwritten rent roll is leased up to the third quarter 2016 Westwood Class A office submarket occupancy of 90.7% and vacant spaces are grossed up at the appraisal’s concluded market rents.
(2)	% of U/W Effective Gross Income and U/W $ per SF columns are reflective of the U/W column.
(3)	The decrease in Base Rent from 2013 to 2015 is primarily attributed to Northern Trust Bank vacating suites 100 and 1000 (27,140 square feet, 7.8% of net rentable area, 8.7% of gross potential rent) on May 31, 2013 and Gores Technology vacating suites 1600, 1700 and 1800 (38,747 square feet, 11.1% of net rentable area, 11.1% of gross potential rent) on April 30, 2014. Suites 1800 and 1700 were re-tenanted in September 2015 and November 2016, respectively. Rentech relocated to suite 1000 per its third lease amendment.
(4)	Underwritten Base Rent is based on the underwritten rent roll dated November 2, 2016 and include contractual rent steps through October 31, 2017 of $182,237.
(5)	Other Income includes parking income and tenant service income.
(6)	Historical Vacancy/Credit Loss represents rent credits. Underwritten Vacancy/Credit Loss is based on the actual vacancy based on the underwritten rent roll dated November 2, 2016 at the appraisal’s concluded market rents.
(7)	The Center West Property is subject to a ground lease that expires on December 23, 2085. The ground lessor is an affiliate of the borrower. The underwritten ground lease rent is based on the current payable ground lease rent during the term of the loan of $1,589,160. See “Ground Lease” section.
(8)	Debt service coverage ratios and debt yields are based on the Center West Whole Loan.

Appraisal. The appraisal concluded an “as-is” and “as stabilized” appraisal value assuming a sale of the Center West Property to a third party, whereby pursuant to the Center West loan documents and ground lease, the ground rent would be equal to the total actual annual fixed rent of $3,938,240 as of January 1, 2017, subject to 5.0% per annum increases, and a reset every 10 years to 12.0% of the fair market value of the ground leased land, provided, however, that the annual fixed rent upon reset will not be less than the then applicable current annual fixed rent. As of the appraisal valuation date of October 20, 2016, the Center West Property had an “as-is” appraised value of $209.0 million. As of the appraisal valuation date of April 1, 2019, the Center West Property has an “as stabilized” appraised value of $256.0 million, assuming a stabilized occupancy of 95.0%, equating to a Cut-off Date LTV Ratio and LTV Ratio at Maturity Date of 31.3%. The appraisal concluded a “lender as-is” and “lender as stabilized” appraised value of $277.3 million as of 2017 and $330.4 million as of 2020, respectively. The “lender as-is” and “lender as stabilized” appraised values were derived utilizing a discounted cash flow analysis assuming ground rent payments of the Current Payable Annual Ground Rent for the remainder of the ground lease term, an 8.0% discount rate and 5.50% reversion cap rate for the “lender as-is” analysis and a 7.5% discount rate and 5.50% reversion cap rate for the “lender as stabilized” analysis, equating to a Cut-off Date LTV Ratio and LTV Ratio at Maturity Date of 28.9% for the “lender as-is” and 24.2% for the “lender as stabilized”.

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CENTER WEST

Environmental Matters. According to a Phase I environmental site assessment dated October 28, 2016, there was no evidence of any recognized environmental condition at the Center West Property.

Market Overview and Competition. The Center West Property is located in the central business district area of downtown Los Angeles on the northeast corner of Wilshire Boulevard and Glendon Avenue in the heart of Westwood. The property is located approximately 0.5 miles east of Interstate 405, a major north/south thoroughfare that provides the Westwood neighborhood with access to Los Angeles International Airport (“LAX”) and downtown Los Angeles and connects with Interstate 5, a major north/south thoroughfare providing access to San Diego, downtown Los Angeles, Sacramento and Seattle. Westwood is located approximately 10 miles north of the Los Angeles Civic Center, six miles east of the Pacific Ocean and nine miles north of LAX.

According to the appraisal, Westwood is best known in the region for its Westwood Village development. Built in the 1920s, Westwood Village became a center for movie theater openings between 1920 and 1950. Westwood Village attracts tourists and visitors, with amenities such as the W Hotel, the Armand Hammer Museum of Art, the Geffen Playhouse, UCLA Performing Arts Center at Royce Hall, boutiques, galleries, cafés and restaurants. The Center West Property is located at the western edge of The Golden Mile, a two-mile stretch of luxury high-rise condominiums that runs from Westwood Village to the City of Beverly Hills. Westwood Marketplace, a retail center anchored by Whole Foods Market, is located approximately 0.4 miles northwest of the Center West Property. Nearby employers include UCLA, Oppenheimer, Jefferies & Co., Merrill Lynch, Kaufman & Broad, Tishman and Saban.

The Center West Property is located in the Westwood Class A office submarket within the Los Angeles Class A office market. According to a third party market research report, the Westwood Class A office submarket contains 28 buildings accounting for 6.0 million square feet of Class A office space. As of the third quarter of 2016, the Westwood Class A office submarket reported a 9.3% vacancy rate and an average asking rent of $53.28 per square foot compared to the overall Los Angeles Class A office market, which has a 13.6% vacancy rate and an average asking rent of $35.91 per square foot.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the Center West Property is 47,485, 228,957 and 592,391, respectively. The annual projected growth rate over the next five years within the same radii is 0.98%, 0.85% and 0.79%, respectively. The estimated 2016 average household income within the same radii is $98,559, $121,864 and $114,835, respectively. Comparatively, the estimated 2016 average household income for Los Angeles County, the metropolitan statistical area and the state of California are $83,656, $89,083 and $90,633, respectively.

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CENTER WEST

The following table presents certain information relating to comparable properties to the Center West Property:

Comparable Properties(1)

	Year Built	Total GLA (SF)	Direct Occupancy	Overall Occupancy	Asking Rent PSF
Center West	1985	349,298(2)	57.1%(2)	57.1%(2)	$57.32(2)
Brentwood Submarket
Wilshire Landmark II	1989	412,944	95.4%	91.1%	$32.40 - $38.40
Wilshire Landmark I	1986	328,331	97.4%	96.1%	$59.40 - $61.80
12100 Wilshire	1985	365,000	76.8%	74.4%	$44.40
Wilshire Bundy Plaza	1984	310,000	88.0%	78.7%	$35.40 - $42.00
Gateway LA	1986	147,815	95.6%	90.6%	$36.00
Wilshire Brentwood Plaza	1985	235,808	94.9%	94.9%	$33.00 - $36.00
Wells Fargo Center	1983	500,475	85.5%	83.6%	$51.00 - $54.00
Brentwood Submarket Total/Wtd. Avg.		2,300,373	89.5%	86.2%	$32.40 - $61.80
Westwood Tier 1 Submarket
One Westwood	1987	201,923	86.3%	86.1%	$36.00
The Tower	1988	221,396	85.7%	82.8%	$51.60 - $54.00
Westwood Place	1987	194,844	88.5%	86.7%	$33.60
Center West	1985	349,298(2)	57.1%(2)	57.1%(2)	$57.32(2)
10900 Wilshire(3)	1981	237,147	44.3%	42.5%	$55.20
Westwood Tier 1 Submarket Total/Wtd. Avg.(4)		855,310	75.0%	73.3%	$33.60 - $55.20
Westwood Tier 2 Submarket
UCLA Wilshire Building	1981	295,625	100.0%	100.0%	NAV
AVCO Center	1972	142,000	96.1%	95.5%	$48.00
Oppenheimer Tower	1970	581,384	83.7%	79.8%	$54.00 - $57.00
10960 Wilshire	1971	590,558	85.1%	84.3%	$57.00
Westwood Tier 2 Submarket Total/Wtd. Avg.		1,609,567	88.3%	86.5%	$48.00 - $57.00
Westwood Village Submarket
UCLA Westwood Center	1971	143,377	100.0%	100.0%	NAV
Westwood Center	1965	332,163	92.3%	87.6%	$42.00 - $54.00
Westwood Village Submarket Total/Wtd. Avg.		475,540	94.6%	91.3%	$42.00 - $54.00
Southwest Westwood Submarket
Westwood Gateway Phase I	1983	332,082	99.2%	98.2%	$51.00
Westwood Gateway II (East)	1986	332,800	100.0%	100.0%	NAV
Westwood Gateway II (North)	1988	264,997	96.6%	96.6%	$48.00 - $54.00
Southwest Westwood Submarket Total/Wtd. Avg.		929,879	98.7%	98.4%	$48.00 - $54.00
Market Total/Wtd. Avg.(4)		6,170,669	89.0%	86.7%	$32.40 - $61.80

(1)	Information obtained from the appraisal.
(2)	Information obtained from the underwritten rent roll dated November 2, 2016.
(3)	According to the appraisal, the 10900 Wilshire (Murdock Plaza) property and Center West property are better quality assets relative to the market. The 10900 Wilshire property, which is located three blocks west of the Center West property on Wilshire Boulevard, was previously owned and operated by the Center West borrower sponsor, Kambiz Hekmat, prior to its sale in 2014. Similar to the Center West property, its low occupancy is due in part to the borrower sponsor’s selectivity and preference for leasing to only the highest quality tenants. In addition, the 10900 Wilshire property is currently planning for an extensive renovation. Excluding the 10900 Wilshire property and Center West property, the Westwood Tier 1 Submarket and Market Wtd. Avg. Direct Occupancy are 86.8% and 90.8%, respectively. In 2014, the leasehold interest of the 10900 Wilshire property was sold to Tishman Speyer for $124.7 million with an implied cap rate of 2.9% on 2013 NOI, NCF, and occupancy of approximately $3.6 million, $2.7 million, and 54.0%, respectively. The purchase price of the 10900 Wilshire property of $124.7 million equates to a cost basis of approximately $526 per square foot compared to the Center West property’s loan basis of $229 per square foot.
(4)	Submarket and Market Total/Wtd. Avg. excludes the Center West property.

The Borrower. The borrower is Center West, a California limited partnership and special purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Center West Whole Loan. Kambiz Hekmat is the guarantor of certain nonrecourse carveouts under the Center West Whole Loan.

The Borrower Sponsor. The borrower sponsor is Kambiz Hekmat, the CEO of Indivest, Inc. (“Indivest”), a boutique real estate development, investment and management company based in Westwood Village in Los Angeles. Founded in 1972, Indivest has become a premier developer of Westwood Village real estate. Current developments in Indivest’s portfolio include a 29-story luxury hotel or condominium tower and a six-story luxury residential hotel and retail building in Westwood Village.

Escrows. At origination, the borrower deposited into escrow $2,352,223 for outstanding tenant improvements and leasing commissions and free rent allowances related to four tenants. The requirement for the borrower to make monthly deposits to the tax and insurance escrows is waived so long as (i) no Cash Management Period (defined below) exists and (ii) (a) taxes for the Center West Property are paid in accordance with the loan documents and (b) the Center West Property is insured in accordance with the loan documents.

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CENTER WEST

The requirement for the borrower to make deposits to the capital expenditures escrow is waived, provided that the lender may require the borrower to escrow funds monthly if a Cash Management Period exists or the Center West Property is not being maintained in accordance with the loan documents and such failure is not corrected within 30 days of the lender’s notice. The borrower is required to escrow on a monthly basis $29,108 (which is equal to $1.00 per square foot annually) for tenant improvement and leasing commission obligations, provided, however, that the borrower will not be required to make such deposits to the TI/LC escrow until a Cash Management Period exists.

The borrower is required to escrow (i) on a monthly basis, 1/12 of the annual ground rent payments required under the ground lease agreement and (ii) within 10 business days following the commencement of a Cash Management Period, the borrower is required to escrow an amount equal to the annual ground rent payments estimated to be paid during the ensuing two months; provided however, the borrower will not be required to make such deposits for ground rent until (i) the lender receives notice that the borrower has failed to timely pay ground rent or (ii) a Cash Management Period exists.

During the continuance of a Material Tenant Trigger Event (defined below), on a monthly basis, the borrower is required to escrow all excess cash flow for tenant improvements and leasing commissions incurred in connection with a re-letting, extension or renewal of at least 75% of such material tenant space in accordance with such material tenant lease and the loan documents, and, in the case of a replacement lease, with a term of at least three years.

A “Cash Management Period” occurs upon (i) the occurrence of a material event of default until its cure (provided that the lender has not commenced a foreclosure proceeding); (ii) the debt service coverage ratio (“DSCR”) for the trailing six-month period falling below 1.20x until the DSCR for the trailing six-month period is at least 1.20x; (iii) the bankruptcy or insolvency of the borrower, guarantor or property manager; (iv) the occurrence of a Material Tenant Trigger Event until its cure; or (v) an indictment of fraud or misappropriation of funds by the borrower, guarantor or property manager or any director or officer of the borrower, guarantor or property manager until, if the indictment relates to the property manager, the borrower replaces the manager with a qualified manager that is not an affiliate of the borrower. There is no cure for a Cash Management Period caused by clause (iii) above and clause (v) above in relation to an indictment of fraud or misappropriation of funds by the borrower or guarantor, and no more than two Cash Management Periods may be cured through the term of the loan.

A “Material Tenant Trigger Event” occurs upon (i) a Material Tenant (defined below) giving notice of its intention to terminate, cancel, not extend or not renew its material tenant lease until such Material Tenant rescinds such notices or at least 75% of such material tenant space is re-let or extended or renewed in accordance with such material tenant lease and the loan documents, and in the case of a replacement lease, with a term of at least three years; (ii) a Material Tenant failing to re-let or extend or renew such material tenant lease on or prior to the date that is 12 months prior to the then applicable expiration date under such material tenant lease until at least 75% of such material tenant space is extended or renewed in accordance with such material tenant lease and the loan documents, and in the case of a replacement lease, with a term of at least three years; (iii) a Material Tenant failing to extend or renew such material tenant lease on or prior to the date that is required under such material tenant lease until at least 75% of such material tenant space is re-let or extended or renewed in accordance with such material tenant lease and the loan documents, and in the case of a replacement lease, with a term of at least three years; (iv) the occurrence of an event of default until its cure under the applicable lease; (v) a Material Tenant becoming insolvent or a debtor in a bankruptcy action until the affirmation of such material tenant lease in the applicable bankruptcy proceeding and the Material Tenant is actually paying all rents and other amounts due under its material tenant lease; (vi) the termination of a material tenant lease until at least 75% of such material tenant space is re-let or extended or renewed in accordance with such material tenant lease and the loan documents, and in the case of a replacement lease, with a term of at least three years; or (vii) a Material Tenant going dark, vacating, ceasing to occupy or conduct business at 25% or more of such material tenant space until such Material Tenant resumes continuous operations at such material tenant space for three consecutive calendar months or at least 75% of such material tenant space is re-let in accordance with the loan documents, in each case with a term of at least three years.

A “Material Tenant” is a tenant, together with its affiliates, that leases more than 20% of the net rentable area or pays base rent of more than 20% of the total in-place base rent at the Center West Property.

Lockbox and Cash Management. The Center West Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Management Period, the borrower is required to establish a lockbox account and instruct all tenants to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are (i) during a Cash Management Period, disbursed to a cash management account controlled by the lender, and (ii) in the absence of a Cash Management Period, swept daily to an account controlled by the borrower. During a Cash Management Period, all funds remaining in the cash management account after payment of debt service, required reserves and approved expenses are required to be (i) deposited into the Material Tenant Rollover account during the continuance of a Material Tenant Trigger Event, (ii) deposited into a lender-controlled cash sweep account during a Cash Sweep Period (defined below), or (iii) in the absence of a Cash Sweep Period, swept to an account controlled by the borrower. Provided no event of default has occurred and is then continuing after a Cash Sweep Period ends, funds in the cash sweep account are released to the borrower within 10 business days.

A “Cash Sweep Period” occurs upon (i) the occurrence of a material event of default until its cure (provided that the lender has not commenced a foreclosure proceeding); (ii) the DSCR for the trailing six-month period falling below 1.15x until the DSCR for the trailing six-month period is at least 1.15x; or (iii) the bankruptcy or insolvency of the borrower, guarantor or property manager. There is no cure for a Cash Sweep Period caused by clause (iii) above and no more than two Cash Sweep Periods may be cured through the term of the Center West Whole Loan.

Property Management. The Center West Property is managed by Indivest, Inc., an affiliate of the borrower.

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CENTER WEST

Assumption. The borrower has the right to transfer the Center West Property, provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iv) the lender has received confirmation from DBRS, Fitch and Moody’s that such transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM Series 2017-RB1 Certificates and similar ratings confirmations from each rating agency rating any securities backed by any Center West Companion Loans with respect to the ratings of such securities. Notwithstanding anything herein to the contrary, the lender will not unreasonably withhold its consent to a transfer of the Center West Property so long as (i) the ground lessor continues to be controlled by Kambiz Hekmat, (ii) the transferee is an affiliate of the ground lessor, and (iii) the Center West Property continues to be managed by a qualified manager.

Partial Prepayment. During the term of the loan, if the ground lessor and borrower are not controlled, directly or indirectly, by the same Hekmat Control Person (defined below) and the legal, beneficial and economic interest of the ground lessor and borrower are not majority owned, directly or indirectly, by the same Hekmat Control Person (an “Ownership Severance Event”), the borrower is required to prepay $20.0 million of the Center West Whole Loan amount within 10 business days of such Ownership Severance Event, together with (i) the applicable yield maintenance premium if such prepayment occurs prior to September 6, 2026 and (ii) interest on the amount prepaid for the full interest period during which the prepayment occurs if such prepayment is not on a monthly payment date.

A “Hekmat Control Person” means, individually or collectively, Kambiz Hekmat, Mahnaz Hekmat, their children or grandchildren or trusts for their benefit or the benefit of their children or grandchildren.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. The Center West Property is subject to a ground lease with an affiliate of the borrower, effective through December 23, 2085. On January 1 of each year during the term of the ground lease, the annual ground lease rent is adjusted to 105% of the prior year’s rent. In addition, every 10 years, the annual ground lease rent will be adjusted upwards to equal 12% of the fair market value of the ground leased land, as if unencumbered and unimproved, provided however, the annual ground lease rent will not be less than the then applicable current annual ground lease rent. The next such adjustment is on January 1, 2023. The current annual ground lease rent under the ground lease is $3,938,240, however, only an annual amount of $1,589,160 (the “Current Payable Annual Ground Rent”) will be due on a monthly basis during the term of the loan and therefore, the Current Payable Annual Ground Rent was underwritten by the lender. All annual ground rent in excess of the Current Payable Annual Ground Rent will be deferred and accrue interest and all previously deferred annual ground lease rent of approximately $6.4 million will continue to be deferred and accrue interest. Such deferrals of annual ground lease rent and accrued interest thereon are subordinate to the Center West Whole Loan and are only payable to the extent excess cash flow is available. Upon a foreclosure (or deed-in-lieu of foreclosure) or a monetary event of default (subject to cure rights) with respect to the borrower’s leasehold estate, any and all deferred rents and accrued interest thereon will be deemed eliminated, and total annual rent due under the ground lease will be $1,589,160 (i.e., no further annual increases of 5.0% or any future readjustment to 12% of fair market value every ten years). In addition, upon the occurrence of an Ownership Severance Event, any and all obligations to pay rents deferred and accrued prior to the Ownership Severance Event will be extinguished, and the rent readjustment occurring every 10 years will be revised to 9% of the fair market value of the ground leased land, as if unencumbered and unimproved.

Terrorism Insurance. The loan documents provide that the required “all risk” insurance policy must include coverage for terrorism in an amount equal to the full replacement cost of the Center West Property. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a twelve-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 11.0%.

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A-3-30

KOMO PLAZA

A-3-31

KOMO PLAZA

A-3-32

KOMO PLAZA

KOMO Plaza
100-140 4th Avenue North
Seattle, WA 98109
SEATTLE
Queen Anne
Lake Union
Lake Union Park
South Lake Union
Belltown
Denny Park
Thomas Street Park
SEATTLE CENTER
Key Arena
Space Needle
Memorial Stadium
Cornish Playhouse
Marion Oliver McCaw Hall
Seattle Repertory Theatre
The Bill & Melinda Gates Foundation
Theater Puget Sound
Seattle Center
Hyatt House Seattle/Downtown
Sport Restaurant & Bar
Pacific Science Center
Museum of History & Industry
Fairview & Campus Dr
REI Flagship Store
KING COUNTY
Walgreens
Teku Tavern
Hyatt Place Seattle/ Downtown
Wells Fargo Bank
FedEx
Tilikum Place Cafe, Bambino's Pizzeria
Cherry Street Coffee House, The Five Point Cafe, Golden Singha
Space Rack IT
Amazon Headquarters
Westin Building Exchange
Westin Seattle Tower
1918 8th Ave
The Paramount Theatre
Convention Place
Olive 8
Qwest Plaza
Pacific Place
Premiere on Pine
Nordstrom
Westlake Center
RETAIL CORRIDOR
Washington State Convention Center
University Link
US Bank Centre
1 Union Square
2 Union Square
Union Square
The 5th Avenue Theatre
Rainier Tower
Freeway Park
Town Hall Seattle
Virginia Mason Medical Ctr.
First Hill
Puget Sound Plaza
Benaroya Hall
Seattle Art Museum
Russell Investment Center
1201 3rd Ave
1111 3rd Ave
Safeco Plaza
901 5th Ave
Bank of America 5th Ave Plaza
Seattle Public Library
4th and Madison
Seattle Municipal Tower
Columbia Center
Seattle City Hall
1000 2nd Ave
Wells Fargo Center
PIKE PLACE MARKET
Seattle Aquarium
Waterfront Park
Seattle Great Wheel
Tillicum Village
Piers 62 & 63
Pier 69
Olympic Sculpture Park
Argosy University Seattle
The Seattle School of Theology & Psychology
The Art Institute of Seattle
Bell Harbor Intl. Conference Center
World Trade Center Seattle
ALASKAN WAY VIADUCT TUNNEL (Under Construction)
Alaskan Way Viaduct
Battery St Tunnel
MONORAIL
STREETCAR
SOUNDER - EVERETT/SEATTLE LINE
Central Link Light Rail
SOUNDER
Puget Sound
Elliott Bay
SEATTLE FERRY TERMINAL
SEATTLE-VASHON FERRY
Sea-Tac Intl. Airport 12 Miles
Downtown
PIONEER SQUARE
Smith Tower
Pioneer Square
Westlake
University St.
Westlake & Mercer
Terry & Mercer
Westlake Ave & Harrison St
Terry & Thomas
Westlake & 9th
Westlake & 7th
W Prospect St
Ward St
Aloha St
Valley St
Roy St
W Mercer St
Mercer St
Republican St
Harrison St
Thomas St
John St
Denny Way
1st Ave W
Queen Anne Ave N
1st Ave
Taylor Ave N
Aurora Ave N
Dexter Ave N
8th Ave N
9th Ave N
Westlake Ave N
Fairview Ave N
Yale Ave N
Eastlake Ave E
Fairview Ave N
Broad St
Western Ave
Elliott Ave
Clay St
Cedar St
Vine St
Wall St
Bell St
Blanchard St
Lenora St
Virginia St
Stewart St
Olive Way
Howell St
Boren Ave
2nd Ave
3rd Ave
4th Ave
5th Ave
6th Ave
7th Ave
8th Ave
Westlake Ave
1st Ave
Alaskan Way
Pine St
Pike St
Union St
University St
Seneca St
Spring St
Madison St
Marion St
Columbia St
Cherry St
James St
Yesler Way
99
5
Marysville
Everett
Lake Stevens
Mukilteo
Lynnwood
Edmonds
Shoreline
Bothell
Kenmore
Redmond
Kirkland
Bellevue
SEATTLE
Sammamish
Issaquah
Renton
Kent
Maple Valley
Federal Way
Auburn
TACOMA
Lakewood
Puyallup
South Hill
Bremerton
CASCADE RANGE

A-3-33

No. 4 – KOMO Plaza

Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Property Type:	Mixed Use
Original Principal Balance(1):	$32,500,000			Specific Property Type:	Office/Data Center/Retail
Cut-off Date Balance(1):	$32,500,000			Location:	Seattle, WA
% of Initial Pool Balance:	5.1%			Size:	291,151 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$477.42
Borrower Name:	GI TC Seattle LLC			Year Built/Renovated:	2000/2007
Borrower Sponsor:	TechCore, LLC			Title Vesting:	Fee
Mortgage Rate:	4.2993%			Property Manager:	Hines Interests Limited Partnership
Note Date:	December 20, 2016			4th Most Recent Occupancy (As of):	92.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	96.0% (12/31/2013)
Maturity Date:	January 6, 2027			2nd Most Recent Occupancy (As of):	92.0% (12/31/2014)
IO Period:	120 months			Most Recent Occupancy (As of):	91.0% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	91.1% (9/30/2016)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(3):	$14,079,614 (12/31/2013)
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI (As of)(3):	$15,534,334 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of)(3):	$14,450,665 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$14,886,268 (TTM 10/31/2016)
Additional Debt Type(1):	Pari Passu

				U/W Revenues:	$22,049,734
				U/W Expenses:	$6,350,267
				U/W NOI:	$15,699,467
				U/W NCF:	$14,983,440
Escrows and Reserves(2):				U/W NOI DSCR(1):	2.59x
				U/W NCF DSCR(1):	2.47x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	11.3%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield(1):	10.8%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$278,000,000
Replacement Reserves	$0	Springing	$117,491	As-Is Appraisal Valuation Date:	October 26, 2016
TI/LC	$0	Springing	$1,982,657	Cut-off Date LTV Ratio(1):	50.0%
Verizon Reserve	$2,500,000	$0	NAP	LTV Ratio at Maturity(1):	50.0%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the KOMO Plaza Whole Loan.

(2)	See “Escrows” section.

(3)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “KOMO Plaza Mortgage Loan”) is part of a whole loan (the “KOMO Plaza Whole Loan”) that is evidenced by five pari passu promissory notes (Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5) secured by a first mortgage encumbering a mixed-use property located in Seattle, Washington (the “KOMO Plaza Property”). The KOMO Plaza Whole Loan was co-originated on December 20, 2016 by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”) and Morgan Stanley Bank, N.A. The KOMO Plaza Whole Loan had an original principal balance of $139,000,000, has an outstanding principal balance as of the Cut-off Date of $139,000,000 and accrues interest at an interest rate of 4.2993% per annum. The KOMO Plaza Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date, and requires interest-only payments through the term of the KOMO Plaza Whole Loan. The KOMO Plaza Whole Loan matures on January 6, 2027.

The KOMO Plaza Mortgage Loan is evidenced by the non-controlling Note A-1 and Note A-4, which had an aggregate original principal balance of $32,500,000, have an aggregate outstanding principal balance as of the Cut-off Date of $32,500,000 and will be contributed to the WFCM 2017-RB1 Trust. The controlling Note A-2 and the non-controlling Note A-3, with an aggregate original principal balance of $37,000,000, were contributed to the BBCMS 2017-C1 Trust; and the non-controlling Note A-5, with an original principal balance of $69,500,000, was contributed to the BACM 2017-BNK3 Trust. Each of the mortgage loans evidenced by Note A-2, Note A-3 and Note A-5 are referred to herein as the “KOMO Plaza Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—KOMO Plaza Whole Loan” in the Preliminary Prospectus.

A-3-34

KOMO PLAZA

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$30,000,000	WFCM 2017-RB1	No
A-2	$20,000,000	BBCMS 2017-C1	Yes
A-3	$17,000,000	BBCMS 2017-C1	No
A-4	$2,500,000	WFCM 2017-RB1	No
A-5	$69,500,000	BACM 2017-BNK3	No
Total	$139,000,000

Following the lockout period, the borrower has the right to defease the KOMO Plaza Whole Loan in whole on any date before October 6, 2026. In addition, the KOMO Plaza Whole Loan is prepayable without penalty on or after October 6, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$139,000,000	49.7%	Purchase price	$276,000,000	98.8%
Borrower sponsor’s new cash contribution	140,408,566	50.3	Reserves	2,500,000	0.9
			Closing costs	908,566	0.3
Total Sources	$279,408,566	100.0%	Total Uses	$279,408,566	100.0%

The Property. The KOMO Plaza Property is a 291,151 square foot mixed use facility containing Class A office and retail, data center and co-location and communications space located in the central business district of Seattle, Washington. The KOMO Plaza Property is located in the heart of Seattle adjacent to the Space Needle, Seattle Center and the Bill and Melinda Gates Foundation headquarters. The KOMO Plaza Property was built in 2000, renovated in 2007, and consists of two six-story buildings: the east building (191,232 square feet), which is 100.0% leased and the west building (99,919 square feet), which is approximately 74.1% leased. The KOMO Plaza Property consists of 120,925 square feet (41.5% of net rentable area) of office space, 93,115 square feet (32.0% of net rentable area) of data center and co-location space, 34,629 square feet (11.9% of net rentable area) of retail space, 30,692 square feet (10.5% of net rentable area) of communications space and 11,790 square feet (4.0% of net rentable area) of other space, including storage. Improvements include 525 parking spaces (1.80 spaces per 1,000 square feet) in a four-story subterranean parking garage. As of September 30, 2016, the KOMO Plaza Property was 91.1% leased by 38 tenants.

The KOMO Plaza Property offers diverse connectivity through the “Meet Me Room” with approximately 15 telecommunications and internet service providers, rooftop satellite and antenna facilities, as well as interconnection to other networks, including the Pacific Northwest Gigapop, and via one of four core switches for the Seattle Internet Exchange, a neutral and independent peering point and the fourth most active internet exchange in the United States. The KOMO Plaza Property has 14 megawatts of utility power, with nine generators providing 16.5 megawatts of backup power. It can support power densities of more than 150 watts per square foot. The KOMO Plaza Property also has close proximity to transpacific subsea cables for low latency service to Asia.

A-3-35

KOMO PLAZA

The following table presents certain information relating to the tenancy at the KOMO Plaza Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent(2)	Lease Expiration Date

Major Tenants
Internap Corporation	NR/B3/B	35,609	12.2%	$111.91	$3,985,098	24.8%	2/28/2019(3)
Sinclair Broadcast Group	NR/Ba3/BB-	121,213	41.6%	$32.67	$3,959,904	24.6%	12/31/2023(4)
TierPoint Seattle Holdings	NR/B3/NR	29,793	10.2%	$90.01	$2,681,656	16.7%	6/30/2023(5)
Amazon	NR/Baa1/AA-	13,483	4.6%	$90.68	$1,222,676	7.6%	12/31/2017
Verizon	A-/Baa1/BBB+	10,416	3.6%	$61.64	$642,069	4.0%	1/31/2019(6)
Total Major Tenants		210,514	72.3%	$59.34	$12,491,403	77.6%

Non-Major Tenants(7)		54,731	18.8%	$65.83	$3,602,722	22.4%

Occupied Collateral Total		265,245	91.1%	$60.68	$16,094,125	100.0%

Vacant Space		25,906	8.9%

Collateral Total		291,151	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	The Annual U/W Base Rent includes contractual rent steps through January 31, 2018, totaling $631,911 of which $155,567 is associated with the Verizon lease. For a full description of the reserve associated with the Verizon lease, see “Escrows” section.

(3)	Internap Corporation (“Internap”) has the right to terminate 2,353 square feet of its co-location space at any time upon six months’ prior written notice. Internap has one five-year renewal option remaining.

(4)	Sinclair Broadcast Group (“Sinclair”) has a one-time right to terminate up to 20% of its contiguous areas, excluding the studio space on the fifth floor, on or before January 1, 2021, with at least 12 months’ notice and the payment of a termination fee approximately equal to the sum of (i) an amount equal to six months of the applicable base rent and (ii) the tenant’s pro rata share of operating expenses, water charges, room fees and all other charges and amounts due and owed under its lease. Sinclair also has the right to terminate up to $73,588 of Base Rent associated with Sinclair’s storage space at any time with at least 30 days’ notice. If the portion terminated is not separately demised, Sinclair is required to pay costs of demising, so that the landlord has separate rentable areas of storage space following Sinclair’s termination. Sinclair has three five-year renewal options.

(5)	TierPoint Seattle Holdings has two five-year renewal options remaining.

(6)	Verizon has one, five-year renewal option remaining.

(7)	Includes Meet-Me-Room, which occupies 1,357 square feet of space at the KOMO Plaza Property, but does not have any Annual U/W Base Rent associated with its lease.

The following table presents certain information relating to the lease rollover schedule at the KOMO Plaza Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent(3)	Annual U/W Base Rent PSF(3)(4)
MTM	4	2,243	0.8%	2,243	0.8%	$68,263	0.4%	$30.43
2017	22	20,655	7.1%	22,898	7.9%	$2,090,358	13.0%	$101.20
2018	12	13,371	4.6%	36,269	12.5%	$1,305,056	8.1%	$97.60
2019	16	63,798	21.9%	100,067	34.4%	$5,134,504	31.9%	$80.48
2020	5	3,429	1.2%	103,496	35.5%	$428,676	2.7%	$125.01
2021	8	1,439	0.5%	104,935	36.0%	$151,759	0.9%	$105.46
2022	0	0	0.0%	104,935	36.0%	$0	0.0%	$0.00
2023	28	158,758	54.5%	263,693	90.6%	$6,837,066	42.5%	$43.07
2024	0	0	0.0%	263,693	90.6%	$0	0.0%	$0.00
2025	1	195	0.1%	263,888	90.6%	$78,444	0.5%	$402.28
2026	0	0	0.0%	263,888	90.6%	$0	0.0%	$0.00
2027	0	0	0.0%	263,888	90.6%	$0	0.0%	$0.00
Thereafter(5)	1	1,357	0.5%	265,245	91.1%	$0	0.0%	$0.00
Vacant	0	25,906	8.9%	291,151	100.0%	$0	0.0%	$0.00
Total/Weighted Average	97	291,151	100.0%			$16,094,125	100.0%	$60.68

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	The Annual U/W Base Rent includes contractual rent steps through January 31, 2018, totaling $631,911 of which $155,567 is associated with the Verizon lease. For a full description of the reserve associated with the Verizon lease, see “Escrows” section.

(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(5)	Includes Meet-Me-Room, which occupies 1,357 square feet of space at the KOMO Plaza Property, but does not have any Annual U/W Base Rent associated with its lease.

A-3-36

KOMO PLAZA

The following table presents historical occupancy percentages at the KOMO Plaza Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	9/30/2016(2)
92.0%	96.0%	92.0%	91.0%	91.1%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the KOMO Plaza Property:

Cash Flow Analysis

	2013		2014	2015	TTM 10/31/2016	U/W		% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$14,978,034		$16,143,463(1)	$15,119,777	$15,372,527	$16,094,125	(2)	73.0%	$55.28
Grossed Up Vacant Space	0		0	0	0	1,495,730		6.8	5.14
Total Reimbursables	4,730,189		4,939,604	4,597,346	4,609,579	5,200,102		23.6	17.86
Other Income	925,681		1,139,839	1,271,030	1,291,699	1,287,692		5.8	4.42
Less Vacancy & Credit Loss	0		0	0	0	(2,027,916)	(3)	(9.2)	(6.97)
Effective Gross Income	$20,633,904		$22,222,906	$20,988,153	$21,273,805	$22,049,734		100.0%	$75.73

Total Operating Expenses	$6,554,290		$6,688,572	$6,537,488	$6,387,537	$6,350,267		28.8%	$21.81

Net Operating Income	$14,079,614		$15,534,334	$14,450,665	$14,886,268	$15,699,467		71.2%	$53.92
TI/LC	0		0	0	0	657,796		3.0	2.26
Capital Expenditures	0		0	0	0	58,230		0.3	0.20
Net Cash Flow	$14,079,614		$15,534,334	$14,450,665	$14,886,268	$14,983,440		68.0%	$51.46

NOI DSCR(4)	2.32	x	2.56x	2.38x	2.46x	2.59	x
NCF DSCR(4)	2.32	x	2.56x	2.38x	2.46x	2.47	x
NOI DY(4)	10.1%		11.2%	10.4%	10.7%	11.3%
NCF DY(4)	10.1%		11.2%	10.4%	10.7%	10.8%

(1)	The 2014 Base Rent is higher than other historical periods primarily due to an approximate $1.2 million increase in Telecomm/Riser income caused by an increase in power consumption by the data center tenants.

(2)	U/W Base Rent includes contractual rent steps through January 31, 2018, totaling $631,911 of which $155,567 is associated with the Verizon lease. For a full description of the reserve associated with the Verizon lease, see “Escrows” section.

(3)	The underwritten economic vacancy is 8.9%. The KOMO Plaza Property was 91.1% physically occupied as of September 30, 2016.

(4)	The debt service coverage ratios and debt yields are based on the KOMO Plaza Whole Loan.

Appraisal. As of the appraisal valuation date of October 26, 2016, the KOMO Plaza Property had an “as-is” appraised value of $278,000,000.

Environmental Matters. According to a Phase I environmental assessment dated December 8, 2016, there was no evidence of any recognized environmental conditions at the KOMO Plaza Property.

Market Overview and Competition. The KOMO Plaza Property is located in Seattle, King County, Washington, within the Seattle central business district. Situated on Elliott Bay, the eastern shoreline of Puget Sound, the Seattle central business district is the commercial and financial center of western Washington. The KOMO Plaza Property is located across from the Space Needle, at the cross section of South Lake Union, Belltown and Lower Queen Anne submarkets. The South Lake Union, Belltown and Lower Queen Anne submarkets are also the highest growth, lowest vacancy commercial submarkets in the Seattle central business district. Eight Fortune 500 companies are headquartered in Seattle including Costco, Amazon, Microsoft, Starbucks, Paccar, Nordstrom, Weyerhaeuser and Expeditors Int. In addition, several large technology companies own and occupy offices near the KOMO Plaza Property, including Amazon’s headquarters, Google and Facebook.

The Seattle Center, originally built for the 1962 World’s Fair, is a 74-acre park and arts and entertainment center. Its landmark feature is the Space Needle. Other attractions at the Seattle Center include Key Arena, home of the Seattle University Redhawks men’s basketball team and the Seattle Storm of the WNBA, the International Fountain, the Seattle Center Armory, the Center House Theater, home to Seattle Shakespeare Company and Book-It Repertory Theatre, the Children’s Museum, the EMP Museum, the Mural Amphitheater, the Pacific Science Center, the Boeing IMAX Theater, PACCAR IMAX Theater and the Seattle Laser Dome.

According to the appraisal, the KOMO Plaza Property is located in the Northwest data center market. Major cities and areas within the Northwest data center market include Seattle, Washington, Central Washington and Hillsboro, Oregon. According to a third party market research report, the Northwest data center market has a total inventory of approximately 3.7 million square feet (343 megawatts) with total commission vacancy of 485,500 square feet (53.15 megawatts), which represents a vacancy rate of approximately 13.0% as of 2016. Current rental rates for the Northwest data center market are $250 to $350 per kW (all in) for less than 250 kW of usage and $130 to $140 per kW (+E) for more than 250 kW of usage. The appraisal identified 11 directly competitive data center properties built between 1959 and 2012 ranging in size from approximately 18,000 to 1,000,000 square feet. Initial rents for the comparable data centers range from $18.00 to $32.00 per square foot.

A-3-37

KOMO PLAZA

According to a third party market research report, the KOMO Plaza Property is located in the Queen Anne/Magnolia office and retail submarket of Downtown Seattle. As of the third quarter of 2016, the office submarket comprised approximately 1.8 million square feet of Class A office space with an overall vacancy rate of 1.5% and average asking Class A office rents of $32.60 per square foot gross. As of the third quarter of 2016, the retail submarket comprised approximately 2.2 million square feet of retail space with an overall vacancy rate of 1.7% and average asking retail rents of $25.94 per square foot.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the KOMO Plaza Property is 45,438, 214,147 and 424,774, respectively and the estimated 2016 average household income within the same radii of the KOMO Plaza Property is $95,029, $99,997 and $104,723, respectively. Comparatively, the average household income for King County, the metropolitan statistical area, and the state of Washington are $105,450, $95,290 and $82,519, respectively.

The following table presents certain information relating to comparable office properties for the KOMO Plaza Property:

Comparable Office Leases(1)

Property Name/Location	Year Built	Class	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
2211 Elliott Avenue Seattle, WA	1999	A	186,112	0.7 miles	Haworth, Inc.	1Q 2016 / 61 mos.	3,366	$21.50	NNN
2025 1st Avenue Seattle, WA	1988	A	194,687	0.7 miles	Dernbach and Harris, PLLC	1Q 2016 / 66 mos.	1,172	$38.00	Modified
3131 Elliott Avenue Seattle, WA	1986	A	189,220	0.5 miles	Twinstrand Biosciences, Inc. Fox Commerce, Inc.	Sep 2016 / 60 mos. Jun 2016 / 60 mos.	5,374 3,042	$32.00 $26.00	Modified Modified
3101 Western Avenue Seattle, WA	1984	A	187,074	0.4 miles	Merrick, Hofstedt & Lindsey, P.S.	Jul 2016 / 84 mos.	8,309	$29.00	Modified
2400 Third Avenue Seattle, WA	2016	A	75,120	0.3 miles	Antioch University	4Q 2015 / 180 mos.	50,825	$26.25	NNN
2401 Elliott Avenue Seattle, WA	2016	A	75,120	0.5 miles	Sound Community Bank	3Q 2015 / 144 mos.	17,322	$27.75	NNN
501 Fairview Avenue North Seattle, WA	2016	A	291,000	1.0 miles	Amazon.com	1Q 2016 / 192 mos.	286,000	$35.17	NNN
400 Fairview Avenue North Seattle, WA	2015	A	345,452	0.9 miles	Delta Dental	3Q 2016 / 144 mos.	62,000	$37.75	NNN

(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable retail properties for the KOMO Plaza Property:

Comparable Retail Leases(1)

Property Name/Location	Year Built	Class	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
229 Queen Anne Avenue North Seattle, WA	2004	A	0.5 miles	Confidential	3Q 2016 / 120 mos.	NAV	$25.00	NNN
315 1st Avenue North Seattle, WA	2015	A	0.5 miles	Listings	NAV / NAV	11,229	NAV	NNN
2720 4th Avenue Seattle, WA	2015	A	<0.1 miles	Breath Yoga	4Q 2015 / 60 mos.	2,377	$32.00	NNN
810 Dexter Avenue North Seattle, WA	2015	A	0.8 miles	Taco Shukis	2Q 2016 / 120 mos.	1,661	$25.00	NNN
325 9th Avenue North Seattle, WA	2015	A	0.6 miles	Hurry Curry of Tokyo	4Q 2015 / 120 mos.	3,282	$34.00	NNN
515 Westlake Avenue North Seattle, WA	2015	A	0.8 miles	HWC Merlake	2Q 2015 / 120 mos.	5,753	$33.80	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower is GI TC Seattle LLC, a Delaware limited liability company and single purpose entity, with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the KOMO Plaza Whole Loan. TechCore, LLC, a California limited liability company, is the nonrecourse carve-out guarantor of the KOMO Plaza Whole Loan.

The Borrower Sponsor. The borrower sponsor is TechCore, LLC. TechCore, LLC is a core real estate fund capitalized by California Public Employees’ Retirement System (“CalPERS”) and GI Partners. CalPERS is the largest public pension fund in the United States. Its pension fund serves more than 1.8 million members in the CalPERS retirement system and administers benefits for more than 1.4 million members and their families in its health program. CalPERS’ total fund market value as of December 31, 2015 is approximately $288.9 billion. GI Partners is a leading alternative asset manager focused on real estate and private equity strategies. GI Partners currently manages over $12 billion in capital commitments across four discretionary real estate accounts and three private equity funds on behalf of recognized institutional investors across the globe. To date, GI Partners has acquired over $1 billion in technology advantaged real estate totaling over 3.5 million square feet.

A-3-38

KOMO PLAZA

Escrows. The loan documents provide for upfront reserves in the amount of $2,500,000 (the “Verizon Funds”) with the title insurance company pursuant to an escrow agreement, which has been assigned to the lender, in connection with the potential extension of the existing lease with Verizon. Any of the Verizon Funds that are to be paid to the borrower pursuant to such escrow agreement will be deposited with the lender. If Verizon renews its lease within six months after the origination of the KOMO Plaza Whole Loan then the Verizon Funds will be disbursed as follows: (a) to the extent the borrower is required to pay Verizon or any other vendor any amount for tenant improvement allowances, leasing commissions or similar concessions that are due and payable at the time the lender receives the Verizon Funds, the amount of Verizon Funds necessary to pay such costs will be disbursed to Verizon or the applicable vendor to pay such costs, (b) to the extent borrower is obligated to expend the Verizon Funds to pay for tenant improvement allowances, leasing commissions or similar concessions, after such funds have been received by the lender, that portion of the Verizon Funds will be held by the lender and disbursed to the borrower to pay such costs as they are incurred and (c) any amount of the Verizon Funds that represent the difference between the rent under the Verizon lease that existed as of the date of origination of the KOMO Plaza Whole Loan and the rent that would be due pursuant to any executed Verizon extension calculated from the KOMO Plaza Whole Loan origination date through, but not including the date on which such extension is executed, so long as no Cash Sweep Period (as defined below) then exists, funds remaining in such reserve will be disbursed to the borrower, and if a Cash Sweep Period is continuing, deposited with the lender into the cash management account.

However, if Verizon does not renew its lease within six months after the KOMO Plaza Whole Loan origination date, (a) $77,784 of the Verizon Funds will be disbursed either, if no Cash Sweep Period is continuing, to the borrower, or if a Cash Sweep Period is continuing, into the cash management account, (b) $723,000 of the Verizon Funds will be disbursed into an account to be held by the lender to be used to pay for tenant improvement and leasing commissions applicable to the re-leasing of the space previously occupied by Verizon, (c) $246,315 of the Verizon Funds will be held by the lender and disbursed on a monthly basis in equal amounts of $12,964 either, if no Cash Sweep Period is continuing, to the borrower, or if a Cash Sweep Period is continuing, into the cash management account and (d) the balance of the Verizon Funds will be held by the lender and available to the borrower to pay for tenant improvement and leasing commissions at the KOMO Plaza Property but only to the extent that there are no other reserve funds being held by the lender that are available to pay such costs.

The loan documents do not require monthly escrows for taxes so long as (i) if CalPERS is the borrower sponsor, no Triggering Event Period (as defined below) or Cash Sweep Period (as defined below) has occurred and is continuing or (ii) if CalPERS is not the borrower sponsor (a) no Triggering Event Period or Cash Sweep Period has occurred and is continuing and (b) the borrower provides proof of payment of such taxes to the lender within five business days of such request from the lender.

The loan documents do not require monthly escrows for insurance so long as (i) if CalPERS is the borrower sponsor, the KOMO Plaza Property is insured under one or more blanket insurance policies in accordance with the loan documents as part of the master policy of CalPERS or (ii) if CalPERS is not the borrower sponsor (a) either (x) no Triggering Event Period or Cash Sweep Period has occurred and is continuing or (y) the KOMO Plaza Property is insured under one or more blanket insurance policies in accordance with the loan documents and (b) the borrower provides the lender with evidence that all insurance premiums have been paid within five business days of such request from the lender.

The loan documents do not require monthly escrows for replacement reserves or tenant improvements and leasing commissions so long as no Triggering Event Period or Cash Sweep Period exists. Following the occurrence and during the continuance of a Triggering Event Period or Cash Sweep Period, the borrower is required to deposit $4,895 per month (approximately $0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of $117,491 (approximately $0.40 per square foot). Following the occurrence and during the continuance of a Triggering Event Period or Cash Sweep Period, the borrower is required to deposit $55,074 per month (approximately $2.27 per square foot annually) for tenant improvements and leasing commissions. The reserve is subject to a cap of $1,982,657 (approximately $6.81 per square foot).

The requirement for the borrower to deposit all excess cash flow into the specified tenant sweep reserve is waived so long as no Cash Sweep Period exists solely due to the continuance of a Specified Tenant Sweep Event (as defined below). Following the occurrence and during the continuance of a Cash Sweep Period that exists solely due to the continuance of a Specified Tenant Sweep Event, the borrower is required to deposit all excess cash flow into the specified tenant sweep reserve. The reserve is subject to a cap of $40.00 per square foot multiplied by the total square footage demised to the applicable Specified Tenant (as defined below) that caused the Specified Tenant Sweep Event.

The borrower is required to deposit any termination fees to the extent they are in excess of $750,000 (if CalPERS is the borrower sponsor) or $500,000 (if CalPERS is not the borrower sponsor) and any termination fees received during the continuance of a Cash Sweep Period or an event of default that are in any case in excess of $40 per square foot of terminated space into the cash flow shortfall reserve. Funds in the cash flow shortfall reserve are available for tenant improvements and leasing commissions and in some circumstances as set forth in the loan documents, to pay for operating cash shortfalls (including, monthly debt service payments, deposits into reserves, operating expenses, and other expenses approved by the lender).

The requirement for the borrower to deposit excess cash flow generated by the KOMO Plaza Property for the immediately preceding interest period into the flexible excess cash flow reserve is waived so long as no Cash Sweep Period exists due solely to the debt yield as calculated in the loan documents based on the most recent three-month period annualized is less than 6.75% (a “Low Debt Yield Sweep Period”) solely because of the exclusion of rents from the debt yield calculation from tenants that are not open for business or are not in actual physical occupancy of their demised space. Following the occurrence and during the continuance of a Cash Sweep Period that exists solely due to the reason in the immediately preceding sentence, the borrower is required to deposit excess cash flow generated by the KOMO Plaza Property for the immediately preceding interest period into the flexible excess cash flow reserve. Funds in the flexible excess cash flow reserve are available for tenant improvements and leasing commissions and in

A-3-39

KOMO PLAZA

some circumstances as set forth in the loan documents, to pay for operating cash shortfalls (including, monthly debt service payments, deposits into reserves, operating expenses, and other expenses approved by the lender).

A “Cash Sweep Period” means the occurrence of (i) an event of default; (ii) any bankruptcy or insolvency proceeding of the borrower or the related guarantor; (iii) a Low Debt Yield Sweep Period; or (iv) a Specified Tenant Sweep Event. A Cash Sweep Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the bankruptcy or insolvency proceeding being discharged, stayed or dismissed; with respect to clause (iii), when the debt yield based on the most recent three-month period annualized is at least 7.00% for two consecutive quarters; or with respect to clause (iv), upon the cure of such Specified Tenant Sweep Event.

A “Specified Tenant Sweep Event” means the occurrence of (i) the Specified Tenant’s lease terminating or no longer being in full force or effect; (ii) any bankruptcy or insolvency proceeding of the Specified Tenant; or (iii) the Specified Tenant failing to give notice of its intent to renew or extend its lease. In the case of each of the foregoing clauses (i) through (iii), the borrower can prevent the occurrence of a Specified Tenant Sweep Event by depositing with the lender, $40.00 per square foot of space demised to the Specified Tenant that caused the Specified Tenant Sweep Event, within the time period set forth in the loan documents. A Specified Tenant Sweep Event will end, with respect to clause (i), when the Specified Tenant rescinds in writing any notification of termination, cancellation or surrender of its lease; with respect to clause (ii), when the Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings; or with respect to clause (iii), the lender receives evidence that (a) the Specified Tenant has extended or renewed its lease and (b) such renewal or extension was exercised by such Specified Tenant without imposing on the borrower any additional landlord obligations, including leasing commissions and tenant improvements.

A “Specified Tenant” means (i) any non-data center lease (other than Sinclair) together with its affiliates, which leases space comprising 25.0% or more of the total in-place base rent at the KOMO Plaza Property; (ii) any data center lease (other than Sinclair) together with its affiliates, which leases space comprising 35.0% or more of the total in-place base rent at the KOMO Plaza Property; and (iii) any lease with Sinclair together with its affiliates, which leases space comprising 27.5% or more of the total in-place base rent at the KOMO Plaza Property.

Lockbox and Cash Management. Upon the occurrence of a Triggering Event Period (as defined below) or a Cash Sweep Period the borrower is required to (i) establish a lockbox account and (ii) send tenant direction letters to each tenant then occupying space at the KOMO Plaza property, instructing them to deposit all rents and payments into the lockbox account controlled by the lender. During the continuance of a Triggering Event Period that is not a Cash Sweep Period, all funds in the lockbox account will be transferred to or at the direction of the borrower unless a Cash Sweep Period exists, in which case all funds in the lockbox account are swept on each business day to a segregated cash management account under the control of the lender where it will be applied through the waterfall set forth in the loan documents, with all excess cash being retained by the lender and held as additional collateral for the KOMO Plaza Whole Loan (until all Cash Sweep Periods are cured pursuant to the loan documents, at which time such excess cash is returned to the borrower).

A “Triggering Event Period” means the occurrence of the NOI debt yield, as calculated in the loan documents based on the most recent three-month period annualized, being less than 7.5%. A Triggering Event Period will end when the debt yield based on the most recent three-month period annualized is at least 7.5% for two consecutive quarters.

Property Management. The KOMO Plaza Property is managed by Hines Interests Limited Partnership, a Delaware limited partnership.

Assumption. The borrower is permitted to transfer the KOMO Plaza Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee (other than a proposed transferee that is qualified equityholder (as defined in the KOMO Plaza Whole Loan documents) or CalPERS (or 20% owned and controlled by either of the foregoing)) and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iv) the lender has received confirmation from DBRS, Fitch and Moody’s that such transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM Series 2017-RB1 Certificates and similar ratings confirmations from each rating agency rating any securities backed by any KOMO Plaza Companion Loans with respect to the ratings of such securities.

Right of First Refusal. Sinclair’s lease provides that it has a right of first refusal (“ROFR”) to purchase the KOMO Plaza Property if a bona fide offer is received that the borrower is otherwise willing to accept, which such ROFR may have been extinguished by its terms in connection with the sale to the borrower. But, to the extent the ROFR has not been extinguished, it would not be extinguished by foreclosure; however, pursuant to a Subordination, Non-Disturbance and Attornment Agreement among the lender, the borrower and the tenant, the ROFR does not apply to foreclosure or deed in lieu thereof.

Partial Release. Not Permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

A-3-40

KOMO PLAZA

Terrorism Insurance. The KOMO Plaza Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the KOMO Plaza Property, or if the terrorism risk insurance program reauthorization act is no longer in effect and such policies contain an exclusion for acts of terrorism, the borrower will be required to obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist; provided, however, in such event the borrower will not be required to pay annual premiums in excess of the Terrorism Cap (as defined below) in order to obtain the terrorism coverage.

“Terrorism Cap” means an amount equal to two times the then-current annual insurance premiums payable by the borrower for the policies insuring only the KOMO Plaza Property on a stand-alone basis.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 6.0%.

A-3-41

Santa Rosa Office Portfolio

A-3-42

Santa Rosa Office Portfolio

Santa Rosa Office Portfolio-CA
1 100-120 Stony Point Road Santa Rosa, CA
2 131 Stony Circle Santa Rosa, CA
3 3333 Mendocino Avenue Santa Rosa, CA
4 70 Stony Point Road Santa Rosa, CA
Windsor
Windsor Golf Course
Sonoma County Airport
Larkfield
Shiloh Ranch Regional Park
Wikiup Golf Course
Petrichor Winery
Mesa Beverage
Sutter Santa Rosa Reg. Hospital
Luther Burbank Center for the Arts
Siebert Vineyards
Fountaingrove Golf and Athletic Club
Keysight Technologies
Kaiser Permanente Santa Rosa Medical Ctr.
SANTA ROSA
SONOMA COUNTY
Youth Community Park
Children's Museum of Sonoma Co.
Charles M. Schulz Museum
Coddingtown Mall
Santa Rosa Junior College
Flamingo Conference Resort
Lakeside Shopping Center
Howarth Park
Spring Lake Park
Santa Rosa Equestrian Center
A Place To Play Park
Santa Rosa Memorial Hospital
Brickyard Center
Santa Rosa Plaza
Railroad Square Historic District
City Hall
Montgomery Village Shopping Center
Sonoma Co. Events Center
Farmer's Lane Plaza
Santa Rosa Golf and Country Club
Fairgrounds Golf Course
Sonoma Co. Fairgrounds
Annadel State Park
Bennett Valley Golf Course
Stony Point Plaza
Hanna Winery
Roseland
Santa Rosa Marketplace
Santa Rosa Town Center
Taylor Regional Park
Bellevue
Sonoma 17 miles, Sacramento 88 miles
San Francisco 50 miles
Pleasant Ave.
Faught Rd.
Shiloh Rd.
Old Redwood Hwy.
Mark West Springs Rd.
Airport Blvd.
Riebli Rd.
Redwood Hwy
River Rd.
Fulton Rd.
Barnes Rd.
Chanate Rd.
Piner Rd.
Guerneville Rd.
Stony Point Rd.
Franklin Ave.
North St.
Sonoma Hwy.
College Ave.
Montgomery Dr.
Sonoma Ave.
Hoen Ave.
Summerfield Rd.
Hall Rd.
W. 3rd St.
Irwin Ln.
Bennett Valley Rd.
Occidental Rd.
Sebastopol Rd.
Dutton Ave.
Sebastopol Ave.
Wright Rd.
Hearn Ave.
Petaluma Hill Rd.
Ludwig Ave.
Bellevue Ave.
Santa Rosa Ave.
Llano Rd.
Todd Rd.
Mountain View Ave.
101
12
116
Geyserville
Healdsburg
Calistoga
Windsor
Santa Rosa
St. Helena
Kenwood
Sebastopol
Rohnert Park
Yountville
Bodega Bay
Sonoma
Napa
Tomales
Petaluma
Woodland
SACRAMENTO
Davis
Winters
Elk Grove
Vacaville
Fairfield
Rio Vista
Novato
Vallejo
Fairfax
San Rafael
Richmond
Concord
Stockton
Mill Valley
Walnut Creek
Berkeley
OAKLAND
Danville
Pacific Ocean
SAN FRANCISCO
Alameda
San Ramon
Lathrop
Dublin
Tracy
Livermore
Daly City
Pleasanton
Pacifica
Hayward
Fremont

A-3-43

No. 5 – Santa Rosa Office Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Portfolio
				Property Type:	Office
Original Principal Balance:	$31,900,000			Specific Property Type:	Suburban
Cut-off Date Balance:	$31,900,000			Location:	Santa Rosa, CA
% of Initial Pool Balance:	5.0%			Size:	337,082 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$94.64
Borrower Name:	SR Stony Point De LLC			Year Built/Renovated:	Various – See Table
Borrower Sponsor:	Matthew T. White			Title Vesting:	Fee
Mortgage Rate:	4.590%			Property Manager:	Self-managed
Note Date:	January 31, 2017			4th Most Recent Occupancy (As of):	76.5% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	82.1% (12/31/2013)
Maturity Date:	February 11, 2027			2nd Most Recent Occupancy (As of):	82.1% (12/31/2014)
IO Period:	36 months			Most Recent Occupancy (As of):	86.9% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	86.4% (1/1/2017)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$2,967,124 (12/31/2013)
Call Protection:	L(25),D(90),O(5)			3rd Most Recent NOI (As of):	$2,942,443 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$3,097,343 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of)(2):	$2,827,936 (12/31/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$6,343,231
				U/W Expenses:	$3,033,656
				U/W NOI(2):	$3,309,575
				U/W NCF:	$2,819,710
Escrows and Reserves(1):				U/W NOI DSCR:	1.69x
				U/W NCF DSCR:	1.44x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.4%
Taxes	$42,316	$42,316	NAP	U/W NCF Debt Yield:	8.8%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$46,200,000
Replacement Reserve	$1,000,000	Springing	NAP	As-Is Appraisal Valuation Date:	January 3, 2017
TI/LC Reserve	$1,100,000	$42,697	$1,000,000	Cut-off Date LTV Ratio:	69.0%
Kaiser and Pacific Union Lease Reserve	$600,000	$0	NAP	LTV Ratio at Maturity:	60.6%

(1)	See “Escrows” section.

(2)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Santa Rosa Office Portfolio Mortgage Loan”) is evidenced by a promissory note secured by a first mortgage encumbering the fee interest in four suburban office properties located in Santa Rosa, California (the “Santa Rosa Office Portfolio Properties”). The Santa Rosa Office Portfolio Mortgage Loan was originated on January 31, 2017 by Wells Fargo Bank, National Association. The Santa Rosa Office Portfolio Mortgage Loan had an original principal balance of $31,900,000, has an outstanding principal balance as of the Cut-off Date of $31,900,000 and accrues interest at an interest rate of 4.590% per annum. The Santa Rosa Office Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest-only for the first 36 payments following origination and thereafter requires payments of principal and interest based on a 30-year amortization schedule. The Santa Rosa Office Portfolio Mortgage Loan matures on February 11, 2027.

Following the lockout period, the borrower has the right to defease the Santa Rosa Office Portfolio Mortgage Loan in whole or in part (see “Partial Release” section), on any payment date before October 11, 2026. In addition, the Santa Rosa Office Portfolio Mortgage Loan is prepayable without penalty on or after October 11, 2026.

A-3-44

Santa Rosa Office Portfolio

Sources and Uses

Sources			Uses
Original loan amount	$31,900,000	67.5%	Purchase price	$43,900,000	92.9%
Borrower Sponsor’s new cash contribution	15,350,000	32.5	Reserves	2,742,316	5.8
			Closing costs	607,684	1.3
Total Sources	$47,250,000	100.0%	Total Uses	47,250,000	100.0%

The Properties. The Santa Rosa Office Portfolio Properties consist of four office properties comprised of 7 separate buildings located in Santa Rosa, California, approximately 54.6 miles north of San Francisco. Constructed from 1981 to 2000, the Santa Rosa Office Portfolio Properties total 337,082 square feet and are leased to 55 tenants across a diverse spectrum of industries, including legal, insurance, financial services, healthcare, real estate services, and media, with no one tenant representing more than 5.6% of net rentable area or 6.9% of annual in-place underwritten base rent. Tenants comprising approximately 32.7% of net rentable area have been in occupancy for over 10 years, and tenants comprising approximately 53.8% of net rentable area have been in occupancy for over 5 years. Additionally, The Santa Rosa Office Portfolio Properties have benefited from significant leasing momentum with approximately 206,668 square feet (61.3% of net rentable area) having signed a new or renewal lease since 2015. Effective gross income for the Santa Rosa Office Portfolio Properties has increased year-over-year from $2,725,988 in 2013 to $3,122,281 in 2016, representing a compound annual growth rate of 3.5%.

The Santa Rosa Office Portfolio Properties range in size from 19,328 square feet to 198,931 square feet and are comprised 7 separate one and two-story buildings. The Santa Rosa Office Portfolio Properties contain 1,071 surface parking spaces, accounting for a parking ratio of 3.2 spaces per 1,000 square feet of rentable area and are located within 3.7 miles of one another on the east and north sides of downtown Santa Rosa. The 100-120 Stony Point Road property and 70 Stony Point Road property are located adjacent to one another, providing for a class A campus-like environment with walkable retail services and restaurants surrounding a lake and park area. The 131 Stony Circle property is located directly across Stony Point Road and comprises two separate adjacent buildings. The 100-120 Stony Point Road property and 131 Stony Circle property were subject to prior loan modifications due to payment defaults, which did not occur under the ownership of the current sponsor. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus. The 3333 Mendocino Avenue property is further north, located along Mendocino Avenue and Bicentennial Way, sharing the intersection with the Kaiser Permanente Santa Rosa Medical Center (a 173-bed acute care hospital serving approximately 160,000 members) and a retail center anchored by an approximately 95,092 square foot Home Depot.

The largest tenants include Sutter Care at Home (5.5% of net rentable area and 6.9% of underwritten base rent; rated AA-/Aa3/AA-by Fitch/Moody’s/S&P), one of the region’s largest not-for-profit, community-based home care providers serving 24 counties throughout Northern California and Burr Pilger Mayer (5.2% of net rentable area and 6.3% of underwritten base rent), one of the largest California-based accounting and consulting firms, ranking in the top 50 in the country. As of January 1, 2017, the Santa Rosa Office Portfolio Properties were 86.4% occupied by 55 tenants.

The following table presents certain information relating to the Santa Rosa Office Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	As-Is Appraised Value	Allocated Cut-off Date LTV
100-120 Stony Point Road	$19,000,000	59.6%	85.5%	1990/NAP	198,931	$27,750,000	68.5%
131 Stony Circle	$5,995,000	18.8%	87.5%	1986/NAP	80,812	$9,000,000	66.6%
3333 Mendocino Avenue	$4,610,000	14.5%	88.7%	1981/NAP	38,011	$6,150,000	75.0%
70 Stony Point Road	$2,295,000	7.2%	86.4%	2000/NAP	19,328	$3,300,000	69.5%
Total/Weighted Average	$31,900,000	100.0%	86.4%		337,082	$46,200,000	69.0%

A-3-45

Santa Rosa Office Portfolio

The following table presents certain information relating to the tenancies at the Santa Rosa Office Portfolio Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Sutter Care at Home	AA-/Aa3/AA-	18,532	5.5%	$23.44	$434,482	6.9%	3/31/2020
Burr Pilger Mayer	NR/NR/NR	17,676	5.2%	$22.20	$392,407	6.3%	1/31/2020(3)
Sutter West Bay	AA-/Aa3/AA-	18,754	5.6%	$20.68	$387,763	6.2%	9/30/2024
National Instruments	NR/NR/NR	16,147	4.8%	$20.54	$331,676	5.3%	2/28/2021
Flowmaster	NR/NR/NR	14,984(4)	4.4%	$20.68(4)	$309,871(4)	5.0%	1/31/2018
Total Major Tenants		86,093	25.5%	$21.56	$1,856,200	29.7%

Non-Major Tenants		205,261	60.9%	$21.45	$4,403,520	70.3%

Occupied Collateral Total		291,354	86.4%	$21.48	$6,259,720	100.0%

Vacant Space		45,728	13.6%

Collateral Total		337,082	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through January 2018 totaling $169,675.
(3)	Burr Pilger Mayer has two one-time rights to terminate its lease effective January 31, 2018 and January 31, 2019, each with 180 days’ notice and payment of a termination fee equal to the sum of (i) either $98,102 (3 months’ rent) if terminating on January 31, 2018 or $33,584 (1 months’ rent) if terminating on January 31, 2019 plus the (ii) landlord’s unamortized TI/LC costs.
(4)	Flowmaster leases 12,133 square feet with an Annual U/W Base Rent of $20.80 per square foot and 2,851 square feet with an Annual U/W Base Rent of $20.16 per square foot.

The following table presents certain information relating to the lease rollover schedule at the Santa Rosa Office Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	12	34,035	10.1%	34,035	10.1%	$742,456	11.9%	$21.81
2018	16	55,068	16.3%	89,103	26.4%	$1,113,896	17.8%	$20.23
2019	5	13,896	4.1%	102,999	30.6%	$324,148	5.2%	$23.33
2020	14	104,224	30.9%	207,223	61.5%	$2,233,846	35.7%	$21.43
2021	8	42,682	12.7%	249,905	74.1%	$957,392	15.3%	$22.43
2022	5	22,695	6.7%	272,600	80.9%	$500,218	8.0%	$22.04
2023	0	0	0.0%	272,600	80.9%	$0	0.0%	$0.00
2024	1	18,754	5.6%	291,354	86.4%	$387,763	6.2%	$20.68
2025	0	0	0.0%	291,354	86.4%	$0	0.0%	$0.00
2026	0	0	0.0%	291,354	86.4%	$0	0.0%	$0.00
2027	0	0	0.0%	291,354	86.4%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	291,354	86.4%	$0	0.0%	$0.00
Vacant	0	45,728	13.6%	337,082	100.0%	$0	0.0%	$0.00
Total/Weighted Average	61(4)	337,082	100.0%			$6,259,720	100.0%	$21.48

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Table.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	The Santa Rosa Office Portfolio Properties are occupied by 55 tenants subject to 61 leases.

A-3-46

Santa Rosa Office Portfolio

The following table presents historical occupancy percentages at the Santa Rosa Office Portfolio Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	1/1/2017(2)
76.5%	82.1%	82.1%	86.9%	86.4%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Santa Rosa Office Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	2016(1)	U/W(1)	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$5,621,007	$5,594,031	$5,760,743	$5,769,598	$6,259,720(2)	98.7%	$18.57
Grossed Up Vacant Space	0	0	0	0	998,878	15.7	2.96
Total Reimbursables	52,799	148,490	174,610	161,915	64,806	1.0	0.19
Other Income	19,307	21,641	21,663	18,704	18,704	0.3	0.06
Less Vacancy & Credit Loss	0	0	0	0	(998,878)(3)	(15.7)	(2.96)
Effective Gross Income	$5,693,112	$5,764,161	$5,957,017	$5,950,217	$6,343,231	100.0%	$18.82

Total Operating Expenses	$2,725,988	$2,821,718	$2,859,674	$3,122,281	$3,033,656	47.8%	$9.00

Net Operating Income	$2,967,124	$2,942,443	$3,097,343	$2,827,936	$3,309,575	52.2%	$9.82
TI/LC	0	0	0	0	314,694	5.0	0.93
Capital Expenditures	0	0	0	0	175,171	2.8	0.52
Net Cash Flow	$2,967,124	$2,942,443	$3,097,343	$2,827,936	$2,819,710	44.5%	$8.37

NOI DSCR	1.51x	1.50x	1.58x	1.44x	1.69x
NCF DSCR	1.51x	1.50x	1.58x	1.44x	1.44x
NOI DY	9.3%	9.2%	9.7%	8.9%	10.4%
NCF DY	9.3%	9.2%	9.7%	8.9%	8.8%

(1)	The increase in Base Rent, Effective Gross Income and Net Operating Income from 2016 to U/W was a result of approximately 206,668 square feet (61.3% of net rentable area) having signed a new or renewal lease since 2015.
(2)	U/W Base Rent includes contractual rent steps through January 2018 totaling $169,675.
(3)	The underwritten economic vacancy is 13.8%. The Santa Rosa Office Portfolio Properties were 86.4% physically occupied as of January 1, 2017.

Appraisal. As of the appraisal valuation date of January 3, 2017, the Santa Rosa Office Portfolio Properties had an aggregate “as-is” appraised value of $46,200,000.

Environmental Matters. According to the Phase I environmental site assessments dated August 23, 2016 through August 25, 2016, there was no evidence of any recognized environmental conditions at the Santa Rosa Office Portfolio Properties.

Market Overview and Competition. Santa Rosa is located along Highway 101 in the heart of Sonoma County, approximately 54.6 miles north of San Francisco, California. Historically, Santa Rosa has been a center for agriculture, industry, and shipping. Today, the city is a hub for local industries, including winemaking, healthcare, engineering, biotechnology, financial services, education and tourism. In recent years, it has been a center for innovation of tech start-ups and medical firms. According to the appraisal, the city acts as the main medical service area for all cities in Sonoma County and has the only Level II Trauma Center (Santa Rosa Memorial Hospital) that serves the Coastal Valley region that includes Sonoma, Napa, Mendocino and Lake Counties. The Sonoma-Marin Area Rail Transit (“SMART”), an approximately $690.0 million light passenger rail development, will add to the draw and accessibility of Santa Rosa. SMART, which is currently under construction and expected to be completed in late spring of 2017, will span approximately 70.0 miles from Cloverdale, California in the north, through Santa Rosa to Larkspur, California. Currently, more than 75.0% of commuters in the North Bay area travel either within or between Sonoma and Marin counties to get to work. A third-party business publication ranked Santa Rosa as one of the top cities in the United States in 2016 for “Best Places for Business and Careers”, rated 10th in Job Growth and 71st in Education. As of 2016, the estimated population and average household income for Santa Rosa was 502,400 and $70,688, respectively. The unemployment rate in the North Bay region declined 50 basis points to 3.5% during the fourth quarter of 2016, and positioned the North Bay job market as one of the healthiest in the greater Bay Area.

The Santa Rosa office market provides tenants a lower-cost competitive alternative to other submarkets of the North Bay area, while offering ease of access and proximity to San Francisco. According to a third party market research report, the Santa Rosa Office Portfolio Properties are located within the Santa Rosa submarket. As of the fourth quarter of 2016, the submarket reported a total inventory of 902 office buildings totaling approximately 9.2 million square feet with a 5.3% vacancy rate and average asking rents of $19.40 per square foot, full service gross. Over the same period, net absorptions totaled 282,000 square feet while the average asking rents in the Santa Rosa submarket were approximately 38.1% below Marin County office asking rates and approximately 65.8% below San Francisco office asking rates.

A-3-47

Santa Rosa Office Portfolio

The following table presents certain information relating to comparable office leases for the Santa Rosa Office Portfolio Properties:

Comparable Leases(1)

Property Name/ Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject(2)	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
141 Stony Point Circle Santa Rosa, CA	1988/NAP	2	65,783	79%	3.6 miles	Univision	December 2016 / 2.1 Yrs	1,221	$22.32	FSG
141 Stony Point Circle Santa Rosa, CA	1988/NAP	2	65,783	79%	3.6 miles	First Bank	September 2016 / 1.5 Yrs	2,193	$19.80	FSG
420 Aviation Blvd Santa Rosa, CA	1995/NAP	1	29,500	100%	7.1 miles	William M. Andrew	June 2016 / 3.0 Yrs	3,000	$21.00	FSG
3562 Round Barn Circle Santa Rosa, CA	2008/NAP	3	63,292	95%	4.4 miles	Santa Rosa Capitol Holdings	February 2016 / 5.0 Yrs	11,956	$26.40	FSG
2455 Bennett Valley Road Santa Rosa, CA	1981/NAP	3	91,929	80%	3.7 miles	Simon & Boitano CPA	August 2015 / 4.1 Yrs	2,046	$19.80	FSG
2455 Bennett Valley Road Santa Rosa, CA	1981/NAP	3	91,929	80%	3.7 miles	Andrews & Larson	March 2015 / 3.2 Yrs	722	$21.00	FSG

(1)	Information obtained from the appraisal.
(2)	Represents the greater of the distances of each comparable property from the Santa Rosa Office Portfolio Properties.

The Borrower. The borrower is SR Stony Point De LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Santa Rosa Office Portfolio Mortgage Loan. Matthew T. White and the Matthew White Family Trust (the “Santa Rosa Office Portfolio Guarantor”) are collectively guarantor of certain nonrecourse carveouts under the Santa Rosa Office Portfolio Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Matthew T. White. Matthew T. White is the CEO of Basin Street Properties, one of northern California’s and northern Nevada’s prominent developers, investors and managers of commercial properties founded over 40 years ago. Basin Street Properties has a portfolio of more than 4.0 million square foot of office, light-industrial, retail, multifamily and hospitality properties in the North Bay, Sacramento area and Reno, Nevada, and more than 2.0 million square feet in the North Bay area alone. The sponsor was involved in two prior mortgage defaults. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provide for upfront escrows at closing in the amount of $42,316 for real estate taxes, $1,000,000 for replacement reserves, $1,100,000 for general tenant improvements and leasing commissions (“TI/LCs”) and $600,000 for potential TI/LCs associated for the Kaiser and Pacific Union leased spaces.

The loan documents provide for ongoing monthly escrows of $42,316 for taxes, $14,045 for replacement reserves (should reserve funds fall below $300,000, not subject to a cap) and $42,697 for TI/LCs (should reserve funds fall below $600,000, subject to a cap of $1,000,000). The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing, (ii) the borrower provides the lender with evidence that the Santa Rosa Office Portfolio Properties is insured via an acceptable blanket insurance policy and such policy is in full force and effect and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Trap Event Period (as defined below), the Santa Rosa Office Portfolio Mortgage Loan requires that the borrower establish a lockbox account and the borrowers or property manager is required to deposit all rents into such lockbox account and such funds will be swept to the cash management account. During a Cash Trap Event Period, all excess cash flow after payment of all sums due and payable under the loan documents and all operating expenses will be retained by the lender as additional collateral.

A “Cash Trap Event Period” will commence upon any of the following: (i) the occurrence and continuance of an event of default or (ii) the amortizing debt service coverage ratio falling below 1.15x (tested quarterly). A Cash Trap Event Period will be cured, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the amortizing debt service coverage ratio being greater than 1.15x for two consecutive calendar quarters.

Property Management. The Santa Rosa Office Portfolio Properties are managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer the Santa Rosa Office Portfolio Properties provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and Santa Rosa Office Portfolio Guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 Certificates.

A-3-48

Santa Rosa Office Portfolio

Partial Release. Following the lockout period, the borrower is permitted to partially release any of the Santa Rosa Office Portfolio Properties, subject to certain conditions including (a) no event of default has occurred and is continuing and (b) partial defeasance of the greater of (i) 120% of the released property’s allocated loan balance; (ii) an amount which would result in the loan-to-value ratio with respect to the remaining properties being no greater than the lesser of a 70.0% loan-to-value ratio and the loan-to-value ratio immediately prior to the release; (iii) an amount which would result in the amortizing debt service coverage ratio with respect to the remaining properties being no less than the greater of 1.40x and the debt service coverage ratio immediately prior to the release; and (iv) an amount which would result in the net cash flow debt yield with respect to the remaining properties being no less than the greater of 8.7% and the debt yield immediately prior to the release.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Santa Rosa Office Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic reports indicated a probable maximum loss of 11% to 12% for each of the Santa Rosa Office Portfolio Properties.

A-3-49

IPCC TEXAS SELF STORAGE PORTFOLIO

A-3-50

IPCC TEXAS SELF STORAGE PORTFOLIO

AMARILLO
Bishop Hills
POTTER COUNTY
RANDALL COUNTY
Rick Husband Amarillo Intl. Airport
Tradewind Airport
Amarillo Blvd
St. Francis Ave
Hastings Ave
Plains Blvd
SE 3rd Ave
E 34th Ave
Hollywood Rd
Oklahoma City 259 miles
Lubbock 112 miles

PLAINVIEW
Seth Ward
HALE COUNTY
Hale County Airport
Wayland Baptist University
Running Water Draw Park
Broadway Park
Plainview Towne Centre
E. 34th St
E. 24th St
E. 16th St
Olton Rd
SW 3rd St
Marshall Formby Mem. Hwy
Amarillo 72 miles
Lubbock 43 miles

IPCC Texas Self Storage Portfolio	
1 Coulter	Amarillo, TX
2 Lubbock	Lubbock, TX
3 Paramount	Amarillo, TX
4 Tradewinds	Amarillo, TX
5 AA 45th	Amarillo, TX
6 Quail Creek	Amarillo, TX
7 West 34th	Amarillo, TX
8 Bell Street	Amarillo, TX
9 Plainview	Plainview, TX

Amarillo
Plainview
Lubbock
Dallas
Austin
Houston

LUBBOCK
Lubbock Preston Smith Intl. Airport
Claytoncarter
North by Northwest
Northridge
Downtown
Windmill
Heart of Lubbock
Chatmans Hill
West End
Maxey Park
LUBBOCK COUNTY
Bayless
Remington Park
Kings Park
South Lubbock
Southgate
Texas Tech University
Marsha Sharp Frwy
Erskine St.
4th St.
19th St.
34th St.
50th St.
66th St.
82nd St.

A-3-51

No. 6 – IPCC Texas Self Storage Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Self Storage
Original Principal Balance:	$31,500,000			Specific Property Type:	Self Storage
Cut-off Date Balance:	$31,500,000			Location:	Various – See Table
% of Initial Pool Balance:	4.9%			Size:	685,835 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$45.93
Borrower Name:	Self-Storage Portfolio IV DST			Year Built/Renovated:	Various – See Table
Borrower Sponsor:	Inland Private Capital Corporation			Title Vesting:	Fee
Mortgage Rate:	4.930%			Property Manager(3):	Metro Storage LLC
Note Date:	March 1, 2017			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	79.0% (12/31/2014)
Maturity Date:	March 6, 2027			2nd Most Recent Occupancy (As of):	84.4% (12/31/2015)
IO Period:	60 months			Most Recent Occupancy (As of):	80.6% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	79.4% (1/31/2017)
Seasoning:	None
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI:	NAV
Call Protection:	L(24),GRTR 1% or YM(92),O(4)			3rd Most Recent NOI (As of):	$2,525,417 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of)(5):	$2,883,768 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(5):	$3,228,987 (12/31/2016)
Additional Debt Type(1):	Future Unsecured
				U/W Revenues:	$5,166,920
				U/W Expenses:	$1,840,770
				U/W NOI:	$3,326,150
				U/W NCF:	$3,251,280
				U/W NOI DSCR:	1.65x
Escrows and Reserves(2):				U/W NCF DSCR:	1.62x
				U/W NOI Debt Yield:	10.6%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	10.3%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$54,500,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	10/28/2016
Replacement Reserves	$70,000	Springing	$350,000	Cut-off Date LTV Ratio:	57.8%
Deferred Maintenance	$2,500	$0	NAP	LTV Ratio at Maturity:	53.3%

(1)	See “Additional Unsecured Subordinate Indebtedness” Section.
(2)	See “Escrows” section.
(3)	See “Property Management” section.
(4)	See “Historical Occupancy” section and “Cash Flow Analysis” section. Historical occupancy and cash flow information prior to 2014 was not available for the IPCC Texas Self Storage Portfolio Properties due to acquisition financing.
(5)	See “Cash Flow Analysis” section. The increase from 2nd Most Recent NOI to Most Recent NOI is primarily attributable to a 440 unit expansion of the Tradewinds, Paramount and Lubbock properties over 2015 and 2016.

The Mortgage Loan. The mortgage loan (the “IPCC Texas Self Storage Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by first mortgages encumbering a portfolio of nine self storage properties located in Texas (the “IPCC Texas Self Storage Portfolio Properties”). The IPCC Texas Self Storage Portfolio Mortgage Loan was originated on March 1, 2017 by Barclays Bank PLC. The IPCC Texas Self Storage Portfolio Mortgage Loan had an original principal balance of $31,500,000, has an outstanding principal balance as of the Cut-off Date of $31,500,000 and accrues interest at an interest rate of 4.930% per annum. The IPCC Texas Self Storage Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments during the first 60 payment periods, followed by payments of principal and interest based on a 30-year amortization schedule. The IPCC Texas Self Storage Portfolio Mortgage Loan matures on March 6, 2027.

Following the lockout period, the borrower has the right to voluntarily prepay the IPCC Texas Self Storage Portfolio Mortgage Loan in whole or in part (see “Partial Release” section), on any day before December 6, 2026 provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the then outstanding principal balance. In addition, the IPCC Texas Self Storage Portfolio Mortgage Loan is prepayable without penalty on or after December 6, 2026.

A-3-52

IPCC TEXAS SELF STORAGE PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$31,500,000	59.7%	Purchase price	$52,350,000	99.2%
Borrower sponsor’s new cash	21,253,662	40.3	Closing costs	331,162	0.6
contribution(1)			Reserves	72,500	0.1
Total Sources	$52,753,662	100.0%	Total Uses	$52,753,662	100.0%

(1)	Borrower equity was funded in part by a $10,380,000 unsecured corporate loan made by Barclays Bank PLC to Inland Private Capital Corporation, the borrower sponsor, which is guaranteed by its parent company, Inland Real Estate Investment Corporation, and matures September 6, 2017. The corporate unsecured loan is not to the borrower and is neither secured by nor dependent upon income from the IPCC Self Storage Portfolio Properties.

The Properties. The IPCC Texas Self Storage Portfolio Mortgage Loan is secured by the fee interest in a portfolio of nine self-storage properties totaling 685,835 rentable square feet or 4,979 units (including 40 parking/RV spaces and 18 office spaces) located in three cities in Texas: Amarillo (7 properties), Plainview (1 property) and Lubbock (1 property). Approximately 1,263 units are climate controlled (approximately 25.4% of total units) and 3,658 units (approximately 73.5% of total units) are non-climate controlled. Three of the properties recently expanded between March 2015 and September 2016, adding 440 new units to the portfolio. The IPCC Texas Self Storage Portfolio Properties feature gated entrances, 24-hour video surveillance, steel roll-up doors, paved drives and on-site management offices. Approximately 2.0% of the underwritten gross rent is derived from 18 office spaces, 15 of which are located at the AA 45th – Amarillo, TX property. The IPCC Texas Self Storage Portfolio Properties range in size from 53,625 square feet to 103,240 square feet. As of January 31, 2017, the IPCC Texas Self Storage Portfolio Properties were 79.4% occupied.

The following table presents certain information relating to the IPCC Texas Self Storage Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Physical Occupancy	Year Built/ Renovated	Units	Net Rentable Area (SF)	Appraised Value	Allocated Cut-off Date LTV
Coulter – Amarillo, TX	$5,350,000	17.0%	83.0%	2007/NAP	692	102,382	$8,230,000	65.0%
Lubbock – Lubbock, TX	$4,350,000	13.8%	71.0%	1997/2015	684	77,311	$7,850,000	55.4%
Paramount – Amarillo, TX	$3,700,000	11.7%	86.5%	1997/NAP	524	65,039	$6,190,000	59.8%
Tradewinds – Amarillo, TX	$3,600,000	11.4%	72.0%	2005/2016	668	103,240	$6,080,000	59.2%
AA 45th – Amarillo, TX	$3,350,000	10.6%	75.2%	1986/NAP	514	93,625	$6,590,000	50.8%
Quail Creek – Amarillo, TX	$3,100,000	9.8%	82.4%	2008/NAP	455	62,300	$5,720,000	54.2%
West 34th – Amarillo, TX	$3,000,000	9.5%	83.2%	1993/NAP	523	60,778	$5,110,000	58.7%
Bell Street – Amarillo, TX	$2,650,000	8.4%	85.2%	2003/NAP	440	53,625	$4,710,000	56.3%
Plainview – Plainview, TX	$2,400,000	7.6%	82.9%	1996/NAP	479	67,535	$4,020,000	59.7%
Total/Weighted Average	$31,500,000	100.0%	79.4%		4,979	685,835	$54,500,000	57.8%

The following table presents historical occupancy percentages at the IPCC Texas Self Storage Portfolio Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(2)	12/31/2015(2)(3)	12/31/2016(2)(3)	1/31/2017(2)
NAV	79.0%	84.4%	80.6%	79.4%

(1)	Historical occupancy and cash flow information prior to 2014 was not available for the IPCC Texas Self Storage Portfolio Properties due to acquisition financing.
(2)	Information obtained from the borrower and represents average occupancy for each respective period.
(3)	The decrease in occupancy from 2015 to 2016 is mainly due to the Tradewinds – Amarillo, TX property expanding from 457 units as of May 2016 to 668 units in June through September 2016. The influx of newly added units caused in-place occupancy at the property to drop to approximately 65.1% at the Tradewinds – Amarillo, TX property. Average occupancy at the Tradewinds – Amarillo, TX property was approximately 85.8% for January 2014 through May 2016 prior to the expansion. Excluding the newly added units, the Tradewinds – Amarillo, TX 2016 occupancy would have been 91.6%.

A-3-53

IPCC TEXAS SELF STORAGE PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the IPCC Texas Self Storage Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,159,584	$4,544,968	$4,860,820	$5,074,984(1)	98.2%	$7.40
Grossed Up Vacant Space	0	0	0	1,483,164	28.7	2.16
Other Income	257,503	291,571	306,100	306,100	5.9	0.45
Less Vacancy & Credit Loss	0	0	0	(1,697,328)(2)	(32.8)	(2.47)
Effective Gross Income	$4,417,087	$4,836,539	$5,166,920	$5,166,920	100.0%	$7.53

Total Operating Expenses	$1,891,670	$1,952,771	$1,937,933	$1,840,770	35.6%	$2.68

Net Operating Income	$2,525,417	$2,883,768(3)	$3,228,987(3)	$3,326,150	64.4%	$4.85
Capital Expenditures	0	0	0	74,870	1.4	0.11
Net Cash Flow	$2,525,417	$2,883,768	$3,228,987	$3,251,280	62.9%	$4.74

NOI DSCR	1.25x	1.43x	1.60x	1.65x
NCF DSCR	1.25x	1.43x	1.60x	1.62x
NOI DY	8.0%	9.2%	10.3%	10.6%
NCF DY	8.0%	9.2%	10.3%	10.3%

(1)	Approximately $101,373 of U/W Base Rent is attributable to 18 commercial tenants.
(2)	The underwritten economic vacancy is 24.7%. As of January 31, 2017, the IPCC Texas Self Storage Portfolio Properties were 79.4% physically occupied.
(3)	The increase from 2015 to 2016 in net operating income is primarily attributable to a 440 unit expansion of Tradewinds, Paramount and Lubbock properties over 2015 and 2016.

Appraisal. As of the appraisal valuation date October 28, 2016, the IPCC Texas Self Storage Portfolio Properties had an aggregate “as-is” appraised value of $54,500,000.

Environmental Matters. According to Phase I environmental assessments dated September 12, 2016 through September 28, 2016, there was no evidence of any recognized environmental conditions at the IPCC Texas Self Storage Portfolio Properties.

Market Overview and Competition. Seven of the IPCC Texas Self Storage Portfolio Properties (the “Amarillo Properties”), representing approximately 78.6% of the Allocated Cut-off Date Balance, are located in Amarillo, Texas. According to the appraisal, the largest employers in Amarillo include Tysons Foods Inc., CNS Pantex and Baptist St. Anthony’s Health Systems. The unemployment rate of Amarillo is the lowest in the state of Texas at 2.9% coinciding with current year-over-year growth rate of hourly pay being three times the nation’s average. The comparable Southwest Region market vacancy rate for self-storage properties as of Q3 2016 is approximately 89.9%. The Lubbock – Lubbock, TX property, representing approximately 13.8% of the Allocated Cut-off Date Balance, is located in the Lubbock, Texas market. Lubbock, Texas is home to Texas Tech University and is categorized by below-average living and business costs. The Plainview - Plainview, TX property, representing approximately 7.6% of the Allocated Cut-off Date Balance, is located in the Plainview, Texas market. Plainview, Texas is situated between Amarillo and Lubbock along Interstate 27.

The Borrower. The borrower is Self-Storage Portfolio IV DST (“the IPCC Self Storage Portfolio Borrower”), a Delaware Statutory Trust (“DST”) that is a single-purpose bankruptcy-remote entity. Upon the occurrence of a Springing LLC Event (as defined below), the IPCC Self Storage Portfolio Borrower must convert from a DST to a Delaware Limited Liability Company (“LLC”). The IPCC Self Storage Portfolio Borrower has master leased the IPCC Self Storage Portfolio Properties to a master lessee affiliated with the borrower sponsor. The master lessee is structured as a special purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The borrower sponsor has a 100% ownership interest in the master lessee. The master lease is subordinate to the IPCC Self Storage Portfolio Mortgage Loan. There is no income underwritten from the master lease as the IPCC Self Storage Portfolio was underwritten to the underlying property income. There is one independent director for the borrowing entity and one independent director for the master lessee. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the IPCC Self Storage Portfolio Mortgage Loan. See “Description of the Mortgage Pool—Delaware Statutory Trusts” in the Preliminary Prospectus.

A “Springing LLC Event” will commence upon the earlier of (i) any event of default with respect to which the IPCC Self Storage Portfolio Borrower does not deliver within 10 business days a reasoned opinion of tax counsel acceptable to lender that (a) the IPCC Self Storage Portfolio Borrower is able to remedy such event of default without effectuating a conversion or (b) effectuating a conversion would not reasonably be expected to improve the ability of the IPCC Self Storage Portfolio Borrower to remedy the event of default, (ii) 30 days prior to maturity if lender does not have reasonable evidence that the loan will be repaid or (iii) the IPCC Self Storage Portfolio Borrower deems it prudent to effectuate such conversion.

The Borrower Sponsor. The borrower sponsor and nonrecourse carve-out guarantor is Inland Private Capital Corporation (“IPCC”). IPCC is part of Inland Real Estate Group of Companies, Inc., a fully-integrated group of legally and financially independent real estate companies engaged in property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance and other related services for over 40 years. As of December 31, 2015, IPCC sponsored 182 private placement programs comprising 451 properties, totaling over 26.0 million square feet and more than 6,800 residential units with an aggregate offering price in excess of $5.3 million. IPCC is involved in ongoing litigation related to other real estate

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IPCC TEXAS SELF STORAGE PORTFOLIO

investment programs. See “Description of the Mortgage Pools—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $2,500 for deferred maintenance. The loan documents do not require monthly escrows for real estate taxes provided the following conditions are met: (i) no event of default has occurred and is continuing and (ii) the amortizing debt service coverage ratio for the trailing 12-month period is greater than or equal to 1.15x at the end of any calendar month. The loan documents do not require monthly escrows for insurance provided the following conditions are met: (i) no event of default has occurred and is continuing; (ii) the amortizing debt service coverage ratio for the trailing 12-month period is greater than or equal to 1.15x at the end of any calendar month, (iii) the IPCC Texas Self Storage Portfolio Properties are insured via an acceptable blanket insurance policy; and (iv) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums. The loan documents do not require monthly reserves for replacement reserves provided the following conditions are met: (i) no event of default has occurred and is continuing, (ii) borrower has deposited into the replacement reserve account cash or posted a letter of credit in an amount equal to $70,000 and (iii) borrower has provided lender with satisfactory evidence of payment of replacements in an amount equal to or greater than $0.10 per square foot per annum.

The master lease agreement provide for upfront reserves to be held in a trust reserve, not collateral for the loan, in the amount of $1,338,639 for replacement reserves to be used for capital expenditures for the IPCC Texas Self Storage Portfolio Properties over the loan term.

Lockbox and Cash Management. Within five business days following the occurrence of a Triggering Event (as defined below), the borrower will be required to establish a lender-controlled lockbox account and direct all tenants to deposit all rents directly into such lockbox account. Additionally, all revenues and other monies received by the borrower, master tenant or property manager relating to the IPCC Texas Self Storage Portfolio Properties will be deposited into the lockbox account no later than three business days after receipt. Upon the occurrence and during the continuance of a Triggering Event, all excess funds on deposit in the lockbox account are swept to a lender-controlled subaccount on each business day.

A “Triggering Event” will commence upon the earlier of (i) the occurrence and continuance of an event of default; and (ii) the amortizing debt service coverage ratio for the trailing 12-month period falling below 1.20x at the end of any calendar quarter. A Triggering Event will expire, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the amortizing debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters.

Property Management. The IPCC Texas Self Storage Portfolio Properties are managed by Metro Storage LLC, a privately-owned, fully-integrated, international self-storage operating company specializing in the development, construction, acquisition and management of self-storage facilities in the United States and Brazil. Metro Storage LLC has over $1.0 billion of assets under management and is the fourth largest private self-storage company in the United States and the tenth largest among private and public self-storage companies. Additionally, Metro Storage LLC has a 2.0% beneficial ownership interest in the IPCC Self Storage Portfolio Borrower.

Assumption. The borrower has the right to transfer the IPCC Texas Self Storage Portfolio Properties in whole, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from DBRS, Fitch and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 Certificates.

Partial Release. Following the lockout period, the borrower is permitted to partially release any constituent properties in connection with a partial defeasance, subject to certain conditions including (i) no event of default has occurred and is continuing; (ii) release price of 120% of the released property’s allocated cut-off date balance; (iii) the loan-to-value with respect to the remaining properties will be no greater than 57.8%; (iv) the amortizing debt service coverage ratio with respect to the remaining properties will be no less than the greater of 1.55x and the debt service coverage ratio immediately prior to the release; (v) the NOI debt yield with respect to the remaining properties will be no less than 10.1% and (v) the lender receives rating agency confirmation from DBRS, Fitch and Moody’s that the release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 Certificates.

Real Estate Substitution. Not Permitted.

Subordinate and Mezzanine Indebtedness. Not Permitted.

Additional Unsecured Subordinate Indebtedness. Provided no event of default has occurred and is continuing, the borrower may obtain unsecured loans from the guarantor provided that the proceeds of such loans are required to be used solely to pay the monthly debt service payment amount, capital expenditures (as approved by the lender), extraordinary expenses, maintenance expenses, re-tenanting of the property and actual operating expenses as a result of insufficient reserves held by the borrower or as a result of insufficient rents being paid. The subordinate debt must at all times be, (i) unsecured, (ii) subordinate in all respects to the IPCC Texas Self Storage Portfolio Mortgage Loan pursuant to a subordination and standstill agreement, which is required to be executed and delivered by the guarantor prior to providing the subordinate debt, (iii) without a maturity date and (iv) evidenced by a

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IPCC TEXAS SELF STORAGE PORTFOLIO

promissory note with terms and conditions otherwise acceptable to the lender. Under no circumstances may the subordinate debt be used to make distributions to any beneficial owners of the borrower.

Ground Lease. None.

Condominium. One of the IPCC Texas Self Storage Portfolio Properties is subject to a condominium regime. The Paramount – Amarillo, TX Property consists of a two-unit condominium; one unit is owned by the borrower as collateral for the IPCC Texas Self Storage Portfolio Whole Loan. The remaining unit is not owned by the borrower, utilized as office space and is not collateral for the IPCC Texas Self Storage Portfolio Whole Loan. The IPCC Texas Self-Storage Portfolio Properties comprise approximately a 50.0% interest in the condominium regime. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interest” in the Preliminary Prospectus.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the IPCC Texas Self Storage Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

Advance
Auto Parts

CVS/pharmacy

HOBBY LOBBY
CRAFTS
HOME DECOR
SEASONAL

Walgreens

DOLLAR GENERAL
DOLLAR GENERAL

Goodwill

EAGLE VALLEY
7901
OFFICE CENTER
Community
Physician Network
Eagle Valley Family Medicine

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

ROCKFORD
Waukegan
Lake Michigan
Kalamazoo
MICHIGAN
Skokie
Evanston
CHICAGO
AURORA
Bolingbrook
JOLIET
Mokena
Gary
South Bend
Elkhart
Goshen
ILLINOIS
INDIANA
Bloomington
Lafayette
Kokomo
Urbana
Danville
Anderson
Decatur
INDIANAPOLIS
Greenfield

NASHVILLE
Murfreesboro
Knoxville
TENNESSEE
NC
Chattanooga
Huntsville
SOUTH CAROLINA
Gadsden
Anniston
Norcross
Athens
Columbia
BIRMINGHAM
ATLANTA
Augusta
ALABAMA
Macon
Columbus
Montgomery
GEORGIA
Savannah
Brunswick
Waycross
Mobile
Tallahassee
JACKSONVILLE
FLORIDA
Gulf of Mexico

IOWA
Peoria
Kirksville
Quincy
Springfield
St. Joseph
Chillicothe
KANSAS CITY
Moberly
ILLINOIS
Topeka
Columbia
Olathe
Overland Park
O'Fallon
Alton
Chesterfield
ST. LOUIS
Clinton
Jefferson City
KS
MISSOURI
Rolla
Farmington
Fort Scott
Waynesville
Pittsburg
Joplin
Springfield
Branson
West Plains
Poplar Bluff
OK
Rogers
Harrison
Fayetteville
ARKANSAS
Jonesboro
TN

ExchangeRight Net Leased Portfolio 15

1	Hobby Lobby - Brunswick, GA	Brunswick, GA	9	Advance Auto Parts - Norcross, GA	Norcross, GA
2	Goodwill - Skokie, IL	Skokie, IL	10	Dollar General - Gadsden, AL	Gadsden, AL
3	CVS Pharmacy - Bolingbrook, IL	Bolingbrook, IL	11	Dollar General - Saint Amant, LA	Saint Amant, LA
4	Walgreens - Independence, MO	Independence, MO	12	Dollar General - Hammond, LA	Hammond, LA
5	Indianapolis Osteopathic Hospital, Inc	Indianapolis, IN	13	Dollar General - Baton Rouge, LA	Baton Rouge, LA
6	Walgreens - Arlington, TX	Arlington, TX	14	Dollar General - Sugar Creek, MO	Sugar Creek, MO
7	Fresenius Medical Care - St. Louis, MO	St. Louis, MO	15	Dollar General - Goshen, IN	Goshen, IN
8	Advance Auto Parts - Mokena, IL	Mokena, IL	16	Family Dollar - Baton Rouge, Louisiana	Baton Rouge, LA

Haltom City
FORT WORTH
Handley
GRAND PRAIRIE
ARLINGTON
Burchill
Dalworthington Gardens
Kennedale
Forest Hill
Southeast Arlington
Mansfield
Rendon

Zachary
Baker
Central
Hammond
Covington
Denham Springs
BATON ROUGE
Ponchatoula
Mandeville
Shenandoah
Prairieville
Saint Amant
Lake Maurepas
St. Gabriel
Gonzales
Lake Pontchartrain
Donaldsonville
Laplace
Kenner
Metairie
NEW ORLEANS
Luling
Chackbay
Marrero
Thibodaux

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No. 7 – ExchangeRight Net Leased Portfolio 15

Loan Information				Property Information
Mortgage Loan Seller:	Société Générale			Single Asset/Portfolio:	Portfolio
				Property Type(3):	Various
Original Principal Balance:	$31,200,000			Specific Property Type(3):	Various
Cut-off Date Balance:	$31,200,000			Location(3):	Various
% of Initial Pool Balance:	4.9%			Size:	218,276 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per Unit:	$142.94
Borrower Name(1):	ExchangeRight Net Leased Portfolio 15 DST			Year Built/Renovated(3):	Various
Borrower Sponsors:	David Fisher; Joshua Ungerecht; Warren Thomas; ExchangeRight Real Estate, LLC			Title Vesting:	Fee
Mortgage Rate:	4.379%			Property Manager:	Self-managed
Note Date:	March 2, 2017			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	NAV
Maturity Date:	April 1, 2027			2nd Most Recent Occupancy(4):	NAV
IO Period:	121 months			Most Recent Occupancy(4):	NAV
Loan Term (Original):	121 months			Current Occupancy (As of)(4):	100.0% (3/1/2017)
Seasoning:	0 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(24),D(93),O(4)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(5):	NAV
Additional Debt:	None			Most Recent NOI(5):	NAV
Additional Debt Type:	NAP
				U/W Revenues:	$3,440,805
				U/W Expenses:	$458,133
				U/W NOI:	$2,982,672
				U/W NCF:	$2,890,150
Escrows and Reserves(2):				U/W NOI DSCR:	2.15x
				U/W NCF DSCR:	2.09x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.6%
Taxes	$93,589	$51,358	NAP	U/W NCF Debt Yield:	9.3%
Insurance	$10,347	$2,587	NAP	As-Is Appraised Value(6):	$52,025,000
Replacement Reserves	$344,598	$2,040	NAP	As-Is Appraisal Valuation Date(6):	Various
TI/LC Reserve	$500,000	Springing	NAP	Cut-off Date LTV Ratio:	60.0%
Osteopathic Hospital Rollover Reserve	$0	Springing	NAP	LTV Ratio at Maturity:	60.0%

(1)	See “The Borrower” section.
(2)	See “Escrows” section.
(3)	See “The Properties” section.
(4)	See “Historical Occupancy” section.
(5)	See “Cash Flow Analysis” section. The ExchangeRight Net Leased Portfolio Properties were acquired by the borrower sponsors between August 2016 and March 2017. The sellers of the ExchangeRight Net Leased Portfolio Properties did not provide historical operating statements to the borrower.
(6)	See “Appraisal” section. Each of the ExchangeRight Net Leased Portfolio Properties was valued individually. The appraisals are dated from November 2, 2016 to February 15, 2017.

The Mortgage Loan. The mortgage loan (the “ExchangeRight Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering 16 cross-collateralized, single-tenant properties (14 retail and two medical offices) located in Alabama, Georgia, Illinois, Indiana, Louisiana, Missouri, and Texas (the “ExchangeRight Net Leased Portfolio Properties”). The ExchangeRight Mortgage Loan was originated on March 2, 2017 by Société Générale. The ExchangeRight Mortgage Loan had an original principal balance of $31,200,000, has an outstanding principal balance as of the Cut-off Date of $31,200,000 and accrues interest at an interest rate of 4.379% per annum. The ExchangeRight Mortgage Loan had an initial term of 121 months, has a remaining term of 121 months as of the Cut-off Date and requires payments of interest only through the loan term. The ExchangeRight Mortgage Loan matures on April 1, 2027.

Following the lockout period, the borrower has the right to defease the ExchangeRight Mortgage Loan in whole, but not in part, on any date before January 1, 2027. In addition, the ExchangeRight Mortgage Loan is prepayable without penalty on or after January 1, 2027.

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

Sources and Uses

Sources			Uses
Original loan amount	$31,200,000	58.5%	Purchase Price	$51,542,845	96.7%
Borrower sponsor’s new cash contribution	22,113,583	41.5	Reserves	948,534	1.8
			Closing costs	822,204	1.5
Total Sources	$53,313,583	100.0%	Total Uses	$53,313,583	100.0%

The Properties. The ExchangeRight Net Leased Portfolio Properties comprise 16 cross-collateralized, single-tenant properties (14 retail and two medical offices) totaling 218,276 square feet located in Alabama (one property), Georgia (two properties), Illinois (three properties), Indiana (two properties), Louisiana (four properties), Missouri (three properties) and Texas (one property). Built between 1941 and 2016, the ExchangeRight Net Leased Portfolio Properties range in size from 6,831 square feet to 55,000 square feet. The borrower sponsors (as defined below) acquired the ExchangeRight Net Leased Portfolio Properties between August 2016 and March 2017 for a combined purchase price of approximately $51.5 million. As of March 1, 2017, the ExchangeRight Net Leased Portfolio Properties were 100.0% occupied.

The ExchangeRight Net Leased Portfolio Properties include nationally recognized credit-tenants, such as Walgreens (rated BBB/Baa2/BBB by Fitch/Moody’s/S&P), CVS Pharmacy (rated Baa1/BBB+ by Moody’s/S&P), Dollar General (rated Baa2/BBB by Moody’s/S&P), Advance Auto Parts (rated Baa2/BBB- by Moody’s/S&P), Family Dollar (rated Ba2/BB+ by Moody’s/S&P), and Fresenius Medical Care (rated BBB-/Ba1/BBB- by Fitch/Moody’s/S&P). Credit rated tenants occupy 13 of the 16 properties, representing 65.5% of underwritten base rent (leases are directly with rated entities or are guaranteed by such entities), while investment grade-rated tenants occupy 11 of the 16 properties representing 55.9% of the underwritten base rent. Leases representing approximately 89.3% of the net rentable area and 85.8% of the underwritten base rent expire after the ExchangeRight Mortgage Loan maturity date. No individual property within the ExchangeRight Net Leased Portfolio Properties accounts for more than 13.1% of the underwritten base rent. The largest property, Hobby Lobby – Brunswick, GA, comprises approximately 55,000 square feet (25.2% of the total net rentable area) and $418,000 of the underwritten base rent (12.8% of underwritten base rent). Other than Hobby Lobby – Brunswick, GA, no individual property accounts for more than 9.6% of the net rentable area.

The following table presents certain information relating to the ExchangeRight Net Leased Portfolio Properties:

Property Information(1)

Property Name	City, State	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built / Renovated	Net Rentable Area (SF)	Allocated Cut-off Date LTV	Appraised Value
Hobby Lobby	Brunswick, GA	$4,184,321	13.4%	100.0%	2016/NAP	55,000	60.2%	$6,950,000
Goodwill	Skokie, IL	$3,982,472	12.8%	100.0%	2016/NAP	20,850	60.3%	$6,600,000
CVS Pharmacy	Bolingbrook, IL	$3,517,142	11.3%	100.0%	2005/NAP	13,013	59.6%	$5,900,000
Walgreens	Independence, MO	$2,951,507	9.5%	100.0%	2001/NAP	15,120	60.2%	$4,900,000
Indianapolis Osteopathic Hospital, Inc	Indianapolis, IN	$2,725,314	8.7%	100.0%	1986/2013	15,109	58.6%	$4,650,000
Walgreens	Arlington, TX	$2,596,538	8.3%	100.0%	1997/2016	13,905	60.4%	$4,300,000
Fresenius Medical Care	St. Louis, MO	$2,243,479	7.2%	100.0%	1941/2006	7,500	60.6%	$3,700,000
Advance Auto Parts	Mokena, IL	$1,361,043	4.4%	100.0%	2012/NAP	6,831	59.2%	$2,300,000
Advance Auto Parts	Norcross, GA	$1,262,105	4.0%	100.0%	2005/NAP	7,000	60.1%	$2,100,000
Dollar General	Gadsden, AL	$1,099,828	3.5%	100.0%	2016/NAP	10,542	61.1%	$1,800,000
Dollar General	Saint Amant, LA	$1,006,821	3.2%	100.0%	2015/NAP	9,026	59.2%	$1,700,000
Dollar General	Hammond, LA	$983,880	3.2%	100.0%	2013/NAP	9,026	59.6%	$1,650,000
Dollar General	Baton Rouge, LA	$907,534	2.9%	100.0%	2014/NAP	9,026	60.5%	$1,500,000
Dollar General	Sugar Creek, MO	$832,735	2.7%	100.0%	1950/2016	8,908	60.6%	$1,375,000
Dollar General	Goshen, IN	$828,032	2.7%	100.0%	2016/NAP	9,100	59.1%	$1,400,000
Family Dollar	Baton Rouge, LA	$717,249	2.3%	100.0%	2016/NAP	8,320	59.8%	$1,200,000
Total/Weighted Average		$31,200,000	100.0%	100.0%		218,276	60.0%	$52,025,000

(1)	The ExchangeRight Net Leased Portfolio Properties comprise 16 single-tenant properties (14 retail and two medical offices).

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

The following table presents certain information relating to the tenancy at the ExchangeRight Net Leased Portfolio Properties:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Dollar General	NR/Baa2/BBB	55,628	25.5%	$11.22	$624,240	19.1%	Various(3)
Walgreens	BBB/Baa2/BBB	29,025	13.3%	$19.82	$575,195	17.6%	Various(4)
Goodwill	NR/NR/NR	20,850	9.6%	$20.50	$427,425	13.1%	10/27/2031(5)
Hobby Lobby	NR/NR/NR	55,000	25.2%	$7.60	$418,000	12.8%	8/31/2031(6)
CVS Pharmacy	NR/Baa1/BBB+	13,013	6.0%	$27.00	$351,351	10.7%	1/31/2030(7)
Indianapolis Osteopathic Hospital, Inc	NR/NR/NR	15,109	6.9%	$18.85	$284,805	8.7%	7/15/2029(8)
Advance Auto Parts	NR/Baa2/BBB-	13,831	6.3%	$20.27	$280,324	8.6%	Various(9)
Fresenius Medical Care	BBB-/Ba1/BBB-	7,500	3.4%	$30.87	$231,525	7.1%	5/25/2026(10)
Family Dollar	NR/Ba2/BB+	8,320	3.8%	$9.61	$79,941	2.4%	6/30/2031(11)
Occupied Collateral Total		218,276	100.0%	$14.99	$3,272,806	100.0%

Vacant Space		0	0.0%

Collateral Total		218,276	100.0%

(1)	Tenants are not required to report sales information.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Dollar General is a tenant at six of the ExchangeRight Net Leased Portfolio Properties and leases (i) 10,542 square feet at the Dollar General – Gadsden, AL property under a lease that expires on March 31, 2031 and has four, 5-year lease renewal options; (ii) 9,100 square feet at the Dollar General – Goshen, IN property under a lease that expires on December 31, 2031 and has five, 5-year lease renewal options; (iii) 9,026 square feet at the Dollar General – Hammond, LA property under a lease that expires on June 30, 2028 and has three, 5-year lease renewal options; (iv) 9,026 square feet at the Dollar General – Saint Amant, LA property under a lease that expires on April 30, 2030 and has three, 5-year lease renewal options; (v) 9,026 square feet at the Dollar General – Baton Rouge, LA property under a lease that expires on February 28, 2029 and has three, 5-year lease renewal options and (vi) 8,908 square feet at the Dollar General – Sugar Creek, MO property under a lease that expires on March 31, 2026 and has four, 5-year lease renewal options.
(4)	Walgreens is a tenant at two of the ExchangeRight Net Leased Portfolio Properties and leases (i) 15,120 square feet at the Walgreens – Independence, MO property under a lease that expires on July 31, 2028 and has eight, 5-year lease renewal options.; and (ii) 13,905 square feet at the Walgreens – Arlington, TX property under a lease that expires on August 31, 2027 and has eight, 5-year lease renewal options.
(5)	Goodwill has three, 5-year lease renewal options.
(6)	Hobby Lobby has four, 5-year lease renewal options.
(7)	CVS Pharmacy has six, 5-year lease renewal options.
(8)	Indianapolis Osteopathic Hospital, Inc has two, 5-year lease renewal options.
(9)	Advance Auto Parts is a tenant at two of the ExchangeRight Net Leased Portfolio Properties and leases (i) 7,000 square feet at the Advance Auto Parts – Norcross, GA property under a lease that expires on December 31, 2026 and has four, 5-year lease renewal options; and (ii) 6,831 square feet at the Advance Auto Parts – Mokena, IL property under a lease that expires on September 20, 2027 and has three, 5-year lease renewal options.
(10)	Fresenius Medical Care has two, 5-year lease renewal options.
(11)	Family Dollar has six, 5-year lease renewal options.

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Net Leased Portfolio Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	3	23,408	10.7%	23,408	10.7%	$464,605	14.2%	$19.85
2027	2	20,736	9.5%	44,144	20.2%	$401,066	12.3%	$19.34
Thereafter	11	174,132	79.8%	218,276	100.0%	$2,407,135	73.5%	$13.82
Vacant	0	0	0.0%	218,276	100.0%	$0	0.0%	$0.00
Total/Weighted	16	218,276	100.0%			$3,272,806	100.0%	$14.99

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the ExchangeRight Net Leased Portfolio Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	3/1/2017(2)
NAV	NAV	NAV	NAV	100.0%

(1)	The ExchangeRight Net Leased Portfolio Properties were acquired by the borrower sponsors between August 2016 and March 2017. The sellers of the ExchangeRight Net Leased Portfolio Properties did not provide historical occupancy information to the borrower.
(2)	Information obtained from the underwritten rent roll.

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the ExchangeRight Net Leased Portfolio Properties:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(2)	$3,272,806	95.1%	$14.99
Total Reimbursables(3)	346,619	10.1	1.59
Less Vacancy & Credit Loss	(178,620)	(5.2)	(0.82)
Effective Gross Income	$3,440,805	100.0%	$15.76

Total Operating Expenses	$458,133	13.3%	$2.10

Net Operating Income	$2,982,672	86.7%	$13.66
TI/LC	67,549	2.0	0.31
Capital Expenditures	24,973	0.7	0.11
Net Cash Flow	$2,890,150	84.0%	$13.24

NOI DSCR	2.15x
NCF DSCR	2.09x
NOI DY	9.6%
NCF DY	9.3%

(1)	Historical cash flows are unavailable as the ExchangeRight Net Leased Portfolio Properties were acquired by the borrower sponsors between August 2016 and March 2017. The sellers of the ExchangeRight Net Leased Portfolio Properties did not provide historical operating statements to the borrower.
(2)	UW Base Rent is based on in-place rent per lease.
(3)	Total Reimbursables are underwritten based on tenant leases and discussions with the borrower. There are no reimbursements at six of the properties as the tenants pay for the respective property expenses directly. All of the tenants pay either property taxes, insurance or operating expenses or some combination of the three.

Appraisal. The ExchangeRight Net Leased Portfolio Properties were individually appraised, with the individual values reflecting a cumulative “as-is” appraised value of $52,025,000. The appraisals are dated between November 2, 2016 and February 15, 2017. Additionally, each appraisal provided a corresponding “go dark” value which equates to a cumulative “go dark” appraised value of $32,600,000 for the ExchangeRight Net Leased Portfolio Properties.

Environmental Matters. According to Phase I environmental assessments dated between November 1, 2016 and February 15, 2017, there was no evidence of any recognized environmental conditions at the ExchangeRight Net Leased Portfolio Properties.

The Borrower. The borrower is ExchangeRight Net Leased Portfolio 15 DST, a Delaware Statutory Trust. At origination of the ExchangeRight Mortgage Loan, the ExchangeRight Net Leased Portfolio Properties were conveyed and assumed from ExchangeRight Net Leased Portfolio 15, LLC to and by the borrower. The borrower has master leased the ExchangeRight Net Leased Portfolio Properties to ExchangeRight NLP 15 Master Lessee, LLC, a Delaware limited liability company (the “Master Lessee”), which is affiliated with the borrower sponsors. The Master Lessee is structured as a special purpose entity in which the borrower sponsors have a 100% ownership interest. The Master Lessee’s interest in the master lease and all tenant rents are assigned to the lender. The master lease is subordinate to the ExchangeRight Mortgage Loan. There is one independent director for the borrower and one independent director for the Master Lessee. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Mortgage Loan. ExchangeRight Real Estate, LLC (“ExchangeRight”), David Fisher, Joshua Ungerecht and Warren Thomas are the guarantors of certain nonrecourse carveouts under the ExchangeRight Mortgage Loan. See “Risk Factors—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Borrower Sponsors. The borrower sponsors are David Fisher, Joshua Ungerecht, Warren Thomas and ExchangeRight (the “Borrower Sponsors”), all of whom are managing members of ExchangeRight. ExchangeRight has more than $600.0 million in assets and more than 3.2 million square feet under management. ExchangeRight has more than 195 investment-grade retail, medical offices and class B/B+ multifamily properties located across 27 states with a focus in providing long-term stable income and asset preservation through long-term net-leased portfolios backed by investment grade corporations.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $93,589 for real estate taxes, $10,347 for insurance premiums, $344,598 for outstanding replacement reserves, and $500,000 for tenant improvement and leasing commissions. The loan documents provide for ongoing monthly escrows of $51,358 for real estate taxes, $2,587 for insurance premiums and other assessments, and $2,040 for replacement reserves.

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

Notwithstanding the foregoing, the borrower will not be required to provide monthly real estate taxes and insurance premiums which are solely the obligation of a tenant and paid directly to the relevant taxing authority or insurance company by such tenant in accordance with such tenant’s lease, for so long as (i) no event of default has occurred and is continuing, (ii) the borrower provides proof of payment by the tenant (or the borrower) directly to the taxing authority or the applicable insurance company on or before 15 days prior to the delinquency date of such taxes, (iii) the lease(s) with the applicable tenant(s) will be and continue to be in full force and effect and will not be subject to any default beyond any applicable grace or notice and cure period by either the borrower or the tenant, and (iv) no material adverse change has, in the lender’s reasonable determination, occurred with respect to the applicable tenant such that the ability to timely pay the taxes or insurance premiums that the applicable tenant is required to pay pursuant to its lease has, been materially jeopardized. In addition, the borrower is not required to make deposits into a capital reserve subaccount with respect to the aggregate number of rentable square feet at the ExchangeRight Net Leased Portfolio Properties for which the tenants are obligated under their applicable leases to pay capital expenses for their respective premises, for so long as (i) no event of default has occurred and be continuing, (ii) the borrower provides proof of payment by all applicable tenants of the payment of all such capital expenses promptly following request by the lender, (iii) the leases with the applicable tenants are and continue to be in full force and effect and are not be subject to any default beyond any applicable grace or notice and cure period, and (iv) no material adverse change has, in the lender’s reasonable determination, occurred with respect to the applicable tenant such that the ability to timely pay the capital expenses for its respective premises pursuant to its lease has been materially jeopardized. If an event of default has occurred and is continuing, the borrower is required to deposit $12,733 on a monthly basis into the TI/LC reserve and any sum or termination fee payable to the borrower. In the event the Indianapolis Osteopathic Hospital, Inc tenant (the “Osteopathic Hospital Tenant”) exercises its early termination option under its lease, the borrower is required to deposit $766,723 plus any other amounts then due and payable from the Osteopathic Hospital Tenant into the Osteopathic Hospital Rollover Reserve.

Lockbox and Cash Management. The ExchangeRight Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and requires the borrower, Master Lessee, or manager to cause all rents to be paid directly into an eligible account maintained by the borrower at a local bank selected by the borrower, which is required at all times to be an eligible institution. Without in any way limiting the foregoing, if the borrower, Master Lessee or manager receive any rents, then (i) such amounts will be deemed to be collateral for the ExchangeRight Mortgage Loan and will be held in trust by the borrower, Master Lessee or the manager, as applicable, for the benefit, and as the property, of the lender, (ii) such amounts may not be commingled with any other funds or property of the borrower, Master Lessee, or manager, and (iii) the borrower, Master Lessee, or manager, as applicable, is required to deposit such amounts into a clearing account within two business days of receipt. Funds deposited into the clearing account will be swept by the clearing bank on a daily basis into the Master Lessee’s operating account at the clearing bank, unless a Cash Management Period (as defined below) is continuing, in which event such funds will be swept on a daily basis into an eligible account at a deposit bank controlled by the lender. To the extent any Cash Management Period expires or terminates, any funds deposited into the clearing account will be swept by clearing bank on a daily basis into Master Lessee’s operating account by the lender’s delivery of a notice to the clearing bank, with the lender being entitled to send a subsequent notice to the clearing bank upon the occurrence of a subsequent Cash Management Period to redirect all amounts from the clearing account to the deposit account.

A “Cash Management Period” will commence upon the lender giving notice to the clearing bank of the occurrence of any of the following: (i) the maturity date, (ii) a default or an event of default, (iii) if, as of the last day of each calendar quarter during the term, the debt service coverage ratio is less than 1.40x or (iv) on May 1, 2024, to the extent a qualified transfer (i.e., the transfer of all outstanding ownership interest in the borrower to an approved transferee and the replacement of a guarantor with an acceptable replacement guarantor) has not occurred as of such date; and will end upon the lender giving notice to the clearing bank that the sweeping of funds into the deposit account may cease, which notice the lender will only be required to give if (1) the ExchangeRight Mortgage Loan and all other obligations under the loan documents have been repaid in full or (2) the maturity date has not occurred and (A) with respect to the matters described in clause (ii) above, such event of default has been cured and no other event of default has occurred and is continuing, (B) with respect to the matter described in clause (iii) above, the lender has determined that the ExchangeRight Net Leased Portfolio Properties have achieved a debt service coverage ratio of at least 1.45x for two (2) calendar quarters, or (C) with respect to the matter described in clause (iv) above, a qualified transfer has occurred.

Property Management. The ExchangeRight Net Leased Portfolio Properties are managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the ExchangeRight Net Leased Portfolio Properties in whole, but not in part, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the borrower has provided the lender with not less than 60 days’ prior written notice, which notice is required to contain sufficient detail to enable the lender to determine that the transferee borrower complies with the requirements set forth in the loan agreement; (iii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iv) the delivery of a REMIC opinion, an insolvency opinion and other opinions required by the lender; and (v) the lender has received confirmation from Fitch, DBRS and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM Series 2017-RB1 Certificates. If such transfer is a permitted transfer as set forth in the loan documents, the borrower is not required to receive lender consent and fulfill the aforementioned provisions.

Right of First Refusal. Each sole tenant at the Walgreens – Independence, MO property, the Walgreens – Arlington, TX property, and the Family Dollar – Baton Rouge, LA property has a right of first refusal to purchase the related mortgaged property in the event of a proposed sale of such mortgaged property to an unaffiliated third party. Each right of first refusal has been subordinated to the ExchangeRight Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure, deed-in-lieu of foreclosure or other enforcement action under the ExchangeRight Mortgage Loan documents.

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EXCHANGERIGHT NET LEASED PORTFOLIO 15

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that an “all risk” insurance policy be maintained by the borrower and such policy must provide coverage for terrorism in an amount equal to the full replacement cost of the ExchangeRight Net Leased Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 90 day extended period of indemnity.

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1166 AVENUE OF THE AMERICAS

1166 Avenue of the Americas
1166 Avenue of the Americas
New York, NY 10036
CENTRAL PARK
MANHATTAN
West Side
East Side
Midtown
Garment District
Chelsea
Chelsea Park
High Line
Lincoln Tunnel
The Pond
Central Park South
Fordham Univ. Lincoln Center Campus
John Jay College-Criminal Justice
St. Lukes Roosevelt Hospital Ctr.
COLUMBUS CIRCLE
Time Warner Center
Museum of Arts & Design
Carnegie Hall
Alvin Ailey American Dance Theater
Plaza Hotel
Grand Army Plaza
9 West 57th
Barneys New York
Apple Store, FAO Schwarz, GM Building
Louis Vuitton
Fuller Building
The Peninsula New York
St. Regis New York
Museum of Modern Art
Lever House
399 Park
Citigroup Center
666 Fifth Avenue
Park Avenue Plaza
Wells Fargo
599 Lexington Avenue
AXA Center
75 Rockefeller Plaza
345 Park
Mutual of Omaha Building
Gershwin Theatre
Time-Life Building
Radio City Music Hall
45 Rockefeller Plaza
St. Patrick's Cathedral
One Worldwide Plaza
Exxon Building
ROCKEFELLER CENTER
Saks Fifth Ave.
ITT-American Building
GE Building
1 Rockefeller Plaza
Tower 49
Palmolive Building
Morgan Stanley Building
News Corp. Building
JPMorgan Chase Tower
245 Park Avenue
485 Lexington
Imperial Theatre
TIMES SQUARE
Viacom Intl.
MetLife Building
450 Lexington Avenue
2 Grand Central Tower
Bank of America Tower
Conde Nast Bldg. (4 Times Sq.)
SUNY College of Optometry
Grand Central Terminal (Metro North)
Chrysler Building
Port Authority Bus Terminal
Bryant Park
New York Public Library
New York Times Building
Lefcourt Manhattan Bldg.
Republic Bank Tower
Manhattan Center
Macy's
HERALD SQUARE
One Penn Plaza
Herald Square
General Post Office
Madison Square Garden
PENN STATION
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
Manhattan Mall
Fashion Institute of Technology
The Museum at FIT
CUE Art Foundation
METRO NORTH
Broadway
10th Ave.
9th Ave.
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
W. 60th St.
W. 57th St.
W. 56th St.
W. 55th St.
W. 54th St.
W. 53rd St.
W. 52nd St.
W. 51st St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 42nd St.
W. 41st St.
W. 40th St.
W. 39th St.
W. 38th St.
W. 37th St.
W. 36th St.
W. 35th St.
W. 34th St.
W. 33rd St.
W. 32nd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
W. 27th St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
E. 56th St.
E. 55th St.
E. 54th St.
E. 53rd St.
E. 52nd St.
E. 51st St.
E. 50th St.
E. 49th St.
E. 48th St.
E. 41st St.
E. 40th St.
E. 39th St.
E. 38th St.
59TH ST/ COLUMBUS CIRCLE
5TH AVE/ 59TH ST
59TH ST/ LEXINGTON
57TH ST
53RD ST/ 7TH AVE
7TH AVE/ 53RD ST
5TH AVE/ 53RD ST
51ST ST/ LEXINGTON
50TH ST/ BROADWAY
50TH ST
49TH ST
ROCKEFELLER CTR.
42ND ST/ PORT AUTHORITY
42ND ST/ TIMES SQ.
BRYANT PARK
5TH AVE
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
34TH ST/ PENN STA.
HERALD SQUARE
28TH ST/ 7TH AVE
495
Upper West Side
Upper East Side
Astoria
QUEENS
West New York
North Bergen
Weehawken
Central Park
East Side
West Side
Long Island City
Midtown
Union City
Chelsea
MANHATTAN
Williamsburg
Greenwich Village
Hoboken
Hudson River
East River
SoHo
NEW JERSEY
Tribeca
Chinatown
JERSEY CITY
Financial District
BROOKLYN
Brooklyn Heights
Park Slope

A-3-71

No. 8 – 1166 Avenue of the Americas

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$28,750,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$28,750,000			Location:	New York, NY
% of Initial Pool Balance:	4.5%			Size:	195,375 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$435.06
Borrower:	1166 EJM LLC			Year Built/Renovated:	1974/NAP
Borrower Sponsor:	Edward J. Minskoff Equities, Inc.			Title Vesting:	Fee
Mortgage Rate:	5.2788%			Property Manager:	Edward J. Minskoff Equities, Inc.
Note Date:	January 11, 2017			4th Most Recent Occupancy (As of)(4):	100.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(4):	100.0% (12/31/2014)
Maturity Date:	February 6, 2027			2nd Most Recent Occupancy (As of)(4):	90.0% (12/31/2015)
IO Period:	120 months			Current Occupancy (As of)(4):	91.5% (1/24/2017)
Loan Term (Original):	120 months
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type(1):	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(5):	$8,680,406 (12/31/2013)
Call Protection:	L(25),D(88),O(7)			3rd Most Recent NOI (As of)(5):	$9,152,554 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(5):	$8,250,030 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(5):	$6,347,326 (TTM 10/31/2016)
Additional Debt Type(1)(2):	Pari Passu; B-Note; Mezzanine Loan

Escrows and Reserves(3):				U/W Revenues:	$14,201,718
				U/W Expenses:	$5,559,507
Type:	Initial	Monthly	Cap (If Any)	U/W NOI:	$8,642,211
Taxes	$0	Springing	NAP	U/W NCF:	$8,151,944
Insurance	$0	Springing	NAP	U/W NOI DSCR(1):	1.90x
Replacement Reserves	$0	Springing	NAP	U/W NCF DSCR(1):	1.79x
TI/LC Reserves:	$0	Springing	NAP	U/W NOI Debt Yield(1):	10.2%
Unfunded Obligations Reserve	$7,539,492	$0	NAP	U/W NCF Debt Yield(1):	9.6%
Unfunded Free Rent Reserve	$5,742,179	$0	NAP	As-Is Appraised Value(6):	$225,000,000
Third Floor Reserve	$4,058,916	$0	NAP	As-Is Appraisal Valuation Date(6):	January 1, 2017
Lobby Renovation Reserve	$488,422	$0	NAP	Cut-off Date LTV Ratio(1)(6):	37.8%
Condominium Assessment Reserve	$0	Springing	NAP	LTV Ratio at Maturity(1)(6):	37.8%

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the two senior pari passu notes. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI Debt Yield based on the 1166 Avenue of the Americas Whole Loan are 48.9%, 1.37x and 7.9%, respectively. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI Debt Yield based on the 1166 Avenue of the Americas total debt, inclusive of the mezzanine loan are 57.8%, 1.15x and 6.6%, respectively.
(2)	See “Subordinate and Mezzanine Indebtedness” section.
(3)	See “Escrows” section.
(4)	See “Historical Occupancy” section.
(5)	See “Cash Flow Analysis” section.
(6)	See “Appraisal” section.

The Mortgage Loan. The mortgage loan (the “1166 Avenue of the Americas Mortgage Loan”) is part of a whole loan (the “1166 Avenue of the Americas Whole Loan”), that is evidenced by two senior pari passu notes (Note A-1 and Note A-2) and a subordinate companion loan (Note B) secured by a first mortgage encumbering the fee interest of a five-unit condominium portion of the 1166 Avenue of the Americas property (the “1166 Avenue of the Americas Property”). The 1166 Avenue of the Americas Whole Loan was originated on January 11, 2017 by Barclays Bank PLC. The 1166 Avenue of the Americas Whole Loan had an original principal balance of $110,000,000, has an outstanding principal balance as of the Cut-off Date of $110,000,000 and accrues at a blended interest rate of 5.3427% per annum. The 1166 Avenue of the Americas Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments. The 1166 Avenue of the Americas Whole Loan matures on February 6, 2027.

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1166 AVENUE OF THE AMERICAS

Note A-2, which will be contributed to the WFCM 2017-RB1 Trust, had an original principal balance of $28,750,000 and has an outstanding principal balance as of the Cut-off Date of $28,750,000 and represents the non-controlling interest in the 1166 Avenue of the Americas Whole Loan. Note A-1, which had an original principal balance of $56,250,000 and has an outstanding principal balance as of the Cut-off Date of $56,250,000, was contributed to the BBCMS 2017-C1 Trust. Note A-1 represents the controlling interest in the 1166 Avenue of the Americas Whole Loan during a control appraisal period under the related intercreditor agreement; otherwise the controlling noteholder is the junior noteholder. The 1166 Avenue of the Americas subordinate companion loan, which had an original principal balance of $25,000,000 and has an outstanding principal balance as of the Cut-off Date of $25,000,000, is currently held by an affiliate of Square Mile Capital Management LLC. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—1166 Avenue of the Americas Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$56,250,000	BBCMS 2017-C1	No(1)
A-2	$28,750,000	WFCM 2017-RB1	No
B	$25,000,000	An affiliate of Square Mile Capital Management LLC	Yes(1)
Total	$110,000,000
(1)	The 1166 Avenue of the Americas Whole Loan will be serviced pursuant to the BBCMS 2017-C1 pooling and servicing agreement. However, so long as no control appraisal period has occurred and is continuing, the holder of the 1166 Avenue of the Americas subordinate companion loan (Note B) will be the controlling noteholder and will have the right to approve certain modifications and consent to certain actions to be taken with respect to the 1166 Avenue of the Americas Whole Loan. If a control appraisal period has occurred and is continuing, the holder of Note A-1 will be the controlling note holder.

Following the lockout period, the borrower has the right to defease the 1166 Avenue of the Americas Whole Loan in whole, but not in part on any date before August 6, 2026. The 1166 Avenue of the Americas Whole Loan is prepayable without penalty on or after August 6, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$110,000,000	84.6%	Loan payoff(1)	$110,534,218	85.0%
Mezzanine Loan	20,000,000	15.4	Reserves	17,829,009	13.7
			Closing costs	1,447,482	1.1
			Return of equity	189,291	0.1
Total Sources	$130,000,000	100.0%	Total Uses	$130,000,000	100.0%

(1)	The 1166 Avenue of the Americas Property was previously securitized in LBUBS 2007-C1.

The Property. The 1166 Avenue of the Americas Property is comprised of a 46-unit condominium, of which five units, (floors 2-6) serve as collateral for the 1166 Avenue of the Americas Whole Loan and comprise class A office space totaling 195,375 square feet of net rentable area.

The 1166 Avenue of the Americas Property is a 44-story, 1,204,839 square foot, class A office building located on Avenue of the Americas between West 45th Street and West 46th Street in midtown Manhattan. The 1166 Avenue of the Americas Property was built in 1974 and is currently undergoing lobby renovations, which are expected to be substantially completed by March 31, 2017. As a part of the ongoing renovation, the property’s lobby was redesigned showcasing modern art. The scope of the lobby renovation work includes the installation of new lobby desks, new glass security panels, new security turnstiles, new sheetrock ceilings, new light fixtures throughout the space and the refinishing of all interior lobby columns. Originally built as the world headquarters for International Paper Company, the 1166 Avenue of the Americas Property currently serves as the world headquarters to Marsh & McLennan Companies, which occupy floors 22 to 44 (not collateral). The 1166 Avenue of the Americas Property’s floor heights are generally 11.5 feet; however, Sprint’s second floor space has a floor height of 20 feet. The 1166 Avenue of the Americas Property also benefits from its high-tech infrastructure, providing tenants with access to multiple high-quality internet service providers and fiber optic connections.

The largest tenant, D.E. Shaw, leases 78,150 square feet (40.0% of the net rentable area), comprising the entirety of the fifth and sixth floors, through June 2024. D.E. Shaw has been a tenant at the 1166 Avenue of the Americas Property since September 2006. Founded in 1998, D.E. Shaw is a global investment and technology development firm with more than $40 billion in investment capital as of October 1, 2016. D.E. Shaw invests globally in both public and private markets and is recognized as a pioneer in quantitative investing, particularly in equities, futures and options. The 1166 Avenue of the Americas Property serves as the headquarters of D.E. Shaw. The second largest tenant, Sprint, leases 39,075 square feet (20.0% of the net rentable area), comprising the entirety of the second floor, through January 2027 and has been a tenant at the 1166 Avenue of the Americas Property since June 2006. Sprint is a communications company that offers a wide range of wireless and wireline communications products and services to various types of consumers. Sprint utilizes its office space at the 1166 Avenue of the Americas Property for its executive offices, sales and marketing division and as showrooms. The third largest tenant, Arcesium, leases 39,075 square feet (20.0% of the net rentable area), comprising the entirety of the fourth floor, through June 2024. Affiliated with and launched by D.E. Shaw in 2015, but now its own independent company, Arcesium is a post-trade technology and professional services firm offering technology platforms to hedge fund professionals to solve their post-trade challenges. Arcesium has received additional equity backing from Blackstone Alternative Asset Management and has since grown to support more than $60 billion in assets with a staff of over 550 professionals. However, Arcesium’s lease is guaranteed by D.E. Shaw. The third floor was previously occupied by CT

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1166 AVENUE OF THE AMERICAS

Partners until June 2015 when it vacated its space with little notice due to corporate issues including bankruptcy. 1166 EJM Tenant LLC, a borrower sponsor-affiliated entity, has a master lease of 22,500 square feet, representing approximately 57.6% of the third floor for a term of 30 months. Edward J. Minskoff, the principal of the borrower sponsor, has executed a personal guaranty for such space. According to the borrower sponsor, it has identified a third party tenant with whom it has agreed to a term sheet and with whom it is currently negotiating a lease that encompasses most of the third floor for a 10-year term and a base rental rate higher than that of the master lease base rental rate. An upfront reserve of approximately $4.1 million was reserved for third floor leasing costs.

From 2013 through 2016, the 1166 Avenue of the Americas Property has averaged 93.0% occupancy. As of January 24, 2017, the 1166 Avenue of the Americas Property was 91.5% occupied, inclusive of the borrower sponsor’s master lease. The 1166 Avenue of the Americas Property is 80.0% occupied excluding the borrower sponsor’s master lease.

The following table presents certain information relating to the tenancy at the 1166 Avenue of the Americas Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
D.E. Shaw	NR/NR/NR	78,150	40.0%	$76.24	$5,958,156	44.3%	6/30/2024(2)
Sprint	NA/Ba1/BB+	39,075	20.0%	$81.00	$3,165,075	23.6%	1/31/2027(3)(4)
Arcesium	NR/NR/NR	39,075	20.0%	$73.00	$2,852,475	21.2%	6/30/2024(5)(6)
1166 EJM Tenant LLC(7)	NR/NR/NR	22,500	11.5%	$65.00	$1,462,500	10.9%	8/1/2019(8)
Total Major Tenant		178,800	91.5%	$75.16	$13,438,206	100.0%

Vacant Space		16,575	8.5%

Collateral Total		195,375	100.0%

(1)	Certain ratings are those of the parent whether or not the parent guarantees the lease.
(2)	D.E. Shaw has one, five-year lease extension option.
(3)	Sprint has one, five-year lease extension option.
(4)	Sprint has the right to terminate its lease on January 31, 2022 with 15 months’ notice and the payment of a termination fee equal to nine months of fixed rent and unamortized leasing costs.
(5)	Arcesium has one, five-year lease extension option.
(6)	Arcesium has the right to terminate its lease on the fourth anniversary of the rent commencement date with 12 months’ notice and the payment of a termination fee equal to two months of rent and the unamortized leasing costs.
(7)	1166 EJM Tenant LLC, an affiliate of the borrower sponsor, is master leasing 22,500 square feet of the third floor and Edward J. Minskoff, the principal of the borrower sponsor, has provided a personal guaranty for such master leased space. According to the borrower sponsor, it has identified a third party tenant with whom it has agreed to a term sheet for, and is currently negotiating a lease that encompasses most of the third floor, for a 10-year term and a base rental rate higher than that of the master lease base rental rate.
(8)	The tenant’s master lease expires upon the earlier of (i) the date on which all or any portion of the third floor have been relet pursuant to one or more leases that are, (a) at least 60 months in term, with no termination option during that time, (b) having a base rent of not less than $65.00 per square foot after the first year, (c) other lease terms that are in line with market with a tenant that is suitable for occupancy in a class A office building and (d) such tenant takes the space as-is or, (ii) August 1, 2019. In addition, the rent payable under the master lease is reduced proportionately as rent is paid under qualifying leases of the space.

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1166 AVENUE OF THE AMERICAS

The following table presents certain information relating to the lease rollover schedule at the 1166 Avenue of the Americas Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019(2)	1	22,500	11.5%	22,500	11.5%	$1,462,500	10.9%	$65.00
2020	0	0	0.0%	22,500	11.5%	$0	0.0%	$0.00
2021	0	0	0.0%	22,500	11.5%	$0	0.0%	$0.00
2022	0	0	0.0%	22,500	11.5%	$0	0.0%	$0.00
2023	0	0	0.0%	22,500	11.5%	$0	0.0%	$0.00
2024	2	117,225	60.0%	139,725	71.5%	$8,810,631	65.6%	$75.16
2025	0	0	0.0%	139,725	71.5%	$0	0.0%	$0.00
2026	0	0	0.0%	139,725	71.5%	$0	0.0%	$0.00
2027	1	39,075	20.0%	178,800	91.5%	$3,165,075	23.6%	$81.00
Thereafter	0	0	0.0%	178,800	91.5%	$0	0.0%	$0.00
Vacant	0	16,575	8.5%	195,375	100.0%	$0	0.0%	$0.00
Total/Weighted Average	4	195,375	100.0%			$13,438,206	100.0%	$75.16

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease that are not considered in the lease expiration schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	Includes the borrower sponsor’s master lease space commencing on February 1, 2017. The borrower sponsor’s master lease expires upon the earlier of (i) the date on which all or any portion of the third floor have been relet pursuant to one or more leases that are, (a) at least 60 months in term, with no termination option during that time, (b) having a base rent of not less than $65.00 per square foot after the first year, (c) other lease terms are in line with market with a tenant that is suitable for occupancy in a Class A office building and (d) such tenant takes the space as-is or, (ii) August 1, 2019. In addition, the rent payable under the master lease is reduced proportionately as rent is paid under qualifying leases of the space.

The following table presents historical occupancy percentages at the 1166 Avenue of the Americas Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)(2)	1/24/2017(3)
100.0%	100.0%	90.0%	91.5%

(1)	Historical Occupancies are the averages of each respective year.
(2)	The decrease in 2015 occupancy is due to CTPartners vacating its space for corporate issues including bankruptcy
(3)	Occupancy as of January 24, 2017 includes the borrower sponsor’s master lease space representing 22,500 square feet or 11.5% of the net rentable area. Excluding the borrower sponsor’s master lease space, the 1166 Avenue of the Americas Property is 80.0% occupied.

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Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the 1166 Avenue of the Americas Property:

Cash Flow Analysis

	2013	2014	2015	TTM 10/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)(2)	$11,990,407	$12,199,324	$11,572,572	$9,692,318	$13,438,206	94.6%	$68.78
Grossed Up Vacant Space	0	0	0	0	1,326,000	9.3	6.79
Total Reimbursables(3)	1,933,371	2,285,366	2,421,481	2,085,321	717,098(4)	5.0	3.67
Other Income(5)	48,882	48,987	55,929	46,414	46,414	0.3	0.24
Less Vacancy & Credit Loss	0	0	0	0	(1,326,000)(6)	(9.3)	(6.79)
Effective Gross Income	$13,972,660	$14,533,677	$14,049,983	$11,824,052	$14,201,718	100.0%	$72.69

Total Operating Expenses	$5,292,254	$5,381,123	$5,799,952	$5,476,727	$5,559,507	39.1%	$28.46

Net Operating Income	$8,680,406	$9,152,554	$8,250,030	$6,347,326	$8,642,211(7)	60.9%	$44.23
TI/LC	0	0	0	0	470,730	3.3	2.41
Capital Expenditures	0	0	0	0	19,538	0.1	0.10
Net Cash Flow	$8,680,406	$9,152,554	$8,250,030	$6,347,326	$8,151,944(7)	57.4%	$41.72

NOI DSCR(8)	1.91x	2.01x	1.81x	1.40x	1.90x
NCF DSCR(8)	1.91x	2.01x	1.81x	1.40x	1.79x
NOI DY(8)	10.2%	10.8%	9.7%	7.5%	10.2%
NCF DY(8)	10.2%	10.8%	9.7%	7.5%	9.6%

(1)	The decrease of Base Rent from 2015 to TTM 10/31/2016 is primarily due to CTPartners vacating its space for corporate issues including bankruptcy.

(2)	The increase in Base Rent from TTM 10/31/2016 to U/W is primarily due to (i) the borrower sponsor executing a master lease for 22,500 square feet of space on the third floor (former CTPartners space) and (ii) underwriting the renewal base rent for D.E. Shaw, Sprint and Arcesium. See “Major Tenants” section.

(3)	Total Reimbursables are inclusive of CAM recoveries, tax recoveries and tenant services.

(4)	Underwritten Total Reimbursables do not include CAM recoveries and tax recoveries due to 2017 base year resets for all tenants.

(5)	Other Income is comprised of storage income and other miscellaneous income.

(6)	The underwritten economic vacancy is 8.5%. The 1166 Avenue of the Americas Property was 91.5% occupied as of January 24, 2017, inclusive of the master lease space, and 80% exclusive of the master lease.

(7)	Underwritten Net Operating Income and Underwritten Net Cash Flow excluding the master lease rental income are $7,179,711 and $6,689,444, respectively. The U/W NCF DSCR and U/W NCF DY excluding the master lease rental income are 1.47x and 7.9%, respectively

(8)	The debt service coverage ratios and debt yields are based on the 1166 Avenue of the Americas senior pari passu notes.

Appraisal. As of the appraisal valuation date of January 1, 2017, the 1166 Avenue of the Americas Property had an “as-is” appraised value of $205,000,000. The appraiser also concluded to an as-is “assuming holdbacks” value of $225,000,000 as of January 1, 2017. The Cut-off Date LTV Ratio based on the senior pari passu notes for the “as-is” appraised value is 41.5%.

Environmental Matters. According to the Phase I environmental site assessment dated December 9, 2016, there are no recognized environmental conditions at the 1166 Avenue of the Americas Property.

Market Overview and Competition. The 1166 Avenue of the Americas Property is located in midtown Manhattan and is situated between West 45th Street and West 46th Street facing Sixth Avenue. The 1166 Avenue of the Americas Property is in close proximity to Manhattan’s transportation hubs, Grand Central Terminal, Penn Station, Port Authority and all the major subway lines, A, B, C, D, E, F, N, Q, R, S, W, 1, 2, 3 and 7. Midtown Manhattan’s attractions include Times Square, Rockefeller Center, Bryant Park and the Museum of Modern Art, amongst others. Some of the 1166 Avenue of the Americas Property’s neighbors include, Bank of America, MetLife, Barclays, UBS and JP Morgan Chase.

According to the appraisal, the property is located in the Sixth Avenue/Rockefeller Center submarket of Manhattan, which is part of the larger Plaza District Office submarket. As of the third quarter of 2016, the Sixth Avenue/Rockefeller Center submarket comprised approximately 38.8 million square feet of class A office space with a direct vacancy rate of 7.2% and average Class A office rents of $91.33 per square foot. This compares to 9.0% and $86.79 per square foot respectively, as of the third quarter of 2015. The appraisal identified eight directly competitive properties built between 1959 and 1992 and ranging in size from approximately 960,050 to 2,200,000 square feet. The comparable properties reported occupancies ranging from 86.3% to 99.3% with a weighted average of 91.0%. Asking rents for the comparable properties range from $69.00 to $110.00 per square foot. The weighted average in-place office rental rate at 1166 Avenue of the Americas Property is $75.16 per square foot, which is below the appraisal concluded market rent of $80.00 per square foot.

The Borrower. The borrower is 1166 EJM LLC, a Delaware limited liability company, with at least two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1166 Avenue of the Americas Whole Loan. The borrowing entity is currently in litigation with JPMorgan Chase Bank, N.A., who provided a letter of credit to CT Partners, a former tenant at the 1166 Avenue of the Americas Property, in regards to such letter of credit. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus. Edward J. Minskoff Equities, Inc. is the guarantor of certain nonrecourse carveouts under the 1166 Avenue of the Americas Whole Loan.

The Borrower Sponsor. The borrower sponsor is Edward J. Minskoff Equities, Inc. (“EJME”). Founded in 1987, EJME is a real estate acquisition and development company founded by Edward J. Minskoff. Currently, EJME owns an interest in, leases and/or manages approximately four million square feet of commercial space. EJME’s current New York City portfolio includes the 1166

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Avenue of the Americas Property, 500-512 Seventh Avenue, 590 Madison Avenue, 101 Avenue of the Americas, the FAA Office Building, 270 Greenwich Street, 101 Warren Street, 89 Murray Street and 825 Seventh Avenue. EJME, as one of three owners with a minority non-controlling interest, was subject to a loan modification as a result of a maturity default on an unrelated mortgage loan. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $7,539,492 for unfunded obligations, $5,742,179 for unfunded free rent and gap rent, $4,058,916 for third floor leasing costs and $488,422 for the borrower’s share of the lobby renovation.

The loan documents do not require ongoing monthly escrows for real estate taxes, so long as no Reserve Trigger Period (as defined below) has occurred and is continuing. Upon the expiration of a Reserve Trigger Period, any remaining funds in the tax escrow account will be disbursed back to the borrower, except during the Arcesium/D.E. Shaw Rollover Reserve Sweep Period (as defined below) if the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap (as defined below) has not been satisfied, such funds will be transferred to the Arcesium/D.E. Shaw Rollover Reserve account up to the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap and then any excess funds to the borrower.

The loan documents do not require ongoing monthly escrows for insurance premiums so long as (i) no Reserve Trigger Period has occurred and is continuing and (ii) the 1166 Avenue of the Americas Property is insured via an acceptable blanket insurance policy. Upon the expiration of a Reserve Trigger Period, any remaining funds in the insurance escrow account will be disbursed back to the borrower, except during the Arcesium/D.E. Shaw Rollover Reserve Sweep Period if the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap has not been satisfied, such funds will be transferred to the Arcesium/D.E. Shaw Rollover Reserve account up to the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap and then any excess funds to the borrower.

The loan documents do not require ongoing monthly escrows for replacement reserves so long as no Reserve Trigger Period has occurred and is continuing. Following the occurrence and during the continuance of a Reserve Trigger Period, the borrower is required to deposit $1,628 per month (approximately $0.10 per square foot annually) for replacement reserves.

The loan documents do not require ongoing monthly escrows for TI/LC reserves so long as no Reserve Trigger Period has occurred and is continuing. Following the occurrence and during the continuance of a Reserve Trigger Period, the borrower is required to deposit approximately $20,352 per month (approximately $1.25 per square foot annually) for TI/LC reserves. The borrower is also required to deposit any lease termination payments into the TI/LC reserve, unless such termination payments are in connection with the Arcesium lease or the D.E. Shaw lease, in which case, the payments will be deposited into the Arcesium/D.E. Shaw Rollover Reserve account. Upon the expiration of any Reserve Trigger Period and provided no other Reserve Trigger Period exists, any leasing reserve funds remaining in the reserve account will be disbursed to the borrower, except, during the Arcesium/D.E. Shaw Rollover Reserve Sweep Period if the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap has not been satisfied, such funds that are not lease termination payments will be transferred to the Arcesium/D.E. Shaw Rollover Reserve account up to the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap, and then any excess funds to the borrower.

The loan documents do not require ongoing monthly escrows for condominium assessment reserves so long as no Reserve Trigger Period has occurred and is continuing. Following the occurrence and during the continuance of a Reserve Trigger Period, the borrower is required to deposit an amount in order to pay assessment fees as determined in accordance with the loan documents into the condominium assessment reserve. Upon the expiration of any Reserve Trigger Period and provided no other Reserve Trigger Period exists, any condominium assessment reserve funds remaining in the reserve account will be disbursed to the borrower, except during the Arcesium/D.E. Shaw Rollover Reserve Sweep Period if the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap has not been satisfied, such funds will be transferred to the Arcesium/D.E. Shaw Rollover Reserve account up to the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap and then any excess funds to the borrower.

Following the occurrence and the continuation of an Arcesium/D.E. Shaw Rollover Reserve Sweep Period, the borrower will be required to make monthly deposits to the Arcesium/D.E. Shaw Rollover Reserve in the amount remaining after having paid certain items in the cash management waterfall. The borrower will be required to deposit funds into the reserve until the aggregate amount of funds on deposit in the Arcesium/D.E. Shaw reserve account equals or exceeds the sum of the product of (i) $75.00 and (ii) the aggregate square footage leased by Arcesium and D.E. Shaw scheduled to expire on June 30, 2024 (“Arcesium/D.E. Shaw Rollover Reserve Deposit Cap”). However, if any of the Arcesium or D.E. Shaw space is leased pursuant to a new lease or any of the aforementioned tenants renew their lease in accordance with the loan documents, the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap will be reduced by the sum of the product of (i) the positive difference between $75.00 and the amount per square foot of approved leasing expenses constituting TI/LCs under the new lease or lease renewal and (ii) the square footage of the space subject to the new lease or lease renewal.

A “Reserve Trigger Period” will commence upon (i) an event of default, (ii) the total loan debt service coverage ratio falling below 1.10x or (iii) a mezzanine loan event of default. A Reserve Trigger Period will expire upon, with regard to clause (i), a cure of the event of default; with regard to clause (ii), the total loan debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters; with regard to clause (iii), the cure of the mezzanine loan event of default. In the event a tenant exercises a termination option, the tenant’s rental income and termination payments will be excluded from the underwritten cash flow utilized to calculate the total loan debt service coverage ratio; however, the termination payments will be included in such calculation if the amounts deposited in the TI/LC reserve with respect to such space equal or exceed the product of (i) $75.00 and (ii) the square footage of the Property subject to termination.

Lockbox and Cash Management. The 1166 Avenue of the Americas Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct the tenants to pay all rents directly into such lockbox account. In the absence of a Trigger Period (as defined below), the funds in the clearing account will be subject to the direction of the borrower. During a

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Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account will be transferred on a daily basis to a deposit account controlled by the lender and applied to payment of all monthly amounts due under the loan documents. To the extent there is a Reserve Trigger Period continuing, all excess cash flow after payment of the mortgage loan debt service, required reserves, operating expenses and mezzanine debt service will be swept into an excess cash flow reserve to be held in a lender controlled account. Upon the expiration of a Reserve Trigger Period, any remaining excess cash flow funds will be disbursed to the borrower except during an Arcesium/D.E. Shaw Rollover Reserve Sweep Period, during which time, all excess cash flow will be swept into the Arcesium/D.E. Shaw Rollover Reserve up to the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap, and then any excess to the borrower.

A “Trigger Period” means the occurrence of (i) an event of default, (ii) the total loan debt service coverage ratio falling below 1.10x, (iii) a mezzanine loan event of default or (iv) the occurrence of an Arcesium/D.E. Shaw Rollover Reserve Sweep Period and expiring upon, with regard to clause (i), a cure of the event of default, with regard to clause (ii), the total loan debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters, with regard to clause (iii), the cure of the mezzanine loan event of default and with regard to clause (iv), the first date on which the aggregate amounts deposited in the Arcesium/D.E. Shaw Rollover Reserve account equal or exceed the Arcesium/D.E. Shaw Rollover Reserve Deposit Cap.

An “Arcesium/D.E. Shaw Rollover Reserve Sweep Period” means the period commencing on the monthly payment date in December 2022.

Property Management. The 1166 Avenue of the Americas Property is managed by Edward J. Minskoff Equities, Inc., an affiliate of the borrower.

Assumption. The borrower has the right to transfer the 1166 Avenue of the Americas Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender will not unreasonably withhold consent provided certain requirements are met under the loan documents; and (iii) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 certificates and similar confirmation from each rating agency rating any securities backed by the 1166 Avenue of the Americas Companion Loans with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The 1166 Avenue of the Americas Whole Loan includes a 1166 Avenue of the Americas subordinate companion loan with an aggregate original principal balance of $25,000,000 that was sold to an affiliate of Square Mile Capital Management LLC. The 1166 Avenue of the Americas subordinate companion loan accrues interest at a fixed per annum rate equal to 5.560%. Additionally, a $20,000,000 mezzanine loan was funded concurrently with the origination of the 1166 Avenue of the Americas Whole Loan and was sold to the same third party as the holder of the 1166 Avenue of the Americas subordinate companion loan. The mezzanine loan is coterminous with the 1166 Avenue of the Americas Whole Loan and accrues interest at a fixed per annum rate equal to 5.560%. The UW NCF DSCR and UW NOI Debt Yield on the 1166 Avenue of the Americas total debt is 1.15x and 6.6%, respectively. An intercreditor agreement is in place with respect to the 1166 Avenue of the Americas Whole Loan and the related mezzanine loan.

Ground Lease. None.

Condominium. The 1166 Avenue of the Americas Property is subject to a condominium regime. The 1166 Avenue of the Americas Property consists of a 46-unit condominium; five units are owned by the borrower as collateral for the 1166 Avenue of the Americas Whole Loan. The remaining 41 units are not owned by the 1166 Avenue of the Americas borrower and are not collateral for the 1166 Avenue of the Americas Whole Loan. The 1166 Avenue of the Americas Property comprises approximately an 11.1% interest in the common elements of the condominium. An affiliate of the borrower sponsor owns an additional 15 units in the condominium (which are not collateral for the 1166 Avenue of the Americas Whole Loan), bringing the borrower sponsor’s total current interest in the condominium to approximately 41.8%. See “Description of the Mortgage Pool — Mortgage Pool Characteristics — Condominium Interest” in the Preliminary Prospectus.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the 1166 Avenue of the Americas Property during the loan term. At origination, the 1166 Avenue of the Americas Property had windstorm insurance coverage.

Terrorism Insurance. The 1166 Avenue of the Americas Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 1166 Avenue of the Americas Property, subject to a premium cap of two times the insurance premium payable for “all risk” insurance on a stand-alone basis the time any terrorism coverage is excluded from the policy, as well as loss of rents and/or business interruption insurance for a period no less than 24 months following the occurrence of a casualty event.

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HOTEL WILSHIRE

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HOTEL WILSHIRE

The Hotel Wilshire
6317 Wilshire Boulevard
Los Angeles, CA 90048
LOS ANGELES
SANTA MONICA MTS.
West Hollywood
Hollywood
Melrose
Beverly Hills
Mid-Wilshire
Fairfax
Pico-Robertson
Faircrest Heights
Cheviot Hills
Culver City
LITTLE ETHIOPIA
MIRACLE MILE
LOS ANGELES COUNTY
SUNSET STRIP
Franklin Ave
Hollywood Blvd
Sunset Blvd
Santa Monica Blvd
Melrose Ave
Beverly Blvd
Burton Way
3rd St
6th St
Wilshire Blvd
Olympic Blvd
Pico Blvd
San Vicente Blvd
Washington Blvd
Adams Blvd
National Blvd
Venice Blvd
Cattaraugus Ave
Santa Monica Fwy
La Cienega Blvd
Robertson Blvd
Doheny Dr
Beverwil Dr
Crescent Heights Blvd
Crescent Hts. Blvd
Fairfax Ave
La Brea Ave
Highland Ave
Cahuenga Blvd
Vine St
Rosemont Ave
RED LINE METRO
METRO EXPO LINE
HOLLYWOOD/HIGHLAND
HOLLYWOOD/VINE
CULVER CITY
LA CIENEGA/JEFFERSON
Dolby Theatre
Hollywood & Highland Ctr.
Capitol Records
Grauman's Chinese Theatre
Hollywood Roosevelt
El Capitan Theatre
The Egyptian Theatre
Arclight Cinemas
Pickford Center for Motion Pictures Studies
The Hudson Theatre
Blank Theatre Co.
West Hollywood Gateway
Poinsettia Recreation Center
MOCA Pacific Design Ctr.
Pacific Design Center
West Hollywood Library
LEICA Gallery
Cedars-Sinai Medical Center
Beverly Center
Beverly Connection
Google Beverly Hills
Netflix
CBS Television City
Los Angeles Museum of the Holocaust
ACME Comedy Theatre
Farmers Market
The Grove
Pan Pacific Park
Wilshire Country Club
Downtown Los Angeles 6 Miles
Town and Country Shopping Ctr.
Sonic Magic Studios
Zimmer Children's Museum
Saban Theatre
Acme Gallery
LA County Museum of Art
Hancock Park
Page Museum
La Brea Tar Pits
El Rey Theatre
Actors Art Theatre
Architecture & Design Museum
Goethe-Institut LA
Craft & Folk Art Museum
Peterson Automotive Museum
La Cienega Park
Wilshire Ebell Theatre
Queen Anne Recreation Center
The Mint
La Cienega Plaza
Kaiser Permanente Medical Center-West Los Angeles
2
10
Santa Clarita
SANTA SUSANA MTS.
SAN GABRIEL MTS.
Simi Valley
Chatsworth
Northridge
VENTURA COUNTY
ANGELES NATIONAL FOREST
LOS ANGELES COUNTY
La Canada Flintridge
Altadena
Burbank
Glendale
Pasadena
Thousand Oaks
Calabasas
SAN MONICA MTS.
Topanga State Park
Malibu
Pacific Palisades
Santa Monica
Venice
Culver City
Inglewood
El Segundo
Manhattan Beach
Redondo Beach
Torrance
Gardena
Compton
Downey
Whittier
Fullerton
ANAHEIM
LONG BEACH
Huntington Beach
Pacific Ocean
ORANGE COUNTY

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No. 9 – Hotel Wilshire

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance:	$25,800,000			Specific Property Type:	Full Service
Cut-off Date Balance:	$25,800,000			Location:	Los Angeles, CA
% of Initial Pool Balance:	4.0%			Size:	74 Rooms
Loan Purpose:	Acquisition			Cut-off Date Balance Per Room:	$348,649
Borrower Name:	LA OSM Wilshire LLC			Year Built/Renovated:	1950/2011
Borrower Sponsor:	Michael Orwitz			Title Vesting:	Fee
Mortgage Rate:	4.850%			Property Manager:	Kimpton Hotel & Restaurant Group, LLC
Note Date:	February 16, 2017			4th Most Recent Occupancy:	80.8% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	87.3% (12/31/2013)
Maturity Date:	March 11, 2027			2nd Most Recent Occupancy (As of):	90.0% (12/31/2014)
IO Period:	60 months			Most Recent Occupancy (As of):	84.6% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	89.2% (12/31/2016)
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$2,219,550 (12/31/2013)
Call Protection:	L(24),D(92),O(4)			3rd Most Recent NOI (As of):	$2,680,499 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$2,679,457 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of):	$3,188,350 (12/31/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$7,198,705
				U/W Expenses:	$4,119,740
				U/W NOI:	$3,078,965
				U/W NCF:	$2,791,017
Escrows and Reserves(1):				U/W NOI DSCR:	1.88x
				U/W NCF DSCR:	1.71x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	11.9%
Taxes	$32,633	$32,633	NAP	U/W NCF Debt Yield:	10.8%
Insurance	$14,346	$4,782	NAP	As-Is Appraised Value:	$40,000,000
FF&E Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	December 22, 2016
PIP Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio:	64.5%
Seasonality Reserve	$0	Springing	NAP	LTV Ratio at Maturity:	59.4%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Hotel Wilshire Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a full service hotel located in Los Angeles, California (the “Hotel Wilshire Property”). the Hotel Wilshire Mortgage Loan was originated on February 16, 2017 by Wells Fargo Bank, National Association. The Hotel Wilshire Mortgage Loan had an original principal balance of $25,800,000, has an outstanding principal balance as of the Cut-off Date of $25,800,000 and accrues interest at an interest rate of 4.850% per annum. The Hotel Wilshire Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of interest-only for the first 60 payments following origination and thereafter requires payments of principal and interest based on a 30-year amortization schedule. the Hotel Wilshire Mortgage Loan matures on March 11, 2027.

Following the lockout period, the borrower has the right to prepay the Hotel Wilshire Mortgage Loan in whole, but not in part, on any payment date before December 11, 2026. In addition, the Hotel Wilshire Mortgage Loan is prepayable without penalty on or after December 11, 2026.

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HOTEL WILSHIRE

Sources and Uses

Sources			Uses
Original loan amount	$25,800,000	64.7%	Purchase price(1)	$36,000,000	90.3%
Borrower sponsor equity contribution	14,073,140	35.3	Loan payoff(1)	2,852,219	7.2
			Reserves	46,979	0.1
			Closing costs	973,941	2.4
Total Sources	$39,873,140	100.0%	Total Uses	$39,873,140	100.0%

(1)	The Hotel Wilshire Mortgage Loan was used to finance the borrower’s acquisition of the existing 90.0% equity partner’s interest in the Hotel Wilshire Property for $36,000,000 (reflecting an implied total purchase price of $40,000,000), as well as retire the borrower sponsor’s 10.0% share of existing debt previously securitized in the JPMCC 2013-C10 transaction, including a $1,338,395 prepayment premium.

The Property. The Hotel Wilshire Property consists of a seven-story, LEED Silver Certified, full service hotel comprising 74 guestrooms located along Wilshire Boulevard adjacent to the Miracle Mile district in Los Angeles, California. The Hotel Wilshire Property is situated on a 0.2-acre parcel located approximately 7.7 miles west of the Los Angeles central business district. The Hotel Wilshire Property was originally constructed in 1950 as a medical office building. In 2011 the borrower sponsor acquired and redeveloped the building into a boutique hotel for a total cost of $30.5 million ($412,196 per key). In addition to the redevelopment costs, the borrower sponsor indicated that it has invested $458,387 of capital improvements since purchasing the Hotel Wilshire Property, and has plans to invest an additional $850,000 through 2017. The ground floor of the Hotel Wilshire Property houses parking, a registration desk, a small lobby area, and back-of-house space. The 2nd floor includes the 300 square foot boardroom, the continental breakfast/wine area, a small prep kitchen, and guestrooms, while floors 3 to 7 are exclusively guestrooms. The Hotel Wilshire Property contains 50 standard king guestrooms, 5 standard double queen guestrooms, 18 suites, and one penthouse suite with a 570 square foot patio. Each of the guestrooms features a remote control flat screen television with premium channel selection, telephone, desk with chair, dresser, nightstands, lamps and lounge chairs. Additionally, the Hotel Wilshire Property has a combined rooftop restaurant and lounge area known as The Roof on Wilshire, which is leased to an operator that recently executed its first of two, 5-year renewal options through August 2021. The rooftop offers views of the Hollywood Hills and Los Angeles skyline. The Hotel Wilshire Property contains a total of 50 parking spaces within a subterranean garage, accounting for a parking ratio of 0.7 spaces per room. According to the appraisal, the demand segmentation for the Hotel Wilshire Property is 40% commercial, 40% leisure, 15% group and 5% extended-stay. The hotel operating agreement with Kimpton Hotel & Restaurant Group, LLC (“Hotel Operator”) expires on December 31, 2022 with two, 5-year extension options.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Hotel Wilshire Property:

Cash Flow Analysis

	2013	2014	2015	2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	87.3%	90.0%	84.6%	89.2%	89.2%
ADR	$220.93	$241.26	$258.44	$275.83	275.83
RevPAR	$192.98	$217.10	$ 218.54	$246.02	246.02

Room Revenue	$5,212,370	$5,863,970	$5,902,667	$6,663,118	$6,644,913	92.3%	$89,796
F&B Revenue	89,677	113,401	116,676	121,054	121,054	1.7	1,636
Other Revenue	376,541	405,798	396,291	432,738	432,738	6.0	5,848
Total Revenue	$5,678,588	$6,383,169	$6,415,634	$7,216,910	$7,198,705	100.0%	$97,280

Total Department Expenses	1,324,926	1,420,423	1,332,156	1,480,342	1,476,486	20.5	19,953
Gross Operating Profit	$4,353,662	$4,962,746	$5,083,478	$5,736,568	$5,722,219	79.5%	$77,327

Total Undistributed Expenses	1,624,226	1,784,069	1,921,678	2,094,837	2,086,033	29.0	28,190
Profit Before Fixed Charges	$2,729,436	$3,178,677	$3,161,800	$3,641,731	$3,636,186	50.5%	$49,138

Total Fixed Charges	509,886	498,178	482,343	453,381	557,222	7.7%	7,530

Net Operating Income	$2,219,550	$2,680,499	$2,679,457	$3,188,350	$3,078,965	42.8%	$41,608
FF&E	0	0	0	0	287,948	4.0	3,891
Net Cash Flow	$2,219,550	$2,680,499	$2,679,457	$3,188,350	$2,791,017	38.8%	$37,716

NOI DSCR	1.36x	1.64x	1.64x	1.95x	1.88x
NCF DSCR	1.36x	1.64x	1.64x	1.95x	1.71x
NOI DY	8.6%	10.4%	10.4%	12.4%	11.9%
NCF DY	8.6%	10.4%	10.4%	12.4%	10.8%

Appraisal. As of the appraisal valuation date of December 22, 2016, the Hotel Wilshire Property had an “as-is” appraised value of $40,000,000.

Environmental Matters. According to a Phase I environmental assessment dated January 16, 2017, there was no evidence of any recognized environmental conditions at the Hotel Wilshire Property.

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HOTEL WILSHIRE

Market Overview and Competition. The Hotel Wilshire Property is located in Los Angeles, California, along the Wilshire Center District’s Miracle Mile, experiencing an average daily traffic count of 43,056 vehicles per day. The Hotel Wilshire Property is at the center of a deep concentration of corporate employers in the entertainment, fashion, media, technology, and financial services sectors. The immediate area also contains a wide variety of upscale dining, retail and entertainment options while having a scarcity of high-quality hotel product. According to a third party market report, within a one-mile radius of the Hotel Wilshire Property, there are approximately 3,654,680 square feet of retail space and 9,002,058 square feet of office space. Furthermore, the retail and office vacancies within the same radius are 2.0% and 11.0%, respectively. Surrounded by Hollywood, Beverly Hills, Culver City, Century City and Koreatown, the Hotel Wilshire Property benefits from an extensive base of demand drivers including its location within Museum Row, an area including the Los Angeles County Museum of Art (LACMA), the Petersen Automotive Museum, the A+D Museum, the Craft and Folk Art Museum, the George C. Page Museum, the La Brea Tar Pits And Museum and the currently expanding Academy Museum of Motion Pictures (approximately 0.3 miles east of the Hotel Wilshire Property). Other leisure destinations within close proximity include The Grove shopping promenade, CBS Television City, El Rey Theatre, Beverly Center shopping mall, Rodeo Drive, and Melrose Avenue, each located within two miles of the Hotel Wilshire Property, as well as the nightlife of the Sunset Strip. According to a third party market report, the estimated 2016 population within a one- and three-mile radius of the Hotel Wilshire Property was 48,495 and 353,330, respectively; the estimated 2016 average household income within the same radii was $101,436 and $93,174, respectively. A third party hospitality research report identified 5 other hotels within the Hotel Wilshire Property’s competitive set. Average daily rate for the competitive set has improved from $238.20 for the trailing twelve month period ending December 2014 to $270.98 for the trailing twelve month period ending December 2016, while occupancy has remained relatively stable, increasing from 86.0% to 86.4% over the same period. As a result, revenue per available room (“RevPAR”) for the competitive set has improved from $204.86 to $234.06 over the same period.

The following table presents certain information relating to the Hotel Wilshire Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			The Hotel Wilshire			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 12/31/2016	86.4%	$270.98	$234.06	89.2%	$274.87	$245.16	103.3%	101.4%	104.7%
TTM 12/31/2015	82.9%	$251.38	$208.45	84.6%	$258.27	$218.54	102.0%	102.7%	104.8%
TTM 12/31/2014	86.0%	$238.20	$204.86	90.0%	$241.26	$217.10	104.6%	101.3%	106.0%

(1)	Information obtained from a third party hospitality research report dated January 18, 2017. The competitive set includes: Sixty Beverly Hills, Mosaic Hotel, The Chamberlain West Hollywood, Hilton Checkers Los Angeles, and Avalon Hotel.

The Borrower. The borrower is LA OSM Wilshire LLC, a California limited liability company and single purpose entity. Michael Orwitz and the Michael Orwitz Living Trust are collectively the guarantor of certain nonrecourse carveouts under the Hotel Wilshire Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Michael Orwitz, the President and Founder of OSM Investment Company (“OSM”). OSM, founded in 1997, is a Los Angeles based real estate developer, investor and owner with a portfolio including two boutique hotels, 35 apartment complexes, four self-storage facilities, and seven other commercial properties. OSM has been investing in hotels since 2004, including five boutique properties in California. Mr. Orwitz is involved in direct oversight of the development, acquisition, financing and management of OSM’s real estate portfolio.

Escrows. The loan documents provide for upfront escrows in the amount of $32,633 for real estate taxes and $14,346 for insurance. The loan documents also provide for ongoing monthly reserves in the amount of $32,633 for real estate taxes and $4,782 for insurance. The loan documents do not require ongoing monthly deposits for FF&E reserves as long as (i) the borrower is required to deposit with the Hotel Operator an amount equal to or greater than $23,996 (adjustable by lender) on each month and (ii) the borrower provides the lender with evidence that the borrower is depositing such amounts with the Hotel Operator.

If, at any time, the Hotel Operator requires a Property Improvement Plan (“PIP”) under the hotel operating agreement, the borrower is required to deposit an amount equal to the 125% of the estimated costs to complete such additional PIP work. In addition, the loan documents require monthly deposits of $5,109 from origination through October 2017 for a seasonality reserve. Moreover, for each year during the loan term, should the net cash flow for the month of December produce a debt service shortfall, the borrower is required to make deposits on each monthly payment date commencing in March up to and including October, in an amount equal to the equal to one-eighth of (a) the difference of net cash flow for the month of December, less (b) the amount of any funds in the seasonality reserve account.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Trap Event Period (as defined below), the Hotel Wilshire Mortgage Loan requires that the borrower establish a lockbox account and the borrowers or property manager is required to deposit all rents into such lockbox account and such funds will be swept to the cash management account. During a Cash Trap Event Period, all excess cash flow after payment of all sums due and payable under the loan documents and all operating expenses will be retained by the lender as additional collateral.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the net cash flow debt yield falling below 8.25% (tested quarterly); (iii) the expiration or termination of the hotel operating agreement; (iv) the occurrence of an event of default by the borrower under the hotel operating agreement, or (v) the occurrence of a material event of default by the Hotel Operator under the hotel operating agreement. A Cash Trap Event Period will end, with regard to clause (i),

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HOTEL WILSHIRE

upon the cure of such event of default; with regard to clause (ii), upon the net cash flow debt yield being at least 8.5% for one calendar quarter; with regard to clause (iii), upon receipt of satisfactory evidence that the borrower has entered into a replacement hotel operating agreement; with regard to clause (iv), upon receipt of satisfactory evidence that (a) the related default has been cured, that such cure has been accepted by the Hotel Operator, and that the borrower has regained good standing status with the Hotel Operator or (b) the borrower has entered into a replacement hotel operating agreement; and regard to clause (v) upon receipt of satisfactory evidence that (a) the related default has been cured or (b) the borrower has entered into a replacement hotel operating agreement.

Property Management. The Hotel Wilshire Property is managed by Kimpton Hotel & Restaurant Group, LLC.

Assumption. The borrower has a two-time right to transfer the Hotel Wilshire Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2017-RB1 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Hotel Wilshire Property. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the Hotel Wilshire Property during the loan term. At origination, the Hotel Wilshire Property had windstorm insurance coverage.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 9.0%.

A-3-85

ANAHEIM MARRIOTT SUITES

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ANAHEIM MARRIOTT SUITES

Anaheim Marriott Suites
12015 Harbor Boulevard
Garden Grove, CA 92840
ANAHEIM
Downtown Anaheim
Anaheim Colony Historic District
Lincoln Ave.
Broadway
Santa Ana St.
Vermont Ave.
Ball Rd.
Katella Ave.
Orangewood Ave.
Chapman Ave.
Garden Grove Blvd.
Garden Grove Fwy
Santa Ana Fwy
Orange Fwy
METROLINK ORANGE COUNTY LINE
Anaheim Blvd.
East St.
State College Blvd.
Sunkist St.
Euclid St.
West St.
Harbor Blvd.
Haster St.
Lewis St.
Fairview St.
Bristol St.
Flower St.
Anaheim Town Square
Boysen Park
Anaheim Global Medical Ctr.
Downtown Los Angeles 34 miles
Modjeska Park
Downtown Disney Parking
DISNEYLAND
Rose Court Garden
Disney California Adventure Park
Anaheim Gardenwalk
Platinum Triangle
Anaheim Regional Transportation Intermodal Center (ARTIC)
Honda Center
Santa Ana River
Sheraton Park Hotel @ The Anaheim Resort
CVS
IHOP
Hilton Anaheim
Anaheim Convention Center
Morton's Steakhouse
Disney Theme Parks Parking/ Toy Story Parking
Marriott Anaheim
Homewood Suites
City National Grove of Anaheim
Angel Stadium
Stoddard Park
ORANGE COUNTY
Embassy Suites Anaheim Orange
Orange
Embassy Suites Anaheim South
Bank of America Financial Center
Hyatt Regency Orange County
Del Taco
Pizza Hut
Outback Steakhouse
Walgreens
Target/CVS
Sheraton Garden Grove
Wyndham Anaheim Garden Grove
West Haven Park
DoubleTree Anaheim-Orange Co.
UC Irvine Medical Center
The Outlets at Orange
Garden Grove
Twin Lakes Park
Harbor Town and Country Shopping Ctr.
Garden Grove Hospital and Medical Center
Harbor Plaza Shopping Center
Harbor Grove Center
John Wayne Airport 10 miles
Los Angeles Intl. Airport 32 miles
River View Golf Course
Edna Park
SANTA ANA
Bristol Marketplace
SAN GABRIEL MTS.
LOS ANGELES
Pasadena
Burbank
Glendale
Santa Monica
Pomona
Ontario
Rancho Cucamonga
Fullerton
Corona
Torrance
LONG BEACH
SANTA ANA
Huntington Beach
Irvine
Pacific Ocean

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No. 10 – Anaheim Marriott Suites

Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance(1):	$24,000,000			Specific Property Type:	Full Service
Cut-off Date Balance(1):	$24,000,000			Location:	Garden Grove, CA
% of Initial Pool Balance:	3.8%			Size:	371 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room(1):	$145,553
Borrower Name:	Landmark Marriott Suites, LLC			Year Built/Renovated:	2002/2016
Borrower Sponsors:	Richard H. Packard; Lauren Packard; Mark B. David			Title Vesting:	Fee
Mortgage Rate:	5.3952%			Property Manager:	Dow Anaheim LLC
Note Date:	January 27, 2017			4th Most Recent Occupancy (As of)(3):	83.6% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	83.1% (12/31/2013)
Maturity Date:	February 6, 2027			2nd Most Recent Occupancy (As of):	85.2% (12/31/2014)
IO Period:	60 months			Most Recent Occupancy (As of):	86.9% (12/31/2015)
Loan Term:	120 months			Current Occupancy (As of):	88.2% (12/31/2016)
Seasoning:	1 month
Amortization Term:	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$5,016,010 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of):	$5,780,543 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$6,724,642 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$6,895,618 (12/31/2016)
Additional Debt Type(1):	Pari Passu

				U/W Revenues:	$20,320,665
				U/W Expenses:	$13,418,469
				U/W NOI:	$6,902,196
Escrows and Reserves(2):				U/W NCF:	$5,886,707
				U/W NOI DSCR(1):	1.90x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.62x
Taxes	$171,890	$66,111	NAP	U/W NOI Debt Yield(1):	12.8%
Insurance	$54,892	$15,248	NAP	U/W NCF Debt Yield(1):	10.9%
FF&E Reserve	$0	$8,462	NAP	As-Is Appraised Value:	$83,000,000
Seasonality Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	December 5, 2016
Renovation Project Funds	$1,300,000	$84,624	NAP	Cut-off Date LTV Ratio(1):	65.1%
PIP Reserve	$0	Springing	NAP	LTV Ratio at Maturity(1):	60.3%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per room, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Anaheim Marriott Suites Whole Loan.
(2)	See “Escrows” section.
(3)	Information obtained from the borrower.

The Mortgage Loan. The mortgage loan (the “Anaheim Marriott Suites Mortgage Loan”) is part of a whole loan (the “Anaheim Marriott Suites Whole Loan”) that is evidenced by four pari passu promissory notes (Note A-1, Note A-2, Note A-3 and Note A-4) and is secured by a first mortgage encumbering a 371-room full service hotel located in Garden Grove, California (the “Anaheim Marriott Suites Property”). The Anaheim Marriott Suites Whole Loan was originated on January 27, 2017 by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”). The Anaheim Marriott Suites Whole Loan had an original principal balance of $54,000,000, has an outstanding principal balance of $54,000,000 as of the Cut-off Date and accrues interest at an interest rate of 5.3952% per annum. The Anaheim Marriott Suites Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 60 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Anaheim Marriott Suites Whole Loan matures on February 6, 2027.

The Anaheim Marriott Suites Mortgage Loan is evidenced by the non-controlling Note A-2 and the non-controlling Note A-4, which had an aggregate original principal balance of $24,000,000, have an aggregate outstanding principal balance of $24,000,000 as of the Cut-off Date and will be contributed to the WFCM 2017-RB1 Trust. The controlling Note A-1 and the non-controlling Note A-3, which had an aggregate original principal balance $30,000,000, were contributed to the BBCMS 2017-C1 securitization trust (collectively, the “Anaheim Marriott Suites Companion Loans”). See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Anaheim Marriott Suites Whole Loan” in the Preliminary Prospectus.

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ANAHEIM MARRIOTT SUITES

Note Summary

Notes	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$20,000,000	BBCMS 2017-C1	Yes
A-2	$15,000,000	WFCM 2017-RB1	No
A-3	$10,000,000	BBCMS 2017-C1	No
A-4	$9,000,000	WFCM 2017-RB1	No
Total	$54,000,000

Following the lockout period, the borrower has the right to defease the Anaheim Marriott Suites Whole Loan in whole, but not in part, on any date before November 6, 2026. In addition, the Anaheim Marriott Suites Whole Loan is prepayable without penalty on or after November 6, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$54,000,000	98.2%	Loan payoff(1)	$52,799,614	96.0%
Borrower sponsors’ new cash contribution	971,719	1.8	Reserves	1,526,782	2.8
			Closing costs	645,323	1.2
Total Sources	$54,971,719	100.0%	Total Uses	$54,971,719	100.0%

(1)	The Anaheim Marriott Suites Property was previously securitized in the LBUBS 2007-C2 transaction. The loan was transferred to special servicing on March 24, 2011 and received a minor modification to the escrow structure.

The Property. The Anaheim Marriott Suites Property is a 14-story, 371-room full service hotel located in Garden Grove, Orange County, California. The Anaheim Marriott Suites Property is located along Harbor Boulevard near the Disneyland Resort and the Anaheim Convention Center. The Anaheim Marriott Suites Property has 371 two-room suites, including 199 king rooms and 172 double/double rooms. Guest room amenities include living room with a sofa sleeper and separate bedroom area, two remote-controlled televisions, desk and chair, nightstand, sofa, chair, iron and ironing board, mini-refrigerator, coffee and tea maker, and wireless and high speed internet access. Deluxe suites offer a larger living space and additional amenities such as a wet-bar area with microwave and small refrigerator. Amenities at the Anaheim Marriott Suites Property include 9,727 square feet of meeting space, which includes a 7,102 square foot ballroom and six meeting rooms, a restaurant and lounge, Starbucks coffee shop, an outdoor swimming pool and whirlpool, a fitness center, a business center, a gift shop, room service, vending areas, dry cleaning services, laundry facility and valet and self-parking. The Anaheim Marriott Suites Property offers 435 surface parking spaces, resulting in a parking ratio of approximately 1.2 spaces per room. The Anaheim Marriott Suites Property features an onsite Disney Desk that provides guests with information and the ability to buy tickets for admission into the Disneyland Resort. The Anaheim Marriott Suites Property also provides a shuttle service to the Disneyland Resort that runs every 20 minutes until 11:30pm.

According to the borrower sponsors, from 2003 to 2016, approximately $9.1 million ($24,595 per room) was spent on capital expenditures. Improvements included approximately $1.8 million in soft good replacements in 2011, approximately $1.5 million in guest room soft good upgrades, corridor upgrades and Starbucks renovations in 2013, $723,607 in restaurant upgrades in 2015 and approximately $1.2 million in lobby renovations, bed replacements, fitness equipment and other various upgrades in 2016. Since 2013, the Anaheim Marriott Suites Property has outperformed its competitive set in occupancy, posting an average annual occupancy penetration rate of 108.7%.

According to the appraisal, the Anaheim Marriott Suites Property generates approximately 86% of its room revenue from transient demand, which includes both commercial and leisure transient business and 14% from meeting and group demand.

The Anaheim Marriott Suites Property has a franchise agreement with Marriott International, Inc., a Delaware corporation. The current franchise agreement is effective as of November 13, 2004 for a term of 30 years, with an expiration date of November 13, 2034. Among other fees, the franchise agreement provides for a royalty fee based on 6.0% of gross room revenues, a 3.0% fee based on gross food and beverage sales, and a marketing fee based on 1.0% of gross room revenues.

A-3-89

ANAHEIM MARRIOTT SUITES

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Anaheim Marriott Suites Property:

Cash Flow Analysis

	2013	2014	2015	2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	83.1%	85.2%	86.9%	88.2%	88.0%
ADR	$113.62	$121.65	$130.02	$130.60	$130.60
RevPAR	$94.39	$103.60	$113.03	$115.23	$114.93

Room Revenue	$12,782,417	$14,028,984	$15,305,459	$15,646,723	$15,562,878	76.6%	$41,948
F&B Revenue	3,206,094	3,205,034	3,579,039	3,628,529	3,609,085	17.8	9,728
Other Revenue	748,621	879,317	1,047,845	1,154,890	1,148,701	5.7	3096
Total Revenue	$16,737,132	$18,113,335	$19,932,343	$20,430,142	$20,320,665	100.0%	$54,773

Total Department Expenses	5,693,986	5,890,620	6,302,839	6,478,464	6,443,748	31.7	17,369
Gross Operating Profit	$11,043,146	$12,222,715	$13,629,504	$13,951,678	$13,876,916	68.3%	$37,404

Total Undistributed Expenses	4,885,831	5,329,429	5,857,290	5,949,975	5,960,516	29.3	16,066
Profit Before Fixed Charges	$6,157,315	$6,893,286	$7,772,214	$8,001,703	$7,916,401	39.0%	$21,338

Total Fixed Charges	1,141,305	1,112,743	1,047,572	1,106,085	1,014,205	5.0	2,734
Net Operating Income	$5,016,010	$5,780,543	$6,724,642	$6,895,618	$6,902,196	34.0%	$18,604
FF&E	836,733	906,544	995,888	1,020,960	1,015,489	5.0	2,737
Net Cash Flow	$4,179,277	$4,873,999	$5,728,754	$5,874,658	$5,886,707	29.0%	$15,867

NOI DSCR(1)	1.38x	1.59x	1.85x	1.90x	1.90x
NCF DSCR(1)	1.15x	1.34x	1.58x	1.62x	1.62x
NOI DY(1)	9.3%	10.7%	12.5%	12.8%	12.8%
NCF DY(1)	7.7%	9.0%	10.6%	10.9%	10.9%

(1)	The debt service coverage ratios and debt yields are based on the Anaheim Marriott Suites Whole Loan.

Appraisal. As of the appraisal valuation date of December 5, 2016, the Anaheim Marriott Suites Property had an “as-is” appraised value of $83,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated December 16, 2016, there was no evidence of any recognized environmental conditions at the Anaheim Marriott Suites Property.

Market Overview and Competition. The Anaheim Marriott Suites Property is located in Garden Grove, Orange County, California, adjacent to the City of Anaheim. Anaheim is the second largest city in Orange County and the 10th most populous city in California with more than 350,000 estimated residents in 2015. Los Angeles International Airport is located approximately 25 miles northwest of the Anaheim Marriott Suites Property. The Anaheim Marriott Suites Property is located near Interstate 5, a major north/south highway providing access to San Diego, downtown Los Angeles, Sacramento and Seattle, Washington. Within a five-mile radius, the 2016 estimated population and average household income is 857,654 and $71,933, respectively. The neighborhood surrounding the property consists of the Anaheim Convention Center, amusement parks, restaurants, hotels, and retail shopping centers.

Walt Disney Corporation is the largest employer in Orange County and is one of the largest demand generators for the Anaheim Marriott Suites Property. Disneyland Resort, approximately 2.9 miles north of the Anaheim Marriott Suites Property, features two theme parks, three hotels, and a shopping and entertainment area. Disneyland Park, the only theme park designed and built under the direct supervision of Walt Disney, has attracted over 650 million visitors since it opened in 1955, the largest cumulative attendance of any other theme park in the world, featuring over 60 major attractions. The Disneyland property underwent a significant expansion in 2001 with the addition of Disney’s California Adventure. Disneyland Resort is currently constructing Star Wars Land, a 14-acre theme park that is slated for completion in December 2018. According to a third party report from 2016, Disneyland Park attracted approximately 18.3 million visitors in 2015, while Disney California Adventure attracted approximately 9.4 million visitors. The Anaheim market is also driven by the Anaheim Convention Center, located approximately 1.4 miles north of the Anaheim Marriott Suites Property. The Anaheim Convention Center is the largest convention center on the West Coast and is currently undergoing a 200,000 square-foot expansion project as well as the addition of a 1,350-space underground parking structure, expected to be completed in September 2017. The expansion will provide the convention center with over 1.0 million square feet of exhibit space. Other developments and attractions in the area include Universal Studios, Anaheim’s Garden Walk, Knott’s Berry Farm, the Discovery Science Center, Anaheim’s Angel Stadium and the Anaheim Regional Transportation Intermodal Center.

There is currently a 352-room, select service Cambria Suites hotel under construction located approximately 1.7 miles northeast of the Anaheim Marriott Suites Property, with an estimated delivery date in January 2019, and a 466-room, full service JW Marriott hotel under construction located approximately 1.4 miles northeast of the Anaheim Marriott Suites Property, with an estimated delivery date in January 2020. The appraisal considers these hotels as secondary competition given the expected lower select service level of the Cambria Suites along with its location off of Harbor Boulevard and the luxury, full service level of the JW Marriott. The appraisal does not identify any additional properties that are currently under construction that are expected to be competitive with the Anaheim Marriott Suites Property.

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ANAHEIM MARRIOTT SUITES

The following table presents certain information relating to the Anaheim Marriott Suites Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Anaheim Marriott Suites			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
11/30/2016 TTM	81.3%	$145.35	$118.12	87.9%	$132.04	$116.04	108.1%	90.8%	98.2%
11/30/2015 TTM	79.8%	$142.09	$113.38	86.8%	$131.48	$114.18	108.8%	92.5%	100.7%
11/30/2014 TTM	76.8%	$131.68	$101.16	84.6%	$121.20	$102.51	110.1%	92.0%	101.3%

(1)	Information obtained from a third party hospitality report dated December 19, 2016. The competitive set includes the following hotels: Doubletree Anaheim Orange County, Sheraton Park Hotel at The Anaheim Resort, Hyatt Regency Orange County, Embassy Suites Anaheim Orange, Wyndham Anaheim Garden Grove and Embassy Suites Anaheim South.

The Borrower. The borrower, Landmark Marriott Suites, LLC, is a special-purpose entity and Delaware limited liability company, with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Anaheim Marriott Suites Whole Loan. Mark B. David, Richard H. Packard and Lauren Packard are the guarantors of certain nonrecourse carveouts under the Anaheim Marriott Suites Whole Loan. They are also the guarantors under the completion guaranty that was delivered in connection with the Anaheim Marriott Suites Whole Loan.

The Borrower Sponsors. The borrower sponsors are Mark B. David, Richard H. Packard and Lauren Packard. Mark B. David is the Chairman and CEO of Landmark Companies, LLC (“Landmark”), a diversified real estate development company founded in 1982. Landmark develops thousands of single family homes, condominiums, apartment units, hotel rooms, seniors’ master planned golf course communities and various other senior housing. Landmark is currently a franchisee of Marriott International, Hilton Hotels Corporation and Starbucks. Richard H. Packard is currently the President and Chief Operating Officer of Landmark and is responsible for the day to day management of the company.

Escrows. The loan documents provide for upfront reserves in the amount of $171,890 for real estate taxes, $54,892 for insurance premiums and $1,300,000 for the construction, development, replacement, renovation, and/or rehabilitation of improvements at the property in order to comply with the borrower’s responsibilities under the franchise agreement (the “Renovation Project Work”). Additionally, the loan documents require monthly deposits of $66,111 for real estate taxes, $15,248 for insurance premiums and a FF&E reserve equal to the applicable FF&E Reserve Monthly Deposit (as defined below). Beginning in the calendar year 2017, monthly seasonality reserve payments in the amount of $14,167 will be collected in the months of March, April, May, June, July and August. Beginning in the calendar year 2018 and thereafter, the seasonality reserve will be recalculated annually based on the most recent trailing 12-month financials, and replenished (if necessary) to the recalculated amount through as many monthly deposits as are required in March through August of the following year.

In the event the borrower is required to complete a property improvement plan, the borrower is required to deposit 110.0% of any amounts reasonably estimated by the lender to complete the plan. On each monthly payment date during a PIP Triggering Event (as defined below), any amount deposited in the PIP reserve will be held by the lender as additional collateral for the Anaheim Marriott Suites Whole Loan.

On a monthly basis, the borrower is required to deposit renovation project funds for the construction, development, replacement, renovation and/or rehabilitation of the improvements at the Anaheim Marriott Suites Property in connection with the satisfaction, maintenance, conformity and compliance by the borrower of its responsibilities under the franchise agreement relating to Marriott’s standards (a) prior to the Renovation Project Completion Date (as defined below), 1/12 of 5.0% of gross revenues from operations at the property for the immediately preceding calendar year as determined by the lender and (b) on the monthly payment date of the month that is 24 months prior to the completion date as set forth in the renovation plans and on each monthly payment date thereafter until (i) the amount in the renovation project account equals or exceeds 110% of the remaining renovation project costs (provided that the borrower shall be given credit for the 12 months of scheduled monthly deposits to such account that follow such excess cash sweep commencement date) or (ii) the borrower posts with the lender, a letter of credit in an amount equal to the renovation project shortfall (prior to the occurrence of (i) or (ii), collectively, a “Renovation Project Excess Cash Flow Triggering Event” and the occurrence of (i) or (ii), collectively, a “Renovation Project Excess Cash Flow Triggering Event Cure Date”), an additional amount equal to the renovation project excess cash flow, of which sums shall be held by the lender as additional collateral for the Anaheim Marriott Suites Whole Loan. In addition, the guarantors have provided a completion guaranty in connection with the renovation project, and have agreed to maintain a combined minimum net worth and liquidity of $30.0 million and $5.0 million, respectively.

The “FF&E Reserve Monthly Deposit” means an amount equal to the greater of (a) 1/12 of (i) 0.5% of gross revenues from operations at the property for the immediately preceding calendar year as determined by the lender, prior to the Renovation Project Completion Date and (ii) 5.0% of gross revenues from operations at the property for the immediately preceding calendar year as determined by the lender, on or after the Renovation Project Completion Date and (b) the aggregate amount, if any, required to be reserved under the management agreement and/or franchise agreement for annual capital expenditures set forth in the approved annual budget or as approved by the lender.

A “PIP Triggering Event” will commence upon any of the following: (i) the franchisor giving notice of its intent to terminate the franchise agreement; (ii) an event of default under the franchise agreement; (iii) a bankruptcy or insolvency of the franchisor; (iv) the date that is 18 months prior to the then applicable expiration date under the franchise agreement; or (v) the requirement of any PIP work. A PIP Trigger Event will end with respect to clauses (i) and (iv) above, when the borrower replaces the franchisor with a

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qualified franchisor pursuant to the replacement franchise agreement and the borrower completes any PIP work required under the replacement franchise agreement, with respect to clause (ii) above, when such event of default has been cured, with respect to clause (iii) above, when such bankruptcy or insolvency petition has been discharged, stayed or dismissed within 120 days of such filing among other conditions, and with respect to clause (v) above, the deposit of 110% of the estimated cost to perform such PIP work.

The “Renovation Project Completion Date” means (i) the completion of the Renovation Project Work in accordance with the loan documents; (ii) the receipt by the lender of evidence satisfactory to the lender that confirms the franchisor has approved and accepted the completion of the Renovation Project Work; and (iii) the borrower pays in full, all costs and expenses related to the performance and/or completion of the Renovation Project Work.

Lockbox and Cash Management. The Anaheim Marriott Suites Whole Loan is structured with a lender-controlled hard lockbox and springing cash management. At origination, the borrower and property manager were required to deliver written instructions to both tenants and credit card companies to deposit all revenues into the lockbox account controlled by the lender. In the absence of a Triggering Event (as defined below), the funds in the lockbox account will be swept daily into an account controlled by the borrower. Upon the occurrence of a Triggering Event, all funds on deposit in the lockbox account are swept on a daily basis into a cash management account controlled by the lender and disbursed during each interest period of the term of the Anaheim Marriott Suites Whole Loan in accordance with the Anaheim Marriott Suites Whole Loan documents.

A “Triggering Event” will commence upon any of the following: (i) an event of default; (ii) any bankruptcy action by the borrower, guarantors or property manager; (iii) the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of determination falling below 1.20x; (iv) a PIP Triggering Event; or (v) a Renovation Project Excess Cash Flow Triggering Event. A Triggering Event will end with respect to clause (i) above, when such event of default has been cured, with respect to clause (ii) above, when such bankruptcy petition has been discharged, stayed or dismissed within 120 days of such filing among other conditions for the borrower or guarantor and within 120 days for the property manager, with respect to clause (iii) above, upon the debt service coverage ratio being greater than 1.25x for two consecutive quarters, with respect to clause (iv) above, when such PIP Triggering Event has been cured, and with respect to clause (v) above, the occurrence of the Renovation Project Excess Cash Flow Trigger Event Cure Date.

Property Management. The Anaheim Marriott Suites Property is managed by Dow Anaheim LLC, a subsidiary of Dow Hotel Company, LLC, each a Washington limited liability company.

Assumption. The borrower has the right to transfer the Anaheim Marriott Suites Property provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee satisfies the lender’s credit review and underwriting standards, taking into consideration such transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, a rating agency confirmation from DBRS, Fitch and Moody’s stating that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings to the Series 2017-RB1 Certificates and similar confirmations from each rating agency rating securities backed by any of the Anaheim Marriott Suites Companion Loans.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Additional Secured Indebtedness. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Anaheim Marriott Suites Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Anaheim Marriott Suites Property, or if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the borrower will be required to obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist; provided, however, in such event the borrower will not be required to pay annual premiums in excess of the Terrorism Cap (as defined below) in order to obtain the terrorism coverage.

“Terrorism Cap” means an amount equal to 200% of the then-current annual insurance premiums payable by the borrower for the policies insuring only the Anaheim Marriott Suites Property on a stand-alone basis.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 11.0%.

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No. 11 – The Summit Birmingham

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$22,800,000			Specific Property Type:	Lifestyle Center
Cut-off Date Balance(1):	$22,800,000			Location:	Birmingham, AL
% of Initial Pool Balance:	3.6%			Size:	681,245 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$305.32
Borrower:	BRC Holding Company, L.L.C.			Year Built/Renovated(9):	1997/2009
Borrower Sponsors:	Bayer Properties, LLC; Institutional Mall Investors LLC			Title Vesting:	Fee
Mortgage Rate:	4.762%			Property Manager:	Self-managed
Note Date:	December 20, 2016			4th Most Recent Occupancy (As of)(10):	97.4% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of) (10):	98.9% (12/31/2013)
Maturity Date:	January 1, 2027			2nd Most Recent Occupancy (As of)(10):	96.4% (12/31/2014)
IO Period:	120 months			Most Recent Occupancy (As of)(10):	97.8% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(11):	98.5% (12/14/2016)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(12):	$19,160,180 (12/31/2013)
Call Protection:	L(26),D(87),O(7)			3rd Most Recent NOI (As of)(12):	$19,415,128 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(12):	$19,589,779 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(12):	$17,296,891 (12/31/2016)
Additional Debt Type(1):	Pari Passu

				U/W Revenues(12):	$24,205,097
				U/W Expenses(12):	$6,134,767
Escrows and Reserves:				U/W NOI(12):	$18,070,330
				U/W NCF(12):	$16,883,902
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1)(12):	1.80x
Taxes(2)	$0	Springing	NAP	U/W NCF DSCR(1)(12):	1.68x
Insurance(3)	$0	Springing	NAP	U/W NOI Debt Yield(1)(12):	8.7%
Replacement Reserve(4)	$0	Springing	$225,984	U/W NCF Debt Yield(1)(12):	8.1%
TI/LC Reserves(5)	$0	Springing	$2,146,872	As-Is Appraised Value:	$383,000,000
Outstanding TI/LC Reserves(6)	$1,989,285	$0	NAP	As-Is Appraisal Valuation Date:	November 7, 2016
Gap Rent Reserves(7)	$346,727	$0	NAP	Cut-off Date LTV Ratio(1):	54.3%
Other Reserves(8)	$506,123	$0	NAP	LTV Ratio at Maturity(1):	54.3%

(1)	All statistical information related to balances per SF, loan-to-value ratios, debt service coverage ratios and debt yields are based on The Summit Birmingham Whole Loan (as defined below).
(2)	Ongoing monthly reserves for taxes are not required as long as (i) no event of default has occurred and is continuing and (ii)no Collection Reserve Trigger Period has occurred and is continuing. A “Collection Reserve Trigger Period” will commence if the debt service coverage ratio (as calculated in the loan documents) is less than 1.50x for two consecutive calendar quarters and will end if the debt service coverage ratio (as calculated in the loan documents) is greater than 1.50x for two consecutive calendar quarters.

(3)	Ongoing monthly reserves for insurance are not required as long as (i) The Summit Birmingham Property (as defined below) is insured under an acceptable blanket insurance policy in accordance with the loan documents, (ii) no event of default has occurred and is continuing, and (iii)no Collection Reserve Trigger Period has occurred and is continuing.

(4)	Upon an event of default or if a Collection Reserve Trigger Period exists, the borrower is required to escrow $9,416 (approximately $0.17 per square foot annually) on a monthly basis for replacement reserves.

(5)	Upon an event of default or if a Collection Reserve Trigger Period exists, the borrower is required to escrow $89,453 (approximately $1.58 per square foot annually) on a monthly basis for tenant improvement and leasing commission (“TI/LC”) reserves.

(6)	Outstanding TI/LC Reserves are related to nine individual tenants.

(7)	Gap Rent Reserves are related to three individual tenants. See footnote (11) below.

(8)	Other Reserves are related to a tenant (“Gap”) dispute concerning the overpayment of rent.

(9)	The Summit Birmingham Property was built in phases between 1997 and 2009.

(10)	Historical occupancy figures include tenants at Phase IB (not collateral for The Summit Birmingham Whole Loan) of The Summit (as defined below).

(11)	Current Occupancy includes Altar’d State Christian Stores, The Cowfish and Hanna Anderson LLC, each of which has an executed lease but is not yet in occupancy as of the Cut-off Date. The lender has reserved 100.0% of the rent associated with each tenant from the note date through each lease’s scheduled commencement date. The Current Occupancy excluding these tenants is 96.4%.

(12)	See “Cash Flow Analysis” section.

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THE SUMMIT BIRMINGHAM

The mortgage loan (“The Summit Birmingham Mortgage Loan”) is part of a whole loan (“The Summit Birmingham Whole Loan”) that is evidenced by four pari passu promissory notes (Note A-1, Note A-2, Note A-3, and Note A-4) and secured by a first mortgage encumbering the fee interest in a 681,245 square foot portion (“The Summit Birmingham Property”) of an upscale mixed-use development located in Birmingham, Alabama (“The Summit”). The Summit Birmingham Whole Loan was originated on December 20, 2016 by Barclays Bank PLC and Bank of America, N.A. The Summit Birmingham Whole Loan had an original principal balance of $208,000,000, has an outstanding principal balance as of the Cut-off Date of $208,000,000 and accrues interest at an interest rate of 4.762% per annum. The Summit Birmingham Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the term of The Summit Birmingham Whole Loan. The Summit Birmingham Whole Loan matures on January 1, 2027.

Note A-4, which will be contributed to the WFCM 2017-RB1 Trust, had an original principal balance of $22,800,000, has an outstanding principal balance as of the Cut-off Date of $22,800,000, and represents a non-controlling interest in The Summit Birmingham Whole Loan. Note A-1 had an original principal balance of $61,875,000, and is expected to be contributed to a future securitization trust. The controlling Note A-2, which had an original principal balance of $73,325,000, was contributed to the BACM 2017-BNK3 trust. Note A-3 had an original principal balance of $50,000,000, was contributed to the BBCMS 2017-C1 trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Summit Birmingham.”

Note Summary

Notes	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$61,875,000	Bank of America, N.A.	No
A-2	$73,325,000	BACM 2017-BNK3	Yes
A-3	$50,000,000	BBCMS 2017-C1	No
A-4	$22,800,000	WFCM 2017-RB1	No
Total	$208,000,000

Following the lockout period, the borrower has the right to defease The Summit Birmingham Whole Loan in whole but not in part, on any due date before July 1, 2026. In addition, The Summit Birmingham Whole Loan is prepayable without penalty commencing on July 1, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 1, 2020.

Sources and Uses

Sources			Uses
Original whole loan amount	$208,000,000	100.0%	Loan Payoff	$155,905,651	75.0%
			Return of Equity	46,991,895	22.6
			Reserves	2,842,135	1.4
			Closing Costs	2,260,319	1.1
Total Sources	$208,000,000	100.0%	Total Uses	$208,000,000	100.0%

The Summit Birmingham Property consists of a 681,245 square foot portion of The Summit. The Summit is an upscale mixed-use development comprised of a total of 1,036,240 square feet of retail and office space. The borrower sponsors acquired a large portion of the property as vacant land in 1996 and developed that land in phases between 1997 and 2009. Phases IA (collateral for The Summit Birmingham Whole Loan) and IB (not collateral for The Summit Birmingham Whole Loan) were opened in 1997 with over 400,000 square feet featuring tenants including Barnes & Noble, Banana Republic, Williams-Sonoma, Ann Taylor, Victoria’s Secret, P.F. Chang’s and Macaroni Grill. Phase II (collateral for The Summit Birmingham Whole Loan) was opened in 2000 and brought new-to-the-market retailers including California Pizza Kitchen, Everything But Water, Pottery Barn and Pottery Barn Kids and also allowed Gap to relocate and add Gap Kids and Gap Body to its offerings. Phase III (collateral for The Summit Birmingham Whole Loan except for Saks Fifth Avenue) opened in 2001, bringing Saks Fifth Avenue to open its first and only store in the state of Alabama, adding J. Crew, Fleming’s Prime Steakhouse and Panera Bread, and allowing Chico’s and Talbots to expand their stores. Phase IV (collateral for The Summit Birmingham Whole Loan) opened in 2005 bringing The Cheesecake Factory, Anthropologie, Vera Bradley and Swoozie’s as first-time retailers in the state of Alabama. Phase VI (collateral for The Summit Birmingham Whole Loan) opened in 2009 with 50,000 square feet of office and 50,000 square feet of retail space including tenants Banana Republic, Charming Charlie and Michael Kors. Phase V (not collateral for The Summit Birmingham Whole Loan) is an unimproved 2.1 acre parcel together with Phase IB (not collateral for the Summit Birmingham Whole Loan) may be developed or redeveloped in the future by the borrower sponsors.

The Summit Birmingham Property contains 19 buildings situated on approximately 71.9 acres and is comprised of 630,395 square feet of retail space (inclusive of retail tenant storage space) and 50,850 square feet of office space. The Summit Birmingham Property contains 3,474 parking spaces with an overall parking ratio of approximately 5.1 spaces per 1,000 square feet of net rentable area.

As of December 14, 2016, The Summit Birmingham Property was 98.5% occupied by 100 retail tenants and two office tenants. Anchor tenants at The Summit Birmingham Property include Saks Fifth Avenue (not collateral for The Summit Birmingham Whole Loan) and Belk. The property benefits both from institutional quality anchor tenants, as well as a diverse tenant roster, with no individual tenant accounting for greater than 5.3% of net rentable area or 6.2% of underwritten base rent outside of Belk. Belk leases 163,480 square feet (24.0% of the net rentable area) through January 2018 and has occupied its space since the property was developed in 1997. For the trailing 12-month period ending August 31, 2016, Belk reported approximately $40.0 million in total

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sales (approximately $245 per square foot) resulting in an occupancy cost of 3.2%. Belk’s sales at the property are more than 3.0 times greater than Belk’s national average sales per store of approximately $13.3 million. Belk expanded its space by approximately 53,480 square feet in 2007 and has six five-year extension options remaining. Excess cash flow will be collected and held as additional collateral for The Summit Birmingham Whole Loan in the event Belk (i) vacates or gives notice of its intent to vacate or terminate its lease, (ii) does not exercise its option to extend the term of its lease, (iii) defaults in payment of rent under its lease or (iv) files or is the subject of bankruptcy proceedings or has its assets made subject to the jurisdiction of a bankruptcy court. Other national tenants located at The Summit Birmingham Property include Allen Edmonds Shoes, Barnes & Noble, Brooks Brothers, The Cheesecake Factory, J. Crew, Panera Bread, Urban Outfitters, Victoria’s Secret, Vineyard Vines and West Elm. Approximately 50 of the retailers are exclusive to The Summit in Alabama or Birmingham including Saks Fifth Avenue, Trader Joe’s, Art of Shaving, Apple, Pottery Barn, Restoration Hardware and lululemon athletica.

The Summit Birmingham Property has generated approximately $213.8 million in overall gross sales for the trailing 12 month period ending August 31, 2016, with comparable in-line sales of approximately $603 per square foot and occupancy costs of 8.0%. For the same time period and excluding Apple, the property has generated approximately $178.4 million in overall gross sales, with comparable in-line sales of approximately $513 per square foot and occupancy costs of 9.4%. The Summit has demonstrated consistent performance with overall occupancy having averaged 97.6% for the period between 2012 and 2015.

The following table presents certain information relating to the tenancy at The Summit Birmingham Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF(2)	% of NRSF(3)	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(4)	Occupancy Cost(4)	Lease Expiration Date

Anchor Tenant – Not Collateral
Saks Fifth Avenue	NR/B1/B+	99,459	ANCHOR OWNED – NOT PART OF THE COLLATERAL
Total Anchor Tenants – Not Collateral		99,459

Anchor Tenant - Collateral
Belk	NR/B2/B	163,480	24.0%	$6.41	$1,047,986	5.3%	$245	3.2%	1/31/2018(5)
Total Anchor Tenants - Collateral		163,480	24.0%	$6.41	$1,047,986	5.3%

Major Tenants - Collateral
RSM US LLP	NR/NR/NR	35,724	5.2%	$33.84	$1,208,900	6.2%	NAP	NAP	10/31/2021(6)
Barnes & Noble	NR/NR/NR	25,397	3.7%	$20.97	$532,575	2.7%	NAV	NAV	2/1/2018(7)
Gap	BB+/Baa2/BB+	17,522	2.6%	$40.09	$702,507	3.6%	$267	17.5%	3/31/2020
Gus Mayer(8)	NR/NR/NR	16,410	2.4%	$23.39	$383,760	2.0%	$711	5.2%	1/31/2019(9)
Brownell Travel	NR/NR/NR	15,126	2.2%	$26.00	$393,276	2.0%	NAP	NAP	3/31/2018
Trader Joe’s	NR/NR/NR	12,922	1.9%	$36.00	$465,192	2.4%	NAV	NAV	9/30/2025(10)
Urban Outfitters	NR/NR/NR	12,503	1.8%	$26.00	$325,078	1.7%	$292	11.3%	1/31/2027
Pottery Barn	NR/NR/NR	10,810	1.6%	$33.79	$365,270	1.9%	$441	9.5%	1/31/2023(11)
The Cheesecake Factory	NR/NR/NR	10,057	1.5%	$36.00	$362,052	1.8%	$1,260	5.6%	1/31/2024(12)
Total Major Tenants - Collateral		156,471	23.0%	$30.28	$4,738,610	24.1%

Non-Major Tenants - Collateral		350,866	51.5%	$39.53	$13,868,210	70.6%

Occupied Collateral Total		670,817	98.5%	$29.30	$19,654,807	100.0%

Vacant Space		10,428	1.5%

Collateral Total		681,245	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant NRSF includes storage space.

(3)	% of NRSF is based on The Summit Birmingham Property collateral square footage of 681,245, which excludes the non-collateral anchor tenant.

(4)	Sales PSF and Occupancy Costs are for the trailing 12-month period ending August 31, 2016. Sales PSF excludes storage space. Belk has six, five-year lease renewal options.

(5)	RSM US LLP has three, five-year lease renewal options.

(6)	Barnes & Noble has two, five-year lease renewal options

(7)	Gus Mayer’s NRSF includes 1,650 square feet of storage space which was excluded from the Sales PSF and Occupancy Cost calculations.

(8)	Gus Mayer has one, four-year lease renewal option.

(9)	Trader Joe’s has four, five-year lease renewal options.

(10)	Pottery Barn has one, five-year renewal lease renewal option.

(11)	The Cheesecake Factory has two, five-year renewal lease renewal options.

A-3-96

THE SUMMIT BIRMINGHAM

The following table presents certain information relating to the lease rollover schedule at The Summit Birmingham Property:

Lease Expiration Schedule (1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	8	17,983	2.6%	17,983	2.6%	$620,584	3.2%	$34.51
2017	8	32,744	4.8%	50,727	7.4%	$1,040,803	5.3%	$31.79
2018	12	235,982	34.6%	286,709	42.1%	$3,159,659	16.1%	$13.39
2019	12	65,570	9.6%	352,279	51.7%	$2,301,694	11.7%	$35.10
2020	6	40,535	6.0%	392,814	57.7%	$1,612,627	8.2%	$39.78
2021	9	78,078	11.5%	470,892	69.1%	$2,825,302	14.4%	$36.19
2022	7	25,290	3.7%	496,182	72.8%	$1,067,334	5.4%	$42.20
2023	11	55,727	8.2%	551,909	81.0%	$2,060,614	10.5%	$36.98
2024	10	39,789	5.8%	591,698	86.9%	$1,651,661	8.4%	$41.51
2025	8	37,072	5.4%	628,770	92.3%	$1,586,300	8.1%	$42.79
2026	4	7,295	1.1%	636,065	93.4%	$392,140	2.0%	$53.75
2027	6	32,752	4.8%	668,817	98.2%	$1,242,087	6.3%	$37.92
Thereafter	1	2,000	0.3%	670,817	98.5%	$94,000	0.5%	$47.00
Vacant	0	10,428	1.5%	681,245	100.0%	$0	0.0%	$0.00
Total/Weighted Average Average	102	681,245	100.0%			$19,654,807	100.0%	$29.30

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at The Summit Birmingham Property:

Historical Occupancy

12/31/2012(1)(2)	12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)(2)	12/14/2016(3)(4)
97.4%	98.9%	96.4%	97.8%	98.5%

(1)	Information obtained from the borrower.

(2)	Occupancy figures include tenants at Phase IB (not collateral for The Summit Birmingham Whole Loan) of The Summit.

(3)	Information obtained from the rent roll.

(4)	Occupancy includes Altar’d State Christian Stores, The Cowfish and Hanna Anderson LLC, each of which has an executed lease but is not yet in occupancy as of the Cut-off Date. The lender has reserved 100.0% of the rent associated with each tenant from the note date through each lease’s scheduled commencement date. Occupancy excluding these tenants is 96.4%.

A-3-97

THE SUMMIT BIRMINGHAM

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at The Summit Birmingham Property:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$20,183,299	$20,629,285	$21,131,879	$18,703,522	$19,654,807(2)	81.2%	$28.85
Grossed Up Vacant Space	0	0	0	0	557,813	2.3	0.82
Total Reimbursables	4,613,871	4,492,764	4,656,167	3,878,724	4,075,464	16.8	5.98
Percentage Rent	632,464	663,574	754,191	666,761	678,386	2.8	1.00
Other Income(4)	623,952	580,232	583,742	526,344	486,950	2.0	0.71
Less Vacancy & Credit Loss	(79,446)	15,402	(191,313)	(479,711)	(1,248,324)(3)	(5.2)	(1.83)
Effective Gross Income	$25,974,140	$26,381,257	$26,934,666	$23,295,640	$24,205,097	100.0%	$35.53

Total Operating Expenses	$6,813,961	$6,966,130	$7,344,888	$5,998,750	$6,134,767	25.3%	$9.01

Net Operating Income	$19,160,180	$19,415,128	$19,589,779	$17,296,891	$18,070,330	74.7%	$26.53
TI/LC	0	0	0	0	1,073,437	4.4	1.58
Capital Expenditures	0	0	0	0	112,991	0.5	0.17
Net Cash Flow	$19,160,180	$19,415,128	$19,589,779	$17,296,891	$16,883,902	69.8%	$24.78

NOI DSCR(5)	1.91x	1.93x	1.95x	1.72x	1.80x
NCF DSCR(5)	1.91x	1.93x	1.95x	1.72x	1.68x
NOI DY(5)	9.2%	9.3%	9.4%	8.3%	8.7%
NCF DY(5)	9.2%	9.3%	9.4%	8.3%	8.1%

(1)	2013, 2014 and 2015 financial statements include the Phase IB portion of The Summit, which is not collateral for The Summit Birmingham Whole Loan.

(2)	U/W Base Rent consist of in-place rents as of December 14, 2016, including (i) three tenants that have executed leases but not yet taken occupancy, representing 13,818 square feet and approximately $566,720 of underwritten base rent, and (ii) underwritten contractual rent increases of $393,165 through January 2018.

(3)	The underwritten economic vacancy is 5.0%. Current physical occupancy at The Summit Birmingham Property was 98.5% as of December 14, 2016. See “Historical Occupancy” section.

(4)	Other Income consists of specialty leasing income related to temporary tenants, storage and ATM tenants, media, event and sponsorship income and other miscellaneous income.

(5)	The debt service coverage ratios and debt yields are based on The Summit Birmingham Whole Loan.

Comparable Leases (1)

Location	Tenant Category	Number of Leases	Lease Term Range	Lease Area (SF) Range	Annual Base Rent PSF Range	Average Occupancy Cost	Lease Type
Various	Anchor	5	7 – 20 Years	76,000 – 184,913	$1.12 - $8.75	3.4%	NNN
Various	> 10,000 SF	8	5 - 10 Years	12,000 – 25,194	$9.50 - $23.87	10.9%	NNN
Various	5,000 – 10,000 SF	13	1 – 10 Years	5,043 – 9,160	$5.39 - $53.00	11.0%	NNN
Various	3,000 – 4,999 SF	17	1 – 10 Years	3,000 – 4,549	$6.50 - $46.03	13.2%	NNN
Various	1,500 – 2,999 SF	14	1 – 10 Years	1,668 – 2,991	$8.18 - $40.80	25.9%	NNN
Various	< 1,500 SF	20	1 – 10 Years	400 – 1,272	$16.42 - $83.50	21.4%	NNN
Various	Restaurant	11	3 – 10 Years	789 – 7,500	$40.08 - $118.53	19.3%	NNN
Various	Jewelry	4	2 – 10 Years	681 – 2,392	$18.63 - $104.90	13.4%	NNN
Birmingham	Outparcel	2	10 Years	4,703 – 6,436	$23.31 - $28.50	N/A	NNN

(1)	Information obtained from the appraisal and reflects lease data from competitive properties within the primary and secondary trade areas.

A-3-98

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A-3-99

No. 12 – Connecticut Financial Center

Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$22,750,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$22,715,562			Location:	New Haven, CT
% of Initial Pool Balance:	3.6%			Size:	470,251 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$96.61
Borrower Name:	157 Church, LLC			Year Built/Renovated:	1990/NAP
Borrower Sponsor:	Chase Financial Resources LLC			Title Vesting(4):	Leasehold
Mortgage Rate:	4.7975%			Property Manager:	Self-managed
Note Date:	January 31, 2017			4th Most Recent Occupancy (As of):	72.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	71.0% (12/31/2013)
Maturity Date:	February 6, 2027			2nd Most Recent Occupancy (As of):	73.0% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of):	79.0% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(5):	84.1% (1/1/2017)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(6):	$6,234,408 (12/31/2013)
Call Protection:	L(25),D(90),O(5)			3rd Most Recent NOI (As of):	$5,832,909 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$5,853,492 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$6,293,876 (12/31/2016)
Additional Debt Type(1):	Pari Passu

				U/W Revenues(6):	$14,291,406
				U/W Expenses:	$7,284,556
				U/W NOI:	$7,006,849
Escrows and Reserves:				U/W NCF:	$5,596,368
				U/W NOI DSCR(1):	2.45x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.95x
Taxes	$411,453	$114,293	NAP	U/W NOI Debt Yield(1):	15.4%
Insurance	$145,683	$15,175	NAP	U/W NCF Debt Yield(1):	12.3%
Replacement Reserves	$0	$5,878	NAP	As-Is Appraised Value:	$70,000,000
TI/LC Reserve	$0	$54,863	$2,000,000	As-Is Appraisal Valuation Date:	December 27, 2016
Unfunded Obligations Reserve(2)	$1,615,176	$0	NAP	Cut-off Date LTV Ratio(1):	64.9%
Specified Tenant TI/LC Reserve(3)	$0	Springing	NAP	LTV Ratio at Maturity(1):	53.1%

(1)	The Connecticut Financial Center Whole Loan (as defined below), which had an original principal balance of $45,500,000, is comprised of three pari passu notes (Note A-1, Note A-2 and Note A-3). The controlling Note A-2 and non-controlling Note A-3 had an aggregate original principal balance of $22,750,000, have an aggregate outstanding principal balance of $22,715,562 as of the Cut-Off Date and will be contributed to the WFCM 2017-RB1 Trust. The non-controlling Note A-1 had an original principal balance of $22,750,000 and was contributed to the BBCMS 2017-C1 transaction. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Connecticut Financial Center Whole Loan.

(2)	At origination, the borrower was required to escrow $1,615,176 in the unfunded obligations reserve comprised of: $1,171,643 in outstanding tenant improvements and leasing commissions (“TI/LC”) relating to G.S.A. Hearings & Appeals, outstanding tenant improvements relating to Yale University, and $443,533 in free rent obligations relating to Webster Bank, RGN-New Haven II, LLC, G.S.A. Hearings & Appeals and Yale University. G.S.A. Hearings & Appeals is expected to take occupancy of its space in September 2017, with respect to 13,272 square feet, and Yale University is expected to take occupancy of its space in June 2017 and September 2017, with respect to 9,028 square feet and 5,834 square feet, respectively.

(3)	Upon the occurrence and during the continuation of a Specified Tenant Trigger Event (as defined below), on each monthly payment date, the borrower is required to deposit with the lender all excess cash flow for TI/LCs related to re-tenanting or extending the applicable Specified Tenant (as defined below) space at the Connecticut Financial Center Property (as defined below), as particularly set forth in the loan documents. A “Specified Tenant Trigger Event” will commence upon the earliest of (i) a Specified Tenant giving notice to terminate, cancel or not extend or renew its lease, failing to extend its lease at least six months prior to its expiration date, or failing to notify the landlord of its intent to extend or renew its lease by the notice date required in its lease (ii) an event of default as defined under a Specified Tenant lease occurs; (iii) the bankruptcy or insolvency of a Specified Tenant (or, if applicable, any lease guarantor) occurs; or (iv) a Specified Tenant terminates its lease, “goes dark”, vacates, ceases to occupy or discontinues its operations at the Connecticut Financial Center Property (unless the Specified Tenant is an investment grade tenant, which continues to perform the monetary obligations under its lease). In addition, with respect to any Specified Tenant that is (or whose lease guarantor is) a governmental authority or an agency or a division of any governmental unit, a Specified Tenant Trigger Event will commence upon the earliest of the applicable Specified Tenant (or, if applicable, any lease guarantor) (i) failing to pay rent or (ii) stating or giving notice that it does not have sufficient funds to pay rent. If a Specified Tenant is a tenant under more than one lease at the Connecticut Financial Center Property, a Specified Tenant Trigger Event will be deemed to occur if such event occurs under one or more of the lease(s) of such Specified Tenant, which individually or in the aggregate comprise 20% or more of either the total in-place base rent or the total rentable square footage at the Connecticut Financial Center Property. If the Connecticut Financial Center Whole Loan has a debt service coverage ratio of at least 1.20x, the Specified Tenant cash sweep is capped at $30 per square foot of applicable space. A “Specified Tenant” is any tenant or replacement tenant under one or more leases, together with its affiliates, (a) leasing 20% or more of the total rentable square footage at the Connecticut Financial Center Property or (b) pays 20% of more of the total in-place base rent at the Connecticut Financial Center Property. All G.S.A. and Yale University affiliates are not aggregated to qualify as Specified Tenants.

(4)	The Connecticut Financial Center Property is subject to a ground lease with The City of New Haven. The lease commenced on October 30, 1986 and expires on October 31, 2111. The ground rent began on September 5, 1990 based on the following schedule: Years 1-10: $50,000 per year, Years 11-20: $200,000 per year, Year 21: $125 per year and Years 22-125: $0 per year. The ground lease has no ground rent for the remainder of the ground lease, other than the payment of real estate taxes.

(5)	See “Historical Occupancy” section.

(6)	See “Cash Flow Analysis” section.

A-3-100

CONNECTICUT FINANCIAL CENTER

The Connecticut Financial Center mortgage loan is part of a whole loan (the “Connecticut Financial Center Whole Loan”) that is evidenced by three promissory notes (Note A-1, Note A-2 and Note A-3) secured by a first mortgage encumbering the leasehold interest in a 27-story, 470,251 square foot, Class A office building located in the central business district (“CBD”) of New Haven, Connecticut (the “Connecticut Financial Center Property”). The Connecticut Financial Center Property was built in 1990 and comprises 449,306 square feet of office space (95.5% of the net rentable area), 9,645 square feet of ground-level retail space (2.1% of the net rentable area), 8,361 square feet of storage space (1.8% of the net rentable area) and 2,939 square feet of mezzanine-level other space (0.6% of the net rentable area), including a 1,044 square foot fitness center, all set on a 48,264 square foot parcel of land. The Connecticut Financial Center Property also contains a nine-level parking garage providing 666 parking spaces with a gross area of 288,513 square feet, as well as an off-site parking lot that provides 101 parking spaces with a gross area of 33,787 square feet, for a total of 767 parking spaces resulting in a parking ratio of approximately 1.6 spaces per 1,000 square feet. The floor plates vary in size from 18,243 to 20,450 square feet and are functional for single or multi-tenancy.

As of January 1, 2017, the Connecticut Financial Center Property was 84.1% occupied by 18 tenants. The largest tenant at the Connecticut Financial Center Property, Yale University, leases 18.0% of the net rentable area, including two spaces accounting for 3.2% of the net rentable area, which Yale University has executed leases on, but has not yet taken occupancy. Yale University leases multiple spaces at the Connecticut Financial Center Property with 3,611 square feet expiring in July 2019, 9,028 square feet expiring in May 2022 and 71,803 square feet expiring in May 2027. Yale University accounts for 16.9% of the underwritten base rent and has one 10-year renewal option on its 65,969 space on the eighth, ninth, tenth and eleventh floors and one two-year renewal option remaining on its 3,611 square foot space on the seventeenth floor. The second largest tenant, G.S.A. US Attorney’s Office, leases 12.5% of the net rentable area through April 2022 and has been a tenant at the Connecticut Financial Center Property since May 1992. G.S.A. US Attorney’s Office currently pays an amortization component representing the repayment of tenant improvement funds previously disbursed as part of its total rental payment, equal to $305,897 per year. As such, this amount has been excluded from the underwritten base rent. G.S.A. US Attorney’s Office accounts for 19.5% of the underwritten base rent. The third largest tenant, The United Illuminating Company, leases 10.9% of the net rentable area through June 2022 and has occupied its space since June 1992. The United Illuminating Company occupies 49,307 square feet of office space and 2,000 square feet of storage space and has two five-year renewal options remaining.

The Connecticut Financial Center Property is located along Church Street in the CBD of New Haven, Connecticut adjacent to New Haven City Hall, Federal Plaza and the New Haven Green, which borders Yale University. The Connecticut Financial Center Property is located approximately 75 miles northeast of New York City, 137 miles southwest of Boston and 39 miles south of Hartford, the state capital. New Haven is home to Yale University, the city’s largest employer and the third-oldest institution of higher education in the United States, with over 12,000 students and over 9,000 employees. The Connecticut Financial Center Property is part of Federal Plaza, a pedestrian concourse connecting the Connecticut Financial Center Property to City Hall, the federal district courthouse, the Robert N. Giaimo Federal Building, and the New Haven Hall of Records. The Connecticut Financial Center Property is located two blocks from the New Haven State Street Station, the secondary railroad station in the city, with travel time to New Haven Union Station of approximately two minutes. New Haven Union Station provides transportation services for Amtrak, Metro-North, Shore Line East as well as buses and shuttles. According to a third party market research report, the Connecticut Financial Center Property is located in the New Haven office submarket. As of the third quarter of 2016, the submarket comprised approximately 11.4 million square feet of office space with an overall vacancy rate of 8.2% and average Class A office rents of $27.44 per square foot. This compares to 10.1% and $21.65 per square foot respectively, as of the third quarter of 2015.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$22,750,000	BBCMS 2017-C1	No
A-2	$11,375,000	WFCM 2017-RB1	Yes
A-3	$11,375,000	WFCM 2017-RB1	No
Total	$45,500,000

Sources and Uses

Sources			Uses
Original whole loan amount	$45,500,000	62.0%	Loan payoff(1)	$70,378,275	96.0%
Borrower sponsor’s new cash contribution	27,829,207	38.0	Reserves	2,172,312	3.0
			Closing costs	778,620	1.1
Total Sources	$73,329,207	100.0%	Total Uses	$73,329,207	100.0%

(1)	The Connecticut Financial Center Property was previously securitized in the BACM 2007-2 transaction and was subject to a discounted pay off. See “Description of the Mortgage Pool–Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

A-3-101

CONNECTICUT FINANCIAL CENTER

The following table presents certain information relating to the tenancy at the Connecticut Financial Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
G.S.A. US Attorney’s Office	AAA/Aaa/NR	58,601	12.5%	$36.44	$2,135,420	19.5%	4/18/2022
Yale University	NR/NR/NR	84,442	18.0%	$22.02	$1,859,530	16.9%	Various(3)
Bank of America	A/Baa1/BBB+	39,835	8.5%	$28.84	$1,148,753	10.5%	3/31/2021(4)
G.S.A. US Bankruptcy Court	AAA/Aaa/NR	29,907	6.4%	$35.70	$1,067,700	9.7%	4/30/2025
Withers Bergman LLP	NR/NR/NR	34,303	7.3%	$28.31	$971,268	8.9%	3/31/2025(5)
The United Illuminating Company	A-/NR/A-	51,307	10.9%	$16.04	$822,880	7.5%	6/14/2022(6)
Merrill Lynch & Co Inc.	NR/NR/NR	20,309	4.3%	$36.00	$731,124	6.7%	9/30/2018(7)
RGN-New Haven II, LLC	NR/NR/NR	20,450	4.3%	$25.00	$511,250	4.7%	11/30/2027(8)
G.S.A. Hearings & Appeals	AAA/Aaa/NR	13,272	2.8%	$30.57	$405,732	3.7%	9/30/2026(9)
Woodcreek Capital	NR/NR/NR	10,100	2.1%	$31.00	$313,100	2.9%	7/31/2026(10)
Total Major Tenants		362,526	77.1%	$27.49	$9,966,757	90.8%

Non-Major Tenants		32,811	7.0%	$30.61	$1,004,407	9.2%

Occupied Collateral Total		395,337	84.1%	$27.75	$10,971,163	100.0%

Vacant Space(11)		74,914	15.9%

Collateral Total		470,251	100.0%

(1)	Certain ratings are those of the parent company or government entity of the entity listed whether or not the parent company or government entity guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include underwritten contractual rent increases of $394,824 through August 2017 for non-investment grade tenants and through February 2018 for investment grade tenants.

(3)	Yale University leases multiple spaces with 3,611 square feet expiring in July 2019, 9,028 square feet expiring in May 2022 and 71,803 square feet expiring in May 2027. Yale University has one, 10-year renewal option with respect to 65,969 square feet of space and one, two-year renewal option with respect to 3,611 square feet of space. Yale University’s total net rentable square footage includes two spaces (3.2% of the net rentable area), which Yale University has executed leases for, but has not yet taken occupancy. Excluding the two spaces, Yale University occupies 14.8% of the net rentable area at the Connecticut Financial Center Property.

(4)	Bank of America has three, five-year renewal options.

(5)	Withers Bergman LLP has a one-time right to terminate its lease on March 31, 2021, with no more than 15 months’ notice and no less than 12 months’ notice and the payment of a termination fee approximately equal to the sum of all unamortized expenses for tenant improvements.

(6)	The United Illuminating Company has a termination option on 8,925 square feet of its leased premises on the 4th floor on or after June 15, 2017, with nine months’ notice and no termination fee. The United Illuminating Company has two, five-year renewal options.

(7)	Merrill Lynch & Co Inc. has one, five-year renewal option.

(8)	RGN-New Haven II, LLC has two, five-year renewal options.

(9)	G.S.A. Hearings & Appeals has recently signed a new 10-year lease totaling 13,272 square feet, moving from the 17th and 22nd floors where it currently occupies 12,963 square feet to the seventh floor where it will occupy 13,272 square feet. G.S.A. Hearings & Appeals is expected to take occupancy of its space in September 2017. G.S.A. Hearings & Appeals has the right to terminate its lease on or after October 1, 2021, with 90 days’ notice and no termination fee. G.S.A. Hearings & Appeals has one, five-year renewal option.

(10)	Woodcreek Capital has a one-time right to terminate its lease as of July 31, 2021, with notice between August 1, 2020 and September 30, 2020 and the payment of a termination fee approximately equal to the sum of (i) six months of base rent and (ii) any unamortized costs incurred by the landlord as of July 31, 2021. The unamortized costs are capped at $60.00 per square feet and would total $606,000. Woodcreek Capital has one, five-year renewal option.

(11)	Vacant Space includes G.S.A. Hearings & Appeals current space on the 17th and 22nd floors of 12,963 square feet. G.S.A. Hearings & Appeals is expected to take occupancy of its space on the seventh floor (13,272 square feet) in September 2017.

A-3-102

CONNECTICUT FINANCIAL CENTER

The following table presents certain information relating to the lease rollover schedule at the Connecticut Financial Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	1	1,044	0.2%	1,044	0.2%	$0	0.0%	$0.00
2017	0	0	0.0%	1,044	0.2%	$0	0.0%	$0.00
2018	3	29,646	6.3%	30,690	6.5%	$1,043,811	9.5%	$35.21
2019	1	3,611	0.8%	34,301	7.3%	$81,248	0.7%	$22.50
2020	2	3,500	0.7%	37,801	8.0%	$191,127	1.7%	$54.61
2021	5	48,759	10.4%	86,560	18.4%	$1,408,326	12.8%	$28.88
2022(5)	7	118,936	25.3%	205,496	43.7%	$3,156,916	28.8%	$26.54
2023	0	0	0.0%	205,496	43.7%	$0	0.0%	$0.00
2024	0	0	0.0%	205,496	43.7%	$0	0.0%	$0.00
2025	4	64,210	13.7%	269,706	57.4%	$2,038,968	18.6%	$31.75
2026(6)	3	33,378	7.1%	303,084	64.5%	$959,852	8.7%	$28.76
2027(7)	3	92,253	19.6%	395,337	84.1%	$2,090,916	19.1%	$22.67
Thereafter	0	0	0.0%	395,337	84.1%	$0	0.0%	$0.00
Vacant(8)	0	74,914	15.9%	470,251	100.0%	$0	0.0%	$0.00
Total/Weighted Average	29	470,251	100.0%			$10,971,163	100.0%	$27.75

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	MTM includes a 1,044 square foot fitness center.

(5)	Includes Yale University, which has an executed lease, but has not yet taken occupancy, representing 9,028 square feet and approximately $198,616 of underwritten rent.

(6)	Includes G.S.A. Hearings & Appeals, which has an executed lease, but has not yet taken occupancy of its current space on the seventh floor, representing 13,272 square feet and approximately $405,732 of underwritten rent.

(7)	Includes Yale University, which has an executed lease, but has not yet taken occupancy, representing 5,834 square feet and approximately $128,348 of underwritten rent.

(8)	Vacant includes G.S.A. Hearings & Appeals current space on the 17th and 22nd floors of 12,963 square feet. G.S.A. Hearings & Appeals is expected to take occupancy of its space on the seventh floor (13,272 square feet) in September 2017.

The following table presents historical occupancy percentages at the Connecticut Financial Center Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	1/1/2017(2)
72.0%	71.0%	73.0%	79.0%	84.1%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll. Includes two tenants that have executed leases, but have not yet taken occupancy, representing 28,134 square feet and approximately $732,696 of underwritten rent, and excludes one tenant, representing 1,335 square feet and approximately $18,000 of in-place base rent, which has a near term lease expiration and was underwritten as vacant. The Connecticut Financial Center Property is 80.9% physically occupied.

A-3-103

CONNECTICUT FINANCIAL CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Connecticut Financial Center Property:

Cash Flow Analysis

	2013	2014	2015	2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$9,572,276	$9,384,067	$9,958,273	$10,311,135	$10,971,163	76.8%	$23.33
Grossed Up Vacant Space	0	0	0	0	1,622,864	11.4	3.45
Total Reimbursements(2)	2,711,644	2,339,568	1,172,924	1,237,050	1,427,891	10.0	3.04
Other Income(3)	1,549,273	1,576,859	1,738,091	1,952,117	1,952,117	13.7	4.15
Less Vacancy & Credit Loss	(13,619)	(25,735)	84,376	285,242	(1,682,630)(4)	(11.8)	(3.58)
Effective Gross Income	$13,819,575	$13,274,759	$12,953,665	$13,785,546	$14,291,406	100.0%	$30.39

Total Operating Expenses	$7,585,166	$7,441,849	$7,100,172	$7,491,670	$7,284,556	51.0%	$15.49

Net Operating Income	$6,234,408	$5,832,909	$5,853,492	$6,293,876	$7,006,849	49.0%	$14.90
TI/LC	0	0	0	0	1,339,944	9.4	2.85
Capital Expenditures	0	0	0	0	70,538	0.5	0.15
Net Cash Flow	$6,234,408	$5,832,909	$5,853,492	$6,293,876	$5,596,368	39.2%	$11.90

NOI DSCR(5)	2.18x	2.04x	2.04x	2.20x	2.45x
NCF DSCR(5)	2.18x	2.04x	2.04x	2.20x	1.95x
NOI DY(5)	13.7%	12.8%	12.9%	13.9%	15.4%
NCF DY(5)	13.7%	12.8%	12.9%	13.9%	12.3%

(1)	U/W Base Rent consists of in-place rents as of January 1, 2017, including (i) two tenants that have executed leases, but have not yet taken occupancy, representing 28,134 square feet and approximately $732,696 of underwritten rent, and (ii) underwritten contractual rent increases of $394,824 through August 2017 for non-investment grade tenants and through February 2018 for investment grade tenants, and excluding one tenant, representing 1,335 square feet and $18,000 of in-place base rent, which has a near term lease expiration and was underwritten as vacant.

(2)	2013 Total Reimbursements and 2014 Total Reimbursements are higher than other historical periods primarily due to Yale University converting its sublease with The United Illuminating Company to a direct lease with a 2014 base year. The United Illuminating Company paid a pro rata recovery with no base year.

(3)	Other Income is comprised of parking and tenant service income.

(4)	The underwritten economic vacancy is 12.0%. As of January 1, 2017, the Connecticut Financial Center Property was 80.9% physically occupied and 84.1% leased.

(5)	The debt service coverage ratios and debt yields are based on the Connecticut Financial Center Whole Loan.

The following table presents certain information relating to comparable office leases for the Connecticut Financial Center Property:

Competitive Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Connecticut Financial Center Property New Haven, CT	1990/NAP	27	470,251	84.1%	--	Webster Bank	Nov-16 / 120 mos.	10,006	$24.09	Gross
545 Long Wharf Drive New Haven, CT	1988/NAV	NAV	360,000	68.2%	1.4 miles	Morgan Stanley	Jan-16 / 60 mos.	15,768	$24.00	NAV
555 Long Wharf Drive New Haven, CT	1985/NAV	NAV	418,595	78.3%	1.4 miles	Northwestern Mutual Chubb	May-15 / 89 mos. Jan-16 / 60 mos.	5,211 21,222	$25.25 $24.50	NAV
265 Church Street New Haven, CT	1990/NAV	NAV	282,256	94.0%	0.2 miles	Halloran & Sage Snowden Lane Ptns. Littler Mendelson Acuity Lighting	Jul-15 / 96 mos. Jul-15 / 108 mos. Sep-15 / 60 mos. Dec-16 / 132 mos.	9,130 3,479 9,976 32,686	$22.31 $24.75 $23.75 $22.50	NAV

(1)	Information obtained from the appraisal and underwritten rent roll.

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A-3-105

No. 13 – Merrill Lynch Drive

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$20,660,000			Specific Property Type:	Suburban
Cut-off Date Balance(1):	$20,660,000			Location:	Hopewell, NJ
% of Initial Pool Balance:	3.2%			Size:	553,841 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$187.06
Borrower:	CCI-Hopewell VI LLC			Year Built/Renovated:	2001/NAP
Borrower Sponsors:	Capital Commercial Investments, Inc.; Atalaya Capital Management LP			Title Vesting:	Fee
Mortgage Rate:	3.930%			Property Manager:	NREM Hopewell Manager, LLC
Note Date:	January 31, 2017			4th Most Recent Occupancy (As of):	100.0% (12/31/2013)
Anticipated Repayment Date:	February 6, 2022			3rd Most Recent Occupancy (As of):	100.0% (12/31/2014)
Maturity Date:	February 6, 2025			2nd Most Recent Occupancy (As of):	100.0% (12/31/2015)
IO Period:	60 months			Most Recent Occupancy (As of):	100.0% (12/31/2016)
Loan Term (Original):	60 months			Current Occupancy (As of):	100.0% (3/1/2017)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, ARD
Interest Accrual Method:	Actual/360			4th Most Recent NOI(As of)(2):	NAV
Call Protection:	GRTR 0.5% or YM(56),O(4)			3rd Most Recent NOI (As of)(2):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of)(2):	NAV
Additional Debt(1):	Yes			Most Recent NOI (As of)(2):	NAV
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$12,496,038
				U/W Expenses:	$249,921
				U/W NOI:	$12,246,117
				U/W NCF:	$12,163,041
				U/W NOI DSCR(1):	2.97x
Escrows and Reserves:				U/W NCF DSCR(1):	2.95x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	11.8%
Taxes	$737,682	$122,947	NAP	U/W NCF Debt Yield(1):	11.7%
Insurance	$124,482	$10,374	NAP	As-Is Appraised Value(3):	$153,000,000
Replacement Reserve	$0	$6,923	NAP	As-Is Appraisal Valuation Date(3):	January 3, 2017
TI/LC	$0	$0	NAP	Cut-off Date LTV Ratio(1):	67.7%
Deferred Maintenance	$18,113	$0	NAP	LTV Ratio at Maturity or ARD(1):	67.7%

(1)	See below. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Merrill Lynch Drive Whole Loan (as defined below) as of the Cut-off Date.

(2)	See “Cash Flow Analysis” section.

(3)	The appraisal also concluded a “hypothetical-go-dark” value of $93.2 million as of January 3, 2017, which equates to a 111.2% loan to dark value ratio.

The mortgage loan (the “Merrill Lynch Drive Mortgage Loan”) is part of a whole loan (the “Merrill Lynch Drive Whole Loan”) that is evidenced by three pari passu promissory notes (Notes A-1, A-2 and A-3) secured by a first mortgage encumbering the fee interest in three office buildings located in Hopewell, New Jersey (the “Merrill Lynch Drive Property”). The Merrill Lynch Drive Whole Loan was co-originated on January 31, 2017 by Barclays Bank PLC and Morgan Stanley Bank, N.A. The Merrill Lynch Drive Whole Loan had an original principal balance of $103,600,000, has an outstanding principal balance as of the Cut-off Date of $103,600,000 and accrues interest at an interest rate of 3.930% per annum (the “Initial Interest Rate”). The Merrill Lynch Drive Whole Loan had an initial term of 60 months, has a remaining term of 59 months as of the Cut-off Date and requires interest-only payments through the anticipated repayment date (“ARD”). The ARD is February 6, 2022 and the final maturity date is February 6, 2025. In the event that the Merrill Lynch Drive Whole Loan is not repaid in full on or prior to the ARD, the Merrill Lynch Drive Whole Loan will accrue interest at a per annum rate equal to the greater of (i) the Initial Interest Rate plus 3.000% and (ii) the treasury rate as of the ARD plus 3.000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Merrill Lynch Drive Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (a) first to repay the principal balance of the Merrill Lynch Drive Whole Loan and (b) second to the payment of Accrued Interest. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Merrill Lynch Drive Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-106

MERRILL LYNCH DRIVE

The Merrill Lynch Drive Mortgage Loan, evidenced by the non-controlling Note A-2, will be contributed to the WFCM 2017-RB1 Trust, had an original principal balance of $20,660,000 and has an outstanding principal balance as of the Cut-off Date of $20,660,000. The controlling Note A-1, which had an original principal balance of $41,500,000, was contributed to the BBCMS 2017-C1 Trust. The non-controlling Note A-3, which had an original principal balance of $41,440,000, is currently held by Morgan Stanley Bank, N.A. and is expected to be contributed to one or more future securitization trusts.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$41,500,000	BBCMS 2017-C1	Yes
A-2	20,660,000	WFCM 2017-RB1	No
A-3	41,440,000	Morgan Stanley Bank, N.A.	No
Total	$103,600,000

The borrower has the right to prepay the Merrill Lynch Drive Whole Loan in whole, but not in part, on any date before November 6, 2021, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 0.5% of the principal amount being prepaid. In addition, the Merrill Lynch Drive Whole Loan is prepayable without penalty on or after November 6, 2021.

Sources and Uses

Sources			Uses
Original loan amount	$103,600,000	67.3%	Purchase price	$148,000,000	96.1%
Borrower sponsor’s new cash contribution	48,309,153	31.4	Closing costs	5,152,327	3.3
Other sources(1)	2,123,450	1.4	Reserves	880,276	0.6
Total Sources	$154,032,603	100.0%	Total Uses	$154,032,603	100.0%

(1)	Other Sources reflects credits to the purchaser for pre-paid rents and pre-paid expense reimbursements collected by the seller from the tenant prior to the origination date of the Merrill Lynch Drive Whole Loan in respect of rents and expenses reimbursements due after the origination date of the Merrill Lynch Drive Whole Loan.

The Merrill Lynch Drive Property consists of three Class A office buildings totaling 553,841 square feet within a larger 12-building, approximately 1.8 million square foot office campus (the “Hopewell Campus”) located in Hopewell, New Jersey, approximately 30 miles northeast of Philadelphia and 50 miles southwest of New York City. The Hopewell Campus was constructed in 2001 on a built-to-suit basis for Merrill Lynch Pierce Fenner & Smith Incorporated (“Merrill Lynch”) (S&P: A+; Fitch: A+). The Hopewell Campus is home to Merrill Lynch’s Global Wealth Management division including the executive team as well as technology support, credit card processing and the 24/7 Merrill Edge call center, one of the only two in the United States. The 12 LEED®-certified buildings comprising the Hopewell Campus were designed to function and operate as four separate, three-building “pods” each of which includes a dedicated parking garage and surface lot. Common amenities at the Hopewell Campus include a 30,500 square foot day care center, an indoor basketball court, a drop-off dry cleaning service and a hair salon. Pedestrian walkways provide access throughout the Hopewell Campus, connecting to a central plaza which features a landscaped garden with ponds and a waterfall, artwork and outdoor dining areas. Access to the common amenities, pedestrian walkways and public spaces is provided for under perpetual non-exclusive easement agreements. In December 2012, Merrill Lynch completed a sale-leaseback transaction for the Hopewell Campus and simultaneously executed separate leases for each of the four pods. The four pods were each subsequently sold in separate transactions. As of the Cut-off Date, Merrill Lynch was the sole tenant in nine buildings at the Hopewell Campus, representing three of the four pods (one of which is collateral for the Merrill Lynch Drive Whole Loan); Merrill Lynch vacated one of the pods in December 2014 and ownership subsequently leased the buildings to four unique tenants. According to the borrower sponsor, approximately 6,200 Merrill Lynch employees currently work on site at the Hopewell Campus.

As of the Cut-off Date, the Merrill Lynch Drive Property was 100.0% leased to Merrill Lynch on a triple-net basis through November 30, 2024 with three five-year renewal options remaining and no termination rights. The Merrill Lynch Drive Property consists of three buildings, 1300 Merrill Lynch Drive (the “1300 Building”), 1350 Merrill Lynch Drive (the “1350 Building”) and 1400 Merrill Lynch Drive (the “1400 Building”). According to the borrower sponsor, the three-story 1300 Building consisting of 167,715 square feet of office space is utilized to provide technical and operational support to Merrill Lynch’s Global Wealth Management division and the four-story 1400 Building consisting of 327,278 square feet is utilized by financial advisors in the Merrill Edge and Global Wealth Management divisions and also includes the 24/7 Merrill Edge call center. The two-story, 58,848-square foot 1350 Building features a cafeteria and meeting/conference room space, and connects to a dedicated 2,469-space parking area with 953 garage spaces and 1,516 surface spaces (parking ratio of approximately 4.46 spaces per 1,000 square feet of net rentable area).

Merrill Lynch is the wealth management, brokerage, and investment banking subsidiary of the Bank of America Corporation (“BofA”) (NYSE: BAC; Moody’s: Baa1; S&P: BBB+; Fitch: A). BofA operates through five business segments: Consumer & Business Banking, Consumer Real Estate Services, Global Wealth & Investment Management, Global Banking, Global Markets and Legal Assets & Servicing segments. Merrill Lynch is part of BofA’s Global Wealth & Investment Management segment, where it operates as Merrill Lynch Global Wealth Management. Merrill Lynch Global Wealth Management’s network of financial advisors focus on serving clients with over $250,000 in investable assets by offering a full set of investment management, brokerage, banking and retirement products. As of December 31, 2015, client balances held by Merrill Lynch Global Wealth Management totaled approximately $2.0 trillion.

A-3-107

MERRILL LYNCH DRIVE

The Merrill Lynch Drive Property is approximately 8 miles southwest of Princeton University and approximately one mile north of the Trenton Mercer Airport. The Merrill Lynch Drive Property has access to Interstate 95 (south of the Merrill Lynch Drive Property) and Route 1 (east of the Merrill Lynch Drive Property) which provide access to the New Jersey Turnpike and the Garden State Parkway. According to the appraisal, the estimated 2015 population within a three-, five- and ten-mile radius of the Merrill Lynch Drive Property was 31,406, 96,829, and 444,396, respectively. According to the appraisal, the estimated 2015 average household income within a three-, five- and ten-mile radius of the Merrill Lynch Drive Property was $140,207, $114,230 and $105,514, respectively.

According to the appraisal, the Merrill Lynch Drive Property is located within the Princeton submarket of the Central New Jersey office market. As of the third quarter of 2016, the Central New Jersey office market vacancy rate and average asking gross lease rate were 17.7% and $24.85 per square foot, respectively. The Princeton office submarket vacancy rate and average asking gross lease rate were 16.0% and $27.48 per square foot, respectively, for the same time period. The appraisal identified 11 leases within nine competitive office buildings built between 1980 and 2001 and ranging in size from approximately 28,269 to 563,289 square feet. The average rental rate for the 11 leases ranged from $17.50 to $28.00 per square foot on net lease equivalent basis. The appraisal concluded a market rent of $21.00 per square foot for the Merrill Lynch Drive Property.

The following table presents certain information relating to the tenancy at the Merrill Lynch Drive Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date
Major Tenant
Merrill Lynch Pierce Fenner & Smith Incorporated(2)	A+/NR/A+	553,841	100.0%	$23.75	$13,153,724	100.0%	11/30/2024(3)
Total Major Tenant		553,841	100.0%	$23.75	$13,153,724	100.0%

Vacant Space		0	0.0%

Collateral Total		553,841	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include straight-lined rent through the term of the Merrill Lynch lease totaling $969,222. The tenant’s current in-place annual base rent is $12,184,502 or $22.00 per square foot.

(2)	The Merrill Lynch Drive Whole Loan is structured with an excess cash flow sweep commencing upon the earlier of (i) the occurrence and continuance of a material monetary default under the Merrill Lynch lease beyond all applicable notice and cure periods, (ii) any bankruptcy or similar insolvency of Merrill Lynch, (iii) Merrill Lynch giving notice that it is terminating its lease for or otherwise abandoning all or any substantial portion of its space at the Merrill Lynch Drive Property (or applicable portion thereof), and (iv) the occurrence of (a) the withdrawal of the credit rating of Merrill Lynch, (b) the downgrade of the credit rating of Merrill Lynch below “BBB-” by S&P and Fitch or (c) the downgrade of the credit rating of Merrill Lynch below “BB” by either S&P or Fitch;

(3)	Merrill Lynch has three, five-year lease renewal options.

The following table presents certain information relating to the lease rollover schedule at the Merrill Lynch Drive Property:

Lease Expiration Schedule (1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	1	553,841	100.0%	553,841	100.0%	$13,153,724	100.0%	$23.75
2025	0	0	0.0%	553,841	100.0%	$0	0.0%	$0.00
2026	0	0	0.0%	553,841	100.0%	$0	0.0%	$0.00
2027	0	0	0.0%	553,841	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	553,841	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	553,841	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	553,841	100.0%			$13,153,724		$23.75

(1)	Information obtained from the underwritten rent roll.

(2)	Annual U/W Base Rent and Annual U/W Base Rent PSF include straight-lined rent through the term of the Merrill Lynch lease totaling $969,222. The tenant’s current in-place annual base rent is $12,184,502 or $22.00 per square foot.

A-3-108

MERRILL LYNCH DRIVE

The following table presents historical occupancy percentages at the Merrill Lynch Drive Property:

Historical Occupancy(1)

12/31/2013	12/31/2014	12/31/2015	12/31/2016	3/1/2017
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Merrill Lynch Drive Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$13,153,724(2)	105.3%	$23.75
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	0	0.0	0.00
Other Income	0	0.0	0.00
Less Vacancy & Credit Loss	(657,686)(3)	(5.3)	(1.19)
Effective Gross Income	$12,496,038	100.0%	$22.56

Total Operating Expenses(4)	$249,921	2.0%	$0.45

Net Operating Income	$12,246,117	98.0%	$22.11
TI/LC	0	0.0	0.00
Capital Expenditures	83,076	0.7	0.15
Net Cash Flow	$12,163,041	97.3%	$21.96

NOI DSCR(5)	2.97x
NCF DSCR(5)	2.95x
NOI DY(5)	11.8%
NCF DY(5)	11.7%

(1)	The Merrill Lynch Drive Property is leased to Merrill Lynch pursuant to a triple-net lease; the single tenant, Merrill Lynch is responsible for the payment of property expenses and as such, historical financial information is not presented. The Merrill Lynch Drive Property was acquired by the borrower in January 2017.

(2)	U/W Base Rent and U/W Base Rent per SF include straight-lined rent through the term of the Merrill Lynch lease totaling $969,222. The tenant’s current in-place annual base rent is $12,184,502 or $22.00 per square foot.

(3)	The underwritten economic vacancy is 5.0% of U/W Base Rent. The Merrill Lynch Drive Property was 100.0% physically occupied as of March 1, 2017.

(4)	The Merrill Lynch Drive Property is leased to Merrill Lynch pursuant to a triple-net lease; the single tenant, Merrill Lynch is responsible for the payment of property expenses and as such U/W Total Operating Expenses is comprised solely of a 2.0% management fee.

(5)	All statistical information related to debt service coverage ratios and debt yields is based on the funded outstanding principal balance of the Merrill Lynch Drive Whole Loan as of the Cut-off Date.

A-3-109

No. 14 – Art Van Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Property Type:	Various – See Table
Original Principal Balance(1):	$18,750,000			Specific Property Type:	Various – See Table
Cut-off Date Balance(1):	$18,750,000			Location:	Various – See Table
% of Initial Pool Balance:	2.9%			Size:	1,407,911 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$48.83
Borrower Name:	LCN AVF Warren (MI) LLC			Year Built/Renovated:	Various – See Table
Borrower Sponsor:	LCN Capital Partners, L.P.			Title Vesting:	Fee
Mortgage Rate:	4.962%			Property Manager:	Self-managed
Note Date:	March 2, 2017			4th Most Recent Occupancy (As of):	100.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	100.0% (12/31/2014)
Maturity Date:	March 6, 2027			2nd Most Recent Occupancy (As of):	100.0% (12/31/2015)
IO Period:	24 months			Most Recent Occupancy (As of):	100.0% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (3/1/2017)
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(7):	NAV
Call Protection(2):	L(24),D(89),O(7)			3rd Most Recent NOI (As of)(7):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of)(7):	NAV
Additional Debt(1):	Yes			Most Recent NOI (As of)(7):	NAV
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$7,134,388
				U/W Expenses:	$214,032
Escrows and Reserves:				U/W NOI:	$6,920,356
				U/W NCF:	$6,491,378
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	1.57x
Taxes(3)	$0	Springing	NAP	U/W NCF DSCR(1):	1.47x
Insurance(3)	$0	Springing	NAP	U/W NOI Debt Yield(1):	10.1%
Replacement Reserve(3)	$0	Springing	NAP	U/W NCF Debt Yield(1):	9.4%
TI/LC Reserve(4)	$0	Springing	NAP	As-Is Appraised Value(8):	$100,850,000
Environmental Reserve	$82,500	$0	NAP	As-Is Appraisal Valuation Date(8):	Various
Condominium Common Charge Reserve(5)	$0	Springing	NAP	Cut-off Date LTV Ratio(1)(8):	68.2%
Art Van Prepaid Rent Reserve(6)	$0	Springing	NAP	LTV Ratio at Maturity(1):	58.9%

(1)	All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Art Van Portfolio Whole Loan (as defined below).
(2)	Following the lockout period, the borrower is permitted to partially release any of the Art Van Portfolio Properties (as defined below) (other than the Warren Distribution Center property), subject to certain conditions, including (i) no event of default has occurred and is continuing; (ii) partial defeasance of 115% of the released property’s allocated loan balance; (iii) the loan-to-value ratio with respect to the remaining property(ies) will be no greater than the lesser of (a) 68.2% and (b) the loan-to-value ratio immediately prior to the release; (iv) the debt service coverage ratio with respect to the remaining property(ies) will be no less than the greater of (a) 1.47x and (b) the debt service coverage ratio immediately prior to the release; and (v) the debt yield with respect to the remaining property(ies) will be no less than the greater of (a) 9.4% and (b) the debt yield immediately prior to the release.

(3)	Ongoing monthly reserves for taxes, insurance and replacement reserves are not required as long as (i) no event of default has occurred and is continuing; (ii) all of the Art Van Portfolio Properties are demised pursuant to the Art Van Furniture, Inc. (“Art Van”) lease (subject to the borrower’s right to release the individual properties as detailed in footnote (2) above); (iii) the Art Van lease is in full force and effect; (iv) no Material Tenant Trigger Event (as defined below) exists; and (v) Art Van (a) pays all taxes directly to the applicable government authorities; (b) performs its obligations to maintain insurance; and (c) performs its maintenance obligations, pursuant to the Art Van lease and the borrower provides evidence to the lender of such performance by Art Van, provided, however, with respect to replacement reserves, the borrower is only required to deliver such evidence to the extent Art Van is obligated to deliver such evidence to the borrower pursuant to the terms of its lease. A “Material Tenant Trigger Event” will commence upon the earlier of (i) the Material Tenant (as defined below) providing written notice to the borrower of its intention to terminate, not extend, or not renew its lease; (ii) the Material Tenant failing to provide written notice to the borrower of its election to extend or renew the Material Tenant lease on or before the earlier of (a) the date required under the Material Tenant lease for such notice and (b) the date that is 12 months prior to the then applicable expiration date under the Material Tenant lease; (iii) an event of default under any Material Tenant lease continuing beyond any applicable notice or cure period; (iv) the Material Tenant “going dark,” vacating, ceasing to occupy or discontinuing its operations at its space; (v) the termination or cancellation of the Material Tenant lease; or (vi) any bankruptcy action of the Material Tenant. A “Material Tenant” means (i) Art Van or (ii) any tenant at any of the Art Van Portfolio Properties that now or hereafter, together with its affiliates, whose lease or leases account for 20% or more of either (a) the total net rentable square footage at any individual property or (b) the total in place base rent at any individual property.

(4)	Ongoing monthly reserves for tenant improvements and leasing commissions (“TI/LC”) are not required as long as (i) no default has occurred and is continuing under the Art Van lease and (ii) the Art Van lease is in full force and effect.

(5)	Ongoing monthly reserves for condominium common charges reserves are not required as long as (i) no event of default has occurred and is continuing; (ii) all of the Art Van Portfolio Properties are demised pursuant to the Art Van lease; (iii) the Art Van lease is in full force and effect; (iv) no Material Tenant Trigger Event exists; and (v) Art Van performs its obligations to pay all condominium common charges directly to the condominium association pursuant to the Art Van lease and the borrower provides evidence to the lender of such performance by Art Van.

(6)	On each date that the quarterly Art Van rent is due under the terms of the Art Van lease or the date that the quarterly Art Van rent is actually paid (the “Art Van Rent Payment Date”), the borrower will deposit with the lender, the Art Van rent due by Art Van on such Art Van Rent Payment Date into the Art Van prepaid rent reserve (the “Art Van Prepaid Rent Reserve”). Provided no event of default has occurred and is continuing, on each monthly payment date in January, April, July and October during the

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ART VAN PORTFOLIO

term of the loan, the borrower instructs the lender to disburse from the Art Van Prepaid Rent Reserve the Quarterly Prepaid Rent Amount into the cash management account. A “Quarterly Prepaid Rent Amount” means an amount equal to the lesser of (i) the quarterly Art Van rent related to the three consecutive month period commencing with the month the disbursement is being made and (ii) the balance then on deposit in the Art Van Prepaid Rent Reserve. The Quarterly Prepaid Rent Amount will under no circumstances exceed one-quarter of the annual Art Van rent due under the Art Van lease for the related three-month period.

(7)	See “Cash Flow Analysis” section.

(8)	As of the appraisal valuation dates between January 27, 2017 and January 31, 2017, the aggregate dark value is $87,840,00, resulting in a dark value Cut-off Date LTV Ratio of 78.3%.

The Art Van Portfolio mortgage loan is part of a whole loan (the “Art Van Portfolio Whole Loan”) evidenced by five pari passu promissory notes (Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5) secured by a first mortgage encumbering the fee interest in two warehouse distribution properties and three retail properties located in Michigan (collectively, the “Art Van Portfolio Properties”). The Art Van Portfolio Whole Loan was originated on March 2, 2017 by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”). The Art Van Portfolio Whole Loan had an original principal balance of $68,750,000, has an outstanding principal balance as of the Cut-off Date of $68,750,000 and accrues interest at an interest rate of 4.962% per annum. The Art Van Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments for the first 24 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Art Van Portfolio Whole Loan matures on March 6, 2027.

The Art Van Portfolio Mortgage Loan is evidenced by the non-controlling Note A-4 and Note A-5, which had an aggregate original principal balance of $18,750,000, have an aggregate outstanding principal balance as of the Cut-off Date of $18,750,000 and will be contributed to the WFCM 2017-RB1 Trust. The controlling Note A-1 and the non-controlling Note A-2 and Note A-3, with an aggregate original principal balance of $50,000,000, are currently held by UBS AG, New York Branch and are expected to be contributed to a future trust or trusts. The mortgage loans evidenced by Note A-1, Note A-2 and Note A-3 are referred to herein as the “Art Van Portfolio Companion Loans”. The lender provides no assurances that any of the Art Van Portfolio Companion Loans will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—Art Van Portfolio Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$25,000,000	UBS AG, New York Branch	Yes
A-2	$15,000,000	UBS AG, New York Branch	No
A-3	$10,000,000	UBS AG, New York Branch	No
A-4	$5,000,000	WFCM 2017-RB1	No
A-5	$13,750,000	WFCM 2017-RB1	No
Total	$68,750,000

Sources and Uses

Sources			Uses
Original whole loan amount	$68,750,000	69.2%	Purchase price	$98,257,240	98.9%
Borrower sponsor’s new cash contribution	30,647,305	30.8	Closing costs	1,057,565	1.1
			Reserves	82,500	0.1
Total Sources	$99,397,305	100.0%	Total Uses	$99,397,305	100.0%

The Art Van Portfolio Properties consist of two warehouse distribution centers and three retail properties located in Michigan. The Art Van Portfolio Properties are 100.0% occupied by Art Van Furniture, Inc. (“Art Van”) under a 20-year triple net master lease that commenced in March 2017 and will expire in February 2037 with two, 10-year renewal options. The Warren Distribution Center property located in Warren, Michigan, consists of 1,056,890 square feet and comprises Art Van’s headquarters with 39,200 square feet, its top performing retail store with 175,875 square feet, and its sole furniture distribution center with 841,815 square feet. The Warren Distribution Center property makes up 75.1% of the portfolio net rentable area and 55.8% of the underwritten base rent. The retail portion of the Warren Distribution Center property realized approximately $46.5 million of sales in 2016 ($534 sales PSF). The Mattress Distribution Center property located in Roseville, Michigan, consists of 129,021 square feet and is the sole distribution center for all PureSleep Mattress Stores and a manufacturing and training facility for Art Van’s mattress operations. Art Van’s PureSleep division reported net sales of approximately $43.4 million in fiscal year (“FY”) 2016. The remaining three Art Van Portfolio Properties, Comstock Park Retail (6.8% of net rentable area), Grand Rapids Retail (5.6% of net rentable area), and Bloomfield Hills Retail (3.3% of net rentable area), are large format retail stores operated as Art Van furniture stores, apart from Bloomfield Hills Retail, which was acquired by Art Van in March 2016 and continues to operate as Hillside Furniture. Weighted average sales PSF on selling space across the retail space in the portfolio was approximately $416 PSF in 2016, up from $407 PSF in 2015.

Founded in 1959, Art Van is a major furniture and mattress retailer in the Midwest. Art Van operates more than 100 stores across Michigan, Ohio, Indiana, Illinois and Iowa, including freestanding Art Van PureSleep mattress stores, Art Van Flooring stores, and Art Van Furniture franchise locations, as well as a full service e-commerce website. Art Van’s five brands include Art Van Showroom, Clearance Center, Puresleep Mattress Store, Art Van Flooring and Scott Shuptrine Interiors. Art Van is the 15th largest furniture retailer in the country. As of the fiscal year ending September 2016, Art Van reported net revenue of approximately $796.3 million, compared to net revenue of approximately $725.2 million as of the fiscal year ending September 2015, an increase of 9.8%.

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ART VAN PORTFOLIO

Art Van Operating Performance

	2013(1)	2014(1)	2015(2)	2016(2)
Net Revenue (millions)	$570.1	$639.1	$725.2	$796.3
EBITDA (millions)	$48.7	$52.4	$52.5	$60.9
Total Assets (millions)	NAV	NAV	$323.3	$332.6
Total Stores	81	85	92	110

(1)	2013 and 2014 Art Van Operating Performance are based on unaudited historical statements provided by Art Van.
(2)	2015 and 2016 Art Van Operating Performance are based on audited historical statements provided by Art Van.

Art Van was acquired by Thomas H. Lee Partners, L.P. (“THL”) for $636.4 million at the origination of the Art Van Portfolio Whole Loan. THL is utilizing the sale of the real estate assets through several sale-leaseback transactions totaling $436.4 million, of which includes approximately $98.3 million used to acquire the Art Van Portfolio Properties, to finance the acquisition in addition to $100.0 million of cash equity from THL along with a $100.0 million GSO Capital Partners term loan.

The Art Van Portfolio Properties are comprised of two warehouse distribution centers and three retail properties located in Michigan within the Detroit-Warren-Dearborn metropolitan statistical area (Warren Distribution Center, Bloomfield Hills Retail and Mattress Distribution Center) and the Grand Rapids-Wyoming metropolitan statistical area (Comstock Park Retail and Grand Rapids Retail).

The following table presents certain information relating to the Art Van Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance(1)	Estimated 2017 Population (5-mile Radius)(2)	Estimated 2017 Average Household Income (5-mile Radius)(2)	Average Submarket Vacancy(2)
Warren Distribution Center - Warren, MI	$38,857,214	287,984	$68,899	0.8%/3.9%(3)
Comstock Park Retail - Comstock Park, MI	$11,111,800	119,928	$62,556	3.6%
Grand Rapids Retail - Kentwood, MI	$9,134,854	144,496	$88,887	5.5%
Bloomfield Hills Retail - Bloomfield Hills, MI	$5,317,302	157,907	$107,681	4.6%
Mattress Distribution Center - Roseville, MI	$4,328,830	264,645	$62,421	1.7%

(1)	Based on the Art Van Portfolio Whole Loan.
(2)	Information obtained from third party market research reports.
(3)	The Warren Distribution Center property is located in the West of Van Dyke/Macomb industrial submarket with an average submarket vacancy of 0.8% and the West Macomb retail submarket with an average submarket vacancy of 3.9%.

The following table presents certain information relating to the Art Van Portfolio Properties:

Property Name – Location	Property Type	Allocated Cut-off Date Principal Balance(1)	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	As-Is Appraised Value(2)	Allocated Cut-off Date LTV
Warren Distribution Center - Warren, MI	Industrial	$38,857,214	56.5%	100.0%	1969/2015	1,056,890	$57,000,000	68.2%
Comstock Park Retail - Comstock Park, MI	Retail	$11,111,800	16.2%	100.0%	1999/NAP	96,400	$16,300,000	68.2%
Grand Rapids Retail - Kentwood, MI	Retail	$9,134,854	13.3%	100.0%	1986/2001	79,212	$13,400,000	68.2%
Bloomfield Hills Retail - Bloomfield Hills, MI	Retail	$5,317,302	7.7%	100.0%	2004/2016	46,388	$7,800,000	68.2%
Mattress Distribution Center - Roseville, MI	Industrial	$4,328,830	6.3%	100.0%	1968/2012	129,021	$6,350,000	68.2%
Total/Weighted Average		$68,750,000	100.0%	100.0%		1,407,911	$100,850,000	68.2%

(1)	Based on the Art Van Portfolio Whole Loan.
(2)	As of the appraisal valuation dates ranging from January 27, 2017 to January 31, 2017.

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ART VAN PORTFOLIO

The following table presents certain information relating to the Art Van tenancy at the Art Van Portfolio Properties:

Major Tenant

Property Name	Credit Rating (Fitch/Moody’s/ S&P)	Property NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Distribution Centers
Warren Distribution Center	NR/NR/NR	1,056,890	75.1%	$3.85	$4,069,027	55.8%	2/28/2037(1)
Mattress Distribution Center	NR/NR/NR	129,021	9.2%	$3.50	$451,574	6.2%	2/28/2037(1)
Total Distribution Centers		1,185,911	84.2%	$3.81	$4,520,601	62.0%

Retail Centers
Comstock Park Retail	NR/NR/NR	96,400	6.8%	$12.50	$1,205,000	16.5%	2/28/2037(1)
Grand Rapids Retail	NR/NR/NR	79,212	5.6%	$12.50	$990,150	13.6%	2/28/2037(1)
Bloomfield Hills Retail	NR/NR/NR	46,388	3.3%	$12.50	$579,850	7.9%	2/28/2037(1)
Total Retail Centers		222,000	15.8%	$12.50	$2,775,000	38.0%

Occupied Collateral Total		1,407,911	100.0%	$5.18	$7,295,601	100.0%

Vacant Space		0	0.0%

Collateral Total		1,407,911	100.0%

(1)	Art Van has two, 10-year renewal options.

The following table presents certain information relating to the historical retail sales at the Art Van Portfolio Properties:

Historical Sales (PSF)(1)

Property Name	Selling NRSF	% of Total NRSF	FY 2014(2)	FY 2015(2)	FY 2016
Warren Distribution Center	86,996	6.2%	$529	$559	$534
Comstock Park Retail	63,700	4.5%	$183	$211	$227
Grand Rapids Retail	69,174	4.9%	$364	$396	$424
Bloomfield Hills Retail	26,440	1.9%	NAV	NAV	$462
Total/Weighted Average(3)	246,310	17.5%	$377	$407	$416

(1)	Historical Sales (PSF) are based on historical statements provided by the borrower. Historical Sales (PSF) for the Mattress Distribution Center property are not available as it is the sole distribution center for all PureSleep Mattress Stores and a manufacturing and training facility for Art Van’s mattress operations. Art Van’s PureSleep division recognized net sales of approximately $43.4 million in FY 2016.
(2)	FY 2014 and FY 2015 are not available for the Bloomfield Hills Retail property as the Bloomfield Hills Retail property was purchased by Art Van in March 2016.

(3)	FY 2014 and FY 2015 Weighted Average exclude the Bloomfield Hills Retail property Selling NRSF.

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ART VAN PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Art Van Portfolio Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Total % of Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	1,407,911	100.0%	1,407,911	100.0%	$7,295,601	100.0%	$5.18
Vacant	0	0	0.0%	1,407,911	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	1,407,911	100.0%			$7,295,601	100.0%	$5.18

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Art Van Portfolio Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	3/1/2017(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Art Van Portfolio Properties:

Cash Flow Analysis(1)

	U/W		% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$7,295,601		102.3%	$5.18
Grossed Up Vacant Space	0		0.0	0.00
Total Reimbursables	214,281		3.0	0.15
Other Income	0		0.0	0.00
Less Vacancy & Credit Loss	(375,494	)(2)	(5.3)	(0.27)
Effective Gross Income	$7,134,388		100.0%	$5.07

Total Operating Expenses	$214,032		3.0%	$0.15

Net Operating Income	$6,920,356		97.0%	$4.92
TI/LC	243,737		3.4	0.17
Capital Expenditures	185,242		2.6	0.13
Net Cash Flow	$6,491,378		91.0%	$4.61

NOI DSCR	1.57x
NCF DSCR	1.47x
NOI DY	10.1%
NCF DY	9.4%

(1)	Historical financials are not available as the Art Van Portfolio Properties were acquired in a sale-leaseback transaction. The Art Van Portfolio Properties were previously owner occupied. The lease is structured as a true triple net lease where all of the operating management expenses are paid for directly by Art Van, including capital expenditures.
(2)	The underwriting economic vacancy is 5.0%. The Art Van Portfolio Properties were 100.0% physically occupied as of March 1, 2017.

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A-3-115

No. 15 Rivercrest Realty Portfolio 2017

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Retail
Original Principal Balance:	$16,600,000			Specific Property Type:	Various
Cut-off Date Principal Balance:	$16,600,000			Location:	Various, Various – See Table
% of Initial Pool Balance:	2.6%			Size:	180,033 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$92.21
Borrower Names(1):	Various			Year Built/Renovated:	Various – See Table
Borrower Sponsors:	Jonathan Gaines; Stanley Werb			Title Vesting:	Fee
Mortgage Rate:	4.617%			Property Manager:	Self-managed
Note Date:	January 25, 2017			4th Most Recent Occupancy (As of)(6):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(6):	NAV
Maturity Date:	February 6, 2027			2nd Most Recent Occupancy (As of)(6):	NAV
IO Period:	60 months			Most Recent Occupancy (As of)(6):	NAV
Loan Term (Original):	120 months			Current Occupancy (As of):	92.9% (2/1/2017)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(7):	$1,425,525 (Various)
Call Protection:	L(25),D(90),O(5)			3rd Most Recent NOI (As of)(7):	$1,487,481 (Various)
Lockbox Type:	Springing			2nd Most Recent NOI (As of)(7):	$1,774,750 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of)(7):	$1,870,630 (Various)
Additional Debt Type:	NAP
				U/W Revenues:	$2,820,074
				U/W Expenses:	$704,207
				U/W NOI(7):	$2,115,867
Escrows and Reserves:				U/W NCF:	$1,898,875
				U/W NOI DSCR	2.07x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.86x
Taxes	$82,869	$15,733	NAP	U/W NOI Debt Yield:	12.7%
Insurance(2)	$0	Springing	NAP	U/W NCF Debt Yield:	11.4%
Replacement Reserve	$0	$2,250	NAP	As-Is Appraised Value:	$24,900,000
TI/LC Reserve(3)	$325,000	Springing	$325,000	As-Is Appraisal Valuation Date(8):	Various
Unfunded Obligations(4)	$20,000	$0	NAP	Cut-off Date LTV Ratio:	66.7%
Free Rent Reserve(5)	$11,543	$0	NAP	LTV Ratio at Maturity:	61.1%

(1)	The borrowers are Altavista (Altavista Commons) SRX, LLC; Millbrook (Hillcrest) SRX, LLC; McDonough (Towne Centre) SRX, LLC; Callaway (Callaway) SRX, LLC; Shippensburg (Shippen) SRX, LLC and South Boston (Tri-Rivers) SRX, LLC.

(2)	Ongoing monthly reserves for insurance are not required as long as: (i) no event of default has occurred or is continuing, (ii) the debt service coverage ratio is greater than 1.15x and (iii) the Rivercrest Realty Portfolio 2017 Properties (as defined below) are insured by an acceptable blanket insurance policy.
(3)	The loan documents require the borrower to escrow an amount of $325,000 for the TI/LC Reserve at the closing of the mortgage loan. Ongoing monthly reserves of $15,003 for tenant improvements and leasing commissions (“TI/LC”) are not required as long as (i) no event of default has occurred or is continuing, (ii) the debt service coverage ratio is greater than 1.15x and (iii) the amounts on deposit are $325,000. The TI/LC Reserve is subject to a cap of $325,000.

(4)	The Initial Unfunded Obligations reserve amount represents outstanding funds for TI/LCs at the closing of the mortgage loan.
(5)	The Initial Free Rent reserve represents two months of free rent (November 2017 and November 2018) associated with the FixxTech lease (representing 0.7% of the portfolio net rentable area) and four months free rent (March 2017, April 2017, May 2017 and June 2017) associated with the Virginia A.B.C. lease (representing 1.8% of the portfolio net rentable area).
(6)	See “Historical Occupancy” section.
(7)	See “Cash Flow Analysis” section.
(8)	The appraisal reports are dated from December 19, 2016 to December 26, 2016.

The Rivercrest Realty Portfolio 2017 mortgage loan is evidenced by a single promissory note secured by a first mortgage encumbering the fee interests in five Wal-Mart shadow anchored retail properties and one unanchored retail property totaling 180,033 square feet located across five states, Georgia, Alabama, Pennsylvania, Florida and Virginia (the “Rivercrest Realty Portfolio 2017 Properties”). The Rivercrest Realty Portfolio 2017 Properties include the Towne Centre Village Retail Center property (located in McDonough, Georgia), the Hillcrest Shopping Center property (located in Millbrook, Alabama), the Shippensburg Shopping Center property (located in Shippensburg, Pennsylvania), the Callaway Commons property (located in Callaway, Florida), the Tri-Rivers Plaza property (located in South Boston, Virginia) and The Alta Vista Commons property (located in Altavista, Virginia). As of February 1, 2017, the Rivercrest Realty Portfolio 2017 Properties were 92.9% occupied by 70 tenants.

A-3-116

RIVERCREST REALTY PORTFOLIO 2017

Sources and Uses(1)

Sources			Uses
Original loan amount	$16,600,000	71.7%	Purchase price	$22,365,814	96.6%
Borrower sponsor’s new cash contribution	$6,559,928	28.3	Reserves	439,412	1.9
			Closing costs	354,702	1.5
Total Sources	$23,159,928	100.0%	Total Uses	$23,159,928	100.0%

(1)	The borrower sponsors acquired The Alta Vista Commons property, the Hillcrest Shopping Center property, the Shippensburg Shopping Center property and the Towne Centre Village Retail Center property between August 2016 and January 2017 for cash in four separate transactions, each of which properties is included in the Purchase price. Loan proceeds were used to acquire the Callaway Commons and the Tri-Rivers Plaza properties. Information presented reflects the acquisition prices of all of the Rivercrest Realty Portfolio 2017 Properties.

The following table presents certain information relating to the Rivercrest Realty Portfolio 2017 Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)	Allocated Cut-off Date LTV	Appraised Value
Towne Centre Village Retail Center	$4,650,000	28.0%	100.0%	2004/NAP	33,600	66.0%	$7,050,000
Hillcrest Shopping Center	$3,125,000	18.8%	85.6%	2007/2016	32,542	70.2%	$4,450,000(2)
Shippensburg Shopping Center	$2,600,000	15.7%	87.8%	2004/NAP	31,889	68.4%	$3,800,000
Callaway Commons	$2,575,000	15.5%	100.0%	2003/NAP	29,650	66.0%	$3,900,000
Tri-Rivers Plaza	$2,350,000	14.2%	100.0%	1997/2004	24,400	71.2%	$3,300,000
The Alta Vista Commons	$1,300,000	7.8%	85.1%	2007/NAP	27,952	54.2%	$2,400,000
Total/Weighted Average	$16,600,000	100.0%	92.9%		180,033	66.7%	$24,900,000

(1)	Information obtained from the underwritten rent roll.

(2)	The prospective market value upon stabilization of the Hillcrest Shopping Center property is $4,600,000 as of January 1, 2018.

The following table presents certain information relating to the tenancies at the Rivercrest Realty Portfolio 2017 Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF	Occupancy Cost	Lease Expiration Date

Major Tenants
Dollar Tree	NR/Ba2/BB+	28,015	15.6%	$9.84	$275,627	11.7%	NAV	NAV	Various(2)
Cato	NR/NR/NR	12,300	6.8%	$9.81	$120,675	5.1%	NAV	NAV	Various(3)
Wine & Spirits	NR/NR/NR	4,800	2.7%	$13.42	$64,414	2.7%	NAV	NAV	10/31/2018(4)
Dumas Karate	NR/NR/NR	4,800	2.7%	$12.51	$60,025	2.5%	NAV	NAV	MTM
Hibbett Sports	NR/NR/NR	4,200	2.3%	$13.75	$57,750	2.4%	NAV	NAV	06/30/2022
Total Major Tenant		54,115	30.1%	$10.69	$578,491	24.5%

Non-Major Tenants(5)		113,152	62.9%	$15.77	$1,784,218	75.5%

Occupied Collateral Total		167,267	92.9%	$14.13	$2,362,709	100.0%

Vacant Space		12,766	7.1%

Collateral Total		180,033	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Dollar Tree is a tenant at three of the Rivercrest Realty Portfolio 2017 Properties and leases (i) 10,000 square feet at the Hillcrest Shopping Center property under a lease that expires on June 30, 2022 and has one, 5-year lease renewal option; (ii) 10,000 square feet at the Callaway Commons property under a lease that expires on June 30, 2018 and has one, 5-year lease renewal option and (iii) 8,015 square feet at The Alta Vista Commons property under a lease that expires on January 31, 2019 and has two, 5-year lease renewal options.

(3)	Cato is a tenant at three of the Rivercrest Realty Portfolio 2017 Properties and leases (i) 4,800 square feet at the Tri-Rivers Plaza property under a lease that expires on January 31, 2018 and has one, automatic 2-year lease renewal option, (ii) 3,900 square feet at the Callaway Commons property under a lease that expires on January 31, 2018 and has one, automatic 5-year lease renewal option and (iii) 3,600 square feet at the Shippensburg Shopping Center property under a lease that expires on January 31, 2020 and has one, automatic 3-year lease renewal option.

(4)	Wine & Spirits has one, 5-year lease renewal option.

(5)	Alltell – Verizon Tower at the Tri-Rivers Plaza property, has no square footage but contributes $7,200 to the Annual U/W Base Rent; Annual U/W Base Rent PSF for Non-Major Tenants excluding the rent related to Alltell – Verizon Tower is $15.70.

A-3-117

RIVERCREST REALTY PORTFOLIO 2017

The following table presents certain information relating to the lease rollover schedule at the Rivercrest Realty Portfolio 2017 Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual UW Base Rent PSF(3)
MTM	1	4,800	2.7%	4,800	2.7%	$60,025	2.5%	$12.51
2017	9	17,667	9.8%	22,467	12.5%	$242,117	10.2%	$13.70
2018	16	43,767	24.3%	66,234	36.8%	$631,233	26.7%	$14.42
2019	17	35,321	19.6%	101,555	56.4%	$455,072	19.3%	$12.88
2020	10	18,800	10.4%	120,355	66.9%	$316,232	13.4%	$16.82
2021	11	19,267(4)	10.7%	139,622	77.6%	$324,699	13.7%	$16.85
2022	3	17,400	9.7%	157,022	87.2%	$210,292	8.9%	$12.09
2023	1	4,805	2.7%	161,827	89.9%	$57,660	2.4%	$12.00
2024	1	1,200	0.7%	163,027	90.6%	$26,455	1.1%	$22.05
2025	1	4,240	2.4%	167,267	92.9%	$38,923	1.6%	$9.18
2026	0	0	0.0%	167,267	92.9%	$0	0.0%	$0.00
2027	0	0	0.0%	167,267	92.9%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	167,267	92.9%	$0	0.0%	$0.00
Vacant	0	12,766	7.1%	180,033	100.0%	$0	0.0%	$0.00
Total/Weighted Average	70	180,033	100.0%			$2,362,709	100.0%	$14.13
(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	The Alltell – Verizon Tower at the Tri-Rivers Plaza property has no square footage but is included in the annual U/W Base Rent. The Annual U/W Base Rent PSF excluding the rent related to the Alltell – Verizon Tower at the Tri-Rivers Plaza property is $14.08.

The following table presents historical occupancy percentages at the Rivercrest Realty Portfolio 2017 Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	2/1/2017(2)
NAV	NAV	NAV	NAV	92.9%

(1)	The sellers of the Rivercrest Realty Portfolio 2017 Properties did not provide historical occupancy information to the borrowers.

(2)	Information obtained from the underwritten rent roll.

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RIVERCREST REALTY PORTFOLIO 2017

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Rivercrest Realty Portfolio 2017 Properties:

Cash Flow Analysis

	2013(1)	2014(2)	2015	2016(3)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,706,094	$1,858,928	$2,156,758	$2,193,187	$2,362,709	83.8%	$13.12
Grossed Up Vacant Space	0	0	0	0	148,634	5.3	0.83
Total Reimbursables(4)	165,541	228,801	317,550	353,594	586,232	20.8	3.26
Other Income	160	3,707	6,466	11,796	2,736	0.1	0.02
Less Vacancy & Credit Loss	0	0	0	0	(280,237)(5)	(9.9)	(1.56)
Effective Gross Income	$1,871,795	$2,091,436	$2,480,774	$2,558,577	$2,820,074	100.0%	$15.66

Total Operating Expenses	$446,270	$603,955	$706,024	$687,946	$704,207	25.0%	$3.91

Net Operating Income	$1,425,525	$1,487,481	$1,774,750	$1,870,630	$2,115,867	75.0%	$11.75
TI/LC	0	520	53,096	7,855	179,813	6.4	1.00
Capital Expenditures	0	0	0	0	37,178	1.3	0.21
Non-Recurring Item	1,200	19,593	20,556	27,572	0	0.0	0.00
Net Cash Flow	$1,424,325	$1,467,368	$1,701,098	$1,835,203	$1,898,875	67.3%	$10.55

NOI DSCR	1.39x	1.45x	1.73x	1.83x	2.07x
NCF DSCR	1.39x	1.43x	1.66x	1.79x	1.86x
NOI DY	8.6%	9.0%	10.7%	11.3%	12.7%
NCF DY	8.6%	8.8%	10.2%	11.1%	11.4%
(1)	2013 cash flows do not include the Shippensburg Shopping Center property, as the respective seller of the Shippensburg Shopping Center property did not provide 2013 cash flow information to the borrowers.

(2)	2014 cash flows represent a partial year (4 months) for the Shippensburg Shopping Center property and 6-months annualized as of June 2014 for the Tri-Rivers Plaza property, as the sellers of the respective Rivercrest Realty Portfolio 2017 properties did not provide complete 2014 cash flow information to the borrowers.

(3)	For the Towne Centre Village Retail Center property, the 2016 financial information represents annualized operations from January 2016 through July 2016 and October 2016 through November 2016. For the Hillcrest Shopping Center property, the 2016 financial information represents annualized operations from January 2016 through September 2016. For the Callaway Commons property, the 2016 financial information represents annualized operations from January 2016 through July 2016. For the Tri-Rivers Plaza property, the 2016 financial information represents annualized operations from January 2016 through September 2016. For the Alta Vista Commons property, the 2016 financial information represents annualized operations from January 2016 through March 2016.

(4)	Total Reimbursables are comprised of real estate taxes reimbursements, insurance reimbursements, CAM reimbursements, parking reimbursements and expense recoveries.

(5)	The underwritten economic vacancy is 9.0%. The Rivercrest Realty Portfolio 2017 Properties were 92.9% physically occupied as of February 1, 2017.

A-3-119

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Class Detail	4
Reconciliation Detail	5
Other Required Information	6
Cash Reconciliation Detail	7
Current Mortgage Loan and Property Stratification Tables	8-10
Mortgage Loan Detail	11
NOI Detail	12
Principal Prepayment Detail	13
Historical Detail	14
Delinquency Loan Detail	15
Specially Serviced Loan Detail	16-17
Advance Summary	18
Modified Loan Detail	19
Historical Liquidated Loan Detail	20
Historical Bond / Collateral Loss Reconciliation	21
Interest Shortfall Reconciliation Detail	22-23
Defeased Loan Detail	24
Supplemental Reporting	25

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer

Wells Fargo Commercial Mortgage Securities, Inc. 301 South College St Charlotte, NC 28288-0166 Contact: ream_investorrelations@wellsfargo.com Phone Number: (704) 374-6161	Wells Fargo Bank, National Association Three Wells Fargo, MAC D1050-084 401 S. Tryon Street, 8th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@wellsfargo.com	C-III Asset Management LLC 5221 N. O'Connor Blvd., Suite 600 Irving, TX 75039 Contact: CMBS SS Group Phone Number: (972) 868-5300	Trimont Real Estate Advisors, LLC 3500 Lenox Road Suite G1 Atlanta, GA 30326 Contact: Trustadvisor@trimontrea.com

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com <http://www.ctslink.com> for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

(2) Class E-1, Class E-2, Class F-1, Class F-2 Class G-1, Class G-2, Class H-1 and Class H-2 all represent the “Regular Interest” of these respective classes. For details on how the balances and payments of these “Regular Interests” are split between their respective certificates and the Exchangable Classes, please refer to page 4.

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance

Exchangeable Class Regular Interest Breakdown
E-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Exchangeable Class Detail
Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EF		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EFG		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

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Frederick, MD 21701-4747		Determination Date:	4/11/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Trimont Real Estate Advisors, LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Trimont Real Estate	0.00
Net Prepayment Interest Excess	0.00		Advisors, LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code					(2) Resolution Strategy Code									(3) Modification Code

-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
-	Mixed Use	SF	-	Single Family

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

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Frederick, MD 21701-4747		Determination Date:	4/11/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	-	30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	-	60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	-	90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent							5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.									6	-	DPO			Foreclosure

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale			to Master Servicer				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO	10	-	Deed In Lieu Of				OF	-	Office	ZZ	-	Missing Information
				Foreclosure				MU	-	Mixed use	SF	-	Single Family
								LO		Lodging

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	7	-	REO	11	-	Full Payoff
2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
4	-	Extension			to Master Servicer	98	-	Other
5	-	Note Sale	10	-	Deed In Lieu Of
6	-	DPO			Foreclosure

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

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Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Wells Fargo Commercial Mortgage Trust 2017-RB1 Commercial Mortgage Pass-Through Certificates Series 2017-RB1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	4/17/17
8480 Stagecoach Circle		Record Date:	3/31/17
Frederick, MD 21701-4747		Determination Date:	4/11/17

Supplemental Reporting

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ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2017 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2017-RB1,

Commercial Mortgage Pass-Through Certificates, Series 2017-RB1

Operating Advisor: Trimont Real Estate Advisors, LLC

Special Servicer: C-III Asset Management LLC

Directing Certificateholder: C-III Investment Management LLC or an affiliate

I.          Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.         Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

1This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.        Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.        Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.	Intentionally Omitted.

2.   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization,

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moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.   Intentionally Omitted.

6.   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.   Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to

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Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a

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jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.   Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

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An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer.

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve

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accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

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20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan

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complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by the Mortgagor in accordance with the Mortgage Loan Documents.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation

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of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage

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Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor

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is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the applicable tables under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related MLPA or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted

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with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would

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materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)  Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)   The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)  A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i)   The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)   Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)   Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation

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or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as disclosed in the Prospectus under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Multi-Property Mortgage Loans and Related Borrower Mortgage Loans”, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-“ (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or

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circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of

D-1-17

trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

D-1-18

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Merrill Lynch Drive (Loan No. 13)	If the Mortgagor decides to sell one or more buildings then occupied by the sole tenant at the Mortgaged Property, such tenant has a right of first offer to purchase the property to be sold. The tenant has agreed that such right of first offer will not apply as a result of any foreclosure or deed-in-lieu of foreclosure on the Mortgage Loan or on the first subsequent transfer following such foreclosure or deed-in-lieu of foreclosure on the Mortgage Loan.
18	IPCC Texas Self Storage Portfolio (Loan No. 6) Rivercrest Realty Portfolio 2017 (Loan No. 15)	The threshold for the Mortgagee having the right to hold and disburse any insurance proceeds is 5% of the allocated loan amount for each Mortgaged Property as of the origination date of the related Mortgage Loan.
18	IPCC Texas Self Storage Portfolio (Loan No. 6)	The related Mortgage Loan documents permit the related Mortgagor to cause the Master Tenant to obtain and maintain the insurance policies required under the related Mortgage Loan documents.
18	1166 Avenue of the Americas (Loan No. 8)

The Mortgaged Property is part of a condominium regime under which the condominium board provides insurance coverage on the common elements of the condominium. The Mortgage Loan documents require that the Mortgagor use commercially reasonable efforts to cause the condominium board to maintain on the common elements (i) the coverage required under the condominium documents and (ii) any additional coverage necessary to meet the requirements set forth in the Mortgage Loan documents or as otherwise approved by the Mortgagee, such approval not to be unreasonably withheld but, in any event, consistent with coverages required by prudent institutional mortgage lenders originating similar mortgage loans (collectively, an “Acceptable Condominium Policy”). In the event an Acceptable Condominium Policy cannot be obtained through the condominium board, the Mortgagor must obtain an Acceptable Condominium Policy either through (1) additional coverage on an excess and contingent basis which will insure any gaps in coverage between the insurance policies obtained by the condominium board and an Acceptable Condominium Policy or (2) primary coverage in the event the condominium board does not provide all or a portion of the coverage required under the Mortgage Loan documents.

The threshold for the Mortgagee having the right to hold and disburse any insurance proceeds is $6,050,000 rather than 5% of the then-outstanding principal amount of the related Mortgage Loan.

18	The Summit Birmingham (Loan No. 11)

The Mortgage Loan documents permit that the “all risk” or “special perils” property insurance coverage provide for no deductible in excess of $100,000.

The Mortgage Loan documents permit insurance coverage through multiple insurance companies provided that: (i) if there is only one insurance company issuing the policies, such insurance company has a rating of “A” or better with S&P, (ii) if

D-2-1

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

there is more than one, but less than five insurance companies collectively issuing the policies, at least 75% of the insured amount will have a rating of “A” or better with S&P and the remaining 25% (or lesser remaining amount) of which will have a rating of “BBB” or better with S&P, or (iii) if there are five or more insurance companies collectively issuing the policies, at least 60% of the insured amount will have a rating of “A” or better with S&P and the remaining 40% (or lesser remaining amount) will have a rating of “BBB” or better with S&P.

The Mortgage Loan documents require that the policies may not be canceled without at least 30 days’ notice to the Mortgagee.

18	Merrill Lynch Drive (Loan No. 13)

The Mortgage Loan documents permit insurance coverage through multi-layered policies provided that (i) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier rated below “BBB” by S&P or (ii) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier rated below “BBB” by S&P.

The threshold for the Mortgagee having the right to hold and disburse any insurance proceeds is 5% of the original principal amount of the Mortgage Loan, rather than 5% of the then-outstanding principal amount of the Mortgage Loan.

18	Rivercrest Realty Portfolio 2017 (Loan No. 15)	The Mortgage Loan documents permit insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (a “Non-Conforming Policy”), provided that, prior to obtaining a Non-Conforming Policy (or permitting such Non-Conforming Policy to be obtained), the Mortgagor must (1) receive the Mortgagee’s prior written consent which cannot be unreasonably delayed or conditioned (including, but not limited to, conditioned upon payment of a fee) and (2) confirmed that the Mortgagee has received a satisfactory rating pursuant to the Mortgage Loan documents with respect to any such Non-Conforming Policy. The insurance policy that is currently in place satisfies the requirements specified in the Mortgage Loan documents and in Annex D-1 to this prospectus.
28	1166 Avenue of the Americas (Loan No. 8)	The Mortgage Loan documents provide for full recourse to the Mortgagor and the guarantor only if the Mortgagor transfers a material portion of the Mortgaged Property.
28	The Summit Birmingham (Loan No. 11)	The Mortgagor and the guarantors will not have liability under the full recourse carve-outs for prohibited transfers and violations of the single purpose entity covenants (to the extent that any such violation is the basis for the substantive consolidation of the assets and liabilities of the loan parties) or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the loan parties’ lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of

D-2-2

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the loan parties or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the loan parties’ debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the loan parties, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the loan parties through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.
28	Merrill Lynch Drive (Loan No. 13)	The Mortgage Loan documents provide for full recourse to the Mortgagor and the guarantor for defaults of the transfer provisions under the Mortgage Loan documents other than any default relating solely to a failure to deliver any required notice to the Mortgagee (which violation is not cured after any applicable notice and cure periods under the Mortgage Loan documents).
28	Hampton Inn Munster (Loan No. 25)

The Mortgagor and guarantor are personally liable to the Mortgagee for any losses incurred by the Mortgagee in connection with any intentional, material physical act of waste or arson by the Mortgagor or the guarantor, but only to the extent there was sufficient revenue from the Mortgaged Property to prevent such waste.

The Mortgagor and the guarantor are personally liable to the Mortgagee for any losses incurred by the Mortgagee in connection with any material breaches of the environmental covenants in the Mortgage Loan documents.

The Mortgagor and the guarantor will not have liability under the full recourse carve-outs and loss recourse carve-outs set forth in the Mortgage Loan documents if the violation is attributable solely to a lack of adequate cash flow from the Mortgaged Property.

32	123 William Street (Loan No. 1)	The transfer (but not the pledge), in one or a series of transactions, of stock, partnership interests or membership interests (as the case may be) of the direct equity interests in the Mortgagor is permitted; provided, however, after any such transfer the Mortgagor is directly or indirectly (x) at least forty percent (40%) owned, and (y) controlled by New York City Operating Partnership, L.P. (“NYCOP”). In addition, the transfer (but not the pledge) of the direct or indirect partnership interests of NYCOP is permitted, provided, however, after any such transfer, the Mortgagor is directly or indirectly (x) at least forty percent (40%) owned, and (y) controlled by American Realty Capital New York City REIT, Inc. or one or more qualified equityholders set forth in the Mortgage Loan documents.
33	The Summit Birmingham (Loan No. 11)

The Mortgagor previously owned two other properties identified in the related Mortgage Loan documents (collectively, the “Transferred Property”) and had other indebtedness, some secured by the Transferred Property and some previously secured by the Mortgaged Property (collectively, the “Other Indebtedness”). To mitigate the risk of using a recycled entity, the Mortgagor represented in the related Mortgage Loan agreement that it no longer has any interest in the Transferred Property, it has paid off the Other Indebtedness and it does not

D-2-3

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

have any other obligations or other liabilities of any kind relating to, in connection with or arising out of its prior ownership of the Transferred Property. The loan is full recourse to the Mortgagor and the guarantors for violations of the single purpose entity covenants (to the extent that any such violation is the basis for the substantive consolidation of the assets and liabilities of the loan parties) except where the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the loan parties’ lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the loan parties or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the loan parties’ debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the loan parties, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the loan parties through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

33	Center Ithaca (Loan No. 22)	The Mortgagor is a recycled single purpose entity that previously owned other real property that was transferred to an entity affiliated with the related sponsor.

D-2-4

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
2	The Davenport (Loan No. 2)	The Mortgaged Property is security for two pari passu senior loans aggregating $105,000,000. The senior loan to borrower is secured on a pari passu basis by various notes: Note A-1 in the amount of $55,000,000, and Note A-2 in the amount of $50,000,000. Wells Fargo is contributing Note A-1 to the WFCM 2017-RB1 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2017-RB1 Trust. Note A-2 is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
8	Fairfield Inn & Suites - Bend, OR (Loan No. 28)	Franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 20 full service hotels or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.
18	The Davenport (Loan No. 2)	The loan documents permit required insurance to be provided by a syndicate, subject to certain conditions, including: (A) 60% (if five or more) or 75% (if four or fewer) of aggregate policy limits must be provided by carriers with minimum S & P financial strength rating of “A”, and (B) each carrier in syndicate must have minimum S & P financial strength rating of “BBB”.
18	The Promenade Shopping Centre (Loan No. 30)	Brusters (non-Top 5 tenant) is leased fee where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
28	The Davenport (Loan No. 2)	SPE Borrower-only on non-recourse carve-outs. Borrower Davenport Owner (DE) LLC has stated net worth of $97.5 million as of February 28, 2017 (based on appraised value of $202.5 million and total debt of $105.0 million). The Phase I Environmental Site Assessment of the mortgaged property, dated January 18, 2017, identified no recognized environmental conditions. The loan documents include hard/ springing-type cash management that obliges tenants to deposit rents directly into a lender-controlled deposit account established at closing.
43	South Houston Self Storage (Loan No. 36)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,344,959 group lender environmental collateral protection and liability-type environmental insurance

D-2-5

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

policy with $2,344,959 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing.  Zurich North America has an S & P rating of “AA-”.

D-2-6

UBS, AG New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	KOMO Plaza (Loan No. 4)	Tenant doing business as “Sinclair Broadcast Group” has a right of first refusal or first offer set forth in its lease. Such right may have terminated by its terms in connection with the tenant’s not exercising such right with respect to the acquisition of the Mortgaged Property by the Mortgagor. However, in the event such right has not terminated, the tenant has agreed in a subordination non-disturbance and attornment agreement that any right of first refusal, right of first offer or purchase option that the tenant may have with respect to the Mortgaged Property or any portion thereof will not apply in the event of foreclosure, deed or assignment in lieu of foreclosure or any other right asserted under or in respect of the Mortgage by the holder thereof (or its affiliate or nominee) or in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the Mortgage (or its affiliate or nominee) following obtaining the Mortgaged Property by foreclosure or deed or assignment in lieu thereof.
7	Anaheim Marriott Suites (Loan No. 10)	The related franchisor has a right of first refusal to purchase the Mortgaged Property with respect to any transfers of the Mortgaged Property to a competitor. Pursuant to the franchise agreement, such right of first refusal is subordinate to the lien of the Mortgage. The related title company has also issued a policy insuring the subordination of such right of first refusal. Moreover, the Mortgage Loan documents prohibit the transfer of the Mortgaged Property without the consent of the lender.
8	KOMO Plaza (Loan No. 4) Anaheim Marriott Suites (Loan No. 10)	See exceptions to Representations & Warranties #7 above.
14	Quail Lakes Shopping Center (Loan No. 18)	The City of Stockton is considering widening a road adjacent to the Mortgaged Property, as set forth in the City of Stockton “congestion management plan” and as noted in the City of Stockton 2016-2021 Capital Improvement Plan. Doing so would require the taking of (among other things) a portion of the related Mortgaged Property, but the boundaries of the potential taking have not yet been identified, and the City of Stockton has not identified the source of funding for the contemplated project. Based on the zoning consultant’s report obtained in connection with the origination of this Mortgage Loan, there is parking in excess of current applicable legal requirements. Based on the survey of the Mortgaged Property, there is access to the Mortgaged Property from a public road other than those that might be temporarily unavailable during any construction to effect the potential road widening.
18	KOMO Plaza (Loan No. 4)

The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage are required to be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required coverage are required to be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” by S&P. Notwithstanding the foregoing, the Mortgagor may continue to use Hamilton Re, Ltd. and The Hartford Steam Boiler Inspection

D-2-7

UBS, AG New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

and Insurance Company in their respective positions and participation amounts, provided that (i) Hamilton Re, Ltd. maintains a rating of “A-XII” or better with A.M. Best and (ii) The Hartford Steam Boiler Inspection and Insurance Company maintains a rating of at least “A++X” or better with A.M. Best.

18	Art Van Portfolio (Loan No. 14)

If each Mortgaged Property is subject to a lease with Art Van Furniture, Inc. that is in full force and effect with no defaults and if Art Van Furniture, Inc. is maintaining insurance pursuant to its lease, the insurance requirements under the loan documents will be deemed satisfied. In addition, the Mortgaged Property deductible may be up to $75,000, the general liability deductible may be up to $250,000 and the general liability limits may be no less than $750,000 per occurrence.

The related master lease (which controls insurance and restoration in the event of a conflict with the loan documents) provides that insurance proceeds/awards only have to be held by the landlord (or the lender) if the net award is in excess of $1,000,000.

18	StoreSmart Conway (Loan No. 31)	The related borrower controls the insurance proceeds if their value is less than $250,000 and the cost and the expense to complete the restoration is less than $250,000, which amount may be greater than 5% of the then-outstanding principal amount of the related Mortgage Loan.
28	KOMO Plaza (Loan No. 4)	Full recourse for transfers of the Mortgaged Property in violation of the Mortgage Loan documents are limited to the transfer (or entering into any agreement to transfer) of fee title to the Mortgaged Property or any portion thereof.
28	KOMO Plaza (Loan No. 4)	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will not apply to the introduction and initial release of hazardous substances on the Mortgaged Property from and after the date that the lender acquires title and assumes control of the Mortgaged Property through power of sale, foreclosure or deed in lieu of foreclosure. The indemnitor bears the burden of proof that the introduction and initial release of such hazardous substances (i) occurred subsequent to the transfer date, (ii) did not occur as a result of any act or omission of the indemnitor or its affiliates in, or under or near the Mortgaged Property and (iii) did not occur as a result of a breach of environmental laws which occurred prior to the transfer.
28	KOMO Plaza (Loan No. 4) Connecticut Financial Center (Loan No. 12)	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will terminate and be of no further force and effect after the date that is two or three years, as applicable, after payment in full of the related Mortgage Loan, provided that such indemnitor is required to deliver to the indemnified parties, following the full repayment of the obligations, a Phase I environmental assessment, which does not indicate any environmental conditions relating to hazardous substances on the Mortgaged Property.
33	Quail Lakes Shopping Center (Loan No. 18)	The related borrower previously owned an adjacent parcel to the Mortgaged Property. A Phase I environmental site assessment that did not disclose the existence of any recognized environmental conditions was obtained at origination of the Mortgage Loan.

D-2-8

UBS, AG New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
36	Connecticut Financial Center (Loan No. 12)

(L) The Ground Lease expressly provides that, in the event the Ground Lease is rejected in bankruptcy, the leasehold Mortgagee may request a new lease within 90 days after it receives notice of said rejection. The Ground Lease does not provide for a new Ground Lease in other scenarios as the Ground Lease is effectively not terminable.

Once a ground landlord has notice of the existence of a leasehold Mortgagee, the ground landlord’s right to terminate the Ground Lease is expressly limited to certain instances described under the Ground Lease. The Ground Lease provides for two termination scenarios: (i) termination upon a tenant default prior to the date which a temporary certificate of occupancy was issued, which right has since expired, and (ii) termination upon a taking of all or substantially all of the leasehold improvements. If a taking results in termination, proceeds are payable to the lender and controlled by the Mortgage Loan documents. A termination may not occur otherwise. Instead, the landlord is permitted to exercise self-help remedies.

D-2-9

Société Générale
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	ExchangeRight Net Leased Portfolio 15 (Loan No. 7) – Walgreens – Independence, MO, Walgreens – Arlington, TX and Family Dollar – Baton Rouge, LA	The sole tenant at each of the Mortgaged Properties has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to an unaffiliated third party. Each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure, deed-in-lieu of foreclosure or other enforcement action under the Mortgage Loan documents.
7	The Milliken Building (Loan No. 35)	The sole tenant, Milliken & Company, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
8	ExchangeRight Net Leased Portfolio 15 (Loan No. 7) – Walgreens – Independence, MO, Walgreens – Arlington, TX and Family Dollar – Baton Rouge, LA	See exception to Representation and Warranty #7, above.
8	The Milliken Building (Loan No. 35)	See exception to Representation and Warranty #7, above.
42	ExchangeRight Net Leased Portfolio 15 (Loan No. 7) Crystal Lake Apartments (Loan No. 19)	The Mortgagors are affiliated entities.

D-2-10

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
April 2017	$24,840,000.00
May 2017	$24,840,000.00
June 2017	$24,840,000.00
July 2017	$24,840,000.00
August 2017	$24,840,000.00
September 2017	$24,840,000.00
October 2017	$24,840,000.00
November 2017	$24,840,000.00
December 2017	$24,840,000.00
January 2018	$24,840,000.00
February 2018	$24,840,000.00
March 2018	$24,840,000.00
April 2018	$24,840,000.00
May 2018	$24,840,000.00
June 2018	$24,840,000.00
July 2018	$24,840,000.00
August 2018	$24,840,000.00
September 2018	$24,840,000.00
October 2018	$24,840,000.00
November 2018	$24,840,000.00
December 2018	$24,840,000.00
January 2019	$24,840,000.00
February 2019	$24,840,000.00
March 2019	$24,840,000.00
April 2019	$24,840,000.00
May 2019	$24,840,000.00
June 2019	$24,840,000.00
July 2019	$24,840,000.00
August 2019	$24,840,000.00
September 2019	$24,840,000.00
October 2019	$24,840,000.00
November 2019	$24,840,000.00
December 2019	$24,840,000.00
January 2020	$24,840,000.00
February 2020	$24,840,000.00
March 2020	$24,840,000.00
April 2020	$24,840,000.00
May 2020	$24,840,000.00
June 2020	$24,840,000.00
July 2020	$24,840,000.00
August 2020	$24,840,000.00
September 2020	$24,840,000.00
October 2020	$24,840,000.00
November 2020	$24,840,000.00
December 2020	$24,840,000.00
January 2021	$24,840,000.00
February 2021	$24,840,000.00
March 2021	$24,840,000.00
April 2021	$24,840,000.00
May 2021	$24,840,000.00
June 2021	$24,840,000.00
July 2021	$24,840,000.00
August 2021	$24,840,000.00
September 2021	$24,840,000.00
October 2021	$24,840,000.00
November 2021	$24,840,000.00
December 2021	$24,840,000.00
January 2022	$24,840,000.00
February 2022	$24,839,115.53
March 2022	$24,452,554.30
April 2022	$24,079,333.01
May 2022	$23,666,057.59

Distribution Date	Class A-SB Planned Principal Balance ($)
June 2022	$23,289,468.50
July 2022	$22,872,919.91
August 2022	$22,492,934.49
September 2022	$22,111,322.38
October 2022	$21,689,891.93
November 2022	$21,304,840.94
December 2022	$20,880,068.24
January 2023	$20,491,549.23
February 2023	$20,101,366.88
March 2023	$19,595,792.93
April 2023	$19,201,772.39
May 2023	$18,768,282.17
June 2023	$18,370,717.60
July 2023	$17,933,782.94
August 2023	$17,532,644.30
September 2023	$17,129,788.10
October 2023	$16,687,710.51
November 2023	$16,281,235.41
December 2023	$15,835,640.61
January 2024	$15,425,515.96
February 2024	$15,013,316.46
March 2024	$14,536,504.57
April 2024	$14,130,495.91
May 2024	$13,686,448.20
June 2024	$13,276,799.84
July 2024	$12,829,214.71
August 2024	$12,415,895.83
September 2024	$12,000,807.62
October 2024	$11,547,935.49
November 2024	$11,129,130.67
December 2024	$10,672,646.37
January 2025	$10,250,093.45
February 2025	$9,825,731.53
March 2025	$9,292,433.18
April 2025	$8,863,968.39
May 2025	$8,398,095.55
June 2025	$7,965,800.80
July 2025	$7,496,205.63
August 2025	$7,060,048.46
September 2025	$6,622,023.84
October 2025	$6,146,859.80
November 2025	$5,704,924.22
December 2025	$5,225,959.12
January 2026	$4,780,079.43
February 2026	$4,332,290.51
March 2026	$3,777,741.35
April 2026	$3,325,657.55
May 2026	$2,836,829.39
June 2026	$2,380,715.49
July 2026	$1,887,970.46
August 2026	$1,427,792.29
September 2026	$965,643.42
October 2026	$467,033.01
November 2026	$768.74
December 2026 and thereafter	$0.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	15
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	23
Risk Factors	61
Description of the Mortgage Pool	153
Transaction Parties	285
Credit Risk Retention	332
Description of the Certificates	335
Description of the Mortgage Loan Purchase Agreements	378
Pooling and Servicing Agreement	388
Certain Legal Aspects of Mortgage Loans	507
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	526
Pending Legal Proceedings Involving Transaction Parties	528
Use of Proceeds	528
Yield and Maturity Considerations	528
Material Federal Income Tax Considerations	541
Certain State and Local Tax Considerations	556
Method of Distribution (Underwriter)	556
Incorporation of Certain Information by Reference	559
Where You Can Find More Information	559
Financial Information	560
Certain ERISA Considerations	560
Legal Investment	565
Legal Matters	566
Ratings	566
Index of Defined Terms	569

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$531,482,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.

Depositor

Wells Fargo
Commercial Mortgage
Trust 2017-RB1
Issuing Entity

Commercial Mortgage
Pass Through Certificates,
Series 2017-RB1

Class A-1	$10,516,000
Class A-2	$19,868,000
Class A-3	$5,556,000
Class A-4	$160,000,000
Class A-5	$203,194,000
Class A-SB	$24,840,000
Class A-S	$37,855,000
Class X-A	$423,974,000
Class X-B	$107,508,000
Class B	$42,397,000
Class C	$27,256,000

PROSPECTUS

Wells Fargo Securities
Co Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

UBS Securities LLC

Co-Lead Manager and Joint Bookrunner

Société Générale

Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

March     , 2017